UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

MOBILE MINI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
June 4, 2008

Dear Stockholders:

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

We cordially invite you to attend a special meeting of stockholders of Mobile Mini, Inc. to be held at the Hilton Airport Hotel, 2435 South 47th Street, Phoenix, Arizona 85034, on June 26, 2008. The meeting will begin at 9:00 a.m. local time.

On February 22, 2008, we and Cactus Merger Sub, Inc., a wholly owned subsidiary of Mobile Mini, Inc., entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with MSG WC Holdings Corp., which we refer to as Mobile Storage Group, the indirect parent of Mobile Storage Group, Inc. and Mobile Services Group, Inc., and Welsh, Carson, Anderson & Stowe X, L.P., as representative of the stockholders of MSG WC Holdings Corp., whereby Cactus Merger Sub will merge with and into MSG WC Holdings Corp. in a transaction valued at approximately $701.5 million. Pursuant to the merger, we will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for $12.5 million in cash and 8,555,556 shares of newly issued Mobile Mini convertible redeemable participating preferred stock, which we refer to as the preferred stock, with a liquidation preference of $154.0 million, subject to certain closing and post-closing adjustments. In no event shall Mobile Mini be obligated to issue to the stockholders of Mobile Storage Group more than 8,555,556 shares of preferred stock. The preferred stock will be initially convertible into 8,555,556 shares of our common stock, representing a fully diluted ownership in Mobile Mini of approximately 20.0%, as of March 31, 2008.

At the special meeting, we will ask you to:

(1) approve and adopt the Merger Agreement and the merger;

(2) approve an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock, par value $0.01 per share, from 5,000,000 shares to 20,000,000 shares;

(3) approve an amendment to our certificate of incorporation to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock;

(4) approve the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock in connection with the merger;

(5) approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals; and

(6) approve an amendment to our certificate of incorporation to provide that the authorized preferred stock may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time.

This proxy statement provides information about the merger and Mobile Storage Group that holders of Mobile Mini common stock should know when they vote. We urge you to read this entire proxy statement carefully.

The Board of Directors of Mobile Mini unanimously recommends that holders of common stock vote “for” each of the Proposals. While each of the Proposals is being voted upon separately, each of Proposals 1, 2, 3, 4 and 5 relate to the merger and related matters and each of Proposals 1, 2, 3 and 4 must be approved in order for any of them to be implemented and the merger to be consummated.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the special meeting. Please take the time to submit your proxy by following the instructions presented in this proxy statement.

I strongly support this combination of our companies and join with our Board of Directors in recommending that you vote in favor of each of the Proposals described in this proxy statement.

Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 4, 2008, and is first being mailed to stockholders of Mobile Mini on or about June 5, 2008.

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Mobile Mini, Inc. will be held on June 26, 2008 at 9:00 a.m., local time, at the Hilton Airport Hotel, 2435 South 47th Street, Phoenix, Arizona 85034 for the following matters:

1. To approve and adopt the Merger Agreement by and among Mobile Mini, Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, MSG WC Holdings Corp., the indirect parent of Mobile Storage Group, Inc. and Mobile Services Group, Inc., and Welsh, Carson, Anderson & Stowe X, L.P., as representative of the stockholders of MSG WC Holdings Corp., pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. and immediately thereafter, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini;

2. To approve an amendment to Mobile Mini’s certificate of incorporation to increase the number of authorized shares of preferred stock, par value $0.01 per share, from 5,000,000 shares to 20,000,000 shares;

3. To approve an amendment to Mobile Mini’s certificate of incorporation to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock;

4. To approve the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock in connection with the merger;

5. To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals;

6. To approve an amendment to Mobile Mini’s certificate of incorporation to provide that the authorized preferred stock may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time; and

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors of Mobile Mini unanimously recommends that you vote FOR all of the Proposals described above.

Only stockholders of record at the close of business on May 19, 2008 are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the special meeting. Please take the time to submit your proxy by following the instructions presented in this proxy statement.

By Order of the Board of Directors

Steven G. Bunger,
President, Chief Executive Officer and
Chairman of the Board

June 4, 2008

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information contained in the proxy statement and may not contain all of the information that is important to you. You are urged to read the entire proxy statement, along with the annexes and exhibits attached thereto, carefully.

•	Merger and Merger Agreement — On February 22, 2008, we entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, MSG WC Holdings Corp., the indirect parent of Mobile Storage Group, Inc. and Mobile Services Group, Inc., and Welsh, Carson, Anderson & Stowe X, L.P., or WCAS, as representative of the stockholders of MSG WC Holdings Corp., pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. Immediately after the merger, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini.

In connection with Mobile Mini’s acquisition of all of the outstanding shares of capital stock of Mobile Storage Group, pursuant to the Merger Agreement, Mobile Mini will:

•	assume approximately $535.0 million of the Mobile Storage Group’s outstanding indebtedness;

•	pay $12.5 million in cash; and

•	issue 8,555,556 shares of Mobile Mini preferred stock with a liquidation preference of $154.0 million, subject to certain closing and post-closing adjustments.

In no event shall Mobile Mini be obligated to issue to the stockholders of Mobile Storage Group more than 8,555,556 shares of preferred stock.

The preferred stock:

•	will be initially convertible into 8,555,556 shares of Mobile Mini’s common stock, representing a conversion price of $18.00 per Mobile Mini share; and

•	will represent a fully diluted ownership in Mobile Mini of approximately 20.0%, as of March 31, 2008. See “The Agreement and Plan of Merger” on page 40.

•	Stockholder Vote — You, as a holder of Mobile Mini common stock, are being asked to consider and vote upon certain proposals in order to approve the completion of the merger. You are being asked to vote on a total of six proposals, not all of which are a condition to the completion of the merger. A “FOR” vote on these proposals will approve the merger agreement and the merger, approve certain amendments to Mobile Mini’s certificate of incorporation which would increase the number of authorized shares of Mobile Mini preferred stock, approve the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock, approve the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock, approve adjournments and postponements of the special meeting in order to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the proposals and approve an amendment to Mobile Mini’s certificate of incorporation which would authorize the issuance of classes or series of authorized preferred stock with voting powers, rights and limitations as shall be fixed by the Board of Directors from time to time. For a description of the proposals and the votes necessary for the proposals to be approved see “Information about the Special Meeting and Voting” on page 19.

•	Effect of the Merger on Mobile Mini Stockholders — Because Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, is merging with and into MSG WC Holdings Corp., the shares of Mobile Mini common stock held by Mobile Mini stockholders will not be changed by the merger and Mobile Mini stockholders will continue to hold their existing shares following completion of the merger. However, upon completion of the merger, current holders of Mobile Mini common stock will experience some dilution of their equity and voting power. After completion of the merger, WCAS and its affiliated entities will own approximately 20.0% of Mobile Mini’s outstanding common stock, on a fully diluted basis as of March 31, 2008. The preferred stock being issued to WCAS will have full voting rights. See “The Agreement and Plan of Merger” on page 40.

i

•	Reasons for Merger — In evaluating the merger, Mobile Mini’s Board of Directors consulted with senior management, legal and financial advisers and considered several material factors to reach its decision to approve and adopt the Merger Agreement. The merger will establish the combined company as a leading provider of portable storage solutions and will improve the combined company’s ability to service an expanded customer base. Further, the merger has been structured to maintain a strong balance sheet with sufficient liquidity and potential for improved revenue growth and to generate cost synergies as a result of the significant overlap in corporate functions and branch infrastructure. See “The Merger — Reasons for Merger; Recommendations of the Board of Directors of Mobile Mini” on page 30.

•	Mobile Storage Group — Mobile Storage Group is a leading international provider of portable storage products with a lease fleet of approximately 117,000 units and 89 branch locations throughout the U.S. and U.K. It focuses on leasing portable storage containers, storage trailers and mobile offices, and, to complement its core leasing business, also sells portable storage products. For the twelve months ended December 31, 2007, Mobile Storage Group generated revenues of approximately $233.1 million and had income from continuing operations of approximately $3.8 million. MSG WC Holdings Corp. owns 100% of the capital stock of MSG WC Intermediary Co., which owns 100% of the capital stock of Mobile Services Group, Inc., which owns 100% of the capital stock of Mobile Storage Group, Inc. See “Information About Mobile Storage Group” on page 98.

•	Conditions to Completion of Merger — Completion of the merger is subject to the approval of the merger by the holders of a majority of outstanding shares of Mobile Mini common stock, as well as other conditions, including the accuracy of certain representations and warranties made by each party to the Merger Agreement, the expiration or termination of any applicable governmental and regulatory waiting periods, no occurrence of facts or circumstances constituting a material adverse effect to the parties to the Merger since the date of the Merger Agreement and Mobile Mini’s receipt of amounts set forth in the commitment letter upon the terms and conditions of the commitment letter or any alternative financing in accordance with the Merger Agreement, among others. See “The Agreement and Plan of Merger — Conditions to the Merger” on page 50.

•	Risk Factors — In deciding how to vote your shares of common stock on the matters described in this proxy statement, you should carefully consider the risks related to the merger. These risks include, among other things, risks related to the uncertainty that Mobile Mini will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with the Mobile Storage Group business. In addition, because Mobile Mini will take on substantial additional indebtedness to finance the merger, this could limit Mobile Mini’s financial and operating flexibility and ability to react to changes in the industry and economic conditions and could divert financial resources away from the expansion and improvement of its business. For a discussion of these risks and other risks, see the “Risk Factors” extracted from Part I, Item 1A of Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008, which is included in Annex C and which such discussion is incorporated herein by reference. See “Where You Can Find More Information” on page 111.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What are the Merger Agreement and the merger?

A.	On February 22, 2008 we entered into the Merger Agreement, with Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, MSG WC Holdings Corp., the indirect parent of Mobile Storage Group, Inc. and Mobile Services Group, Inc. and WCAS, as representative of the stockholders of MSG WC Holdings Corp., pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. Immediately after the merger, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini.

Q:	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you have been identified as a holder of Mobile Mini common stock. This proxy statement is being used to solicit proxies on behalf of the Board of Directors of Mobile Mini for the special meeting. This proxy statement contains important information about the merger and related transactions and the special meeting, and you should read it carefully.

Q:	What am I being asked to vote upon?

A.	You are being asked to consider and vote upon the following Proposals:

Proposal 1 — To approve the Merger Agreement and the merger;

Proposal 2 — To approve an amendment to Mobile Mini’s certificate of incorporation to increase the number of authorized shares of preferred stock, par value $0.01 per share, from 5,000,000 shares to 20,000,000 shares;

Proposal 3 — To approve an amendment to Mobile Mini’s certificate of incorporation to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock;

Proposal 4 — To approve the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock;

Proposal 5 — To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals; and

Proposal 6 — To approve an amendment to Mobile Mini’s certificate of incorporation to provide that the authorized preferred stock may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time.

Q:	What is required to complete the merger?

A.	To complete the merger, Mobile Mini stockholders must approve Proposals 1, 2, 3 and 4. Approval of Proposals 5 and 6 is not a condition to the completion of the merger.

In addition to obtaining stockholder approval, Mobile Mini and Mobile Storage Group must satisfy or waive all other closing conditions set forth in the Merger Agreement. For a more complete discussion of the conditions to the closing, see the section entitled “The Merger Agreement — Conditions to the Merger” on page 50.

Q:	Why do I need to approve the issuance of the preferred stock?

A.	The shares of preferred stock to be issued in connection with the merger are initially convertible into 8,555,556 shares of Mobile Mini common stock, representing approximately 24.7%, at December 31, 2007, of our common stock currently outstanding. The issuance of the preferred stock in connection with the merger requires the approval of holders of Mobile Mini under NASDAQ Stock Market rules because the number of shares of common stock into which the preferred stock is convertible is in excess of 20% of the number of shares of common stock currently outstanding.

Q:	What happens to existing shares of Mobile Mini common stock in the merger?

A.	Because Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, is merging with and into MSG WC Holdings Corp., the shares of Mobile Mini common stock held by Mobile Mini stockholders will not be changed by the merger and Mobile Mini stockholders will continue to hold their existing shares following completion of the merger.

Q:	What will the Mobile Storage Group stockholders be entitled to receive pursuant to the merger?

A.	Mobile Storage Group stockholders will be entitled to receive $12.5 million in cash and 8,555,556 shares of newly issued Mobile Mini preferred stock with a liquidation preference of $154.0 million, subject to certain closing and post-closing adjustments.

Q:	Upon completion of the merger, will WCAS have the ability to exert influence over Mobile Mini?

A.	After completion of the merger, WCAS and its affiliated entities will own 20.0% of Mobile Mini’s outstanding common stock, on a fully diluted basis, as of March 31, 2008, and will have the right to appoint two directors to the Board of Directors of Mobile Mini, subject to WCAS and its affiliated entities ownership of at least 2,000,000 shares of preferred stock (or common stock issued upon conversion of the preferred stock) of Mobile Mini. As a result of the merger, WCAS would have the ability to exert some influence over Mobile Mini’s management policies and affairs, even though it would not control the outcome of any matter submitted to Mobile Mini’s stockholders.

Q:	Upon completion of the merger, will current holders of Mobile Mini’s common stock be subject to a dilution of their equity and of their voting power?

A.	Current holders of Mobile Mini common stock could experience some dilution of their equity and voting power. After completion of the merger, WCAS and its affiliated entities will own 20.0% of Mobile Mini’s outstanding common stock, on a fully diluted basis, as of March 31, 2008. The preferred stock being issued to WCAS will have full voting rights.

Q:	Will the rights of the common stock be subordinated to the rights of the preferred stock being issued to WCAS?

A.	The certificate of designation for Mobile Mini’s preferred stock being issued to WCAS and its affiliated entities provides that the preferred stock will rank senior to the common stock only with respect to a distribution upon the occurrence of the bankruptcy, liquidity, dissolution or winding up of Mobile Mini. In addition, if Mobile Mini enters into a binding agreement in respect of a sale of Mobile Mini or at any time after the tenth anniversary of the closing date, the holders of a majority of the then outstanding shares of the preferred stock being issued to WCAS have the right to require Mobile Mini to redeem all of the shares of such preferred stock then outstanding. For more information, see “Proposals to Be Considered and Voted upon by Holders of Mobile Mini Common Stock at the Special Meeting — Proposal Three — Summary of the terms of the Series A Convertible Redeemable Participating Preferred Stock” on page 22.

Q:	Why does Mobile Mini need to amend its certificate of incorporation to increase the number of authorized shares?

A.	The amendment to Mobile Mini’s certificate of incorporation authorizing additional shares of preferred stock is a condition in the Merger Agreement to the closing of the merger and is necessary for Mobile Mini to have enough authorized shares of preferred stock to issue the Series A Convertible Redeemable Participating Preferred Stock as part of the consideration for the merger.

Mobile Mini’s certificate of incorporation currently does not authorize a sufficient number of shares of preferred stock to issue shares of preferred stock as merger consideration. Mobile Mini is currently authorized to issue 95 million shares of common stock and 5 million shares of preferred stock. As of the date of this proxy statement, no shares of Mobile Mini preferred stock were issued and outstanding. Mobile Mini must issue 8,555,556 shares of the Series A Convertible Redeemable Participating Preferred Stock in the merger. Authorizing additional shares of preferred stock is required to enable Mobile Mini to have sufficient shares of preferred stock authorized for issuance in the merger.

Q:	When do you expect the merger to be completed?

A.	We anticipate that the closing of the merger will occur promptly after the date of the special meeting if the requisite stockholder approvals are received, assuming the other conditions to closing of the merger are satisfied or waived. For more information, see “The Agreement and Plan of Merger — Conditions to the Merger” on page 50.

Q:	Am I entitled to appraisal rights?

A.	Holders of Mobile Mini common stock are not entitled to appraisal rights in connection with the merger under the General Corporation Law of the State of Delaware or Mobile Mini’s certificate of incorporation.

Q:	Who may vote at the special meeting?

A.	Holders of record of common stock at the close of business on May 19, 2008, which we refer to as the record date, are entitled to notice of and to vote at the special meeting. At the record date, 34,646,848 shares of common stock of Mobile Mini were issued and outstanding. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

Q:	How many votes do Mobile Mini stockholders have?

A.	Each holder of record of Mobile Mini common stock as of the close of business on the record date will be entitled to one vote, in person or by proxy, for each share of Mobile Mini common stock held in his, her or its name on the books of Mobile Mini on that date.

As of the record date, directors and executive officers of Mobile Mini and their affiliates as a group beneficially owned and were entitled to vote approximately 1,098,106 shares of Mobile Mini common stock, representing approximately 3.2% of the votes entitled to be cast at the special meeting. All of the directors and executive officers of Mobile Mini who are entitled to vote at the special meeting have indicated that they intend to vote their shares of Mobile Mini common stock in favor each of the Proposals, although such persons have not entered into agreements obligating them to do so.

Q:	What stockholder approvals are required for Mobile Mini?

A.	Proposals 4 and 5 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the special meeting.

Proposals 1, 2, 3 and 6 require the affirmative vote of holders of at least a majority of our outstanding common stock.

Q:	Why did I receive more than one proxy card?

A.	You will receive multiple proxy cards if you hold your shares in multiple accounts or in different ways (e.g., custodial accounts, trusts, joint tenancy). If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will need to return your proxy card or cards to your broker.

Q:	What constitutes a quorum?

A.	In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast at the special meeting, present in person or represented by proxy, constitute a quorum under Mobile Mini’s bylaws. Mobile Mini will treat shares of Mobile Mini’s common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Mobile Mini special meeting for the purposes of determining the existence of a quorum.

Q:	How are votes counted?

A.	For all Proposals, you may vote “for,” “against” or “abstain.” If you “abstain,” it has the same effect as a vote “against” Proposals 1, 2, 3 and 6. Abstentions will have no effect on Proposals 4 and 5 but will reduce the number of votes required to approve this Proposal. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors of Mobile Mini or, if no recommendation is given, in their own discretion.

Q:	What are the Board’s recommendations on how I should vote my shares?

A.	The Board of Directors of Mobile Mini recommends that you vote your shares “FOR” each of the Proposals.

While each of the Proposals is being voted upon separately, each of Proposals 1, 2, 3, 4 and 5 relate to the merger and related matters and each of Proposals 1, 2, 3 and 4 must be approved in order for any of them to be implemented and the merger to be consummated.

Q:	When and where is the special meeting?

A.	A special meeting of stockholders will be held on June 26, 2008 at 9:00 a.m. local time at the Hilton Airport Hotel, 2435 South 47th Street, Phoenix, Arizona 85034.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A.	These terms describe how shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

Q:	What do I need to do now and how do I vote?

A.	We encourage you to read this proxy statement carefully, including its annexes, and then vote your proxy for the relevant Proposals.

If you are a “shareholder of record,” you have several choices. You can vote your proxy:

• by mailing the enclosed proxy card using the enclosed envelope;

• over the telephone; or

• via the Internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares. Please follow those instructions carefully

Q:	Can I vote my shares in person at the special meeting?

A.	If you are a “shareholder of record,” you may vote your shares in person at the special meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A.	Yes. You may revoke your proxy by doing one of the following:

• by sending a written notice of revocation to the Secretary of Mobile Mini that is received by Mobile Mini prior to the special meeting, stating that you revoke your proxy;

• by signing a later-dated proxy card and submitting it so that it is received prior to the special meeting in accordance with the instructions included in the proxy card(s); or

• by attending the special meeting and voting your shares in person.

Q:	Are there risks associated with the merger that stockholders of Mobile Mini should be aware of?

A.	In deciding how to vote your shares of common stock on the matters described in this proxy statement, you should carefully consider the risks related to the merger. These risks include, among other things, risks related to the uncertainty that Mobile Mini will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with the Mobile Storage Group business. In addition, because Mobile Mini will take on substantial additional indebtedness to finance the merger, this could limit Mobile Mini’s financial and operating flexibility and ability to react to changes in the industry and economic conditions and could divert financial resources away from the expansion and improvement of its business. For a discussion of these risks and other risks, see the “Risk Factors” extracted from Part I, Item 1A of Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2007, which is included as Annex C which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Q:	Who is paying for this proxy solicitation?

A.	Mobile Mini pays the costs of soliciting proxies. We have retained Morrow & Co., LLC to assist in the solicitation of proxies. We will pay Morrow & Co., LLC $7,500 plus out-of-pocket expenses for its assistance. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?

A.	In addition to mailing these proxy materials, certain directors, officers or employees of Mobile Mini may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Q:	Who can help answer my questions?

A.	If you would like to receive additional copies of this proxy statement, without charge, or if you have questions about the special meeting, including the procedures for voting your shares, you should contact our proxy solicitor Morrow & Co., LLC at:

(800) 607-0088 (U.S. and Canada)
(203) 658-9400 (International)

You may also obtain additional information about Mobile Mini from the documents we file with the SEC or by following the instructions in the section entitled “Where You Can Find More Information” on page 111.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this proxy statement, including the annexes, for a more complete understanding of the merger and other Proposals described in this summary term sheet. We have included page references to direct you to more complete descriptions of the topics presented in this summary. In this proxy statement, “we,” “us,” “our” and “Mobile Mini” refer to Mobile Mini, Inc., a Delaware corporation, and its subsidiaries as a combined entity, except where it is noted or the context makes clear that the reference is only to Mobile Mini, Inc. and “Mobile Storage Group” refers to MSG WC Holdings Corp., a Delaware corporation, and its subsidiaries as a combined entity, except where it is noted or the context makes clear that the reference is only to MSG WC Holdings Corp.

Mobile Mini

We were founded in 1983 and we believe we are one of the largest providers of portable storage solutions in the United States through our total lease fleet of 160,100 portable storage and portable office units at December 31, 2007. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At December 31, 2007, we operated through a network of 56 branches located in the United States, three in Canada, six in the United Kingdom, and one in The Netherlands. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 93,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. During the twelve months ended December 31, 2007, we generated revenues of approximately $318.3 million and had a net income of approximately $44.2 million.

Our common stock trades on The Nasdaq Global Select Market under the symbol “MINI.” We maintain our principal executive offices at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311, and our Internet address is www.mobilemini.com. Information contained on our website does not constitute part of this proxy statement.

Mobile Storage Group (page 98)

Mobile Storage Group is a leading international provider of portable storage products with a lease fleet of approximately 117,000 units and 89 branch locations throughout the U.S. and U.K. It focuses on leasing portable storage containers, storage trailers and mobile offices, and, to complement its core leasing business, also sells portable storage products. Its storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Its mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2007, Mobile Storage Group leased or sold portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses. For the twelve months ended December 31, 2007, Mobile Storage Group generated revenues of approximately $233.1 million and had income from continuing operations of approximately $3.8 million.

MSG WC Holdings Corp. owns 100% of the capital stock of MSG WC Intermediary Co., which owns 100% of the capital stock of Mobile Services Group, Inc., which owns 100% of the capital stock of Mobile Storage Group, Inc.

The address of MSG WC Holdings Corp.’s principal executive offices is: c/o Mobile Storage Group, Inc., 700 North Brand Boulevard, 10th Floor, Glendale, California 91203, and its telephone number is 818-253-3200.

The Merger (page 26)

On February 22, 2008, we entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, MSG WC Holdings Corp., the indirect parent of Mobile Storage Group, Inc. and Mobile Services Group, Inc., and Welsh, Carson, Anderson & Stowe X, L.P., or WCAS, as representative of the stockholders of MSG WC Holdings Corp., pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. Immediately after the merger, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini.

In connection with Mobile Mini’s acquisition of all of the outstanding shares of capital stock of Mobile Storage Group, pursuant to the Merger Agreement, Mobile Mini will:

•	assume approximately $535.0 million of the Mobile Storage Group’s outstanding indebtedness;

•	pay $12.5 million in cash; and

•	issue 8,555,556 shares of Mobile Mini preferred stock with a liquidation preference of $154.0 million, subject to certain closing and post-closing adjustments.

In no event shall Mobile Mini be obligated to issue to the stockholders of Mobile Storage Group more than 8,555,556 shares of preferred stock.

The preferred stock:

•	will be initially convertible into 8,555,556 shares of Mobile Mini’s common stock, representing a conversion price of $18.00 per Mobile Mini share; and

•	will represent a fully diluted ownership in Mobile Mini of approximately 20.0% as of March 31, 2008.

The assumed debt includes $200.0 million in aggregate principal amount of the 9 3/4% Senior Notes due 2014, or Mobile Storage Group’s Senior Notes, issued by Mobile Services Group, Inc. and Mobile Storage Group, Inc., which will remain outstanding after the closing of the merger. Other than Mobile Storage Group’s Senior Notes and certain notes payables and capitalized lease obligations, we intend to refinance the remaining assumed debt at the closing of the merger with cash on hand and/or a portion of the proceeds from our expected $1.0 billion asset-based revolving credit facility.

Why You are Receiving this Proxy Statement (page 22)

In order to complete the merger, at the special meeting to be held on June 26, 2008, holders of Mobile Mini common stock must approve the Merger Agreement and the merger, the amendment to our certificate of incorporation to increase the authorized shares of preferred stock and to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Stock and the issuance of the Series A Convertible Redeemable Participating Preferred Stock to the stockholders of Mobile Storage Group. The holders of Mobile Mini common stock will also be asked to approve the other Proposals described in this proxy statement, which are not a condition to the completion of the merger.

Proposal 1: The Merger Agreement and the Merger (page 22)

Mobile Mini is asking holders of common stock to approve and adopt the Merger Agreement and the merger.

Proposal 2:	Amendment to Mobile Mini’s Certificate of Incorporation to Authorize Additional Shares of Preferred Stock (page 22)

The amendment to Mobile Mini’s certificate of incorporation authorizing additional shares of preferred stock is required under the terms of the Merger Agreement and is necessary to enable Mobile Mini to have enough shares of authorized preferred stock to issue shares of preferred stock in connection with the merger. The amendment, if approved by Mobile Mini’s stockholders, would result in an increase to the authorized number of shares of preferred stock of Mobile Mini from 5,000,000 shares to 20,000,000 shares and a corresponding increase to Mobile Mini’s total number of authorized shares of capital stock from 100,000,000 shares to 115,000,000 shares. The authorized number of shares of common stock would remain unchanged at 95,000,000 shares.

Proposal 3:	Amendment to Mobile Mini’s Certificate of Incorporation to Authorize Designation of Series A Convertible Redeemable Participating Preferred Stock (page 22)

The amendment to Mobile Mini’s certificate of incorporation authorizing the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock, which we refer to as preferred stock, is required under the terms of the Merger Agreement and is necessary to enable Mobile Mini to issue such shares of preferred stock in connection with the merger. The amendment, if approved by Mobile Mini’s stockholders, would authorize Mobile Mini to issue 8,555,556 shares of preferred stock.

Each share of preferred stock will have a liquidation preference of $18.00, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences and will be convertible into one share of Mobile Mini’s common stock, subject to adjustment from time to time as provided in the certificate of designation. The preferred stock will be mandatorily convertible into Mobile Mini common stock if, after the first anniversary of the issuance of the preferred stock, Mobile Mini’s common stock trades above $23.00 per share for a period of 30 consecutive trading days. The preferred stock will not have any cash or payment-in-kind dividends (unless a dividend is paid with respect to the common stock, in which case dividends will be paid on the preferred stock on an equal basis with the common stock, on an as-converted basis), will not impose any covenants upon Mobile Mini, and will include an optional redemption feature following the tenth anniversary of the issue date and upon certain change of control events at the request of a majority of the holders of the preferred stock. Holders of shares of preferred stock will be entitled to vote, voting together with the holders of common stock as a single class, on all matters on which holders of common stock are entitled to vote, on an as-converted basis.

Proposal 4:	Approval of Issuance of Series A Convertible Redeemable Participating Preferred Stock (page 24)

We are seeking stockholder approval to issue 8,555,556 shares of preferred stock as part of the consideration for the merger. At December 31, 2007, these preferred shares, if assumed to be converted into 8,555,556 shares of common stock, would represent approximately 24.7% of our common stock outstanding before the completion of the merger. The issuance of the preferred stock in connection with the merger requires the approval of holders of Mobile Mini under NASDAQ Stock Market rules because the number of shares of common stock into which the preferred stock is convertible is in excess of 20% of the number of shares of common stock currently outstanding.

Proposal 5: Approval of Adjournments or Postponements of the Special Meeting (page 24)

Mobile Mini is asking holders of common stock to approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals.

Approval of Proposal 5 is not a condition to the completion of the merger.

Proposal 6:	Amendment to Mobile Mini’s Certificate of Incorporation to Authorize the Board of Directors of Mobile Mini to Determine Terms of Preferred Stock (page 25)

The amendment, if approved by Mobile Mini’s stockholders, would provide that authorized preferred stock of Mobile Mini may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time.

The amendment will provide Mobile Mini with increased financial flexibility in meeting future capital requirements by allowing undesignated preferred stock to be available with such features as determined by the Board of Directors of Mobile Mini for any proper corporate purpose without further stockholder approval. It is anticipated that such purposes may include the issuance of preferred stock for cash as a means of obtaining capital for use by Mobile Mini, or issuance as part or all of the consideration required to be paid by Mobile Mini for acquisitions of other businesses or assets. This amendment is not being proposed as a means of preventing or dissuading a hostile or coercive change in control or takeover of Mobile Mini. However, the undesignated preferred stock could be used for such a purpose. If the undesignated preferred stock were to be issued (i) in connection with a stockholder rights plan, also known as a “poison pill” plan, or (ii) to purchasers supporting the Board of Directors of Mobile Mini in resisting a specific takeover proposal, such issuance could have the effect of delaying or preventing a change of control of Mobile Mini by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of Mobile Mini.

Approval of Proposal 6 is not a condition to the completion of the merger.

Board Recommendation (page 30)

The Board of Directors of Mobile Mini unanimously recommends a vote “FOR” each of the Proposal described above. While each of the Proposals is being voted upon separately, each of Proposals 1, 2, 3, 4 and 5 relate to the merger and related matters and each of Proposals 1, 2, 3 and 4 must be approved in order for any of them to be implemented and the merger to be consummated.

Reasons for the Merger (page 30)

In evaluating the merger, the Board of Directors of Mobile Mini consulted with our senior management and our legal and financial advisors and considered, among others, the following material factors to reach its decision to approve and adopt the Merger Agreement:

•	the merger will establish the combined company as a leading global provider of portable storage solutions in the US and the UK;

•	our ability to service an expanded customer base will be significantly expanded;

•	the merger has been structured to maintain a strong balance sheet with sufficient liquidity and our revenue growth potential will be improved through implementing our growth model into newly acquired Mobile Storage Group branches; and

•	the merger is expected to generate cost synergies of at least $25 million on an annualized basis, which are expected to be fully realized by the end of fiscal year 2009, as a result of the significant overlap in corporate functions and branch infrastructure.

Opinion of Mobile Mini’s Financial Advisor (page 32)

In connection with the merger, the Board of Directors of Mobile Mini received a written opinion, dated February 21, 2008, of Mobile Mini’s financial advisor, Oppenheimer & Co. Inc., or Oppenheimer, as to the fairness, from a financial point of view and as of the date of the opinion, to Mobile Mini of the aggregate consideration to be paid in the merger by Mobile Mini. The full text of Oppenheimer’s written opinion, dated February 21, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer’s opinion was provided to the Board of Directors of Mobile Mini in connection with its evaluation of the aggregate consideration from a financial point of view to Mobile Mini. Oppenheimer’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Expected Timing of the Merger (page 42)

We anticipate that the closing of the merger will occur promptly after the date of the special meeting if the requisite stockholder approvals are received, assuming the other conditions to closing of the merger are satisfied or waived.

Conditions to Completion of the Merger (page 50)

Completion of the merger is subject to various conditions, including, among others:

•	approval of the merger by the holders of a majority of the outstanding shares of Mobile Mini common stock;

•	The representations and warranties of each of party (which shall be read as though none of them contained any materiality or material adverse effect qualifications), shall be true and correct on the date of the closing (other than those made as of a specified date, in which case as of such specified date), except to the extent that breaches of such representations and warranties do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the representing party and subject to other exceptions regarding the parties’ representations and warranties relating to authority and enforceability, consents and approvals and no violations, capitalization (subject to de minimis exceptions), subsidiaries capitalization, and no material adverse effect (and absence of certain changes with respect to Mobile Storage Group) since September 30, 2007 to February 22, 2008.

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or HSR;

•	no occurrence of events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a material adverse effect on Mobile Mini or Mobile Storage Group, as the case may be, since February 22, 2008; and

•	Mobile Mini’s receipt of the amounts set forth in the commitment letter upon the terms and conditions of the commitment letter or any alternative financing in accordance with the Merger Agreement.

Each of the conditions to Mobile Mini’s and Mobile Storage Group’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Mobile Mini and Mobile Storage Group if the condition is a condition to both Mobile Mini’s and Mobile Storage Group’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The Boards of Directors of Mobile Mini and Mobile Storage Group may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement and re-solicitation of proxies is necessary. However, Mobile Mini and Mobile Storage Group generally do not expect any such waiver to be significant enough to require an amendment of this proxy statement and re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, Mobile Mini will have the discretion to complete the merger without seeking further Mobile Mini stockholder approval.

Financing of the Merger (page 38)

In connection with the merger, we expect to enter into a $1.0 billion asset-based revolving credit facility. The security for the credit facility will include a lien on substantially all of the combined company’s present and future assets. Mobile Mini plans to use a portion of the proceeds from the credit facility to repay a portion of the approximately $535.0 million indebtedness of Mobile Storage Group, the $12.5 million cash component of the merger consideration, the $24.5 million estimated amount of transaction costs related to the merger, and to refinance outstanding amounts under our existing revolving credit facility.

Termination of the Merger Agreement; Fees Payable (page 53)

The Merger Agreement contains certain termination rights for both Mobile Mini and Mobile Storage Group, and further provides that, upon termination of the Merger Agreement under specified circumstances, Mobile Mini may be required to reimburse Mobile Storage Group for all reasonable, documented out-of-pocket costs and expenses of Mobile Storage Group incurred in connection with the negotiation and execution of the Merger Agreement and the evaluation of the transactions contemplated thereby up to a maximum of $3.0 million.

Governmental and Regulatory Matters (page 38)

To complete the merger, Mobile Mini and Mobile Storage Group must make certain filings under HSR and all applicable waiting periods under HSR must have expired or otherwise terminated. Mobile Mini and Mobile Storage Group filed pre-merger notifications on March 5, 2008 and the applicable waiting periods under HSR have not yet expired or otherwise been terminated.

No Appraisal Rights (page 38)

Holders of Mobile Mini common stock are not entitled to appraisal rights in connection with the merger under the General Corporation Law of the State of Delaware or Mobile Mini’s certificate of incorporation.

Risk Factors

In deciding how to vote your shares of common stock on the matters described in this proxy statement, you should carefully consider the risks related to the merger. These risks include, among other things, risks related to the uncertainty that Mobile Mini will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with the Mobile Storage Group business. In addition, because Mobile Mini will take on substantial additional indebtedness to finance the merger, this could limit Mobile Mini’s financial and operating flexibility and ability to react to changes in the industry and economic conditions and could divert financial resources away from the expansion and improvement of its business. For a discussion of these risks and other risks, see the “Risk Factors” extracted from Part I, Item 1A of Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2007, which is included as Annex C which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement, including those relating to Mobile Mini’s, Mobile Storage Group’s and the combined company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements. Forward looking statements include the information concerning possible or assumed future results of operations of Mobile Mini, Mobile Storage Group and the combined company as set forth under “The Merger — Reasons for the Merger; Recommendation of the Board of Directors of Mobile Mini” beginning on page 30. These statements are not historical facts but instead represent only expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. These risks include, among other things, risks related to the uncertainty that Mobile Mini will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with the Mobile Storage Group business. In addition, because Mobile Mini will take on substantial additional indebtedness to finance the merger, this could limit Mobile Mini’s financial and operating flexibility and ability to react to changes in the industry and economic conditions and could divert financial resources away from the expansion and improvement of its business. Furthermore, these risks and uncertainties may also include other market, business, legal and operational uncertainties discussed elsewhere in this document. For a discussion of certain of these risks, see the “Risk Factors” extracted from Part I, Item 1A of Mobile Mini’s annual report on Form 10-K for the year ended December 31, 2007, which is included as Annex C which is incorporated herein by reference. See “Where You Can Find More Information beginning on page 111 of this proxy statement.”

Mobile Mini undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

PRICE RANGE OF MOBILE MINI COMMON STOCK AND RELATED
STOCKHOLDER MATTERS

Our common stock trades on The Nasdaq Global Select Market under the symbol “MINI”. The following are the high and low sale prices for the common stock during the periods indicated as reported by the Nasdaq Stock Market after giving effect to a two-for-one stock split effected on March 10, 2006.

	High	Low

Quarterly for 2006:
First Quarter	$31.32	$25.70
Second Quarter	$37.12	$26.64
Third Quarter	$31.98	$25.95
Fourth Quarter	$33.35	$26.85
Quarterly for 2007:
First Quarter	$29.40	$25.12
Second Quarter	$33.65	$26.30
Third Quarter	$32.01	$21.56
Fourth Quarter	$25.23	$16.50
Quarterly for 2008:
First Quarter	$20.13	14.07
Second Quarter (through June 3, 2008)	$25.31	$18.61

We had approximately 200 holders of record of our common stock on May 30, 2008, and we estimate that we have more than 5,000 beneficial owners of our common stock.

We have not paid cash dividends on our common stock and do not expect to do so in the foreseeable future, as we intend to retain all earnings to provide funds for the operation and expansion of our business. Further, our revolving credit agreement, the indenture governing our senior notes and the indenture governing Mobile Storage Group’s Senior Notes (which we will assume and which will remain outstanding after the closing of the merger) restrict our ability to pay dividends or other distributions on our common stock. In the future we may enter into agreements that may restrict our ability to pay dividends or other distributions on our common stock.

CAPITALIZATION

The following table shows Mobile Mini’s capitalization as of March 31, 2008 on an actual and pro forma basis. The “actual” column reflects our capitalization as of March 31, 2008 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “pro forma” column reflects our capitalization as of March 31, 2008 with adjustments to reflect:

•	the issuance of 8,555,556 shares of the Series A Convertible Redeemable Participating Preferred Stock to Mobile Storage Group stockholders; and

•	borrowings under the proposed new $1.0 billion asset-based revolving credit facility and application of the proceeds therefrom, including the repayment of indebtedness of Mobile Storage Group to be assumed in connection with the merger.

	March, 31, 2008
	Actual	Pro Forma
	(In millions)

Cash and cash equivalents	$7.4	$7.4

Debt:
Revolving credit facility	$237.4	$601.9
Notes payable	0.4	1.3
Capitalized lease obligations	—	6.6
6.875% Senior Notes due 2015	149.4	149.4
9.75% Senior Notes due 2014, at fair value(1)	—	187.0

Total debt	387.2	946.2
Convertible preferred stock(2)	—	154.0
Stockholders’ equity	468.8	468.8

Total capitalization	$856.0	$1,569.0

(1)	Mobile Storage Group’s Senior Notes recorded at their fair value at March 31, 2008.

(2)	Liquidation preference at issuance.

SELECTED FINANCIAL DATA OF MOBILE MINI

The following table sets forth selected historical consolidated financial information of Mobile Mini for the periods presented. The selected financial information, as of December 31, 2007, and for each of the five fiscal years then ended, has been derived from Mobile Mini’s audited consolidated financial statements. This financial information and other data should be read in conjunction with the respective audited consolidated financial statements of Mobile Mini, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Annex C and Annex D and which such information is incorporated in this proxy statement by reference. See “Where You Can Find More Information” beginning on page 111. This information should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements beginning on page 61.

						Three Months
						Ended
	Year Ended December 31,					March 31,
	2003	2004	2005	2006	2007	2008
	(In thousands, except per share data)					(unaudited)

Consolidated Statements of Income Data:
Revenues:
Leasing	$128,482	$149,856	$188,578	$245,105	$284,638	$70,036
Sales	17,248	17,919	17,499	26,824	31,644	8,098
Other	838	566	1,093	1,434	2,020	407

Total revenues	146,568	168,341	207,170	273,363	318,302	78,541

Costs and expenses:
Cost of sales	11,487	11,352	10,845	17,186	21,651	5,633
Leasing, selling and general expenses	80,124	90,696	109,257	139,906	166,994	43,470
Florida litigation expense	8,502	—	—	—	—	—
Depreciation and amortization	10,026	11,427	12,854	16,741	21,149	5,669

Total costs and expenses	110,139	113,475	132,956	173,833	209,794	54,772

Income from operations	36,429	54,866	74,214	99,530	108,508	23,769
Other income (expense):
Interest income	2	—	11	437	101	33
Other income	—	—	3,160	—	—	—
Interest expense	(16,299)	(20,434)	(23,177)	(23,681)	(24,906)	(6,145)
Debt restructuring/extinguishment expense	(10,440)	—	—	(6,425)	(11,224)	—
Foreign currency exchange gain	—	—	—	66	107	(11)

Income before provision for income taxes	9,692	34,432	54,208	69,927	72,586	17,646
Provision for income taxes	3,780	13,773	20,220	27,151	28,410	6,988

Net income	$5,912	$20,659	$33,988	$42,776	$44,176	$10,658

Earnings per share:
Basic	$0.21	$0.71	$1.14	$1.25	$1.24	$0.31

Diluted	$0.20	$0.70	$1.10	$1.21	$1.22	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	28,625	28,974	29,867	34,243	35,489	34,086
Diluted	28,925	29,565	30,875	35,425	36,296	34,311

	At December 31,					At March 31,
	2003	2004	2005	2006	2007	2008
	(In thousands)					(unaudited)

Consolidated Balance Sheet Data:
Lease fleet, net	$383,672	$454,106	$550,464	$697,439	$802,923	$815,599
Total assets	515,080	592,146	704,957	900,030	1,028,851	1,046,588
Total debt	240,610	277,044	308,585	302,045	387,989	387,227
Stockholders’ equity	189,293	216,369	267,975	442,004	457,890	468,795

SELECTED FINANCIAL DATA OF MOBILE STORAGE GROUP

The following tables set forth the selected historical consolidated financial data of Mobile Storage Group for the periods indicated. Mobile Services Group, Inc. was acquired by MSG WC Holdings Corp. on August 1, 2006. The financial data for periods prior to August 1, 2006 are derived from the financial statements of Mobile Services Group, Inc. (predecessor) prior to its acquisition by MSG WC Holdings Corp. (successor). The selected historical consolidated financial data for the fiscal year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006, and from August 2, 2006 to December 31, 2006, for the fiscal year ended December 31, 2007 and the consolidated balance sheet information as of December 31, 2006 and 2007 are derived from the audited consolidated financial statements of MSG WC Holdings Corp. included in this proxy statement. The selected historical consolidated financial data for the three months ended March 31, 2008 and the consolidated balance sheet information as of March 31, 2008 are derived from the unaudited consolidated financial statements of MSG WC Holdings Corp. also included in this proxy statement. The selected historical consolidated financial data as of and for the fiscal year ended December 31, 2003 and 2004 and the consolidated balance sheet information as of December 31, 2005 are derived from the audited consolidated financial statements of Mobile Services Group, Inc. not included in this proxy statement. The financial information set forth below should be read in conjunction with Mobile Storage Group’s financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in this proxy statement.

				Period from	Period from
				January 1,	August 2,		Three Months
				2006 to	2006 to	Year Ended	Ended
	Year Ended December 31,			August 1,	December 31,	December 31,	March 31,
	2003	2004	2005	2006	2006	2007	2008
	Predecessor				Successor
	(In thousands)
							(Unaudited)

Statement of Operations Data:
Revenues:
Lease and lease related	$113,975	$127,040	$143,417	$91,088	$75,596	$192,318	$49,303
Sales	31,064	29,336	35,584	22,410	14,812	40,809	10,911

Total revenues	145,039	156,376	179,001	113,498	90,408	233,127	60,214
Costs and expenses:
Cost of sales	23,064	21,636	27,114	16,223	10,289	28,784	7,681
Trucking and yard costs	35,858	40,811	44,764	27,965	23,053	58,833	14,992
Depreciation and amortization	13,806	14,502	19,471	12,191	8,223	22,216	6,379
Selling, general and administrative expenses	39,037	42,129	46,909	31,403	24,135	67,307	18,774
Other selling, general and administrative expenses — stock related compensation	—	—	—	700	1,662	3,168	551
Management fees to majority stockholder	445	422	400	329	29	—	—
Abandoned offering costs	(613)	—	—	—	—	—	—
Charge for lease fleet impairment	—	9,155	—	—	—	—	—
Acquisition transaction expenses	—	—	—	40,306	—	—	—

Income (loss) from operations	33,442	27,721	40,343	(15,619)	23,017	52,819	11,837
Other income (expense)
Interest expense, net	(20,393)	(23,096)	(26,249)	(15,557)	(19,877)	(51,218)	(13,060)
Foreign currency transaction gain (loss)	7,267	1,013	(1,386)	212	74	714
Loss on early extinguishment of debt	(1,424)	—	(780)	—	—	—
Other income (expense)	(26)	270	(241)	(84)	(58)	(141)	(85)

Income (loss) from continuing operations before provision (benefit) for income taxes	18,866	5,908	11,687	(31,048)	3,156	2,174	(1,308)
Provision (benefit) for income taxes	7,449	2,539	4,652	(9,240)	1,044	(1,618)	(551)

Income (loss) from continuing operations	11,417	3,369	7,035	(21,808)	2,112	3,792	(757)
Income (loss) from discontinued operations (net of tax provision (benefit) of $871, $300, $122, $225, $125, $(697); and $(26) for the years 2003, 2004, 2005, the periods from January 1 to August 1, 2006 and August 2 to December 31, 2006, the year 2007 and the three months ended March 31, 2008, respectively)	1,307	451	184	337	188	(1,110)	(36)

Net income (loss)	$12,724	$3,820	$7,219	$(21,471)	$2,300	$2,682	$(793)

	As of December 31,					March 31,
	2003	2004	2005	2006	2007	2008
	Predecessor			Successor
	(In thousands)					(Unaudited)

Balance Sheet Data:
Lease equipment, net	$228,893	$246,492	$257,498	$297,776	$344,415	$348,459
Total assets	371,350	402,934	415,161	759,299	836,020	837,990
Total debt	217,547	238,987	250,247	458,545	522,354	532,322
Stockholder’s equity	82,226	86,838	80,864	193,454	201,579	201,388

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables present, as of December 31, 2007, and as of March 31, 2008 and for the year ended December 31, 2007 and for the quarter ended March 31, 2008, selected unaudited pro forma condensed combined financial data of Mobile Mini and has been prepared using the purchase method of accounting. The unaudited pro forma condensed combined statements of operations data gives effect to the merger as if it had occurred on the first day of the period and the unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on the date of such balance sheet.

You should read this information in conjunction with (i) the separate historical consolidated financial statements and accompanying notes of Mobile Mini contained in Annex C and Annex D and which such information is incorporated by reference into this proxy statement, (ii) the separate historical consolidated financial statements and accompanying notes of Mobile Storage Group included in this proxy statement and (iii) the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements” and “Where You Can Find More Information” beginning on page 61 and page 111, respectively.

The selected unaudited pro forma condensed combined financial data is provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mobile Mini would have been had the business combination with Mobile Storage Group occurred on the respective date assumed, nor are they necessarily indicative of future consolidated operating results or financial position.

The selected unaudited pro forma condensed combined financial data does not reflect anticipated benefits derived from combined synergies, operating efficiencies and cost savings that are expected to result from the acquisition, and does not give benefits to expected expansion to be derived from the combined company’s growth projects nor changes in leasing yield subsequent to the date of such unaudited pro forma condensed combined financial data. The data also does not include the anticipated integration costs that we expect to incur as part of consummating the merger, consisting primarily of costs relating to employee severance and retention, asset and personnel relocations, eliminating approximately 5 to 15 Mobile Mini branch locations in the US which overlap with Mobile Storage Group branch locations and certain duplicate functions of the companies such as payroll, advertising and corporate operating systems. Mobile Mini estimated these integration costs will be approximately $19.0 million, with some of these expenses incurred at closing and others incurred over a period of time.

	Year Ended	Three Months Ended
	December 31, 2007	March 31, 2008
	(In thousands except per share data)

Pro Forma Statement of Operations Data:
Revenues	$551,429	$138,755
Total operating expenses	389,544	103,009
Income from operations	161,885	35,746
Income from continuing operations	52,929	11,185
Earnings per share:
Basic	1.20	0.26
Diluted	1.18	0.26

	As of	As of
	December 31, 2007	March 31, 2008
	(In thousands)

Pro Forma Balance Sheet Data:
Lease fleet, net	$1,087,293	$1,104,013
Total assets	1,873,056	1,885,246
Total debt	944,704	946,202
Convertible Preferred Stock	153,990	153,990
Stockholders’ equity	457,890	468,795

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Mobile Mini is furnishing this proxy statement to you in order to provide you with important information regarding the matters to be considered at the special meeting and at any adjournment or postponement of the special meeting. Mobile Mini first mailed this proxy statement and the accompanying form of proxy to its stockholders on or about June 5, 2008.

Special Meeting Date, Time and Place

A special meeting of stockholders will be held on June 26, 2008 at 9:00 a.m. local time at the Hilton Airport Hotel, 2435 South 47th Street, Phoenix, Arizona 85034.

Agenda

At the special meeting, stockholders of Mobile Mini will be asked to consider and vote upon the following Proposals:

•	Proposal 1: To approve the Merger Agreement and the merger;

•	Proposal 2: To approve an amendment to Mobile Mini’s certificate of incorporation to increase the authorized number of shares of preferred stock of Mobile Mini from 5,000,000 shares, $0.01 par value per share, to 20,000,000 shares, $0.01 par value per share, and correspondingly increase Mobile Mini’s total number of authorized shares of capital stock from 100,000,000 shares to 115,000,000 shares;

•	Proposal 3: To approve an amendment to Mobile Mini’s certificate of incorporation to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock;

•	Proposal 4: To approve the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock to holders of Mobile Storage Group as partial consideration in the merger;

•	Proposal 5: To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals; and

•	Proposal 6: To approve an amendment to our certificate of incorporation to provide that the authorized preferred stock may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time.

These Proposals are being voted upon separately, and only approval of Proposals No. 1, 2, 3 and 4 is a condition to completion of the merger.

Record Date; Stockholders Entitled to Vote

Only stockholders of record at the close of business on May 19, 2008 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the special meeting.

As of the record date, directors and executive officers of Mobile Mini and their affiliates as a group beneficially owned and were entitled to vote approximately 1,098,106 shares of Mobile Mini common stock, representing approximately 3.2% of the votes entitled to be cast at the special meeting. All of the directors and executive officers of Mobile Mini who are entitled to vote at the special meeting have indicated that they intend to vote their shares of Mobile Mini common stock in favor of each of the Proposals.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Board of Directors of Mobile Mini for use at the special meeting.

General.  Assuming a quorum is present, shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR each of the Proposals.

Abstentions.  Mobile Mini will count a properly executed proxy marked “abstain” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. If you “abstain” from voting with respect to Proposals 1, 2, 3 and 6 it will have the same effect as if you voted “against” such Proposal.

Broker Non-Votes.  Proxies submitted by brokers that do not indicate a vote for some or all of the Proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those Proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. Broker non-votes with respect to each of the Proposals are not deemed to be “present”.

Voting Shares in Person that are Held Through Brokers.  If you are a “shareholder of record,” you may vote your shares in person at the special meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the special meeting.

Submitting a Proxy by Telephone or Through the Internet.  Delaware law permits submission of proxies by telephone or electronically through the Internet, instead of submitting proxies by mail on the enclosed proxy card. Thus, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions by telephone or electronically through the Internet. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Mobile Mini’s stock records in your name or in the name of a broker/bank/trust/nominee. If you hold your shares through a broker/bank/trust/nominee, your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares.

Revocation of Proxies.  You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of Mobile Mini that is received by the Company prior to the special meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the special meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the special meeting and voting your shares in person.

Required Stockholder Vote

In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast at the special meeting, present in person or represented by proxy, constitute a quorum under Mobile Mini’s bylaws. Mobile Mini will treat shares of Mobile Mini’s common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Mobile Mini special meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of Mobile Mini stockholders, each holder of Mobile Mini common stock will be entitled to one vote, in person or by proxy, for each share of Mobile Mini common stock held in his, her or its name on the books of Mobile Mini on the record date.

Proposals 4 and 5 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the special meeting.

Proposals 1, 2, 3 and 6 require the affirmative vote of holders of at least a majority of our outstanding common stock.

All other actions considered at the meeting may be taken upon the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the special meeting.

As of the record date, directors and executive officers of Mobile Mini and their affiliates as a group beneficially owned and were entitled to vote approximately 1,098,106 shares of Mobile Mini common stock, representing approximately 3.2% of the votes entitled to be cast at the special meeting. All of the directors and executive officers of Mobile Mini who are entitled to vote at the special meeting have indicated that they intend to vote their shares of Mobile Mini common stock in favor of each of the Proposals, although such persons have not entered into agreements obligating them to do so.

Recommendations by the Board of Directors of Mobile Mini

The Board of Directors of Mobile Mini unanimously recommends that Mobile Mini stockholders vote FOR each of the Proposals.

The matters to be considered at the special meeting are of great importance to the stockholders of Mobile Mini. Accordingly, you are encouraged to read and carefully consider the information presented in this proxy statement, and to submit your proxy by telephone or mail in the enclosed postage-paid envelope.

Proxy Solicitation

Mobile Mini will pay the costs of soliciting proxies. Pursuant to the terms of the Merger Agreement, the fees and expenses associated with the filing, printing and mailing of this proxy statement will be borne by Mobile Mini. We have retained Morrow & Co., LLC to assist in the solicitation of proxies. We will pay Morrow & Co., LLC $7,500 plus out-of-pocket expenses for its assistance. Certain directors, officers or employees of Mobile Mini may solicit proxies by telephone, facsimile, email or personal contact. They will not be specifically compensated for doing so. The extent to which any proxy soliciting efforts will be necessary depends upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone. Mobile Mini also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this proxy statement.

Other Business

Mobile Mini is not currently aware of any business other than the named Proposals to be acted upon at the special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

No Appraisal Rights

Under Delaware law and under our certificate of incorporation, holders of Mobile Mini common stock are not entitled to appraisal rights with respect to the matters to be considered at the special meeting.

Other Information

Representatives of Ernst & Young LLP are not expected to be present at the special meeting.

PROPOSALS TO BE CONSIDERED AND VOTED UPON BY HOLDERS OF MOBILE
MINI COMMON STOCK AT THE SPECIAL MEETING

Proposal One

Approval of the Merger Agreement and the Merger

Mobile Mini is asking its stockholders to consider and vote upon a proposal to authorize and approve the Merger Agreement, pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. Immediately after the merger, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini.

Proposal Two

Approval of an Amendment to Mobile Mini’s Certificate of Incorporation
to increase the number of Authorized Shares

Mobile Mini is seeking the approval of holders of common stock for an amendment to Mobile Mini’s certificate of incorporation to increase the number of authorized shares of preferred stock, par value $0.01 per share, from 5,000,000 shares to 20,000,000 shares and a corresponding increase to Mobile Mini’s total number of authorized shares of capital stock from 100,000,000 shares to 115,000,000 shares. The authorized number of shares of common stock would remain unchanged at 95,000,000 shares.

The amendment is required under the terms of the Merger Agreement and is necessary to enable Mobile Mini to have enough shares of authorized preferred stock to issue shares of preferred stock in connection with the merger. Accordingly, if this proposal is not approved by stockholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated. If this proposal is approved by stockholders and the merger is consummated, Mobile Mini will have the ability to issue an additional 11,444,444 shares of preferred stock in the future.

Proposal Three

Approval of an Amendment to Mobile Mini’s Certificate of Incorporation
to authorize the Designation of Series A Convertible
Redeemable Participating Preferred Stock

Mobile Mini is seeking the approval of holders of common stock for an amendment to Mobile Mini’s certificate of incorporation to authorize the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock.

The amendment authorizing the designation of a series of preferred stock as Series A Convertible Redeemable Participating Preferred Stock is required under the terms of the Merger Agreement and is necessary to enable Mobile Mini to issue such shares of preferred stock in connection with the merger. Accordingly, if this proposal is not approved by stockholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated. The amendment, if approved by Mobile Mini’s stockholders, would authorize Mobile Mini to issue 8,555,556 shares of preferred stock.

Summary of the terms of the Series A Convertible Redeemable Participating Preferred Stock

The following is a summary of the material provisions of the certificate of designation which is included as Exhibit D to Annex A, and is incorporated by reference into this proxy statement. This summary describes the material provisions of the Series A Convertible Redeemable Preferred Stock. We encourage you to read the certificate of designation carefully.

Ranking.  The preferred stock will, with respect to dividend rights, rights upon a liquidity event, rights to any other distributions or payments with respect to capital stock, voting rights and all other rights and preferences, rank junior to each other class or series of capital stock of Mobile Mini other than (i) in all respects all classes or series of common stock existing or created after the date hereof, (ii) with respect to any other class or series of capital stock which by its terms ranks junior to the preferred stock, it shall rank senior to each such series of capital stock, (iii) with respect to dividends and voting rights, it shall rank pari passu with the common stock, and (iv) with respect to a distribution upon the occurrence of a liquidity event it shall rank senior to the common stock.

Dividends.  Holders of record of shares of preferred stock shall be entitled to receive when, as and if, declared by the Board of Directors of Mobile Mini, out of funds legally available therefor, cash dividends payable on shares of the preferred stock at the same time as cash dividends are paid on shares of common stock (and in the same manner and amount as if such shares of the preferred stock had been converted into shares of common stock at the time of such cash dividends).

Preference Upon a Liquidity Event.  The preferred stock to be issued in connection with the merger will have an aggregate liquidation preference of $154 million, assuming no unpaid dividends. Upon the occurrence of a Liquidity Event, each holder of shares of preferred stock then outstanding shall be entitled to be paid out of the assets of Mobile Mini legally available for distribution to its stockholders, a per share amount on such date equal to the greater of (i) $18.00 per share of preferred stock (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations an like occurrences) (such amount referred to as the original liquidation preference) plus all declared and unpaid dividends per each share of preferred stock and (ii) the amount such holder would be entitled to receive if each share of preferred stock held by it were converted at the Conversion Rate then in effect into shares of common stock immediately prior to the occurrence of such Liquidity Event before any payment is made to the holders of common stock or any other class or series of capital stock ranking junior to the preferred stock. For example, if Mobile Mini has no declared and unpaid dividends and files for bankruptcy, the amount per share that each holder of shares of preferred stock will receive would be $18.15, assuming a conversion price of $18.15 and further assuming that sufficient funds would be available for such payments at that time. The amount to be received by such holders of shares of preferred stock is referred to as the Series A Liquidation Preference.

“Conversion Rate” means the rate at which shares of Series A Convertible Redeemable Participating Preferred Stock may be converted into shares of common stock, as determined by dividing the original liquidation preference by the conversion price, which shall initially be $18.00 and shall be subject to adjustments under the terms of the certificate of designation.

“Liquidity Event” means a voluntary or involuntary filing of bankruptcy of Mobile Mini or any liquidation, dissolution or winding up of Mobile Mini (but shall not include the sale of Mobile Mini).

Voting Rights.  Each holder of the preferred stock will be entitled to vote, voting together with the holders of common stock as a single class, on all matters on which holders of common stock are entitled to vote, on an as-converted basis.

Optional Conversion.  Each share of preferred stock will be convertible into such number of shares of Mobile Mini common stock as is determined by dividing the original liquidation preference by the conversion price, which shall initially be $18.00, subject to adjustment from time to time as provided in the certificate of designation.

Holder Optional Redemptions.  (a) At any time after the tenth anniversary of the issue date, at the written election of the holders of a majority of the then outstanding shares of the preferred stock (referred to as the Majority Holders), Mobile Mini shall redeem all of the shares of preferred stock then outstanding on the date specified by the Majority Holders for an amount per share equal to the Series A Liquidation Preference. If the funds of Mobile Mini legally available for the redemption of shares of preferred stock are insufficient to permit the payment of the amounts due to such holders, then the holders of preferred stock shall share in any legally available funds pro rata based on the number of shares of preferred stock held by each such holder. Until all required payments have been made, (i) Mobile Mini shall use commercially reasonable efforts to obtain the funds and/or make funds legally available as necessary to make the required remaining payments, (ii) the number of directors on the Board of Directors of Mobile Mini shall be increased by 1 and the Majority Holders shall have the right to appoint the 1 additional director and (iii) the amount of the required remaining payments shall accrue interest at a rate of 10% per annum, compounded quarterly, until the remaining payments are paid in full.

(b) If Mobile Mini enters into a binding agreement in respect of a sale of Mobile Mini (x) on or prior to June 22, 2008, (y) on or prior to the date that is 90 days after the issue date and the negotiations in connection with such sale commenced prior to the issue date, or (z) after the date which is 90 days after the issue date (since February 22, 2008 to the date of this proxy statement, there has been no negotiations in connection with such sale), and in any such case the per-share purchase price of the common stock in connection with such sale is less than $23.00 per share, then at the written election of the Majority Holders, Mobile Mini shall redeem all of the shares of preferred stock then outstanding at a price per share equal to (i) in the case of clauses (x) or (y) above, $21.60 per share, and (ii) in the case of clause (z) above, the original liquidation preference plus declared but unpaid dividends.

Corporation Optional Redemption.  Subject to the rights of the holders described in paragraph (b) above under “Holder Optional Redemptions,” Mobile Mini may redeem all of the shares of preferred stock then outstanding simultaneously with the consummation of a sale of Mobile Mini in which the per share purchase price of the common stock in connection with such sale is less than $23.00 per share for an amount per share equal to the original liquidation preference plus declared but unpaid dividends.

Mandatory Conversion.  The preferred stock will be mandatorily convertible into Mobile Mini common stock if (x) after the first anniversary of the issuance of the preferred stock, Mobile Mini’s common stock trades above $23.00 per share for a period of 30 consecutive trading days or (y) Mobile Mini enters into a binding agreement in respect of a sale of Mobile Mini in which the per-share purchase price of the common stock is less than $23.00 per share and the Majority Holders did not exercise the optional redemption described above.

Proposal Four

Approval of the Issuance of 8,555,556 Shares of Series A Convertible
Redeemable Participating Preferred Stock

Mobile Mini is seeking the approval of holders of common stock for the issuance of 8,555,556 shares of Series A Convertible Redeemable Participating Preferred Stock in connection with the merger.

These shares, convertible initially into approximately 8,555,556 million shares of Mobile Mini common stock, represent approximately 24.7%, at December 31, 2007, of our common stock outstanding before the completion of the merger. The issuance of the preferred stock in connection with the merger requires the approval of holders of Mobile Mini under NASDAQ Stock Market rules because the number of shares of common stock into which the preferred stock is convertible is in excess of 20% of the number of shares of common stock currently outstanding. Accordingly, if this proposal is not approved by stockholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated.

Proposal Five

Approval of Adjournments or Postponements of the Special Meeting

Mobile Mini is asking holders of common stock to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing Proposals.

Approval of Proposal 5 is not a condition to the completion of the merger.

Proposal Six

Approval of an Amendment to Mobile Mini’s Certificate of Incorporation
to Authorize the Board of Directors of Mobile Mini to Determine Terms of Preferred Stock

Mobile Mini is seeking the approval of holders of common stock for an amendment to Mobile Mini’s certificate of incorporation to provide that authorized preferred stock may be issued in one or more classes or any series of any class, with such voting powers, designations, preferences and relative participating, optional or other rights, as well as any qualifications, limitations or restrictions, as shall be fixed by the Board of Directors of Mobile Mini from time to time.

The amendment will provide Mobile Mini with increased financial flexibility in meeting future capital requirements, as it will allow preferred stock to be available with such features as determined by the Board of Directors of Mobile Mini for any proper corporate purpose without further stockholder approval. It is anticipated that such purposes may include the issuance of preferred stock for cash as a means of obtaining capital for use by Mobile Mini, or issuance as part or all of the consideration required to be paid by Mobile Mini for acquisitions of other businesses or assets. This amendment is not being proposed as a means of preventing or dissuading a hostile or coercive change in control or takeover of Mobile Mini. However, the preferred stock could be used for such a purpose. If preferred stock were to be issued (i) in connection with a stockholder rights plan, also known as a “poison pill” plan, or (ii) to purchasers supporting the Board of Directors of Mobile Mini in resisting a specific takeover proposal, such issuance could have the effect of delaying or preventing a change of control of Mobile Mini by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of Mobile Mini.

Approval of Proposal 6 is not a condition to the completion of the merger.

THE MERGER

Background of the Merger

As a participant in the portable storage industry, the management of Mobile Mini is generally familiar with Mobile Storage Group’s business and has met and meets from time to time with other portable storage companies (including Mobile Storage Group) at industry conferences and similar events. On an ongoing basis, Mobile Mini’s senior management reviews Mobile Mini’s business strategy and evaluates options for achieving Mobile Mini’s long-term strategic goals and enhancing stockholder value. In connection with these reviews, Mobile Mini’s management, periodically, has evaluated potential acquisitions that would further Mobile Mini’s growth strategy, enhance its geographic distribution, strengthen its access to valued customers and enhance its leading position in the portable storage solution industry in the US and the UK.

Mobile Mini has had prior dialogue with Mobile Storage Group with respect to a potential business combination. Mobile Mini initially engaged in discussions with Mobile Storage Group as it considered the importance of being a leading global provider of portable storage solutions both inside and outside the US. Mobile Mini examined the geographic footprint of its activities and considered that a potential combination with Mobile Storage Group could position it to cover more major markets for portable storage in the US and the UK. Mobile Mini also looked for opportunities to generate cost synergies. In 2005, prior to the acquisition of Mobile Storage Group by WCAS, Mobile Mini’s management met with and had preliminary discussions with Mobile Storage Group’s owners and management to determine Mobile Mini’s potential interest in exploring a business combination with Mobile Storage Group. These discussions between Mobile Mini and Mobile Storage Group did not proceed beyond the stage of preliminary meetings and dialogue on this topic, due to differences regarding Mobile Storage Group’s preliminary valuation and Mobile Mini’s analysis of the level of potential operating synergies, cost savings and additional debt that would result from that potential combination. There were no other discussions with third parties regarding possible material strategic alternatives with such third parties.

On October 30, 2007, at the request of WCAS, the majority stockholder of Mobile Storage Group, Mobile Mini’s senior management and representatives of WCAS met in Chandler, Arizona. During this initial meeting, WCAS’s representatives and Mobile Mini’s senior management discussed in general terms the respective businesses of Mobile Storage Group and Mobile Mini and prospects for the industry. During the course of these discussions, WCAS’s representatives and Mobile Mini’s senior management had the opportunity to discuss possible business relationships between the two companies, including a possible business combination, and exchanged preliminary views regarding the potential strategic fit of the two organizations and the complementary nature of their service and product offerings. In addition, WCAS’s representatives and Mobile Mini’s senior management had high level discussions on the strategic merits of a business combination including potential synergies. The potential synergies discussed included the potential to generate cost savings from overlap in corporate functions and branch infrastructure. These initial discussions contemplated potential cost savings but such savings were not quantified during these initial discussions. Both parties also recognized the possibility of other potential strategic merits of a business combination, including the expanded geographic footprint and customer base a combination of the two companies would provide. Terms of a potential combination of Mobile Mini and Mobile Storage Group were not discussed at this meeting, but it was agreed that, as a follow up to this meeting, WCAS would provide Mobile Mini with an outline of a transaction structure to effect a business combination.

Following this initial discussion with WCAS, Mobile Mini contacted Oppenheimer, Mobile Mini’s financial advisor, to request Oppenheimer’s assistance with Mobile Mini’s review of the forthcoming proposal from WCAS. Additionally, Mobile Mini’s senior management discussed with the Board of Directors of Mobile Mini the meeting with WCAS and the prospect of a potential business combination with Mobile Storage Group.

On November 16, 2007, Mobile Mini received a preliminary proposal for discussion purposes from Mobile Storage Group’s financial advisor, Lehman Brothers, Inc. (hereinafter referred to as Lehman), and WCAS, which included potential transaction terms and a potential structure for a prospective business combination. According to the terms of such preliminary proposal, Mobile Storage Group would merge into Mobile Mini in a transaction valued at approximately $750 million. Under the terms of such proposal, Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for consideration consisting of shares of Mobile

Mini convertible preferred stock having a face value of $222.9 million, a conversion price of $19.50 per share and a 5% payable in-kind dividend and the assumption by Mobile Mini of the outstanding debt of Mobile Storage Group, which would result in Mobile Storage Group stockholders’ fully diluted ownership in Mobile Mini of approximately 24%, assuming conversion of Mobile Mini preferred stock. At the time of this initial proposal, on November 16, 2007, Mobile Mini’s stock price closed at $18.40 per share.

During the four weeks following this initial proposal, Mobile Mini and Mobile Storage Group exchanged revised proposals focusing on transaction value and deal structure regarding the potential combination of Mobile Mini and Mobile Storage Group. During this period, Mobile Mini enlisted Deutsche Bank Securities Inc. (hereinafter DB Securities) to act as a financial advisor to Mobile Mini in addition to Oppenheimer. DB Securities advised Mobile Mini in connection with certain terms and conditions of the transaction. DB Securities was not asked to, and did not, provide an opinion with respect to the fairness of the transaction. In addition to its role as a financial advisor to Mobile Mini, DB Securities is one of the financial institutions providing Mobile Mini with debt financing to complete the Merger, see “The Merger — Financing.”

On November 29, 2007, Mobile Mini provided a counterproposal to WCAS and Mobile Storage Group. According to the terms of such counterproposal, Mobile Storage Group would merge into Mobile Mini in a transaction valued at approximately $715 million and Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for consideration consisting of a combination of 5.9 million shares of Mobile Mini common stock and $75 million in cash and the assumption by Mobile Mini of approximately $535 million of outstanding debt of Mobile Storage Group (hereinafter referred to as the “MSG Debt”), which would result in Mobile Storage Group stockholders’ fully diluted ownership in Mobile Mini of approximately 15%.

On December 2, 2007, Mobile Storage Group submitted a further revised proposal providing for a transaction valued at approximately $735 million pursuant to which Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for a consideration consisting of approximately 10.5 million shares of Mobile Mini common stock valued at $19.00 per share and the assumption by Mobile Mini of the MSG Debt, which would result in Mobile Storage Group stockholders’ fully diluted ownership in Mobile Mini of approximately 23%.

On December 4, 2007, Mobile Mini submitted a further revised proposal, providing for a transaction valued at approximately $685 million in which Mobile Mini removed the $75 million cash component of the merger consideration from its prior offer and proposed that Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for consideration consisting of 7.9 million shares of Mobile Mini common stock valued at $19.00 per share and the assumption by Mobile Mini of the MSG Debt, which would result in Mobile Storage Group stockholders’ fully diluted ownership in Mobile Mini of approximately 18%.

After the discussions with WCAS had commenced, Mobile Mini’s senior management regularly apprised the Board of Directors of Mobile Mini of its discussions with WCAS and Mobile Storage Group, reviewing the potential strategic rationale for the combination and discussing the terms and overall structure of the proposed transaction.

On December 6, 2007, Mobile Mini and Mobile Storage Group discussed terms and structure for a potential business combination pursuant to which Mobile Storage Group would merge into Mobile Mini in a transaction valued at $715 million. Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for consideration consisting of a combination of 8.5 million shares of Mobile Mini common stock valued at $20.00 per share and $12.5 million in cash and the assumption by Mobile Mini of the MSG Debt, which would result in Mobile Storage Group stockholders’ fully diluted ownership in Mobile Mini of approximately 20%. On December 6, 2007, Mobile Mini’s stock price closed at $20.49 per share.

On December 12, 2007, Mobile Mini, Mobile Storage Group and WCAS met to discuss an agenda for management presentations and due diligence meetings scheduled for December 19 and 20, 2007 in Phoenix, Arizona.

On December 14, 2007, the companies finalized and memorialized in a non-binding term sheet the terms discussed on December 6, 2007 and Mobile Mini, Mobile Storage Group and WCAS executed a mutual confidentiality agreement.

On December 17, 2007, White & Case LLP, outside counsel to Mobile Mini, and Kirkland & Ellis LLP, outside counsel to Mobile Storage Group, together with Oppenheimer, DB Securities and Lehman, met telephonically to discuss the scope of a proposed merger agreement.

On December 19 and 20, 2007, Mobile Mini, Mobile Storage Group and WCAS met in Phoenix to further discuss potential synergies and commence due diligence efforts. The companies discussed that of the approximately $25 million of expected cost savings from overlap in corporate functions and branch infrastructure, approximately 51% would come from combining corporate offices in the US and the UK and approximately 49% would come from consolidating certain branch locations, and approximately 82% would be realized in the US while approximately 18% would be realized in the UK. The companies’ financial advisors were also present at this meeting.

On December 26, 2007, extensive and detailed financial, operational and legal due diligence was commenced by each of Mobile Mini and Mobile Storage Group regarding the other. This due diligence continued through the execution of the definitive Merger Agreement on February 22, 2008.

On December 28, 2007, White & Case LLP, on behalf of Mobile Mini, distributed an initial draft of the Merger Agreement to Mobile Storage Group and Kirkland & Ellis LLP.

On January 3, 2008, Mobile Mini, Mobile Storage Group and WCAS met in Phoenix to discuss Mobile Mini’s business and operations for due diligence purposes. The companies’ financial advisors also participated in this meeting.

On January 8, 2008, WCAS and Mobile Storage Group provided an issues list on the draft Merger Agreement. WCAS and Mobile Storage Group proposed to make reciprocal a number of representations and warranties and covenants of Mobile Storage Group in the draft Merger Agreement. In addition, WCAS and Mobile Storage Group proposed revising the Mobile Mini common stock component of the merger consideration, which as originally agreed to provided for a fixed number of shares, and requested a “purchase price protection” mechanism, or collar, that would allow for an increase in the number of shares of Mobile Mini’s common stock to be received by the stockholders of Mobile Storage Group in the event Mobile Mini’s stock did not trade at a price of $19.00 or higher. On January 8, 2008, at the time of this additional request by Mobile Storage Group, Mobile Mini common stock price closed at $16.31 per share, significantly below the Mobile Mini common stock closing price of $20.49 per share on December 6, 2007.

On January 8, 2008, White & Case LLP and Kirkland & Ellis LLP discussed certain provisions of the draft Merger Agreement.

On January 10, 2008, WCAS, Mobile Storage Group, Mobile Mini and their respective financial advisors began conversations regarding alternative structures for the transaction in light of the decline in Mobile Mini’s stock price since December 6, 2007. In the course of these discussions, Mobile Mini rejected any “purchase price protection” mechanism and WCAS proposed to address the issue by changing the common stock portion of the merger consideration to a convertible preferred security.

On January 14, 2008, Mobile Mini provided a revised proposal to Mobile Storage Group and WCAS. The proposal rejected the convertible preferred security and instead suggested adding “contingent value rights” or “CVRs” as a component to the merger consideration for Mobile Storage Group stockholders to address the decline in transaction value caused by Mobile Mini’s stock price decline.

On January 14, 2008, White & Case LLP and Kirkland & Ellis LLP discussed telephonically certain provisions of the draft Merger Agreement.

On January 15, 2008, Mobile Mini’s senior management, with the assistance of Mobile Mini’s legal and financial advisors, updated the Board of Directors of Mobile Mini on the ongoing discussion regarding deal structure and proposed merger consideration, including the “purchase price protection” mechanism requested by WCAS and Mobile Mini’s counterproposal of issuing CVRs. The Board of Directors of Mobile Mini also received an update on Mobile Mini’s ongoing due diligence on Mobile Storage Group and outstanding issues on the draft Merger Agreement.

Thereafter, within the following two weeks, Mobile Mini, WCAS and Mobile Storage Group, together with their respective financial advisors, held various telephone conversations to discuss and further explain their respective proposals regarding the merger consideration and transaction structure for the business combination of the two companies. These telephone conversations, however, did not result in any change to the terms of such proposals, due in part to the volatility of Mobile Mini’s stock.

On January 29, 2008, Mobile Storage Group and WCAS provided a revised proposal. Under the terms of the revised proposal, Mobile Storage Group would merge into Mobile Mini and Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group for a revised consideration consisting of a combination of $12.5 million in cash and shares of convertible preferred stock of Mobile Mini with an aggregate liquidation preference of $140 million, a conversion price of $18.00 per share, and no dividend, and the assumption by Mobile Mini of the MSG Debt, which would result in fully diluted ownership of the Mobile Storage Group stockholders in Mobile Mini of approximately 18.2%, assuming conversion of Mobile Mini’s preferred stock. In addition, the revised proposal from Mobile Storage Group contemplated the issuance to Mobile Storage Group stockholders of five million Mobile Mini common stock options in three tranches of options with strike prices of $20.00, $25.00 and $30.00.

On February 1, 2008, Mobile Mini submitted a counterproposal to the Mobile Storage Group and WCAS January 29, 2008 proposal, pursuant to which Mobile Storage Group would merge into Mobile Mini and Mobile Mini would acquire all of the outstanding shares of the common stock of Mobile Storage Group in a transaction valued at approximately $700.5 million, for consideration consisting of a combination of $12.5 million in cash, Mobile Mini convertible preferred shares with a liquidation preference of $153 million, a conversion price of $18.00 per share and no dividend, and 8.5 million CVRs valued at a maximum of $17 million, and the assumption by Mobile Mini of the MSG Debt, which would result in fully diluted ownership of the Mobile Storage Group stockholders in Mobile Mini of approximately 19.7%, assuming conversion of Mobile Mini’s preferred stock. For the next two days, Mobile Mini and Mobile Storage Group continued negotiating the form and amount of the merger consideration and material contract terms.

On February 3, 2008, Mobile Mini and Mobile Storage Group continued to discuss a revised deal structure and finally agreed to a revised deal structure with a transaction value of $701.5 million and merger consideration consisting of $12.5 million in cash and Mobile Mini convertible preferred shares with a liquidation preference of $154 million, a conversion price of $18.00 per share and no dividend, and the assumption by Mobile Mini of the MSG Debt, which would result in fully diluted ownership of the Mobile Storage Group stockholders in Mobile Mini of approximately 19.1%, assuming conversion of Mobile Mini preferred stock.

From February 3, 2008 through February 22, 2008, Mobile Mini, Mobile Storage Group and their respective advisors engaged in numerous conference calls and discussions on the terms of the Merger Agreement. To reflect the progress of these discussions and negotiations, on February 10, 2008, White & Case LLP, on behalf of Mobile Mini, circulated a revised Merger Agreement to Kirkland & Ellis LLP, WCAS and Mobile Storage Group. On February 19, 2008, Kirkland & Ellis LLP, on behalf of Mobile Storage Group, circulated a further revised Merger Agreement to White & Case LLP and Mobile Mini.

During the week of February 11, 2008, White & Case LLP, on behalf of Mobile Mini, circulated initial drafts of the form joinder agreement, the forms of stockholders agreement, escrow agreement and certificate of designation for Mobile Mini’s preferred stock, all of which were negotiated by Mobile Mini and Mobile Storage Group and their respective legal advisors in the following days until the execution of the Merger Agreement on February 22, 2008.

On February 11, 2008, the Board of Directors of Mobile Mini reviewed and discussed the transaction with Mobile Mini’s senior management and advisors.

On February 20, 2008, Mobile Mini’s senior management and advisors updated the Board of Directors of Mobile Mini on the status of the final negotiations and discussions with Mobile Storage Group.

On February 21, 2008, the Board of Directors of Mobile Mini met and was presented with the proposed Merger Agreement and ancillary agreements for approval. At that meeting, Mobile Mini’s senior management and legal and financial advisors reviewed with the Board of Directors of Mobile Mini the transaction and related matters. During this meeting, Oppenheimer reviewed with the Board of Directors of Mobile Mini its financial analysis of the aggregate merger consideration to be paid in the merger by Mobile Mini and rendered to the Board of Directors of Mobile Mini an oral opinion, which was confirmed by delivery of a written opinion dated February 21, 2008, to the effect that, as of that date and based on and subject to the matters described in the opinion, the aggregate merger consideration to be paid in the merger by Mobile Mini was fair, from a financial point of view, to Mobile Mini. The Board of Directors of Mobile Mini discussed with Mobile Mini’s management the financial forecasts relating to Mobile Mini and Mobile Storage Group on a combined basis that were provided to Oppenheimer by Mobile Mini’s management and, based on those discussions, believed Oppenheimer’s reliance upon those forecasts was reasonable. After deliberation, the Board of Directors of Mobile Mini unanimously determined that the transactions contemplated in the Merger Agreement and in the ancillary agreements, are advisable, fair to and in the best interest of Mobile Mini and its stockholders. The Board of Directors of Mobile Mini then unanimously approved the Merger Agreement and the ancillary agreements and resolved to recommend to Mobile Mini stockholders the approval and adoption of the Merger Agreement and the ancillary agreements.

On February 22, 2008, Mobile Mini and Mobile Storage Group executed the Merger Agreement and Mobile Mini and certain stockholders of Mobile Storage Group executed the joinder agreement. Prior to the open of the market on February 22, 2008, Mobile Mini issued a press release announcing the Merger Agreement entered into with Mobile Storage Group.

Reasons for the Merger; Recommendation of the Board of Directors of Mobile Mini

In evaluating the merger, the Board of Directors of Mobile Mini consulted with our senior management and our legal and financial advisors. In reaching its decision to approve and adopt the Merger Agreement and recommend that our stockholders vote “FOR” approval and adoption of the Merger Agreement and the merger, the Board of Directors of Mobile Mini considered the following material factors:

•	the merger will establish the combined company as a leading global provider of portable storage solutions in the US and the UK; The Board of Directors of Mobile Mini considered Mobile Storage Group’s 86 branches, of which 66 branches are in the US and 20 branches are in the UK.

•	our geographic footprint will be significantly expanded and we will be positioned to cover most major markets for portable storage in both the US and the UK; The Board of Directors of Mobile Mini considered that because Mobile Mini has only six branches in the UK, the merger will provide it with significantly improved coverage in the UK. Furthermore the Board of Directors of Mobile Mini considered that the merger with Mobile Storage Group will allow Mobile Mini to be present in 20 new cities in the US and 14 new cities in the UK and that such opportunity could allow Mobile Mini to avoid the high fixed costs associated with opening branches in new markets or cities.

•	our ability to service an expanded customer base will be significantly expanded;

•	our revenue growth potential will be improved through implementing our growth model into newly acquired Mobile Storage Group branches;

•	the merger is expected to generate cost synergies of at least $25 million on an annualized basis, which are expected to be fully realized by the end of fiscal year 2009, as a result of the significant overlap in corporate functions and branch infrastructure; It is expected that approximately 51% of the potential cost savings would come from combining corporate offices in the US and the UK and 49% would come from consolidating certain branch locations, and that approximately 82% of the cost savings would be realized in the US while approximately 18% would be realized in the UK.

•	the Board of Directors of Mobile Mini considered that the merger is expected to deliver accretion of approximately 3.5% and 29% to Mobile Mini’s earnings per share in 2008 and 2009, respectively, relative to publicly available research analysts’ consensus EPS estimates for such years, including the benefit of expected synergies and excluding integration costs. Accretion of earnings per share excluded integration costs in order to provide a measure of Mobile Mini’s expected operating performance after the merger without regard to certain expenses that related to the consummation of the merger. The integration costs are estimated at approximately $19.0 million, that consist primarily of costs relating to employee severance and retention, asset and personnel relocations, eliminating approximately 5 to 15 Mobile Mini branch locations in the US which overlap with Mobile Storage Group branch locations and certain duplicate functions of the companies such as payroll, advertising and corporate operating systems.

•	the merger has been structured to maintain a strong balance sheet with sufficient liquidity; The Board of Directors of Mobile Mini considered that, because the merger consideration was predominantly paid in stock, Mobile Mini’s expected post-merger debt would be manageable. The Board of Directors based this conclusion on an analysis of the expected post merger debt and the expected EBITDA for the combined post merger company as reflected in the financial forecasts it considered in evaluating the merger. The Board of Directors of Mobile Mini also considered the positive impact on its post-merger liquidity of the new $1 billion revolving credit facility liquidity; and

•	Oppenheimer’s opinion, dated February 21, 2008, to the Board of Directors of Mobile Mini as to the fairness, from a financial point of view and as of the date of the opinion, to Mobile Mini of the aggregate consideration to be paid in the merger by Mobile Mini, as more fully described below under the caption “Opinion of Mobile Mini’s Financial Advisor.” In considering Oppenheimer’s opinion, the Board of Directors of Mobile Mini took into account the financial analyses performed by Oppenheimer and the fact that certain of such analyses were based on projections prepared by Mobile Mini’s management regarding Mobile Mini and Mobile Storage Group on a combined basis after giving effect to estimated synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger, which projections, although believed by Mobile Mini’s management to be prepared on a reasonable basis at the time of preparation, may not necessarily reflect actual future results.

The Board of Directors of Mobile Mini also considered potential risks and costs relating to the merger, including:

•	the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, the loss of business opportunities that might otherwise have been pursued, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that holders of Mobile Mini common stock may fail to approve the merger and the issuance of the preferred stock;

•	the risk that we may fail to realize the anticipated benefits of the merger;

•	the risk that the integration process could adversely impact our ongoing operations and costs the of integration, including costs associated with the elimination of overlap in corporate functions and branch infrastructure;

•	the risks and costs associated with the additional indebtedness incurred in connection with the merger and the adverse impact such additional indebtedness could have on our ability to operate our business; and

•	the fees and expenses associated with completing the merger in an amount of approximately $24.5 million.

The foregoing discussion addresses certain material information and factors considered by the Board of Directors of Mobile Mini in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the Board of Directors of Mobile Mini did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board of Directors of Mobile Mini did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. In addition, individual members of the Board of Directors of Mobile Mini may have given different weights to different factors.

The actual benefits from the merger, costs of integration and ability to achieve expected synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described in this proxy statement may not be realized.

Opinion of Mobile Mini’s Financial Advisor

Mobile Mini has engaged Oppenheimer as its financial advisor in connection with the merger. In connection with this engagement, Mobile Mini requested that Oppenheimer evaluate the fairness, from a financial point of view, to Mobile Mini of the aggregate consideration to be paid in the merger by Mobile Mini. On February 21, 2008, at a telephonic meeting of the Board of Directors of Mobile Mini held to evaluate the merger, Oppenheimer rendered to the Board of Directors of Mobile Mini an oral opinion, which was confirmed by delivery of a written opinion, dated February 21, 2008, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be paid in the merger by Mobile Mini was fair, from a financial point of view, to Mobile Mini.

The full text of Oppenheimer’s written opinion, dated February 21, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer’s opinion was provided to the Board of Directors of Mobile Mini in connection with its evaluation of the aggregate consideration from a financial point of view to Mobile Mini. Oppenheimer’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed a draft dated February 20, 2008 of the Merger Agreement and certain related documents;

•	reviewed audited financial statements of Mobile Services Group, Inc., referred to in this section as Mobile Services, for fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and draft unaudited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007 prepared by Mobile Storage Group’s management (as adjusted by Mobile Mini’s management in the case of the draft unaudited financial statements of Mobile Services);

•	held discussions with the senior managements of Mobile Mini and Mobile Storage Group with respect to the businesses and prospects of Mobile Mini and Mobile Storage Group;

•	reviewed estimates prepared by Mobile Mini’s management as to the potential synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating Mobile Storage Group;

•	reviewed and analyzed certain publicly available information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	reviewed the financial terms of Mobile Mini preferred stock, including the conversion and redemption features of Mobile Mini preferred stock;

•	reviewed historical market prices of Mobile Mini common stock;

•	reviewed certain potential pro forma financial effects of the merger on Mobile Mini based on financial forecasts and estimates relating to Mobile Mini and Mobile Storage Group on a combined basis for calendar years 2008 through 2010, including estimates as to the potential synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger, prepared by Mobile Mini’s management;

•	reviewed other public information concerning Mobile Mini and Mobile Storage Group; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by Mobile Mini, Mobile Storage Group and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer. Mobile Mini was not provided with financial forecasts for Mobile Services or Mobile Storage Group prepared by the management of Mobile Storage Group beyond calendar year 2008. In addition, based on the assessments of Mobile Mini’s management as to the likelihood of achieving the financial results reflected in the financial forecasts provided by Mobile Storage Group’s management for calendar year 2008, Oppenheimer was directed by Mobile Mini’s management not to rely upon those financial forecasts for purposes of its analyses, and further was advised by Mobile Mini’s management that financial forecasts for Mobile Services or Mobile Storage Group on a standalone basis were not prepared by Mobile Mini’s management. Accordingly, with Mobile Mini’s consent, Oppenheimer did not undertake an analysis of the financial performance of Mobile Storage Group on a standalone basis beyond calendar year 2007. With respect to the draft unaudited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007, prepared by Mobile Storage Group’s management (as adjusted by Mobile Mini’s management in the case of the draft unaudited financial statements of Mobile Services), Oppenheimer was advised and, at Mobile Mini’s direction, assumed, without independent verification or investigation, that the financial statements (including the adjustments) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Mobile Storage Group and Mobile Mini, as the case may be, and further assumed that the draft unaudited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007, when completed, would not vary materially from the unaudited financial statements for such fiscal year. With respect to the financial forecasts and estimates relating to Mobile Mini and Mobile Storage Group on a combined basis utilized by Oppenheimer in evaluating certain potential pro forma financial effects of the merger on Mobile Mini (including estimates prepared by Mobile Mini’s management as to the potential synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger), Oppenheimer assumed, at Mobile Mini’s direction, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Mobile Mini’s management as to the future financial condition and operating results of the combined company and such synergies and strategic benefits. Oppenheimer relied, at Mobile Mini’s direction, without independent verification or investigation, on the assessments of Mobile Mini’s management as to the ability of Mobile Mini to integrate the businesses of Mobile Mini and Mobile Storage Group. Oppenheimer assumed, with Mobile Mini’s consent, that the merger would be treated as a reorganization for federal income tax purposes. Representatives of Mobile Mini advised Oppenheimer, and Oppenheimer therefore also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Oppenheimer. Oppenheimer further assumed, with Mobile Mini’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed, that would have an adverse effect on Mobile Mini, Mobile Storage Group or the merger (including the contemplated benefits to Mobile Mini of the merger). Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Mobile Mini or Mobile Storage Group.

Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of Mobile Mini or Mobile Storage Group, the actual value of Mobile Mini preferred stock (or the shares of Mobile Mini common stock into which shares of Mobile Mini preferred stock are convertible) when issued or the prices at which Mobile Mini preferred stock or Mobile Mini common stock would trade or otherwise be transferable at any time. Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the aggregate consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the form or structure of the merger or the aggregate consideration, any adjustments to the aggregate consideration or the terms of Mobile Mini preferred stock. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the aggregate consideration. Oppenheimer also expressed no view as to, and its opinion did not address, the underlying business decision of Mobile Mini to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Mobile Mini or the effect of any other transaction in which Mobile Mini might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. The Company has advised Oppenheimer that the Company does not intend to obtain an updated opinion from Oppenheimer and, as such, no updated opinion will be obtained.

The summary below of the financial analyses performed by Oppenheimer in connection with its opinion is not a complete description of such analyses, but rather a summary of the material financial analyses performed by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Mobile Mini and Mobile Storage Group. No company, business or transaction used in the analyses is identical to Mobile Storage Group or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Accordingly, such analyses may not necessarily utilize all companies, businesses or transactions that could be deemed comparable to Mobile Storage Group or the merger.

The forecasts and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the forecasts and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiation between Mobile Mini and Mobile Storage Group, and the decision to enter into the transaction was solely that of the Board of Directors of Mobile Mini. Oppenheimer’s opinion and financial presentation were only one of many factors considered by the Board of Directors of Mobile Mini in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors of Mobile Mini or management with respect to the merger or the aggregate consideration.

The following is a summary of the material financial analyses reviewed with the Board of Directors of Mobile Mini in connection with Oppenheimer’s opinion dated February 21, 2008. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses. For purposes of the “Selected Companies Analysis” and “Selected Precedent Transactions Analysis” summarized below, the “illustrative market value of the aggregate consideration” refers to an illustrative value of the aggregate consideration payable by Mobile Mini in the merger, assuming no purchase price adjustments, of $146.5 million based on the sum of the following:

•	the aggregate cash consideration payable by Mobile Mini in the merger of $12.5 million; and

•	an illustrative market value of the shares of Mobile Mini preferred stock issuable in the merger of $134.0 million based on, among other things, the aggregate liquidation preference of those shares, the estimated yield to maturity of a hypothetical 10-year, zero coupon debt instrument of Mobile Mini and the estimated option value of the conversion feature of Mobile Mini preferred stock taking into account the historical trading price volatility of Mobile Mini common stock.

References below to “adjusted” financial data of Mobile Storage Group relate to financial data of Mobile Storage Group for calendar year 2007 utilized in Oppenheimer’s financial analyses based on draft unaudited financial statements prepared by Mobile Storage Group’s management, as adjusted by Mobile Mini’s management for one-time professional fees and the pro forma full-year impact of acquisitions effected by Mobile Storage Group in 2007 and January 2008, certain operating improvements experienced by Mobile Storage Group in the second half of 2007 and certain accounting adjustments.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information for the five selected companies set forth below. These companies were selected primarily because they are publicly traded companies in the equipment rental services industry, which is the industry in which Mobile Storage Group operates, with rental asset and other business characteristics generally similar to those of Mobile Storage Group and which, in Oppenheimer’s view, were deemed relevant for purposes of comparison. Among these companies, Oppenheimer focused in particular on Mobile Mini and McGrath RentCorp, both of which engage, as does Mobile Storage Group, in the specialty rental services segment of the equipment rental services industry.

Specialty Rental Services Companies	Other Equipment Rental Services Companies

• Mobile Mini	• H & E Equipment Services, Inc.
• McGrath RentCorp	• RSC Holdings Inc.
• United Rentals, Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on February 20, 2008, plus debt, less cash, as multiples of latest 12 months (as of September 30, 2007) earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings before interest and taxes, referred to as EBIT. Financial data for the selected companies were based on public filings and other publicly available information.

Oppenheimer then applied to Mobile Storage Group’s calendar year 2007 adjusted EBITDA and adjusted EBIT a selected range of EBITDA multiples of 6.9x to 10.3x derived from Mobile Mini’s latest 12 months and five-year average historical latest 12 months EBITDA, respectively, and a selected range of EBIT multiples of 9.1x to 11.2x derived from McGrath RentCorp’s latest 12 months and five-year historical average latest 12 months EBIT, respectively. This analysis indicated the following implied equity reference range for Mobile Storage Group, as compared to the illustrative market value of the aggregate consideration:

Implied Equity Reference Range	Illustrative Market Value
for Mobile Storage Group	of Aggregate Consideration

$28.8 million — $234.0 million	$146.5 million

Oppenheimer also applied Mobile Mini’s latest 12 months EBITDA multiple of 6.9x and McGrath RentCorp’s latest 12 months EBIT multiple of 9.1x to Mobile Storage Group’s calendar year 2007 adjusted EBITDA and adjusted EBIT, respectively, in each case after giving effect to potential synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger. This analysis indicated the following implied equity reference range for Mobile Storage Group, as compared to the illustrative market value of the aggregate consideration:

Implied Equity Reference Range	Illustrative Market Value
for Mobile Storage Group	of Aggregate Consideration

$210.9 million — $246.7 million	$146.5 million

Selected Precedent Transactions Analysis

Oppenheimer reviewed, to the extent publicly available, financial information in the seven selected transactions set forth below announced since November 2005. These transactions were selected primarily because they involved target companies or businesses in the equipment rental services industry, which is the industry in which Mobile Storage Group operates, with rental asset and other business characteristics generally similar to those of Mobile Storage Group and which, in Oppenheimer’s view, were deemed relevant for purposes of comparison. Among these transactions, Oppenheimer focused in particular on transactions having transaction values of $150 million or more for which transaction multiples were publicly available, namely the Ristretto Group S.a.r.l./Williams Scotsman International, Inc. and WCAS/Mobile Storage Group, Inc. transactions.

Announcement Date	Transaction Value	Acquiror	Target

• 11/2007	• $200.0 million	• First Atlantic Capital, Ltd.	• Sprint Industrial Holdings LLC
• 10/2007	• $2,304.6 million	• Ristretto Group S.a.r.l.	• Williams Scotsman International, Inc.
• 09/2007	• $107.7 million	• General Finance Corporation	• Royal Wolf Trading Australia Pty Ltd
• 04/2007	• Not Publicly Available	• Resun Corporation	• Transport International Pool, Inc. (d/b/a GE Modular Space)
• 07/2006	• $605.0 million	• WCAS	• Mobile Storage Group, Inc.
• 03/2006	• $49.9 million	• Mobile Mini, Inc.	• Royal Wolf Group
• 10/2005	• $510.0 million	• Lightyear Capital	• Baker Tanks, Inc.

Oppenheimer reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, less cash, as multiples of latest 12 months EBITDA and EBIT. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Oppenheimer then applied to Mobile Storage Group’s calendar year 2007 adjusted EBITDA and adjusted EBIT a selected range of latest 12 months EBITDA and EBIT multiples of 9.4x to 9.6x and 14.8x to 15.1x, respectively, derived from the Ristretto Group S.a.r.l./Williams Scotsman International, Inc. and WCAS/Mobile Storage Group, Inc. transactions. This analysis indicated the following implied equity reference range for Mobile Storage Group, as compared to the illustrative market value of the aggregate consideration:

Implied Equity Reference Range	Illustrative Market Value
for Mobile Storage Group	of Aggregate Consideration

$306.2 million — $323.7 million	$146.5 million

Accretion/Dilution Analysis

Oppenheimer reviewed the potential pro forma effect of the merger on Mobile Mini’s calendar years 2008 and 2009 estimated earnings per share, referred to as EPS, in each case after giving effect to potential synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger and before giving effect to expected integration costs, as more fully described above under the caption “Reasons for the Merger; Recommendation of the Board of Directors of Mobile Mini” beginning on page 30. Estimated financial data of the combined company were based on internal estimates of Mobile Mini’s management. Based on an assumed merger closing date of March 31, 2008, this analysis indicated that the merger could be accretive to Mobile Mini’s calendar years 2008 and 2009 estimated EPS by approximately 3.5% and 29.0%, respectively, relative to publicly available research analysts’ consensus EPS estimates for such years. Actual results may vary from projected results and the variations may be material.

Miscellaneous

Mobile Mini has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee of approximately $4.5 million, $1.0 million of which was payable upon delivery of its opinion and approximately $3.5 million of which is contingent upon consummation of the merger. Mobile Mini also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In addition, the assignor of certain investment banking assets of Oppenheimer in the past performed investment banking and other services for Mobile Mini unrelated to the merger, for which services such assignor received compensation, including having acted as joint bookrunner for an offering of senior notes of Mobile Mini in May 2007 and as joint bookrunner for an offering of Mobile Mini common stock in March 2006. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Mobile Mini and debt securities of Mobile Services for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer. Mobile Mini selected Oppenheimer as its financial advisor based on Oppenheimer’s reputation and experience. Oppenheimer is a nationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

The Board of Directors of Mobile Mini Following the Merger

As required by the stockholders agreement, upon consummation of the merger, Mobile Mini will expand the size of the Board of Directors of Mobile Mini to 8 from 6 and will appoint 2 directors designated by WCAS, to fill the vacancies.

WCAS has indicated that it will designate Michael E. Donovan and Sanjay Swani to serve as directors.

Michael E. Donovan previously served as a member of the Mobile Storage Group, Inc. Board of Directors since August 2006. Mr. Donovan joined WCAS, in 2001 and is currently a principal. Prior to joining WCAS, Mr. Donovan worked at Windward Capital Partners and the investment banking division of Merrill Lynch. Mr. Donovan currently serves on the Board of Directors of several privately-held companies, including Ozburn-Hessey Logistics Inc. and United Surgical Partners International Inc. Mr. Donovan graduated with a B.A. from Yale University in 1998.

Sanjay Swani previously served as a member of the Mobile Storage Group, Inc. Board of Directors since August 2006. Mr. Swani is a general partner of WCAS. Mr. Swani joined WCAS as a vice president in 1999 and became a general partner in 2001. Prior to joining WCAS, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers & acquisitions area from 1994 to 1998 and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University (1987) and graduate degrees from the MIT Sloan School of Management (1994) and Harvard Law School (1994). Mr. Swani currently serves on the Board of Directors of ITC DeltaCom, Inc. and several privately-held companies including Ozburn-Hessey Logistics, Inc., Venture Transport Logistics, L.L.C., and Global Knowledge Networks, Inc.

Management of Mobile Mini After the Merger

Upon completion of the merger, the executive management team of the combined company will include senior executives from Mobile Mini and from Mobile Storage Group. Steve Bunger will continue to serve as Chairman, President and Chief Executive Officer and Larry Trachtenberg will continue to serve as Chief Financial Officer. Doug Waugaman, CEO of Mobile Storage Group, is expected to join Mobile Mini as COO of Integration. Jody Miller, Bill Armstead, Ron Halchishak and Jeffrey Kluckman, senior executives at Mobile Storage Group, are expected to assume senior roles at Mobile Mini.

Governmental and Regulatory Matters

The consummation of the merger is conditioned upon all applicable waiting periods under HSR having expired or otherwise terminated. On March 5, 2008, Mobile Mini and Mobile Storage Group each filed HSR pre-merger notification and report forms with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission for review in connection with the proposed merger. HSR provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. The waiting period expired on Friday, April 4, 2008.

Anticipated Accounting and Tax Treatment

Mobile Mini intends to account for the merger as a purchase of Mobile Storage Group in accordance with generally accepted accounting principles in the United States. Mobile Storage Group will be treated as the acquired entity for such purposes. Accordingly, the aggregate fair value of the consideration paid by Mobile Mini in connection with the merger will be allocated to Mobile Storage Group’s assets based on their fair values as of the completion of the merger. The difference between the fair value of Mobile Storage Group’s assets, liabilities and other items and the aggregate fair value of the consideration paid by Mobile Mini will be recorded as goodwill and other assets and intangibles. The results of operations of Mobile Storage Group will be included in Mobile Mini’s consolidated results of operations only for periods subsequent to the completion of the merger.

For U.S. federal income tax purposes, Mobile Mini will not be entitled to allocate the aggregate fair market value of the consideration paid by Mobile Mini in connection with the merger with Mobile Storage Group to Mobile Storage Group’s assets. Instead, Mobile Mini will inherit the Mobile Storage Group’s tax basis in its assets and will not be able to increase that tax basis to reflect the value of the aggregate consideration paid or the fair market value of the assets. As a result, Mobile Mini’s tax-deductible depreciation of the former Mobile Storage Group assets will be less than if those assets had been purchased at the time of the merger for their fair value. In addition, in the event that Mobile Mini resells any of the former Mobile Storage Group assets, it will calculate taxable gain by reference to their tax basis.

No Appraisal Rights

Under Delaware law, Mobile Mini stockholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the Merger Agreement.

Financing

In anticipation of the merger, we have obtained a commitment letter, or the Commitment Letter, from Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Bank of America Securities LLC, Bank of America, N.A., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (collectively, the “Commitment Parties”), dated February 22, 2008, with respect to a first lien senior secured revolving credit facility under which we may borrow up to $1.0 billion, subject to a borrowing base. We intend to use a portion of the proceeds from such credit facility to refinance our existing credit facility, to pay the cash portion of the merger consideration and the transaction costs related to the merger. The proceeds will also be used to refinance a portion of the approximately $535.0 million of the Mobile Storage Group indebtedness to be assumed in connection with the merger as well as amounts outstanding under our existing revolving credit facility. In connection with the Commitment Letter, we have agreed to pay to the Commitment Parties an underwriting fee upon closing of the merger. Such underwriting fee is included in the total transaction fees and expenses presented on page 62 and will not recur. In addition, we have agreed to pay to Deutsche Bank AG New York Branch an annual administration fee of $150,000 to act as administrative agent. We do not have any current plans to repay the credit facility.

The credit facility will have a U.S. facility and a U.K. subfacility. Mobile Mini and certain of its U.S. subsidiaries will be borrowers under the U.S. facility and the U.S. facility will be guaranteed by substantially all U.S. subsidiaries that are not borrowers. The U.K. subsidiaries will be borrowers under the U.K. subfacility, and Mobile Mini and substantially all other subsidiaries that are not U.K. borrowers will be guarantors of the U.K. subfacility. The U.S. facility will be secured by a first priority lien on substantially all assets of the U.S. borrowers and U.S. guarantors. The U.K. subfacility will be secured by a first priority lien on substantially all of the assets of Mobile Mini and its subsidiaries.

The credit facility will have a term of five years from the date of the execution and delivery of the definitive financing agreement and related documentation. The U.K. subfacility will have a borrowing limit of not more than $200 million, and borrowings under such facility may be made in Pounds Sterling or Euros. The availability of borrowings under the credit facility will be subject to a borrowing base calculated as a discount to the value of certain pledged collateral. The credit facility will include an uncommitted incremental credit facility of up to $250.0 million. The credit facility will contain optional and mandatory prepayment provisions consistent with our existing revolving credit facility, with such modifications as may be appropriate given the merger and the related transactions.

Borrowings under the credit facility will bear interest at a rate equal to, at our option, either (a) LIBOR plus an applicable margin or (b) the prime rate plus an applicable margin. We expect that the initial applicable margin for borrowings will be 1.00% with respect to prime rate borrowings and 2.50% with respect to LIBOR borrowings, in each case subject to adjustment pursuant to a “market flex” provision. The applicable margins may adjust from time to time based on our leverage ratio. In addition to paying interest on outstanding principal under the credit facility, we will be required to pay an unused line fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder. The unused line fee rate is 0.375% per annum if the unused amount is less than or equal to 50% of the aggregate commitments or 0.25% per annum if the unused amount is greater than 50%. We must also pay customary letter of credit fees.

The commitments of the banks under the Commitment Letter are subject to, among other things, the consummation of the merger on or before August 15, 2008, and other conditions customary in transactions of this sort, including that since December 31, 2006, there has occurred no event, fact or circumstance that has caused or could reasonably be expected to have a material adverse effect on Mobile Mini, and since September 30, 2007, there has occurred no event, fact or circumstance that has caused or could reasonably be expected to cause a material adverse effect on Mobile Storage. We anticipate that the definitive financing agreement will include (i) representations and warranties, covenants and events of default consistent with our existing revolving credit facility, with such modifications as may be appropriate given the merger and the related transactions, (ii) financial maintenance covenants consisting of maximum leverage ratio, minimum fixed charge coverage ratio and minimum utilization rate, each of which shall only be tested if excess availability under our borrowing base is less than the greater of (a) $100.0 million and (b) 10% of the total commitments under the credit facility and (iii) customary indemnities for the lenders under the credit facilities.

THE AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. This summary may not contain all of the information about the Merger Agreement that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is included as Annex A to this proxy statement. We urge you to read the entire Merger Agreement and the other annexes to this proxy statement carefully and in their entirety.

The Merger Agreement has been included to provide you with information regarding its terms. The terms and information in the Merger Agreement should not be relied on as disclosure about Mobile Mini, Cactus Merger Sub, Inc. or Mobile Storage Group without consideration of the information provided elsewhere in this document and in the excerpts from the periodic reports included as Annex C and the periodic report included in Annex D, which such information is incorporated by reference into this proxy statement. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risk, among the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. None of Mobile Mini, Cactus Merger Sub, Inc. or Mobile Storage Group undertakes any obligation to publicly release any revisions to the representations and warranties, except as required under U.S. federal or other applicable securities laws.

Structure of the Merger

On February 22, 2008, we entered into the Merger Agreement with Cactus Merger Sub, Inc., a wholly-owned subsidiary of Mobile Mini, MSG WC Holdings Corp., and WCAS, as representative of the stockholders of MSG WC Holdings Corp., pursuant to which Cactus Merger Sub will merge with and into MSG WC Holdings Corp. Immediately after the merger, MSG WC Holdings Corp. and two of its subsidiaries will be merged into Mobile Mini.

Cancellation of Stock held by Stockholders of Mobile Storage Group.  Each share of Mobile Storage Group’s common stock issued and outstanding immediately prior to the effective time of the merger and held by the stockholders of Mobile Storage Group, and all rights in respect thereof shall, by virtue of the merger and without any action on the part of the stockholder, forthwith cease to exist and be converted into and represent the right to receive an amount, in cash and shares of Mobile Mini’s preferred stock equal to the Merger Consideration divided by the number of shares of Mobile Storage Group’s common stock issued and outstanding immediately prior to the effective time of the merger and held by the stockholders of Mobile Storage Group.

Conversion of Cactus Merger Sub Stock.  At the effective time of the merger, by virtue of the merger and without any action on the part of any party, each share of Cactus Merger Sub, Inc.’s common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the surviving corporation’s common stock. Each stock certificate of Cactus Merger Sub, Inc. evidencing ownership of any such shares will from and after the effective time of the merger, evidence ownership of shares of the Mobile Storage Group’s common stock, so that, after the effective time of the merger, Mobile Mini shall be the holder of all of the issued and outstanding shares of the Mobile Storage Group’s common stock.

Effect on Options.  Immediately prior to the effective time of the merger, all options issued under the option plans of Mobile Storage Group (other than the options held by William Armstead, Jeffrey Kluckman, Jody Miller and Allan Villegas pursuant to certain nonqualified stock option agreements with Mobile Storage Group, dated August 1, 2006) that are outstanding on such date will be cancelled and will cease to exist, and the holder of such options will cease to have any rights with respect thereto, except with respect to Messrs. Armstead, Kluckman, Villegas and Miller who will have the right to receive a pro rata portion of the Merger Consideration. The pro rata portion of the stockholders of Mobile Storage Group shall be calculated as if the options held by William Armstead, Jeffrey Kluckman, Jody Miller and Allan Villegas were exercised for cash immediately prior to the effective time of the merger and William Armstead, Jeffrey Kluckman, Jody Miller and Allan Villegas shall receive a pro rata portion of the Merger Consideration.

No Further Ownership Rights in Mobile Storage Group Common Stock.  At and after the effective time of the merger, each stockholder of Mobile Storage Group shall cease to have any rights as a stockholder of Mobile Storage Group, except as otherwise required by applicable law and except for the right of each stockholder of Mobile Storage Group to surrender his or her stock certificate or lost stock certificate affidavit in exchange for payment of the applicable Merger Consideration, and no transfer of Mobile Storage Group common stock shall be made on the stock transfer books of the surviving corporation. At the close of business on the day of the effective time of the merger the stock ledger of Mobile Storage Group shall be closed.

Merger Consideration

Merger Consideration.  Upon completion of the merger, the stockholders of Mobile Storage Group shall receive $701,500,000 less the Net Debt of Mobile Storage Group, plus or minus the Net Debt Adjustment, plus or minus the Working Capital Adjustment, plus or minus the Capital Expenditure Adjustment minus the unpaid Transaction Expenses of Mobile Storage Group plus the Acquisition Amount, which we refer to as the Merger Consideration.

Closing Statement and Estimated Merger Consideration.  At least 3 business days, but not more than 5 business days, prior to the closing date, Mobile Storage Group shall deliver to Mobile Mini a statement, as of the closing date, setting forth Mobile Storage Group’s good faith calculation of the estimated Merger Consideration based on Mobile Storage Group’s estimates of its Net Debt, the Net Debt Adjustment, the Working Capital Adjustment, the Capital Expenditures Adjustment, its unpaid Transaction Expenses and the Acquisition Amount.

“Acquisition Amount” means the value of any corporate acquisition by Mobile Storage Group or any of its subsidiaries approved by Mobile Mini in writing.

“Net Debt” means the consolidated indebtedness of Mobile Storage Group and its subsidiaries minus the consolidated cash and cash equivalents of Mobile Storage Group and its subsidiaries as of the closing.

“Net Debt Adjustment” means the amount, if any, by which the Net Debt is greater or less than $535,000,000.

“Working Capital Adjustment” means the amount, if any, by which the working capital is greater than $1,500,000 or is less than -$1,500,000 as of the closing (if the working capital is between $1,500,000 and -$1,500,000, the Working Capital Adjustment shall be $0.00).

“Capital Expenditure Adjustment” means the amount, if any, by which Mobile Storage Group’s consolidated capital expenditures for the period commencing on January 1, 2008 and ending on the closing date is greater or less than the capital expenditures amount for the same period shown on, or derived from, the adjusted capital expenditures budget of Mobile Storage Group for the calendar year ended December 31, 2008 made available to Mobile Mini (as adjusted in the event the closing date is a date other than the last day of a calendar month).

“Transaction Expenses” means the amount payable by Mobile Storage Group for all out-of-pocket costs and expenses incurred by Mobile Storage Group or on behalf of its stockholders in connection with the merger, such as brokers’ fees, advisors’ fees and expenses, required consent payments, “stay-around” and similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result or in connection with the merger as of the closing other than the payments under the agreed to retention bonus plan.

To the extent the estimated Merger Consideration payable at closing exceeds $154,000,000, the stockholders of Mobile Storage Group will receive the aggregate of 8,555,556 shares of preferred stock of Mobile Mini valued at $18.00 per share plus an amount of cash equal to the amount by which the estimated Merger Consideration exceeds $154,000,000. If the estimated Merger Consideration is equal to or less than $154,000,000, the stockholders of Mobile Storage Group will only receive an amount of shares of preferred stock of Mobile Mini equal to the estimated Merger Consideration divided by $18.00.

At the closing, the Mobile Storage Group stockholders will place into escrow $15,000,000 of the estimated Merger Consideration (in cash and/or shares of Mobile Mini preferred stock valued at $18.00 per share) to satisfy any post-closing adjustments of the Merger Consideration and to secure their indemnification obligations under the Merger Agreement. At all times while shares of Mobile Mini preferred stock are held in escrow, the stockholders of Mobile Storage Group shall have the right to (i) exercise any voting rights with respect to the escrowed shares of preferred stock, and (ii) receive all products and proceeds of any of the escrowed shares of preferred stock, including all dividends, whether in the form of cash, stock or any other form, and any other rights and other property which the stockholders of Mobile Storage Group are, from time to time, entitled to receive in respect of, or in exchange, for any or all of the escrowed shares.

Merger Consideration Adjustments.  The estimated Merger Consideration will be subject to post-closing adjustments. To the extent the Merger Consideration as finally determined is greater or less than the estimated Merger Consideration paid at closing, Mobile Mini or the stockholders of Mobile Storage Group, as the case may be, shall pay the appropriate merger consideration adjustment pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, the stockholders of Mobile Storage Group may elect to pay in cash any merger consideration adjustment in lieu of releasing or returning any preferred stock held in escrow or otherwise.

In no event shall Mobile Mini be obligated to issue to the stockholders of Mobile Storage Group more than 8,555,556 shares of preferred stock.

Surviving Corporation, Governing Documents and Officers and Directors

At the effective time of the merger, the certificate of incorporation and by-laws of Mobile Storage Group, as in effect immediately prior to such effective time, will be the certificate of incorporation and by-laws respectively of the surviving corporation of the merger. Subject to Mobile Mini’s right to request the resignation of Mobile Storage Group’s officers and directors at the effective time of the merger, the officers and directors of Mobile Storage Group prior to the effective time of the merger will continue to be the officers and directors of the surviving corporation of the merger, subject to the applicable provisions of the certificate of incorporation and by-laws of the surviving corporation.

Closing

Unless the parties agree otherwise, the completion of the merger will occur on a date to be specified by Mobile Mini and Mobile Storage Group that will be no later than 3 business days immediately following the day on which the last of the closing conditions (other than any conditions that by their nature are to be satisfied at the closing) is satisfied or waived. See “— Conditions to the Merger” beginning on page 50. The parties currently expect to complete the merger in the second quarter of 2008.

Effective Time of the Merger

The merger will become effective upon the acceptance of the filing of a certificate of merger in accordance with Section 251 of the Delaware Law with the Secretary of State of the State of Delaware, or at such other subsequent date or time as Mobile Mini, Cactus Merger Sub, Inc. and Mobile Storage Group may agree and specify in the certificate of merger. Mobile Mini, Cactus Merger Sub, Inc. and Mobile Storage Group will file the certificate of merger on the closing date of the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Mobile Storage Group to Mobile Mini and Cactus Merger Sub, Inc. relating to a number of matters, including the following:

•	corporate authorization to execute, deliver and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law or other obligations as a result of the execution, delivery and consummation of the transactions contemplated by the Merger Agreement;

•	due organization and good standing;

•	capitalization;

•	due organization, good standing and capitalization of the subsidiaries of Mobile Storage Group;

•	timely filing of documents required to be filed with the Securities and Exchange Commission, accuracy of such filings, compliance of such filings with applicable federal securities law requirements and establishment and maintenance of disclosure controls and procedures;

•	accuracy of information to be provided by Mobile Storage Group for inclusion in this proxy statement;

•	accuracy of selected financial statements;

•	absence of certain undisclosed liabilities;

•	accuracy of minute books;

•	title and condition of tangible personal property and assets and accuracy of list of rental fleet of storage trailers, storage containers and portable offices provided to Mobile Storage Group;

•	owned and leased real properties;

•	material contracts;

•	litigation;

•	tax matters;

•	insurance;

•	intellectual property matters;

•	compliance with laws;

•	relationship with customers;

•	labor and employment relations;

•	employee benefit plan matters;

•	environmental matters;

•	affiliate transactions;

•	obtaining of and compliance with permits;

•	absence of any material adverse effect and certain other changes or events;

•	brokers’ or finders’ fees;

•	absence of certain changes in the business;

•	absence of conduct of business; and

•	scope of representations and warranties and disclaimer of implied and other representations and warranties in the Merger Agreement and related documents.

The Merger Agreement also contains representations and warranties made by Mobile Mini and Cactus Merger Sub, Inc. to Mobile Storage Group relating to a number of matters, including the following:

•	corporate authorization to execute, deliver and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law or other obligations as a result of the execution, delivery and consummation of the transactions contemplated by the Merger Agreement;

•	due organization and good standing;

•	capitalization;

•	due organization, good standing and capitalization of certain subsidiaries of Mobile Mini;

•	timely filing of documents required to be filed with the Securities and Exchange Commission, accuracy of such filings, compliance of such filings with applicable federal securities law requirements and establishment and maintenance of disclosure controls and procedures;

•	accuracy of information to be provided by Mobile Mini or Cactus Merger Sub, Inc. for inclusion in this proxy statement;

•	accuracy of selected financial statements;

•	absence of certain undisclosed liabilities;

•	accuracy of list of rental fleet of storage trailers, storage containers and portable offices provided to Mobile Storage Group;

•	litigation;

•	tax matters;

•	compliance with laws;

•	employee benefit plan matters;

•	absence of certain changes in the business;

•	brokers’ or finders’ fees;

•	effectiveness of debt financing commitments and sufficiency of funds available to Mobile Mini to consummate the transactions contemplated by the Merger Agreement and to pay all related fees and expenses; and

•	scope of representations and warranties and disclaimer of implied and other representations and warranties in the Merger Agreement and related documents.

The representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this proxy statement as Annex A, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement and in the excerpts from the periodic reports included in Annex C and the periodic report included in Annex D, which such information is incorporated by reference into this proxy statement. See “— Where You Can Find More Information” beginning on page 111.

Certain of these representations and warranties are qualified by “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Mobile Storage Group or Mobile Mini, as the case may be, means any event, circumstance, fact, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (i) to the business, assets, liabilities, results of operation or financial condition of that party and its subsidiaries, taken as a whole or (ii) on the ability of that party to materially perform its obligations under the Merger Agreement, other than a material adverse effect that arises or results from any of the following:

•	changes in general political, economic, financial, capital market or industry-wide conditions;

•	changes in law or changes in generally accepted accounting principles, or GAAP;

•	acts of war (whether or not declared), political unrest, terrorism or escalation of hostilities;

•	the announcement or other disclosure of the Merger Agreement or the transactions contemplated thereby; and

•	action taken by a party expressly required by the Merger Agreement;

except, in the case of the first three points above, to the extent such change has a disproportionately negative effect on such party and its subsidiaries (taken as whole), compared with other companies operating in the same industry.

The representations and warranties in the Merger Agreement survive until 12 months after the closing date of the merger. If the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, except as described below under “— Effect of Termination” and “— Termination Fees and Expenses” beginning on page 54.

Covenants and Agreements

Conduct of Business of Mobile Storage Group Pending the Merger.  Mobile Storage Group has agreed that, except as set forth in the Merger Agreement, during the period commencing on February 22, 2008 and ending at the earlier of the completion of the merger or the termination of the Merger Agreement, Mobile Storage Group will cause each of its subsidiaries to carry on its business in the ordinary and usual course and to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others with which it has a business relationship.

Additionally, Mobile Storage Group has agreed that, except as may be approved in writing by Mobile Mini or as expressly permitted or required by the Merger Agreement, prior to the completion of the merger, Mobile Storage Group will not, and will cause each of its subsidiaries to, refrain from the following (provided, however, that this provision shall not be construed to give to Mobile Mini, directly or indirectly, the right to control or direct Mobile Storage Group’s businesses or operations prior to the completion of the merger):

•	amending or restating of charter or by-laws;

•	issuing, or delivering (i) any capital stock of, or other equity or voting interest in, Mobile Storage Group or its subsidiaries or (ii) any securities convertible into, exchangeable for or evidencing the right to subscribe for or to acquire (x) any shares of capital stock of, or other equity or voting interest in Mobile Storage Group or any of its subsidiaries or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or to acquire, any shares of capital stock of, or other equity or voting interest in, Mobile Storage Group or any of its subsidiaries, except for issuances of capital stock of Mobile Storage Group or its subsidiaries upon the exercise of any outstanding options or warrants;

•	declaring, paying or setting aside any dividend or other distribution other than dividends or distributions by any subsidiary to Mobile Storage Group, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of capital stock of, or other equity or voting interest in Mobile Storage Group or its subsidiaries (except for purchases of equity of Mobile Storage Group or its subsidiaries, held by its management or making any other change in the capital structure of Mobile Storage Group or its subsidiaries);

•	increasing the compensation payable (including wages, salaries and bonuses or any other renumeration) or to become payable to any employee or agent being paid an annual base salary of $150,000 or more, or to any officer or director of Mobile Storage Group, other than pursuant to existing contracts or applicable law;

•	making of any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $150,000 or more or any director of Mobile Storage Group, except for payments (i) in connection with a transaction retention program mutually agreed to by Mobile Mini and Mobile Storage Group, (ii) accrued prior to the date of the Merger Agreement, (iii) required by the terms of any employee benefit plan, (iv) made in the ordinary course of business consistent with past practice, or (v) otherwise required by applicable law;

•	establishing, adopting, entering into, amending or terminating of any material employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than the implementation of a transaction retention program mutually agreed to by Mobile Mini and Mobile Storage Group;

•	entering into, materially amending or terminating any material contract;

•	incurring, assuming or modifying any indebtedness (other than revolving indebtedness incurred pursuant to the existing credit facility of Mobile Storage Group and its subsidiaries) or capitalized lease obligations exceeding $4,000,000 in the aggregate, in each case, in the ordinary course of business consistent with past practice;

•	subjecting any material property or assets or any capital stock, or other equity or voting interests to any lien other than permitted liens;

•	selling transfering, leasing, licensing or otherwise disposing any assets or properties in excess of $50,000 individually or $200,000 in the aggregate other than (i) sales of equipment in the ordinary course of business consistent with past practice, (ii) leases or licenses entered into in the ordinary course of business consistent with past practice, and (iii) sales of trailers, containers and wood offices and other units in the ordinary course of business consistent with past practice solely as part of the normal course of retail sales;

•	except for certain exceptions, acquiring any business or entity, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

•	making of any capital expenditure or commitment thereto not contemplated by the Mobile Storage Group capital expenditures budget or otherwise, acquiring any assets or properties other than supplies or inventory in the ordinary course of business consistent with past practice or make any change to capital expenditures budget, the Mobile Storage Group capital expenditures budget;

•	writing-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;

•	canceling or waiving any claims or rights of substantial value;

•	making any change in any method of accounting or auditing practice other than those required by GAAP or by applicable laws;

•	except as required by any applicable law or order, making any material tax election or settle and/or compromise any material tax liability (except for settlements in connection with tax audits in the ordinary course of business), preparing any tax returns in a manner materially inconsistent with the past practices or filing any material amended tax return or claim for refund of taxes;

•	except for certain exceptions, paying, discharging, settling or satisfying any claims, liabilities, legal proceedings or obligations in excess of $100,000;

•	planning, announcing, implementing or effecting of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees (other than individual employee terminations in the ordinary course of business);

•	making of any loans, advances or capital contributions to, or investments in, any entity other than to Mobile Storage Group’s subsidiaries;

•	entering into any contract or letter of intent (whether or not binding) with respect to, or committing or agreeing to do, whether or not in writing, any of the foregoing;

•	taking any action which may cause Mobile Mini and its subsidiaries to incur losses as a consequence of any breach of certain applicable UK laws concerning employment rights; or

•	financing capital expenditures by entering into operating leases in a manner inconsistent with past practice.

Additionally, Mobile Storage Group and its subsidiaries have agreed that, during the period commencing on February 22, 2008 and ending at the earlier of the completion of the merger or the termination of the Merger Agreement, they shall use all commercially reasonable efforts to (i) confer on a monthly basis with one or more designated representatives of Mobile Mini regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations to the extent permitted by law and (ii) keep all insurance policies currently maintained with respect to Mobile Storage Group and its subsidiaries and their respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business until the completion of the merger. Neither Mobile Storage Group nor its subsidiaries MSG WC Intermediary Co. and Mobile Services Group, Inc. will conduct any business, incur any new indebtedness or hold any new assets other than the equity interests of their respective subsidiaries. Further, Mobile Storage Group has agreed to provide Mobile Mini with a monthly consolidated balance sheet of Mobile Storage Group and its subsidiaries for the preceding month and the related profit and loss statement when they are available, and has agreed to cause its Chief Executive Officer and Chief Financial Officer to be available to discuss such financial statements and the operating performance of Mobile Storage Group. Mobile Storage Group has also agreed to provide Mobile Mini with its final audited 2007 financial statements after it is received from Mobile Storage Group’s auditors, and to notify Mobile Mini upon obtaining any knowledge of any proposed audit adjustments to the draft financial statements of Mobile Services Group, Inc. and its subsidiaries as at December 31, 2007.

Conduct of Business of Mobile Mini Pending the Merger.  During the period commencing on February 22, 2008 and ending at the earlier of the completion of the merger or the termination of the Merger Agreement. Mobile Mini has agreed not to:

•	amend or restate its charter or by-laws, other than Mobile Mini’s filings with the Secretary of State of the State of Delaware following approval of the merger by Mobile Mini’s stockholders;

•	declare, pay or set aside any dividend or make any distribution other than dividends or distributions by any subsidiary of Mobile Mini to Mobile Mini or any other wholly owned subsidiary of Mobile Mini;

•	split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly (other than pursuant to Mobile Mini’s previously announced share buyback program), any shares of capital stock of, or other equity or voting interest in, Mobile Mini or its subsidiaries except for purchases of equity held by management of Mobile Mini or its subsidiaries; or

•	incur any indebtedness for borrowed money which would reasonably be expected to cause the conditions to the debt financing to be obtained by Mobile Mini not to be satisfied.

Further, Mobile Mini has agreed that, during the period commencing on February 22, 2008 and ending at the earlier of the completion of the merger or the termination of the Merger Agreement, Mobile Mini will, and will cause each of its subsidiaries to, use all commercially reasonable efforts to confer on a monthly basis with one or more designated representatives of Mobile Storage Group regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations.

Exclusivity.  From February 22, 2008 and until the earlier of the completion of the merger or the termination of the Merger Agreement, Mobile Storage Group and its subsidiaries have agreed not to engage in any discussions or negotiations with, or provide any information to, any person or entity (other than Mobile Mini and its affiliates and representatives), concerning any purchase of any capital stock of Mobile Storage Group or any of its subsidiaries or any merger, consolidation or other business combination, asset sale, recapitalization or similar transaction involving Mobile Storage Group or any of its subsidiaries. Mobile Storage Group has agreed to notify Mobile Mini as soon as practicable after Mobile Storage Group has knowledge of any person making any proposal, offer, inquiry, or contact with Mobile Storage Group, with respect to any such proposal for purchase of capital stock, merger, consolidation, asset sale, recapitalization or similar transaction involving Mobile Storage Group or its subsidiaries and to describe the identity of the person making such proposal and the substance and material terms of such contact and such proposal.

Mobile Mini has agreed not to knowingly solicit during the period commencing on February 22, 2008 and ending on the earlier of the date that is 4 months from February 22, 2008 or on the date of the completion of the merger, any proposals to acquire Mobile Mini.

Access to Information.  The Merger Agreement provides mutual rights to each of Mobile Storage Group and Mobile Mini to access the properties, books and records of the other party, and obligates each party to provide information regarding its business and properties to the other party to the extent permitted by law. Each of Mobile Mini and Mobile Storage Group and their respective subsidiaries agree to permit the other party and its representatives to have reasonable access during normal business hours and on reasonable written advance notice, to its premises and to its properties, books and records and shall cause its officers, employees counsel, accountants, consultants and other representatives to furnish the other party with such financial and operating data and other information with respect to its business and properties as such other party shall request from time to time. Such investigation and assistance shall not unreasonably disrupt the operations of the party providing access to such investigation, cause the loss of attorney/client privilege, and any information provided pursuant to such investigation by either Mobile Mini or Mobile Storage Group or their respective subsidiaries shall be subject to the terms of the mutual confidentiality agreement, between Mobile Storage Group and Mobile Mini.

Notification of Certain Matters.  Mobile Storage Group agrees to provide prompt written notice to Mobile Mini of (i) any notice of, or other communication relating to, a default or event of default under any material contact, (ii) any representation or warranty made by Mobile Storage Group in the Merger Agreement or in any instrument delivered pursuant to it becoming untrue or inaccurate in any material respect, (iii) the failure of any condition precedent to either party’s obligations, and (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement. The Merger Agreement provides that such notice shall amend Mobile Storage Group’s disclosure letter for informational purposes only and will not affect Mobile Mini’s remedies under the Merger Agreement, or cure any breach of any covenant, representation or warranty in the Merger Agreement or related agreements for any purpose, including satisfaction of closing conditions and Mobile Mini’s rights to indemnification.

Debt Financing.  Mobile Mini agrees to use all commercially reasonable efforts to (i) maintain in full force and effect the Commitment Letter and refrain from amending, terminating, or waiving any provisions under the Commitment Letter, (ii) to the extent within its control, comply with all of its covenants in, and as promptly as practicable take all actions necessary or desirable to cause all of the conditions to the funding of the financing contemplated in, the Commitment Letter, and ensure that there is no breach or default or event of default under any of its existing financing agreements, and (iii) accept any changes in the terms and conditions of the proposed financing contemplated in the “market flex” provision of the Commitment Letter or fee letter related thereto. Mobile Mini agrees to notify Mobile Storage Group following receipt of any notification from any financing source under the Commitment Letter or other financing of such source’s indications that it does not intend to provide, questions its requirement to provide or asserts its inability or refusal to provide the financing described in the Commitment Letter.

If the funding under the Commitment Letter becomes unavailable or Mobile Mini reasonably believes that such funding may not occur (other than due to breach by Mobile Storage Group of the Merger Agreement or related agreements), Mobile Mini agrees to use all commercially reasonable efforts to obtain alternative financing on terms that are no less favorable than to those contained in the Commitment Letter. Mobile Mini shall keep Mobile Storage Group reasonably informed of any material adverse developments relating to the proposed debt financing.

Affiliate Agreements.  Mobile Storage Group agrees to, and to cause its subsidiaries to, terminate at or prior to the completion of the merger, without payment or penalty, certain contracts between Mobile Storage Group or its subsidiaries and any of their affiliates (other than Mobile Storage Group or its subsidiaries) set forth on Mobile Storage Group’s disclosure letter to the Merger Agreement.

Mobile Storage Group’s Option Plans.  Mobile Storage Group agrees, as of the time of the completion of the merger, to take all actions necessary to (i) terminate all stock option plans (other than the options held by Messrs. Armstead, Kluckman, Villegas and Miller, all of whom will receive their respective pro rata portion of the Merger Consideration), stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Mobile Storage Group or its subsidiaries, (ii) cancel, terminate, and forfeit, all outstanding stock options, shares of restricted stock, or other awards in respect of the capital stock of Mobile Storage Group or its subsidiaries granted pursuant to such stock option plans or stock incentive plans, and (iii) amend provisions of any employee benefit plan providing for the issuance, transfer or grant of any capital stock of, or any interest in respect of capital stock of, Mobile Storage Group or its subsidiaries.

WARN.  Mobile Storage Group shall be liable for any obligations with respect to employees arising under the Worker Adjustment and Retraining Notification Act, or WARN, and similar applicable state laws to the extent arising from the actions taken by Mobile Storage Group or its subsidiaries (not at the direction of Mobile Mini) on or prior to the completion of the merger. Mobile Storage Group agrees to cooperate with Mobile Mini in connection with providing notices under the WARN or similar applicable state laws and to notify Mobile Mini prior to announcing, implementing or effecting certain “employment losses” on or prior to the completion of the merger. On the date of the completion of the merger, Mobile Storage Group shall provide Mobile Mini with a list, by date and location, of such “employment losses” that occurred within the preceding 90 days or are scheduled to occur on or after the completion of the merger.

UK Employees.  From February 22, 2008 until the earlier of the completion of the merger or the termination of the Merger Agreement, Mobile Storage Group and its subsidiaries agree to consider written requests from Mobile Mini with respect to compliance with obligations imposed by certain applicable UK laws with respect to employees of Mobile Storage Group’s subsidiaries in the United Kingdom. If Mobile Storage Group and its subsidiaries decide to implement any such written requests of Mobile Mini, Mobile Mini shall indemnify stockholders and affiliates of Mobile Storage Group against losses incurred or suffered by them arising from the implementation of any such written request.

Indemnification of Directors and Officers.  Mobile Mini agrees that its organizational documents shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the organizational documents of Mobile Storage Group as of the date of the Merger Agreement. Such provisions shall not be amended, repealed or otherwise modified for a period of 6 years after the completion of the merger in any manner materially adverse to individuals who are directors or officers of Mobile Storage Group or its subsidiaries prior to the completion of the merger. Mobile Mini also agrees to purchase tail insurance covering each person currently covered by the Mobile Storage Group’s or its subsidiaries’ directors’ and officers’ liability insurance policies, with respect to matters or circumstances occurring at or prior to the completion of the merger, on coverage terms that are equivalent in all material respects to the coverage terms of such current insurance policies in effect for Mobile Storage Group and its subsidiaries on the date of the Merger Agreement.

Parent Organizational Documents.  Immediately prior to the effective time and assuming the receipt of Mobile Mini’s stockholders approval, Mobile Mini shall file with the Secretary State of the State of Delaware the amendment to its certificate of incorporation and the certificate of designation to be effective immediately prior to the effective time.

Waiver of Standstill.  Regardless the standstill provisions of the mutual confidentiality agreement between Mobile Storage Group and Mobile Mini, after this proxy statement has been mailed to Mobile Mini’s stockholders, WCAS, the majority stockholder of Mobile Storage Group, shall be permitted to purchase up to 2,000,000 shares of common stock of Mobile Mini in the aggregate, subject to applicable laws. Such purchases shall not be permitted to be made in the event WCAS is in possession of material non-public information. Such purchases may be effectuated through market trades or private purchases prior or after the closing of the Merger. Because the proxy statement will be mailed to Mobile Mini’s stockholders after the record date for the special meeting of stockholders of Mobile Mini, WCAS will not have any voting rights with respect to the approval of the Merger. Two business days prior to the completion of the merger, Mobile Storage Group shall deliver a certificate to Mobile Mini containing a list of each such purchase that includes the name of the acquiring person, the number of shares acquired, the means by which such shares were acquired, the date of each such purchase, and the purchase prices paid by such persons. After the completion of the merger, WCAS shall notify Mobile Mini in writing within 2 business days after such purchase of securities, which notice shall contain the same information described in the immediately preceding sentence.

Financial Reports.  Promptly following their availability in the ordinary course of business, Mobile Mini shall provide Mobile Storage Group with a monthly consolidated balance sheet of Mobile Mini and its subsidiaries for the preceding month and the related profit and loss statement, and shall cause Mobile Mini’s Chief Executive

Officer and the Chief Financial Officer to be available to discuss such financial statements and the financial and operating performance of Mobile Mini as reasonably requested by Mobile Storage Group.

Compensation and Benefits.  For at least 9 months following the completion of the merger, Mobile Mini will cause the surviving corporation to provide compensation and benefits to the employees of Mobile Storage Group as of the completion of the merger that are substantially equivalent in the aggregate to either the compensation and benefits received by such continuing employees of Mobile Storage Group prior to the completion of the merger, or the compensation and benefits provided to similarly situated employees of Mobile Mini and its subsidiaries.

Unless Mobile Mini requests otherwise in writing, the Board of Directors of Mobile Storage Group is required to adopt resolutions generally terminating, effective no later than the day prior to the completion of the merger, any “401(k) plan” sponsored or contributed to by Mobile Storage Group. Mobile Mini will cause any Mobile Mini compensation or benefit plan in which the continuing employees of Mobile Storage Group participate following the completion the merger, to treat, for purposes of vesting and eligibility, service rendered to the Mobile Services Group as service to Mobile Mini and is affiliates, subject to certain exceptions. Each of Mobile Mini and the surviving corporation will cause its medical, dental and other welfare plans in which the continuing employees of Mobile Storage Group or their dependants commence to participate after the completion of the merger to waive certain preexisting condition limitations and take into account certain deductible and out-of-pocket expenses incurred by the continuing employees of Mobile Storage Group and their dependants under similar plans of Mobile Storage Group or any of its subsidiaries. Mobile Mini and its affiliates agree to be solely responsible for satisfying the COBRA health care continuation coverage requirements for certain qualifying individuals who were covered by the health plans of Mobile Storage Group prior to the completion of the merger.

Prior to the completion of the merger, Mobile Storage Group will use commercially reasonable efforts to cause those persons who are subject to the rules regarding the Federal excise tax on excess “parachute” payments to waive any payment contingent upon the merger to the extent such payment would be subject to such excise tax. Following the receipt of such waivers, Mobile Storage Group will submit such payments for approval by its stockholders, and provide stockholders with disclosure of such payments.

Certain Other Covenants.  The Merger Agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, Mobile Storage Group’s cooperation with Mobile Mini in connection with the debt financing, cooperation and consultation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, cooperation and consultation regarding public statements with respect to transactions contemplated by the Merger Agreement and cooperation with respect to contesting or defending any legal proceedings brought by a third party in connection with the transactions contemplated by the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  The respective obligations of each of Mobile Mini and Mobile Storage Group, to effect the merger are conditioned upon the satisfaction or waiver by Mobile Mini and Mobile Storage Group of the following conditions:

•	all applicable waiting periods under HSR will have expired or otherwise been terminated;

•	no provision of any applicable law, judgment, order or injunction making illegal or otherwise prohibiting the consummation of the merger or delaying such consummation beyond August 15, 2008, shall be in effect; and

•	Mobile Mini shall have obtained the approval of the Merger Agreement, the merger and the issuance of the Mobile Mini Preferred Stock to Mobile Storage Group stockholders in connection with the merger by the affirmative vote of the holders of a majority of the outstanding shares of Mobile Mini common stock.

Conditions to Obligations of Mobile Mini.  The obligations of Mobile Mini to effect the merger are conditioned upon the satisfaction or waiver by Mobile Mini of the following conditions:

•	the representations and warranties of Mobile Storage Group (i) with respect to authority and enforceability, consents and approvals and no violations, capitalization of Mobile Storage Group and its subsidiaries (other than, with respect to de minimis variations in the number of outstanding shares of Mobile Storage Group common stock) and no material adverse effect and absence of certain changes with respect to Mobile Storage Group, shall be true and correct in all respects on and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Mobile Storage Group contained in the Merger Agreement shall be true and correct (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any of such representations and warranties) as of the closing date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mobile Storage Group;

•	Mobile Storage Group shall have performed in all material respects all of the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the closing date of the merger, and Mobile Mini shall have received a certificate signed on behalf Mobile Storage Group by a senior executive officer of Mobile Storage Group to such effect;

•	since February 22, 2008, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a material adverse effect on Mobile Storage Group, and Mobile Mini shall have received a certificate signed on behalf of Mobile Storage Group by a senior executive officer of Mobile Storage Group to such effect;

•	the execution and delivery of the Escrow Agreement by Mobile Storage Group;

•	Mobile Mini shall have received the amounts set forth in the Commitment Letter upon the terms and conditions of the Commitment Letter or any alternative financing in accordance with the Merger Agreement;

•	all indebtedness of Mobile Storage Group as of the closing date other than the remaining indebtedness shall be repaid and evidenced by the receipt of pay-off letters in connection with the termination of such indebtedness;

•	the receipt by Mobile Mini of an affidavit from Mobile Storage Group dated the closing date, stating it is not a “United States real property holding corporation”;

•	the receipt by Mobile Mini of copies of the termination agreements relating to certain contracts of Mobile Storage Group with affiliates; and

•	the execution and delivery of the stockholders agreement by WCAS, WCAS Capital Partners IV., L.P. and WCAS Management Corporation.

Conditions to Obligations of Mobile Storage Group.  The obligations of Mobile Storage Group to effect the merger are conditioned upon the satisfaction or waiver by Mobile Storage Group of the following conditions:

•	the representations and warranties of Mobile Mini (i) with respect to authority and enforceability, existence and good standing, capitalization of Mobile Mini and its subsidiaries (other than, with respect to de minimis variations in the number of outstanding shares of Mobile Mini common stock), and no material adverse effect with respect to Mobile Mini, shall be true and correct in all respects on and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Mobile Mini contained in the Merger Agreement shall be true and correct (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any of such representations and warranties) as of the closing date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mobile Mini;

•	since February 22, 2008, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a material adverse effect on Mobile Mini, and Mobile Storage

Group shall have received a certificate signed on behalf of Mobile Mini by a senior executive officer of Mobile Mini to such effect;

•	Mobile Mini shall have performed in all material respects all of the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the closing date of the merger, and Mobile Storage Group shall have received a certificate signed on behalf Mobile Mini by a senior executive officer of Mobile Mini to such effect; and

•	the execution and delivery of the stockholders agreement by Mobile Mini.

Each of the conditions to Mobile Mini’s and Mobile Storage Group’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Mobile Mini and Mobile Storage Group if the condition is a condition to both Mobile Mini’s and Mobile Storage Group’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The Boards of Directors of Mobile Mini and Mobile Storage Group may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement and re-solicitation of proxies is necessary. However, Mobile Mini and Mobile Storage Group generally do not expect any such waiver to be significant enough to require an amendment of this proxy statement and re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, Mobile Mini will have the discretion to complete the merger without seeking further Mobile Mini stockholder approval.

Indemnification

Mobile Storage Group’s stockholders have agreed to hold Mobile Mini and its affiliates, successors and assigns harmless on an after tax basis (taking into account benefits arising from the loss) for any losses which arise from or in connection with any breach by Mobile Storage Group or any of Mobile Storage Group’s stockholders of any of their representations, warranties or covenants under the Merger Agreement or in any ancillary agreement or in any instrument, certificate or writing delivered pursuant to the Merger Agreement. Mobile Mini has agreed to hold harmless Mobile Storage Group’s stockholders and their affiliates on an after-tax basis (taking into account benefits arising from any loss) for any breach by Mobile Mini of any of its representations, warranties or covenants under the Merger Agreement or in any instrument, certificate or writing delivered pursuant to the Merger Agreement.

The obligations to indemnify and hold harmless for breaches of representations and warranties pursuant to the Merger Agreement shall survive until the date that is 12 months after the consummation of the merger, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof. The maximum amount of Mobile Mini’s and Mobile Storage Group’s indemnification liabilities under the Merger Agreement is $30 million each. Indemnification claims may be asserted only if each individual indemnifiable loss exceeds $50,000 and until the total amount of losses exceeds $3 million; provided, that to the extent the amount of indemnifiable losses exceeds the $3 million, the indemnified party shall be entitled to recover the entire amount of losses in excess of $1.5 million. For purposes of determining whether an individual loss exceeds $50,000, all losses based on claims or a series of related claims arising out of similar facts or circumstances shall be aggregated.

All claims for indemnification by Mobile Mini shall first be satisfied from the escrow amount and once the escrow amount has been paid to satisfy Mobile Mini’s indemnification claims or released to Mobile Storage Group’s stockholders pursuant to the escrow agreement, Mobile Mini shall be entitled to pursue all claims for indemnification directly against Mobile Storage Group’s stockholders in accordance with the joinder agreement or letters of transmittal, as the case may be. Except as otherwise provided in the joinder agreement, the indemnification obligations of Mobile Storage Group’s stockholders are several and not joint.

All claims for indemnification by Mobile Storage Group’s stockholders as finally determined pursuant to the Merger Agreement, shall be paid by Mobile Mini to such Mobile Storage Group’s stockholders by wire transfer in immediately available funds to the bank accounts designated by such Mobile Storage Group’s stockholders in a notice to Mobile Mini not less than two business days prior to such payment.

Release of Amounts in Escrow.  Subject to the terms of the Merger Agreement, (i) if the cash in escrow exceeds the amount of an indemnification claim by Mobile Mini, then the escrow agent shall release an amount in cash equal to such claim to Mobile Mini; (ii) if the claim exceeds the cash in escrow but is less than the aggregate Fair Market Value of the preferred stock plus the cash then held in escrow, then the escrow agent shall release the entire balance of the cash then held in escrow plus a number of shares of preferred stock equal to the amount by which Mobile Mini’s indemnification claim exceeds the cash balance in escrow divided by the Fair Market Value; or (iii) if Mobile Mini’s claim exceeds the aggregate Fair Market Value of preferred stock plus the cash then held in escrow, then the stockholders of Mobile Storage Group shall, at their option (x) return to Mobile Mini a number of shares of preferred stock of Mobile Mini equal to such excess divided by the Fair Market Value per share of the preferred stock, or (y) pay to Mobile Mini in accordance with the joinder agreement or the applicable letter of transmittal, as the case may be, such excess in cash.

“Fair Market Value” means, for purposes of valuing Mobile Mini’s preferred stock under the indemnification provisions of the Merger Agreement, the as-converted value of Mobile Mini’s preferred stock based on the average of the closing prices of Mobile Mini’s common stock on the NASDAQ reporting system or on the principal exchange on which Mobile Mini’s common stock is traded (as reported in the Wall Street Journal) over a period of 30 days consisting of the day the final amount of indemnifiable losses has been agreed to or otherwise determined pursuant to the provisions of the Merger Agreement and the 29 consecutive trading days prior to such day the final amount of indemnifiable losses has been agreed or otherwise determined pursuant to the provisions of the Merger Agreement; provided, that if Mobile Mini’s common stock is not traded on any exchange or the over-the-counter market, then “Market Price” shall be determined in good faith by Mobile Mini and WCAS.

Insurance Policies.  The amount of losses payable pursuant to the indemnification provision of the Merger Agreement shall be reduced by any amounts actually received under applicable insurance policies or from any other person alleged to be responsible for such losses.

Termination

The Merger Agreement may be terminated at any time before the completion of the merger, in any of the following circumstances:

•	by mutual written consent of Mobile Mini and Mobile Storage Group;

•	by either Mobile Mini or Mobile Storage Group, if

•	the merger does not occur on or before August 15, 2008, provided that the right to terminate the Merger Agreement shall not be available to either Mobile Mini or Mobile Storage Group, as the case may be, if its failure to fulfill any obligation under the Merger Agreement shall be the cause of the failure of the closing to occur on or before such date;

•	there has been a breach of any representations and warranties or any covenant to be performed by either Mobile Mini or Mobile Storage Group in a manner such that the closing conditions described in “— Conditions to Each Party’s Obligations” and “— Conditions to Obligations of Mobile Mini” or “— Conditions to Obligations of Mobile Storage Group” or, as the case may be, would not be satisfied, provided that any such breach of a representation or warranty or a covenant has not been cured within 10 business days following receipt by the breaching party of written notice of such breach;

•	there shall be any law making illegal or otherwise prohibiting the consummation of the merger or any order of any competent authority prohibiting such transactions, which has been entered and become final and non-appealable; or

•	the approval of the Merger Agreement, the merger and the issuance of the Mobile Mini preferred stock to Mobile Storage Group stockholders in connection with the merger by the affirmative vote of the holders of a majority of the outstanding shares of Mobile Mini common stock are not obtained.

Termination Fees and Expenses

If the Merger Agreement is terminated:

•	by either Mobile Mini or Mobile Storage Group because the Mobile Mini stockholders failed to approve of the Merger Agreement, the merger and the issuance of the preferred stock to the stockholders of Mobile Storage Group and at the time of such termination (i) neither Mobile Storage Group nor its stockholders have breached any of their representations, warranties, covenants and agreements contained in the Merger Agreement, other than the failure of any condition to Mobile Storage Group’s closing under the Merger Agreement caused by Mobile Mini’s breach of its obligations thereunder, (ii) all of the conditions to Mobile Storage Group’s obligations to consummate the merger have been satisfied or would be capable of being satisfied at or prior to the effective time of the merger assuming the effective time of the merger were to occur at any time up to and including August 15, 2008, and (iii) there exists at any time prior to the special meeting a bona-fide acquisition proposal to acquire all or substantially all of the common stock or assets of Mobile Mini then within 3 business days of the date of such termination Mobile Mini shall reimburse Mobile Storage Group for up to $3 million of its reasonable, documented out-of-pocket costs and expenses of Mobile Storage Group incurred in connection with the negotiation and execution of the Merger Agreement and the evaluation of the merger.

Effect of Termination

If the Merger Agreement is terminated in accordance therewith, upon written notice, the Merger Agreement shall be terminated, without any liability (other than liability for any willful breach) on the part of Mobile Mini or Mobile Storage Group; provided, that the provisions of the Merger Agreement relating to public announcements, termination, effects of termination, expenses and transfer taxes, governing law and jurisdiction will survive any termination thereof.

Specific Performance

Each of Mobile Mini and Mobile Storage Group are entitled to an injunction or injunctions to prevent actual breaches of the Merger Agreement by the other party and to enforce specifically the terms and provisions of the Merger Agreement.

Amendments

The Merger Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Mobile Mini and Mobile Storage Group or, in the case of a waiver, by the party waiving compliance.

THE JOINDER AGREEMENT

The following is a summary of the material provisions of the joinder agreement to the Merger Agreement by and among Mobile Mini and certain stockholders of Mobile Storage Group. The joinder agreement is included as Exhibit A to Annex A and is incorporated by reference into this proxy statement. We encourage you to read the joinder agreement carefully.

Joinder to the Merger Agreement.  Concurrently with the execution of the Merger Agreement, Mobile Mini, Cactus Merger Sub and Mobile Storage Group have entered into a joinder agreement with each of WCAS, WCAS Capital Partners IV, L.P., WCAS Management Corporation and De Nicola Holdings, L.P. Among other things, each such stockholder of Mobile Storage Group has agreed to be bound by all provisions in the Merger Agreement that provide for any liability or obligation of any stockholders of Mobile Storage Group. At the closing, all other stockholders of Mobile Storage Group will be required to execute and deliver a letter of transmittal which, among other things, will contain the relevant provisions of the joinder agreement described below (including the indemnification obligations but excluding the non-competition and non-solicitation covenants) prior to receiving their respective pro rata portions of the Merger Consideration.

Indemnification Obligations and Limitations.  Each stockholder shall be liable under the indemnification obligation set forth in the Merger Agreement on a several basis and each such stockholder shall be responsible for its pro rata portion of any losses and in each case (other than WCAS) limited to its respective Pro Rata Cap.

The indemnification obligation of WCAS shall be limited to an aggregate amount equal to the greater of its Pro Rata Cap, or $15 million plus the amount (including preferred stock of Mobile Mini valued at $18.00 per share), if any, paid from the escrow indemnification amount to satisfy any purchase price adjustment in favor of Mobile Mini. Any amount in excess of WCAS’s Pro Rata Cap shall be available only to the extent that Mobile Mini is unsuccessful after using all commercially reasonable efforts to collect from the other stockholders of Mobile Storage Group.

“Pro Rata Cap” shall mean, with respect to each stockholder of Mobile Storage Group, the product of such stockholder’s pro rata portion multiplied by $15 million, plus the amount (including preferred stock of Mobile Mini valued at $18.00 per share), if any, paid from the escrow indemnification amount to satisfy any purchase price adjustment in favor of Mobile Mini under the Merger Agreement.

Mobile Mini Rights Agreement.  Mobile Mini’s execution of the Merger Agreement shall constitute “Prior Written Approval of the Company” (as defined under that certain rights agreement, dated as of December 9, 1999, between Mobile Mini and Norwest Bank Minnesota, N.A.) solely with respect to the Mobile Storage Group stockholders and WCAS’s acquisition of the preferred stock of Mobile Mini (and the conversion into common stock in respect thereof) in connection with the merger.

Representations and Warranties.  The joinder agreement contains representations and warranties made by each stockholder signatory of the joinder agreement to Mobile Mini relating to a number of matters including: authority and enforceability; consents and approvals and no violations; existence and good standing; title to shares of Mobile Storage Group common stock; understanding of agreements and non-reliance; accredited investor and qualified purchaser; investment for own account; and restrictions on Mobile Mini preferred stock.

Non-Competition and Non-Solicitation.  During the period commencing at the effective time of the merger and ending on the date that is one year after the WCAS Directorship Term End Date, each stockholder signatory of the joinder agreement and its controlled affiliates will not, within any jurisdiction within any marketing area in which Mobile Mini is doing a substantial amount of business, directly or indirectly own any interest in, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or in any manner engage in, any competitive business.

Each stockholder of Mobile Storage Group signatory of the joinder agreement agrees, during such non-competition restricted period, to, and to cause its controlled affiliates to, refrain from:

•	soliciting or encouraging any individual who is an employee of Mobile Mini in the position of “branch manager” or higher as of WCAS Directorship Term End Date, to terminate his or her employment relationship with Mobile Mini;

•	soliciting, hiring or retaining any individual who is an employee of Mobile Mini in the position of “branch manager” or higher as of the WCAS Directorship Term End Date to become an employee of, or provide services to, any person other than Mobile Mini or any of its subsidiaries; or

•	soliciting business for the benefit of any competitive business from any person that is a customer of Mobile Mini that accounts for at least $500,000 of Mobile Mini’s gross revenues (on a consolidated basis) for the applicable fiscal year.

Nothing shall preclude generalized searches for employees, any solicitation or hiring of any employee who has been terminated by Mobile Mini at least 6 months prior to such solicitation or hiring, and any hiring of any employee of the Mobile Mini who approaches such stockholder signatory of the joinder agreement on his or her own volition.

“WCAS Directorship Term End Date” means the date on which WCAS ceases to hold, in the aggregate, at least 2,000,000 shares of preferred stock or common stock issued upon conversion or exchange of the preferred stock.

Certain Other Agreements.  Each stockholder of Mobile Storage Group who signed the joinder agreement has also agreed to (i) waive any and all appraisal rights under applicable law, (ii) the appointment of WCAS as stockholder representative, and (iii) the termination of that certain stockholders agreement by and among Mobile Storage Group and its stockholders, dated August 1, 2006 and that certain management services agreement, dated as of August 1, 2006, among the Mobile Storage Group, WCAS Management Corporation and Mobile Services Group, Inc. effective as of the effective time of the merger.

THE STOCKHOLDERS AGREEMENT

The following is a summary of the material provisions of the stockholders agreement to be entered into by and among Mobile Mini and certain stockholders of Mobile Storage Group upon completion of the merger. The stockholders agreement is included as Exhibit C to Annex A and is incorporated by reference into this proxy statement. We encourage you to read the stockholders agreement carefully

Transfer of Equity Securities

Transfer Restrictions.  No Mobile Storage Group stockholder party to the stockholders agreement shall, voluntarily or involuntarily, directly or indirectly, transfer in any manner, any equity or debt securities of Mobile Mini, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a transfer to any person except pursuant to a permitted transfer. Any attempt to transfer any security in violation of the transfer restrictions shall be null and void and Mobile Mini will not permit or give any effect to any such transfer to be made on its books and records.

Permitted Transfers.  A Mobile Storage Group stockholder party to the stockholders agreement may carry out any of the following transfers:

•	any transfer following such stockholder’s death, to such stockholder’s legal representative, heir or legatee, or any gift during such stockholder’s lifetime to such stockholder’s spouse, children, grandchildren or to a trust or other legal entity for the exclusive benefit of such stockholder or any one or more of the foregoing;

•	any transfer to any affiliate of such stockholder (as long as the permitted transferee agrees in writing to be bound by all the provisions of the stockholders agreement); provided that such affiliate is not a competitor of Mobile Mini or an adverse party in any material legal proceeding with Mobile Mini; provided further that any such affiliate shall transfer such securities to such stockholder from whom the securities were originally received or acquired within 5 calendar days after ceasing to be an affiliate of such stockholder; and

•	any transfer, occurring on or after the first anniversary of the closing date; provided, that private sales of common stock of Mobile Mini or sales of preferred stock to any single transferee shall not exceed 3% of the fully diluted common stock of Mobile Mini; and provided, further, that such transferee is not a competitor of Mobile Mini or an adverse party in any material legal proceeding with Mobile Mini.

In the event of permitted transfers of preferred stock of Mobile Mini, in addition to the foregoing, the aggregate number of permitted transferees in connection with transfers by any single stockholder party to the stockholders agreement (other than WCAS, Lehman and California State Teachers’ Retirement System) shall not exceed 1 person, and transfers by WCAS, Lehman and the California State Teachers’ Retirement System shall not exceed 5, 2 and 2 persons, respectively. Prior to any permitted transfers of preferred stock of Mobile Mini, each transferee shall agree in writing not to transfer pursuant to a private sale any preferred stock to a competitor of Mobile Mini or an adverse party in any material legal proceeding with Mobile Mini.

Customary Black-out Periods.  Subject to certain exceptions, at all times during which WCAS has the right to nominate a director, neither WCAS nor any of its controlled affiliates shall sell any securities other than during any period when the directors and officers of WCAS and its subsidiaries are not prohibited from selling securities pursuant to the written policies and procedures of Mobile Mini governing transfers of securities by such officers and directors as may be in effect from time to time.

Standstill.  Subject to certain exceptions for pooled investment vehicles managed or under the control of WCAS or any of its affiliates that primarily invest on a passive basis in debt securities or debt instruments, or any trust or other investment vehicle formed for the benefit of individuals or charitable concerns, such as publicly traded mutual funds and blind trusts, for the period commencing on the closing date and ending on the date on which WCAS, and each permitted transferee of WCAS as the case may be, in the aggregate, no longer hold equity securities constituting (or representing upon the conversion thereof) 5% or more of the outstanding shares of common stock of Mobile Mini, WCAS, and each permitted transferee of WCAS as the case may be, shall, and shall cause their controlled affiliates to, refrain from directly or indirectly:

•	acquiring, announcing an intention to acquire, offering or proposing to acquire, soliciting an offer to sell or agree to acquire, or entering into any arrangement or undertaking to acquire, directly or indirectly, by purchase, or otherwise, record or direct or indirect beneficial ownership interest in any equity or debt securities of Mobile Mini or any assets (other than purchases of assets in the ordinary course of business) or other securities of Mobile Mini or any of its subsidiaries;

•	making, effecting, initiating, curing or participating in any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving Mobile Mini or any of its subsidiaries;

•	soliciting, making, effecting, initiating, causing, or participating in any way in, directly or indirectly, any solicitation of proxies or consents from any holders of any securities of the Mobile Mini or any of its subsidiaries or calling or seeking to have called any meeting of stockholders of the Mobile Mini or any of its subsidiaries;

•	forming, joining or participating in, or otherwise encouraging the formation of, any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) with respect to any securities that are not equity securities (other than the preferred stock of Mobile Mini and common stock of Mobile Mini issued upon conversion thereof) and debt securities of Mobile Mini or any of its subsidiaries;

•	arranging, facilitating, or in any way participating, directly or indirectly, in any financing for the purchase of any securities or assets of Mobile Mini or any of its subsidiaries that are not equity securities (other than the preferred stock of Mobile Mini and common stock of Mobile Mini issued upon conversion thereof) and debt securities of Mobile Mini or any of its subsidiaries;

•	acting, directly or indirectly, to seek control or direct the Board of Directors, stockholders, policies or affairs of Mobile Mini or any of its subsidiaries; soliciting, proposing, seeking to effect or negotiating with any other person with respect to any form of business combination transaction involving Mobile Mini or other extraordinary transaction involving Mobile Mini or any of its subsidiaries; or disclosing an intent, purpose, plan or proposal with respect to Mobile Mini, or any securities or assets of Mobile Mini or any of its subsidiaries that are not equity securities (other than the preferred stock of Mobile Mini and common stock of Mobile Mini issued upon conversion thereof) and debt securities of Mobile Mini or any of its subsidiaries;

•	taking any action that is intended to or reasonably expected to require Mobile Mini or any of its subsidiaries to make a public announcement of any of the types of the foregoing matters;

•	agreeing or offering to take, or encouraging or proposing (publicly or privately) the taking of, or announcing an intention to take, or otherwise making any public announcement with respect to any of the foregoing actions;

•	requesting of, or proposing to Mobile Mini, or any of its representatives that Mobile Mini amend or waive or consider the amendment or waiver of any term of the foregoing standstill provisions.

Notwithstanding the foregoing, in the event WCAS has not acquired up to 2.0 million shares of Mobile Mini common stock under the waiver of standstill provision of the Merger Agreement (see “— Waiver of Standstill”, beginning on page 49 hereof), WCAS shall continue to be permitted to purchase up to 2.0 million shares of Mobile Mini common stock under such provision of the Merger Agreement.

Registration Rights

Shelf Registration Statement.  Mobile Mini shall use all commercially reasonable efforts to file a shelf registration statement under the U.S. Securities Act of 1933, as amended, or Securities Act on or about the date that is the 10-month anniversary of the closing date covering all of the shares of Mobile Mini common stock issuable upon conversion of the preferred stock and shares of Mobile Mini common stock acquired pursuant to the Merger

Agreement as described in “— Waiver of Standstill”, beginning on page 49 (hereinafter the “registrable securities”) then held by the Mobile Storage Group stockholders party to the stockholders agreement on Form S-3 to enable the resale of such registrable securities after the first anniversary of the closing date on a delayed or continuous basis.

Required Registrations.  At any time after the date, if any, that (x) Mobile Mini is not permitted to file or maintain a Form S-3 in connection with the shelf registration in accordance with the terms of the stockholders agreement, or (y) the shelf registration expired in accordance with the terms of the stockholders agreement and not all registrable securities registered in such shelf registration have been sold, the holders of registrable securities representing at least a majority of the outstanding registrable securities shall have the right to request Mobile Mini to effect a registration under the Securities Act of registrable securities held by such stockholders. Mobile Mini shall not be required to comply with more than 1 such demand request during any 6 month period and shall only be obligated to comply with 4 demand requests in total.

Incidental Registration.  If, at any time after the first anniversary of the closing date, Mobile Mini proposes to register any of its securities under the Securities Act for sale to the public, any Mobile Storage Group stockholder party to the stockholders agreement shall have the right at each such time to include registrable securities held by it that are not otherwise covered by the shelf registration statement or a required registration statement in such registration statement subject to any underwriters’ customary cut back.

Distribution Black-Out Period.  Subject to certain exceptions and limitations if the Board of Directors of Mobile Mini reasonably determines that the registration and distribution of registrable securities (i) would reasonably be expected to impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization, segment reclassification or discontinuation of operations, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Mobile Mini or any of its subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to adversely affect Mobile Mini, Mobile Mini shall be entitled to postpone the filing or effectiveness or suspend the effectiveness of a registration statement and/or the use of any prospectus for a period of time not to exceed 60 days. Mobile Mini shall promptly give the stockholders party to the stockholders agreement written notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension); provided, that Mobile Mini shall not utilize this deferral right more than once in any 6 month period and provided further that Mobile Mini may extend such period to be up to 90 days in the aggregate, but if it elects to do so it shall not be permitted to impose a subsequent black-out period until a time that is more than 6 months after the end of such black-out period.

Registration Expenses.  Mobile Mini will pay all registration expenses in connection with each registration of securities pursuant to the stockholders agreement, including, without limitation, any such registration not effected by Mobile Mini, except for any incremental registration expenses incurred by Mobile Mini in connection with the registration of any shares of common stock acquired by WCAS after the filing of the proxy statement in accordance with the Merger Agreement, as described in “— Waiver of Standstill”, beginning on page 49.

Holdback Agreements.  The Mobile Storage Group stockholders party to the stockholders agreement (and Mobile Mini and its executive officers if requested by the underwriters) shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any securities, other than those securities included in a registration described above for the 7 days prior to and the 90 days after the effectiveness of the registration statement pursuant to which such offering shall be made (or such longer periods as may be advised by the underwriter).

Board of Directors of Mobile Mini

Composition.  At the effective time, Mobile Mini shall expand the size of the Board of Directors of Mobile Mini so that the number of members on the Board of Directors of Mobile Mini is equal to 8 and shall appoint (i) one individual designated by WCAS, whose term ends in 2010 or 2011 and (ii) another individual designated by WCAS, whose term ends in 2009. The individuals nominated by WCAS must satisfy the requirements of the nominating and corporate governance committee of the Board of Directors of Mobile Mini and will hold such seat until the next annual meeting of Mobile Mini at which such seat is up for re-election. WCAS has designated

Mr. Sanjay Swani and Mr. Michael E. Donovan, respectively, to fill the seat of the WCAS directors mentioned above.

Each time the applicable class of directors comes ups for re-election, until the WCAS Directorship Term End Date, the Board of Directors of Mobile Mini shall nominate for election and recommend that the stockholders of Mobile Mini elect to the Board of Directors of Mobile Mini one individual selected by WCAS to fill the seat that Mr. Sanjay Swani will hold upon the consummation of the merger.

Board Observation Rights.  From and after January 1, 2010, until the WCAS Directorship Term End Date, WCAS shall be entitled to designate 1 observer to attend, as a non-voting observer, all meetings (including participation in telephonic meetings) of the Board of Directors of Mobile Mini subject to the limitations set forth on the stockholders agreement.

Transfer of preferred stock by WCAS.  WCAS’s rights to designate a permanent director, a temporary director, or an observer shall immediately terminate and expire on the WCAS Directorship Term End Date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2007 and as of March 31, 2008 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 and the quarter ended March 31, 2008 are based upon the historical consolidated financial statements of Mobile Storage Group included in this proxy statement and on the historical consolidated financial statements of Mobile Mini, which are contained in Annex C and Annex D and which such information is incorporated by reference into this proxy statement, giving effect to the merger and other transactions that will be effective upon completion of the merger.

The Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the merger as if it had occurred on the first day of the period and the Unaudited Pro Forma Condensed Combined Balance sheet gives effect to the merger as if it had occurred on the date of such balance sheet. The two major categories of adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements are “Purchase Accounting Adjustments” and “Other Merger Adjustments”.

Purchase Accounting Adjustments

Purchase accounting adjustments include adjustments necessary to allocate the purchase price to the tangible and intangible assets and liabilities of Mobile Storage Group based on their estimated fair values. A detailed description of each of these purchase accounting adjustments follows:

Fair Market Value Adjustments — The pro forma financial statements reflect the purchase price allocation based on a preliminary assessment of fair market values and lives assigned to the assets, liabilities and leases being acquired. Fair market values in the pro forma financial statements were determined based on preliminary discussion with independent valuation consultants, industry trends and by reference to market rates and transactions. After the closing of the merger, Mobile Mini, with the assistance of valuation consultants, will complete its evaluation of the fair value and the lives of the assets, liabilities and leases acquired. Fair market value adjustments reflected in the pro forma financial statements may be subject to significant revisions and adjustments pending finalization of those valuation studies. Significant assets and liabilities adjusted to fair market value which are subject to finalization of valuation studies include lease fleet, property and equipment, customer lists and other intangibles, operating leases, deferred revenue and continuing debt obligations of Mobile Mini.

Purchase Price Allocation — The value of the merger consideration was determined based on the deemed fair value (assumed to be liquidation value and could change significantly upon closing) of shares of Mobile Mini’s preferred stock to be issued upon the closing of the transaction, cash consideration to be paid to shareholders of Mobile Storage Group, the fair value of liabilities to be assumed, and direct acquisition costs Mobile Mini expects to incur in connection with the merger. The following table summarizes the estimated purchase price (dollars in millions):

Fair value of shares of Mobile Mini preferred stock issued to Mobile Storage Group shareholders	$154.0
Cash consideration paid to Mobile Storage Group shareholders	5.3	(1)
Assumption of debt	542.2	(1)

Total purchase value	$701.5

(1)	Because Mobile Storage Group’s debt was $542.2 million, including accrued interest on the senior subordinated notes, as of March 31, 2008, instead of $535 million, the cash consideration payment has been reduced from $12.5 million to $5.3 million.

The following table summarizes the pro forma net assets acquired and liabilities assumed in connection with the merger and the preliminary allocation of the purchase price (dollars in millions):

Current assets	$50.2
Lease fleet	288.4
Property plant and equipment, net	25.6
Other assets, including other intangibles	85.2
Goodwill	364.7
Liabilities assumed, less debt assumed	(112.6)

Total purchase price	$701.5

Income Taxes — Upon completion of the merger, Mobile Mini will evaluate whether there is any reduction necessary of its deferred tax asset valuation allowance. Any such reduction in the valuation allowance would be recorded as a decrease to goodwill. Due to the change in ownership upon completion of the merger, the annual usage of any attributes that were generated prior to the merger may be substantially limited.

The historical financial statements of Mobile Storage Group reflect other reclassifications of certain balances to conform with Mobile Mini’s financial statement presentation.

Amendment of Credit Facility

In order to finance Mobile Mini’s merger with Mobile Storage Group and to provide the combined company with financing for its continuing operations, it will enter into a new $1 billion revolving credit facility that will be effective either before or upon completion of the merger. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to this material agreement as if it occurred on the first day of the period and the unaudited pro forma condensed combined balance sheet gives effect to the material agreement as if it occurred on the date of such balance sheet.

The pro forma adjustments reflect an initial line of credit draw of $601.9 million immediately available upon closing of the merger, which amounts were used as follows (in millions):

	Pro forma

Refinance Mobile Mini’s line of credit	$237.4
Repayment of Mobile Storage Group’s line of credit	225.3
Payment of Mobile Storage Group’s senior subordinated notes plus accrued interest	109.4
Payment to Mobile Storage Group’s shareholders	5.3	(1)

	577.4
Transaction fees and expenses	24.5

	$601.9

(1)	Because Mobile Storage Group’s debt was $542.2 million, including accrued interest on the senior subordinated notes, as of March 31, 2008, instead of $535 million, the payment to Mobile Storage Group’s shareholders has been reduced from $12.5 million to $5.3 million.

Other Merger Discussions

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mobile Mini would have been had the business combination with Mobile Storage Group occurred on the respective date assumed, nor are they necessarily indicative of future consolidated operating results or the future consolidated financial position of Mobile Mini.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect anticipated benefits derived from combined synergies, operating efficiencies and cost savings that are expected to result from the acquisition following the merger, nor any benefits to be derived from the combined company’s growth projects nor any changes in leasing yield subsequent to the date of such Unaudited Pro Forma Condensed Combined Financial Statements.

Although Mobile Mini believes that cost savings will ultimately be realized upon the consolidation and integration of the companies, Mobile Mini expects to incur significant integration costs as part of consummating the merger, consisting primarily of costs relating to employee severance and retention, asset and personnel relocations, eliminating approximately 5 to 15 Mobile Mini branch locations in the US which overlap with Mobile Storage Group branch locations and certain duplicate functions of the companies such as payroll, advertising and corporate operating systems. Mobile Mini estimated these integration costs will be approximately $19.0 million, with some of these expenses incurred at closing and others incurred over a period of time. Furthermore, in addition to the pro forma adjustments, additional liabilities may be incurred in connection with the business combination and ultimate reorganization. These estimated integration costs and potential additional liabilities have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements because information necessary to reasonably estimate all costs and to formulate detailed restructuring plans is not available. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Condensed Combined Financial Statements.

As shown in the adjustments below, Mobile Mini expects the accounting for the acquisition of Mobile Storage Group to result in a significant amount of goodwill. We have not adjusted Mobile Storage Group’s historical amount of identifiable intangible assets associated with customer lists, customer relations and trade names. The valuation study of these intangible assets has not been completed. Upon the final reports of this valuation, goodwill and other assets and intangibles will be further adjusted to reflect the valuation results.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Mobile Mini contained in Annex C and Annex D and which such information is incorporated by reference into this proxy statement and the separate historical consolidated financial statements and accompanying notes of Mobile Storage Group included in this proxy statement. See “Where You Can Find More Information” on page 111.

Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2007
(In thousands, except per share amounts)

		Mobile
	Mobile	Storage			Other
	Mini	Group	Financial		Merger		Pro Forma
	Historical	Historical	Reclassifications		Adjustments		As Adjusted

Revenues:
Leasing	$284,638	$192,318	$—		$—		$476,956
Sales	31,644	40,809	—		—		72,453
Other	2,020	—	—		—		2,020

Total revenues	318,302	233,127	—		—		551,429

Costs and expenses:
Cost of sales	21,651	28,784	—		—		50,435
Trucking and yard costs	—	58,833	(58,833	)(N)	—		—
Leasing, selling and general expenses	166,994	67,307	62,001	(N)	—		296,302
Stock related compensation	—	3,168	(3,168	)(N)	—		—
Depreciation and amortization	21,149	22,216	—		(558	)(P)	42,807

Total costs and expenses	209,794	180,308	—		(558)		389,544

Income from operations	108,508	52,819	—		558		161,885
Other income (expense):
Other income (expense)	101	(141)	—		—		(40)
Interest expense	(24,906)	(51,218)	—		7,508	(Q)	(68,616)
Debt restructuring/extinguishment expense	(11,224)	—	—		—		(11,224)
Foreign currency exchange gain	107	714	—		—		821

Income from continuing operations before provision for income taxes	72,586	2,174	—		8,066		82,826
Provision (benefit) for income taxes	28,410	(1,618)	—		3,105	(R)	29,897

Net income from continuing operations	44,176	3,792	—		4,961		52,929
Income (loss) from discontinued operations, net of tax provision (benefit)	—	(1,110)	1,110	(O)	—		—

Net income	$44,176	$2,682	$1,110		$4,961		$52,929

Earnings per share:
Basic	$1.24	$—	$—		$—		$1.20	(U)

Diluted	$1.22	$—	$—		$—		$1.18	(U)

Weighted average number of common and common share equivalents outstanding:
Basic	35,489	—	—		8,555	(S)	44,044

Diluted	36,296	—	—		8,555	(S)	44,851

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2007
(In thousands, except per share amounts)

		Mobile
	Mobile	Storage			Purchase		Other
	Mini	Group	Financial		Accounting		Merger		Pro Forma
	Historical	Historical	Reclassifications		Adjustments		Adjustments		As Adjusted

Assets:
Cash	$3,703	$2,331	$—		$—		$—		$6,034
Receivables, net	37,221	34,595	—		—		—		71,816
Inventories	29,431	14,492	—		—		—		43,923
Lease fleet, net	802,923	344,415	—		(60,045	)(B)	—		1,087,293
Property, plant and equipment, net	55,363	29,077	—		(3,500	)(C)	—		80,940
Deposits and prepaid expenses	11,334	7,648	—		—		—		18,982
Other assets and intangibles, net	9,086	76,402	13,175	(A)	(9,855	)(D)	15,000	(K)	103,808
Deferred financial costs	—	13,111	(13,111	)(A)	—		—		—
Assets held for sale	—	64	(64	)(A)	—		—		—
Goodwill	79,790	313,885	—		57,110	(M)	9,475	(M)	460,260

Total assets	$1,028,851	$836,020	$—		$(16,290)		$24,475		$1,873,056

Liabilities:
Accounts payable	$20,560	$13,911	$—		$—		$—		$34,471
Accrued liabilities	38,941	28,945	6,420	(A)	21,413	(E)	—		95,719
Customer deposits	—	6,420	(6,420	)(A)	—		—		—
Line of credit	237,857	218,737	—		121,900	(F)	24,475	(L)	602,969
Notes payable	743	946	—		—		—		1,689
Obligations under capital leases	10	6,657	—		—		—		6,667
Senior notes, net	149,379	200,000	—		(16,000	)(G)	—		333,379
Senior subordinated notes, net	—	96,014	—		(96,014	)(H)	—		—
Deferred income taxes	123,471	62,811	—		—		—		186,282

Total liabilities	570,961	634,441	—		31,299		24,475		1,261,176

Commitments and contingencies

Convertible preferred stock	—	—	—		153,990	(I)	—		153,990

Stockholders’ equity:
Common stock	367	190,741	—		(190,741	)(J)	—		367
Additional paid-in capital	278,593	—	—		—				278,593
Retained earnings	213,894	4,982	—		(4,982	)(J)	—		213,894
Accumulated other comprehensive income	4,336	5,856	—		(5,856	)(J)	—		4,336
Treasury stock	(39,300)	—	—		—		—		(39,300)

Total stockholders’ equity	457,890	201,579	—		(201,579)		—		457,890

Total liabilities and stockholders’ equity	$1,028,851	$836,020	$—		$(16,290)		$24,475		$1,873,056

Weighted average number of common and common share equivalents outstanding:
Basic	35,489	—	—		—		8,555(S	)	44,044

Diluted	36,296	—	—		—		8,555(S	)	44,851

Book value per weighted average common and common share equivalents outstanding:
Basic	$12.90	—	—		—		—		$13.89	(T)

Diluted	$12.62	—	—		—		—		$13.64	(T)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements, which have been prepared by Mobile Mini management, have been derived from historical consolidated financial statements of Mobile Mini, contained in Annex C and Annex D and which such information is incorporated by reference into this proxy statement and historical consolidated financial statements of Mobile Storage Group included in this proxy statement.

Upon completion of the combination with Mobile Storage Group, the pre-combination shareholders of Mobile Mini will own approximately 80.2% of the combined company (80.0% on a fully diluted basis, as of March 31, 2008) and the pre-combination shareholders of Mobile Storage Group will own approximately 19.8% of the combined company (20.0% on a fully diluted basis, as of March 31, 2008). In addition to considering these relative shareholdings, Mobile Mini management also considered the proposed composition and terms of the Board of Directors of Mobile Mini, the proposed structure and members of the executive management team of Mobile Mini in determining the accounting acquirer. Based on the weight of these factors, Mobile Mini management concluded that Mobile Mini was the accounting acquirer.

2.	Pro Forma Assumptions and Adjustments

The following assumptions and related pro forma adjustments give effect to the proposed business combination of Mobile Mini and Mobile Storage Group as if such combination occurred on January 1, 2007, in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007, and on December 31, 2007, for the Unaudited Pro Forma Condensed Combined Balance Sheet.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mobile Mini would have been had the business combination with Mobile Storage Group occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or the future consolidated financial position of Mobile Mini.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the anticipated benefits derived from combined synergies, operating efficiencies and cost savings that are expected to result from the acquisition following the completion of the merger, nor any benefits to be derived from the combined company’s growth projects nor changes in leasing yield subsequent to the date of such Unaudited Pro Forma Condensed Combined Financial Statements.

Although Mobile Mini believes that cost savings will ultimately be realized upon the consolidation and integration of the companies, Mobile Mini expects to incur significant integration costs as part of consummating the merger, consisting primarily of costs relating to employee severance and retention, asset and personnel relocations, eliminating approximately 5 to 15 Mobile Mini branch locations in the US which overlap with Mobile Storage Group branch locations and certain duplicate functions of the companies such as payroll, advertising and corporate operating systems. Mobile Mini estimated these integration costs will be approximately $19.0 million, with some of these expenses incurred at closing and others incurred over a period of time. Furthermore, in addition to the pro forma adjustments, additional liabilities may be incurred in connection with the business combination and ultimate reorganization. These estimated integration costs and potential additional liabilities have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements because information necessary to reasonably estimate all costs and to formulate detailed restructuring plans is not available. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements include the following pro forma assumptions and adjustments. The final valuation could be materially different than the pro forma adjustment, either positively or negatively.

A) This pro forma adjustment is to reclassify certain balances on Mobile Storage Group’s historical consolidated financial statement to conform to Mobile Mini’s presentation. In the Unaudited Pro Forma

Condensed Combined Balance Sheet this includes “Deferred financing costs” and “Assets held for sale” which are combined with “Other assets and intangibles, net” and “Customer deposits” is combined with “Accrued liabilities”.

B) This pro forma adjustment is to reduce the carrying value of the lease fleet to fair market value based on preliminary indications from a third party appraiser and based on the end use by Mobile Mini which differs from Mobile Storage Group, specifically units will be rebranded and locking systems added. This also includes the regulatory sales tax in certain jurisdictions in which we operate where it is required.

C) This pro forma adjustment is to reduce the fair values of property, plant and equipment for abandonment of Mobile Storage Group’s land and leasehold improvements and equipment that have no future value to Mobile Mini’s operations.

D) This pro forma adjustment is to reduce the values of other assets and intangibles for assets and intangibles that have no future value to Mobile Mini.

E) This pro forma adjustment is to (i) increase liabilities for required sales tax on purchased assets in certain jurisdictions, (ii) severance payments to Mobile Storage Group’s personnel, (iii) future lease payments on abandoned Mobile Storage Group’s properties, (iv) Phase I studies and other costs associated with the abandoned properties and (v) other liabilities related to the merger.

F) This pro forma adjustment is related to borrowings under a new $1.0 billion revolving facility for the extinguishment of certain debt at face value and accrued interest. The proceeds from borrowings under this credit facility would be used to: (i) pay off certain existing debt obligations of Mobile Storage Group, and (ii) pay $12.5 million to stockholders of Mobile Storage Group as a portion of the purchase price to acquire all outstanding shares of Mobile Storage Group. The following table summarizes this adjustment (in millions):

Pro forma

Retirement of Mobile Storage Group’s senior subordinated notes plus accrued interest	$109.4
Payment to Mobile Storage Group’s stockholders	12.5

$121.9

G) This pro forma adjustment is to reduce the value of Mobile Storage Group’s 9.75% senior notes to fair value at December 31, 2007.

H) This pro forma adjustment reflects retirement of Mobile Storage Group’s senior subordinated notes.

I) This pro forma adjustment represents the issuance of convertible preferred stock with a liquidation preference of $154.0 million, convertible into 8,555,556 shares of Mobile Mini common stock.

J) This pro forma adjustment eliminates the historical shareholders’ equity accounts of Mobile Storage Group.

K) This pro forma adjustment is to record the estimated amount of fees and expenses related to Mobile Mini’s new $1.0 billion credit facility.

L) This pro forma adjustment is to record the estimated transaction fees incurred in relation to the merger and the estimated amount of fees and expenses related to the new credit facility.

M) This pro forma adjustment reflects the additional goodwill incurred as a result of the preliminary purchase price allocation and estimated transactions costs.

N) These pro forma adjustments relate to reclassifications made to the Mobile Storage Group historical consolidated financial information to conform to Mobile Mini’s presentation. In the Unaudited Pro Forma Condensed Combined Statements of Operations this included reclassifying amounts described by Mobile Storage Group on a single line item as “Trucking and yard costs”, “Management fees to majority stockholder” and “Other selling, general and administrative expenses — stock related compensation” into “Leasing, selling and general expenses” based on Mobile Mini’s reporting for these items.

O) This pro forma adjustment is to eliminate the discontinued operations of Mobile Storage Group that are no longer relevant on a going-forward basis.

P) This pro forma adjustment reduces depreciation expense related to the preliminary purchase price allocation reduction of the lease fleet.

Q) This pro forma adjustment reduces interest expense based on the pro forma debt levels at December 31, 2007 and the estimated LIBOR rate on the variable rate line of credit and the estimated effect on other debt costs and amortizations. If the assumed LIBOR rate on the line of credit were to change by 1/8%, interest expense would change by approximately $0.8 million.

R) This pro forma adjustment is to reflect income taxes at an assumed combined statutory tax rate of 38.5%.

S) This pro forma adjustment reflects the issuance of convertible preferred stock with a liquidation preference of $154.0 million, convertible into 8,555,556 shares of Mobile Mini common stock at a conversion price of $18 per share.

T) The pro forma as adjusted book value computation assumes the conversion of the preferred stock into common stock.

U) The pro forma as adjusted earnings per share computation assumes the conversion of the preferred shares into common stock.

Mobile Mini estimates it will incur approximately $24.5 million of transaction costs, consisting primarily of financial advisory, legal and accounting fees, financing costs and financial printing and other charges related to the purchase of Mobile Storage Group. A portion of these transaction costs will be recorded as deferred charges on the combined company’s balance sheet and a portion will be recorded as part of the cost to purchase Mobile Storage Group. These estimates are preliminary and, therefore, are subject to change.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities between December 31, 2007 and the date of the transaction, and as further analysis (including of identifiable intangible assets) is completed. Consequently, the actual allocation of the purchase price may result in adjustments in the Unaudited Pro Forma Condensed Combined Statement of Operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2008
(In thousands, except per share amounts)

		Mobile Storage					Pro Forma
	Mobile Mini, Inc.	Group	Financial		Other Merger		As
	Historical	Historical	Reclassifications		Adjustments		Adjusted

Consolidated Statements of Income Data:
Revenues:
Leasing	$70,036	$49,303	$—		$—		$119,339
Sales	8,098	10,911	—		—		19,009
Other	407	—	—		—		407

Total revenues	78,541	60,214	—		—		138,755

Costs and expenses:
Cost of sales	5,633	7,681	—		—		13,314
Trucking and yard costs	—	14,992	(14,992	)(N)	—		—
Leasing, selling and general expenses	43,470	18,774	15,543	(N)	—		77,787
Stock related compensation	—	551	(551	)(N)	—		—
Depreciation and amortization	5,669	6,379	—		(140	)(P)	11,908

Total costs and expenses	54,772	48,377	—		(140)		103,009

Income from operations	23,769	11,837	—		140		35,746
Other Income (expense):
Other Income (expense)	33	(85)	—		—		(52)
Interest expense	(6,145)	(13,060)	—		1,708	(Q)	(17,497)
Foreign currency exchange loss	(11)	—	—		—		(11)

Income (loss) for continuing operations before provision (benefit) for income taxes	17,646	(1,308)	—		1,848		18,186
Provision (benefit) for income taxes	6,988	(551)	—		711	(R)	7,001	(R)

Net income (loss) from continuing operations	10,658	(757)	—		1,137		11,185
Income (loss) from discontinued operations, net of tax provision (benefit)	—	(36)	36	(O)	—		—

Net income (loss)	$10,658	$(793)	$36		$1,137		$11,185

Earnings per share:
Basic	$0.31	$—	$—		$—		$0.26	(U)

Diluted	$0.31	$—	$—		$—		$0.26	(U)

Weighted average number of common and common share equivalents outstanding:
Basic	34,086	—	—		8,555	(S)	42,641

Diluted	34,311	—	—		8,555	(S)	42,866

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2008
(In thousands, except per share amounts)

		Mobile Storage			Purchase		Other		Pro Forma
	Mobile Mini, Inc.	Group	Financial		Accounting		Merger		As
	Historical	Historical	Reclassifications		Adjustments		Adjustments		Adjusted

Assets:
Cash	$7,423	$2,853	$—		$—		$—		$10,276
Receivables, net	34,652	31,731	—		—		—		66,383
Inventories	30,011	15,649	—		—		—		45,660
Lease fleet, net	815,599	348,459	—		(60,045	)(B)	—		1,104,013
Property, plant and equipment, net	55,332	29,130	—		(3,500	)(C)	—		80,962
Deposits and prepaid expenses	10,799	7,308	—		—		—		18,107
Other assets and intangibles, net	13,007	75,269	12,522	(A)	(9,855	)(D)	15,000	(K)	105,943
Deferred financial costs	—	12,522	(12,522	)(A)	—		—		—
Goodwill	79,765	315,069	—		49,593	(M)	9,475	(M)	453,902

Total assets	$1,046,588	$837,990	$—		$(23,807)		$24,475		$1,885,246

Liabilities:
Accounts payable	$17,019	$16,031	$—		$—		$—		$33,050
Accrued liabilities	44,215	20,301	5,855	(A)	21,413	(E)	—		91,784
Customer deposits	—	5,855	(5,855	)(A)	—		—		—
Line of credit	237,418	225,310	—		114,713	(F)	24,475	(L)	601,916
Notes payable	404	895	—		—		—		1,299
Obligations under capital leases	5	6,582	—		—		—		6,587
Senior notes, net	149,400	200,000	—		(13,000	)(G)	—		336,400
Senior subordinated notes, net	—	99,535	—		(99,535	)(H)	—		—
Deferred income taxes	129,332	62,093	—		—		—		191,425

Total liabilities	577,793	636,602	—		23,591		24,475		1,262,461

Commitments and contingencies
Convertible preferred stock	—	—	—		153,990	(I)	—		153,990
Stockholders’ equity:
Common stock	368	191,447	—		(191,447	)(J)	—		368
Additional paid-in capital	280,358	—	—		—				280,358
Retained earnings	224,552	4,189	—		(4,189	)(J)	—		224,552
Accumulated other comprehensive
income	2,817	5,752	—		(5,752	)(J)	—		2,817
Treasury stock	(39,300)	—	—		—		—		(39,300)

Total stockholders’ equity	468,795	201,388	—		(201,388)		—		468,795

Total liabilities and stockholders’ equity	$1,046,588	$837,990	$—		$(23,807)		$24,475		$1,885,246

Weighted average number of common
and common share equivalents
outstanding:	—	—			—		—		—
Basic	34,086	—	—		8,555		—		42,641

Diluted	34,311	—	—		8,555		—		42,866

Book value per weighted average
common and common share
equivalents outstanding:
Basic	$13.75	—	—		—		—		$14.61	(T)

Diluted	$13.66	—	—		—		—		$14.53	(T)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements, which have been prepared by Mobile Mini management, have been derived from historical consolidated financial statements of Mobile Mini contained in Annex C and Annex D and which such information is incorporated by reference into this proxy statement and historical consolidated financial statements of Mobile Storage Group included in this proxy statement.

Upon completion of the combination with Mobile Storage Group, the pre-combination shareholders of Mobile Mini will own approximately 80.2% of the combined company (80.0% on a fully diluted basis, as of March 31, 2008) and the pre-combination shareholders of Mobile Storage Group will own approximately 19.8% of the combined company (20.0% on a fully diluted basis, as of March 31, 2008). In addition to considering these relative shareholdings, Mobile Mini management also considered the proposed composition and terms of the Board of Directors of Mobile Mini, the proposed structure and members of the executive management team of Mobile Mini in determining the accounting acquirer. Based on the weight of these factors, Mobile Mini management concluded that Mobile Mini was the accounting acquirer.

2.	Pro Forma Assumptions and Adjustments

The following assumptions and related pro forma adjustments give effect to the proposed business combination of Mobile Mini and Mobile Storage Group as if such combination occurred on January 1, 2008, in the Unaudited Pro Forma Condensed Combined Statement of Operations for the three month period ended March 31, 2008, and on March 31, 2008, for the Unaudited Pro Forma Condensed Combined Balance Sheet.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mobile Mini would have been had the business combination with Mobile Storage Group occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or the future consolidated financial position of Mobile Mini.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the anticipated benefits derived from combined synergies, operating efficiencies and cost savings that are expected to result from the acquisition following the completion of the merger, nor any benefits to be derived from the combined company’s growth projects nor changes in leasing yield subsequent to the date of such Unaudited Pro Forma Condensed Combined Financial Statements.

Although Mobile Mini believes that cost savings will be realized upon the consolidation and integration of the companies, Mobile Mini expects to incur significant integration costs as part of consummating the merger, consisting primarily of costs relating to employee severance and retention, asset and personnel relocations, eliminating approximately 5 to 15 Mobile Mini branch locations in the US which overlap with Mobile Storage Group branch locations and certain duplicate functions of the companies such as payroll, advertising and corporate operating systems. Mobile Mini estimated these integration costs will be approximately $19.0 million, with some of these expenses incurred at closing and others incurred over a period of time. Furthermore, in addition to the pro forma adjustments, additional liabilities may be incurred in connection with the business combination and ultimate reorganization. These eliminated integration costs and potential additional liabilities have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements because information necessary to reasonably estimate all costs and to formulate detailed restructuring plans is not available. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements include the following pro forma assumptions and adjustments. The final valuation could be materially different than the pro forma adjustment, either positively or negatively.

A) This pro forma adjustment is to reclassify certain balances on Mobile Storage Group’s historical consolidated financial statement to conform to Mobile Mini’s presentation. In the Unaudited Pro Forma Condensed

Combined Balance Sheet this includes “Deferred financing costs” which is combined with “Other assets and intangibles, net” and “Customer deposits” is combined with “Accrued liabilities”.

B) This pro forma adjustment is to reduce the carrying value of the lease fleet to fair market value based on preliminary indications from a third party appraiser and based on the end use by Mobile Mini which differs from Mobile Storage Group, specifically units will be rebranded and locking systems added. This also includes the regulatory sales tax in certain jurisdictions in which we operate where it is required.

C) This pro forma adjustment is to reduce the fair values of property, plant and equipment for abandonment of Mobile Storage Group’s land and leasehold improvements and equipment that have no future value to Mobile Mini’s operations.

D) This pro forma adjustment is to reduce the values of other assets and intangibles for assets and intangibles that have no future value to Mobile Mini.

E) This pro forma adjustment is to (i) increase liabilities for required sales tax on purchased assets in certain jurisdictions, (ii) severance payments to Mobile Storage Group’s personnel, (iii) future lease payments on abandoned Mobile Storage Group’s properties, (iv) Phase I studies and other costs associated with the abandoned properties and (v) other liabilities related to the merger.

F) This pro forma adjustment is related to borrowings under a new $1.0 billion revolving facility for the extinguishment of certain debt at face value and accrued interest. The proceeds from borrowings under this credit facility would be used to: (i) pay off certain existing debt obligations of Mobile Storage Group, and (ii) pay $5.3 million to stockholders of Mobile Storage Group as a portion of the purchase price to acquire all outstanding shares of Mobile Storage Group. The following table summarizes this adjustment (in millions):

Pro forma

Retirement of Mobile Storage Group’s senior subordinated notes plus accrued interest	$109.4
Payment to Mobile Storage Group’s stockholders	5.3

$114.7

G) This pro forma adjustment is to reduce the value of Mobile Storage Group’s 9.75% senior notes to fair value at March 31, 2008.

H) This pro forma adjustment reflects retirement of Mobile Storage Group’s senior subordinated notes.

I) This pro forma adjustment represents the issuance of convertible preferred stock with a liquidation preference of $154.0 million, convertible into 8,555,556 shares of Mobile Mini common stock.

J) This pro forma adjustment eliminates the historical shareholders’ equity accounts of Mobile Storage Group.

K) This pro forma adjustment is to record the estimated amount of fees and expenses related to Mobile Mini’s new $1.0 billion credit facility.

L) This pro forma adjustment is to record the estimated transaction fees incurred in relation to the merger and the estimated amount of fees and expenses related to the new credit facility.

M) This pro forma adjustment reflects the additional goodwill incurred as a result of the preliminary purchase price allocation and estimated transactions costs.

N) These pro forma adjustments relate to reclassifications made to the Mobile Storage Group historical consolidated financial information to conform to Mobile Mini’s presentation. In the Unaudited Pro Forma Condensed Combined Statements of Operations this included reclassifying amounts described by Mobile Storage Group on a single line item as “Trucking and yard costs” and “Other selling, general and administrative expenses — stock related compensation” into “Leasing, selling and general expenses” based on Mobile Mini’s reporting for these items.

O) This pro forma adjustment is to eliminate the discontinued operations of Mobile Storage Group that are no longer relevant on a going-forward basis.

P) This pro forma adjustment reduces depreciation expense related to the preliminary purchase price allocation reduction of the lease fleet.

Q) This pro forma adjustment reduces interest expense based on the pro forma debt levels at March 31, 2008 and the estimated LIBOR rate on the variable rate line of credit and the estimated effect on other debt costs and amortizations. If the assumed LIBOR rate on the line of credit were to change by 1/8%, interest expense would change by approximately $0.8 million on an annualized basis.

R) This pro forma adjustment is to reflect income taxes at an assumed combined statutory tax rate of 38.5%.

S) This pro forma adjustment reflects the issuance of convertible preferred stock with a liquidation preference of $154.0 million, convertible into 8,555,556 shares of Mobile Mini common stock at a conversion price of $18 per share.

T) The pro forma as adjusted book value computation assumes the conversion of the preferred stock into common stock.

U) The pro forma as adjusted earnings per share computation assumes the conversion of the preferred shares into common stock.

Mobile Mini estimates it will incur approximately $24.5 million of transaction costs, consisting primarily of financial advisory, legal and accounting fees, financing costs and financial printing and other charges related to the purchase of Mobile Storage Group. A portion of these transaction costs will be recorded as deferred charges on the combined company’s balance sheet and a portion will be recorded as part of the cost to purchase Mobile Storage Group. These estimates are preliminary and, therefore, are subject to change.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities between March 31, 2008 and the date of the transaction, and as further analysis (including of identifiable intangible assets) is completed. Consequently, the actual allocation of the purchase price may result in adjustments in the Unaudited Pro Forma Condensed Combined Statement of Operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities.

CERTAIN FORECASTS RELATING TO MOBILE MINI

In connection with Mobile Mini’s evaluation of strategic alternatives, Mobile Mini’s management provided certain forecasted financial and operating data for the years 2008 through 2010 to WCAS. Mobile Mini does not as a matter of course make public projections as to future revenues, earnings, or other results. Mobile Mini is presenting the forecasted financial information set forth below solely to give Mobile Mini’s stockholders access to forecasted financial information that was materially similar to the forecasted financial information made available to WCAS in connection with the merger. The forecasted financial information is summarized in the table below.

The accompanying forecasted financial information was not prepared with a view toward public disclosure or with a view toward complying with any guidelines or policies of regulatory authorities in the United States, including but not limited to, the published guidelines of the SEC, the principles established by the Financial Accounting Standards Board, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The accompanying forecasted financial information should not be relied upon as being necessarily indicative of actual future results, and stockholders are cautioned not to place undue reliance on the prospective financial information.

Neither Mobile Mini’s independent auditor nor any other independent accountants have compiled, examined, or performed any procedures with respect to the forecasted financial information contained below, nor have they expressed any opinion or other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasted financial information.

The assumptions and estimates underlying the forecasted financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. The forecasts below were prepared for the fiscal years ended December 31, 2008 through 2010, and were based on market and other data and assumptions available to Mobile Mini. These forecasts have not been updated to reflect changing conditions in the non-residential construction sector of the economy, the fluctuations between the British pound (“GBP”) and U.S. dollar or changes in used ocean-going containers costs, raw materials used in manufacturing costs or other expenses incident to the our operations. The forecasts relate to Mobile Mini and Mobile Storage Group on a combined basis and reflect the estimated synergies and strategic benefits anticipated by Mobile Mini’s management to result from the merger. For these reasons, there is no assurance that the forecasts are reflective of projections of the revenues, expenses, EBITDA or market conditions that Mobile Mini’s management believes Mobile Mini would experience as an independent company.

The inclusion of these forecasts in the proxy statement should not be regarded as a representation to stockholders by Mobile Mini or Mobile Storage Group, their respective managements or Boards of Directors or any of their respective advisors, agents or representatives that the results reflected in these forecasts will be realized.

The forecasts below are or involve forward-looking statements and are based upon a variety of assumptions, including Mobile Mini’s ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Mobile Mini’s control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Mobile Mini’s results to differ materially from those expressed or implied by the forward-looking statements. These factors include Mobile Mini’s competitive environment, its ability to manage its lease fleet, general economic and other market conditions in which it operates and matters affecting its business generally, all of which are difficult to predict and many of which are beyond Mobile Mini’s control Accordingly, there can be no assurance that any of the forecasts are necessarily indicative of Mobile Mini’s actual future performance or that actual results will not differ materially from those in the forecasts set forth below. See the “Risk Factors” extracted from Part I, Item 1A of Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2007, included in Annex C which is incorporated herein by reference (see “Where You Can Find More Information” beginning on page 111 of this proxy statement) and “Special Note Regarding Forward Looking Statements” beginning on page 12 of the proxy statement.

Base Case Forecast

In connection with Mobile Mini’s evaluation of strategic alternatives, Mobile Mini’s management provided certain forecasted financial and operating data for the years 2008 through 2010 to WCAS (the “Initial Forecast”). These forecasts that were made available to WCAS were subsequently revised by Mobile Mini’s management to reflect more conservative perspectives on the operating and financing costs of the combined company following management’s completion of due diligence (the “Base Case Forecast”). The Base Case Forecast, which was provided to the Board of Directors of Mobile Mini and to Mobile Mini’s financial advisor and which was used, at the direction of Mobile Mini’s management, by the financial advisor in performing its financial analysis in connection with its opinion, is summarized in the table below, which presents revenues, EBITDA, merger expenses, net income and earnings per share (“EPS”). Mobile Mini did not provide the Base Case Forecast to WCAS because it believed that the differences between the Base Case Forecast and the Initial Forecast were not material.

The Base Case Forecast was prepared using a number of assumptions. These assumptions have not been updated since these forecasts were prepared. The Base Case Forecast, in the view of Mobile Mini’s management at the date of its preparation, was prepared on a reasonable basis, reflected the best available estimates and judgments at the time, and presented, to the best of Mobile Mini’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Mobile Mini. However the forecasted financial information summarized below should not be relied upon as being necessarily indicative of actual future results, and stockholders are cautioned not to place undue reliance on the prospective financial information as more fully indicated above.

	2008(1)	2009	2010
	(Dollars in thousands, except per share data)

Leasing Revenue	$470,881	$589,418	$650,323
Total Revenue	515,819	638,677	701,423
EBITDA	204,533	269,992	308,834
Merger Expenses	19,057	—	—
Net Income(2)	53,360	95,199	122,247
EPS(2)	$1.30	$2.18	$2.77

Note:	The projections were prepared with a constant foreign exchange rate assumption of US$2.05 / GBP 1.00.

(1)	Assumes transaction completion date of 03/31/08: 2008 represents 9 months combined and 3 months Mobile Mini standalone.

(2)	Net income and EPS for 2008 includes one-time merger expenses that were assumed to accrue in one quarter.

Aggressive Forecast

At the request of WCAS, Mobile Mini’s management modified the Initial Forecast to reflect a more aggressive case (the “Initial Aggressive Forecast”). The Initial Aggressive Forecast was prepared solely as a courtesy to WCAS. As discussed above, Mobile Mini’s management revised the Initial Forecast to reflect more conservative perspectives on the operating and financing costs of the combined company, and, after the Company made those revisions, it also made conforming changes to the Initial Aggressive Forecast (the “Base Case Aggressive Forecast”). The Base Case Aggressive Forecast, which was provided for informational purposes to, but, at the direction of Mobile Mini’s management, not utilized in connection with the opinion of, Mobile Mini’s financial advisor, is summarized in the table below, which presents revenues, EBITDA, merger expenses, net income and EPS. Mobile Mini did not provide the Base Case Aggressive Forecast to WCAS because it believed that the differences between the Base Case Aggressive Forecast and the Initial Aggressive Forecast were not material.

The Base Case Aggressive Forecast and the Initial Aggressive Forecast were prepared using a number of aggressive assumptions. The Company believes such aggressive assumptions were arbitrary. These assumptions have not been updated since these forecasts were prepared. Furthermore, the growth reflected in these forecasts, in the view of Mobile Mini’s management, are not achievable. The forecasted financial information summarized below should therefore not be relied upon as being indicative of actual future results, and stockholders are cautioned not to place any reliance on the prospective financial information as more fully indicated above.

	2008(1)	2009	2010
	(Dollars in thousands, except per share data)

Leasing Revenue	$485,010	$618,314	$695,182
Total Revenue	530,517	668,273	747,200
EBITDA	214,821	293,246	346,467
Merger Expenses	19,057	—	—
Net Income(2)	59,729	107,910	141,826
EPS(2)	$1.45	$2.47	$3.22

Note: The projections were prepared with a constant foreign exchange rate assumption of US$2.05 / GBP 1.00.

(1)	Assumes transaction completion date of 03/31/08: 2008 represents 9 months combined and 3 months Mobile Mini standalone.

(2)	Net income and EPS for 2008 includes one-time merger expenses that were assumed to accrue in one quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Mobile Mini.  The disclosure under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the excerpts from our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 is contained in Annex C and Annex D, respectively, and such disclosure is incorporated herein by reference. See “Where You Can Find More Information” on page 111.

Mobile Storage Group.  Mobile Services Group, Inc. (referred to in this discussion as “Mobile Services”) was acquired (referred to in this discussion as the “Acquisition”) by MSG WC Holdings Corp. (referred to in this discussion as “Mobile Storage Group”) on August 1, 2006 and in accordance with Securities and Exchange Commission rules has applied “push down accounting” to its post-Acquisition consolidated financial statements to reflect the new basis of accounting. For more information, see Mobile Storage Group’s consolidated financial statements and the related notes included elsewhere in this proxy statement. All references in this discussion to events or activities which occurred prior to the completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the predecessor company (the “Predecessor”). All references in this discussion to events or activities which occurred after completion of the Acquisition on August 1, 2006 relate to Mobile Storage Group, as the successor company (the “Successor”).

For purposes of the discussions below, we combined the results of operations of the Predecessor and Successor during the twelve months ended December 31, 2006 in order to achieve a meaningful comparison of Mobile Storage Group’s results of operations during the periods indicated in 2005, 2006 and 2007.

Overview

Mobile Storage Group is a leading international provider of portable storage products with a lease fleet of approximately 117,000 portable storage containers, trailers and mobile offices and 89 branch locations throughout the U.S. and U.K. Mobile Storage Group focuses on leasing portable storage products, and, to complement its core leasing business, it also sells portable storage products. Mobile Storage Group’s storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Mobile Storage Group’s mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2007, Mobile Storage Group leased or sold its portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses.

Mobile Storage Group currently has 69 branch locations in the U.S. and revenues attributable to its operations in the U.S. accounted for approximately 59%, 64%, 64%, 63% and 65% of its total revenues during the years ended December 31, 2005, 2006, 2007, and the three months ended March 31, 2007 and 2008, respectively. Mobile Storage Group currently has 20 branch locations in the U.K. and revenues attributable to its operations in the U.K. accounted for approximately 41%, 36%, 36%, 37% and 35% of its total revenues during the years ended December 31, 2005, 2006, 2007, and the three months ended March 31, 2007 and 2008, respectively.

Merger with Mobile Mini

On February 22, 2008, Mobile Storage Group entered into a definitive merger agreement with Mobile Mini of Tempe, Arizona. Mobile Storage Group and certain of its subsidiaries, including Mobile Services Group, Inc. will merge into Mobile Mini. Pursuant to the merger, Mobile Mini will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock which is redeemable at the holders’ option following the tenth year after the issue date. Closing of the transaction is subject to approval by Mobile Mini’s stockholders, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions. No closing date has been set at this time, depending on the timing of various disclosure requirements and the approval by Mobile Mini stockholders. Holdings’ board of directors has approved the payment of bonuses to certain employees subject to the closing of the transaction.

Discontinued Operations

During the fourth quarter of 2006, Mobile Storage Group committed to plans to sell its Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S., which are primarily engaged in the business of buying and selling used trailers. In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale and the operating results of Action are presented within discontinued operations. Prior period financial results were reclassified to conform to these changes in presentation. The disposal of Action’s assets was completed by the end of 2007.

Key Financial Measures

The following key financial measures are used by Mobile Storage Group’s management to operate and assess the performance of its business: revenues and costs of operations.

Revenues.  Lease and lease related revenues represented approximately 82% of Mobile Storage Group’s total revenues during both the year ended December 31, 2006 and 2007, and 81% and 82% during the three months ended March 31, 2007 and 2008, respectively. Mobile Storage Group derives its leasing revenues primarily from the leasing of portable storage products. Included in Mobile Storage Group’s lease and lease related revenues are services related to leasing such as charges for a damage waiver and lease equipment repairs. Also included in lease and lease related revenues are the fees that Mobile Storage Group charges for the delivery and pick-up of its leasing equipment to and from its customers’ premises, delivery of equipment Mobile Storage Group sells to its customers and repositioning its leasing equipment.

In addition to Mobile Storage Group’s lease and lease related revenues, it also generates revenues from selling containers, trailers and mobile offices to its customers. Sales represented approximately 18% of Mobile Storage Group’s total revenues during both the year ended December 31, 2006 and 2007, and 19% and 18% during the three months ended March 31, 2007 and 2008, respectively. Included in Mobile Storage Group’s sales revenues are charges for modifying or customizing sales equipment to customers’ specifications.

Costs of Operations.

Mobile Storage Group’s costs of operations consist primarily of:

•	cost of sales;

•	trucking and yard costs;

•	selling, general and administrative expenses; and

•	depreciation and amortization expenses.

Mobile Storage Group’s cost of sales includes the cost of purchasing and refurbishing equipment that it sells to its customers. Trucking costs include the salaries and other payroll-related costs of Mobile Storage Group’s trucking personnel, the costs of operating and maintaining its transportation equipment, including fuel costs, and, when necessary, the cost of hiring outside transportation companies to deliver and pick up its portable storage products. Yard costs include the salaries and other payroll-related costs of Mobile Storage Group’s yard personnel, the costs associated with the maintenance and repair of its lease fleet, the costs of outside shop repairs and the expense of subleasing equipment. Mobile Storage Group’s selling, general and administrative expenses include all costs associated with its selling efforts, including marketing costs and salaries and commissions of its marketing and sales staff. These expenses also include Mobile Storage Group’s overhead costs, such as salaries of its administrative, corporate and branch personnel and the leasing of its facilities. Depreciation and amortization expenses are comprised primarily of costs related to depreciation of Mobile Storage Group’s lease fleet and its transportation equipment.

Results of Operations

On August 1, 2006, Mobile Storage Group and its affiliates acquired control of Mobile Services’ capital stock. The amounts shown below for the year ended December 31, 2006 represent a combination of Mobile Services’ results of operations for the period from January 1, 2006 to August 1, 2006 before the Acquisition (the “Predecessor”) with the results for the period from August 2, 2006 to December 31, 2006 of Mobile Storage Group after the Acquisition (the “Successor”).

	Predecessor		Successor	Combined	Successor
		Period from	Period from			Three Months
	Year Ended	January 1 to	August 2 to	Year Ended	Year Ended	Ended
	December 31,	August 1,	December 31,	December 31,	December 31,	March 31,
	2005	2006	2006	2006	2007	2007	2008
	(Dollars in thousands)					(Unaudited)

Revenues:
Lease and lease related	$143,417	$91,088	$75,596	$166,684	$192,318	$43,201	$49,303
Sales	35,584	22,410	14,812	37,222	40,809	10,424	10,911

Total revenues	179,001	113,498	90,408	203,906	233,127	53,625	60,214
Costs and expenses:
Cost of sales	27,114	16,223	10,289	26,512	28,784	7,402	7,681
Trucking and yard costs	44,764	27,965	23,053	51,018	58,833	13,495	14,992
Depreciation and amortization	19,471	12,191	8,223	20,414	22,216	4,791	6,379
Selling, general and administrative expenses	46,909	32,103	25,797	57,900	70,475	17,530	19,325
Management fees	400	329	29	358	—	—	—
Acquisition transaction expenses	—	40,306	—	40,306	—	—	—

Income (loss) from operations	40,343	(15,619)	23,017	7,398	52,819	10,407	11,837
Other income (expense):
Interest expense, net	(26,249)	(15,557)	(19,877)	(35,434)	(51,218)	(11,982)	(13,060)
Foreign currency translation gain (loss)	(1,386)	212	74	286	714	2	—
Loss on early extinguishment of debt	(780)	—	—	—	—	—	—
Other income (expense)	(241)	(84)	(58)	(142)	(141)	7	(85)

Income (loss) from continuing operations before provision (benefit) for income taxes	11,687	(31,048)	3,156	(27,892)	2,174	(1,566)	(1,308)
Provision (benefit) for income taxes	4,652	(9,240)	1,044	(8,196)	(1,618)	(636)	(551)

Income (loss) from continuing operations	7,035	(21,808)	2,112	(19,696)	3,792	(930)	(757)
Income (loss) from discontinued operations, net of tax provision	184	337	188	525	(1,110)	(270)	(36)

Net income (loss)	$7,219	$(21,471)	$2,300	$(19,171)	$2,682	$(1,200)	$(793)

The data shown below reflects the combined results of operations of the Predecessor and Successor during the twelve months ended December 31, 2006 in order to achieve a meaningful comparison of Mobile Storage Group’s results of operations during the periods indicated in 2005, 2006 and 2007. The data set forth below is expressed as a percentage of total revenues for the periods indicated. Certain amounts may not add due to rounding.

				Three Months Ended
	Twelve Months Ended December 31,			March 31,
	2005	2006	2007	2007	2008
				(Unaudited)

Revenues:
Lease and lease related	80.1%	81.7%	82.5%	80.6%	81.9%
Sales	19.9	18.3	17.5	19.4	18.1

Total revenues	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of sales	15.1	13.0	12.3	13.8	12.8
Trucking and yard costs	25.0	25.0	25.2	25.2	24.9
Depreciation and amortization	10.9	10.0	9.5	8.9	10.6
Selling, general and administrative expenses	26.2	28.4	30.2	32.7	32.1
Management fees	0.2	0.2	—	—	—
Acquisition transaction expenses	—	19.8	—	—	—

Income (loss) from operations	22.5	3.6	22.7	19.4	19.7
Other income (expense):
Interest expense, net	(14.7)	(17.4)	(22.0)	(22.3)	(21.7)
Foreign currency translation gain (loss)	(0.8)	0.1	0.3	—	—
Loss on early extinguishment of debt	(0.4)	—	—	—	—
Other income (expense)	(0.1)	(0.1)	(0.1)	—	(0.1)

Income (loss) before provision (benefit) for income taxes and discontinued operations	6.5	(13.7)	0.9	(2.9)	(2.2)
Provision (benefit) for income taxes	2.6	(4.0)	(0.7)	(1.2)	(0.9)

Income (loss) from continuing operations	3.9	(9.7)	1.6	(1.7)	(1.3)
Income (loss) from discontinued operations, net of tax provision	0.1	0.3	(0.5)	(0.5)	(0.1)

Net income (loss)	4.0%	(9.4)%	1.2%	(2.2)%	(1.3)%

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

	Three Months Ended
	March 31,		Increase (Decrease)
	2007	2008	Dollars	Percent
	(Dollars in thousands)

Revenues:
Lease and lease related	$43,201	$49,303	$6,102	14.1%
Sales	10,424	10,911	487	4.7%

Total revenues	53,625	60,214	6,589	12.3%
Costs and expenses:
Costs of sales	7,402	7,681	279	3.8%
Trucking and yard costs	13,495	14,992	1,497	11.1%
Depreciation and amortization	4,791	6,379	1,588	33.1%
Selling, general and administrative expenses	17,530	19,325	1,795	10.2%

Income from operations	10,407	11,837	1,430	13.7%
Interest expense, net	(11,982)	(13,060)	(1,078)	9.0%
Foreign currency transaction gain	2	—	(2)	(100.0)%
Other income (expense)	7	(85)	(92)	(1314.3)%

Loss from continuing operations before benefit for income taxes and discontinued operations	(1,566)	(1,308)	258	16.5%
Benefit for income taxes	(636)	(551)	(85)	(13.3)%

Loss from continuing operations	(930)	(757)	343	36.8%
Loss from discontinued operations, net of tax provision	(270)	(36)	234	86.7%

Net loss	$(1,200)	$(793)	$577	48.1%

Revenues.  Lease and lease related revenues during the three months ended March 31, 2008 amounted to $49.3 million compared to $43.2 million during the same period in 2007, representing an increase of $6.1 million or 14.1%. This was driven by an increase in Mobile Storage Group’s average total number of units on lease per month, which increased by 5.2% during the three months ended March 31, 2008 compared to the same period last year, combined with increases in lease rates. Mobile Storage Group’s lease fleet increased from 111,327 units as of March 31, 2007 to 116,916 units as of March 31, 2008 as a result of an increase in Mobile Storage Group’s capital expenditures activity. Mobile Storage Group’s average fleet utilization remained unchanged at 76.3% during the first quarter of 2008 and 2007.

Sales revenues during the three months ended March 31, 2008 amounted to $10.9 million compared to $10.4 million during the same period in 2007, representing an increase of $0.5 million or 4.7%. This increase was primarily due to growth in sales revenues from Mobile Storage Group’s U.S. operations resulting from an increase in sales of containers and trailers. Growth in the sales revenues in the U.S. was partially offset by a decline in sales revenues from Mobile Storage Group’s U.K. operations.

The average value of the U.S. dollar against the British pound continued to decline compared to last year. The average currency exchange rate during the three months ended March 31, 2008 was $1.98 to one British pound compared to $1.95 to one British pound during the same period in 2007. This fluctuation in foreign currency exchange rates resulted in an increase to Mobile Storage Group’s lease and lease related revenues and sales revenues from the U.K. of $0.2 million and $0.1 million, respectively, during the three months ended March 31, 2008 compared to the same period in 2007.

Cost of Sales.  Cost of sales, which relates entirely to Mobile Storage Group’s sales business, increased by $0.3 million to $7.7 million during the three months ended March 31, 2008 compared to $7.4 million during the same period in 2007 due to higher sales revenues in 2008. Mobile Storage Group’s gross profit margin from sales revenues during the three months ended March 31, 2008 increased to 29.6% compared to 29.0% last year mainly due to higher gross margins realized from sales of accommodation units in the U.K.

Trucking and Yard Costs.  Trucking and yard costs increased from $13.5 million during the three months ended March 31, 2007 to $15.0 million during the three months ended March 31, 2008 due to a higher volume of business activity resulting from the growth in Mobile Storage Group’s core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs during the three months ended March 31, 2008 decreased to 30.4% compared to 31.2% for the same period in 2007 due to repairs and maintenance costs incurred during the first quarter of 2007 that were higher than normal and which did not repeat in 2008.

Depreciation and Amortization.  Depreciation and amortization expenses increased by $1.6 million to $6.4 million during the three months ended March 31, 2008 compared to $4.8 million during the same period in 2007. This is primarily due to the growth in Mobile Storage Group’s lease fleet resulting from Mobile Storage Group’s capital expenditures and acquisition activities. Depreciation and amortization increased to 10.6% of total revenues during the three months ended March 31, 2008 compared to 8.9% of total revenues during the three months ended March 31, 2007 primarily due to an increase in amortization expenses related to intangible assets from acquisitions completed since March 31, 2007.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses during the three months ended March 31, 2008 amounted to $19.3 million compared to $17.5 million during the three months ended March 31, 2007. This $1.8 million increase is primarily due to the following factors: (i) an increase in administrative expenses related to new locations and management personnel we have added since March 31, 2007 driven by the growth of Mobile Storage Group’s business and Mobile Storage Group’s expansion into new markets; (ii) an increase in sales and marketing expenses as a result of sales personnel and sales and marketing resources that Mobile Storage Group added to its infrastructure since March 31, 2007 in line with its strategy of continuing to increase organic growth and market expansion through increased sales and marketing efforts; and (iii) an increase in the cost of Mobile Storage Group’s liability insurance and health benefit plans as a result of the growth of Mobile Storage Group’s business. These increases were partially offset by a decrease in administrative expenses in Mobile Storage Group’s U.K. operations related to management consulting expenses incurred during the first half of 2007 which were not incurred in 2008. This resulted in a decrease of selling, general and administrative expenses to 32.1% of total revenues during the first quarter of 2008 compared to 32.7% of total revenues during the same period last year.

Interest Expense.  Net interest expense increased to $13.1 million during the three months ended March 31, 2008 compared to $12.0 million during the three months ended March 31, 2007. This is due to the increase in Mobile Storage Group’s total debt from $522.4 million as of December 31, 2007 to $532.3 million as of March 31, 2008 primarily as a result of borrowings used to finance Mobile Storage Group’s capital expenditures and acquisition activities during 2008. The weighted average interest rate on Mobile Storage Group’s total debt decreased from 9.5% as of December 31, 2007 to 8.8% as of March 31, 2008.

Income Taxes.  Mobile Storage Group’s income tax benefit for the three months ended March 31, 2007 and 2008 was $0.6 million. The overall effective tax rate was approximately 41% and 42% during the three months ended March 31, 2007 and 2008, respectively.

Net Income.  Net loss for the three months ended March 31, 2008 was $0.8 million compared to $1.2 million for the three months ended March 31, 2007 primarily because of higher revenues.

Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

	Twelve Months Ended December 31,		Increase (Decrease)
	2006	2007	Dollars	Percent
	(Dollars in thousands)

Revenues:
Lease and lease related	$166,684	$192,318	$25,634	15.4%
Sales	37,222	40,809	3,587	9.6%

Total revenues	203,906	233,127	29,221	14.3%
Costs and expenses:
Costs of sales	26,512	28,784	2,272	8.6%
Trucking and yard costs	51,018	58,833	7,815	15.3%
Depreciation and amortization	20,414	22,216	1,802	8.8%
Selling, general and administrative expenses	57,900	70,475	12,575	21.7%
Management fees	358	—	(358)	(100.0)%
Acquisition transaction expenses	40,306	—	(40,306)	(100.0)%

Income from operations	7,398	52,819	45,421	614.0%
Interest expense, net	(35,434)	(51,218)	(15,784)	44.5%
Foreign currency translation gain	286	714	428	149.7%
Other income (expense)	(142)	(141)	1	(0.7)%

Income (loss) before provision for income taxes and discontinued operations	(27,892)	2,174	30,066	107.8%
Provision (benefit) for income taxes	(8,196)	(1,618)	6,578	80.3%

Income (loss) from continuing operations	(19,696)	3,792	23,488	119.3%
Income (loss) from discontinued operations, net of tax provision	525	(1,110)	(1,635)	(311.4)%

Net income (loss)	$(19,171)	$2,682	$21,853	114.0%

Revenues.  Lease and lease related revenues during the twelve months ended December 31, 2007 amounted to $192.3 million compared to $166.7 million during the same period in 2006, representing an increase of $25.6 million or 15.4%. This was driven by an increase in Mobile Storage Group’s average total number of units on lease per month, which increased by 5.4% during the twelve months ended December 31, 2007 compared to the same period last year, combined with increases in price. Mobile Storage Group’s lease fleet increased from 111,892 units as of December 31, 2006 to 117,417 units as of December 31, 2007 as a result of its capital expenditures and acquisition activity. Mobile Storage Group’s average fleet utilization during the twelve months ended December 31, 2007 decreased to 78.3% compared to 80.2% during the same period in 2006 primarily because of (i) an overall decrease in demand for portable storage units from its retail customers as compared to the prior year, combined with (ii) the acquisitions of businesses with lower utilization rates during the fourth quarter of 2006 and during 2007.

Sales revenues during the twelve months ended December 31, 2007 amounted to $40.8 million compared to $37.2 million during the same period in 2006, representing an increase of $3.6 million or 9.6%. This was primarily due to growth in sales revenues from Mobile Storage Group’s U.S. operations resulting from an increase in sales of containers and trailers. Growth in the sales revenues in the U.S. was partially offset by a decline in sales revenues from Mobile Storage Group’s U.K. operations.

The average value of the U.S. dollar against the British pound continued to decline compared to last year. The average currency exchange rate during the twelve months ended December 31, 2007 was $2.00 to one British pound compared to $1.84 to one British pound during the same period in 2006. This fluctuation in foreign currency exchange rates resulted in an increase to Mobile Storage Group’s lease and lease related revenues and sales revenues from the U.K. of $5.6 million and $1.0 million, respectively, during the twelve months ended December 31, 2007 compared to the same period in 2006.

Cost of Sales.  Cost of sales, which relates entirely to Mobile Storage Group’s sales business, increased by $2.3 million to $28.8 million during the twelve months ended December 31, 2007 compared to $26.5 million during the same period in 2006 due to higher sales revenues in 2007. Mobile Storage Group’s gross profit margin from sales revenues during the twelve months ended December 31, 2007 increased to 29.5% compared to 28.8% last year mainly due to higher gross margins realized from sales of containers in the U.S. as Mobile Storage Group continues to derive more value from the modifications it performs on containers that it sells.

Trucking and Yard Costs.  Trucking and yard costs increased from $51.0 million during the twelve months ended December 31, 2006 to $58.8 million during the twelve months ended December 31, 2007 due to a higher volume of business activity resulting from the growth in Mobile Storage Group’s core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs during the twelve months ended December 31, 2007 compared to the same period in 2006 were unchanged at 30.6%.

Depreciation and Amortization.  Depreciation and amortization expenses increased by $1.8 million to $22.2 million during the twelve months ended December 31, 2007 compared to $20.4 million during the same period in 2006. This is primarily due to the growth in Mobile Storage Group’s lease fleet resulting from its capital expenditures and acquisition activities. Depreciation and amortization decreased to 9.5% of total revenues during the twelve months ended December 31, 2007 compared to 10.0% of total revenues during the twelve months ended December 31, 2006.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses during the twelve months ended December 31, 2007 amounted to $70.5 million compared to $57.9 million during the twelve months ended December 31, 2006. This $12.6 million increase is primarily due to the following factors: (i) an increase in sales and marketing expenses as Mobile Storage Group continued to make investments in its sales personnel and added resources to its sales and marketing infrastructure in line with its effort to continue increasing organic growth and market expansion; (ii) an increase in administrative expenses in Mobile Storage Group’s U.K. operations primarily related to management consulting expenses incurred during the first six months of 2007 to assist Mobile Storage Group with management and operational initiatives it carried out to improve its U.K. business, and (iii) an increase in the stock-based compensation expense as a result of the vesting of stock options granted by Mobile Storage Group to its key employees. As a result of these factors, Mobile Storage Group’s selling, general and administrative expenses increased to 30.2% of total revenues during the twelve months ended December 31, 2007 compared to 28.4% of total revenues during the twelve months ended December 31, 2006.

Acquisition Transaction Expenses.  These expenses were incurred during the twelve months ended December 31, 2006, in connection with the Acquisition. See Note 1 to Mobile Storage Group’s audited consolidated financial statements for additional information regarding these expenses.

Interest Expense.  Net interest expense increased to $51.2 million during the twelve months ended December 31, 2007 compared to $35.4 million during the twelve months ended December 31, 2006. This is due to the increase in Mobile Storage Group’s total debt from $458.5 million as of December 31, 2006 to $522.4 million as of December 31, 2007 primarily as a result of borrowings used to finance Mobile Storage Group’s capital expenditures and acquisition activities during 2007. The weighted average interest rate on Mobile Storage Group’s total debt increased from 9.2% as of December 31, 2006 to 9.5% as of December 31, 2007.

Income Taxes.  Mobile Storage Group’s income tax benefit for the twelve months ended December 31, 2007 was $1.6 million compared to a benefit of $8.2 million for the twelve months ended December 31, 2006, representing a decrease of $6.6 million. The tax benefit for the twelve months ended December 31, 2006, was due to the net loss resulting from the Acquisition transaction costs incurred in 2006. Mobile Storage Group’s overall effective tax rate was approximately 29% and 74% during 2006 and 2007, respectively. The difference in the effective tax rate compared to the statutory federal rate of 35% in 2006 and 34% in 2007 is primarily due to certain foreign permanent and tax rate differences.

Net Income.  Net income for the twelve months ended December 31, 2007 was $2.7 million compared to a net loss of $19.2 million for the twelve months ended December 31, 2006 primarily because of the Acquisition transaction costs incurred in 2006.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

	Twelve Months Ended
	December 31,		Increase (Decrease)
	2005	2006	Dollars	Percent
	(Dollars in thousands)

Revenues:
Lease and lease related	$143,417	$166,684	$23,267	16.2%
Sales	35,584	37,222	1,638	4.6%

Total revenues	179,001	203,906	24,905	13.9%
Costs and expenses:
Costs of sales	27,114	26,512	(602)	(2.2)%
Trucking and yard costs	44,764	51,018	6,254	14.0%
Depreciation and amortization	19,471	20,414	943	4.8%
Selling, general and administrative expenses	46,909	57,900	10,991	23.4%
Management fees	400	358	(42)	(10.5)%
Acquisition transaction expenses	—	40,306	40,306	100.0%

Income from operations	40,343	7,398	(32,945)	(81.7)%
Interest expense, net	(26,249)	(35,434)	(9,185)	35.0%
Foreign currency translation gain (loss)	(1,386)	286	1,672	(120.6)%
Loss on early extinguishment of debt	(780)	—	780	(100.0)%
Other income (expense)	(241)	(142)	99	(41.1)%

Income (loss) before provision for income taxes and discontinued operations	11,687	(27,892)	(39,579)	(338.7)%
Provision (benefit) for income taxes	4,652	(8,196)	(12,848)	(276.2)%

Income (loss) from continuing operations	7,035	(19,696)	(26,731)	(380.0)%
Income from discontinued operations, net of tax provision	184	525	341	185.3%

Net income (loss)	$7,219	$(19,171)	$(26,390)	(365.6)%

Revenues.  Lease and lease related revenues during 2006 amounted to $166.7 million compared to $143.4 million during 2005, representing an increase of $23.3 million or 16.2%. This was driven by an increase in Mobile Storage Group’s average total number of units on lease per month, which increased by 10.3% during 2006 compared to the same period last year, combined with increases in price. Mobile Storage Group’s lease fleet increased from 99,414 units as of December 31, 2005 to 111,892 units as of December 31, 2006 as a result of Mobile Storage Group’s capital expenditures and acquisition activity. Mobile Storage Group’s average fleet utilization during 2006 decreased to 80.2% compared to 82.2% during 2005 primarily because of a softer retail season this year compared to last year combined with the acquisitions of businesses during 2006 with lower utilization rates. Compared to 2005, retailers in general ordered fewer portable storage units in 2006, such orders were received later during the year and such units were utilized for a shorter period of time during 2006.

Sales revenues during 2006 amounted to $37.2 million compared to $35.6 million during 2005, representing an increase of $1.6 million or 4.6%. This was mainly due to growth in revenues from sales of containers at Mobile Storage Group’s U.S. operations. Growth in sales revenues in the U.S. was partially offset by a decline in sales revenues from Mobile Storage Group’s U.K. operations primarily because its revenues from sales of accommodation units returned to normalized levels during 2006 after an unusually high level of sales volume of accommodation units in the U.K. during 2005.

The average value of the U.S. dollar against the British pound declined during 2006 as compared to 2005. The average currency exchange rate during 2005 was $1.82 to one British pound compared to $1.84 to one British pound during 2006. This fluctuation in foreign currency exchange rates resulted in an increase to Mobile Storage Group’s lease and lease related revenues and sales revenues from the U.K. of $0.7 million and $0.1 million, respectively, during 2006 compared to 2005.

Cost of Sales.  Cost of sales, which relates entirely to Mobile Storage Group’s sales business, decreased by $0.6 million to $26.5 million during 2006 compared to $27.1 million during 2005 despite higher sales revenues in 2006. Mobile Storage Group’s gross profit margin from sales revenues during 2006 increased to 28.8% compared to 23.8% during 2005 period mainly due to higher gross margins realized from sales of containers in the U.S. combined with an improvement in product mix. Mobile Storage Group’s sales of accommodation units in the U.K., which generally carry a lower gross margin than sales of storage containers, were lower during 2006 compared to last year.

Trucking and Yard Costs.  Trucking and yard costs increased from $44.8 million during 2005 to $51.0 million during 2006 due to a higher volume of business activity resulting from the growth in Mobile Storage Group’s core leasing business. As a percentage of lease and lease related revenue, trucking and yard costs decreased to 30.6% during 2006, compared to 31.2% during 2005 because of gains in operating efficiency combined with the improvement in operating leverage Mobile Storage Group realized from higher leasing revenues over the fixed portion of its trucking and yard costs.

Depreciation and Amortization.  Depreciation and amortization expenses increased by $0.9 million to $20.4 million during 2006 compared to $19.5 million during 2005 period due to the continued growth in Mobile Storage Group’s lease fleet resulting from its capital expenditures and acquisition activity, as well as higher amortization expenses related to the amortization of other intangible assets recorded as a result of the Acquisition. Depreciation and amortization decreased to 10.0% of total revenues during 2006 compared to 10.9% of total revenues during 2005 due to the growth in Mobile Storage Group’s revenues.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses during 2006 amounted to $57.9 million compared to $46.9 million during the same period in 2005. This $11.0 million increase is primarily due to the following factors: (i) an increase in sales and marketing expenses as Mobile Storage Group added sales personnel and other resources to its sales infrastructure to continue to increase organic growth and market expansion; (ii) higher sales commissions paid as a result of higher revenues and (iii) the expensing of stock options effective in January 2006 in accordance with SFAS No. 123(R), “Share-Based Payment,” resulting in $2.4 million of additional compensation expense recorded during 2006. As a percentage of total revenue, selling, general and administrative expenses increased to 28.4% during 2006 compared to 26.2% during 2005 primarily because of the additional investment in resources Mobile Storage Group has made into its sales and marketing infrastructure since the first half of 2005, combined with the compensation expense related to stock options recognized during 2006.

Acquisition Transaction Expenses.  These expenses were incurred during the twelve months ended December 31, 2006, in connection with the Acquisition. See Note 1 to Mobile Storage Group’s audited consolidated financial statements for additional information regarding these expenses.

Interest Expense.  Net interest expense increased to $35.4 million during 2006 compared to $26.2 million during 2005. This is due to the increase in Mobile Storage Group’s total debt from $250.2 million as of December 31, 2005 to $458.5 million as of December 31, 2006 as a result of new debt obligations Mobile Storage Group incurred under its new capital structure in connection with the Acquisition, combined with borrowings to finance capital expenditures and acquisition activity completed during 2006. This was partially offset by a reduction in the weighted average interest rate on Mobile Storage Group’s debt obligations under its post-Acquisition capital structure. Mobile Storage Group’s weighted average interest rate decreased to 9.2% as of December 31, 2006 compared to 9.5% prior to Mobile Storage Group’s debt refinancing as of December 30, 2005.

Foreign Currency Translation.  Ravenstock MSG, Mobile Storage Group’s U.K. subsidiary, has certain U.S. dollar-denominated debt, including short term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded as foreign currency translation gain or loss in Mobile Storage Group’s consolidated statements of income. Mobile Storage Group incurred a foreign currency translation gain of $0.3 million during 2006 compared to a loss of $1.4 million during 2005 due to fluctuations in foreign currency exchange rates.

Income Taxes.  Mobile Storage Group’s income tax provision decreased by $12.9 million from a provision of $4.7 million during 2005 to a benefit of $8.2 million during 2006 due to pretax losses generated in 2006 as a result of the Acquisition transaction expenses incurred in the amount of $40.3 million. Mobile Storage Group’s overall effective tax benefit rate declined to approximately 29% during 2006 from an effective tax provision rate of approximately 40% during 2005 as a result of certain non-deductible amounts included in the Acquisition transaction expenses.

Net Income (Loss).  Mobile Storage Group had a net loss of $19.2 million during 2006 compared to net income of $7.2 million during 2005 primarily due to the $40.3 million of Acquisition transaction expenses which were incurred during 2006, net of the related income tax benefit.

Non-GAAP Measures

EBITDA and adjusted EBITDA are supplemental measures of Mobile Storage Group’s performance that are not required by, or presented in accordance with GAAP. These measures are not measurements of Mobile Storage Group’s financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure, which Mobile Storage Group defines as earnings before interest expense, income taxes and depreciation and amortization. Mobile Storage Group calculates adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items it does not consider to be indicative of the performance of its ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, Mobile Storage Group may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Mobile Storage Group’s presentation of EBITDA and adjusted EBITDA should not be construed as an inference that Mobile Storage Group’s future results will be unaffected by unusual or non-recurring items.

Mobile Storage Group presents EBITDA and adjusted EBITDA because it considers them to be important supplemental measures of Mobile Storage Group’s performance. Mobile Storage Group believes EBITDA and adjusted EBITDA are useful to an investor in evaluating its operating performance because:

•	they are widely accepted financial indicators of a company’s ability to service its debt;

•	they are widely used in the portable storage industry to (i) measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods used and the book value of assets, and (ii) present a meaningful measure of corporate performance exclusive of a company’s capital structure and the method by which assets were acquired; and

•	they help investors to more meaningfully evaluate and compare the results of its operations from period to period by removing from its operating results the impact of its capital structure, primarily interest expense from its outstanding debt, and asset base, primarily depreciation and amortization of its property and equipment.

Mobile Storage Group’s management uses EBITDA and adjusted EBITDA:

•	as measurements of operating performance because they assist management in comparing their company’s performance on a consistent basis by removing from its operating results the impact of its capital structure, which includes interest expense from its outstanding debt, and asset base, which includes depreciation and amortization of its property and equipment;

•	to allocate resources and capital to its operating segments;

•	to measure performance for incentive compensation programs;

•	to evaluate potential acquisitions and other growth opportunities; and

•	in presentations to the members of its board of directors to enable its board to have the same consistent measurement basis of operating performance used by management.

Mobile Storage Group believes the use of EBITDA and adjusted EBITDA along with GAAP financial measures enhances the understanding of its operating results and is useful to its management and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors.

EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of Mobile Storage Group’s results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to Mobile Storage Group to invest in the growth of Mobile Storage Group’s business or to reduce Mobile Storage Group’s indebtedness. Mobile Storage Group compensates for these limitations by relying primarily on Mobile Storage Group’s GAAP results and using EBITDA and adjusted EBITDA only supplementally.

The following is a reconciliation of net income to EBITDA and to adjusted EBITDA:

			Period from	Period from
			January 1,	August 2,
			2006 to	2006 to	Year Ended	Three Months Ended
	Year Ended December 31,		August 1,	December 31,	December 31,	March 31,
	2004	2005	2006	2006	2007	2007	2008
	Predecessor	Predecessor	Predecessor	Successor	Successor	Successor
	(Dollars in thousands)					(Unaudited)

Net income (loss)	$3,820	$7,219	$(21,471)	$2,300	$2,682	$(1,200)	$(793)
(Income) loss from discontinued operations	(451)	(184)	(337)	(188)	1,110	270	36

Net income (loss) from continuing operations	3,369	7,035	(21,808)	2,112	3,792	(930)	(757)
Interest expense, net	23,096	26,249	15,557	19,877	51,218	11,982	13,060
Provision (benefit) for income taxes	2,539	4,652	(9,240)	1,044	(1,618)	(636)	(551)
Depreciation and amortization	14,502	19,471	12,191	8,223	22,216	4,791	6,379

EBITDA from continuing operations	43,506	57,407	(3,300)	31,256	75,608	15,207	18,131
Foreign currency translation (gain) loss(a)	(1,013)	1,386	(212)	(74)	(714)	(2)	—
Loss on early extinguishment of debt(b)	—	780	—	—	—	—	—
Other (income) expense	(270)	241	84	58	141	(7)	85
Non-cash stock option expense(c)	—	—	700	1,662	3,168	612	551
Management and board fees(d)	484	477	388	—	—	—	—
Workers’ compensation adjustments(e)	261	660	—	—	—	—	—
Non-cash asset impairment charge(f)	9,155	—	—	—	—	—	—
Acquisition transaction expenses(g)	—	—	40,306	—	—	—	—

Adjusted EBITDA from continuing operations	$52,123	$60,951	$37,966	$32,902	$78,203	$15,810	$18,767

The following is a reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA from continuing operations:

			Period from	Period from
			January 1,	August 2,
			2006 to	2006 to	Year Ended
	Year Ended December 31,		August 1,	December 31,	December 31,	Three Months Ended March 31,
	2004	2005	2006	2006	2007	2007	2008
	Predecessor	Predecessor	Predecessor	Successor	Successor	Successor
						(Unaudited)
	(Dollars in thousands)

Net cash provided by operating activities	$24,967	$35,195	$21,300	$24,602	$42,768	$5,322	$8,787
Net cash (provided by) used in discontinued operations	399	(29)	(55)	(48)	(7,350)	(647)	(22)

Net cash provided by continuing operations	25,366	35,166	21,245	24,554	35,418	4,675	8,765
Changes in operating assets and liabilities	5,933	1,070	(15,447)	(5,949)	8,996	2,955	1,219
Noncash expenses, excluding depreciation and amortization	(13,428)	(9,730)	(15,415)	(8,270)	(18,406)	(3,769)	(4,362)
Income tax provision (benefit)	2,539	4,652	(9,240)	1,044	(1,618)	(636)	(551)
Interest expense, net	23,096	26,249	15,557	19,877	51,218	11,982	13,060

EBITDA from continuing operations	43,506	57,407	(3,300)	31,256	75,608	15,207	18,131
Foreign currency translation (gain) loss(a)	(1,013)	1,386	(212)	(74)	(714)	(2)	—
Loss on early extinguishment of debt(b)	—	780	—	—	—	—	—
Other (income) expense	(270)	241	84	58	141	(7)	85
Non-cash stock option expense(c)	—	—	700	1,662	3,168	612	551
Management and board fees(d)	484	477	388	—	—	—	—
Workers’ compensation adjustments(e)	261	660	—	—	—	—	—
Non-cash asset impairment charge(f)	9,155	—	—	—	—	—	—
Acquisition transaction expenses(g)	—	—	40,306	—	—	—	—

Adjusted EBITDA from continuing operations	$52,123	$60,951	$37,966	$32,902	$78,203	$15,810	$18,767

(a)	Represents adjustments arising from differences in exchange rates from period to period when U.S. dollar-denominated borrowings of Mobile Storage Group’s foreign subsidiaries are remeasured at each reporting date using the local currency as the functional currency.

(b)	Represents the incurrence of loss on early extinguishment of debt for the write-off of the remaining unamortized deferred loan costs and the payment of prepayment penalties related to the refinancing of Mobile Storage Group’s revolving credit facility in December 2005.

(c)	Represents recognition of the cost of all share-based payments to employees, including grants of employee stock options, based on fair values as required by SFAS No. 123(R) adopted by Mobile Storage Group effective on January 1, 2006. Mobile Storage Group estimates the fair value of employee share options using option-pricing models and adjust these estimates throughout the year.

(d)	Represents: (i) management fees paid to Mobile Storage Group’s previous equity sponsor which Mobile Storage Group does not pay to its new equity sponsor and (ii) board fees paid to Mobile Storage Group’s previous Board of Directors in excess of what Mobile Storage Group pays its new Board of Directors.

(e)	Represents payments of retroactive supplemental insurance premiums for claims occurring in the period in which the adjustment is made but actually paid in a subsequent period and deduction of the expense of such premium in the period it was actually paid.

(f)	Represents an impairment charge resulting from the identification of specific lease fleet and property and equipment to be held for sale. Their value was impaired using a comparison of estimated fair market value, which was based upon then current estimates of selling prices or scrap values, less selling costs, compared to the carrying value.

(g)	Represents expenses incurred in connection with the Acquisition. See Note 1 to Mobile Storage Group’s audited consolidated financial statements for additional information regarding these expenses.

Liquidity and Capital Resources

Mobile Storage Group’s principal sources of liquidity have been cash provided by operations and borrowings under its bank credit facilities or debt agreements. Mobile Storage Group’s historical uses of cash have been for its operating expenses, capital expenditures, acquisitions of businesses and payment of principal and interest on outstanding debt obligations. Supplemental information pertaining to Mobile Storage Group’s combined sources and uses of cash is presented in the table below.

				Three Months
	Twelve Months Ended December 31,			Ended March 31,
	2005	2006	2007	2008
	(Dollars in thousands)			(Unaudited)

Net cash provided by operating activities	$35,195	$45,902	$42,768	$8,787

Net cash used in investing activities	$(42,598)	$(394,418)	$(77,397)	$(10,639)

Net cash provided by financing activities	$9,349	$348,092	$35,547	$2,379

Operating Activities.  Net cash provided by operating activities during the twelve months ended December 31, 2007 of $42.8 million primarily relates to income from continuing operations of $3.8 million, provision for doubtful accounts of $1.6 million, non-cash interest expense of $3.3 million, depreciation and amortization of $22.2 million, deferred income taxes of $(2.0) million, stock-based compensation of $3.2 million, accrued interest on senior subordinated notes and accretion of original issue discount of $13.0 million, net cash provided by operating activities of discontinued operations of $7.4 million, and a $9.0 million net decrease in working capital. Net cash provided by operating activities during the twelve months ended December 31, 2006 of $45.9 million primarily relates to the loss from continuing operations of $19.7 million, prepayment penalty on the repayment of subordinated notes of $11.5 million, write-off of deferred financing costs $8.1 million, non-cash interest expense of $3.2 million, depreciation and amortization of $20.4 million, deferred income taxes of $(10.0) million, stock-based compensation of $4.7 million, accrued interest on senior subordinated notes and accretion of original issue discount of $5.0 million, accrued Acquisition transaction expense of $17.2 million, and a $4.2 million net increase in working capital. Net cash provided by operating activities during the three months ended March 31, 2008 of $8.8 million primarily relates to the loss from continuing operations of $0.8 million, depreciation and amortization of $6.4 million, accrued interest on senior subordinated notes and accretion of original issue discount of $3.5 and 1.2 million net decrease in working capital.

Investing Activities.  Net cash used in investing activities primarily relates to acquisitions of businesses and capital expenditures. Payments for businesses acquired, net of cash acquired amounted to $2.5 million, $31.0 million and $20.9 million during the three months ended March 31, 2008 and the twelve months ended December 31, 2007 and 2006, respectively. Mobile Storage Group incurred net capital expenditures totaling $8.1 million, $46.4 million and $39.2 million during the three months ended March 31, 2008 and the twelve months ended December 31, 2007 and 2006, respectively. During the twelve months ended December 31, 2006, Mobile Storage Group also incurred expenditures of $317.1 million in connection with the acquisition of the Predecessor company and paid $17.2 million in transaction fees relating to this acquisition.

Financing Activities.  Net cash provided by financing activities mainly relates to borrowings or payments on long-term debt under Mobile Storage Group’s debt agreements, and preferred stock redemptions and dividend payments under its pre-Acquisition capital structure. Net cash provided by financing activities of $2.4 million and $35.5 million during the three months ended March 31, 2008 and the twelve months ended December 31, 2007 primarily relates to net borrowings from Mobile Storage Group’s new credit facility during 2007. Net cash provided by financing activities of $348.1 million during the twelve months ended December 31, 2006 mainly relates to $168.6 million in net borrowings from Mobile Storage Group’s new credit facility, $185.3 million of equity contributions, $78.0 million proceeds from the issuance of senior subordinated notes, net of original issue discount, combined with the $200.0 million proceeds from the issuance of the senior notes, $192.3 million repayment of borrowings made under the old credit facility and $83.2 million redemption of subordinated notes.

Mobile Storage Group’s cash position and debt obligations as of December 31, 2005, 2006, 2007 and March 31, 2008, are shown below and should be read in conjunction with Mobile Storage Group’s consolidated financial statements and notes thereto included in this proxy statement.

	December 31,			March 31,
	2005	2006	2007	2008
	(Dollars in thousands)			(Unaudited)

Cash and cash equivalents	$—	$1,469	$2,331	$2,853

Debt obligations	$250,247	$458,545	$522,354	$532,321

Mobile Storage Group believes that its cash flow provided by operations will be adequate to cover its 2008 working capital needs, debt service requirements and a certain portion of its planned capital expenditures to the extent such items are known or are reasonably determinable based on current business and market conditions. Mobile Storage Group expects to finance certain of its capital expenditure requirements under its credit facilities.

Credit Facilities and Financing

New Credit Facility

In connection with the Acquisition on August 1, 2006, Mobile Storage Group entered into a new credit facility. The new credit facility is a 5-year senior secured, asset-based revolving credit facility providing for loans of up to $300 million, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85 million can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock MSG for use in Mobile Storage Group’s U.K. operations. Mobile Storage Group may also incur up to $50 million of additional senior secured debt under the new credit facility, subject to the consent of the joint-lead arrangers under the new credit facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the new credit facility. On August 1, 2006, $162 million was drawn on the new credit facility, including £37.7 million drawn under the U.K. borrowing sublimit. As of March 31, 2008, Mobile Storage Group’s aggregate borrowing capacity pursuant to the borrowing base under the new credit facility amounted to $74.7 million, net of the $225.3 million in outstanding borrowings as of March 31, 2008.

Senior Notes

Mobile Storage Group issued $200 million of senior notes on August 1, 2006 in connection with the Acquisition. Interest on the senior notes accrues at a rate of 9 3/4% per annum and is payable on February 1 and August 1 of each year. Mobile Storage Group paid the interest on the notes as they became due, which amounted to a $9.8 million payment each on February 1, 2007, August 1, 2007, and February 1, 2008. The senior notes mature on August 1, 2014. The senior notes are senior unsecured obligations and are guaranteed by all of Mobile Storage Group’s current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. The senior notes and guarantees are effectively junior to all of Mobile Storage Group’s secured indebtedness to the extent of the collateral securing such indebtedness. The senior notes are not guaranteed by any of Mobile Storage Group’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries.

Subordinated Notes

On August 1, 2006, Mobile Storage Group issued $90 million in aggregate principal amount of subordinated notes to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds of the subordinated notes were contributed to Mobile Services in the form of common equity capital and were used to fund the Acquisition.

The subordinated notes mature on February 1, 2015 and are structurally and contractually subordinated to the new credit facility and the senior notes. The subordinated notes are unsecured and do not possess the benefit of a guarantee. The subordinated notes accrue interest on a payment-in-kind, non-cash basis at 12.0% per annum for the first two years. Thereafter, interest will be payable quarterly at 10.0% per annum subject to the terms of the new credit facility and the senior notes. If Mobile Storage Group is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12.0% per annum.

Contractual Obligations

Mobile Storage Group’s future contractual obligations as of December 31, 2007 are as follows:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Debt(1)	$515,697	$199	$510	$218,933	$296,055
Capital lease obligations	6,657	1,310	2,836	2,069	442
Interest on debt and capital lease obligations(2)	211,435	32,188	62,197	61,756	55,294
Operating leases	28,228	7,197	10,401	5,270	5,360

Total	$762,017	$40,894	$75,944	$288,028	$357,151

(1)	Principal payments are reflected when contractually required and no early paydowns are reflected. Debt includes $96,014 of subordinated notes, net of unamortized original issue discount of $10,166 as of December 31, 2007.

(2)
•  Estimated interest for debt for all periods presented is calculated using the interest rate effective as of December 31, 2007 of (i) 7.52% weighted average interest rate on borrowings under the new credit facility and (ii) 9.75% on the senior notes.

•  Assumes interest on the subordinated notes accrues on a payment-in-kind basis at 12.0% per annum until August 1, 2008; afterwards, interest becomes payable in cash at 10.0% per annum until the subordinated notes mature on February 1, 2015.

• Capital lease interest is based upon contractually agreed upon amounts.

Off-Balance Sheet Arrangements

Mobile Storage Group does not maintain any off-balance sheet arrangements.

Seasonality

Demand from some of Mobile Storage Group’s customers can be seasonal. Demand from Mobile Storage Group’s construction customers tends to be higher in the second and third quarters when the weather is warmer. Demand from Mobile Storage Group’s larger retail customers is stronger in the fourth quarter as these customers prepare to store higher levels of inventories for the holiday season. The units leased to Mobile Storage Group’s retail customers tend to be returned in the first quarter of the following year, leading to lower utilization rates and rental revenues during this period.

Critical Accounting Policies

The preparation of Mobile Storage Group’s financial statements, in accordance with generally accepted accounting principles (“GAAP”), requires it to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Mobile Storage Group evaluates its estimates and judgments on an ongoing basis. Mobile Storage Group bases its estimates and judgments on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Mobile Storage Group’s actual results may differ from these estimates under different assumptions or conditions.

Mobile Storage Group believes the following critical accounting policies and the related judgments and estimates affect the preparation of its consolidated financial statements:

Revenue Recognition.  Mobile Storage Group leases and sells various types of storage containers, trailers and mobile offices to customers. Leases to customers are generally on a short-term basis, qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectibility is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectibility is reasonably assured.

Revenue from sales and lease equipment unit delivery and hauling is recognized when these services are provided. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of income.

Customers in the U.S. are generally billed in advance for each 28-day period and customers in the U.K. are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of pre-billed lease income.

Depreciation of Lease Equipment.  Lease equipment consists primarily of storage containers, storage trailers and mobile offices. The lease equipment is recorded at cost and depreciated on a straight-line basis over their estimated useful lives, as follows: containers — 20 years; trailers and portable steel offices — 15 years; portable timber offices — 10 years. Salvage values are determined when the lease equipment is acquired and are typically 70% for containers and 10% for trailers and steel and timber mobile offices. Management of Mobile Storage Group believes the estimated salvage values for Mobile Storage Group’s portable storage products do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred and included in yard costs.

Mobile Storage Group periodically reviews its depreciation policy against various factors, including its historical experience with the useful life of each type of equipment, lease rates obtained on older units, the results of the independent annual appraisal of its lease fleet performed by Mobile Storage Group’s lenders, profit margins realized on its sales of depreciated lease equipment, and depreciation policies in effect among larger competitors in the industry. If Mobile Storage Group were to revise its depreciation policy on containers, which comprise approximately 64%, 74% and 74% of the net book value of Mobile Storage Group’s lease fleet as of December 31, 2006, December 31, 2007 and March 31, 2008, respectively, such revision could impact Mobile Storage Group’s earnings. For example, a change in the estimate used in the residual value and useful life of containers would have the following approximate effect on Mobile Storage Group’s income from operations and net income (loss) as reflected in the table below:

		Useful	Twelve Months Ended			Three Months Ended
	Residual	Life in	December 31,			March 31,
	Value	Years	2005	2006	2007	2007	2008
	(Dollars in thousands)

As reported:	70%	20
Income from operations			$40,343	$7,398	$52,819	$10,407	$11,837
Net income (loss)			$7,219	$(19,171)	$2,682	$(1,200)	$(793)
As adjusted for change in estimates:	70%	25
Income from operations			$40,803	$7,958	$53,582	$10,552	$12,029
Net income (loss)			$7,496	$(18,776)	$2,877	$(1,114)	$(682)
As adjusted for change in estimates:	70%	15
Income from operations			$39,577	$6,464	$51,550	$10,166	$11,517
Net income (loss)			$6,758	$(19,831)	$2,357	$(1,343)	$(978)
As adjusted for change in estimates:	65%	20
Income from operations			$39,961	$6,931	$52,183	$10,286	$11,677
Net income (loss)			$6,989	$(19,501)	$2,519	$(1,272)	$(886)
As adjusted for change in estimates:	55%	20
Income from operations			$39,195	$5,999	$50,913	$10,045	$11,358
Net income (loss)			$6,528	$(20,159)	$2,195	$(1,415)	$(1,070)

Goodwill and Other Intangible Assets.  Mobile Storage Group accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. Mobile Storage Group tests goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Mobile Storage Group performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2005, 2006 and 2007. Based on these tests, Mobile Storage Group determined that no impairment related to goodwill and indefinite-lived intangible assets exist.

Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of noncompete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Noncompete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates.

Provision for Doubtful Accounts.  Mobile Storage Group is required to estimate the collectibility of its trade receivables. Accordingly, Mobile Storage Group maintains allowances for doubtful accounts for estimated losses that may result from the inability of its customers to make required payments. Mobile Storage Group evaluates a variety of factors in assessing the ultimate realization of these receivables, including the current credit-worthiness of its customers, its days outstanding trends, a review of historical collection results and a review of specific past due receivables. If the financial conditions of Mobile Storage Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income. To date, uncollectible accounts have been within the range of expectations of Mobile Storage Group’s management.

Commitments and Contingencies.  In the normal course of business, Mobile Storage Group estimates potential future loss accruals related to legal, tax and other contingencies. These accruals require Mobile Storage Group management’s judgment on the outcome of various events based on the best available information. However, due to changes in facts and circumstances, the ultimate outcomes could be different than Mobile Storage Group management’s estimates.

Recent Accounting Pronouncements

On January 1, 2008, Mobile Storage Group adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for nonfinancial assets, such as goodwill and long-lived assets, and nonfinancial liabilities, subject to certain exceptions until January 1, 2009. The adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on Mobile Storage Group’s financial condition or results of operations.

On January 1, 2008, Mobile Storage Group adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. Mobile Storage Group has currently chosen not to adopt the provisions of SFAS No. 159 for its existing financial instruments.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No 141. SFAS No. 141R establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R makes some significant changes to existing accounting practices for acquisitions. SFAS No. 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. Mobile Storage Group is currently evaluating the impact SFAS No. 141R will have on its future business combinations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Mobile Storage Group does not believe the adoption of this statement will have a material effect on its financial position, results of operations, and cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 applies to all derivative instruments and related hedged items accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Mobile Storage Group does not believe the adoption of this statement will have a material effect on its results of operations or financial condition.

Quantitative and Qualitative Disclosures about Market Risk

Mobile Storage Group is exposed to market risk from changes in interest rates, especially U.S. LIBOR and U.K. LIBOR applicable to the new credit facility, and from fluctuations in foreign currency exchange rates as a result of Mobile Storage Group’s operations in the U.K.

Interest Rate Risks

Outstanding balances under the new credit facility bear interest at a variable rate based on a margin over LIBOR. The new credit facility permits Mobile Storage Group to draw funds by taking out LIBOR contracts at varying maturities. LIBOR contracts are fixed rate instruments for a period of between one and six months, entered into at Mobile Storage Group’s discretion, provided that the new credit facility does not permit more than six such contracts to be outstanding in each of the U.S. and U.K. at any one time. Mobile Storage Group’s portfolio of LIBOR contracts vary in length and interest rate. Any adverse change in interest rates could affect Mobile Storage Group’s overall borrowing rate when LIBOR contracts are renewed. Given the amounts outstanding under the new credit facility at December 31, 2007, a hypothetical 1% increase in the U.S. LIBOR and U.K. LIBOR from the applicable rates at December 31, 2007 would increase Mobile Storage Group’s net interest expense by approximately $2.3 million on an annual basis and would therefore decrease both Mobile Storage Group’s earnings and cash flow for that annual period.

Mobile Storage Group is not currently a party to any interest rate swap agreements or other financial instruments to hedge against the risk of increases in interest rates. Mobile Storage Group’s management monitors interest rates and trends in interest rates and will from time to time evaluate the advisability of entering into derivative transactions to hedge its interest rate risk. Mobile Storage Group cannot predict market fluctuations in interest rates and their impact on its new credit facility. As such, Mobile Storage Group’s operating results in the future may differ materially from estimated results due to adverse changes in interest rates.

Mobile Storage Group believes that inflation has not had a material effect on its results of operations. However, an inflationary environment could materially increase interest rates on Mobile Storage Group’s floating rate debt which, as of December 31, 2007, comprised approximately 38% of Mobile Storage Group’s total indebtedness. The price of portable storage units for Mobile Storage Group’s fleet purchases could also increase in such an environment.

Foreign Currency Risks

Mobile Storage Group is also subject to market risks resulting from fluctuations in foreign currency exchange rates as a result of its operations outside of the U.S. During the year ended December 31, 2007 and the three months ended March 31, 2008, Mobile Storage Group derived approximately 36% and 35%, respectively of its total revenues from its operations in the U.K. Mobile Storage Group estimates that a 10% decrease in the U.S. dollar versus the British pound would have increased its revenues for the year ended December 31, 2007 and the three months period ended March 31, 2008, by approximately $8.3 million and $2.3 million, respectively, or approximately 4% of total revenues in both periods. Currently, revenues and expenses of Mobile Storage Group’s operating subsidiary, Ravenstock MSG, in the U.K. are recorded in British pounds, which is the functional currency for this subsidiary.

Mobile Storage Group is exposed to market risks related to foreign currency translation caused by fluctuations in foreign currency exchange rates between the U.S. dollar and the British pound. Mobile Storage Group seeks to limit exposure to foreign currency transactional losses from its U.K. operations by denominating revenues and expenses of Mobile Storage Group’s U.K. subsidiary in its functional currency. The assets and liabilities of Mobile Storage Group’s U.K. subsidiary are translated from the British pound into the U.S. dollar at the exchange rate in effect at each balance sheet date, while income statement amounts are translated at the average rate of exchange prevailing during the reporting period. A strengthening of the U.S. dollar against the British pound could, therefore, reduce the amount of cash and income Mobile Storage Group receives and recognizes from its U.K. operations. As foreign exchange rates vary, Mobile Storage Group’s results of operations and profitability may be harmed. The effect of foreign currency translation risks caused by foreign currency exchange rate fluctuations between the U.S. dollar and the British pound on Mobile Storage Group’s operating results for the year ended December 31, 2007 and the three months ended March 31, 2008, was not insignificant. As a result of fluctuations in foreign currency exchange rates, Mobile Storage Group’s total revenues increased by approximately $6.6 million and $0.3 million during the year ended December 31, 2007 and the three months period ended March 31, 2008, respectively, relative to the comparable prior period. Mobile Storage Group cannot predict the effects of exchange rate fluctuations on its future operating results because of the potential volatility of currency exchange rates. To the extent Mobile Storage Group expands its business into other countries, it anticipates that it will face similar market risks related to foreign currency translations caused by exchange rate fluctuations between the U.S. dollar and the currencies of those countries. Mobile Storage Group does not currently engage in foreign currency exchange hedging transactions to manage its foreign currency exposure. If and when Mobile Storage Group does engage in foreign currency exchange hedging transactions, Mobile Storage Group cannot assure you that its strategies will adequately protect its operating results from the effects of exchange rate fluctuations.

INFORMATION ABOUT MOBILE STORAGE GROUP

Business Overview

Mobile Storage Group is a leading international provider of portable storage products with a lease fleet of approximately 117,000 units and 89 branch locations throughout the U.S. and U.K. Mobile Storage Group focuses on leasing portable storage containers, storage trailers and mobile offices, and, to complement its core leasing business, Mobile Storage Group also sells portable storage products. Mobile Storage Group’s storage containers and storage trailers provide secure, convenient and cost-effective on-site storage of inventory, construction supplies, equipment and other goods. Mobile Storage Group mobile office units provide temporary office space and employee facilities for, among other uses, construction sites, trade shows, special events and building refurbishments. During 2007, Mobile Storage Group leased or sold its portable storage products to over 45,000 customers in diverse end markets ranging from large companies with a national presence to small local businesses. For the twelve months ended March 31, 2008, Mobile Storage Group generated revenues of $239.7 million and adjusted EBITDA of $81.2 million.

The following charts illustrate Mobile Storage Group’s revenues by type, geography and end markets during 2007:

Revenue Mix by Type	Revenue Mix by Geography

Revenue Mix by End Markets

Mobile Storage Group believes its core leasing business is highly attractive because it:

•	delivers recurring revenues with an average lease duration of more than 15 months for its core storage container products;

•	consists primarily of storage containers that have useful lives of approximately 20 years and retain substantial residual value throughout their lives;

•	features average monthly leasing rates for storage containers that recoup its average unit investment (excluding variable costs) in approximately 28 months;

•	benefits from high utilization levels that have averaged in excess of 80% over the last five years;

•	produces high incremental unit leasing operating margins on storage containers estimated to be approximately 50% (based on contribution of a new portable storage unit on lease after deductions for the cost of leasing, commissions and depreciation);

•	benefits from a highly diversified customer base; and

•	features discretionary capital expenditures that can be readily adjusted depending on market conditions and opportunities.

The majority of Mobile Storage Group’s lease fleet is comprised of refurbished steel portable storage containers purchased from container leasing companies and brokers. Mobile Storage Group also purchases new containers from China, which Mobile Storage Group believes is a cost-effective means of procuring new containers. Mobile Storage Group’s customers use its storage containers for a wide variety of storage applications, including storage of construction materials, retail and manufacturing inventory, documents and records and household goods. Mobile Storage Group’s storage trailers are similar to its storage containers, but also have wheels and provide elevated storage. Mobile Storage Group believes these features provide an added benefit to customers whose operations involve the use of loading docks, such as retailers, distribution centers, manufacturers and other warehouse-type businesses. Mobile Storage Group’s mobile office units include timber units and steel units that can be customized to meet specific customer needs.

Mobile Storage Group’s sales business complements its leasing business because it allows Mobile Storage Group to leverage its scale and purchase storage containers on terms that Mobile Storage Group believes are more favorable than those available to certain of its competitors. Mobile Storage Group believes that its sales business further complements its leasing business because there is minimal overlap between the respective customer bases of these businesses and because it facilitates the management of its lease fleet by allowing Mobile Storage Group to regularly sell used equipment and replace it with newer equipment.

Industry Overview

The storage industry in the U.S. and U.K. includes two primary sectors: fixed-site self-storage and portable storage. Fixed-site self-storage is used primarily by individuals for the temporary storage of household items at a permanent facility. Portable storage, which is the sector in which Mobile Storage Group operates, is used primarily by businesses for secure, temporary storage at the customer’s location. The portable storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

Portable storage offers customers a flexible, secure, cost-effective and convenient alternative to constructing permanent warehouse space or storing items at a fixed-site self-storage facility by providing additional space for higher levels of inventory, equipment or other goods on an as-needed basis. Although Mobile Storage Group is not aware of any published estimates, Mobile Storage Group believes the portable storage industry is growing due to an increasing awareness of its convenience and cost benefits.

The portable storage industry is highly fragmented and remains mostly local in nature. Mobile Storage Group believes that there are more than 2,000 businesses in the U.S. and more than 300 businesses in the U.K. that lease portable storage products. Mobile Storage Group believes most of these businesses are small, family-run operations.

Mobile Storage Group believes it is one of a few competitors in the U.S. and U.K. who possesses the branch network, customer relationships and infrastructure to compete on a national and regional basis while maintaining a strong local market presence. Mobile Storage Group believes that national and regional customers are increasingly seeking providers with a multi-market presence, breadth and quality of product selection, centralized sales and service capabilities and management information tools that provide real-time tracking capability in order to more efficiently satisfy their portable storage needs. Mobile Storage Group believes that having a local presence through an extensive branch network provides a national storage provider a competitive advantage by allowing it to reduce the time and cost of delivering portable storage products to customer sites and provide superior customer service.

Mobile Storage Group’s Business Strengths

Mobile Storage Group is a leading provider of portable storage products on a national, regional and local basis in both the U.S. and U.K. Mobile Storage Group believes its leading position is due to the following strengths:

Market Leader with Extensive Geographic Coverage and Scale.  With its lease fleet of approximately 117,000 units and 89 branch locations, Mobile Storage Group is one of the largest participants in the portable storage industry. Mobile Storage Group’s branch offices have a broad geographic footprint and serve major metropolitan areas in the U.S. and U.K. Mobile Storage Group’s scale enables it to serve a diverse customer base and effectively service national customers on a multi-regional or national basis through its national accounts program while also serving local customers. The size of Mobile Storage Group’s fleet also allows Mobile Storage Group to offer a wide selection of products to its customers and achieve purchasing efficiencies.

Highly Diversified Customer Base.  Mobile Storage Group has established strong relationships with a diverse customer base in both the U.S. and U.K., ranging from large companies with a national presence to small local businesses. During 2007, Mobile Storage Group leased or sold its portable storage products to over 45,000 customers. Mobile Storage Group’s customers operate in more than 850 four-digit standard industrial classification codes, including customers in the construction, services, retail, manufacturing, transportation, utilities and government sectors. In 2007, Mobile Storage Group’s largest customer accounted for approximately 2% of its total revenues and Mobile Storage Group’s top ten customers accounted for approximately 10% of its total revenues. Mobile Storage Group believes that the diversity of its business limits the impact on Mobile Storage Group of changes in any given customer, geography or end market.

Focus On Customer Service and Support.  Mobile Storage Group’s operating infrastructure in the U.S. and U.K. is designed to ensure that Mobile Storage Group consistently meets or exceeds expectations by reacting quickly and effectively to satisfy its customers’ needs. On the national and regional level, Mobile Storage Group’s administrative support services and scalable management information systems enhance its service by enabling Mobile Storage Group to access real-time information on product availability, customer reservations, customer usage history and rates. Mobile Storage Group further supports national customers by providing them with a single point of contact to handle all of their portable storage needs. Mobile Storage Group believes this focus on customer service attracts new and retains existing customers. In 2007, approximately 69% of its lease and lease related revenues were generated from customers who leased portable storage products from Mobile Storage Group in prior years.

Significant Cash Flow Generation and Discretionary Capital Expenditures.  Mobile Storage Group has consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of its lease fleet. Mobile Storage Group’s yield equals its lease and lease related revenues divided by the total number of units in its lease fleet. During the last five years, Mobile Storage Group has achieved an average utilization rate in excess of 80% and its yield increased at a compound annual growth rate of 4.7%. In addition, its cumulative cash flow from operating activities from 2003 to 2007 totaled $177.1 million. A significant portion of Mobile Storage Group’s capital expenditures are discretionary in nature, thus providing Mobile Storage Group with the flexibility to readily adjust the amount that it spends based on its business needs and prevailing economic conditions.

Experienced Management Team.  Mobile Storage Group has an experienced and proven senior management team, with its ten most senior managers having an average of over 13 years of experience in the equipment leasing industry. Mobile Storage Group’s President and Chief Executive Officer, Douglas Waugaman, has 12 years of experience in the equipment leasing industry and was previously the President and Chief Operating Officer of Rental Service Corporation. Mobile Storage Group’s management team has been integral in developing and maintaining its high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions. Mobile Storage Group believes its recent strong operating performance is a direct result of the vision and strategic guidance of its management team.

Products and Services

Mobile Storage Group provides a broad range of portable storage products to meet the needs of its customers. The following provides a description of Mobile Storage Group’s portable storage products and their features:

•	Storage Containers. Storage containers comprise approximately 78% of Mobile Storage Group’s lease fleet. Storage containers vary in size from 10 feet to 48 feet in length, with 20-foot and 40-foot length containers being the most common. Standard storage containers generally are eight feet wide and eight and one-half feet high and are built to the International Organization for Standardization standards for carrying ocean cargo. Historically, Mobile Storage Group has purchased most of its storage containers used from container leasing companies and brokers. Mobile Storage Group typically refurbishes these containers by removing rust and dents, repairing floors, painting, adding its branded signage and installing new locking systems. Mobile Storage Group is opportunistic in making storage container purchases. Depending on the prevailing market pricing and supply dynamics, Mobile Storage Group sometimes purchases new storage containers from manufacturers and their agents instead of purchasing used storage containers from container leasing companies and brokers. Mobile Storage Group also modifies many of its storage containers by splitting them into various sizes and providing customized features such as storage and office combination units, shelving, windows, vents and roll-up doors.

•	Mobile Offices and Accommodation Units. Mobile offices comprise approximately 9% of Mobile Storage Group’s lease fleet. Mobile Storage Group purchases pre-built mobile offices that are made of steel or timber and typically require little or no modification for lease as mobile office units. Mobile office units range from 10 feet to 60 feet in length, and most include air conditioning and heating, phone jacks, tiled floors, secure doors, windows and electrical wiring. The configuration of Mobile Storage Group’s offices can be customized by stacking and connecting individual units to make larger offices. In the U.K., where Mobile Storage Group’s offices are also referred to as cabins or accommodation units, Mobile Storage Group also can provide office furniture and specialized features such as toilets or showers.

•	Storage Trailers. Storage trailers comprise approximately 8% of Mobile Storage Group lease fleet. Storage trailers, which vary in size from 28 feet to 53 feet in length, are trailers that are no longer used to move merchandise in interstate commerce. Mobile Storage Group’s storage trailers, which are used in a manner similar to its storage containers, have wheels and provide elevated storage. Mobile Storage Group believes these features provide added benefits to many of its customers whose operations involve the use of loading docks. Some of Mobile Storage Group’s storage trailers may also be used to transport cargo locally.

•	Cartage Trailers. Cartage trailers comprise approximately 5% of Mobile Storage Group’s lease fleet. Mobile Storage Group’s cartage trailers range in size from 28 feet to 53 feet in length. Mobile Storage Group’s cartage trailers are used by customers to transport goods over the road within a 100-mile radius of its branch location. These trailers are picked up by the customer using their own truck and returned to the same branch location where the unit was leased.

Mobile Storage Group complements its core business, leasing portable storage products, with the following products and services:

•	Sales of Portable Storage Products. Mobile Storage Group sells portable storage products from its branch locations. The majority of the products sold are used storage containers; however, Mobile Storage Group also sells mobile offices and trailers.

Generally, Mobile Storage Group purchases used portable storage products from its vendors directly for resale. In addition, Mobile Storage Group occasionally sells new portable storage products that it has purchased directly from the manufacturer or its agents. Buying portable storage products directly for resale adds scale to Mobile Storage Group’s purchasing, which is beneficial to overall supplier relationships and purchasing terms. In the normal course of managing its business, Mobile Storage Group also sells used portable storage products directly from its lease fleet. The sale of these in-fleet units has historically been a cost-effective method of replenishing and upgrading its lease fleet.

Mobile Storage Group’s sales business includes modifying or customizing units to meet customer requirements. Modifications requested by customers range from painting or installing shelves or lock boxes to more substantive conversions of units into finished, portable, insulated, air-conditioned mobile office units that include doors and windows.

•	Delivery, Pick-up and Repositioning of Portable Storage Products. Mobile Storage Group delivers portable storage products directly to its customers’ premises using specialized delivery vehicles, and Mobile Storage Group charges its customers a delivery and pick-up fee. Once its portable storage products are placed on a customer’s site, Mobile Storage Group can also reposition the units. Mobile Storage Group subcontracts some of this delivery and repositioning work to third parties.

•	Other Ancillary Products and Services. Mobile Storage Group leases furniture, steps, shelving and other items to its customers for their use in connection with its portable storage products. Mobile Storage Group also offers its lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, Mobile Storage Group bills them for the cost of any repairs.

Branch Network

Mobile Storage Group operates its business through 89 branch locations throughout the U.S. and U.K. Because geographic accessibility to customers is a necessity of the portable storage industry, Mobile Storage Group believes that its strategy of employing a broad branch network allows it to better serve its existing customers and attract new customers.

Mobile Storage Group’s 89 locations are managed by 83 branch managers, with some branch managers assigned to oversee one or more smaller locations in markets adjacent to their primary branch. Mobile Storage Group’s branches typically have a sales staff dedicated to the local market, with transportation personnel responsible for delivery and pick-up of its units and yard personnel responsible for loading and unloading units and performing modifications, repairs and maintenance. In certain regions of the U.S., some of Mobile Storage Group’s branches also act as hubs. These hubs serve as the primary procurement, modification and maintenance centers for branches located within the region. These hubs help lower the operating costs of Mobile Storage Group’s non-hub branches and provide non-hub branches with a broader selection of portable storage products.

In addition, Mobile Storage Group occasionally uses agency arrangements to supplement its branch network. In a typical agency arrangement, an independent contractor stores, delivers and retrieves Mobile Storage Group’s equipment in return for delivery and pick-up fees and commissions on revenues. Mobile Storage Group believes that agencies, which typically have a lease fleet of 50 to 300 units, are a cost-effective way of expanding into new markets. When a critical level of leasing and sales volume is attained in these markets, Mobile Storage Group reviews its agency relationships to determine if a stand-alone operation or an acquisition in that market would be prudent. Agency agreements are typically renewable annually and cancelable upon 60 days’ notice prior to their applicable renewal dates. Mobile Storage Group has 10 agencies in addition to its 89 branch locations. At December 31, 2007, approximately 1,160 storage containers and storage trailers or approximately 1% of Mobile Storage Group’s total lease fleet were leased to its customers through agency arrangements.

Refurbishment and Maintenance of Fleet

Mobile Storage Group typically refurbishes used storage containers before adding them to its lease fleet. Refurbishment can include removing rust and dents, repairing floors, painting, installing new seals around the doors and installing a new locking system. These refurbishments are typically performed at the branch locations, but in some circumstances, the units are refurbished by one of Mobile Storage Group’s hub locations before being sent to a branch. To meet specialized demand for products, Mobile Storage Group also on occasion performs customizations of units, including splitting units to create multiple smaller units and other substantial modifications. These customizations can be performed by Mobile Storage Group’s U.S. hubs and some of its larger branch locations. Smaller U.S. branches and Mobile Storage Group’s U.K. branches typically outsource the splitting of units to a third party.

Used storage trailers typically require similar refurbishments as those described for storage containers, but may also require unique refurbishments, including repairing or replacing brakes and brake lights and replacing tires. Many of these trailer refurbishments are done by Mobile Storage Group’s hubs and branches, but brake repairs are typically performed by third parties.

Mobile Storage Group’s mobile office units are typically bought new and do not require refurbishment when purchased. In certain circumstances, Mobile Storage Group’s offices require assembly, which is also outsourced to a third party.

Ongoing maintenance to Mobile Storage Group’s lease fleet is performed on an as-needed basis and is intended to maintain the value of its units and keep them in lease-ready condition. Most of this maintenance on storage containers, storage trailers and mobile offices is primarily performed in-house. Maintenance requirements on containers are generally minor and include removing rust and dents, patching small holes, repairing floors, painting and replacing seals around the doors. Storage trailer maintenance may also include repairing or replacing brakes, lights, doors and tires. Brake repairs are typically outsourced. Maintenance requirements for offices tend to be more significant than for storage containers or storage trailers and may involve repairs of electric wiring, air conditioning units, doors, windows and roofs. Major office repairs are often outsourced. Whether performed by Mobile Storage Group or a third party, the cost of maintenance and repair of Mobile Storage Group’s lease fleet is included in its yard costs.

Customers

Mobile Storage Group has established strong relationships with a diverse set of customers, ranging from large national retailers and manufacturers to local sole proprietors. During 2007, Mobile Storage Group leased its portable storage products to a diversified base of approximately 45,000 national, regional and local companies in more than 850 four-digit standard industrial classification codes including the construction, services, retail, manufacturing, transportation, utilities, wholesale and government sectors. In 2007, Mobile Storage Group’s largest customer accounted for approximately 2% of total revenues and its top ten customers accounted for approximately 10% of its total revenues.

In terms of Mobile Storage Group’s sales business during 2007, Mobile Storage Group’s largest sales customer accounted for approximately 11% of total sales revenues and its top ten sales customers accounted for approximately 23% of its total sales revenues.

Historically, Mobile Storage Group’s customer base in the U.S. and U.K. has been relatively stable from year to year. Mobile Storage Group estimates that its U.S. lease and lease related revenues and U.S. sales revenues in 2007 came from the following end markets:

End Markets — U.S. Leasing	End Markets — U.S. Sales

Mobile Storage Group estimates that its U.K. lease and lease related revenues and U.K. sales revenues in 2007 came from the following end markets:

End Markets — U.K. Leasing	End Markets — U.K. Sales

On an aggregate basis, Mobile Storage Group estimates that its most significant customers in terms of revenues participate in the construction, services, retail, manufacturing, transportation, communications and utilities, wholesale and government sectors.

•	Construction. Construction customers include a diverse selection of contractors and subcontractors who work on both residential buildings and commercial projects, such as office buildings, warehouses, highway and street repair, and plant shutdowns and refurbishments. Mobile Storage Group believes its construction customer base is characterized by a wide variety of contractors and subcontractors, including general contractors, mechanical contractors, plumbers, electricians and roofers. Contractors typically use storage containers to securely store construction materials and supplies at construction sites. They also lease Mobile Storage Group’s mobile office units to provide on-site offices and facilities. Because many of Mobile Storage Group’s customers operate in multiple segments of the construction industry, it is difficult for Mobile Storage Group to determine exactly to what extent its units are used in commercial versus residential construction. Nevertheless, Mobile Storage Group believes the majority of its lease and lease related revenue is derived from the commercial construction market. Demand from Mobile Storage Group’s construction customers tends to be higher in the second and third quarters when the weather is warmer, particularly in the U.S.

•	Services. Service customers include equipment leasing companies that sublease Mobile Storage Group’s equipment, entertainment companies, schools, hospitals, medical offices and theme parks. These customers typically use Mobile Storage Group’s storage containers to store a wide variety of goods. These customers also lease mobile offices for special events.

•	Retail. Retail customers include both large national chains and small local stores. These customers typically lease storage containers and storage trailers to store excess inventory and supplies. Retail customers also use Mobile Storage Group’s storage products during store remodeling or refurbishment. Demand from these customers can be seasonal and tends to peak during the winter holidays.

•	Manufacturing. Manufacturing customers include a broad array of manufacturers, including oil refineries, petrochemical refineries, carpet manufacturers, textile manufacturers and bottling companies. They generally lease storage containers and storage trailers to store both inventory and raw materials.

•	Transportation, Communication and Utilities. These customers include freight forwarders, recycling plants, electric utilities and marinas. These customers use storage containers and storage trailers to store a wide variety of materials and goods.

•	Wholesale. Wholesale customers include food suppliers, furniture wholesalers and apparel wholesalers. These customers typically lease storage containers and storage trailers to store their inventories.

•	Government. Government customers include public schools, correctional institutions, fire departments as well as the U.S. military. These customers generally lease storage containers and storage trailers to safeguard materials used in their day-to-day operations and various government projects.

Sales and Marketing

As of March 31, 2008, Mobile Storage Group’s sales and marketing team consisted of 254 people of which 210 are in the U.S. and 44 are in the U.K. Members of Mobile Storage Group’s sales group act as its primary customer service representatives and are responsible for fielding calls, processing credit applications, quoting prices and handling orders. Mobile Storage Group’s marketing group is primarily responsible for coordinating direct mail and other advertising campaigns, producing company literature, creating promotional sales tools and performing the administration of its sales management tools using Salesforce.com’s CRM application. Mobile Storage Group’s centralized support services group handles all billing, collections and other support functions, allowing its sales and marketing team to focus on addressing the needs of its customers. Mobile Storage Group’s marketing programs emphasize the cost-savings and convenience of using its products versus constructing temporary or permanent storage facilities. Mobile Storage Group’s market its services through a number of promotional vehicles, including the yellow pages, prominent branding of its equipment, telemarketing, targeted mailings, trade shows and limited advertising in publications.

The development of Mobile Storage Group’s marketing programs involves branch managers, regional vice presidents and senior management, all of whom participate in devising branch-by-branch marketing strategies, demand forecasts and its branch marketing budgets. Mobile Storage Group’s branch managers, working with its corporate marketing team, determine the timing, content and target audience of direct mailings, specials and promotional offers, while its corporate office manages the marketing process itself to ensure the consistency of its message, achieve economies of scale and relieve its local branches of the administrative responsibility of running its marketing programs. Mobile Storage Group’s believes that its approach to marketing is consistent with the local nature of its business and allows each branch to employ a customized marketing plan that fosters growth within its particular market.

In an effort to further develop relationships with multi-regional and national customers who generally centralize their procurement of portable storage products, Mobile Storage Group implemented its U.S. national accounts program in 1999, under which Mobile Storage Group enters into agreements with customers to provide them with a single contact for nationwide account servicing and pricing. All of Mobile Storage Group’s national accounts customers have the ability to access its extranet and view the status of their lease units on a location and unit basis in real time. As of December 31, 2007, Mobile Storage Group had ten customer service representatives and four members of its sales and marketing team dedicated to its U.S. national accounts program. Mobile Storage Group’s national accounts customers in the U.S. generated approximately 21% of its U.S. lease and lease related revenues in 2007.

In addition to its traditional sales and marketing efforts, Mobile Storage Group has established strategic relationships with several equipment leasing companies that have designated Mobile Storage Group as a preferred vendor of storage units. Through these relationships, Mobile Storage Group’s strategic partners will offer its storage units through their retail networks to their customers in return for a commission.

Investment in Lease Fleet

Mobile Storage Group expands its lease fleet both by making capital expenditures and by acquiring fleets owned by other businesses. The amount Mobile Storage Group spends is highly discretionary and can be readily adjusted to respond to business needs and prevailing economic conditions. Mobile Storage Group is not committed to any material long-term purchase contracts with suppliers or manufacturers. Additionally, given the long life and durability of its lease fleet assets, Mobile Storage Group does not have the fleet replacement issues faced by many general equipment leasing companies whose estimated useful life for their fleet assets are generally up to 10 years. By contrast, Mobile Storage Group’s lease fleet assets have useful lives of between 10 and 20 years.

Mobile Storage Group closely monitors capital expenditures for additions to its fleet, as well as those incurred in connection with upgrades, conversions and modifications of its existing units. Mobile Storage Group reviews all fleet capital expenditures at the branch and corporate levels to ensure that Mobile Storage Group is investing its capital prudently, including by reviewing utilization rates and evaluating specified return on invested capital.

Mobile Storage Group purchases used fleet containers from container leasing companies, shipping lines, container depots and brokers and new containers from manufacturers in China or their agents. Container leasing companies are companies that lease containers primarily to the large shipping companies that use these containers to store goods as they transport them over the ocean. After using a container for a number of years, the container leasing companies and the shipping lines will often sell their used containers to brokers or portable storage companies like Mobile Storage Group. Container depots are typically companies located near seaports that store and maintain containers for the container leasing companies and the shipping companies. They often sell used containers on behalf of the shipping companies and container leasing companies or buy and then resell the units themselves.

Mobile Storage Group purchases its storage trailers primarily from trailer leasing companies and trucking companies. Mobile Storage Group purchases the majority of its mobile office units new directly from the manufacturers. These manufacturers are located primarily in the U.K., China and the U.S. Because most of the mobile offices that Mobile Storage Group purchases have been made primarily of steel, the price of those units tends to fluctuate with the price of steel.

Mobile Storage Group supplements its fleet spending with acquisitions. Since January 2002, Mobile Storage Group has completed 38 “in-market” acquisitions and 27 new market acquisitions in the U.S. and U.K. Mobile Storage Group believes that acquisitions provide it with an attractive growth alternative given the prices it pays and its extensive acquisition and integration experience. Mobile Storage Group generally acquires assets and operations similar to its own, and these acquisitions extend its customer base. Acquisitions are generally fully integrated into Mobile Storage Group’s existing locations within one to three weeks. While the timing and cost of acquisitions are difficult to predict, Mobile Storage Group regularly evaluates such opportunities.

While Mobile Storage Group is not a party to any long term supply agreements and demand has varied over time, Mobile Storage Group believes there is a sufficient supply of both new and used storage containers, storage trailers and mobile offices. If Mobile Storage Group was unable for any reason to continue its relationship with its existing suppliers, Mobile Storage Group believes there are multiple alternative sources of supply available to it on similar terms for the purchase of both new and used portable storage products and mobile offices. Mobile Storage Group also believes that such supply will continue to be sufficient to meet its demand for the foreseeable future.

Management Information and Back Office Systems

Mobile Storage Group’s management information systems, including the RentalMan software program, are scalable and provide it with critical information to help Mobile Storage Group manage its business. Utilizing its systems, Mobile Storage Group tracks a number of key operating and financial metrics including utilization, lease rates, customer trends and fleet data. All Mobile Storage Group’s branches use RentalMan and are electronically linked to its AS/400 mainframe system. Branch managers and corporate management use RentalMan to monitor pricing, utilization and customer activity. With RentalMan, Mobile Storage Group can individually track the units in its lease fleet and monitor the performance of each of its branch locations on a real-time basis. Mobile Storage Group has also supplemented the information provided by RentalMan with a database system that provides branch managers with an Internet-based tool through which they can easily monitor on a daily basis their branch performance using a number of key metrics. Mobile Storage Group’s systems also capture detailed customer and usage information which it uses to target new customers as well as increase the penetration of its existing customer base.

Mobile Storage Group enhanced its information systems by implementing sales management tools using Salesforce.com’s CRM software applications to more effectively provide leads to its sales force and track the success of its sales and marketing efforts. The implementation of Salesforce.com’s CRM software applications has been completed in the U.S. and in the U.K.

Billing and Lease Terms

Mobile Storage Group manages its billing process centrally from its administrative support office located in Burbank, California for its operations in the U.S. and at its Stockton-on-Tees, England office for its operations in the U.K. Each of its branches maintains a price book with rates that are determined centrally and reviewed by Mobile

Storage Group’s senior management. Mobile Storage Group generally invoices its U.S. customers in advance on a 28-day cycle and its U.K. customers monthly in arrears.

The lease period for Mobile Storage Group’s portable storage products varies, but averages approximately 15 months for storage containers and 22 months for trailers. Leases for Mobile Storage Group’s units are typically structured on a month-to-month basis with no fixed term. In addition to the monthly lease rates, Mobile Storage Group’s customers are responsible for the costs of delivery and pickup.

Competition

With the exception of mobile offices in the U.S., the portable storage industry is highly fragmented, with numerous participants at the local level leasing and selling storage containers, storage trailers and other structures used for temporary storage. Mobile Storage Group also competes with conventional fixed self-storage facilities. Mobile Storage Group believes that participants in its industry compete on the basis of customer relationships, price, service, delivery speed and breadth and quality of equipment offered. In every area Mobile Storage Group serves, Mobile Storage Group competes with multiple local, regional, and national portable storage providers. Some of Mobile Storage Group’s competitors may have greater market share, less indebtedness, greater pricing flexibility or superior marketing and financial resources. Mobile Storage Group’s largest competitors in the storage container and storage trailer markets in the U.S. are Mobile Mini, Inc., Williams Scotsman International, Inc., PODS, Moveable Cubicle, Eagle Leasing and National Trailer Storage. Mobile Storage Group’s largest competitors in the U.S. mobile office market are ModSpace and Williams Scotsman International, Inc. Mobile Storage Group’s largest competitors in the storage container and mobile office markets in the U.K. are Elliott Group, Speedy Space, Mobile Mini UK and Hewden Stuart. Mobile Storage Group also competes with fixed-site self-storage facilities, such as U-Haul International, Inc., Public Storage, Inc. and Shurgard Storage Centers, Inc.

Trademarks and Trade Names

Mobile Storage Group owns or has rights to trademarks or trade names that it uses in conjunction with the operation of its business. The logo MS®, The Mobile Storage Group®, Tunnel-Tainer® and Mobile Services Grouptm are Mobile Storage Group’s registered trademarks in the U.S. Ravenstock MSG®, Ravenstock MSG Ltd®. with the “flying box” logo, MS The Mobile Storage Group®, and the logo MS with the words “The Mobile Storage Group” are Mobile Storage Group’s registered trademarks in the U.K. Mobile Storage Group uses the Ravenstock MSG® trademark in the U.K. but it has not applied for registration of this trademark in the U.S. Each trademark, trade name or service mark of any other company appearing in this proxy statement belongs to its holder.

Properties

Corporate Headquarters.  Mobile Storage Group maintains its headquarters in a facility of approximately 16,000 square feet in Glendale, California, which is approximately 8 miles north of downtown Los Angeles. Mobile Storage Group’s executive, financial, accounting, legal, marketing and human resources functions are located there. The lease of the headquarters will expire in September 2015. Mobile Storage Group’s European headquarters is located in Stockton-on-Tees, England where Mobile Storage Group leases 10,000 square feet of office space. The term on this lease is through July 2017.

Branch Locations.  Mobile Storage Group owns its branch locations in Gardena, California; Fresno, California; Chicago, Illinois; Bridgend, Wales; and Manningtree, England. Mobile Storage Group leases all of its other branch locations. Most of Mobile Storage Group’s major leased properties have remaining lease terms of at least 1 year, and Mobile Storage Group believes that none of its individual branch locations is material to its operations, and Mobile Storage Group also believes that satisfactory alternative properties could be found in all of its markets if necessary.

Employees

As of March 31, 2008, Mobile Storage Group had approximately 980 employees, of whom approximately 660 were located in the U.S. and approximately 320 in the U.K. Mobile Storage Group has not had a work stoppage since its founding in 1987, and none of its personnel are represented under collective bargaining agreements with it. Mobile Storage Group believes it has good relations with its employees.

Regulatory and Environmental Compliance

Mobile Storage Group is subject to certain federal, state, local and foreign environmental, transportation, health and safety laws and regulations. Mobile Storage Group incurs significant costs to comply with these laws and regulations, but from time to time Mobile Storage Group may be subject to additional costs and penalties as a result of non-compliance. The discovery of currently unknown matters or conditions, new laws and regulations or different enforcement or interpretation of existing laws and regulations could materially harm its business or operations in the future.

In the U.S., Mobile Storage Group is subject to federal, state and local laws and regulations that govern and impose liability for activities and operations which may have adverse environmental effects such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes under the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and similar state and local laws and regulations. In the ordinary course of business, Mobile Storage Group uses and generates substances that are regulated or may be hazardous under environmental laws. Environmental laws also may impose liability for activities such as soil or groundwater contamination and off-site waste disposal, including such contamination or disposal that occurred prior to the acquisition of its businesses. Mobile Storage Group may incur costs related to alleged environmental damage associated with past or current properties owned or leased by it.

In the U.K., Mobile Storage Group’s operations are subject to the requirements of the Environmental Protection Act, the Health and Safety at Work Act and the Town and County Planning Acts, and under these statutes, are subject to regulation by the Environment Agency, the Health and Safety Executive and local government authorities.

Mobile Storage Group has conducted preliminary environmental assessments on some of its owned and leased properties, primarily those acquired from Raven Hire Limited in November 2001. These assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. As a result of these property assessments, Mobile Storage Group has become aware that current or former operations or activities at some of its properties have not been or may not be in compliance with environmental laws relating to such matters as air emissions, wastewater discharges and hazardous substance use, or may have resulted in soil and/or groundwater contamination. In this regard, certain such facilities are the subject of environmental investigations or remedial actions.

To date, no environmental matter has been material to Mobile Storage Group’s operations. Based on its past experience and the estimated costs of matters identified in the preliminary environmental assessments, Mobile Storage Group believes that any environmental matters relating to Mobile Storage Group of which it is currently aware will not be material to its overall business or financial condition. Mobile Storage Group does not currently maintain environmental insurance.

Legal Proceedings

Mobile Storage Group is a party to various legal proceedings arising in the normal course of its business. Mobile Storage Group carries insurance, subject to deductibles under the specific policies, to protect it against losses from legal claims. Mobile Storage Group is not a party to any material legal proceedings nor, to its knowledge, is any material legal proceeding threatened against it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of May 30, 2008 with respect to the beneficial ownership of shares of our common stock by:

•	each of our directors, director nominees and named executive officers;

•	all of our named executive officers and directors as a group; and

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of May 30, 2008 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of May 30, 2008 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

Name	Number	Percent

Directors and Executive Officers:
Kyle G. Blackwell(1)	135,669	*
Steven G. Bunger(2)	880,278	2.5%
Martin T Crayden(3)	37,211	*
Jeffrey S. Goble(4)	16,250	*
Jon D. Keating(5)	208,457	*
Deborah K. Keeley(6)	109,754	*
Russell C. Lemley(7)	53,106	*
Ronald E. Marshall(8)	32,796	*
Ronald J. Marusiak(9)	182,506	*
Stephen A McConnell(10)	85,000	*
Lawrence Trachtenberg(11)	384,529	1.1%
Michael L. Watts(12)	25,000	*
All directors and executive officers as a group (12 persons)(13)	2,150,556	6.0%
5% Holders:
T. Rowe Price Associates, Inc.(14)	3,144,700	9.1%
Thomas R. Smith(15)	2,922,009	8.4%
Scott J. Vassalluzzo(15)	2,311,048	6.7%
TimesSquare Capital Management, LLC(16)	2,188,580	6.3%
Columbia Wanger Asset Management, L.P.(17)	2,750,000	7.9%
Barclays Global Investors(18)	1,755,096	5.1%

*	Less than 1%

(1)	Includes: 106,896 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Blackwell is a member or partner; 1,977 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 6,000 shares of common stock subject to exercisable options; and 20,796 shares of restricted stock which are forfeitable until vested.

(2)	Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 213,794 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner;

5,000 shares held directly; 6,429 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 496,000 shares of common stock subject to exercisable options; and 110,055 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 6,000 shares of common stock subject to exercisable options and 31,211 shares of restricted stock which are forfeitable until vested.

(4)	Includes: 2,500 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(5)	Includes: 34,000 shares of common stock owned by Bunger Holdings, L.L.C.; 148,908 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Keating is a member or partner; 1,814 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 7,200 shares of common stock subject to exercisable options; and 16,535 shares of restricted stock which are forfeitable until vested.

(6)	Includes: 4,925 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 72,000 shares of common stock subject to exercisable options; and 32,829 shares of restricted stock which are forfeitable until vested.

(7)	Includes: 1,568 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 17,000 shares of common stock subject to exercisable options and 34,538 shares of restricted stock which are forfeitable until vested.

(8)	Includes: 12,000 shares of common stock subject to exercisable options and 20,796 shares of restricted stock which are forfeitable until vested.

(9)	Includes: 85,006 shares of common stock and 97,500 shares of common stock subject to exercisable options.

(10)	Includes: 62,500 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(11)	Includes: 10,500 shares of common stock held directly; 4,030 shares of common stock held indirectly; 6,650 shares of common stock held indirectly in the Mobile Mini 401(k) plan; 280,000 shares of common stock subject to exercisable options and 83,349 shares of restricted stock which are forfeitable until vested.

(12)	Includes: 2,500 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(13)	Includes: 747,997 shares of common stock; 1,052,450 shares of common stock subject to exercisable options and 350,109 shares of restricted stock which are forfeitable until vested.

(14)	Based solely on the information provided in Amendment No. 9 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc., or TRP, and T. Rowe Price New Horizons Fund, Inc., or Fund, (or collectively the Reporting Persons), with the Securities and Exchange Commission dated February 13, 2008 and on Form 13F filed for the quarter ended March 31, 2008. Of the 3,144,700 shares, TRP has sole voting power with respect to 818,800 shares and sole dispositive power with respect to 3,144,700 shares, and Fund has sole voting power with respect to 2,291,400 shares. TRP is an Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser” and Fund is an Investment Company registered under Section 8 of the Investment Company Act of 1940. No individual client’s holdings of the shares are more than 5% of Mobile Mini’s outstanding shares of common stock. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)	Included in the shares of common stock indicated as beneficially owned by Thomas W. Smith, or Smith, and Scott J. Vassalluzzo, or Vassalluzzo, are 2,183,219 shares as to which they have shared voting and shared dispositive power. In addition, Smith beneficially owns 469,240 shares of common stock as to which he has sole voting and dispositive power and Vassalluzzo beneficially owns 27,000 shares of common stock as to which he has sole voting and dispositive power. Of the shares indicated as beneficially owned by Smith and Vassalluzzo, 2,572,838 shares in the aggregate are beneficially owned in their capacities as investment managers for certain managed accounts. The foregoing is based on the information provided in Amendment No. 7 to Schedule 13G filed by Smith and Vassalluzzo with the Securities and Exchange Commission dated February 14, 2008 and on Form 13F filed by Prescott Investors, Inc., for the quarter ended March 31, 2008. The principal office of Smith and Vassalluzzo is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(16)	Based solely on the information provided on Form 13F filed by TimesSquare Capital Management, LLC, or TimesSquare, for the quarter ended March 31, 2008. TimesSquare is an Investment Adviser. No individual client’s holdings of the shares are more than 5% of Mobile Mini’s outstanding shares of common stock. The address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(17)	Based solely on the information provided in Schedule 13G filed by Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust, under a Joint Filing Agreement, or Columbia, with the Securities and Exchange Commission dated January 23, 2008 and on Form 13F filed for the quarter ended March 31, 2008. Columbia has sole dispositive power over 2,750,000 shares. Columbia is an Investment Adviser. The address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(18)	Based solely on the information provided by Barclays Global Investors, NA., or Barclays, Barclays Global Fund Advisors, or Advisors, and Barclays Global Investors, Ltd., or Investors, (or collectively the Barclays Entities), on Form 13F filed for the quarter ended March 31, 2008. The address of Barclays, Advisors, and Investors is 45 Fremont Street, San Francisco, CA 94105.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

Whether or not the merger is completed, Mobile Mini intends to hold its annual meeting of stockholders in 2009. Stockholders who seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our 2009 annual meeting during June 2009. We must receive proposals for our 2009 annual meeting no later than January 18, 2009, for possible inclusion in the proxy statement, or between March 1 and March 31, 2009, for possible consideration at the meeting.

Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with these requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Excerpts from our Annual Report on Form 10-K, as amended by Form 10-K/A for the year ended December 31, 2007 are included in Annex C to this proxy statement and a copy of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is attached as Annex D to this proxy statement. You may read any document we file with the SEC, including the registration statement and its exhibits, on the Internet at the SEC’s web site at www.sec.gov. Our website, www.mobilemini.com, has copies of the annual and quarterly reports as well under the heading “Investor Information.” You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

The SEC allows us to “incorporate by reference” into this proxy statement the information contained in certain documents we filed with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Any statement contained in a document that is that is an annex to this proxy statement is automatically updated and superseded if information contained in this proxy statement, or information that we later file with the SEC, modifies or replaces the statement. Although we have not incorporated by reference any of our prior filings into this proxy statement as of the date of this proxy statement, we incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

To receive a free copy of this proxy statement, the opinion or the periodic reports from which excerpts are included in this proxy statement and any information concerning us, write to us at Mobile Mini, Inc. 7420 South Kyrene Road, Suite 101. Tempe, AZ 85283. Attention: Investor Relations.

You should rely only on the information contained in this proxy statement to vote on the Proposals in connection with the merger. No person has been authorized to give any information or to make any representations not contained in this proxy statement in connection with the offer described in this proxy statement and, if given or made, such information and representations must not be relied upon as having been authorized by us. Neither the delivery of this proxy statement nor the issuance of shares of Mobile Mini preferred stock in connection with the merger shall under any circumstances create any implication that there has been no change in the affairs of Mobile Mini, Inc. since the date hereof.

OTHER MATTERS

The Board of Directors of Mobile Mini does not know of any matters to be presented at the special meeting other than those set forth in the Notice of special meeting accompanying this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy card intend to vote on such matters the shares they represent as the Board of Directors of Mobile Mini may recommend.

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the Annual Report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute promptly and return the accompanying proxy in the envelope which has been enclosed for your convenience. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

Sincerely,

Lawrence Trachtenberg
Secretary
Tempe, Arizona
June 4, 2008

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Mobile Mini Financial Statements

Excerpts from the Mobile Mini Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2007 and the Mobile Mini Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 including the financial statements and notes thereto included therein are included in Annex C and Annex D to, and incorporated by reference into, this proxy statement.

Page

MSG WC Holdings Corp. Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2007	F-3
Consolidated Statements of Operations for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006, and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007
F-4
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006, and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007
F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006, and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007
F-6
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of December 31, 2007 and March 31, 2008 (unaudited)	F-29
Condensed Consolidated Statements of Income for the three months ended March 31, 2007 (unaudited) and March 31, 2008 (unaudited)	F-30
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 (unaudited) and March 31, 2008 (unaudited)	F-31
Notes to Condensed Consolidated Financial Statements	F-33

Ernst & Young LLP 21800 Oxnard Street Suite 500 Woodland Hills, California 91367	Phone: (818) 703-4700 www.ey.com

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
MSG WC Holdings Corp.

We have audited the accompanying consolidated balance sheets of MSG WC Holdings Corp. as of December 31, 2006 and December 31, 2007 (Successor Company), and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 (Predecessor Company), the periods from January 1, 2006 to August 1, 2006 (Predecessor Company), and from August 2, 2006 to December 31, 2006 (Successor Company), and the year ended December 31, 2007 (Successor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Mobile Services Group, Inc. consummated a transaction with MSG WC Holdings Corp. on August 1, 2006. As a result, the periods presented in the accompanying consolidated financial statements reflect a new basis of accounting beginning August 2, 2006.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MSG WC Holdings Corp. as of December 31, 2006 and December 31, 2007 (Successor Company), and the consolidated results of their operations and their cash flows for the year ended December 31, 2005 (Predecessor Company), the periods from January 1, 2006 to August 1, 2006 (Predecessor Company), and from August 2, 2006 to December 31, 2006 (Successor Company), and the year ended December 31, 2007 (Successor Company) in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Mobile Services Group, Inc. changed its method of accounting for Share-Based Payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

Woodland Hills, California
March 18, 2008

A Member Practice of Ernst & Young Global

MSG WC HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,
	2006	2007
	(Dollars in thousands, except per share data)

ASSETS:
Cash and cash equivalents	$1,469	$2,331
Accounts receivable, net of allowance for doubtful accounts of $701 and $1,316 at December 31, 2006 and 2007, respectively	30,342	34,595
Inventories	5,550	14,492
Lease equipment, net of accumulated depreciation of $5,384 and $17,622 at December 31, 2006 and 2007, respectively	297,776	344,415
Property and equipment, net of accumulated depreciation of $1,617 and $6,534 at December 31, 2006 and 2007, respectively	19,973	29,077
Goodwill	298,079	313,885
Other intangible assets, net	77,955	76,402
Deferred financing costs, net	15,246	13,111
Prepaid expenses and other assets	5,342	7,648
Assets held for sale and discontinued operations	7,567	64

Total assets	$759,299	$836,020

LIABILITIES:
Accounts payable	$11,169	$13,911
Accrued liabilities	24,978	28,945
Customer deposits	5,998	6,420
Senior revolving credit facility	172,267	218,737
Capital leases and other notes payable	3,268	7,603
9 3/4% Senior Notes Due 2014	200,000	200,000
Senior Subordinated Notes, net of unamortized original issue discount of $11,490 and $10,166 at December 31, 2006 and 2007, respectively	83,010	96,014
Deferred income taxes	65,155	62,811

Total liabilities	565,845	634,441
Commitments and contingencies Stockholders’ equity:
Common stock, $0.01 par value, 215,000 shares authorized, 147,000 shares issued and outstanding at December 31, 2006 and 2007, respectively	187,573	190,741
Notes receivable from stockholders	(610)	—
Accumulated other comprehensive income	4,191	5,856
Retained earnings	2,300	4,982

Total stockholders’ equity	193,454	201,579

Total liabilities and stockholders’ equity	$759,299	$836,020

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1,	August 2, 2006	Year Ended
	December 31,	2006 to August 1,	to December 31,	December 31,
	2005	2006	2006	2007
	(Dollars in thousands)

Revenues:
Lease and lease related	$143,417	$91,088	$75,596	$192,318
Sales	35,584	22,410	14,812	40,809

Total revenues	179,001	113,498	90,408	233,127
Costs and expenses:
Cost of sales	27,114	16,223	10,289	28,784
Trucking and yard costs	44,764	27,965	23,053	58,833
Depreciation and amortization	19,471	12,191	8,223	22,216
Selling, general and administrative expenses	46,909	32,103	25,797	70,475
Management fees	400	329	29	—
Acquisition transaction expenses	—	40,306	—	—

Income (loss) from operations	40,343	(15,619)	23,017	52,819
Other income (expense):
Interest expense, net	(26,249)	(15,557)	(19,877)	(51,218)
Foreign currency translation gain (loss)	(1,386)	212	74	714
Loss on early extinguishment of debt	(780)	—	—	—
Other income (expense)	(241)	(84)	(58)	(141)

Income (loss) from continuing operations before provision (benefit) for income taxes	11,687	(31,048)	3,156	2,174
Provision (benefit) for income taxes	4,652	(9,240)	1,044	(1,618)

Income (loss) from continuing operations	7,035	(21,808)	2,112	3,792
Income (loss) from discontinued operations (net of tax provision of $122, $225, $125 for the year 2005, the periods from January 1 to August 1, 2006 and from August 2 to December 31, 2006, respectively, and net of tax benefit of $697 for year ended December 31, 2007	184	337	188	(1,110)

Net income (loss)	$7,219	$(21,471)	$2,300	$2,682

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Notes	Accumulated	Retained
	Preferred Stock		Common Stock		Receivable	Other	Earnings
	Number of		Number of		From	Comprehensive	(Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Income (Loss)	Deficit)	Total
	(Dollars in thousands, except per share data)

Predecessor:
Balances, January 1, 2005	4,489,000	21,621	220,000	63,941	—	18,883	(17,607)	86,838
Redemption of common stock	—	—	—	(52)	—	—	—	(52)
Redemption of Series B, H, I and J preferred stock, including cumulative dividends	(210,000)	(2,096)	—	—	—	—	(405)	(2,501)
Preferred stock dividends, $1.07 per share in cash	—	—	—	—	—	—	(2,468)	(2,468)
Comprehensive income (loss):
Net income	—	—	—	—	—	—	7,219	7,219
Adjustment for foreign currency translation	—	—	—	—	—	(8,172)	—	(8,172)

Comprehensive loss								(953)

Balances, December 31, 2005	4,279,000	19,525	220,000	63,889	—	10,711	(13,261)	80,864
Stock-based compensation	—	—	—	3,041	—	—	—	3,041
Redemption of common stock	—	—	—	(8)	—	—	—	(8)
Redemption of Series G and K preferred stock, including cumulative dividends	(2,360,000)	(236)	—	—	—	—	(702)	(938)
Preferred stock dividends, $0.54 per share in cash	—	—	—	—	—	—	(1,159)	(1,159)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	(21,471)	(21,471)
Adjustment for foreign currency translation	—	—	—	—	—	5,495	—	5,495

Comprehensive loss								(15,976)

Balances, August 1, 2006	1,919,000	19,289	220,000	66,922	—	16,206	(36,593)	65,824
Elimination of historical stockholders’ equity upon consummation of the Acquisition	(1,919,000)	(19,289)	(220,000)	(66,922)	—	(16,206)	36,593	(65,824)

Successor:
Balances, August 2, 2006	—	—	—	—	—	—	—	—
Equity contributions	—	—	147,000	185,911	—	—	—	185,911
Notes receivable from stockholders	—	—	—	—	(610)	—	—	(610)
Stock-based compensation	—	—	—	1,662	—	—	—	1,662
Comprehensive income:
Net income	—	—	—	—	—	—	2,300	2,300
Adjustment for foreign currency translation	—	—	—	—	—	4,191	—	4,191

Comprehensive income								6,491

Balances, December 31, 2006	—	—	147,000	187,573	(610)	4,191	2,300	193,454
Notes paid by stockholders	—	—	—	—	610	—	—	610
Stock-based compensation	—	—	—	2,988	—	—	—	2,988
Exercise of stock options	—	—	—	180	—	—	—	180
Comprehensive income:
Net income	—	—	—	—	—	—	2,682	2,682
Adjustment for foreign currency translation	—	—	—	—	—	1,665	—	1,665

Comprehensive income								4,347

Balances, December 31, 2007	—	$—	147,000	$190,741	$—	$5,856	$4,982	$201,579

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor		Successor
		Period from	Period from
		January 1,	August 2,
	Year Ended	2006 to	2006 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007
	(Dollars in thousands)

Operating activities
Net income (loss)	$7,219	$(21,471)	$2,300	$2,682
(Income) Loss from discontinued operations	(184)	(337)	(188)	1,110

Income (loss) from continuing operations	7,035	(21,808)	2,112	3,792
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Foreign currency translation loss (gain)	1,386	(212)	(74)	(714)
Loss on early extinguishment of debt	780	—	—	—
Provision for doubtful accounts	768	744	147	1,644
Write-off of receivables due from affiliates	—	527	—	—
Amortization of deferred financing costs and original issue discount	3,180	2,107	1,093	3,311
Depreciation	17,822	11,246	7,001	18,385
Amortization	1,649	945	1,222	3,831
Acceleration of original issue discount and prepayment penalty on Subordinated Notes	—	11,450	—	—
Write-off of deferred financing costs	—	8,144	—	—
Deferred income taxes	3,616	(10,386)	397	(2,007)
Stock-based compensation	—	3,041	1,662	3,168
Accrued interest on Senior Subordinated Notes, including accretion of original issue discount	—	—	5,045	13,004
Changes in operating assets and liabilities:
Accounts receivable	(1,513)	(1,452)	(1,575)	(6,162)
Inventories	(3,944)	(5,652)	797	(9,495)
Prepaid expenses and other assets	(1,071)	(580)	(43)	(2,355)
Accounts payable and accrued liabilities	5,458	5,969	6,770	9,016
Accrued Acquisition transaction expenses	—	17,162	—	—

Net cash provided by operating activities — continuing operations	35,166	21,245	24,554	35,418
Net cash provided by operating activities — discontinued operations	29	55	48	7,350

Net cash provided by operating activities	35,195	21,300	24,602	42,768
Investing activities
Acquisition of Predecessor	—	—	(317,138)	—
Acquisition payment of Predecessor transaction expenses	—	—	(17,162)	—
Other acquisitions, net	(4,890)	(8,757)	(12,155)	(31,039)
Purchases of lease equipment	(32,466)	(17,109)	(17,483)	(38,931)
Purchases of property and equipment	(6,266)	(2,416)	(2,198)	(7,427)
Proceeds from assets held for sale	1,024	—	—	—

Net cash used in investing activities	(42,598)	(28,282)	(366,136)	(77,397)
Financing activities
Borrowings (payments) under
BofA Credit Facility	18,590	11,060	(192,278)	—
Borrowings under New Credit Facility	—	—	168,592	52,717
Payments under New Credit Facility	—	—	—	(16,784)
Redemption of Subordinated Notes	—	—	(83,200)	—
Issuance of 9 3/4% Senior Notes due 2014	—	—	200,000	—

MSG WC HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor		Successor
		Period from	Period from
		January 1,	August 2,
	Year Ended	2006 to	2006 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007
	(Dollars in thousands)

Issuance of Senior Subordinated Notes, net of original issue discount	—	—	77,965	—
Deferred financing costs	(2,600)	(1,160)	(15,313)	—
Payments on capital leases and notes payable	(1,620)	(562)	(208)	(1,176)
Equity contributions	—	—	185,301	—
Proceeds on note receivable from stockholder	—	—	—	610
Proceeds from exercise of stock options	—	—	—	180
Redemption of Predecessor common stock	(52)	(8)	—	—
Predecessor preferred stock dividends paid	(2,468)	(1,159)	—	—
Predecessor redemptions of preferred stock	(2,501)	(938)	—	—

Net cash provided by financing activities	9,349	7,233	340,859	35,547
Effect of foreign exchange rate changes on cash	(1,946)	(251)	2,144	(56)

Net increase in cash	—	—	1,469	862
Cash and cash equivalents at beginning of period	—	—	—	1,469

Cash and cash equivalents at end of period	$—	$—	$1,469	$2,331

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$22,858	$13,550	$4,848	$35,161

Income taxes (refunded)	$1,618	$1,715	$553	$(1,505)

Supplemental disclosure of noncash operating, investing and financing activities:
Interest accreted onto principal balance of Senior Subordinated Notes	$—	$—	$5,045	$13,004

Details of acquisitions:
Fair value of assets acquired	$5,032	$8,965	$12,155	$31,936
Liabilities assumed	(142)	(208)	—	(897)

Net cash paid in connection with acquisitions	$4,890	$8,757	$12,155	$31,039

Capitalized lease obligations incurred	$—	$229	$238	$5,421

Issuance of common stock in exchange for notes receivable	$—	$—	$610	$—

Accrued payment to Predecessor stockholders	$—	$—	$1,089	$—

Changes in assets and liabilities used in the Company’s consolidated statement of cash flows for the period ended December 31, 2006 have been determined using the Successor’s opening balance sheet at August 2, 2006 which includes the push down of purchase accounting. Refer to Note 1 to the consolidated financial statements for a summary of the values attributed to the Company’s assets and liabilities in the Acquisition transaction.

As a result of the purchase price allocation, the consolidated statement of cash flows for the period ended December 31, 2006 excludes a non-cash decrease to accounts receivable, inventories and lease equipment of $240, $337 and $5,923, respectively, and a non-cash increase to other intangible assets and net deferred tax liabilities of $65,287 and $20,972, respectively.

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1.	Business and Basis of Presentation

Organization and Business

MSG WC Holdings Corp. (“Holdings”), together with its wholly-owned operating subsidiary, Mobile Services Group, Inc. (“MSG”, and collectively with Holdings, the “Company”), is an international provider of portable storage solutions with 87 locations throughout the United States and the United Kingdom. The Company leases and sells portable storage containers, trailers and mobile offices. The Company has a diversified customer base, including large national and small local companies in the construction, services, retail, manufacturing, transportation, utilities and government sectors. These customers use portable storage solutions for a variety of purposes, including storing and transporting inventory, equipment and documents and providing temporary office space.

The consolidated financial statements include the accounts of the Company and its subsidiaries, including its operating company in the United Kingdom, Ravenstock MSG Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Acquisition

On August 1, 2006, MSG WC Holdings Corp., a newly formed entity controlled by Welsh, Carson, Anderson & Stowe X, L.P. (“Welsh Carson”) and its affiliates, acquired control of the capital stock of MSG (the “Acquisition”) in exchange for consideration of approximately $606,000, subject to certain adjustments and excluding fees and expenses. The Acquisition was financed with $439,965 of debt financing and $185,911 of cash contributions from Welsh Carson and its affiliates and certain members of the Company’s management in exchange for common equity. A portion of the consideration was used to repay in full the Company’s existing senior secured credit facility (the “BofA Credit Facility”), to repay in full all of the Company’s subordinated notes (“Subordinated Notes”) and to redeem all of its issued and outstanding preferred stock.

The $439,965 of debt financing consists of the following:

(i) $200,000 of 93/4% Senior Notes due 2014 (the “Senior Notes”) issued by MSG and its wholly-owned subsidiary, Mobile Storage Group, Inc., on the closing date of the Acquisition; and

(ii) a new $300,000 senior secured, asset-based revolving credit facility (the “New Credit Facility”), which includes a £85,000 U.K. borrowing sublimit. A total of $162,000 was drawn on the New Credit Facility on the closing date, including £37,716 drawn under MSG’s U.K. borrowing sublimit. The New Credit Facility matures on August 1, 2011.

(iii) $77,965 Senior Subordinated Notes, net of original issue discount of $12,035. The Senior Subordinated Notes mature on February 1, 2015.

In connection with the consummation of the Acquisition in August 2006, the Company (i) forgave $527 of receivables due from affiliates and (ii) redeemed all of its issued and outstanding preferred stock, including all preferred dividend payments due which totaled $28,854. Additionally, the Acquisition resulted in a change of control, as defined by the Acquisition’s 2005 stock option plan, which resulted in the immediate vesting of all outstanding and unvested options under the plan.

The Acquisition was accounted for by the Company using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Accordingly, the total purchase price, including related fees and expenses, are to be allocated to the acquired net assets based upon their estimated fair value as of August 1, 2006.

All references in the consolidated financial statements and the accompanying notes thereto to events or activities which occurred prior to the completion of the Acquisition on August 1, 2006 relate to Mobile Services Group, Inc., as the predecessor company (the “Predecessor”). All references in the consolidated financial

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements and the accompanying notes thereto to events or activities which occurred after completion of the Acquisition on August 1, 2006 relate to MSG WC Holdings Corp., as the successor company (the “Successor”).

The following table summarizes the fair values assigned to the Company’s assets acquired and liabilities assumed in connection with the Acquisition on August 1, 2006. The fair values allocated to other intangible assets were determined based on a third-party valuation performed as of August 1, 2006.

Accounts receivable	$28,163
Inventories	13,189
Lease equipment	274,493
Property and equipment	18,367
Goodwill	292,568
Other intangible assets	75,902
Deferred financing costs	16,171
Prepaid expenses and other assets	8,694

Total assets acquired	727,547
Accounts payable and accrued liabilities	35,085
New Credit Facility	162,000
9 3/4% Senior Notes due 2014	200,000
Senior Subordinated Notes, net of original issue discount	77,965
Other debt obligations	3,135
Deferred income taxes	63,451

Total liabilities assumed	541,636

Net assets acquired	$185,911

The Company incurred the following costs as a result of the Acquisition and related financing transactions which were recorded by the Predecessor as of August 1, 2006. These costs are referred to herein collectively as the “Acquisition Transaction Expenses.”

Write-off of deferred financing costs related to the BofA Credit Facility	$8,144
Payment of original issue discount upon early redemption of Subordinated Notes	8,250
Prepayment penalty upon early redemption of Subordinated Notes	3,200
Compensation costs related to the acceleration of vesting of stock options	2,341
Write-off of receivables due from CMSI Capital Holdings, Inc	527
Professional fees and other transaction expenses	17,844

Acquisition Transaction Expenses	$40,306

Upon consummation of the Acquisition on August 1, 2006, the Company paid $6,091 and $6,000 in transaction fees to the Company’s former majority stockholder and Welsh Carson, respectively. These amounts are included in the Acquisition Transaction Expenses, except for $3,461 of the fees paid to Welsh Carson which are included in the Company’s net deferred financing costs as of December 31, 2006.

The following unaudited pro forma information has been prepared as if the Acquisition had occurred as of the beginning of the periods presented for the Predecessor. The pro forma adjustments for the year ended December 31, 2005, and the period from January 1, 2006 to August 1, 2006, include estimated adjustments for the following items: a) a decrease to depreciation and amortization expense which amounts to $1,705 and $1,071, respectively, related to adjustments to the depreciation of lease equipment resulting from the adjustment to fair value at the date of the

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisition as well as adjustments to amortization expense resulting from the amortization of other intangible assets recorded in connection with the Acquisition b) the elimination of management fees charged by the Company’s former majority stockholder which amounts to $400 and $329, respectively; c) an increase to interest expense based on the Company’s capitalization structure upon consummation of the Acquisition which amounts to $20,572 and $13,323, respectively; and d) the related income tax effects of such pro forma adjustments resulting in a decrease to the income tax expense of $7,383, and an increase in the income tax benefit of $3,888, respectively.

	Predecessor
		Period from
	Year Ended	January 1 to
	December 31,	August 1,
	2005	2006
	(Unaudited)

Total revenues	$179,001	$113,498
Income (loss) from continuing operations before provision (benefit) for income taxes	$(6,780)	$(42,972)
Net income (loss)	$(3,865)	$(29,507)

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Company leases and sells portable storage containers, trailers and mobile offices to its customers. Leases to customers are generally on a short-term basis qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment.

The Company also generates revenue from sales and lease equipment unit delivery, pick-up and repositioning. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of operations.

In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements (“SAB 101”), and SAB No. 104, Revenue Recognition (“SAB 104”), the Company recognizes revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. Based on these criteria, lease revenue is typically recognized on a straight-line basis over the lease term, sales revenue is typically recognized once delivery has been made, and revenue from unit delivery, pick-up and repositioning is typically recognized when these services are provided.

With respect to lease revenue, customers in the United States are often billed in advance for each 28-day period and customers in the United Kingdom are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of pre-billed lease income.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Concentration of Credit Risk

Financial instruments potentially exposing the Company to concentrations of credit risk consist primarily of receivables. Concentrations of credit risk with respect to receivables are limited due to the large number of

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customers spread over a large geographic area in many industry segments. The Company’s receivables related to sales are generally secured by the equipment sold to the customer. The Company’s receivables related to its lease operations are primarily small month-to-month amounts generated from both off-site and on-site customers. The Company has the right to repossess lease equipment for nonpayment.

Inventories

Inventories consist primarily of equipment held for sale and are carried at the lower of cost or market. Cost of equipment is determined when acquired and is based on the specific-identification method.

Lease Equipment

Lease equipment consists primarily of portable storage containers, trailers and mobile offices used by the Company in its lease fleet. The lease equipment is recorded at cost and depreciated on a straight-line basis, containers over the estimated life of 20 years and trailers and portable offices (steel and timber) over the estimated lives of 15 years (prior to January 1, 2005). Salvage values are determined when the lease equipment is acquired and are typically 70% for containers, 50% for trailers (prior to January 1, 2005) and 10% for portable offices.

Effective January 1, 2005, the Company changed its estimate of salvage value for trailers from 50% to 10% and changed the estimated life of portable timber offices from 15 to 10 years. These changes in estimates resulted from the Company’s historical experience with this equipment and are consistent with industry practice. These changes in estimates were implemented on a prospective basis and resulted in additional depreciation expense in 2005 of approximately $4,600. Management believes the estimated salvage values do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost. Depreciation for property and equipment is recorded on the straight-line method over their estimated useful lives of five years. Transportation equipment is generally depreciated over five to seven years with a salvage value of 20%. Leasehold improvements and buildings are depreciated on the straight-line method over their estimated useful lives of 12 years, or the term of the underlying lease agreement, whichever is shorter.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. The Company tests goodwill for impairment using the two-step process prescribed in SFAS 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2005, 2006 and 2007. The Company has determined that no impairments related to goodwill and indefinite-lived intangible assets exist.

Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of noncompete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Noncompete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates.

In connection with the Acquisition completed on August 1, 2006, the Company allocated $16,293 to customer relationships with a useful life of 10 years, and $59,609 to trade names based on a third-party valuation of the

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated fair values of these intangible assets as of August 1, 2006. At December 31, 2006 and 2007, noncompete covenants amounted to $1,263 and $1,162, respectively, net of accumulated amortization of $369 and $972, respectively. Customer relationships amounted to $16,105 and $14,261 as of December 31, 2006 and 2007, respectively, net of accumulated amortization of $759 and $3,701, respectively. The amortization of intangible assets resulted in amortization expense which amounted to $1,649, $945, $1,222 and $3,831 for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, respectively. Included in other intangible assets are indefinite-lived trade names which amount to $60,587 and $60,979 as of December 31, 2006 and 2007, respectively.

The estimated future amortization expense of intangible assets as of December 31, 2007, is as follows:

2008	$3,800
2009	2,286
2010	1,600
2011	1,177
2012 and thereafter	6,560

$15,423

Impairment of Long-Lived Assets

The Company periodically reviews for the impairment of long-lived assets and certain identifiable intangibles and assesses when an event or change in circumstances indicates the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and the eventual disposition is less than its carrying amount.

Accrued Liabilities

Included in accrued liabilities in the accompanying consolidated balance sheets are deferred revenues totaling $1,446 and $1,926 as of December 31, 2006 and 2007, respectively, resulting from advanced billings for a portion of the Company’s customers.

Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information valuation methodologies. Management uses judgment in estimating fair values. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange.

The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate fair values. The carrying amounts of the Company’s borrowings under the Subordinated Notes and the revolving credit facility approximate fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements or since the floating rates change with market conditions. The estimated fair value of the Company’s 9 3/4% Senior Notes is approximately $183,250 at December 31, 2007 based on quoted market prices.

Income Taxes

Deferred income taxes have been provided for using the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement bases and tax bases of assets and liabilities as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. These differences are primarily related to depreciation. Foreign taxes are provided based on the tax rates of the country of the subsidiary.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising

The Company expenses costs of advertising as incurred, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of costs incurred for directory listings which guide customers to the Company. The capitalized costs are amortized over the periods the directories are current and no longer than 12 months.

Advertising costs of approximately $870 and $974 were capitalized and included in prepaid expenses and other assets at December 31, 2006 and 2007, respectively, and will be amortized over the related direct response marketing period. Advertising expenses totaled $2,553, $1,766, $1,221 and $3,650 for the year ended December 31, 2005, for the periods from January 1 to August 1, 2006 and August 2 to December 31, 2006, and for the year ended December 31, 2007, respectively.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during each fiscal quarter. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive income (loss) in stockholders’ equity.

Ravenstock MSG Limited has outstanding U.S. dollar-denominated short-term intercompany receivables of $1,745 at December 31, 2006 and short-term intercompany borrowings of $3,683 as of December 31, 2007. These borrowings are remeasured at each reporting date with the impact of the remeasurement being recorded in foreign currency translation gain or loss in the consolidated statements of operations.

Employee Stock Options

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and amends FASB Statement No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of income based on their fair values. The fair value of employee stock options is estimated using option-pricing models adjusted for the unique characteristics of those instruments. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

As required, the Company adopted SFAS 123(R) effective on January 1, 2006, using the modified-prospective transition method. Under this method, the compensation cost is recognized for awards granted and for awards modified, repurchased or cancelled in the period after adoption. Compensation cost is also recognized for the unvested portion of awards granted prior to adoption. Prior year financial statements are not restated. The Company recorded $3,041 and $1,662, and $3,168 in compensation expense during the period from January 1, 2006 to August 1, 2006, the period from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, respectively relating to the adoption of SFAS 123(R), of which $2,341 is included in Acquisition Transaction Expenses during the period January 1, 2006 to August 1, 2006, while the remaining amounts are included in selling, general and administrative expense, during each respective period. This resulted in a decrease of $3,041, $1,662, and $3,168 to income from operations and approximately $1,210, $660 and $1,260 to net income during the period from January 1, 2006 to August 1, 2006, the period from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, respectively. The adoption of SFAS 123(R) had no effect on the Company’s cash flows.

For the year ended December 31, 2005, the Company accounted for stock-based compensation grants under the intrinsic value method in accordance with APB 25, whereby no compensation expense is recognized in the consolidated financial statements for stock-based employee awards if the exercise price is equal to or greater than

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value of the Company’s common stock on the date of grant. Under the fair-value accounting method, the fair value of each option granted has been estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2005

Risk-free interest rate range	3.8%-4.2%
Expected holding period	5 years
Dividend rate	0.0%
Volatility	34.0%

Under these assumptions, the weighted-average fair value of the stock option grants during the year ended December 31, 2005, was $325.98 per share. These amounts are amortized over the vesting period of the options. If the Company had accounted for stock options consistent with the fair-value accounting method, utilizing the assumptions detailed above, the Company’s net income would have been as follows:

Predecessor
Year Ended
December 31,
2005

Net income as reported	$7,219
Pro forma stock-based employee compensation (cost) benefit under fair-value method	1,041

Pro forma net income	$8,260

The Company’s stock option plan was terminated on August 1, 2006 in connection with the consummation of the Acquisition. See “Stock Option Plans” in Note 10 for additional information.

Comprehensive Income

For the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, comprehensive income (loss) amounted to $(953), $(15,976), $6,491 and $4,347, respectively. The difference between net income and comprehensive income relates to the Company’s change in foreign currency translation adjustments.

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Based on the provisions of SFAS 131 and the manner in which the chief operating decision maker analyzes the business, the Company has determined it does not have separately reportable operating segments.

Estimates and Assumptions

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provision of this interpretation effective January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 7 — “Income Taxes” for further discussion.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated financial statements. Because Statement No. 157 does not require any new fair value measurements or remeasurements of previously computed fair values, the Company does not believe the adoption of this Statement will have a material effect on its results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under SFAS No. 159, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133 hedge accounting are not met. SFAS No. 159 is effective for years beginning after November 15, 2007. The Company does not believe the adoption of this statement will have a material effect on its results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), “Business Combinations”, which replaces SFAS No 141. SFAS 141R establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R makes some significant changes to existing accounting practices for acquisitions. SFAS 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. The Company is currently evaluating the impact SFAS 141R will have on its future business combinations.

3.	Acquisitions

The Company acquired the assets of certain companies during the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, for an aggregate purchase price of $4,890, $8,757, $12,155 and $31,039, respectively, which the Company paid in cash. The acquisitions were accounted for as purchases and the acquired assets were recorded at their estimated fair values on the date of acquisition. The accompanying consolidated financial statements include the operations of the acquired companies from the respective dates of acquisition.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the assets acquired and liabilities assumed has been allocated as follows:

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007

Accounts receivable	$28	$—	$—	$—
Lease equipment	3,178	6,948	7,386	15,224
Property and equipment	194	233	—	1,378
Non-compete agreements	25	100	—	350
Goodwill	1,159	1,009	3,701	14,173
Customer relationships	448	675	1,068	811
Accrued liabilities	(142)	(208)	—	(897)

	$4,890	$8,757	$12,155	$31,039

The following unaudited pro forma information presents a summary of results of operations of the Company as if the transactions described above had occurred at the beginning of the respective year of acquisition. The pro forma results adjust for the amortization of other intangible assets, the increase in interest expense and certain income tax adjustments. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates or of future results of operations of the combined entities.

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007
	(Unaudited)

Revenues	$179,816	$113,672	$91,693	$239,779
Income (loss) from operations	$40,959	$(15,525)	$23,530	$55,924
Net income (loss)	$92	$(26,970)	$1,931	$(156)

4.	Property and Equipment

Property and equipment consist of the following:

	Successor
	December 31,
	2006	2007

Land and building	$3,876	$5,218
Transportation equipment	13,603	22,439
Furniture, fixtures and office equipment	3,465	6,403
Leasehold improvements	646	1,551

	21,590	35,611
Less accumulated depreciation	(1,617)	(6,534)

	$19,973	$29,077

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Financing

Senior Revolving Credit Facility

In December 2005, the Company refinanced its borrowings under its existing credit facility by entering into a new 5-year agreement with Bank of America (the “BofA Credit Facility”) as agent for a bank syndicate, up to a maximum of $260,000. The BofA Credit Facility consisted entirely of revolving loans which had no scheduled principal payments prior to maturity in December 2009. As a result of the debt refinancing completed in December 2005, the Company recorded a loss on the early extinguishment of debt of $780 for the write-off of the remaining unamortized deferred loan costs and prepayment penalties relating to its existing credit facility.

Borrowings under the BofA Credit Facility were secured by a lien on substantially all of the Company’s assets and were based on a borrowing base amount determined by a percentage of the collateral value of the lease equipment, accounts receivable and inventories. The lease equipment was required to be appraised at least annually and the advance rates were determined annually at the time of the appraisal. The advance rate for the lease fleet assets was calculated by dividing the lesser of (1) 85% of Orderly Liquidation Value as determined by the annual appraisal or (2) 90% of net book value by the net book value of total rental fleet for the U.S. or U.K. As of December 31, 2005, the lease equipment advance rate for the U.S. was 89.7% and for the U.K. was 84.5%. Interest was payable monthly or with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period. The revolving loans bore interest at U.S. LIBOR or U.K. LIBOR plus 1.75% to 3.0% or at U.S. Base Rate or U.K. Base Rate, as defined, plus 0% to 1.25%. At December 31, 2005, substantially all outstanding revolving loans bore interest at U.S. LIBOR or U.K. LIBOR plus 2.5%. At December 31, 2005, the Company’s weighted-average interest rate on outstanding obligations under the BofA Credit Facility was 7.22%.

Borrowings under the BofA Credit Facility were fully repaid and the facility was extinguished in connection with the Acquisition on August 1, 2006. As a result, the Company wrote-off $8,144 in remaining unamortized deferred loan costs related to the BofA Credit Facility (included in Acquisition Transaction Expenses).

In connection with the Acquisition on August 1, 2006, the Company entered into the New Credit Facility. The New Credit Facility is a senior secured, asset-based revolving credit facility providing for loans of up to $300,000, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85,000 can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock for use in the Company’s U.K. operations. The Company may also incur up to $50,000 of additional senior secured debt under the New Credit Facility, subject to the consent of the joint-lead arrangers under the New Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the New Credit Facility.

As of December 31, 2007, the Company’s aggregate borrowing capacity pursuant to the borrowing base under the New Credit Facility amounts to $81,263, net of the $218,737 in outstanding borrowings as of December 31, 2007.

Borrowings under the New Credit Facility are secured by a lien on substantially all of the Company’s assets. Such borrowings are governed by a borrowing base, with respect to the Company’s domestic assets (including assets of subsidiary guarantors) and the assets of Ravenstock (including assets of subsidiary guarantors), respectively, consisting of the sum of (i) 85.0% of eligible accounts receivable, plus (ii) the lesser of 100.0% of the net book value and 90.0% of the net orderly liquidation value of eligible lease fleet assets, plus (iii) the lesser of 90.0% of the net book value of and 80.0% of the net orderly liquidation value of eligible machinery and equipment, plus (iv) (A) until an acceptable appraisal is received, 90% of the net book value of eligible inventory (subject to an aggregate $25,000 inventory sublimit) or (B) after an acceptable appraisal is received, the lesser of (x) 90% of the net book value of eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory (subject to an aggregate $25,000 inventory sublimit, provided that the inventory sublimit may be increased up to $35,000 subject to the completion of an appraisal of the eligible inventory). The borrowing base is also subject to certain other adjustments and reserves to be determined by the administrative agent for the lenders under the New Credit Facility. In general,

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

borrowings under the New Credit Facility bear interest based, at the Company’s option, on either the agent lender’s base rate or U.S. or U.K. LIBOR, in each case plus a margin. The applicable margin on base rate borrowings can range from 0.5% to 1.25% and 1.5% to 2.25% for LIBOR borrowings based on the Company’s ratio of total debt to EBITDA at the time of determination. As of December 31, 2007, the interest rate for borrowings under the New Credit Facility is based on the agent lender’s base rate plus 1.0% or LIBOR plus 2.0%. The Company’s weighted-average interest rate on outstanding obligations under the New Credit Facility as of December 31, 2007 is 7.52%.

The New Credit Facility places various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures and acquisitions, the amounts of dividends which can be paid by the Company, and does not allow for dividends to be paid on common stock. In addition, the New Credit Facility requires the Company to meet specific financial ratios if the total aggregate borrowing capacity falls below $30,000. Had the Company been subject to such financial ratios as of December 31, 2007, the Company would have been in full compliance.

The Company had $3,446 in letters of credit outstanding at December 31, 2007 related to its workers compensation and automobile insurance policies. There were no outstanding draws against such letters of credit as of December 31, 2007.

Subordinated Notes

The Company’s subordinated notes, as amended (the “Subordinated Notes”), consisted of notes held by The Northwestern Mutual Life Insurance Company, Caisse de depot et placement du Quebec, John Hancock Life Insurance Company and its affiliates and New York Life Insurance Company. The Subordinated Notes were issued in principal amounts of $25,000 and $55,000 in the years ended December 31, 2001 and 2002, respectively, and bore interest at 12% per annum with interest payable semiannually. The notes required a lump-sum principal repayment in an amount equal to $50 for each $1,000 principal amount of the notes then outstanding on December 30, 2008, with the remaining principal due June 29, 2010.

Amortization of the original issue discount amounted to $1,317 and $908 for the year ended December 31, 2005, and the period from January 1, 2006 to August 1, 2006, respectively, and is included in interest expense in the consolidated statements of operations. The Subordinated Notes placed various restrictions on the Company and required the Company to meet specific financial ratios in order to incur additional debt, subject to certain exceptions.

In connection with the Acquisition on August 1, 2006, the Company paid $83,200 to redeem all of the Subordinated Notes at face value, including $3,200 of prepayment penalties plus all accrued interest through the redemption date.

Senior Notes

In connection with the Acquisition, the Company issued $200,000 of Senior Notes on August 1, 2006. Interest on the Senior Notes accrues at a rate of 9 3/4% per annum and is payable on February 1 and August 1 of each year, beginning on February 1, 2007. The Senior Notes mature on August 1, 2014. The Senior Notes place various restrictions on the Company, including the incurrence of additional debt, sales of assets and payment of dividends. The Company is in compliance with the debt covenants under the Senior Notes as of December 31, 2007. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. Such notes and guarantees are effectively junior to all of the Company’s secured indebtedness to the extent of the collateral securing such indebtedness. The Senior Notes are not guaranteed by any of the Company’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Subordinated Notes

On August 1, 2006, Holdings issued $90,000 in aggregate principal amount of subordinated notes (the “Holdings Notes”) to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds from the Holdings Notes were contributed by Holdings to MSG in the form of common equity capital and were used to fund the Acquisition. The Holdings Notes mature on February 1, 2015 and are structurally and contractually subordinated to the New Credit Facility and the Senior Notes. The Holdings Notes are unsecured and do not possess the benefit of a guarantee. Interest on the Holdings Notes accrues on a payment-in-kind, non-cash basis at 12.0% per annum for the first two years. Thereafter, interest will be payable quarterly at 10.0% per annum subject to the terms of the New Credit Facility and the Senior Notes. If the Company is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12.0% per annum. The Senior Subordinated Notes are included on the consolidated balance sheet net of a $12,035 original issue discount, of which $10,166 remains unamortized as of December 31, 2007.

Other Notes Payable

Included in capital leases and other notes payable are certain notes payable with a principal balance outstanding of $1,301 and $946 as of December 31, 2006 and 2007, respectively. Future payments on other notes payable obligations are as follows: 2008 — $199; 2009 — $279; 2010 — $231; 2011 — $104; 2012 — $92; Thereafter — $41.

6.	Obligations Under Capital Leases

Included in capital leases and other notes payable are certain capital lease obligations expiring through 2013 with various leasing companies with a principal balance outstanding of $1,967 and $6,657 as of December 31, 2006 and 2007, respectively. The lease agreements provide the Company with a purchase option at the end of the lease term based on an agreed-upon percentage of the original cost of the equipment. These leases have been capitalized using interest rates ranging from approximately 5.5% to 8.5%. The leases are secured by the equipment under lease. At December 31, 2006 and 2007, equipment acquired under capital leases and related accumulated depreciation are included in lease equipment, net.

Future payments under capitalized lease obligations are as follows:

2008	$1,778
2009	1,771
2010	1,701
2011	1,427
2012	864
Thereafter	474

Total payments	8,015
Less amounts representing interest	(1,358)

$6,657

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes

The provision (benefit) for income taxes from continuing operations is as follows:

	Predecessor		Successor
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007

Current:
Federal	$—	$—	$—	$73
State	220	193	46	82
Foreign	816	953	601	234

	1,036	1,146	647	389
Deferred:
Federal	2,770	(9,336)	305	(1,778)
State	365	(986)	(94)	675
Foreign	481	(64)	186	(904)

	3,616	(10,386)	397	(2,007)

	$4,652	$(9,240)	$1,044	$(1,618)

Foreign income from continuing operations before provision for taxes for foreign operations is $5,225, $824, $2,987 and $5,137 for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006, to December 31, 2006, and the year ended December 31, 2007, respectively.

The net deferred tax asset and liability in the accompanying consolidated balance sheets consist of the following components:

	Successor
	December 31,
	2006	2007

Deferred tax liabilities:
Depreciation	$72,971	$73,178
Goodwill and other intangible assets	25,491	27,812
Transaction gain	2,782	2,730
Other	671	15

Total deferred tax liabilities	101,915	103,735
Deferred tax assets:
Tax loss carryforward	32,459	36,148
Stock compensation	648	1,861
Intangibles amortization	2,664	—
Other	1,651	3,712

Subtotal deferred tax assets	37,422	41,721
Valuation allowance	(662)	(797)

Total deferred tax assets	36,760	40,924

Net deferred tax liability	$65,155	$62,811

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate from continuing operations before discontinued operations for the periods indicated below is as follows (percentages shown reflect income tax expense (benefit)):

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007

Statutory federal rate	35.0%	(35.0)%	35.0%	34.0%
Permanent differences	0.3	11.8	1.8	(5.9)
Foreign permanent and tax rate differences	(1.7)	—	(0.7)	2.4
State taxes, net of federal benefit	4.2	(2.5)	(3.2)	(91.5)
Valuation allowance	—	(4.0)	0.0	0.0
Other, net	2.0	(0.1)	0.8	(13.3)

	39.8%	(29.8)%	33.7%	(74.3)%

The Company has federal net operating loss carryforwards at December 31, 2007 of approximately $90,600 which expire in various amounts in 2012 through 2024. At December 31, 2007, the Company has state operating loss carryovers of approximately $74,000 that expire in various amounts beginning after January 2008. In addition, as of December 31, 2007, the Company has approximately $6,000 of federal and state net operating losses related to stock-based compensation for which benefits of future deductions will be recorded as additional paid in capital when realized as reductions in taxes payable.

The Company has undergone changes in ownership which limit the amount of net operating loss currently available as a deduction. Such limitation could result in the Company being required to pay tax currently because only a portion of the net operating loss is available. Management believes the Company will fully realize its federal net operating loss carryforwards and a valuation reserve was not necessary at December 31, 2007.

A valuation allowance has been established for certain deferred tax assets that management has determined will likely not be realized. The valuation allowance is primarily related to certain state net operating loss carryforwards. In the third quarter of 2007, the Company recorded a valuation allowance related to purchase accounting in the amount of $10,833 that increased deferred tax liabilities and goodwill. In the fourth quarter of 2007, it was determined this was in error and was reversed at year-end.

The Company adopted the provisions of Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Upon adoption, the Company recognized no adjustment in its balance of unrecognized tax benefits and no adjustment to retained earnings. As of the date of adoption, the Company’s unrecognized tax benefits amounted to $570. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits from January 1, 2007 to December 31, 2007:

Balance as of January 1, 2007	$570
Adjustments:
Prior year tax positions	—
Current year tax positions	—
Settlements with taxing authorities	—
Lapsing of statute of limitations	—

Balance as of December 31, 2007	$570

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were insignificant for the year ended December 31, 2007. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2004; state and local income tax examinations before 2002; and foreign income tax examinations before 2006. There are no income tax examinations currently in process.

8.	Related-Party Transactions

Consulting Agreement with Board Members

The Company has consulting agreements with (i) its former chief executive officer and current board member, (ii) its former executive vice-president and current board member, and (iii) a current board member for their consulting services. Such services relate to consulting on strategic business plans, acquisitions, and customer and vendor relationships. Fees and expenses paid in connection with these agreements amounted to $92, $66 and $201 for the period January 1, 2006 to August 1, 2006, the period August 2, 2006 to December 31, 2006 and for the year ended December 31, 2007, respectively.

Transactions with PV Realty LLC

The Company leases property from PV Realty, LLC, a company controlled by the Company’s i) former chief executive officer and current board member; and ii) former executive vice-president and current board member. The Company pays annual rent of $83 through August 31, 2008. The Company believes the price and terms of this lease are at fair market value.

Fees to Former Majority Stockholder

In June 2000, the Company began to pay management fees to its then majority stockholder under a management agreement for financial advisory services including reviewing the business, operations and prospects of the Company with management, assisting in acquisitions, and finding and negotiating with potential financing sources. The term of the management agreement was for three years with automatic one-year extensions unless terminated with six months notice by the Board of Directors or the stockholders after the initial three-year term. Fees were payable in advance in semiannual installments on January 1 and July 1 of each year. Fees and expenses incurred in connection with the management agreement amounted to $400, $329 and $29 for the year ended December 31, 2005, and the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, respectively. This management agreement was terminated on August 1, 2006 in connection with the Acquisition.

9.	Redeemable Preferred Stock

The Company issued Series E redeemable convertible preferred stock in 2000 through 2001 with a par value of $20 per share. The Series E preferred stock was nonvoting and was convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock. The remaining shares were mandatorily redeemable on the tenth anniversary of the issuance of such shares or anytime at the option of the Company. Thus, outstanding Series E preferred stock is mandatorily redeemable beginning in 2010.

In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series E preferred stock, totaling 238,000 shares, including all cumulated dividends, for $5,601 in cash.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Stockholders’ Equity

Preferred Stock

The Company had several series of redeemable preferred stock including Series B, C, G, H, I, J, and K. Such preferred stock were nonvoting except as required by law. Series B, C and G shares were nonconvertible. Series H, I, and J shares were automatically convertible into shares of common stock six months and one day subsequent to the completion of an initial public offering of the Company’s common stock. Series K shares were automatically convertible into shares of common stock, determined by dividing the liquidation preference of the preferred shares by the offering price upon an underwritten public offering of shares of common stock. For certain series of preferred stock, the holder was entitled to receive an annual dividend payable in cash. Such earned participating dividends were cumulative from the date first earned until paid or until the respective shares were redeemed by the Company.

The par value and annual dividend rate of each series of preferred stock was as follows:

	Par Value	Annual
Series	(per share)	Dividend%

B	$10.0	10.0%
C	$20.0	8.5%
G	$0.1	None
H	$10.0	10.0%
I	$10.0	10.0%
J	$10.0	10.0%
K	$0.1	None

In connection with the consummation of the Acquisition in August 2006, the Company redeemed all of its issued and outstanding Series B, C, G, H, I, J and K preferred stock, totaling 1,933,000 shares, including all accumulated dividends, for $24,512, including $1,089 and $131 that remained accrued at December 31, 2006 and 2007, respectively.

Stock Option Plans

Prior to the Acquisition, the Company had a stock option incentive plan (the “Pre-Acquisition Option Plan”) which provided for the grant of options to acquire an aggregate of up to 33,049 shares of common stock to employees and directors. Such options generally vested upon the passage of time as specified in each option agreement and had a life of ten years from the date of grant.

The following summarizes the activities under the Company’s Pre-Acquisition Option Plan in 2006:

	Number		Weighted-Average
	of	Exercise Price	Exercise Price
	Shares	per Share	per Share

Options outstanding, January 1, 2006	27,164	$403.55 - 1,181.70	$670.39
Options forfeited	(572)	$403.55 - 1,181.70	$773.58
Options exercised	(26,592)	$403.55 - 1,181.70	$668.17

Options outstanding, August 1, 2006	—

In connection with the consummation of the Acquisition, a change of control, as defined by the Pre-Acquisition Option Plan, occurred which resulted in the immediate vesting of all outstanding and unvested options under such plan. This immediate vesting resulted in a pre-tax compensation charge of $2,341. The Pre-Acquisition Option Plan was terminated on August 1, 2006 in conjunction with the Acquisition.

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In August 2006, the Company established two stock option plans (the “2006 Option Plans”) which provided for the grant of options to acquire an aggregate of up to 32,000 shares of common stock to employees and directors. Options granted under the 2006 Option Plans generally vest based upon two equally-weighted factors: (i) the passage of time, and (ii) the achievement of certain performance objectives as specified in each option agreement. During 2007, there were 4,050 options granted to certain key employees and directors under the 2006 Option Plans which vest in accordance with the terms of the respective option agreements.

The Company also established the 2006 Stock Incentive Plan (the “2006 Incentive Plan”) in August 2006 which provided for the grant of options to acquire an aggregate of up to 2,768 shares of common stock to certain key employees in connection with the assumption of pre-existing options outstanding under the Pre-Acquisition Option Plan. During 2007, there were no new options granted under the 2006 Incentive Plan.

The fair value of each option grant in 2006 was estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

Risk-free interest rate	5.05%
Expected volatility	34.5%
Expected option life (in years)	5.0
Expected dividend yield	0%

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues. The expected volatility is primarily based on historical volatility levels of the Company’s public competitors. The expected option life was estimated by the Company based on historical experience.

The following table summarizes the combined activities under the 2006 Option Plans and the 2006 Incentive Plan:

2006 Option Plans

	Number		Weighted-Average
	of	Exercise Price	Exercise Price
	Shares	per Share	per Share

Options outstanding, August 2, 2006	—	—	—
Options granted	20,828	$1,255.59	$1,255.59
Options forfeited	—	—	—

Options outstanding, December 31, 2006	20,828	$1,255.59	$1,255.59

Options granted	4,050	$1,255.59	$1,255.59
Options forfeited	2,174	$1,255.59	$1,255.59

Options outstanding, December 31, 2007	22,704	$1,255.59	$1,255.59

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2006 Incentive Plan

	Number		Weighted-Average
	of	Exercise Price	Exercise Price
	Shares	per Share	per Share

Options outstanding, August 2, 2006	—	—	—
Options granted	2,768	$600.00 - $935.00	$719.26
Options exercised	—	—	—

Options exercisable, December 31, 2006	2,768	$600.00 - $935.00	$719.26

Options granted	—	—	—
Options exercised	299	$600.00	$600.00

Options exercisable, December 31, 2007	2,469	$600.00 - $935.00	$733.70

	Options Outstanding			Options Exercisable
	Number of	Weighted		Number of
	Shares	Average	Weighted-	Shares	Weighted-
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual Life	Exercise Price	December 31,	Exercise Price
Range of Exercise Prices	2007	(in years)	per Share	2007	per Share

$600.00	1,234	6.2	$600.00	1,234	$600.00
$750.00-$935.00	1,235	7.6	$867.29	1,235	$867.28
$1,255.59	22,704	8.8	$1,255.59	5,782	$1,255.59

The stock options outstanding as of December 31, 2007 have a weighted-average remaining contractual life of approximately 8.6 years and an aggregate intrinsic value of $1,289. The stock options exercisable as of December 31, 2007 have a weighted average remaining contractual life of approximately 8.2 years and an aggregate intrinsic value of $1,289. The weighted-average fair value of options granted during the period from August 2, 2006 to December 31, 2006 and the year ended December 31, 2007 was $492.79 and $478.98 per share, respectively.

As of December 31, 2007, the total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 Plans amounted to $6,311, which is expected to be recognized over a weighted-average period of approximately 3.5 years.

11.	Commitments and Contingencies

The Company leases its corporate offices and various yard facilities under noncancelable operating leases with terms expiring at various dates through January 2025. Rent expense under these agreements was approximately $5,254, $3,435, $2,681 and $7,390 for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, respectively.

Future minimum payments under all noncancelable operating leases with terms in excess of one year at December 31, 2007, are as follows:

2008	$7,197
2009	5,826
2010	4,575
2011	2,975
2012 and thereafter	7,655

$28,228

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is party to various legal proceedings arising in the normal course of business. The Company carries insurance, subject to deductibles under the specific policies, to protect against losses from legal claims. The Company is not currently party to any material legal proceedings nor, to its knowledge, are any significant legal proceedings threatened.

12.	Pension Plans

The Company sponsors a defined contribution pension plan covering substantially all full-time employees. The defined contribution plan is designed to provide tax deferred retirement benefits to the Company’s employees. The Company historically did not make matching contributions. During 2004, the Company changed the plan to provide matching contributions whereby the Company matches 25% of the participant contributions up to 4% of the employees’ compensation during the plan year. Effective January 2007, the Company increased the employer-matching contribution to 25% of the participant contributions up to 6% of the employees’ compensation during the plan year. The total contribution to the plan was approximately $92, $61, $51 and $198 for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, respectively.

The Company’s subsidiaries in the United Kingdom contribute to a group personal pension plan. Amounts contributed, which were not significant for any period presented, represent the Company’s obligation under the terms of the plan.

13.	Foreign Operations

Condensed financial information of the Company’s foreign subsidiaries, the operations of which are principally located in the United Kingdom, at December 31, 2006 and 2007, and for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, before eliminations of intercompany balances and profits, is as follows:

	Successor
	December 31,
	2006	2007

Assets
Lease equipment, net	$102,337	$120,654
Goodwill	35,239	45,019
All other assets	47,760	53,067

	$185,336	$218,740

Liabilities and stockholders’ equity
Accounts payable	$5,752	$7,730
Notes payable	73,627	87,752
Other liabilities	34,424	35,229
Stockholders’ equity	71,533	84,036

	$185,336	$218,740

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007

Revenues and Net Income
Total revenues	$72,750	$42,342	$30,799	$83,474
Costs and expenses	69,042	41,773	28,747	75,917

Net income	$3,708	$569	$2,052	$7,557

14.	Discontinued Operations

Effective during the fourth quarter of 2006, the Company committed to plans to sell its Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S. which are primarily engaged in the business of buying and selling used trailers. The sale of Action was completed in the third quarter of 2007. In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale in the accompanying consolidated balance sheets and the operating results of Action are presented as discontinued operations in the accompanying consolidated statements of operations and cash flows. Prior period financial results were reclassified to conform to these changes in presentation.

The results of discontinued operations for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, are summarized as follows:

	Predecessor		Successor
		Period from	Period from
	Year Ended	January 1 to	August 2 to	Year Ended
	December 31,	August 1,	December 31,	December 31,
	2005	2006	2006	2007

Revenues	$18,059	$17,019	$7,336	$10,411
Income (loss) before provision for income taxes	306	562	313	(1,807)
Provision (benefit) for income taxes	122	225	125	(697)

Net income (loss)	$184	$337	$188	$(1,110)

Interest expense allocated to Action’s discontinued operations for the year ended December 31, 2005, the periods from January 1, 2006 to August 1, 2006 and from August 2, 2006 to December 31, 2006, and the year ended December 31, 2007, was based upon a ratio of (i) the net assets of the discontinued operations compared to (ii) the overall net assets plus debt obligations of the Company and amounted to $431, $349, $182 and $0, respectively.

At December 31, 2006 and 2007, assets held for sale and discontinued operations consist of the following:

	Successor
	December 31,	December 31,
	2006	2007

Accounts receivable, net	$901	$—
Inventories	6,366	58
Other assets	300	6

	$7,567	$64

MSG WC HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15. Subsequent Event

On February 22, 2008 the Company entered into a definitive merger agreement with Mobile Mini, Inc. of Tempe, Arizona. The Company and certain of its subsidiaries, including Mobile Services Group, Inc., will merge into Mobile Mini in a transaction valued at approximately $701.5 million. Pursuant to the merger, Mobile Mini will assume approximately $535.0 million of the Company’s outstanding indebtedness and will acquire all outstanding shares of capital stock of the Company for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock with a liquidation preference of $154.0 million, which will be initially convertible into approximately 8.55 million shares of Mobile Mini common stock, and is redeemable at the holders’ option, ten years after the date of issuance.

Closing of the transaction is subject to approval by Mobile Mini’s stockholders, obtaining required governmental approvals, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions. No closing date has been set at this time, pending receipt of the necessary approvals.

Mobile Mini has received a fully underwritten commitment from Deutsche Bank AG, Bank of America and JP Morgan for a $1.0 billion asset-based revolving line of credit facility to fund the transaction, subject to customary conditions including the execution of definitive documentation.

MSG WC HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2007	2008
		(Unaudited)
	(Dollars in thousands, except per share data)

ASSETS:
Cash and cash equivalents	$2,331	$2,853
Accounts receivable, net of allowance for doubtful accounts of $1,316 and $1,403 at December 31, 2007 and March 31, 2008, respectively	34,595	31,731
Inventories	14,492	15,649
Lease equipment, net of accumulated depreciation of $17,622 and $20,961 at December 31, 2007 and March 31, 2008, respectively	344,415	348,459
Property and equipment, net of accumulated depreciation of $6,534 and $8,121 at December 31, 2007 and March 31, 2008, respectively	29,077	29,130
Goodwill	313,885	315,069
Other intangible assets, net	76,402	75,269
Deferred financing costs, net	13,111	12,522
Prepaid expenses and other assets	7,648	7,308
Assets held for sale and discontinued operations	64	—

Total assets	$836,020	$837,990

LIABILITIES:
Accounts payable	$13,911	$16,031
Accrued liabilities	28,874	20,301
Customer deposits	6,420	5,855
Senior revolving credit facility	218,737	225,310
Capital leases and other notes payable	7,603	7,477
9 3/4% Senior Notes Due 2014	200,000	200,000
Senior Subordinated Notes, net of unamortized original issue discount of $10,166 and $9,831 at December 31, 2007 and March 31, 2008, respectively	96,014	99,535
Deferred income taxes	62,727	62,093

Total liabilities	634,286	636,602
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 215,000 shares authorized, 147,000 shares issued and outstanding at December 31, 2007 and March 31, 2008	190,896	191,447
Accumulated other comprehensive income	5,856	5,752
Retained earnings	4,982	4,189

Total stockholders’ equity	201,734	201,388

Total liabilities and stockholders’ equity	$836,020	$837,990

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2008
	(Unaudited)
	(Dollars in thousands)

Revenues:
Lease and lease related	$43,201	$49,303
Sales	10,424	10,911

Total revenues	53,625	60,214
Costs and expenses:
Cost of sales	7,402	7,681
Trucking and yard costs	13,495	14,992
Depreciation and amortization	4,791	6,379
Selling, general and administrative expenses	17,530	19,325

Income from operations	10,407	11,837
Other income (expense):
Interest expense, net	(11,982)	(13,060)
Foreign currency translation gain	2	—
Other income (expense)	7	(85)

Loss from continuing operations before provision for income taxes	(1,566)	(1,308)
Benefit for income taxes	(636)	(551)

Loss from continuing operations	(930)	(757)
Loss from discontinued operations (net of tax benefit of $176 and $26 for the three months ended March 31, 2007 and 2008, respectively)	(270)	(36)

Net loss	$(1,200)	$(793)

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2008
	(Unaudited)
	(Dollars in thousands)

Operating activities
Net loss	$(1,200)	$(793)
Loss from discontinued operations	270	36

Loss from continuing operations	(930)	(757)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Foreign currency translation gain	(2)	—
Provision for doubtful accounts	442	277
Amortization of deferred financing costs	628	683
Depreciation	4,154	5,121
Amortization	637	1,258
Deferred income taxes	(1,075)	(669)
Stock-based compensation	612	551
Accrued interest on Senior Subordinated Notes, including accretion of original issue discount	3,164	3,520
Changes in operating assets and liabilities:
Accounts receivable	1,969	2,563
Inventories	(508)	(763)
Prepaid expenses and other assets	(1,955)	251
Accounts payable and accrued liabilities	(2,461)	(3,270)

Net cash provided by operating activities — continuing operations	4,675	8,765
Net cash provided by operating activities — discontinued operations	647	22

Net cash provided by operating activities	5,322	8,787
Investing activities
Acquisitions, net	—	(2,525)
Purchases of lease equipment	(8,214)	(6,581)
Purchases of property and equipment	(1,157)	(1,533)

Net cash used in investing activities	(9,371)	(10,639)
Financing activities
Borrowings under Credit Facility	5,500	13,083
Payments under Credit Facility	(1,858)	(10,357)
Payments on capital leases and notes payable	(270)	(347)

Net cash provided by financing activities	3,372	2,379
Effect of foreign exchange rate changes on cash	884	(5)

Net increase in cash	207	522
Cash and cash equivalents at beginning of period	1,469	2,331

Cash and cash equivalents at end of period	$1,676	$2,853

WC HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Three Months Ended March 31,
	2007	2008
	(Unaudited)
	(Dollars in thousands)

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$12,127	$21,109

Income taxes	$537	$27

Supplemental disclosure of noncash investing and financing activities:
Details of acquisitions:
Fair value of assets acquired	$—	$2,545
Liabilities assumed	—	(20)

Net cash paid in connection with acquisitions	$—	$2,525

Capitalized lease obligations incurred	$589	$220

See accompanying notes to consolidated financial statements.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)
(Dollars in thousands, except per share data)

1.	Business and Basis of Presentation

Organization and Business

MSG WC Holdings Corp. (“Holdings”), together with its wholly-owned operating subsidiary, Mobile Services Group, Inc. (“MSG”, and collectively with Holdings, the “Company”), is an international provider of portable storage solutions with 87 locations throughout the United States and the United Kingdom. The Company leases and sells portable storage containers, trailers and mobile offices. The Company has a diversified customer base, including large national and small local companies in the construction, services, retail, manufacturing, transportation, utilities and government sectors. These customers use portable storage solutions for a variety of purposes, including storing and transporting inventory, equipment and documents and providing temporary office space.

The consolidated financial statements include the accounts of the Company and its subsidiaries, including its operating company in the United Kingdom, Ravenstock MSG Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim condensed financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The results of operations for the period ended March 31, 2008 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2008. These condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2007 audited consolidated financial statements and accompanying notes thereto.

Merger with Mobile Mini

On February 22, 2008, the Company entered into a definitive merger agreement with Mobile Mini, Inc. (“Mobile Mini”) of Tempe, Arizona. The Company and certain of its subsidiaries, including Mobile Services Group, Inc., will merge into Mobile Mini in a transaction valued at approximately $701.5 million. Pursuant to the merger, Mobile Mini will assume approximately $535.0 million of the Company’s outstanding indebtedness and will acquire all outstanding shares of capital stock of the Company for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock with a liquidation preference of $154.0 million, which following the tenth year after the issue date will be initially convertible into approximately 8.55 million shares of Mobile Mini common stock, and is redeemable at the holders’ option, ten years after the date of issuance. The Company’s board of directors has approved the payment of bonuses to certain employees subject to the closing of the transaction. Closing of the transaction is subject to approval by Mobile Mini’s stockholders, obtaining required governmental approvals, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions.

Acquisition

On August 1, 2006, MSG WC Holdings Corp., a newly formed entity controlled by Welsh, Carson, Anderson & Stowe X, L.P. (“Welsh Carson”) and its affiliates, acquired control of the capital stock of the Company (the “Acquisition”) in exchange for consideration of approximately $606,000, subject to certain adjustments and excluding fees and expenses. The Acquisition was financed with $439,965 of debt financing and $185,911 of cash contributions from Welsh Carson and its affiliates and certain members of the Company’s management in exchange

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

for common equity. A portion of the consideration was used to repay in full the Company’s then existing senior secured credit facility, to repay in full all of the Company’s Subordinated Notes and to redeem all of its issued and outstanding preferred stock.

The $439,965 of debt financing consists of the following:

(i) $200,000 of 9 3/4% Senior Notes (“Senior Notes”) issued by the Company and its wholly-owned subsidiary Mobile Storage Group, Inc. on the closing date of the Acquisition; and

(ii) a new $300,000 senior secured, assets-based revolving credit facility (the “Credit Facility”), which includes a £85,000 U.K. borrowing sublimit. A total of $162,000 was drawn on the Credit Facility on the closing date, including £37,716 drawn under the Company’s U.K. borrowing sublimit. The Credit Facility matures on August 1, 2011.

(iii) $77,965 Senior Subordinated Notes, net of original issue discount of $12,035. The Senior Subordinated Notes mature on February 1, 2015.

In connection with the consummation of the Acquisition in August 2006, the Company (i) forgave $527 of receivables due from affiliates and (ii) redeemed all of its issued and outstanding preferred stock, including all preferred dividend payments due which totaled $28,854. Additionally, the Acquisition resulted in a change of control, as defined by the Company’s 2005 stock option plan, which resulted in the immediate vesting of all outstanding and unvested options under the plan.

The Acquisition was accounted for by Holdings using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Accordingly, the total purchase price, including related fees and expenses, are to be allocated to the acquired net assets based upon their estimated fair value as of August 1, 2006. In addition, the Securities and Exchange Commission requires the application of “push down accounting” in business combinations where the ownership of an entity has changed. Thus, the post-Acquisition financial statements of the Company, as the acquired entity, reflect the new basis of accounting in accordance with Staff Accounting Bulletin, which we refer to as “SAB” 54.

2.	Summary of Significant Accounting Policies

Revenue Recognition

The Company leases and sells portable storage containers, trailers and mobile offices to its customers. Leases to customers are generally on a short-term basis qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment.

The Company also generates revenue from sales and lease equipment unit delivery, pick-up and repositioning is recognized when these services are provided. Costs associated with these activities are included in trucking and yard costs in the consolidated statements of operations.

In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements (“SAB 101”), and SAB No. 104, Revenue Recognition (“SAB 104”), the Company recognizes revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. Based on these criteria, lease revenue is typically recognized on a straight-line basis over the lease term, sales revenue is typically recognized once delivery has been made, and revenue from unit delivery, pick-up and repositioning is typically recognized when these services are provided.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

With respect to lease revenue, customers in the United States are often billed in advance for each 28-day period and customers in the United Kingdom are generally billed monthly in arrears. Deferred revenue is recorded for the unearned portion of pre-billed lease income.

Inventories

Inventories consist primarily of equipment held for sale and are carried at the lower of cost or market. Cost of equipment is determined when acquired and is based on the specific-identification method.

Lease Equipment

Lease equipment consists primarily of portable storage containers, trailers and mobile offices used by the Company in its lease fleet. The lease equipment is recorded at cost and depreciated on a straight-line basis, containers over the estimated life of 20 years, trailers and portable steel offices over the estimated lives of 15 years and portable timber offices over the estimated life of 10 years. Salvage values are determined when the lease equipment is acquired and are typically 70% for containers and 10% for trailers and portable offices (steel and timber). Management believes the estimated salvage values do not cause carrying values to exceed net realizable values. Normal repairs and maintenance to lease equipment are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost. Depreciation for property and equipment is recorded on the straight-line method over their estimated useful lives of five years. Transportation equipment is generally depreciated over five to seven years with a salvage value of 20%. Leasehold improvements and buildings are depreciated on the straight-line method over their estimated useful lives of 12 years, or the term of the underlying lease agreement, whichever is shorter.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with acquisitions. The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. The Company tests goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company performed the required impairment tests of goodwill and indefinite-lived intangible assets as of October 1, 2005, 2006 and 2007. The Company has determined that no impairments related to goodwill and indefinite-lived intangible assets exist.

Other intangible assets with finite useful lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of noncompete covenants and customer relationships which are amortized over the expected period of benefit which range from five to ten years. Noncompete covenants are amortized using the straight-line method while customer relationships are amortized using an accelerated method that reflects the related customer attrition rates.

In connection with the Acquisition completed on August 1, 2006, the Company allocated $16,293 to customer relationships with a useful life of 10 years, and $59,609 to trade names based on a third-party valuation of the estimated fair values of these intangible assets as of August 1, 2006. At December 31, 2007 and March 31, 2008, noncompete covenants amounted to $1,162 and $1,074 , respectively, net of accumulated amortization of $972 and $1,060, respectively. Customer relationships amounted to $14,261 and $13,239 as of December 31, 2007 and March 31, 2008, respectively, net of accumulated amortization of $3,701 and $4,782, respectively. The amortization

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

of intangible assets resulted in amortization expense which amounted to $637 and $1,258 for the three months ended March 31, 2007 and 2008, respectively. Included in other intangible assets are indefinite-lived trade names which amount to $60,979 and $60,956 as of December 31, 2007 and March 31, 2008, respectively.

Income Taxes

Deferred income taxes have been provided for using the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement bases and tax bases of assets and liabilities as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. These differences are primarily related to depreciation. Foreign taxes are provided based on the tax rates of the country of the subsidiary.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during each fiscal quarter. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive income in stockholders’ equity.

Ravenstock MSG Limited has outstanding U.S. dollar-denominated short-term intercompany borrowings of $3,683 and $3,702 as of December 31, 2007 and March 31, 2008, respectively. These borrowings are remeasured at each reporting date with the impact of the remeasurement being recorded in foreign currency transaction gain in the consolidated statements of operations.

Comprehensive Loss

For the three months ended March 31, 2007 and 2008, comprehensive loss amounted to $1,050 and $897, respectively. The difference between net loss and comprehensive loss relates to the Company’s change in foreign currency translation adjustments.

Estimates and Assumptions

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for nonfinancial assets, such as goodwill and long-lived assets, and nonfinancial liabilities, subject to certain exceptions until January 1, 2009. The adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on the Company’s financial condition or results of operations.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. The Company has currently chosen not to adopt the provisions of SFAS No. 159 for its existing financial instruments.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141R (revised 2007), Business Combinations (SFAS No. 141R), which replaces SFAS No. 141. SFAS No. 141R establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R makes some significant changes to existing accounting practices for acquisitions. SFAS No. 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. The Company is currently evaluating the impact SFAS No. 141R will have on its future business combinations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe the adoption of this statement will have a material effect on its financial position, results of operations, and cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 applies to all derivative instruments and related hedged items accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe the adoption of this statement will have a material effect on the results of operations or financial condition.

3.	Acquisitions

The Company acquired the assets of a portable storage company during the three months ended March 31, 2008 for an aggregate purchase price of $2,525, which the Company paid in cash. No acquisitions were completed during the three months ended March 31, 2007. The acquisition was accounted for as a purchase and the acquired assets were recorded at their estimated fair values on the date of acquisition. The accompanying consolidated financial statements include the operations of the acquired company from the date of acquisition.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

The fair value of the assets acquired and liabilities assumed has been allocated as follows:

March 31,
2008

Lease equipment	$972
Property and equipment	413
Goodwill	1,094
Customer relationships	66
Accrued liabilities	(20)

$2,525

4.	Property and Equipment

Property and equipment consist of the following:

	December 31,	March 31,
	2007	2008

Land and building	$5,218	$5,371
Transportation equipment	22,439	23,464
Furniture, fixtures and office equipment	6,403	6,733
Leasehold improvements	1,551	1,683

	35,611	37,251
Less accumulated depreciation	(6,534)	(8,121)

	$29,077	$29,130

5.	Financing

Senior Revolving Credit Facility

The Company’s Credit Facility is a senior secured, asset-based revolving credit facility providing for loans of up to $300,000, subject to specified borrowing base formulas, of which the dollar equivalent of up to £85,000 can be drawn in borrowings denominated in British pounds and may be borrowed (and re-borrowed) by Ravenstock for use in the Company’s U.K. operations. The Company may also incur up to $50,000 of additional senior secured debt under the Credit Facility, subject to the consent of the joint-lead arrangers under the Credit Facility, the availability of lenders willing to provide such incremental debt and compliance with the covenants and certain other conditions under the Credit Facility.

As of March 31, 2008, the Company’s aggregate borrowing capacity pursuant to the borrowing base under the Credit Facility amounts to $74,690 , net of the $225,310 in outstanding borrowings.

Borrowings under the Credit Facility are secured by a lien on substantially all of the Company’s assets. Such borrowings are governed by a borrowing base, with respect to the Company’s domestic assets (including assets of subsidiary guarantors) and the assets of Ravenstock (including assets of subsidiary guarantors), respectively, consisting of the sum of (i) 85.0% of eligible accounts receivable, plus (ii) the lesser of 100.0% of the net book value and 90.0% of the net orderly liquidation value of eligible lease fleet assets, plus (iii) the lesser of 90.0% of the net book value of and 80.0% of the net orderly liquidation value of eligible machinery and equipment, plus (iv) (A) until an acceptable appraisal is received, 90% of the net book value of eligible inventory (subject to an aggregate $25,000 inventory sublimit) or (B) after an acceptable appraisal is received, the lesser of (x) 90% of the net book value of

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

eligible inventory and (y) 90% of the net orderly liquidation value of eligible inventory (subject to an aggregate $25,000 inventory sublimit, provided that the inventory sublimit may be increased up to $35,000 subject to the completion of an appraisal of the eligible inventory). The borrowing base is also subject to certain other adjustments and reserves to be determined by the administrative agent for the lenders under the Credit Facility. In general, borrowings under the Credit Facility bear interest based, at the Company’s option, on either the agent lender’s base rate or U.S. or U.K. LIBOR, in each case plus a margin.

The applicable margin on base rate borrowings can range from 0.5% to 1.25% and 1.5% to 2.25% for LIBOR borrowings based on the Company’s ratio of total debt to EBITDA at the time of determination. As of March 31, 2008, the interest rate for borrowings under the Credit Facility is based on the agent lender’s base rate plus 1.0% or LIBOR plus 2.0%. The Company’s weighted-average interest rate on outstanding obligations under the Credit Facility as of March 31, 2008 is 6.33%.

The Credit Facility places various restrictions on the Company, including the incurrence of additional debt, specified limits on capital expenditures and acquisitions, the amounts of dividends which can be paid by the Company, and does not allow for dividends to be paid on common stock. In addition, the Credit Facility requires the Company to meet specific financial ratios if the total aggregate borrowing capacity falls below $30,000. Had the Company been subject to such financial ratios as of March 31, 2008, the Company would have been in full compliance.

The Company had $3,856 in letters of credit outstanding at March 31, 2008 related to its workers compensation and automobile insurance policies. There were no outstanding draws against such letters of credit as of March 31, 2008.

Senior Notes

In 2006, the Company issued $200,000 of Senior Notes on August 1, 2006. Interest on the Senior Notes accrues at a rate of 9 3/4% per annum and is payable on February 1 and August 1 of each year, beginning on February 1, 2007. The Senior Notes mature on August 1, 2014. The Senior Notes place various restrictions on the Company, including the incurrence of additional debt, sales of assets and payment of dividends. The Company is in compliance with the debt covenants under the Senior Notes as of March 31, 2008. The Senior Notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s current and future domestic subsidiaries, except for certain immaterial domestic subsidiaries. Such notes and guarantees are effectively junior to all of the Company’s secured indebtedness to the extent of the collateral securing such indebtedness. The Senior Notes are not guaranteed by any of the Company’s foreign subsidiaries and are structurally subordinated to the indebtedness and other liabilities of such non-guarantor subsidiaries. At March 31, 2008, the fair value of the Senior Notes was approximately $187,000.

Senior Subordinated Notes

On August 1, 2006, Holdings issued $90,000 in aggregate principal amount of subordinated notes (the “Holdings Notes”) to WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, and a strategic co-investor. The proceeds from the Holdings Notes were contributed by Holdings to MSG in the form of common equity capital and were used to fund the Acquisition. The Holdings Notes mature on February 1, 2015 and are structurally and contractually subordinated to the Credit Facility and the Senior Notes. The Holdings Notes are unsecured and do not possess the benefit of a guarantee. Interest on the Holdings Notes accrues on a payment-in-kind, non-cash basis at 12.0% per annum for the first two years. Thereafter, interest will be payable quarterly at 10.0% per annum subject to the terms of the Credit Facility and the Senior Notes. If the Company is prohibited from making cash interest payments, interest will continue to accrue on a payment-in-kind, non-cash basis at 12.0% per annum. The Senior

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

Subordinated Notes are included on the consolidated balance sheet net of a $12,035 original issue discount, of which $9,831 remains unamortized as of March 31, 2008.

Other Notes Payable

Included in capital leases and other notes payable are certain notes payable with a principal balance outstanding of $946 and $895 as of December 31, 2007 and March 31, 2008, respectively.

6.	Obligations Under Capital Leases

Included in capital leases and other notes payable are certain capital lease obligations expiring through 2013 with various leasing companies with a principal balance outstanding of $6,657 and $6,582 as of December 31, 2007 and March 31, 2008, respectively. The lease agreements provide the Company with a purchase option at the end of the lease term based on an agreed-upon percentage of the original cost of the equipment. These leases have been capitalized using interest rates ranging from approximately 5.5% to 8.5%. The leases are secured by the equipment under lease. At December 31, 2007 and March 31, 2008, equipment acquired under capital leases and related accumulated depreciation are included in lease equipment.

7.	Related-Party Transactions

Consulting Agreement with Board Members

The Company has consulting agreements with (i) its former chief executive officer and current board member, (ii) its former executive vice-president and current board member and (iii) a current board member for their consulting services. Such services relate to consulting on strategic business plans, acquisitions, and customer and vendor relationships. Fees and expenses paid in connection with these agreements amounted to $51 and $50 for the three months ended March 31, 2007 and 2008, respectively.

Transactions with PV Realty LLC

The Company leases property from PV Realty, LLC, a company controlled by the Company’s i) former chief executive officer and current board member; and ii) former executive vice-president and current board member. The Company pays annual rent of $83 through August 31, 2008. The Company believes the price and terms of this lease are at fair market value.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

8.	Foreign Operations

Condensed financial information of the Company’s foreign subsidiaries, the operations of which are principally located in the United Kingdom, at December 31, 2007 and March 31, 2008 and for the three months ended March 31, 2007 and 2008, before eliminations of intercompany balances and profits, is as follows:

	December 31,	March 31,
	2007	2008

Assets
Lease equipment, net	$120,654	$124,144
Goodwill	45,019	43,103
All other assets	53,067	53,043

	$218,740	$220,290

Liabilities and stockholders’ equity
Accounts payable	$7,730	$11,021
Notes payable	87,752	88,217
Other liabilities	35,229	32,825
Stockholders’ equity	88,029	88,227

	$218,740	$220,290

	Three Months Ended March 31,
	2007	2008

Revenues and Net Income
Total revenues	$20,005	$20,910
Costs and expenses	19,613	20,347

Net income	$392	$563

9.	Discontinued Operations

Effective during the fourth quarter of 2006, the Company committed to plans to sell its Action Trailer Sales division (“Action”), thereby meeting the held-for-sale criteria set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Action is comprised of three locations in the U.S. which are primarily engaged in the business of buying and selling used trailers. The sale of Action was completed in the third quarter of 2007. In accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations,” the net assets of Action are presented separately as assets held for sale in the accompanying consolidated balance sheets and the operating results of Action are presented as discontinued operations in the accompanying consolidated statements of operations and cash flows. Prior period financial results were reclassified to conform to these changes in presentation.

MSG WC HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(INFORMATION AT MARCH 31, 2008 AND FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND MARCH 31, 2008 ARE UNAUDITED)

The results of discontinued operations for the three months ended March 31, 2007 and 2008, are summarized as follows:

	Three Months Ended March 31,
	2007	2008

Revenues	$3,958	$8
Loss before benefit for income taxes	(446)	(62)
Benefit for income taxes	(176)	(26)

Net loss	$(270)	$(36)

Interest expense allocated to Action’s discontinued operations for the three months ended March 31, 2007 was based upon a ratio of (i) the net assets of the discontinued operations compared to (ii) the overall net assets plus debt obligations of the Company and amounted to $108.

Included in assets held for sale and discontinued operations are inventories and other assets of $58 and $6, respectively, as of December 31, 2007. There were no assets held for sale and discontinued operations as of March 31, 2008.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MOBILE MINI, INC.,
CACTUS MERGER SUB, INC.,
MSG WC HOLDINGS CORP.
AND
TARGET STOCKHOLDER REPRESENTATIVE
February 22, 2008

ANNEXES
Annex A — Other Defined Terms

EXHIBITS
Exhibit A — Form of Joinder Agreement
Exhibit B — Form of Escrow Agreement
Exhibit C — Form of Stockholders Agreement
Exhibit D — Form of Series A Convertible Redeemable Participating Preferred Stock Certificate of Designation
Exhibit E — Form of Amendment to Amended and Restated Certificate of Incorporation of Parent
Exhibit F — List of Indebtedness of Target and its Subsidiaries as of December 31, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated February 22, 2008 (this “Agreement”), by and among MOBILE MINI, INC., a Delaware corporation (the “Parent”), CACTUS MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), MSG WC HOLDINGS CORP., a Delaware corporation (the “Target”), and Target Stockholder Representative (as defined below), on the other hand.

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Target have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of Merger Sub with and into Target, as set forth below (the “Merger”), is fair to, and in the best interests of, their respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger, the execution and delivery of the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby and (c) in the case of Target, recommended acceptance of the Merger and approval and adoption of this Agreement to its stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Target Common Stock (as defined below) shall be converted pursuant to the Merger into the right to receive a combination of cash and shares of convertible redeemable participating preferred stock, par value $0.01 per share of Parent, pursuant to the terms of the Certificate of Designation (as defined below) (“Parent Preferred Stock”), as herein provided;

WHEREAS, Parent and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, simultaneously herewith, certain of the equity holders of Target have executed a joinder to this Agreement in the form of Exhibit A hereto (the “Joinder Agreement”) pursuant to which each such equity holder, among other things, adopted this Agreement, consented to the transactions contemplated hereby, waived appraisal rights, agreed to the indemnification and other provisions contained herein applicable to the equityholders, agreed to non-compete/non-solicitation provisions, agreed to the termination of the Sponsor Stockholders Agreement effective as of the Effective Time, and made various representations and warranties.

WHEREAS, immediately following the Merger, the parties shall undertake the Subsequent Merger (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, Target and the Target Stockholder Representative (each, a “Party” and collectively, the “Parties”), hereto agree as follows:

ARTICLE I

DEFINITIONS

§1.1  Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquisition Amount” means the value of any corporate acquisition by Target or any of its Subsidiaries approved by Parent in writing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and, provided, further, that, for purposes of Sections 4.13 and 4.23, an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any current officer or director of such Person, and (iii) any spouse, parent or child of any Person described in clauses (i) or (ii) above.

“Ancillary Agreements” means the Escrow Agreement, the Stockholders Agreement, the Joinder Agreement, the Certificate of Designation, the Certificate of Incorporation Amendment and any other agreement, instrument and document delivered in connection with the transactions contemplated by this Agreement including, without limitation, any letter of transmittal.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in New York City, New York or Tempe, Arizona are authorized or required by Law to close.

“CapEx Budget” means that certain Adjusted Capital Expenditures Budget of Target for the calendar year ended December 31, 2008 included in Section 4.7(d) of the Target Disclosure Letter.

“Capital Expenditures” means new additions of storage containers, steel offices and other similar units to the lease fleet, including transportation, manufacturing and refurbishment costs incurred in bringing such units to rent ready status that are properly capitalizable in accordance with GAAP. For the avoidance of doubt, “Capital Expenditures” will be (A) increased (i) expenditures related to refurbishing or transporting units (during January and February, 2008)already in service or acquired through business acquisitions and purchases of non-fleet property, plant and equipment subject to a maximum limitation of $2,000,000; (ii) expenditures resulting from the transfer of units from inventory to the lease fleet, subject to a maximum limitation of $4,000,000; and (iii)expenditures related to the purchase of storage containers, steel offices and other similar units into inventory; and (B) will be reduced by (iv) the net book value of any unit sales from the lease fleet; and (v) the cost basis of any unit sales from inventory of lease fleet units or any item in inventory of a nature similar to the products in lease fleet (but not of other property, plant and equipment).

“Cash and Cash Equivalents” means all cash on hand in the Target’s or any of its Subsidiaries’ bank, lock box or other accounts and all marketable securities (but excluding restricted cash), calculated in each case in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet.

“Certificate of Designation” means the Certificate of Designation of Parent’s Series A Convertible Redeemable Participating Preferred Stock, in the form of Exhibit D hereto.

“Certificate of Incorporation Amendment” means the Amendment to the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit E.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other legally binding instrument or obligation and all amendments thereto.

“Cumulative Adjusted Capex Budget Amount” means, for any period, the amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on the date of such determination; provided, that in the event the Closing Date is a date other than the last day of a calendar month, the Cumulative Adjusted Capex Budget Amount as of the Closing Date shall equal the sum of (i) the Cumulative Adjusted Capex Budget Amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on last day of the month immediately preceding the month in which the Closing occurs (the “Prior Month Cumulative Adjusted Capex Budget Amount”), plus (ii) the product of (a) the excess of the Cumulative Adjusted CapEx Budget Amount shown on, or derived from, the CapEx Budget for the period commencing on January 1, 2008 and ending on last day of the month in which the Closing occurs (the “Closing Month Cumulative Adjusted CapEx Budget Amount”) over the Prior Month Cumulative Adjusted Capex Budget Amount and (b) the fraction derived by dividing (x) the total number of days from and including the first day of the month in which the Closing occurs to and including the Closing Date by (y) the total number of days in the month in which the Closing occurs.

“Draft Financial Statements” means the draft unaudited consolidated balance sheet of Mobile Services Group Inc. and its consolidated Subsidiaries as at December 31, 2007 and the related draft unaudited consolidated statements of operations and cash flows for the period then ended.

“Environmental Law” means any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, including the regulation of the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“ERA” means the United Kingdom’s Employment Rights Act 1996.

“Escrow Agent” means the Person selected by Parent and the Target Stockholder Representative to serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among Parent, the Target Stockholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means $15,000,000.

“Escrowed Cash” means an amount in cash which is equal to the Estimated Merger Consideration minus $154,000,000 but in no event shall the Escrowed Cash exceed $15,000,000; provided, that if the Estimated Merger Consideration is equal to or less than $154,000,000, than the Escrowed Cash shall be $0.00.

“Escrowed Parent Preferred Stock” means a number of shares of Parent Preferred Stock equal to the Escrowed Parent Preferred Stock Value divided by $18.00 (as adjusted for stock splits and combinations).

“Escrowed Parent Preferred Stock Value” means the Escrow Amount less the Escrowed Cash.

“Estimated Merger Consideration” means an amount equal to the sum of (i) $701,500,000, (ii) minus the Target Net Debt, (iii) plus or minus, as the case may be, the Estimated Net Debt Adjustment, (iv) plus or minus, as the case may be, the Estimated Working Capital Adjustment, (v) plus or minus, as the case may be, the Estimated CapEx Expenditures Adjustment, (vi) minus the Estimated Transaction Expenses, and (vii) plus the Acquisition Amount.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.

“Fair Market Value” means, for purposes of valuing the Parent Preferred Stock for purposes of the indemnification provisions of this Agreement, the as-converted value of Parent Preferred Stock based on the average of the closing prices of the Parent Common Stock on the NASDAQ reporting system or on the principal exchange on which the Parent Common Stock is traded (as reported in the Wall Street Journal) over a period of thirty (30) days consisting of the day the final amount of indemnifiable Losses has been agreed to or otherwise determined pursuant to the provisions of this Agreement and the twenty nine (29) consecutive trading days prior to such day the final amount of indemnifiable Losses has been agreed or otherwise determined pursuant to the provisions of this Agreement; provided, that if the Parent Common Stock is not traded on any exchange or the over-the-counter market, then “Market Price” shall be determined in good faith by the Surviving Corporation and the Target Stockholder Representative.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indebtedness” means, with respect to any Person, (without duplication) such Person’s and its Subsidiaries’ (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money and all amounts owing as deferred purchase price for property or services; (ii) all seller notes, acquisition holdbacks, “earn-out” payments and cash deposits provided by the selling party in connection with acquisitions by such Person or any of its Subsidiaries completed prior to date of this Agreement (but only to the extent that such deposits are held or controlled by such Person or any of its Subsidiaries); (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iv) commitments or obligations by which such Person assures a creditor against loss including contingent reimbursement obligations with respect to letters of credit (excluding stand-by letters of credit supporting workers’ compensation and self-insurance obligations of such Person and its Subsidiaries not to exceed an amount of $7,000,000); (v) indebtedness secured by a Lien on assets or properties of such Person; (vi) obligations under any interest rate, currency or other hedging agreement; (vii) capitalized lease obligations; (viii) accrued interest, (ix) obligations created or arising under any conditional sale or other title retention agreement not entered into in the ordinary course of business consistent with past practice, or (x) any prepayment penalties or premiums and any breakage costs incurred in connection with the payment of Indebtedness prior to the stated maturity thereof, but only to the extent that such indebtedness is being repaid in connection with the Merger. For the avoidance of doubt, “Indebtedness” does not include customer deposits, accounts payable, purchase commitments for capital expenditures, or other items included in the calculation of Net Working Capital. For illustrative purposes, attached as Exhibit F hereto is a list of Indebtedness of Target and its Subsidiaries as of December 31, 2007.

“Intellectual Property” means any of the following: (i) U.S. and non-U.S. patents, and applications for either; (ii) registered and unregistered trademarks, service marks, trade dress, corporate and business names and other indicia of origin, and pending applications for the same, including intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration of either; and (iv) Trade Secrets.

“Knowledge” or any similar phrase, with respect to Target, means the actual knowledge of the following persons: Douglas Waugaman, Jerry Vaughn, Allan Villegas, William Armstead, Jody Miller and Ron Halchishak, and, with respect to Parent, means the actual knowledge of the following persons: Steve Bunger, Larry Trachtenberg and Deborah Keeley.

“Law” means any statute, law, common law, order, ordinance, rule or regulation of any Governmental Entity.

“Lehman” means Lehman Brothers Inc.

“Lenders” means Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Banc of America Securities LLC, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., including the syndicate of banks, financial institutions and other entities providing debt financing to Parent pursuant to the Debt Commitment Letter, or any such other Person providing alternative financing pursuant to Section 7.2 hereof.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means liens, security interests, options, pre-emption rights, rights of first refusal, easements, mortgages, charges, pledges, debentures, hypothecation, deeds of trust, rights of way, restrictions on the use of real property, encroachments, or any other encumbrances.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, fact, change or effect that, individually or in the aggregate, is or would be reasonably expected to be materially adverse (a) to the business, assets, liabilities, results of operation or financial condition of such Person and its Subsidiaries taken as a whole, other than any such event, circumstance, fact, change or effect resulting from (i) changes in general political, economic, financial, banking, capital market or industry-wide conditions, other than any changes that have a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, (ii) the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in Laws or GAAP, other than any such change that has a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, (iv) acts of war (whether or not declared), political unrest or terrorism or escalation of hostilities, other than any such acts or escalations that have a disproportionately negative effect on such Person and its Subsidiaries (taken as a whole), as compared to other companies in the industries in which such Person or its Subsidiaries operate, or (v) any action taken by a party hereto as expressly required by this Agreement, or (b) on the ability (including any material delay) of such Person to perform its respective material obligations hereunder.

“Mezzanine Notes” means the notes issued pursuant to the Note Purchase Agreement, dated as of August 1, 2006, by and among Target, as issuer, and WCAS Capital Partners IV, L.P. and Foxkirk, LLC, as purchasers.

“Net Debt of Target” means the consolidated Indebtedness of Target and its Subsidiaries minus the consolidated Cash and Cash Equivalents of Target and its Subsidiaries.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, certificate of limited partnership, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of February 17, 2006, by and among the financial institutions parties thereto, Deutsche Bank AG, New York Branch, as Agent, JPMorgan Chase Bank, N.A. and National City Bank, as Co-Documentation Agents, and Bank of America, N.A., as Syndication Agent.

“Parent Indenture” means that certain indenture by and among Parent, as issuer, Law Debenture Trust Company of New York as trustee, Deutsche Bank Trust Company Americas, as paying agent and registrar, and the guarantors named therein, dated May 7, 2007.

“Parent SEC Filings” means, collectively, the Form 10-K for the fiscal year ended December 31, 2006 and the Forms 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, each as filed by Parent with the SEC.

“Parent Stockholder Approval” means, at the meeting of the Stockholders of Parent duly called and held for such purpose, the approval of this Agreement, the Merger and the issuance of the Parent Preferred Stock to Target Stockholders in connection therewith by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

“Permitted Liens” means, with respect to any Person, (i) Liens reflected in the unaudited balance sheet of such Person as at September 30, 2007, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such real property by such Person or its Subsidiaries, (iii) statutory Liens of landlords and workers’, carriers’, materialmens’, suppliers’ and mechanics’ Liens and similar Liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business, which amounts related thereto are not yet due and payable or for which appropriate reserves have been established in accordance with GAAP, and (iv) Liens for Taxes not yet due and payable or being contested in good faith and by appropriate proceedings.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or any other entity or organization, including a Governmental Entity.

“Pro Rata Portion” means, with respect to each Target Stockholder, the percentage set forth opposite each such Target Stockholder’s name on Section 1.1(a) of the Target Disclosure Letter under the column “Pro Rata Portion”.

“Qualified Representations and Warranties” means those representations and warranties set forth in (A) Sections 4.7(b) and (c) (Financial Statements), clauses (x), (xi) and (xv) of Section 4.13 (Material Contracts), the first sentence of Section 4.16 (Insurance), and the first sentence of Section 4.25 (Absence of Changes) and (B) Section 5.7 (Financial Statements; No Material Adverse Effect).

“Remaining Indebtedness” means, collectively, the Indebtedness set forth on Section 1.1(b) to the Target Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Notes” means the 9.75% Senior Notes due 2015 issued pursuant to the Target Indenture.

“Significant Subsidiary” has the meaning set forth in Regulation S-X under the Securities Act, except that for purposes of this Agreement all references to “10 percent” therein shall be replaced with “5 percent”.

“Specified Option” means any option subject to (i) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and William Armstead; (ii) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Jeffrey Kluckman; (iii) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Jody Miller; and (iv) the Nonqualified Stock Option Agreement made and entered into, as of August 1, 2006, by and between Target and Allan Villegas.

“Sponsor Management Agreement” means that certain management agreement between WCAS Management Corporation, Mobile Services Group, Inc. and Target dated August 1, 2006.

“Sponsor Merger Agreement” means that certain agreement and plan of merger by and among Target, MSG WC Acquisition Corp., Mobile Services Group, Inc. and Windward Capital Management, LLC as Target Stockholder Representative, dated May 24, 2006.

“Sponsor Stockholders Agreement” means that certain stockholders’ agreement by and among Target, WCAS Stockholders, de Nicola Holdings, L.P. and other co-investors and additional stockholders named therein, dated August 1, 2006.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Target Common Stock” means the shares of common stock, par value $0.01 per share, of Target.

“Target Credit Agreements” means the U.S. Credit Agreement and the U.K. Credit Agreement.

“Target Indenture” means that certain indenture by and among Mobile Services Group, Inc. and Mobile Storage Group, Inc., as issuers, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors named therein, dated August 1, 2006.

“Target Net Debt” means $535,000,000.

“Target Option Plans” means the MSG WC Holdings Corp. 2006 Stock Option Plan, the 2006 Stock Incentive Plan and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan, in each case adopted by the board of directors of Target on August 1, 2006.

“Target Property” means any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by Target or its Subsidiaries.

“Target Stockholders” means all the stockholders of Target at Closing.

“Target Working Capital” means $0.00.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges, including all United States, federal, state or local, non-United States and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

“Trade Secrets” means any trade secrets or other proprietary and confidential information including unpatented inventions, invention disclosures, technical data, customer lists, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

“Transaction Expenses” means, without duplication, the collective amount payable by Target or any of its Subsidiaries for all out-of-pocket costs and expenses incurred by Target or any of its Subsidiaries or on behalf of the Target Stockholders in connection with the sale of Target or any of its Subsidiaries (whether pursuant to this Agreement or any alternative transaction Target or the Target Stockholders have considered or any auction process related thereto) that have not been paid prior to the Effective Time, (1) including (A) all brokers’ or finders’ fees, (B) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, (C) consent payments required to be made in connection with obtaining the applicable landlord consents in connection with the transactions contemplated hereby or consents under capitalized lease obligations, and (D) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby other than payments under the Transaction Retention Program, but (2) excluding all Transfer Taxes.

“Transaction Retention Program” means a transaction retention program as mutually agreed to by Parent and Target, as annexed to Section 1.1(c) of the Target Disclosure Letter, to provide transaction bonuses to employees of Target as mutually chosen, and in amounts mutually agreed, by Parent and Target, which shall not exceed $3,352,500 in the aggregate.

“Transfer Regulations” means the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006 or any applicable law implementing the provisions of the Council Directive 2001/23/EC dated 12 March 2001 and the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 1981 or any applicable law implementing the provisions of the Council Directive 77/187/EEC dated 14 February 1977.

“Transfer Taxes” means all stamp, transfer, recording, stock transfer, documentary, sales and use, value added, registration, real property transfer and any other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby.

“TULRCA” means the United Kingdom’s Trade Unions and Labour Relations (Consolidation) Act 1992.

“U.K. Credit Agreement” means the U.K. Credit Agreement, dated as of August 1, 2006, by and among the financial institutions parties thereto, The CIT Group/Business Credit, Inc., as administrative agent, Mobile Storage Group, Inc., Mobile Services Group, Inc., MSG WC Intermediary Co., MSC WC Holdings Corp., The CIT Group/Business Credit, Inc., as the fronting lender of the U.K. Revolving Participants (as defined therein) and as security trustee and Ravenstock MSG Limited.

“U.S. Credit Agreement” means the Credit Agreement, dated as of August 1, 2006, among the financial institutions parties from time to time parties thereto, The CIT Group/Business Credit, Inc., as administrative agent, Mobile Storage Group, Inc., Mobile Services Group, Inc., MSG WC Intermediary Co. and Target.

“VAT” means the Tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation supplemental thereto.

“WCAS” means Welsh, Carson, Anderson & Stowe X, L.P.

“WCAS Stockholders” means, collectively, WCAS, WCAS Capital Partners IV, L.P. and WCAS Management Corporation.

“Working Capital” means the “Adjusted Net Working Capital at Closing” calculated in accordance with the methodology and definitions set forth on Section 1.1(d) of the Target Disclosure Letter.

“Working Capital Lower Limit” means $(1,500,000.00).

“Working Capital Upper Limit” means $1,500,000.00.

“$” means United States dollars.

§1.2  Other Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

§1.3  Construction.  In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

ARTICLE II

THE MERGER AND SUBSEQUENT MERGERS

§2.1  The Merger.  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent, Merger Sub and Target shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of State of the State of Delaware on the Closing Date, in accordance with the provisions of the DGCL. The Merger shall become effective upon the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware (or at such later time set forth in the Certificate of Merger as shall be agreed to by Parent, Merger Sub and Target). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”.

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Target, and the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.

§2.2  Certificate of Incorporation of the Surviving Corporation.  At the Effective Time and without any further action on the part of Target or Parent the certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law.

§2.3  By-laws of the Surviving Corporation.  At the Effective Time and without any further action on the part of Target or Parent, the by-laws of Target, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law.

§2.4  Directors and Officers of the Surviving Corporation.  At the Effective Time and subject to Section 7.3, the directors of Target immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, the officers of Target immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

§2.5  The Subsequent Mergers.  (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date and immediately following the Merger, Parent shall cause the Surviving Corporation and each of MSG WC Intermediary Co. and Mobile Services Group, Inc. to duly prepare, execute and acknowledge certain certificates of merger in accordance with Section 253 of the DGCL that shall be filed with the Secretary of State of the State of Delaware immediately following the Effective Time, in accordance with the provisions of the DGCL, so that the following mergers (collectively, the “Subsequent Mergers”) occur in the order described below:

(i) The Surviving Corporation shall be merged with and into Parent, and the separate corporate existence of the Surviving Corporation shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(ii) MSG WC Intermediary Co. shall be merged with and into Parent, and the separate corporate existence of MSG WC Intermediary Co. shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(iii) Mobile Services Group, Inc. shall be merged with and into Parent, and the separate corporate existence of Mobile Services Group, Inc. shall cease, and Parent shall continue as the surviving corporation under the laws of the State of Delaware.

(b) Each Subsequent Merger shall become effective upon the acceptance of the filing of the applicable certificate of merger by the Secretary of State of the State of Delaware in the order described above.

(c) From and after the effective time of each Subsequent Merger, such Subsequent Merger shall have the effects set forth in Section 259(a) of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

§3.1  Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock that are held in the treasury of Target or held by Parent or any of its Subsidiaries, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount, in cash and shares of Parent Preferred Stock, equal to (x) $701,500,000, minus Actual Net Debt, plus or minus, as the case may be, the Actual Closing Working Capital Adjustment, plus or minus as the case may be, the Actual Closing CapEx Adjustment, minus the amount of Actual Closing Transaction Expenses (collectively, the “Merger Consideration”) divided by (y) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock which are held in the treasury of Target or held by Parent or any of its Subsidiaries, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).

§3.2  Effect on Options.  Immediately prior to the Effective Time, all options issued under the Target Option Plans (other than the Specified Options) that are outstanding on such date will be cancelled and will cease to exist, and the holder of such option will cease to have any rights with respect thereto, except the right to receive a pro rata portion of the Merger Consideration. For the avoidance of the doubt, for purposes of this Agreement, the Pro Rata Portion of the Target Stockholders shall be calculated as if the Specified Options were exercised for cash immediately prior to the Effective Time such that shares of Target Common Stock issuable upon the exercise thereof shall be deemed issued and outstanding as of the Effective Time and the Target Stockholders and the Specified Option holders shall receive a pro rata portion of the Merger Consideration; provided, that in determining the Pro Rata Portion of any Specified Option holder the aggregate exercise price for all such options shall be taken into consideration.

§3.3  Delivery of Funds; Surrender of Certificates; Payments.  (a) At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing Date, Target shall deliver to Parent a statement (the “Closing Estimate Statement”) setting forth Target’s good faith estimate of (i) the amount of Net Debt of Target as of the Closing Date (the “Estimated Net Debt”), (ii) the amount, if any, by which the Estimated Net Debt is greater or less than the Target Net Debt (the “Estimated Net Debt Adjustment”), (iii) the Working Capital as of the Closing Date (the “Estimated Working Capital”), (iv) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Upper Limit or is less than the Working Capital Lower Limit, as the case may be (the “Estimated Working Capital Adjustment,” which, if the Estimated Working Capital is less than the Working Capital Lower Limit, the Estimated Working Capital Adjustment shall be deemed a negative amount, and if Estimated Working Capital is between the Working Capital Upper Limit and the Working Capital Lower Limit, the Estimated Working Capital Adjustment shall be $0.00), (v) its consolidated Capital Expenditures for the period commencing on January 1, 2008 and ending on the Closing Date (the “Estimated CapEx Expenditures”), (vi) the amount, if any, by which the Estimated CapEx Expenditures is greater or less than the Cumulative Adjusted Capex Budget Amount for the period commencing on January 1, 2008 and ending on the Closing Date (the “Estimated CapEx Expenditures Adjustment”), (vii) the amount of Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), (viii) the total number of outstanding shares of Target Common Stock, and (ix) Estimated Merger Consideration, which shall quantify in reasonable detail the foregoing amounts and calculations, and in each case shall be calculated in accordance with Section 1.1(d) of the Target Disclosure Letter.

(b) On the Closing Date (or at such later date when a Target Stockholder surrenders such Target Stockholder’s Certificate(s)), upon surrender by a Target Stockholder to Parent of the certificate(s) representing the shares of Target Common Stock held by such Target Stockholder immediately prior to the Effective Time (each, a “Certificate”) and delivery of a letter of transmittal in form and substance reasonably satisfactory to Parent and the Target Stockholders Representative from each Target Stockholder who did not sign the Joinder Agreement containing the appropriate provisions of the Joinder Agreement, Parent shall pay to the Target Stockholders the Estimated Merger Consideration as follows:

(i) if the Estimated Merger Consideration is equal to or less than $154,000,000, then each such Target Stockholder who has surrendered a Certificate shall receive a number of shares of Parent Preferred Stock equal to (w) the Estimated Merger Consideration, (x) minus the Escrow Amount, (y) divided by $18.00 (as adjusted for stock splits and combinations), and (z) multiplied by the Pro Rata Portion of such Target Stockholder (rounded to the nearest whole share); or

(ii) if the Estimated Merger Consideration is greater than $154,000,000, then each such Target Stockholder who has surrendered a Certificate shall receive (x) a number of shares of Parent Preferred Stock equal to (I) $154,000,000 minus the Escrowed Parent Preferred Stock Value, (II) divided by $18.00 (as adjusted for stock splits and combinations), and (III) multiplied by the Pro Rata Portion of such Target Stockholder (rounded to the nearest whole share), and (y) an amount in cash equal to (I) the Estimated Merger Consideration minus $154,000,000 minus the Escrowed Cash, and (II) multiplied by the Pro Rata Portion of such Target Stockholder.

(c) Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article III. No interest shall be paid or accrued in respect of such cash payments. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such portion of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Surviving Corporation any Transfer Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Transfer Taxes have been paid or are not required to be paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided, that the Person to whom such portion of the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) At the Closing, the Escrowed Cash and Escrowed Parent Preferred Stock shall be deposited with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(e) At the Closing, Parent shall pay or purchase, on behalf of Target and its Subsidiaries, to or from the holders of the Indebtedness of Target included in the calculation of Estimated Net Debt (including the Mezzanine Notes and the Target Credit Agreements), other than to the holders of the Remaining Indebtedness, reflected in the Payoff Letters an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Subsidiaries with respect to such Indebtedness.

(f) At the Closing, Parent shall pay, on behalf of Target and its Subsidiaries, the Estimated Transaction Expenses as set forth in the Closing Estimate Statement, by wire transfer of immediately available funds pursuant to written instructions provided to Parent by Target concurrently with the delivery of the Closing Estimate Statement.

§3.4  Determination of Merger Consideration Adjustment.  (a) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Target Stockholder Representative a statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (i) the amount of Net Debt of Target as of the Closing Date (the “Closing Net Debt”), (ii) the amount, if any, by which the Closing Net Debt is greater or less than the Target Net Debt (the “Closing Net Debt Adjustment”), (iii) the Working Capital as of the Closing Date (the “Closing Working Capital”), (iv) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Upper Limit or is less than the Working Capital Lower Limit, as the case may be (the “Closing Working Capital Adjustment,” which, if the Closing Working Capital is less than the Working Capital Lower Limit, the Closing Working Capital Adjustment shall be deemed a negative amount, and if Closing Working Capital is between the Working Capital Upper Limit and the Working Capital Lower Limit, the Closing Working Capital Adjustment shall be $0.00), (v) the consolidated Capital Expenditures for the period commencing on January 1, 2008 and ending on the Closing Date (the “Closing CapEx Expenditures”), (vi) the amount, if any, by which the Closing CapEx Expenditures is greater or less than the Cumulative Adjusted Capex Budget Amount for the period commencing on January 1, 2008 and ending on the Closing Date (the “Closing CapEx Expenditures Adjustment”), (vii) the Transaction Expenses as of the Closing Date (the “Closing Transaction Expenses”), (viii) the total number of outstanding shares of Target Common Stock, and (ix) the Estimated Merger Consideration based on foregoing amounts (the “Closing Merger Consideration”), which shall quantify in reasonable detail the foregoing amounts and calculations, and in each case shall be calculated in accordance with Section 1.1(d) of the Target Disclosure Letter. Upon delivery of the Closing Statement by the Surviving Corporation, the Surviving Corporation shall provide the Target Stockholder Representative with reasonable access to the books and records of the Surviving Corporation and Target, as the case may be, and any other document or information reasonably requested by the Target Stockholder Representative, in order to allow the Target Stockholder Representative to verify the accuracy of determination by the Surviving Corporation of the Closing Merger Consideration.

(b) In the event that the Target Stockholder Representative does not object to any amounts set forth on the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to the Surviving Corporation within fifteen (15) Business Days after the Target Stockholder Representative’s receipt of the Closing Statement, such Notice of Objection to set forth in reasonable detail the Target Stockholder Representative’s alternative calculations of (i) the amount of Closing Net Debt, (ii) the Closing Net Debt Adjustment, (iii) the Closing Working Capital, (iv) the Closing Working Capital Adjustment, (v) the Closing CapEx Expenditures, (vi) the Closing CapEx Expenditures Adjustment, (vii) the amount of Closing Transaction Expenses, (viii) the total number of outstanding shares of Target Common Stock, or (ix) the Closing Merger Consideration based on such amounts, the Closing Merger Consideration shall be deemed final and binding and shall be the Merger Consideration for all purposes of this Agreement.

(c) If the Target Stockholder Representative delivers a Notice of Objection to the Surviving Corporation within the fifteen (15) Business Day period referred to in Section 3.4(b), then (A) any amount included in the Surviving Corporation’s calculation of Closing Merger Consideration that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and (B) any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) the Target Stockholder Representative and the Surviving Corporation shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days after the date of receipt by the Surviving Corporation from the Target Stockholder Representative of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to PriceWaterhouseCoopers (other than its New York office) (the “Arbitrator”);

(ii) the Arbitrator shall conduct its own review and verification of the Closing Statement and shall select either the Target Stockholder Representative’s calculations of the Disputed Amounts or the Surviving Corporation’s calculations of the Disputed Amounts or an amount in between the two;

(iii) the Target Stockholder Representative and the Surviving Corporation shall use all commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 3.4(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iv) in the event the Target Stockholder Representative and the Surviving Corporation submit any Disputed Amounts to the Arbitrator for resolution, the Surviving Corporation and the Target Stockholders shall each pay their own costs and expenses incurred under this Section 3.4(c). The Target Stockholders shall be responsible for that fraction of the fees and costs of the Arbitrator equal to (A) the Arbitrator’s final determination with respect to the Disputed Amounts, over (B) the absolute value of the difference between the Target Stockholder Representative’s aggregate position with respect to the Disputed Amounts and the Surviving Corporation’s aggregate position with respect to the Disputed Amounts, and the Surviving Corporation shall be responsible for the remainder of such fees and costs; and

(v) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 3.4(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 3.4(a) and, in any event shall be no less than the lesser of the amount claimed by either the Surviving Corporation or the Target Stockholder Representative, and shall be no greater than the greater of the amount claimed by either the Surviving Corporation or the Target Stockholder Representative.

(d) Upon the determination, in accordance with Sections 3.4(b) or 3.4(c), of the final calculations of the amounts of (i) Closing Net Debt, (ii) the Closing Net Debt Adjustment, (iii) Closing Working Capital, (iv) the Closing Working Capital Adjustment, (v) Closing CapEx Expenditures, (vi) the Closing CapEx Expenditures Adjustment, (vii) Closing Transaction Expenses, (viii) the total number of outstanding shares of Target Common Stock, and (ix) the Closing Merger Consideration, then, the Closing Merger Consideration shall be recalculated using such finally determined amounts in lieu of the amounts set forth on the Closing Merger Statement and such amounts as so recomputed in accordance with Sections 3.4(b) or 3.4(c) are referred to herein as (I) “Actual Net Debt”, (II) the “Actual Net Debt Adjustment”, (III) “Actual Closing Working Capital”, (IV) the “Actual Closing Working Capital Adjustment”, (V) “Actual Closing CapEx Expenditures”, (VI) the “Actual Closing CapEx Expenditures Adjustment”, and (VII) “Actual Closing Transaction Expenses”, and the determination of the Merger Consideration based on such amounts shall be final and binding and shall be the Merger Consideration for all purposes of this Agreement. If the Merger Consideration is greater than the Estimated Merger Consideration, then the Surviving Corporation shall be obligated to pay to the Target Stockholders in accordance with Section 3.4(e) such deficiency within three (3) Business Days of the determination of the Merger Consideration. If the Merger Consideration as finally determined is less than the Estimated Merger Consideration, then the Target Stockholders shall be obligated to pay the Surviving Corporation such deficiency in accordance with Section 3.4(f) within three (3) Business Days after the determination of the Merger Consideration. The amount payable by the Surviving Corporation or the Target Stockholders pursuant to this Section 3.4(d) is referred to herein as the “Merger Consideration Adjustment”.

(e) If the Merger Consideration as finally determined is greater than the Estimated Merger Consideration and:

(i) if the Merger Consideration is less than or equal to $154,000,000, then Parent shall issue to the Target Stockholder Representative (for further distribution to the Target Stockholders based on their respective Pro Rata Portions) a number of shares of Parent Preferred Stock equal to the Merger Consideration Adjustment divided by $18.00 (as adjusted for stock splits and combinations); or

(ii) if the Merger Consideration is greater than $154,000,000, and then if the Estimated Merger Consideration was (x) less than $154,000,000, then Parent will issue to the Target Stockholders a number of shares of Parent Preferred Stock equal to (i) $154,000,000 minus the Estimated Merger Consideration divided by (ii) $18.00 (as adjusted for stock splits and combinations) and pay to the Target Stockholders an amount in cash equal to the Merger Consideration minus $154,000,000, or (y) greater than $154,000,000, then Parent will pay to the Target Stockholders an amount in cash equal to the Merger Consideration Adjustment.

(f) If the Merger Consideration as finally determined is less than the Estimated Merger Consideration and:

(i) if the Merger Consideration Adjustment exceeds the Escrow Amount, then the Surviving Corporation and the Target Stockholder Representative shall instruct the Escrow Agent to release to the Surviving Corporation the Escrowed Cash, if any, and the Escrowed Parent Preferred Stock, and each Target Stockholder shall be required to, at its option, (A) pay to the Surviving Corporation an amount in cash in immediately available funds equal to its Pro Rata Portion of the excess of the Merger Consideration Adjustment over the Escrow Amount then held by the Escrow Agent or (B) return to the Surviving Corporation a number of shares of Parent Preferred Stock equal to its Pro Rata Portion of the amount by which the Merger Consideration Adjustment exceeds the Escrow Amount then held by the Escrow Agent divided by $18.00 (as adjusted for stock splits and combinations), which shares shall be canceled by the Surviving Corporation and deemed authorized but unissued shares of Parent Preferred Stock; or

(ii) if the Escrow Amount then held by the Escrow Agent equals or exceeds the Merger Consideration Adjustment, then the Surviving Corporation and the Target Stockholder Representative shall instruct the Escrow Agent to release to the Surviving Corporation (A) if the Escrowed Cash then held by the Escrow Agent exceeds the Merger Consideration Adjustment, then an amount in cash equal to the Merger Consideration Adjustment, or (B) if the Merger Consideration Adjustment exceeds the Escrowed Cash then held by the Escrow Agent, then the Escrowed Cash then held by the Escrow Agent plus a number of shares of Parent Preferred Stock equal to the excess of the Merger Consideration Adjustment or the Escrowed Cash then held by the Escrow Agent multiplied by $18.00 (as adjusted for stock splits and combinations) the Merger Consideration Adjustment over the Escrowed Cash.

Notwithstanding the foregoing, in the event that the foregoing provisions of this Section 3.4 require the release of Parent Preferred Stock to Parent, the Stockholders Representative may elect upon the final determination of the Merger Consideration Adjustment to substitute a cash payment in an amount equal to the number of shares of Parent Preferred Stock, or any portion thereof, that would otherwise be released to Parent, multiplied by $18.00 (as adjusted for stock splits and combinations) and upon such payment those shares for which cash was so substituted shall instead be released to the Stockholders Representative.

§3.5  No Further Rights of Transfers.  At and after the Effective Time, each Target Stockholder shall cease to have any rights as a stockholder of Target, except as otherwise required by applicable Law and except for the right of each Target Stockholder to surrender his or her Certificate or lost Certificate affidavit in exchange for payment of the applicable merger consideration, and no transfer of Target Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of Target shall be closed.

§3.6  Withholding Rights.  Each of Target, Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and properly and timely remitted to the applicable taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

§3.7  Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned, and subject to the satisfaction or waiver of all of the conditions set forth in herein, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article IX is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

§3.8  Further Assurances.  At and after the Effective Time, the officers and managers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Target or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent shall, and shall cause the Surviving Corporation, MSG WC Intermediary Co. and Mobile Services Group, Inc. to authorize and approve the Subsequent Mergers and to take all commercially reasonable efforts to do all things necessary and desirable to effectuate the Subsequent Mergers.

§3.9  Target Stockholder Representative.  (a) WCAS has been appointed as and constitutes the “Target Stockholder Representative” and as such shall serve as and have all powers as agent and attorney-in-fact of each Target Stockholder, for and on behalf of such Target Stockholders for purposes of this Agreement, including, to give and receive notices and communications; to have the authority to calculate, negotiate and agree to the Merger Consideration (including the components thereof) in accordance with the adjustments procedures set forth in this Agreement; to sign receipts, consents or other documents and to effect the transactions contemplated hereby; to make (or cause to be made) distributions to the Target Stockholders and to take all actions it deems necessary or appropriate for the accomplishment of the foregoing, including retaining any attorneys, accountants or other advisors as the Target Stockholder Representative sees fit. The Target Stockholder Representative may resign such position for any reason upon at least thirty (30) days prior written notice delivered to Parent and the Target Stockholders. In such event, the Target Stockholders who held at least a majority of Target Common Stock as of the Closing shall, by written notice to Parent, appoint a successor Target Stockholder Representative within such thirty (30) day period. Notice or communications to or from the Target Stockholder Representative shall constitute notice to or from the Target Stockholders.

(b) The Target Stockholder Representative shall only be liable for any action taken or not taken as a Target Stockholder Representative solely to the extent such Target Stockholder Representative’s action constitutes gross negligence, fraud or willful misconduct. No bond shall be required of the Target Stockholder Representative, and the Target Stockholder Representative shall not receive compensation for its services. The Target Stockholder Representative shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and to have been signed by the proper person, nor for any other action or inaction, except to the extent caused by its own gross negligence, fraud or willful misconduct.

(c) A decision, act, consent or instruction of the Target Stockholder Representative shall constitute a decision of all Target Stockholders, and shall be final, binding and conclusive upon each of the Target Stockholders, and Parent, Surviving Corporation and Target may rely upon any decision, act, consent or instruction of the Target

Stockholder Representative as being the decision, act, consent or instruction of each and all of the Target Stockholders. Parent and Surviving Corporation are relieved from any liability to any Target Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Target Stockholder Representative.

(d) The Target Stockholders agree to take any and all action as may be reasonably required by the Target Stockholder Representative (including, the execution of certificates, transfer documents, receipts, instruments, consents or similar documents) to effectuate the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as disclosed in writing in the disclosure letter supplied by Target to Parent, dated as of the date hereof and as may be updated by Target (for informational purposes) pursuant to Section 6.4 (the “Target Disclosure Letter”), Target represents and warrants to Parent as follows:

§4.1  Authority and Enforceability.  Target has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Target as contemplated hereby. Target has the corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the Ancillary Agreements executed and delivered by Target as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Target’s board of directors and by the Target Stockholders and no other corporate or stockholder action on the part of Target or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by Target and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to be executed and delivered by Target as contemplated hereby, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreement by the other parties hereto and thereto, shall have been duly executed and delivered by Target and shall be valid and binding obligations of Target, enforceable against Target in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§4.2  Consents and Approvals; No Violations.  (a) Other than as set forth on Section 4.2(a) of the Target Disclosure Letter, the execution and delivery of this Agreement by Target do not, the execution and delivery by Target of the Ancillary Agreements to be executed and delivered by Target as contemplated hereby will not and the consummation by Target of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of Target or any of its Subsidiaries (taken as a whole), except for Permitted Liens, under: (i) any provision of the Organizational Documents of Target or any of its Subsidiaries; (ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Target or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any Material Contract to which Target or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound except in the case of clauses (ii) and (iii) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(b) Except for such filings and approvals as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and as set forth on Section 4.2(b) of the Target Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental Entity or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to Target or any of its Subsidiaries or by which any of their respective properties or assets may be bound, any Material Contract to which Target or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, for the execution and delivery of this Agreement by Target, the performance by Target of its obligations hereunder or the consummation of the transactions contemplated hereby other than those which, the failure to obtain or make, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.3  Existence and Good Standing of Target.  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Target is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by Target or the nature of the business conducted by Target makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.4  Capitalization of Target.  Target has an authorized capitalization consisting of (x) 215,000 shares of Target Common Stock of which 147,177.19 shares of Target Common Stock are issued and outstanding, 34,787 shares of Target Common Stock are reserved for issuance and none of which are held in Target’s treasury and (y) 20,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding; provided, that the share numbers set forth in the foregoing clause (x)do not take into account any issuances of capital stock of Target after the date hereof upon the exercise of any options outstanding on the date hereof. All such outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as described above, no shares of capital stock of Target are authorized, issued, outstanding or reserved for issuance. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Target, pursuant to which Target or any of its Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of Target Common Stock, any other shares of the capital stock of or other equity or voting interest in, Target or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Target. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Target. Neither Target nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Target Stockholders on any matter. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no Contracts to which Target or any of its Subsidiaries is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Target or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Target. Except as set forth on Section 4.4 of the Target Disclosure Letter, there are no irrevocable proxies and no voting agreements with respect to any membership interests of, or other equity or voting interest in, Target.

§4.5  Target Subsidiaries.  (a) Set forth on Section 4.5(a) of the Target Disclosure Letter is a complete and accurate list of each Subsidiary of Target and the jurisdiction of organization of such Subsidiaries. Each Subsidiary of Target is duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction, enjoys the equivalent status under the Laws of any jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its material property and to carry on its business as now being conducted.

(b) Set forth on Section 4.5(b) of the Target Disclosure Letter is a complete and accurate list of jurisdictions in which each Subsidiary of Target is qualified or licensed to do business. Each Subsidiary of Target is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary make such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(c) Each Subsidiary of Target has the capitalization set forth on Section 4.5(c) of the Target Disclosure Letter. All of the outstanding capital stock or other equity securities or voting interests, as the case may be, of each Subsidiary of Target have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, and, except as set forth on Section 4.5(c) of the Target Disclosure Letter are owned, of record and beneficially, by Target or a Subsidiary of Target, free and clear of all Liens, other than a Permitted Lien. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Subsidiary of Target or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, such Subsidiary, other than such rights granted to Target or a Subsidiary of Target. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Subsidiary of Target. No Subsidiary of Target has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of any Subsidiary of Target on any matter. There are no Contracts to which any Subsidiary of Target is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target or any other Person or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Target.

(d) Neither Target nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person except as set forth on Section 4.5(a) of the Target Disclosure Letter.

(e) Except as set forth on Section 4.5(e) of the Target Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Target or any of Target’s Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(f) Neither Target nor any of its Subsidiaries (i) is resident within the United Kingdom, the Channel Islands or the Isle of Man and (ii) at any time during the ten (10) years prior to the date of this agreement has (w) equity share capital which has been admitted to the Official List of the UK Listing Authority, (x) published dealings in their equity share capital in a newspaper on a regular basis for a continuous period of at least six (6) months, (y) equity share capital which has been subject to a marketing arrangement as described in Section 163(2)(b) of the Companies Act 1985 (e.g., their shares have been dealt in on AIM, PLUS or the Professional Securities Market), or (z) filed a prospectus for the issue of equity share capital with the UK Registrar.

(g) Target has made available to Parent complete and correct copies of the Organizational Documents of the Target and each of the Subsidiaries (including copies of all the resolutions and any other documents required under the laws of any applicable jurisdiction to be annexed or incorporated to such Organizational Documents).

§4.6  SEC Filings.  (a) Since October 31, 2007, Mobile Services Group, Inc. and Mobile Storage Group, Inc. have timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Target SEC Reports”). Each of the Target SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Target SEC Reports filed after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Target SEC Reports, as amended prior to the date hereof, contained, and in the case of the Target SEC Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein at the time they were filed or will be filed, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof. Other than Mobile Services Group, Inc. and Mobile Storage Group, Inc., neither Target nor any Subsidiary of Target is required to file any forms, reports or other documents with the SEC.

(b) Mobile Services Group, Inc. and Mobile Storage Group, Inc. have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by

Rule 13a-15(a) under the Exchange Act. Mobile Services Group, Inc. and Mobile Storage Group, Inc. and each of their Subsidiaries maintain a system of internal controls over financial reporting sufficient to comply in all material respects with all legal and accounting requirements applicable to Mobile Services Group, Inc. and Mobile Storage Group, Inc. and such Subsidiary (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Mobile Services Group, Inc. and Mobile Storage Group, Inc. have disclosed, based on their most recent evaluation of internal controls prior to the date hereof, to their auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Mobile Services Group, Inc. and Mobile Storage Group, Inc.’s ability to record, process, summarize and report financial information and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Except as set forth on Section 4.6(b) of the Target Disclosure Letter, Mobile Services Group, Inc. and Mobile Storage Group, Inc. are in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

(c) None of the information supplied or to be supplied by Target or the Target Stockholders specifically for inclusion or incorporation by reference in the proxy statement relating to the Parent Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms distributed to the Parent’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first distributed to the stockholders of the Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

§4.7  Financial Statements.  (a) Target has made available to Parent the audited consolidated balance sheets of each of Mobile Services Group, Inc. and its Subsidiaries as at December 31, 2006, 2005 and 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, all certified by Ernst & Young LLP, and the unaudited consolidated balance sheet of such Persons as at September 30, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine months then ended unaudited consolidated balance sheet of Mobile Services Group, Inc. and its Subsidiaries as at September 30, 2007 (the “Balance Sheet Date”) is hereinafter referred to as the “Balance Sheet”. The financial statements referred to above, including the footnotes thereto, except as described therein, have been prepared from, and in accordance with, the books and records of Mobile Services Group, Inc. and its Subsidiaries (which books and records have been maintained in all material respects in a manner consistent with historical practice and are true and complete in all material respects), and, in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently followed throughout the periods indicated except, in the case of the unaudited financial statements, for the absence of notes thereto and subject to normal recurring year-end audit adjustments.

(b) The audited balance sheets referred to in (a) above fairly present, in all material respects, the financial condition of Mobile Services Group, Inc. and its Subsidiaries at the date thereof and the related statements of operations, stockholders’ equity and cash flows fairly present, in all material respects, the results of operations, stockholders’ equity, and cash flows of Mobile Services Group, Inc. and its Subsidiaries for the periods indicated.

(c) The Balance Sheet and such other unaudited balance sheets referred to in (a) above fairly present, in all material respects, the financial condition of Mobile Services Group, Inc. and its Subsidiaries as of the date thereof and the related statements of operations, stockholders’ equity and cash flows fairly present in all material respects, the results of operations, stockholders’ equity and cash flows of Mobile Services Group, Inc. and its Subsidiaries for the periods indicated (except for the absence of notes thereto and subject to normal and recurring year-end audit adjustments).

(d) A true and complete copy of the CapEx Budget is included in Section 4.7(d) of the Target Disclosure Letter.

(e) Included in Section 4.7(e) of the Target Disclosure Letter is a true and complete copy of the Draft Financial Statements. The Draft Financial Statements were prepared from, and in accordance with, the books and records of Mobile Services Group, Inc. and its Subsidiaries and, in accordance with GAAP on a consistent basis. The Draft Financial Statements were prepared in good faith by Mobile Services Group, Inc.’s management based upon information available to management at the time of preparation and upon assumptions that management believed to be reasonable at the time made. To the Knowledge of the Target, as of the date hereof the balance sheet included in the Draft Financial Statements fairly presents, in all material respects, the financial condition of Mobile Services Group, Inc. and its consolidated Subsidiaries at the date thereof and the related statements of operations and cash flows included in the Draft Financial Statements fairly present, in all material respects, the results of operations and cash flows, as applicable, of Mobile Services Group, Inc. and its consolidated Subsidiaries for the relevant period. For purposes of this Section 4.7(e) only, “Knowledge of the Target” means the actual knowledge of Douglas Waugaman and Allan Villegas after asking representatives of the Target’s auditors whether they are aware of any actual or potential audit adjustments. To the Knowledge of the Target, as of the date hereof no audit adjustments to the Draft Financial Statements are being considered or have been proposed. Except as set forth in this Section 4.7(e), the Target makes no other representation or warranty whatsoever concerning the Draft Financial Statements.

§4.8  Liabilities.  Except as set forth on Section 4.8 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries has any Liabilities except for (i) Liabilities set forth in the Balance Sheet or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, (iv) Liabilities under Material Contracts (none of which is a result of any breach of Contract, breach of warranty, tort, infringement, or violation of applicable Law or Order by Target or any of its Subsidiaries, in each case, except as incurred in the ordinary course of business consistent with past practice), and (v) Liabilities under this Agreement and the Ancillary Documents.

§4.9  Books and Records.  Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, the respective minute books of Target and its Subsidiaries, as previously made available to Parent and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective members and boards of directors of Target and each of its Subsidiaries. Except as set forth on Section 4.9 of the Target Disclosure Letter, neither Target nor any Subsidiary has any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target or a Subsidiary.

§4.10  Properties; Containers.  (a) Except as disclosed on Section 4.10 of the Target Disclosure Letter, Target or one of its Subsidiaries has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all material tangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business consistent with past practice, since the Balance Sheet Date in accordance with the terms of this Agreement. Target and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets that are material for the conduct of their business. Except as disclosed on Section 4.10 of the Target Disclosure Letter, all of the tangible personal property that is material for the conduct of the business of Target and its Subsidiaries is in reasonably good operating condition and repair, ordinary wear and tear excepted.

(b) Target has made available to Parent an accurate and complete list (except for clerical errors which are not material), showing Target’s rental fleet of storage trailers, storage containers and portable offices as of January 31, 2008, classified by branch.

§4.11  Owned Real Property.  Section 4.11 of the Target Disclosure Letter contains an accurate and complete list of all real property owned in whole or in part by Target or any of its Subsidiaries and includes the name of the record title holder thereof. Target and each of its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all Liens except for Permitted Liens. All of the material buildings, structures and appurtenances situated on the real property owned in whole or in part by Target or any of its Subsidiaries are in good operating condition and in a reasonable state of maintenance and repair (ordinary wear and tear excepted), are adequate and suitable in all material respects for the purposes for which they are presently being used and with respect to each, Target or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of Target or such Subsidiary in the ordinary course as currently conducted, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. No condemnation proceeding is pending or, to the Knowledge of Target, threatened which would preclude the use of any such property by Target or such Subsidiary for the purposes for which it is currently used.

§4.12  Leased Real Property.  Section 4.12 of the Target Disclosure Letter contains an accurate and complete list of all leases or subleases of real property to which Target or any of its Subsidiaries is a party (as lessee or lessor) and involving an annual rental payment in excess of $50,000 (the “Real Property Leases”). Target or one of its Subsidiaries has valid leasehold interests in all leased real property described in each lease set forth on Section 4.12 of the Target Disclosure Letter (or required to be set forth on Section 4.12 of the Target Disclosure Letter), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Section 4.12 of the Target Disclosure Letter (or required to be set forth on Section 4.12 of the Target Disclosure Letter) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and, since January 1, 2006, no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice or the lapse of time would become a default under such lease, other than defaults which, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. Neither Target nor any of its Subsidiaries has violated any of the terms or conditions under any such lease except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, and, to the Knowledge of Target, all of the covenants to be performed by any other party under any such lease have been fully performed.

§4.13  Material Contracts.  (a) Section 4.13(a) of the Target Disclosure Letter, and with respect to clause (xvi) below, Section 4.12 of the Target Disclosure Letter, sets forth an accurate and complete list of the following Contracts to which Target or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof (collectively, the “Material Contracts”):

(i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Target or any of its Subsidiaries;

(ii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment (including all Contracts to purchase containers, trailers or portable offices) or other assets or properties in excess of $250,000 individually, or $500,000 in the aggregate on an annual basis;

(iii) all Contracts involving a loan (other than accounts receivable in the ordinary course of business) or advance to (other than advances and allowances to the employees of Target and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, in each case, in excess of $100,000 individually or $500,000 in the aggregate;

(iv) all Contracts involving Indebtedness of Target or any of its Subsidiaries;

(v) all Contracts with customers pursuant to which a customer leases or otherwise has possession of a container, trailer or portable office to the extent such Contract evidences quarterly revenue in excess of $500,000;

(vi) all Contracts granting or evidencing a Lien on any material properties or assets of Target or any of its Subsidiaries, other than a Permitted Lien;

(vii) any management service, consulting, financial advisory or any other similar type Contract and any Contracts with any investment or commercial bank and involving an annual amount in excess of $250,000;

(viii) all Contracts limiting the ability of Target or any of its Subsidiaries to engage in any line of business or to compete with any Person and, to the Knowledge of Target, any Contracts that would limit the ability of

Parent or any of its Affiliates to engage in any line of business or to compete with any Person after the Effective Time;

(ix) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Affiliate of Target, or (B) any current or former officer or director of Target or any of its Subsidiaries, but not including any Contracts with any former officer or director of Target or any of its Subsidiaries to the extent that Target and such Subsidiaries do not have any ongoing Liabilities under such Contracts;

(x) all Contracts (including letters of intent) involving the future disposition or acquisition of material assets or properties (including acquisitions or dispositions of containers, trailers or portable offices for a purchase price in excess of $100,000), or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xi) all Contracts involving any material joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xii) all Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute and involving an amount in excess of $100,000 (other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims);

(xiii) all Contracts involving a confidentiality, standstill or similar agreement or arrangement other than confidentiality agreements entered into in the ordinary course of business which would not limit the ability of Parent and its Subsidiaries to receive such information after the Effective Time;

(xiv) all Contracts involving payments of $250,000 or more, individually, to or from Target or any of its Subsidiaries which are not cancelable by Target or any of its Subsidiaries without penalty on ninety (90) days or less notice;

(xv) any material licenses of Intellectual Property to or from Target or its Subsidiaries (except for licenses of mass-marketed or shrink-wrap software available on non-discriminatory terms);

(xvi) any Real Property Lease; or

(xvii) any Contract pursuant to which any amount may become due and payable as a result of the transactions contemplated hereby, including without limitation, any change of control payments or severance arrangements.

(b) Each Contract set forth on Section 4.13(a) of the Target Disclosure Letter other than the Real Property Leases (or required to be set forth on Section 4.13(a) of the Target Disclosure Letter) is in full force and effect and there exists no (i) material default or event of default by Target or any of its Subsidiaries or, to the Knowledge of Target, any other party to any such Material Contract with respect to any material term or provision of any such Material Contract, (ii) to the Knowledge of Target, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default by Target or any of its Subsidiaries or, to the Knowledge of Target, any other party thereto, with respect to any material term or provision of any such Material Contract. Target has made available to Parent true and complete copies, including all amendments, of each Contract set forth on Section 4.13(a) of the Target Disclosure Letter.

(c) As of the date hereof, Target has not made any indemnification claim under the Sponsor Merger Agreement.

§4.14  Litigation.  Except as set forth on Section 4.14 of the Target Disclosure Letter and except for open insurance claims for workers compensation, automobile liability and general liability which have been incurred in the ordinary course of business and reported to Target’s insurance carriers for which a liability accrual in accordance with GAAP has been recorded in the Balance Sheet, there is no material action, suit, charge, complaint, proceeding at law or in equity, arbitration, mediation, investigation, or administrative or other proceeding (each, a “Proceeding”) by or before any Governmental Entity or any other Person, nor, to the Knowledge of Target, is any such Proceeding threatened, against or affecting Target or any of its Subsidiaries, or any of their material properties, assets or rights. Except as set forth on Section 4.14 of the Target Disclosure Letter, neither Target nor any of its Subsidiaries is subject to any material Order.

§4.15  Taxes.  Except as set forth on Section 4.15 of the Target Disclosure Letter:

(a) Tax Returns.  Target and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, Target and/or any of its Subsidiaries. The Tax Returns in all material respects accurately reflect all liability for Taxes of Target and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes.  All Taxes due by or with respect to the income, assets or operations of Target and/or its Subsidiaries for all past taxable years or periods have been timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and provided for on the books and records of Target in accordance with GAAP.

(c) Other Tax Matters.  (i) Neither Target nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Target, no such audit, judicial proceeding or other examination is contemplated) nor has Target or any of its Subsidiaries received any written notices from any taxing authority in the past three years relating to any issue that could affect the Tax liability of Target or any of its Subsidiaries.

(ii) Neither Target nor any of its Subsidiaries has or will have, as of the Closing Date, entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Target or any of its Subsidiaries that is currently in effect.

(iii) Since August 1, 2006, and to the Knowledge of Target, since January 1, 2004, neither Target nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return under United States federal, state or local law (other than an affiliated group, the common parent of which was Target or Mobile Services Group Inc.).

(iv) All material Taxes that Target and/or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) To the Knowledge of Target, during the last three years, no claim has been made by any taxing authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) Neither Target nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, at any time during the five-year period ending on the Closing Date.

(vii) Neither Target nor any of its Subsidiaries is party to any Tax allocation or sharing agreement and to the Knowledge of Target, since January 1, 2004, neither Target nor any of its Subsidiaries nor any predecessor thereof was a party to any Tax allocation or sharing agreement.

(viii) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any “parachute payment” (as such term is defined in Section 280G of the Code).

(ix) Correct and complete copies of all adjustments to the tax items of, or deficiencies assessed against or agreed to by, Target or any of its Subsidiaries filed or received since August 1, 2006 have been made available to Parent.

(x) There are no material security interests on any of the assets of the Target or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

(xi) The reserves set forth on the balance sheet of Target as at the Balance Sheet Date for unpaid Taxes of Target and its Subsidiaries have been established in a manner consistent with the past practices of Target in all material respects.

(xii) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(xiii) Neither Target nor any of its Subsidiaries has engaged in any “listed transaction,” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(xiv) Each of the Subsidiaries that is a United Kingdom resident for tax purposes is duly registered for value added tax in the United Kingdom, and in respect of any value added tax each has complied with all statutory provisions, rules, regulations, orders and directions, has promptly submitted accurate returns, maintains full and accurate records, and has not within the three years prior to the Closing Date been subject to any interest, forfeiture, surcharge or penalty charge by a Tax authority. None of the United Kingdom resident Subsidiaries is a member of a group for value added tax purposes and none has made any election to waive the exemption from value added tax in relation to any interest in real estate.

(xv) Neither the execution and delivery of this Agreement by Target nor the consummation of the Merger will result in any income, profit or gain being deemed to accrue to any Subsidiary that is resident in the United Kingdom for tax purposes whether pursuant to Section 179 Taxation of Chargeable Gains Tax Act 1992, Section 82 and Schedule 10 Finance Act 2006 or otherwise.

For the avoidance of doubt, neither Target nor any of its Subsidiaries is making any representation or warranty regarding the Tax treatment and consequences of the transactions contemplated by this Agreement.

§4.16  Insurance.  Set forth on Section 4.16 of the Target Disclosure Letter is an accurate and complete list of each material insurance policy of Target and its Subsidiaries which covers Target and its Subsidiaries or their businesses, properties, assets, employees or directors. Except as would not individually or the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, such policies are in full force and effect, all premiums thereon have been paid, and Target and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies. Neither Target nor any of its Subsidiaries is in material default under any of the insurance policies set forth on Section 4.16 of the Target Disclosure Letter (or required to be set forth on Section 4.16 of the Target Disclosure Letter). and as of the date hereof, to the Knowledge of Target there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default by Target or any of its Subsidiaries thereunder. Neither Target nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened.

§4.17  Intellectual Property

(a) Target or one of its Subsidiaries owns, or has a license or other right to use all material Intellectual Property currently used to conduct the business of Target and its Subsidiaries as currently conducted (collectively, the “Target Intellectual Property”).

(b) All Intellectual Property that is owned by Target or any of its Subsidiaries, and that is the subject of an issuance, registration or application for registration, has been duly registered, issued or applied for with the appropriate Governmental Entity such that all such registrations or issuances are valid and enforceable and Target or its Subsidiaries have paid all fees due prior to the date hereof that are necessary to obtain or maintain such Intellectual Property in force. Except for Permitted Liens, the material Intellectual Property owned by Target or any of its Subsidiaries is held free and clear of any Liens, or Orders restricting the use thereof.

(c) To the Knowledge of Target, Target and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and all use by or disclosure to any third party of any material Trade Secret has been pursuant to the terms of a valid, written confidentiality agreement with such third party that is legally enforceable by Target or one of its Subsidiaries.

(d) Target and its Subsidiaries have not received any written notice or claim from any third party challenging the right of Target or any of its Subsidiaries to use any material Intellectual Property or the validity of any material Target Intellectual Property owned by Target or any of its Subsidiaries. To the Knowledge of Target, the conduct of the business of Target and its Subsidiaries as currently conducted does not infringe or misappropriate the Intellectual Property of any third party. To the Knowledge of Target, no third party is infringing the Target Intellectual Property.

§4.18  Compliance with Laws.  Target and each of its Subsidiaries has complied since January 1, 2005, and is in compliance, with all applicable Laws and Orders, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Neither Target nor any of its Subsidiaries has received any written notice that any material violation of any Law or Order is being alleged. This Section 4.18 does not relate to matters with respect to Taxes, which are the subject of Section 4.15, Employment Relations, which are the subject of Section 4.20, Employee Benefit Plans, which are the subject of Section 4.21, and Environmental Laws and Regulations, which are the subject of Section 4.22.

§4.19  Customers.  Section 4.19 of the Target Disclosure Letter sets forth a list of the top twenty (20) customers of Target and its Subsidiaries, taken as a whole, based on consolidated rental income, respectively, for the twelve (12) month period ended as of the Balance Sheet Date (such customers are herein referred to as the “Material Customers”). The relationships of Target and its Subsidiaries with the Material Customer are good commercial working relationships, and as of the date hereof, except as set forth on Section 4.19 of the Target Disclosure Letter, no Material Customer has canceled or otherwise terminated or, to the Knowledge of Target, threatened in writing to cancel or otherwise terminate, its relationship with Target or any of its Subsidiaries. Since January 1, 2007, Target has not received any written notice that any Material Customer may cancel or otherwise materially and adversely modify its relationship with Target or any of its Subsidiaries, or limit its usage or purchase of the services and products of Target and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise, except for such notice of cancellation or limitation would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

§4.20  Employment Relations.  Except as set forth in Section 4.20 of the Target Disclosure Letter: (a) Since January 1, 2005, Target and each of its Subsidiaries has been and is in compliance with all applicable Laws respecting the employment of labor, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect and, to the Knowledge of Target, has not and is not engaged in any unfair, wrongful, unlawful or discriminatory labor practice.

(b) Neither Target nor any of its Subsidiaries has Knowledge of any unfair labor practice charge or complaint, pending or threatened, against Target or any of its Subsidiaries before the National Labor Relations Board.

(c) During the last three (3) years there has been no labor strike, dispute, slowdown or stoppage or other material labor dispute actually pending or, to the Knowledge of Target, threatened against or involving Target or any of its Subsidiaries.

(d) Except as set forth on Section 4.20(d) of the Target Disclosure Letter, no union or works council is currently certified or recognized, and, to the Knowledge of Target, there is no union or work council representation question and no union or other organizational or decertification activity, or special negotiating body or representative body that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) or any applicable law implementing the provisions of Council Directive 94/45/EC dated September 22, 1994 or the Information and Consultation of Employees Regulations of 2004, existing or threatened with respect to the operations of Target or any of its Subsidiaries.

(e) Neither Target nor any of its Subsidiaries is subject to or bound by any collective bargaining, information and consultation agreement or labor union or works council agreement applicable to any Person employed by Target or any of its Subsidiaries and no collective bargaining, information and consultation agreement or labor union or works council agreement is currently being negotiated by Target or any of its Subsidiaries.

(f) No Person employed by Target or any of its Subsidiaries on other than an “at will” basis will be entitled to terminate their employment or trigger an entitlement to a termination payment or liquidated damages or enhanced terms and conditions of employment solely as a result of the transactions contemplated by this Agreement.

(g) Neither Target nor any of its Subsidiaries has any Equal Employment Opportunity Commission, Equality or Human Rights Commission, Equal Opportunities Commission, Commission for Racial Equality and Disability Rights Commission charges, enquiries or investigations or other claims of employment discrimination, equal pay or treatment or other less favorable treatment, harassment or victimization on protected grounds pending or, to the Knowledge of Target, threatened against it, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Target.

(h) Since January 1, 2005, no material wage and hour department or working time or national minimum wage investigation has been made of Target or any of its Subsidiaries.

(i) There are no occupational health and safety claims against Target or any of its Subsidiaries other than claims that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target.

(j) During the last three (3) years, neither Target nor any of its Subsidiaries has effectuated any “plant closing” or “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state Law) without complying with its obligations under the WARN Act and any similar state Law. Neither Target nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any information and consultation requirements under the Trade Union and Labour Relations (Consolidation) Act 1992 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 during the last three (3) years. None of the Persons employed in the U.S. by Target or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN and any similar state Law) during the 90 days prior to the date hereof.

§4.21  Employee Benefit Plans.  (a) Set forth on Section 4.21(a) of the Target Disclosure Letter is an accurate and complete list of all U.S. and non-U.S. : (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit- sharing, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements for active, retired or former employees or directors that (in the case of (i), (ii), or (iii)) are sponsored, maintained or contributed to by Target or any of its Subsidiaries or with respect to which Target or any of its Subsidiaries has any material Liabilities (“Employee Benefit Plans”).

(b) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as set forth on Section 4.21(b) of the Target Disclosure Letter, with respect to each Employee Benefit Plan which provides for the grant of options to purchase stock of Target or any Subsidiary, each such stock option has been granted at an exercise price equal to no less than the fair market value of Target stock or Subsidiary stock, as applicable, at the date of grant and there has been no “backdating” of any such stock options. Neither Target nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Benefit Plan. No Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

(c) No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA and neither Target nor any of its Subsidiaries has any material Liabilities with respect to any such plan or otherwise under Title IV of ERISA or Section 412 of the Code; and neither Target nor any of its Subsidiaries has any material Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries maintains any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Laws (“COBRA”). No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

(e) Except as set forth on Section 4.21(e) of the Target Disclosure Letter and except as required by COBRA, neither Target nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and, except as required by applicable Laws or for death benefits or retirement benefits under any “employee benefit pension plan” (as such term is defined in Section 3(2) of ERISA), neither Target nor any of its Subsidiaries has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

(f) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole; there are no actions, suits, claims or disputes pending, or, to the Knowledge of Target, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims); no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or, to the Knowledge of Target, threatened, anticipated, or expected to be asserted against Target or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan; and no Employee Benefit Plan or any fiduciary thereof has been the subject of an audit, investigation or examination by any Governmental Entity.

(g) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, full payment has been timely made of all amounts which Target or any of its Subsidiaries is required, under applicable Law or under any Employee Benefit Plan, to have paid as contributions or premiums thereto as at Closing.

(h) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service. Since the date of each most recent determination letter referred to in this paragraph (h), to the Knowledge of Target no event has occurred and no condition or circumstance has existed that resulted or is reasonably likely to result in the revocation of any such determination letter or that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(i) Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Target and its Subsidiaries taken as a whole, neither Target nor any of its Subsidiaries nor, to the Knowledge of Target, any of their respective directors, officers, employees or, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to Liabilities for prohibited transactions or breach of any fiduciary obligations under ERISA or the Code.

(j) Except as set forth on Section 4.21(j) of the Target Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan which (either alone or upon the occurrence of any additional or subsequent event) will result in any material payment (whether of severance pay or otherwise), or acceleration, vesting or material increase in benefits to any employee or former employee or director of Target or any of its Subsidiaries. Except as set forth on Section 4.21(j) of the Target Disclosure Letter, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(k) With respect to each Employee Benefit Plan (where applicable), Target has made available to Parent true and complete copies of: (i) the plan document as in effect on the date hereof, together with all amendments thereto; (ii) all current summary plan descriptions and summaries of material modifications; (iii) all current trust agreements and all amendments thereto; (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the annual report on IRS Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; and (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required.

(l) To the Knowledge of Target, Target and its Subsidiaries have classified all individuals who perform services for them correctly for purposes of each Employee Benefit Plan as common law employees, independent contractors or leased employees.

§4.22  Environmental Laws and Regulations.  Except as set forth on Section 4.22 of the Target Disclosure Letter, (i) Target and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and have obtained, and are in compliance in all material respect with, all material Permits required of them under applicable Environmental Laws; (ii) there are no material claims, proceedings, investigations or actions by any Governmental Entity or other Person or entity pending, or to the Knowledge of Target, threatened against Target or any of its Subsidiaries under any Environmental Law; and (iii) to the Knowledge of Target, there are no facts, circumstances or conditions relating to the past or present business or operations of Target or any of its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Target Property, that could reasonably be expected to give rise to any material claim, proceeding or action, or to any material liability, under any Environmental Law.

§4.23  Affiliate Transactions.  Except as set forth on Section 4.23 of the Target Disclosure Letter (i) there are no, and since August 1, 2006, there have not been any, Contracts, Liabilities, transactions or business arrangements or relationships between Target or any of its Subsidiaries, on the one hand, and any Affiliate of Target on the other hand and (ii) to the Knowledge of Target, neither Target nor any Affiliate of Target possesses, directly or indirectly, any financial interest in, is a director, officer, employee of, or is a consultant, advisor or lender to, any Person which is a Material Customer, landlord, lessor, lessee, or competitor of Target or any of its Subsidiaries. Ownership of securities of such Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.23.

§4.24  Permits.  Target has delivered or made available to Parent for inspection a true and correct copy of each material permit (including occupancy permit), certificate, license, consent or authorization of any Governmental Entity (each, a “Permit”) obtained or possessed by Target and its Subsidiaries. Target and each of its Subsidiaries have obtained and possess all Permits and have made all registrations and filings with and notices to any Governmental Entity necessary for the lawful conduct of their businesses as presently conducted or necessary for the lawful ownership of their properties and assets or the operation of their businesses as presently conducted, except as the failure to obtain such Permits or make such registration filings and notices would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target. Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Target, all such Permits are in full force and effect, and, to the Knowledge of Target, there are no grounds for the revocation or non-renewal of any such Permits. Target and each of its Subsidiaries are in compliance in all material respects with all such Permits.

§4.25  Absence of Changes.  Except as set forth on Section 4.25 of the Target Disclosure Letter, since the Balance Sheet Date there has been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Target. Except as set forth on Section 4.25 of the Target Disclosure Letter, since September 30, 2007, neither Target nor any of its Subsidiaries has:

(i) amended or restated its charter or by-laws (or comparable organizational or governing documents);

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any Target Common Stock of, or other equity or voting interest in, Target or any of its Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries (in each case, except for the issuance of compensatory options or other securities of Target as a result of the exercise of such options);

(iii) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent being paid an annual base salary of $150,000 or more except pursuant to an existing Contract set forth on Section 4.13(a) of the Target Disclosure Letter;

(iv) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $150,000 or more, or any director of Target, except for payments that were already accrued prior to the Balance Sheet Date or were required by the terms of any Employee Benefit Plan set forth on Section 4.21(a) of the Target Disclosure Letter;

(v) entered into, materially amended or become subject to or allowed to be terminated any Material Contract except in the ordinary course of business;

(vi) incurred, assumed or modified any Indebtedness, except for revolving Indebtedness incurred pursuant to the existing credit agreement disclosed on Section 4.13(a) of the Target Disclosure Letter;

(vii) permitted any of its properties or assets to be subject to any Lien not set forth on Section 4.13(a) of the Target Disclosure Letter (other than Permitted Liens);

(viii) become subject to any collective bargaining relationship or similar relationship that has not resulted in the negotiation of a collective bargaining agreement;

(ix) sold, transferred, leased, licensed or otherwise disposed of any assets or properties in excess of $50,000 individually or $250,000 in the aggregate, taken as a whole except for (A) sales of equipment in the ordinary course of business consistent with past practice, (B) leases or licenses entered into in the ordinary course of business consistent with past practice and (C) sales of trailers in the United States and timber cabins in the United Kingdom;

(x) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xi) made any capital expenditure or commitment therefor in excess of $250,000 individually or $500,000 in the aggregate or otherwise acquired any assets or properties in excess of $50,000 individually or $100,000 in the aggregate (other than inventory in the ordinary course of business consistent with past practice) or leased any property, as Lessor, in excess of $50,000;

(xii) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement that is material to Target and its Subsidiaries taken as a whole;

(xiii) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;

(xiv) canceled or waived any claims or rights of substantial value;

(xv) made any material change in any method of accounting or auditing practice except as required by Law or GAAP;

(xvi) made any material Tax election or settled and/or compromised any material Tax liability; prepared any Tax Returns in a manner that is materially inconsistent with the past practices of Target or such Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns; or filed any material amended Tax Return or claim for refund of Taxes with respect to the income, operations or property of Target or its Subsidiaries, in each case, except as required by any Law or Order;

(xvii) paid, discharged, settled or satisfied any claims, Liabilities or obligations in excess of $100,000, other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims and other claims in the ordinary course of business and consistent with past practice;

(xviii) established, adopted, entered into, amended or terminated any material Employee Benefits Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xix) conducted its cash management practices (including the collection of receivables and payment of payables) in the ordinary course of business consistent with past practices; or

(xx) entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

§4.26  Brokers’ or Finders’ Fees.  Except with respect to the fees payable to Lehman (whose fees and expenses shall be included in the Transaction Expenses) and except as se set forth in Section 4.26 of the Target Disclosure Letter, no agent, broker, person or firm acting on behalf of Target is, or will be, entitled to any commission or brokers’ or finders’ fees from Target or Parent, or from any of their Affiliates, in connection with any of the transactions contemplated by this Agreement.

§4.27  Certain Business Practices.  To the Knowledge of Target, neither Target nor any of its Subsidiaries, nor any directors, officers, agents, or employees of Target or any of its Subsidiaries has (i) used any funds of Target or any such Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

§4.28  Special Purpose Representations.  None of Target, MSG WC Intermediary Co. or Mobile Services Group, Inc. has conducted any business or has any outstanding Indebtedness, other than the Mezzanine Notes and the Senior Notes, or own or hold any assets, other than the equity interest of its respective Subsidiary.

§4.29  Due Diligence by Target.  The representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto constitute the sole and exclusive representations and warranties of Parent to Target and Target Stockholders in connection with the transactions contemplated hereby and Target and Target Stockholders acknowledge and agree that Parent is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements and in any documents, certificate or instrument delivered pursuant hereto or thereto, including any implied warranty as to condition, merchantability, or suitability as to Parent and it is understood that Target takes the stock of Surviving Corporation as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in writing in the disclosure letter supplied by Parent to Target dated as of the date hereof (the “Parent Disclosure Letter”), Parent represents and warrants to Target as follows:

§5.1  Authority and Enforceability.  Parent has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby. Subject to the Parent Stockholders Approval, Parent has the corporate power and authority to consummate the transactions contemplated hereby and by the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby. The execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed and delivered by Parent as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent’s board of directors and subject to the Parent Stockholders Approval no other corporate or stockholder action on the part of Parent or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by Parent and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to be executed and delivered by Parent as contemplated hereby, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreement by the other parties hereto and thereto, shall have been duly executed and delivered by Parent and shall be valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§5.2  Consents and Approvals; No Violations.  (a) Other than as set forth on Section 5.2(a) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent do not, the execution and delivery by Parent of the Ancillary Agreements to be executed and delivered by Parent as contemplated hereby will not and the consummation by Parent of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (taken as a whole), except for Permitted Liens, under: (1) any provision of the Organizational Documents of Parent or any of its Subsidiaries; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) any material Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

(b) Except for such filings and approvals as may be required pursuant to the HSR Act and as set forth on Section 5.2(b) of the Parent Disclosure Letter no consent, approval or action of, filing with or notice to any Governmental Entity or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order, any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound, for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby other than those, the failure to obtain or make which, would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

§5.3  Existence and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by Parent or the nature of the business conducted by Parent makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent.

§5.4  Capitalization of Parent.  (a) As of the date hereof, Parent has an authorized capitalization consisting of (x) 95,000,000 shares of common stock, of which as of December 31, 2007, 34,572,614 shares are issued and outstanding, 2,027,503 shares of Parent Common Stock are reserved for issuance and 2,174,828 shares are held in Parent’s treasury, and (y) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. All such outstanding shares of common stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, any preemptive rights. Except as described above, no shares of common stock of Parent are authorized, issued, outstanding or reserved for issuance. Except as set forth on Section 5.4(a) of the Parent Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Parent, pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, common stock of Parent, any other equity of or other voting interest in, Parent or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Parent. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Parent. Neither Parent nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Parent on any matter. There are no Contracts to which Parent or any of its Subsidiaries is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Parent or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Parent. There are no irrevocable proxies and no voting agreements with respect to any membership interests of, or other equity or voting interest in, Parent.

(b) At the Effective Time (but subject to receipt of the Parent Stockholders Approval and upon the filing of the Certificate of Incorporation Amendment and Certificate of Designation with the Secretary of State of the State of Delaware), the Parent Preferred Stock will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive rights. The shares of common stock of Parent to be issued upon conversion of the Parent Preferred Stock, when issued in accordance with the terms of the Certificate of Designation, will be duly authorized and validly issued, fully paid and nonassessable, and not subject to, or issued in violation, of any preemptive right.

§5.5  Parent Subsidiaries.  (a) To the extent not previously disclosed in the Parent SEC Filings, set forth on Section 5.5(a) of the Parent Disclosure Letter is a complete and accurate list of each Significant Subsidiary of Parent and the jurisdiction of organization of such Significant Subsidiaries. Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction, enjoys the equivalent status under the Laws of any jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its material property and to carry on its business as now being conducted.

(b) To the extent not previously disclosed in the Parent SEC Filings, each Significant Subsidiary of Parent has the capitalization set forth on Section 5.5(b) of the Parent Disclosure Letter. To the extent not previously disclosed in the Parent SEC Filings, all of the outstanding capital stock or other equity securities or voting interests, as the case may be, of each Significant Subsidiary of Parent are owned, of record and beneficially, by Parent or a Significant Subsidiary of Parent, free and clear of all Liens, other than a Permitted Lien. To the extent not previously disclosed in the Parent SEC Filings, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the capital stock of, or other equity or voting interest in, any Significant Subsidiary of Parent or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, such Significant Subsidiary, other than such rights granted to Parent or a Significant Subsidiary of Parent. To the extent not previously disclosed in the Parent SEC Filings, there are no Contracts to which any Significant Subsidiary of Parent is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Significant

Subsidiary of Parent or any other Person or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Significant Subsidiary of Parent.

(c) Neither Parent nor any of its Significant Subsidiaries owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person except as disclosed in the Parent SEC Filings.

(d) Except as disclosed in the Parent SEC Filings, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Parent or any of Parent’s Significant Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

§5.6  SEC Filings.  (a) Since January 1, 2006, Parent has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Parent SEC Reports”). Each of the Parent SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Parent SEC Reports made after the date hereof, will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports, as amended prior to the date hereof, contained, and in the case of the Parent SEC Reports made after the date hereof will not contain, at the time they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for those statements (if any) as had been modified by subsequent filings with the SEC prior to the date hereof. No Subsidiary of Parent is required to file any forms, reports or other documents with the SEC.

(b) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent and each of its Subsidiaries maintains a system of internal controls over financial reporting sufficient to comply with all legal and accounting requirements applicable to Parent and such Subsidiary (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any known fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

(c) None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first distributed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

§5.7  Financial Statements; No Material Adverse Effect.  (a) The audited consolidated financial statements (including the related notes and schedules) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The unaudited consolidated financial statements (including the related notes and schedules) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2007 (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods subject to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience and the absence of full footnote disclosure.

(c) Except as previously disclosed in the Parent SEC Filings or as set forth on Section 5.7(c) of the Parent Disclosure Letter, since December 31, 2007, there has been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Parent.

§5.8  Liabilities.  Except as set forth on Section 5.8 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any Liabilities or Indebtedness, except for (i) Liabilities set forth in the unaudited consolidated balance sheets of each of Parent and its Subsidiaries as at December 31, 2007 or specifically disclosed in the footnotes thereto, (ii) accounts payable to trade creditors and accrued expenses, incurred subsequent to December 31, 2007 in the ordinary course of business consistent with past practice, (iii) Liabilities that would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Parent, (iv) Liabilities under material Contracts (none of which is a result of any breach of Contract, breach of warranty, tort, infringement or violation of applicable Law or Order by Parent or any of its Subsidiaries, in each case, except as incurred in the ordinary course of business consistent with past practice), and (v) Liabilities under this Agreement and the Ancillary Documents.

§5.9  Properties; Containers.  Parent has made available to Target an accurate and complete list (except for clerical errors which are not material), showing Parent’s rental fleet of storage trailers, storage containers and portable offices as of January 31, 2008, classified by branch.

§5.10  Litigation.  To the extent not previously disclosed in the Parent SEC Filings, except as set forth on Section 5.10 of the Parent Disclosure Letter and except for open insurance claims for workers compensation, automobile liability and general liability which have been incurred in the ordinary course of business and reported to Parent’s insurance carriers for which a liability accrual in accordance with GAAP has been recorded in the books and records of Parent,, there is no material Proceeding by or before any Governmental Entity or any other Person, nor, to the Knowledge of Parent, is any such Proceeding threatened, against or affecting Parent or any of its Subsidiaries, or any of their material properties, assets or rights.

§5.11  Taxes.  Except as set forth on Section 5.11 of the Parent Disclosure Letter:

(a) Tax Returns.  Parent and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, Parent and/or any of its Subsidiaries. The Tax Returns in all material respects accurately reflect all liability for Taxes of Parent and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes.  All Taxes due by or with respect to the income, assets or operations of Parent and/or its Subsidiaries for all past taxable years or periods have been timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and provided for on the books and records of Parent in accordance with GAAP.

(c) Other Tax Matters.

(i) Neither Parent nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Parent, no such audit, judicial proceeding or other examination is contemplated) nor has Parent or any of its Subsidiaries received any written notices from any taxing authority in the past three years relating to any issue that could affect the Tax liability of Parent or any of its Subsidiaries.

(ii) All material Taxes that Parent and/or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iii) Neither Parent nor any of its Subsidiaries has engaged in any “listed transaction,” or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(iv) Each of the Parent’s Subsidiaries that is a United Kingdom or Netherlands resident for tax purposes is duly registered for value added tax in the United Kingdom or The Netherlands, and in respect of any value added tax each has complied with all statutory provisions, rules, regulations, orders and directions, has promptly submitted accurate returns, maintains full and accurate records, and has not within the three years prior to the Closing Date been subject to any interest, forfeiture, surcharge or penalty charge by a Tax authority. None of the United Kingdom or Netherlands resident Subsidiaries is a member of a group for value added tax purposes and none has made any election to waive the exemption from value added tax in relation to any interest in real estate.

For the avoidance of doubt, neither Parent nor Merger Sub nor any of their Subsidiaries is making any representation or warranty regarding the Tax treatment and consequences of the transactions contemplated by this Agreement.

§5.12  Compliance with Laws.  Parent and each of its Subsidiaries has complied since January 1, 2005, and is in compliance, with all applicable Laws and Orders, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice that any material violation of any Law or Order is being alleged. This Section 5.12 does not relate to matters with respect to SEC Filings, which is the subject of Section 5.6, Taxes, which are the subject of Section 5.11, Employee Benefits, which are the subject of Section 5.13, and Certain Business Practices, which are the subject of Section 5.14.

§5.13  Employee Benefits.  Section 5.13 of the Parent Disclosure Letter lists each benefit or compensation plan, program, agreement or arrangement, other than employment agreements, maintained, sponsored, or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any material Liability (each, a “Parent Plan”). Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, each Parent Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any of their respective directors, officers, employees or, other persons who participate in the operation of any Parent Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Parent Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to Liabilities for prohibited transactions or breach of any fiduciary obligations under ERISA or the Code. Neither Parent nor any of its Subsidiaries has any material Liability under Section 412 of the Code or Title IV of ERISA, including any material Liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA. Except as would not individually or in the aggregate be reasonably expected to result in any material and adverse impact on Parent and its Subsidiaries taken as a whole, there are no actions, suits, claims, proceedings, audits or investigations pending or, to the Knowledge of Parent, threatened with respect to any Parent Plan.

§5.14  Certain Business Practices.  Except as previously disclosed in the Parent SEC Filings, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor any directors, officers, agents, or employees of Parent or any of its Subsidiaries has (i) used any funds of Parent or any such Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

§5.15  Brokers’ or Finders’ Fees.  Except with respect to the fees payable to Oppenheimer & Co. Inc. and Deutsche Bank Securities Inc., whose fees and expenses shall be paid by Surviving Corporation, no agent, broker, person or firm acting on behalf of Parent is, or will be, entitled to any commission or brokers’ or finders’ fees from Target or from any Affiliate of Target, in connection with any of the transactions contemplated by this Agreement.

§5.16  Financing.  Parent has obtained a commitment letter dated as of the date hereof, from the Lenders (the “Debt Commitment Letter”) providing for, subject to certain conditions set forth therein, commitments to provide debt financing in amount up to $1,000,000,000.00 (the “Debt Financing”) which, together with funds available to Parent, is sufficient to consummate the transactions contemplated hereby and pay all related fees and expenses for which Parent will be responsible. A true and correct copy of the Debt Commitment Letter has been provided to Target. The Debt Commitment Letter has been duly executed by Parent and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due. As of the date hereof, the Debt Commitment Letter has not been amended or terminated, and there is no breach existing thereunder. As of the date hereof, to the Knowledge of Parent, there is no existing fact, occurrence or condition that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective, any of the conditions contained therein not to be met or the financing contemplated by the Debt Commitment Letter not to be consummated. Except for the conditions described in the Debt Commitment Letter, there are no other conditions precedent to the Debt Financing. Upon the consummation of such transactions and assuming the accuracy of all representations and warranties of Target contained herein, (a) Parent will not be insolvent, (b) Parent will not be left with unreasonably small capital, (c) Parent will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Parent will not be impaired.

§5.17  Due Diligence by Parent.  The representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto constitute the sole and exclusive representations and warranties of Target to Parent in connection with the transactions contemplated hereby and Parent acknowledges and agrees that Target is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of Target and it is understood that Parent takes Target as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement and the Ancillary Agreements and in any document, certificate or instrument delivered pursuant hereto or thereto).

ARTICLE VI

COVENANTS OF TARGET

§6.1  Conduct of Business of Target.  (a) During the period from the date of this Agreement to the earlier to occur of: the Closing Date and the date of termination of the Agreement in accordance with its terms, Target shall and shall cause each of its Subsidiaries to, conduct their respective operations (including their working capital, capital expenditures and cash management practices) only according to their ordinary and usual course of business and to use all commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with them, except, in each case, as otherwise required by this Agreement. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned) or as is otherwise expressly permitted or required by this Agreement, Target shall, and shall cause its Subsidiaries to refrain from the following:

(i) amending or restating its charter or by-laws (or comparable organizational or governing documents);

(ii) authorizing for issuance, issuing, selling or delivering (A) any capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, except for issuances of capital stock of Target or a Subsidiary of Target upon the exercise of any options or warrants outstanding on the date hereof;

(iii) declaring, paying or setting aside any dividend or making any distribution other than dividends or distributions by any Subsidiary of Target to Target or any other wholly owned subsidiary of Target or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, Target or any of its Subsidiaries, except for purchases of equity of Target held by management of Target or any of its Subsidiaries, or making any other change in the capital structure of Target or any of its Subsidiaries;

(iv) increasing the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any employee or agent being paid an annual base salary of $150,000 or more or to any officer or director of Target, except pursuant to an existing Contract set forth on Section 4.13(a) of the Target Disclosure Letter or as otherwise required by applicable Law;

(v) making any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee or agent being paid an annual base salary of $150,000 or more or any director of Target except for payments in connection with the Transaction Retention Program, that were already accrued prior to the date hereof, are required by the terms of any Employee Benefit Plan set forth on Section 4.21(a) of the Target Disclosure Letter, or are made in the ordinary course of business consistent with past practice, or as otherwise required by applicable Law;

(vi) establishing, adopting, entering into, amending or terminating any material Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than the implementation of the Transaction Retention Program;

(vii) entering into any Material Contract or materially amending or terminating any Material Contract (except as such Material Contract may expire by its terms);

(viii) incurring, assuming or modifying any Indebtedness, except revolving Indebtedness incurred pursuant to the existing credit agreement disclosed on Section 4.13(a) of the Target Disclosure Letter or capitalized lease obligations not to exceed $4,000,000 in the aggregate, in each case, in the ordinary course of business consistent with past practice;

(ix) subjecting any of its material properties or assets or any capital stock, or other equity or voting interests to any Lien (other than Permitted Liens);

(x) selling, transferring, leasing, licensing or otherwise disposing of any assets or properties in excess of $50,000 individually or $200,000 in the aggregate, except for (A) sales of equipment in the ordinary course of business consistent with past practice, (B) leases or licenses entered into in the ordinary course of business consistent with past practice, and (C) sales of trailers, containers and wood offices and other units in the ordinary course of business consistent with past practice solely as part of the normal course of retail sales;

(xi) acquiring any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, other than the acquisitions set forth on Section 4.13(a) of the Target Disclosure Letter;

(xii) making any capital expenditure or commitment therefor not contemplated by the CapEx Budget or otherwise acquiring any assets or properties other than supplies or inventory in the ordinary course of business consistent with past practice or making any change to the CapEx Budget;

(xiii) writing-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;

(xiv) canceling or waiving any claims or rights of substantial value;

(xv) making any change in any method of accounting or auditing practice other than those required by GAAP or except as required by Law;

(xvi) making any material Tax election or settling and/or compromising any material Tax liability (except for settlements in connection with Tax audits in the ordinary course of business); preparing any Tax Returns in a manner that is materially inconsistent with the past practices of Target or such Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns; or filing any material amended Tax

Return or claim for refund of Taxes with respect to the income, operations or property of Target or its Subsidiaries, in each case, except as required by any Law or Order;

(xvii) paying, discharging, settling or satisfying any claims, Liabilities, Proceedings or obligations in excess of $100,000, other than payments, discharges or satisfactions of workers’ compensation, auto insurance and general liability insurance claims and other claims in the ordinary course of business and consistent with past practice of Liabilities to the extent reflected or reserved against in the Balance Sheet;

(xviii) planning, announcing, implementing or effecting any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Target or any of its Subsidiaries (other than individual employee terminations in the ordinary course of business);

(xix) making any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by Target or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of Target;

(xx) entering into any Contract or letter of intent (whether or not binding) with respect to, or committing or agreeing to do, whether or not in writing, any of the foregoing;

(xxi) taking any action which may cause Parent and its Subsidiaries to incur or suffer Losses as a consequence of any breach by Target or its Subsidiaries of their obligations under the ERA, the Transfer Regulations, TULRCA or any other applicable UK Law concerned with employment rights in circumstances where such breaches may reasonably be avoided in relation to any actions taken at the request of Parent, Parent provides timely and sufficiently detailed proposals regarding any reorganization that it intends to implement after Closing such that Target or its Subsidiaries are able to comply with such obligations; or

(xxii) will not finance Capital Expenditures through entering into operating leases in a manner inconsistent with past practice.

(b) During the period from the date of this Agreement to the Closing Date, Target shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to confer on a monthly basis with one or more designated representatives of Parent regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations.

(c) Target shall use all commercially reasonable efforts to keep, or cause Target and its Subsidiaries to keep, all insurance policies currently maintained with respect to Target and its Subsidiaries and their respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

(d) Notwithstanding anything in this Agreement to the contrary, no provision contained in this Agreement shall be construed to give to Parent, directly or indirectly, right to control or direct Target’s or its Subsidiaries’ businesses and operations prior to the Effective Time. Prior to the Effective Time, Target shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ businesses and operations.

(e) None of Target, MSG WC Intermediary Co. or Mobile Services Group, Inc. will conduct any business or incur any new Indebtedness, or own or hold any assets, other than the equity interest of its respective Subsidiary.

(f) Promptly following their availability in the ordinary course of Target’s business, Target shall provide Parent with a monthly consolidated balance sheet of Target and its Subsidiaries for the preceding month and the related profit and loss statement, and shall cause Target’s Chief Executive Officer and the Chief Financial Officer to be available to discuss such financial statements and the financial and operating performance of Target as reasonably requested by Parent. In addition, promptly after it is received from Target’s auditors, Target will provide Parent with its final audited 2007 financial statements and will promptly notify Parent upon obtaining any Knowledge of any proposed audit adjustments to the Draft Financial Statements.

§6.2  Exclusive Dealing.  During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Target shall not, and shall cause its

Affiliates and each of its and their officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent (and its Affiliates and representatives), concerning any purchase of any capital stock of Target or any of its Subsidiaries (other than in connection with the exercise of any options or warrants outstanding on the date hereof) or any merger, consolidation or other business combination, asset sale, recapitalization or similar transaction involving Target or any of its Subsidiaries other than asset sales in the ordinary course of business. Target will notify Parent as soon as practicable after Target has Knowledge of any Person making any proposal, offer, inquiry to, or contact with, Target, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

§6.3  Review of Target.  Parent may, prior to the Closing Date, directly or through its representatives including Parent’s lenders and potential financing sources, review the properties, books and records of Target and each of its Subsidiaries and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the representations and warranties made by Target in this Agreement or the remedies of Parent for breaches of those representations and warranties. Target shall and shall cause its Subsidiaries to permit Parent and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours, and on reasonable written advance notice, to the premises and to all the properties, books and records of Target and each of its Subsidiaries and Target shall cause the officers, employees, counsel, accountants, consultants and other representatives of Target and each of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Target and its Subsidiaries as Parent shall from time to time reasonably request; provided, that such investigation and assistance shall not unreasonably disrupt the operations of Target and its Subsidiaries, or cause the loss of attorney/client privilege. Any information provided, or caused to be provided, by Target or its Subsidiaries pursuant to this Section 6.3 shall be subject to the terms of the Mutual Confidentiality Agreement dated as of December 14, 2007, between Target and Parent (the “Confidentiality Agreement”).

§6.4  Notification of Certain Matters; Amendments to Target Disclosure Letter.  Target shall give prompt written notice to Parent of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event of default under any Contract disclosed (or required to be disclosed) on Section 4.13(a) of the Target Disclosure Letter; (ii) any representation or warranty made by Target in this Agreement or in any instrument delivered pursuant to this Agreement becoming untrue or inaccurate in any material respect; (iii) the failure of any condition precedent to either party’s obligations; and (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Such notice shall amend the Target Disclosure Letter for informational purposes only; provided, that no such amendment shall limit or otherwise affect the remedies available hereunder to the Parent and shall not be deemed to cure any breach of any covenant or any breach or inaccuracy of any representation or warranty made in this Agreement or any of the Ancillary Agreement for any purpose, including for purposes of determining satisfaction of the conditions set forth in Article IX hereof or the rights to indemnification under Article XI hereof.

§6.5  Assistance with Debt Financing.  Target shall use all commercially reasonable efforts to assist, and shall cause its Subsidiaries to use all commercially reasonable efforts to assist, in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, in each case, as required to consummate the Debt Financing; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; (iii) subject to Section 6.3 of this Agreement, furnishing Parent and its financing sources financial and other pertinent information regarding Target and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing; (iv) requesting of the appropriate Person, and using all commercially reasonable efforts to obtain, such consents, legal opinions, surveys and title insurance as reasonably requested by Parent, in each case, as required to consummate the Debt Financing; (v) subject to Section 6.3 of this Agreement, cooperate with prospective lenders involved in the Debt Financing to provide access to Target’s and its Subsidiaries’ respective properties, assets, and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, and engineering/property condition reports); (vi) subject to the occurrence of the Effective Time: taking all corporate actions reasonably requested by Parent to permit consummation of the Debt Financing and any direct borrowing or incurrence of debt by Target or any of its Subsidiaries in connection with the Closing, entering into one or more credit or other agreements or instruments on terms satisfactory to Parent immediately prior to the Closing with respect to any such direct borrowing or debt incurrence, and lending all or part of the proceeds thereof to Parent, as and to the extent directed by Parent, to permit Parent to pay a portion of the Merger Consideration; and (vii) otherwise reasonably cooperating in the Parent’s efforts to obtain the Debt Financing (including requesting of the appropriate Persons, and using all commercially reasonable efforts to obtain, customary officer’s certificates and other documents and instruments as may reasonably be requested by Parent, facilitating the pledge of, and granting of security interests in, the stock and assets of Target and its Subsidiaries, establishing bank accounts, blocked account agreements and lock box arrangements, executing and delivering deeds and other conveyance instruments to one or more designees of Parent); provided, that Target shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 6.5 that: (x) unreasonably interferes with the ongoing business of Target or any of its Subsidiaries; (y) causes any representation, warranty or covenant in this Agreement to be breached; or (z) causes any closing condition set forth in Article IX to fail to be satisfied or otherwise causes the breach of this Agreement. Parent shall (A) promptly after this Agreement is terminated in accordance with Section 12.1, reimburse Target for all reasonable, documented out-of-pocket costs and expenses incurred by Target or any of its Subsidiaries in connection with their compliance with this Section 6.5 and (B) indemnify and hold Target and its Subsidiaries harmless against any Losses suffered by Target or any of its Subsidiaries as a result or in connection with its cooperation under this Section 6.5 if the Effective Time does not occur.

§6.6  Resignation of Officers and Directors.  At the written request of Parent, Target shall cause each officer and member of its board of directors and the boards of directors (or comparable governing bodies) of each of its Subsidiaries to tender his resignation from such position effective as of the Effective Time.

§6.7  Affiliate Agreements.  Target shall, and shall cause its Subsidiaries to, terminate at or prior to the Effective Time, without payment or penalty as set forth on Section 6.7 of the Target Disclosure Letter, each Contract between Target or a Subsidiary of Target, on the one hand, and any of their respective Affiliates (other than Target or any other Subsidiary of Target), on the other hand, including the Sponsor Management Agreement and the Sponsor Stockholders Agreement.

§6.8  Target Option Plans.  Prior to the Effective Time, Target shall take all actions necessary to (i) terminate, as of the Effective Time, the MSG WC Holdings Corp. 2006 Stock Option Plan, the MSG WC Holdings Corp. 2006 Stock Incentive Plan, and the MSG WC Holdings Corp. 2006 Employee Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Target or any Subsidiary thereof (the “Stock Plans”), (ii) provide for the cancellation, termination, and forfeiture, effective at the Effective Time, of all outstanding stock options, shares of restricted stock, or other awards in respect of the capital stock of Target or any Subsidiary thereof granted pursuant to the Stock Plans (each an “Equity Award”), such that no holder of an Equity Award shall be entitled to receive from the Surviving Company or any of its Subsidiaries any cash payment or any stock options, shares of stock, or other awards of any kind or nature under any equity incentive program of the Surviving Corporation or its Subsidiaries in respect of such Equity Award, and (iii) amend, as of the Effective Time, the provisions of any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Target or any such Subsidiary, or any interest in respect of any capital stock of the Target or any such Subsidiary, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Surviving Corporation or any of its Subsidiaries or any interest in the capital stock of the Surviving Corporation or any of its Subsidiaries. Except with respect to the Specified Options, the Target shall take no action that would otherwise accelerate the vesting, or payment in respect, of any Equity Award prior to the Effective Time. At the Closing, Target shall furnish to Parent all documentation, including any required consents from the holders of Equity Awards, reasonably requested by Parent confirming Target’s compliance with this Section 6.8.

§6.9  WARN.  Target shall be liable for any obligations of Target and its Subsidiaries with respect to the Employees arising under WARN and similar applicable state Laws to the extent arising from the actions taken by Target or its Subsidiaries (not at the direction of Parent) on or prior to the Closing. In addition, Target shall cooperate as reasonably requested in preparing and distributing any notices that Parent may desire to provide prior to the Closing, in connection with any actions after the Closing that may result in a notice requirement under WARN or any similar applicable state Law. In connection therewith, Target shall also notify Parent prior to announcing, implementing or effecting any “employment losses” (as defined in WARN and any similar state Law) on or prior to the Closing Date. Furthermore, on the Closing Date, Target shall provide Parent with a list, by date and location, of all “employment losses” (as defined in WARN and any similar state Law) that occurred within ninety (90) days preceding the Closing Date or that are scheduled to occur on or after the Closing Date.

§6.10  Parent’s Requests Regarding Employees.  (a) During the period from the date of this Agreement to the earlier to occur of the Closing Date and the date of termination of the Agreement in accordance with its terms, Target and its Subsidiaries may consider written requests that may be suggested by the Parent (provided they are in reasonable detail) with respect to any and all obligations relating to the employees of Target’s UK Subsidiaries arising under applicable UK Law including the ERA, the Transfer Regulations and TULRCA in respect of Target’s UK Subsidiaries arising out of the Merger or Parent’s intended conduct of business thereafter (including, without limitation, any obligations to inform and consult with employees or employee representatives and taking reasonable steps to effect fair dismissals as contemplated by the ERA).

(b) If Target and its Subsidiaries decide (in their absolute discretion) to implement at any time Parent’s written requests that are made in accordance with Section 6.9(a) above, Parent shall indemnify Target Indemnitees, and shall pay Target Indemnitees an amount equal to any and all Losses incurred or suffered by Target Indemnitees arising out of such implementation including any claim by or on behalf of any employees, former employees, trade union, works council, staff association, worker representative, persons or bodies (whether elected or not) arising out of any failure or alleged failure on the part of Target and/or its Subsidiaries (including the UK Subsidiaries) to comply with their legal obligations to inform and consult under the transfer Regulations and TULRCA or any other failure or alleged failure to comply with the Transfer Regulations, TULRCA or the ERA or any other breach or alleged breach whatsoever under applicable UK Law, provided that such Losses arise from Target and its Subsidiaries following Parent’s instructions in accordance with Section 6.9(a).

ARTICLE VII

COVENANTS OF PARENT

§7.1  Conduct of Business of Parent.  (a) During the period from the date of this Agreement to the Closing Date, Parent shall refrain from:

(i) except as set forth in Section 7.4, amending or restating its charter or by-laws (or comparable organizational or governing documents);

(ii) declaring, paying or setting aside any dividend or making any distribution other than dividends or distributions by any Subsidiary of Parent to Parent or any other wholly owned subsidiary of Parent, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly (other than pursuant to previously announced share buyback program), any shares of capital stock of, or other equity or voting interest in, Parent or any of its Subsidiaries except for purchases of equity held by management of Target or any of its Subsidiaries; or

(iii) incurring any Indebtedness for borrowed money which would reasonably be expected to cause the conditions to the Debt Financing not to be satisfied.

(b) During the period from the date of this Agreement to the Closing Date, Parent shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to, confer on a monthly basis with one or more designated representatives of Target regarding operational matters (including employee and human resources related matters) and the general status of ongoing operations.

§7.2  Debt Financing.  Parent will use all commercially reasonable efforts to (i) maintain the Debt Commitment Letter in full force and effect, and will not amend, terminate or waive any provisions under such Debt Commitment Letter, and (ii) comply, to the extent within Parent’s control, with all of the covenants of Parent in the Debt Commitment Letter and take all actions, to the extent within Parent’s control, necessary or desirable to cause all of the conditions to the funding of the financing contemplated in the Debt Commitment Letter to be satisfied as promptly as practicable following the date hereof and in coordination with the satisfaction of the other closing conditions set forth herein, including obtaining any opinions of legal counsel required by the Lenders thereunder and, to the extent within Parent’s control, assuring that there is no breach or default or event of default under any of its existing financing agreements and (iii) accept any changes in the terms and conditions of the proposed financing contemplated in the “market flex” provision of the Debt Commitment Letter or fee letter related thereto. Parent agrees to notify the Target following its receipt of notification by any financing source under the Debt Commitment Letter or in connection with any substitute debt or other financing of such source’s indications that it does not intend to provide, questions its requirement to provide or asserts its inability or refusal to provide the financing described in the applicable Debt Commitment Letter. If the funding of the indebtedness contemplated by the Debt Commitment Letter becomes unavailable or Parent reasonably believes that such funding may not occur for any reason other than a breach by Target or Target Stockholders of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement, Parent will use all commercially reasonable efforts to obtain alternative financing on terms that are no less favorable to Parent (as determined in the reasonable judgment of Parent) than to those contained in the Debt Commitment Letter or fee letter related thereto including, for the avoidance of doubt, the “market flex”. Parent shall keep the Target reasonably informed of any material adverse developments relating to the proposed debt financing. Without limiting the generality of the foregoing, Parent shall use all commercially reasonable efforts to satisfy the closing conditions to the debt financing contemplated by the Debt Commitment Letter (or, if applicable, the alternative financing) that are within its control.

§7.3  Indemnification of Directors and Officers.  The Organizational Documents of Parent shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Organizational Documents of Target as of the date of this Agreement (it being understood that the existing bylaws of Parent and the Second Amended and Restated Certificate of Incorporation satisfy this requirement), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would materially adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of Target or any of its Subsidiaries. Contemporaneously with the Closing, Parent shall purchase tail insurance (the premiums of which shall be paid by Parent) covering each Person currently covered by the Target’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date, on coverage terms that are equivalent in all material respects to the coverage terms of such current insurance policies in effect for the Target and its Subsidiaries on the date of this Agreement. The provisions of this Section 7.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 7.3, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 7.3 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

§7.4  Parent Organizational Documents.  Immediately prior to the Effective Time and assuming the receipt of the Parent Stockholders Approval, Parent shall file with Secretary of State of the State of Delaware the Certificate of Incorporation Amendment and the Certificate of Designation to be effective immediately prior to the Effective Time.

§7.5  Review of Parent.  Target may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of Parent and each of its Subsidiaries and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. Such review shall not, however, affect the representations and warranties made by Parent in this Agreement or the remedies of Target for breaches of those representations and warranties. Parent shall and shall cause its Subsidiaries to permit Target and its representatives to have, after the date of execution of this Agreement, reasonable access during normal business hours, and on reasonable written advance notice, to the premises and to all the properties, books and records of Parent and each of its Subsidiaries and Parent shall cause the officers, employees, counsel, accountants, consultants and other representatives of Parent and each of its Subsidiaries to furnish Target with such financial and operating data and other information with respect to the business and properties of Parent and its Subsidiaries as Target shall from time to time reasonably request; provided, that such investigation and assistance shall not unreasonably disrupt the operations of Parent and its Subsidiaries, or cause the loss of attorney/client privilege, Parent and its Subsidiaries shall have no obligation to provide the foregoing to Target. Any information provided, or caused to be provided, by Parent or its Subsidiaries pursuant to this Section 7.5 shall be subject to the terms of the Confidentiality Agreement.

§7.6  Parent Stockholders Approval.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement. Parent shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and thereafter cause the Proxy Statement to be distributed to stockholders of Parent as promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, without providing Target and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to Parent Stockholders Meeting any information relating to Parent or Target, or any of their respective Affiliates, directors or officers, should be discovered by Parent or Target that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Parent and, to the extent required by Law, disseminated to the stockholders of Parent. Parent shall notify Target promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Target with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger. Target shall, and shall cause its officers, directors and stockholders to, cooperate with Parent in connection with the preparation of the Proxy Statement, including promptly furnishing Parent upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

(b) Parent shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, convene and hold as soon as practicable (and, in any event, no more than forty (40) days following the distribution of the Proxy Statement to the stockholders of Parent), a meeting of its stockholders (the “Parent Stockholders Meeting”) solely for the purpose of obtaining the Parent Stockholders Approval. Subject to its fiduciary duties under applicable law, Parent shall (i) through its board of directors, recommend to its stockholders adoption of this Agreement, the Merger, the adoption of the Second Amended and Restated Certificate of Incorporation, and the approval of the other transactions contemplated by this Agreement and (ii) use all commercially reasonable efforts to solicit and obtain Parent Stockholders Approval.

§7.7  Waiver of Standstill.  Notwithstanding anything to the contrary contained in Section 6 of the Confidentiality Agreement, Parent hereby agrees that after the Proxy Statement has been mailed to the stockholders of Parent, WCAS shall be permitted to purchase up to 2,000,000 shares of Parent Common Stock in the aggregate (but in any event, subject to applicable Law). At the Closing, WCAS will execute the Stockholders Agreement substantially in the form attached hereto as Exhibit C (the “Stockholders Agreement”). WCAS represents that all such purchases shall be made in accordance with applicable law, shall not be permitted to be made in the event WCAS is in possession of material inside information, WCAS shall continue to and shall comply with all other provisions of the Confidentiality Agreement (including the confidentiality provisions). Such purchases may be effectuated through market trades or private purchases. Two (2) Business Days prior to the Closing, Target shall deliver a certificate to Parent containing a list of each such purchase that includes the name of the acquiring Person, the number of shares acquired, the means by which such shares were acquired, the date of each such purchase, and the purchase prices paid by such Persons. After the Closing, WCAS shall notify Parent in writing within two (2) Business Days after the purchase of any securities under this Section 7.7, which notice shall contain the same information described in the immediately preceding sentence. For the avoidance of doubt, any shares acquired pursuant to this Section 7.7 shall not be counted in determining whether WCAS is entitled to nominate its directors pursuant to the Stockholders Agreement. In no event will the purchase of such shares or any damages incurred by WCAS in connection therewith be considered for purposes of the indemnification provisions of this Agreement; provided that the foregoing is not intended to limit in any manner WCAS’s rights and remedies as they exist under applicable Law or otherwise unrelated to this Agreement.

§7.8  Financial Reports.  Promptly following their availability in the ordinary course of Parent’s business, Parent shall provide Target with a monthly consolidated balance sheet of Parent and its Subsidiaries for the preceding month and the related profit and loss statement, and shall cause Parent’s Chief Executive Officer and the Chief Financial Officer to be available to discuss such financial statements and the financial and operating performance of Parent as reasonably requested by Target.

§7.9  Compensation and Benefits.

(a) Parent shall and shall cause the Surviving Corporation for a period from and after the Closing Date until at least through the nine (9) month anniversary of the Closing, to continue to provide compensation and benefits to individuals who are current employees of Target or any of its Subsidiaries as of the Closing Date (“Employees”) that are substantially equivalent, in the aggregate, to either the compensation and employee benefits provided to the Employees by Target or any of its Subsidiaries immediately prior to the Closing Date or the compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that, the foregoing shall not be construed to limit the ability of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee (including the Employees) at any time or for any reason or no reason.

(b) In the event that any Employee is at any time after the Closing Date transferred to Parent or any Affiliate of Parent or becomes a participant in any benefit or compensation plan, program, agreement or arrangement of Parent or any of its Affiliates, Parent shall, to the extent permitted by Law and by the applicable plan, program, agreement or arrangement, cause such plan, program, agreement or arrangement to treat, for purposes of eligibility and vesting only, the prior service of such Employee with Target or any of its Subsidiaries, to the extent such prior service is recognized under the comparable plan, program, agreement or arrangement of Target or any of its Subsidiaries, as service rendered to Parent or its Affiliates, as the case may be; provided, that in administering such plans, programs, agreements or arrangements of Parent or any of its Affiliates, Parent may cause a reduction of benefits under any such plans, programs, agreements or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service; and provided, further, that no credit shall be required under this sentence to the extent that such credit would require any increased benefits or other more favorable provisions to be given or made applicable to any other employees in order for any plan to satisfy any applicable law or satisfy any requirements for any intended favorable tax treatment.

(c) Each of Parent and the Surviving Corporation shall cause its medical, dental and other welfare plans in which Employees or their dependants commence to participate after the Closing Date to (i) waive any preexisting condition limitations to the extent waived or satisfied by such Employee (or dependant) under similar plans of Target or any of its Subsidiaries for the plan year in which such participation begins, and (ii) take into account any deductible and out-of-pocket expenses incurred by such Employees and dependants under similar plans of Target or any of its Subsidiaries for the plan year in which such participation begins. To the extent permitted by Law and by the applicable plan, Parent will cause to be waived any medical certification for such Employees up to the amount of coverage such Employees had under any life insurance plan of Target or any of its Subsidiaries.

(d) Parent agrees that Parent and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements under COBRA for all M&A qualified beneficiaries as such term is defined in Treasury Regulation §54.4980B-9.

(e) Nothing in this Agreement, express or implied, shall: (i) confer upon any Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, or (ii) except as otherwise required for Parent and the Surviving Corporation to satisfy their obligations under the other provisions of this Section 7.9, be interpreted to prevent or restrict Parent or its Affiliates from modifying or terminating the employment or terms of employment of any Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, or (iii) without limiting the generality of Section 13.11, confer upon any Employee any rights as a third-party beneficiary of this Section 7.9.

(f) Unless Parent requests otherwise in writing, the Board of Directors of the Target shall adopt resolutions terminating, effective no later than the day prior to the Closing Date, any Employee Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Target or any of its Subsidiaries (each, a “401(k) Plan”). At the Closing, the Target shall provide to Parent executed resolutions of the Board of Directors of the Target authorizing such termination. Notwithstanding the foregoing, Parent shall cause the 401(k) Plan to permit continued repayment of participant loan balances under the 401(k) Plan following the plan termination date but prior to the date distributions from the 401(k) Plan are permitted, or Parent’s 401(k) plan to permit the rollover to Parent’s 401(k) plan of all 401(k) Plan account balances that include loan promissory notes prior to the receipt of the IRS determination letter.

(g) Prior to the Closing, Target shall use commercially reasonable efforts to obtain a waiver from any disqualified persons (within the meaning of Section 280G(c) of the Code) of the amount of any payments contingent upon the execution of this Agreement or the consummation of the transactions contemplated hereby that have been, or may be, made or paid to such person (the “Payments”) sufficient to cause none of the Payments (or a portion thereof) to be, or become, subject to the deduction disallowance rules under Section 280G of the Code. Following the receipt of such waivers, Target shall submit the Payments for approval by Target’s shareholders, and provide shareholders with disclosure of such Payments, each in accordance with Section 280G(b)(5) of the Code and Treas. Reg. 1.280G-1 Q&A 7. Prior to submitting the Payments for approval by Target’s shareholders, Target shall disclose the documentation necessary to effect this Section 7.9(h), including the applicable shareholder consent, disclosure letter, and waivers, to Parent.

§7.10  Exclusivity.  Parent will not knowingly solicit during the period commencing on the date hereof and ending on the earlier of the date that is four (4) months from the date hereof and the Closing Date any proposals to acquire Parent.

§7.11  Escrowed Shares.  At all times while Escrowed Shares are held by the Escrow Agent pursuant to the Escrow Agreement, the Target Stockholders shall have the right to (i) exercise any voting rights with respect to the Escrowed Shares, and (ii) receive all products and proceeds of any of the Escrowed Shares, including all dividends, whether in the form of cash, stock or any other form, and any other rights and other property which the Target Stockholders are, from time to time, entitled to receive in respect of or in exchange for any or all of the Escrowed Shares. In addition, in the event of the issuance of shares of capital stock or other property as a result of a stock split, merger, consolidation, combination of shares or similar recapitalization, a reorganization or a mandatory conversion with respect to or affecting the Escrowed Shares that becomes effective during the term of this Escrow Agreement, the additional shares of capital stock or other property so issued, paid, exchanged or substituted (if any) with respect to the Escrowed Shares shall be added to or substituted or exchanged for the Escrowed Shares as Escrowed Shares hereunder.

ARTICLE VIII

COVENANTS OF PARENT AND TARGET

§8.1  Regulatory and Other Approvals

(a) Each of Parent and Target will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any information required to be provided therewith pursuant to the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required or deemed warranted for the transactions contemplated hereby pursuant to any other antitrust Laws or any other applicable Laws. Each of Parent and Target will furnish to each other’s counsel such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission that is necessary under the HSR Act, any other antitrust Laws and any other applicable Laws.

(b) Each of Parent and Target will use all commercially reasonable efforts to obtain promptly any clearance required under the HSR Act, any other antitrust Laws and any other applicable Laws and will keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Governmental Entity and will comply promptly with any reasonable inquiry or request from any such Governmental Entity; provided, however, that nothing in this Agreement will require or be deemed to require Parent in order to obtain any regulatory approvals or consents, (i) to agree to, or effect, any material divestiture, or (ii) to take any other action(s), including agreeing to any requirements, conditions or any limitations on its business, if in the aggregate all actions so taken by Parent would collectively reasonably be expected to have an impact on Parent and its Subsidiaries, taken as a whole, that is equivalent to or greater than the impact that would reasonably be expected to be experienced by them in the event that Parent were to make a material divestiture (a “Material Negative Regulatory Impact”), it being understood that in assessing whether there would be a Material Negative Regulatory Impact the expected impacts on Parent and its Subsidiaries from any agreed to divestiture (whether material or not) will be taken into consideration for purposes of this clause (ii).

(c) Each of Parent and Target agrees to instruct their respective counsel to cooperate with each other and use all commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation will include causing its counsel (i) to inform promptly the other of any oral communication with, and provide (as permitted) copies of written communications (excluding competitively sensitive information) with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of Parent, Target nor any of their respective Affiliates will independently contact any Governmental Entity or participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Parent and its Affiliates, Target, and in the case of Target and its Affiliates, Parent, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Parent or Target, as applicable, will be limited to outside antitrust counsel only).

§8.2  All Commercially Reasonable Efforts.  Subject to the terms and conditions contained herein, Parent and Target shall, and Target shall cause each of its Subsidiaries to, cooperate and, subject to the limitations contained in Section 8.1, use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including all commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders and parties to Material Contracts with Target or any of its Subsidiaries (including landlords in respect of the leases set forth on Section 4.2(a) of the Parent Disclosure Letter) as are necessary for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Article IX of this Agreement; provided, that no Indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement and no Material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to Target or any of its Subsidiaries, to obtain any such consent, approval or authorization, without first obtaining the written approval of Parent.

§8.3  Public Announcements.  Neither Target nor Parent shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange so long as such party has used all commercially reasonable efforts to obtain the approval of the other party prior to issuing such press release or making such public disclosure.

§8.4  Litigation Support.  In the event and for so long as either party is actively contesting or defending against any Proceeding brought by a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Target or any of its Subsidiaries, the other party shall reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article XI, in which case, the costs and expense shall be borne by the Indemnifying Party in accordance with Article XI). Notwithstanding the foregoing, this Section 8.4 shall not apply to Proceedings with respect to which the parties are in dispute as to whether one of the parties has an obligation to provide indemnification under Article XI.

ARTICLE IX

CONDITIONS TO CLOSING

§9.1  Conditions to Obligations of Parent and Target.  The obligations of Parent and Target to consummate the transactions contemplated by this Agreement are subject to the satisfaction or mutual waiver on or prior to the Closing Date of the following conditions:

(a) HSR Waiting Period.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) Statutes; Orders.  No Law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which would prohibit or delay beyond the date set forth in Section 12.1(b) hereof the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

(c) Parent Stockholders Approval.  The Parent Stockholders Approval shall have been obtained. Parent has informed Target that it may seek its stockholders’ approval for certain of the matters at the special meeting to be held in connection with the Parent Stockholders Approval, however obtaining such additional approval will not be a condition to the consummation of the transactions contemplated by this Agreement and any such matter will be voted upon separately.

§9.2  Conditions to Obligation of Parent.  The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Parent in its sole discretion) of the following further conditions:

(a) Representations and Warranties.  The representations and warranties of Target (i) contained in Sections 4.1, 4.3, 4.4 and 4.5(c) and in the first sentence of Section 4.25 shall be true and correct in all respects (other than, with respect to Section 4.4, de minimis variations in the number of outstanding shares of Target Common Stock shall be permitted) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Target contained in Article IV shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Covenants.  All of the agreements and covenants of Target to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and Target shall have delivered to Parent a certificate of a senior executive officer of Target, dated the Closing Date, to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Target, and Target shall have delivered to Parent a certificate of a senior executive officer of the Target, dated the Closing Date, to such effect.

(d) Escrow Agreement.  The Escrow Agreement substantially in the form of Exhibit B, shall have been duly executed and delivered by Target.

(e) Financing.  Parent shall have received the proceeds of the Debt Financing described in the Debt Commitment Letter (or, if applicable, the alternative debt financing) referred to in Section 7.2 pursuant to a definitive credit agreement and other documentation on terms and conditions that are no less favorable to Parent than those set forth in the Debt Commitment Letter (or, if applicable, the alternative debt financing), including, for the avoidance of doubt, the “market flex”.

(f) Pay-off Letters.  All Indebtedness of Target as of the Closing Date other than the Remaining Indebtedness shall have been repaid (as evidenced by customary pay-off letters and other releases and filings as may be reasonably requested by the lenders under the Debt Financing (or, if applicable, the alternative debt financing) for transactions of this type from the holders of such Indebtedness).

(g) Other Consents and Approvals.  Parent shall have received copies of all governmental and third party consents, waivers and approvals set forth on Section 9.2(g) of the Target Disclosure Letter and Section 9.2(g) of the Parent Disclosure Letter.

(h) FIRPTA Compliance.  Parent shall have received a non-United States real property holding corporation affidavit from Target dated the Closing Date as required by Section 1445 of the Code.

(i) Contracts with Affiliates.  Parent shall have received copies of the termination agreements, in form and substance reasonably satisfactory to Parent, for each Contract set forth on Section 9.2(i) of the Target Disclosure Letter.

(j) Stockholders Agreement.  The Stockholders Agreement shall have been executed and delivered by the WCAS Stockholders.

§9.3  Conditions to Obligations of Target.  The obligation of Target to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Target in its sole discretion) of the following further conditions:

(a) Representations and Warranties.  The representations and warranties of Parent (i) contained in Sections 5.1, 5.3, 5.4, 5.5(b) and 5.7(c) shall be true and correct in all respects (other than, with respect to Section 5.4, de minimis variations in the number of outstanding shares of Parent Common Stock shall be permitted) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and (ii) all other representations and warranties of Parent contained in Article V shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Material Adverse Effect.  Since the date of this Agreement, there shall have been no events, facts, circumstances, changes or effects, individually or in the aggregate, constituting a Material Adverse Effect with respect to Parent, and Parent shall have delivered to Target a certificate of a senior executive officer of the Parent, dated the Closing Date, to such effect.

(c) Compliance with Covenants.  All of the agreements and covenants of Parent to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, and Parent shall have delivered to Target a certificate of a senior executive officer, dated the Closing Date, to such effect.

(d) Stockholders Agreement.  The Stockholders Agreement shall have been executed and delivered by Parent.

ARTICLE X

TAX MATTERS

§10.1  Tax Return Preparation.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target and its Subsidiaries for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Parent shall permit the Target Stockholder Representative to review and approve each such Tax Return prior to filing (such approval not to be unreasonably withheld, delayed or conditioned) and Parent and Target and its Subsidiaries shall cooperate in the filing of all such Tax Returns. Parent or Target shall prepare or cause to be prepared all other Tax Returns for Target and its Subsidiaries. All Taxes owed by Target or any of its Subsidiaries shall be paid by Target or the applicable Subsidiary.

§10.2  Cooperation.  The Target Stockholders, Parent, the Surviving Corporation and Target and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of any Tax Return or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation and its Subsidiaries, Parent and the Target Stockholders agree to retain all books and records with respect to Tax matters pertinent to Target and its Subsidiaries for any Tax period or portion thereof ending on or before the Closing Date until the expiration of the relevant statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Target Stockholders, any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

§10.3  Tax-Free Reorganization.  Each of Parent, Merger Sub, Target, MSG WC Intermediary Co. and Mobile Services Group, Inc. shall treat the Merger and the Subsequent Mergers as tax-free reorganizations within the meaning of Section 368(a) of the Code for all Tax purposes, except if required by applicable Law. Parent shall not, and shall cause its Subsidiaries not to, take any action that could reasonably be expected to prevent the Merger and the Subsequent Mergers from being treated as tax-free reorganizations, within the meaning of Section 368(a) of the Code, except if required by applicable Law.

ARTICLE XI

SURVIVAL

§11.1  Representations and Warranties.  The representations and warranties of Target and Parent contained in this Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any other agreement contemplated hereby shall survive until the date that is twelve (12) months after the Closing Date. The covenants shall survive in accordance with their terms. The representations, warranties and covenants contained in this Agreement or in any instrument, certificate or other writing delivered in connection with this Agreement or any other agreement contemplated thereby shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the Knowledge of any party’s representatives or the acceptance by any party of any certificate or other writing delivered hereunder.

§11.2  Indemnification.  (a) Target Stockholders agree to indemnify and hold Parent and its Affiliates (including Target and its Subsidiaries) and their respective affiliates, stockholders, officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnitee”), harmless on an after tax basis (taking into account benefits arising from the Loss) from and against any damages, losses, Liabilities, actions, costs, Taxes, deficiencies, assessments, judgments, obligations, claims of any kind, interest, penalties, fines or expenses (including reasonable attorneys’, consultants and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing but excluding punitive damages other than punitive damages actually paid to a third party), whether or not arising out of any claims by or on behalf of any party to this Agreement or any third-party claims (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of Target’s or Parent’s assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Target or any Target Stockholder in this Agreement (whether or not contained in Article IV) or in any Ancillary Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any

Ancillary Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, other than with respect to any materiality, Material Adverse Effect or similar qualifier contained in the Qualified Representations and Warranties); (ii) any breach by Target or any Target Stockholder of any of their respective covenants or agreements contained herein or in any Ancillary Agreement; and (iii) any claim by any third party (including Governmental Entities) against or affecting Target or any of its Subsidiaries which, if successful, would give rise to or relate to a breach of (x) any of the representations or warranties on the part of Target or any of its Subsidiaries referred to in clause (i) above, or (y) any of the covenants or agreements of Target or any of its Subsidiaries referred to in clause (ii) above. The amount of any indemnification due hereunder to Parent Indemnitee for any Losses shall be reduced to take into account any Tax benefit actually realized by Parent Indemnitee arising from the incurrence or payment of, or otherwise in respect of, such Losses. If any Parent Indemnitee actually receives any Tax benefit subsequent to an indemnification payment by a Target Stockholder hereunder, then such Parent Indemnitee shall promptly reimburse the Target Stockholder for any payment made or expense incurred by such Target Stockholder in connection with providing such indemnification up to the amount received by the Parent Indemnitee.

(b) Parent agrees to indemnify and hold Target Stockholders and their Affiliates and their respective stockholders, officers, directors, employees, agents, successors and assigns (other than Target and its Subsidiaries) (each, a “Target Indemnitee”) harmless from and against Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Parent in this Agreement (whether or not contained in Article V) or in any instrument or other writing delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) and (ii) any breach by Parent of any of the covenants or agreements contained herein or in any Ancillary Agreement. For the avoidance of doubt and not withstanding the representations and warranties of Parent contained in this Agreement (including Section 5.6), indemnifiable Losses of the Target Indemnitees shall not include any losses of any type of Target or any Target Stockholder relating to the purchase of Parent securities other than the Parent Preferred Shares received as Merger Consideration.

(c) The obligations to indemnify and hold harmless pursuant to this Section 11.2 shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 11.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(d) The obligations to indemnify and hold harmless pursuant to Section 11.2(a) and Section 11.2(b) shall be limited to an aggregate amount of $30,000,000 and no Person shall be entitled to recovery for Losses pursuant to such sections unless each individual indemnifiable Loss under such Sections exceeds $50,000 (the “Mini-basket”), it being understood that for purposes of determining whether an individual loss exceeds the Mini-basket, all Losses based on claims or a series of related claims arising out of similar facts or circumstances, shall be aggregated, including all indemnification claims under Section 11.2(a)(i) or 11.2(b)(i) as a result of, in connection with, or arising out of damage to units or missing units that is not disclosed in any section of the Target Disclosure Letter or Parent Disclosure Letter, respectively, or otherwise based on any other failure of the representations and warranties in Section 4.10 or Section 5.9, respectively (but, in connection with any breach of Section 4.10(b) or 5.9(b), respectively, excluding up to 500 damaged or missing units with a value not to exceed $1,500,000), and until the total amount of Losses exceeds $3,000,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the entire amount of Losses in excess of $1,500,000.

(e) All claims for indemnification by Parent Indemnitees pursuant to Section 11.2(a) shall first be satisfied from the Escrow Amount and once the Escrow Amount has been paid to satisfy Parent Indemnitees’ indemnification claims or released to Target Stockholders pursuant to the Escrow Agreement, the Parent Indemnitees shall be entitled to pursue all claims for indemnification under Section 11.2(a) directly against Target Stockholders in accordance with the Joinder Agreement or letter of transmittal, as the case may be. Except as otherwise provided in the Joinder Agreement between the WCAS Stockholders and Parent, the indemnification obligations of Target Stockholders pursuant to this Article XI are several and not joint, it being understood that the receipt of each Target

Stockholder’s Pro Rata Portion of the Merger Consideration is conditioned on such Target Stockholder’s execution and delivery to Parent of the letter of transmittal or counterpart to Joinder Agreement, as applicable.

(f) All amounts paid to Parent pursuant to Section 11.2(a) above shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes.

§11.3  Indemnification Procedure.  (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 11.2 hereof (an “Indemnified Party”), including, any claim by a third party described in Section 11.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) and to the Escrow Agent, if applicable, a certificate (the “Claim Certificate”), which shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it may incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (to the extent practicable) each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 11.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 11.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 11.4, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) days of the determination of the amount of any Agreed Claims, subject to the limitations set forth in Section 11.2(d), (i) if the Indemnified Party is a Parent Indemnitee, then the Target Stockholder Representative and Parent shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Parent (A) if the Escrowed Cash exceeds the amount of the Agreed Claim, an amount in cash equal to such Agreed Claim, or (B) if the Agreed Claim exceeds the Escrowed Cash but is lower than the Escrow Amount, the Escrowed Cash plus a number of shares of Parent Preferred Stock equal to the amount of the excess of the Agreed Claim over the Escrowed Cash, divided by the Fair Market Value, or (C) if the Agreed Claim exceeds the Escrow Amount, then the Target Stockholders shall, at the Target Stockholders’ option, (x) the number of shares of Parent Preferred Stock that divided by the Fair Market Value equals the excess of the Agreed Claim over the Escrow Amount, or (y) pay to the Parent Indemnitee in accordance with the Joinder Agreement the amount of the excess of the Agreed Claim over the Escrow Amount by wire transfer in immediately available funds to the bank account or accounts designated by the Parent Indemnitee in a notice to the Target Stockholders not less than two (2) Business Days prior to such payment or (ii) if the Indemnified Party is a Target Indemnitee, then Parent shall pay to the Target Indemnitee an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Target Indemnitee in a notice to Parent not less than two (2) Business Days prior to such payment.

§11.4  Third Party Claims.  If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article XI, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (5) the amount claimed by the Indemnified Party (if such Indemnified Party is a Parent Indemnitee) exceeds the value of the shares of Parent Preferred Stock then held by the Escrow Agent or (6) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article XI and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

§11.5  Calculation of Indemnity Payments.  Any Person seeking indemnification under this Article XI (the “Indemnitee”) agrees to use all commercially reasonable efforts to pursue and collect on any material recovery available under any insurance policies; provided, however, that the Indemnitee shall not be obligated to make such insurance claim if the cost of pursuing such insurance claim together with any corresponding increase in insurance premiums or other chargebacks would exceed the value of the claim for which the Indemnitee is seeking indemnification. The amount of Losses payable under this Article XI by any Person from which any Indemnitee is seeking indemnification pursuant to this Article XI (the “Indemnitor”) shall be reduced by any and all amounts actually received by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

ARTICLE XII

TERMINATION AND ABANDONMENT

§12.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of Target, on the one hand, and of Parent, on the other hand;

(b) by any Party if the Effective Time shall not have occurred by August 15, 2008; provided, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

(c) by either Target, on the one hand, or Parent, on the other hand, if there has been a breach of any covenant or a breach of any representation or warranty of Parent or Target, respectively, which breach would cause the failure of any condition precedent set forth in Sections 9.2 or 9.3, as the case may be, provided, that any such breach of a covenant or representation or warranty has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

(d) by any Party, if there shall be any Law of any competent authority that makes consummation of the transactions contemplated hereby, illegal or otherwise prohibited or if any Order of any competent authority prohibiting such transactions is entered and such Order shall become final and non-appealable; or

(e) by any party, if the Parent Stockholders Approval is not obtained.

§12.2  Effect of Termination.  (a) If this Agreement is terminated pursuant to Section 12.1 by Parent, on the one hand, or Target, on the other hand, written notice thereof shall be given to the other party specifying the provision of Section 12.1 pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of Parent or Target, except that the provisions of Section 8.3 (Public Announcements), Section 12.1 (Termination), this Section 12.2(a), Section 13.1 (Expenses; Transfer Taxes), Section 13.2 (Governing Law) and Section 13.3 (Jurisdiction; Agents for Service of Process) shall survive any termination of this Agreement. Nothing in this Section 12.2(a) shall relieve any party of liability for any willful breach of this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 12.1(e) and at the time of such termination Target and Target Stockholders are in compliance with all of their representations, warranties, covenants and agreements contained herein and in the Ancillary Agreements and, other than the failure of any condition to Target’s closing under this Agreement caused by Parent’s breach of its obligations hereunder, all of the conditions to Target’s closing hereunder have been satisfied or would be capable of satisfaction at or prior to the Effective Time assuming the Effective Time were to occur at any time up to and including the date specified in Section 12.1(b) but the Parent Stockholders Approval is not obtained and, there exists at any time prior to the special stockholders meeting a bona-fide acquisition proposal to acquire all or substantially all of the common stock or assets of Parent, then within three (3) Business days of the date of such termination Parent shall reimburse Target for all reasonable, documented out-of-pocket costs and expenses of Target incurred in connection with the negotiation and execution of this Agreement and the evaluation of the transactions contemplated hereby; provided that in no event shall such reimbursement exceed $3,000,000.00.

ARTICLE XIII

MISCELLANEOUS

§13.1  Expenses; Transfer Taxes.  Except as set forth in Section 6.5 and Section 12.2(b), whether or not the Merger is consummated, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers. All Transfer Taxes shall be paid by Parent.

§13.2  Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

§13.3  Jurisdiction; Agents for Service of Process.  Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each of Target, Parent, the Target Stockholders and the Target Stockholder Representative agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.3.

§13.4  Table of Contents; Captions.  The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

§13.5  Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to Parent, to:

Mobile Mini, Inc.
7420 South Kyrene Road, Suite 101
Tempe, AZ 85283
Fax: (480) 894-6433
Attn: Larry Trachtenberg

With a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Fax: (212) 354-8113

Attn:	John M. Reiss, Esq.
Daniel M. Latham, Esq

If to Target, to:

MSG WC Holdings Corp.
c/o Mobile Storage Group, Inc.
700 N. Brand Blvd, 10th Floor
Glendale, CA 91203
Fax (818) 253-3154
Attn: Douglas Waugaman

With a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Fax: (212) 446-6460
Attn: Michael Movsovich, Esq.

If to the Target Stockholder Representative, to:

Welsh, Carson, Anderson & Stowe X, L.P.
320 Park Avenue
Suite 2500
New York, NY 10022
Fax: (212) 893-9575

Attn:	Sanjay Swani
Michael Donovan

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Fax: (212) 446-6460
Attn: Michael Movsovich, Esq.

or such other addresses or number as shall be furnished in writing by any such party.

§13.6  Assignment; Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that Parent may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary or to any Affiliate of which Parent is a direct or indirect wholly owned Subsidiary, (ii) in connection with the transfer by Parent of all or substantially all of the capital stock and/or assets of Target and/or its Subsidiaries and (iii) for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if Parent makes any assignment referred to in (i) or (iii) above, Parent shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

§13.7  Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

§13.8  Entire Agreement.  This Agreement, including the Parent Disclosure Letter, the Target Disclosure Letter, Exhibits and any other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

§13.9  Amendments.  This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Parent and Target or, in the case of a waiver, by the party waiving compliance.

§13.10  Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

§13.11  Third Party Beneficiaries.  Except as contemplated by Articles X and XI, each party hereto intends that this Agreement shall not, and this Agreement shall not, benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

§13.12  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

§13.13  Waiver of Jury Trial.  Each of Parent and Target hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of Parent and Target (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.13.

§13.14  Specific Performance.  Each party agree that irreparable damages would occur to the other parties if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that a party shall be entitled to an injunction or injunctions to prevent actual breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in the courts referenced in Section 13.3 (or, on a preliminary basis in order to preserve the status quo pending a decision of the courts referenced in Section 13.3, or in order to enforce a judgment of the courts referenced in Section 13.3, in any court of competent jurisdiction), in addition to having any other remedies to which a party is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PARENT:

MOBILE MINI, INC.

By:	/s/ Steven G. Bunger
Name:     Steven G. Bunger

Title:	President and Chief Executive Officer

MERGER SUB:

CACTUS MERGER SUB, INC.

By:	/s/ Lawrence Trachtenberg
Name:     Lawrence Trachtenberg

Title:	Chief Financial Officer

TARGET:

MSG WC HOLDINGS CORP.

By:	/s/ Sanjay Swani
Name:     Sanjay Swani

Title:	President

TARGET STOCKHOLDER REPRESENTATIVE:

WELSH, CARSON, ANDERSON & STOWE X, L.P.

By:	/s/ Sanjay Swani
Name:     Sanjay Swani

Title:	Managing Member

[Signature Page to Merger Agreement]

Annex A

Other Defined Terms

Section

401(k) Plan	7.9(f)
Actual Closing CapEx Expenditures	3.4(d)
Actual Closing CapEx Expenditures Adjustment	3.4(d)
Actual Closing Transaction Expenses	3.4(d)
Actual Closing Working Capital	3.4(d)
Actual Closing Working Capital Adjustment	3.4(d)
Actual Net Debt	3.4(d)
Actual Net Debt Adjustment	3.4(d)
Agreed Claims	11.3(c)
Agreement	Preamble
Arbitrator	3.4(c)(i)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket Amount	11.2(d)
Certificate	3.3(b)
Certificate of Merger	2.1(a)
Claim Certificate	11.3(a)
Closing	3.7
Closing CapEx Expenditures	3.4(a)
Closing CapEx Expenditures Adjustment	3.4(a)
Closing Date	3.7
Closing Estimate Statement	3.3(a)
Closing Merger Consideration	3.4(a)
Closing Net Debt	3.4(a)
Closing Net Debt Adjustment	3.4(a)
Closing Statement	3.4(a)
Closing Transaction Expenses	3.4(a)
Closing Working Capital	3.4(a)
Closing Working Capital Adjustment	3.4(a)
COBRA	4.21(d)
Confidentiality Agreement	6.3
Debt Commitment Letter	5.16
Debt Financing	5.16
DGCL	Recitals
Disputed Amounts	3.4(c)
DOJ	8.1(a)
Effective Time	2.1(a)
Employee Benefit Plans	4.21(a)
Employees	7.9(a)
Equity Award	6.8
ERISA	4.21(a)
Estimated CapEx Expenditures	3.3(a)
Estimated CapEx Expenditures Adjustment	3.3(a)
Estimated Net Debt	3.3(a)
Estimated Net Debt Adjustment	3.3(a)
Estimated Working Capital	3.3(a)
Estimated Working Capital Adjustment	3.3(a)
Estimated Transaction Expenses	3.3(a)
sFTC	8.1(a)

Section

GAAP	4.7(a)
HSR Act	4.2(b)
Indemnified Party	11.3(a)
Indemnifying Party	11.3(a)
Indemnitee	11.5
Indemnitor	11.5
Joinder Agreement	Recitals
Losses	11.2(a)
Material Contracts	4.13(a)
Material Customers	4.19
Material Negative Regulatory Impact	8.1(b)
Merger	Recitals
Merger Consideration	3.1
Merger Consideration Adjustment	3.4(d)
Merger Sub	Preamble
Mini-basket	11.2(d)
Notice of Objection	3.4(b)
Parent	Preamble
Parent Disclosure Letter	Article V Preamble
Parent Indemnitee	11.2(a)
Parent Plan	5.13
Parent Preferred Stock	Recitals
Parent SEC Reports	5.6(a)
Parent Stockholders Approval	5.1
Parent Stockholders Meeting	7.6(b)
Party	Recitals
Parties	Recitals
Payments	7.9(g)
Permit	4.24
Proceeding	4.14
Proxy Statement	4.6(c)
Real Property Leases	4.12
Stock Plans	6.8
Stockholders Agreement	7.7
Subsequent Mergers	2.5(a)
Surviving Corporation	2.1(b)
Target	Preamble
Target Disclosure Letter	Article IV Preamble
Target Indemnitee	11.2(b)
Target Intellectual Property	4.17(a)
Target SEC Reports	4.6(a)
Target Stockholder Representative	3.9(a)
Tax Returns	4.15(a)
VEBAs	4.21(a)
WARN	4.20(j)

EXHIBIT A

JOINDER TO MERGER AGREEMENT

This JOINDER (this “Joinder”), dated as of February 22, 2008, by the undersigned stockholders of MSG WC Holdings Corp., a Delaware corporation (the “Target”), to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Target, Mobile Mini, Inc., a Delaware corporation (the “Parent”), Cactus Merger Sub, Inc., a Delaware corporation, and Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (the “Target Stockholder Representative”).

WITNESSETH

WHEREAS, each of the undersigned stockholders of Target (each, a “Target Stockholder”) desires to receive its portion of the Merger Consideration provided for in the Merger Agreement;

WHEREAS, the Parent is unwilling to enter into the Merger Agreement unless each of the Target Stockholders provides the representations, warranties, covenants and agreements (including, without limitation, the indemnification, non-competition, and non-solicitation provisions) set forth in this Joinder; and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement, each Target Stockholder has, after due and careful consideration, determined to execute and deliver this Joinder.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth in this Joinder and in the Merger Agreement, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, each Target Stockholder hereby agrees as follows:

ARTICLE I

DEFINITIONS

§1.1  Definitions.  Capitalized Terms used herein without definition shall have the respective meanings set forth in the Merger Agreement. In addition, the following terms shall have the respective meanings set forth below:

“Applicable Stockholders” shall mean the stockholders of Target immediately prior to the Effective Time (other than WCAS).

“Competitive Business” shall mean any business of the type and character engaged in and competitive with that conducted by the Surviving Corporation from time to time (which constitutes at least 20% of its gross revenues on a consolidated basis), including, without limitation, the rental, acquisition, refurbishment, renovation, or resale of shipping containers and other similar portable storage solutions.

“Controlled Affiliate” shall mean any Affiliate of a Target Stockholder (other than (x) Affiliates of a portfolio company who are not otherwise an Affiliate of the Target Stockholder and (y) a portfolio company of a Target Stockholder, except the following portfolio companies shall be deemed a “Controlled Affiliate”: any portfolio company (i) in which such Target Stockholder and its other Affiliates (other than another portfolio company of such Target Stockholder) has the power or right to nominate at least 50% of the board of directors or other similar governing body of such portfolio company or owns at least 50% of the outstanding voting equity securities of such portfolio company, (ii) that has received confidential information concerning the Surviving Corporation and its Subsidiaries (provided that possession or knowledge of such confidential information by any Affiliate of a Target Stockholder serving on the board of directors or other similar governing body of any entity without more shall not be imputed to such entity), or (iii) has taken any action at the direction of the Target Stockholder or another Affiliate of the Target Stockholder that is otherwise prohibited or restricted by the terms of this Agreement).

“Pro Rata Cap” shall mean, with respect to each Target Stockholder, the product of (a) such Target Stockholder’s Pro Rata Portion times (b) fifteen million dollars ($15,000,000), plus the amount (including

Preferred Stock valued at $18 per share), if any, paid from the Escrow Indemnification Amount to satisfy any purchase price adjustment in favor of Parent under the Merger Agreement.

“Restricted Period” shall mean the period (x) commencing at the Effective Time and (y) ending on the date that is one (1) year after the WCAS Directorship Term End Date (as defined in the Stockholders Agreement).

“Restricted Territory” shall mean any jurisdiction within any marketing area in which the Surviving Corporation or any of its Subsidiaries is doing a substantial amount of business.

“WCAS” shall mean Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership.

“WCAS Management” shall mean WCAS Management Corporation, a Delaware corporation.

ARTICLE II

MERGER AGREEMENT

§2.1   Joinder to Merger Agreement.  Each Target Stockholder hereby agrees that such Target Stockholder is bound by all provisions in the Merger Agreement that provide for any liability or obligation of any Target Stockholder. For the avoidance of doubt, the parties hereto acknowledge and agree that the Target Stockholders are not making the representations and warranties set forth in Article IV of the Merger Agreement or otherwise. In particular and without limitation, from and after the date hereof, each Target Stockholder agrees that each provision of the Merger Agreement requiring the Target Stockholders to take any action (including, without limitation, (i) the obligation to return shares of Parent Preferred Stock pursuant to Section 3.4(f)(i) and 3.4(f)(ii) of the Merger Agreement, if applicable or pay its Pro Rata Portion of any adjustment to the Merger Consideration in accordance with the Merger Agreement, and (ii) the obligation to pay any indemnity claims of the Parent Indemnitees under Article XI of the Merger Agreement) shall constitute a direct obligation of such Target Stockholder, and such Target Stockholder agrees to do each such act and thing required to be done by it pursuant to the Merger Agreement, as if such Target Stockholder were an original party to the Merger Agreement for such purpose; provided that each Target Stockholder’s obligations in respect of Article XI of the Merger Agreement shall be subject to the limitations set forth therein and in Sections 2.3 and 2.5 of this Joinder.

§2.2   Waiver of Appraisal Rights.  Each Target Stockholder hereby waives any and all rights such Target Stockholder may have under applicable Law (including, without limitation, under Section 262 of the DGCL) to require an appraisal of the Target or such Target Stockholder’s interest therein, or to demand any alternative or additional consideration other than the Merger Consideration provided for in the Merger Agreement.

§2.3   Indemnification Under Merger Agreement; Limitations.  The parties hereby acknowledge and agree that the indemnification obligations of the Target Stockholders set forth in Section 11.2(a) of the Merger Agreement shall be on a several basis subject to the terms and conditions of this Joinder, and that each Target Stockholder shall be responsible for his, her or its Pro Rata Portion of any Losses described in Section 11.2(a) of the Merger Agreement, in each case subject to the limitations set forth in Section 11.2(d). Notwithstanding the foregoing or anything in the Merger Agreement to the contrary:

(a) the obligation of each Target Stockholder (other than WCAS) to indemnify and hold harmless pursuant to Section 11.2(a) of the Merger Agreement and Section 2.4(a) of this Joinder shall be limited to an aggregate amount equal to such Target Stockholder’s Pro Rata Cap; and

(b) the obligation of WCAS to indemnify and hold harmless pursuant to Section 11.2(a) of the Merger Agreement and Section 2.4(a) of this Joinder shall be limited to an aggregate amount equal to the greater of (i) WCAS’s Pro Rata Cap or (ii) fifteen million dollars ($15,000,000) plus the amount (including Preferred Stock valued at $18 per share), if any, paid from the Escrow Indemnification Amount to satisfy any purchase price adjustment in favor of Parent under the Merger Agreement (provided that the amount subject to this clause (ii) in excess of WCAS’s Pro Rata Cap shall be available only to the extent that the Applicable Stockholders do not honor their indemnification obligations under the Merger Agreement).

§2.4   Indemnification Under This Joinder.  Each Target Stockholder hereby agrees, on a several (and not joint) basis, to indemnify and hold harmless the Parent Indemnitees on an after Tax basis from and against any and all Losses arising out of or relating to:

(a) the failure of any representation or warranty made by such Target Stockholder in this Agreement to be true and correct in all material respects as of the date of this Joinder and as of the Closing Date; and

(b) any breach by such Target Stockholder of its covenants or agreements contained in this Joinder.

§2.5   Additional Indemnification by WCAS.  WCAS hereby agrees to indemnify and hold harmless the Parent Indemnitees on an after Tax basis from and against all Losses:

(a) for which the Parent Indemnitees would be entitled to indemnification from any Applicable Stockholder under Section 11.2(a) of the Merger Agreement subject to the limits set forth in Section 2.3(a) of this Joinder, to the extent that the Parent Indemnitees are unsuccessful after using all commercially reasonable efforts to collect from the Applicable Stockholders (it being understood that in no event shall any Parent Indemnitee be required to initiate any litigation or take any similar actions against any Applicable Stockholder); and

(b) arising out of the failure of any Applicable Stockholder to comply with its obligation to return Parent Preferred Stock pursuant to Section 3.4 (f)(i) of the Merger Agreement (if applicable) or pursuant to Section 3.4(f)(ii) of the Merger Agreement, or otherwise fails to pay its Pro Rata Portion of any adjustment to the Merger Consideration in accordance with the Merger Agreement, if applicable, or to satisfy any of its indemnification obligations under this Joinder or the Merger Agreement (as applicable).

§2.6   Escrow Indemnification Amount.  All claims for indemnification against the Target Stockholders pursuant to the terms of this Joinder and/or the Merger Agreement shall first be satisfied from the Escrow Indemnification Amount, and once the Escrow Indemnification Amount has been paid to satisfy Parent Indemnitees’ indemnification claims or released to Target Stockholders pursuant to the Escrow Agreement, the Parent Indemnitees shall be entitled to pursue all claims for indemnification under this Joinder and the Merger Agreement directly against the Applicable Stockholders and WCAS (in its capacity as a Target Stockholder).

§2.7   Termination of Target Stockholders Agreement.  Each Target Stockholder hereby consents to the termination, immediately prior to the Effective Time, of the Sponsor Stockholders Agreement. For the avoidance of doubt, the consummation of the transactions contemplated by the Merger Agreement shall constitute an Approved Sale (as defined in the Sponsor Stockholders Agreement) for all purposes under the Sponsor Stockholders Agreement (including Section 14 thereof), and accordingly at the Effective Time the Sponsor Stockholders Agreement shall terminate and be of no further force or effect.

§2.8   Termination of Sponsor Management Agreement.  By its execution below, WCAS Management hereby agrees that, effective immediately at the Effective Time, that certain Management Services Agreement, dated as of August 1, 2006, among the Target, WCAS Management and Mobile Services Group, Inc. (the “Sponsor Management Agreement”) shall be terminated and be of no further force or effect.

§2.9   Appointment of Target Stockholder Representative.  Each Target Stockholder hereby confirms the appointment of WCAS as Target Stockholder Representative for all purposes under the Merger Agreement. Without limitation of the foregoing, each Target Stockholder hereby confirms the grant by such Target Stockholder to WCAS of a power of attorney on the terms set forth in Section 3.9 of the Merger Agreement.

§2.10   Parent Rights Agreement.  Parent hereby confirms that its execution of the Merger Agreement shall constitute “Prior Written Approval of the Company” (as defined under that certain Rights Agreement, dated as of December 9, 1999, between Parent and Norwest Bank Minnesota, N.A. (the “Rights Agreement”)) solely with respect to the Applicable Stockholders’ and WCAS’ (in its capacity as a Target Stockholder) acquisition of the Parent Preferred Stock (and the conversion of the Common Stock in respect thereof) constituting the Merger Consideration in accordance with the Merger Agreement and the purchase by WCAS of up to 2,000,000 shares (as adjusted for stock splits, combinations and the like) of Common Stock in accordance with Section 7.7 of the Merger Agreement. It is understood and agreed that the execution of the Merger Agreement or this Joinder by the Parent does not constitute a “Prior Written Approval of the Company” under the Rights Agreement with respect to any other securities of the Parent acquired by the Target Stockholders or their Controlled Affiliates from time to time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Target Stockholder hereby severally represents and warrants to the Parent that:

§3.1   Authority and Enforceability.  (a) Such Target Stockholder has the requisite power and authority to execute and deliver this Joinder. Such Target Stockholder has the requisite power and authority to consummate the transactions contemplated hereby and by the Merger Agreement and the Ancillary Agreements.

(b) The execution, delivery and performance of this Joinder, and the Ancillary Agreements to be executed and delivered by such Target Stockholder as contemplated by this Joinder and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by such Target Stockholder’s board of directors or other comparable governing body and by the requisite holders of capital stock or other equity interests in such Target Stockholder and no other action on the part of such Target Stockholder or any of its directors, managers, stockholders, members, partners or other Persons holding governing authority or equity interests in such Target Stockholder is necessary to authorize the execution, delivery and performance of this Joinder and the Ancillary Agreements by such Target Stockholder and the consummation of the transactions contemplated hereby and thereby.

(c) This Joinder and the Ancillary Agreements to be executed and delivered by such Target Stockholder as contemplated hereby and by the Merger Agreement, when delivered in accordance with the terms hereof and thereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreement by the other parties hereto and thereto, shall have been duly executed and delivered by such Target Stockholder and shall be valid and binding obligations of such Target Stockholder, enforceable against such Target Stockholder in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§3.2   Consents and Approvals; No Violations.  The execution and delivery of this Joinder by such Target Stockholder do not, the execution and delivery by such Target Stockholder of the Ancillary Agreements to be executed and delivered by such Target Stockholder as contemplated hereby and by the Merger Agreement will not, and the consummation by such Target Stockholder of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of such Target Stockholder, under: (i) any provision of the Organizational Documents of such Target Stockholder; (ii) any Law or Order applicable to such Target Stockholder or by which any of such Target Stockholder’s properties or assets may be bound; or (iii) any Contract to which such Target Stockholder is a party or by which such Target Stockholder or any of its assets may be bound, except in the case of clauses (ii) and (iii) above, for such violations, breaches, conflicts or defaults which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Target Stockholder’s ability to perform its obligations under this Agreement.

§3.3   Existence and Good Standing.  Such Target Stockholder is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization (as applicable).

§3.4   Title to Shares.  Such Target Stockholder is the record and beneficial owner of all shares of Target Common Stock listed opposite such Target Stockholder’s name on Annex A to this Joinder, free and clear of all Liens (other than any restrictions under the Sponsor Stockholders Agreement and any transfer restrictions pursuant to applicable securities laws).

§3.5   Understanding of Agreements; Non-Reliance.  Such Target Stockholder has carefully read and fully understands the meaning of all of the provisions of this Joinder and the Merger Agreement and the Exhibits thereto (including all of the representations, warranties, covenants and agreements set forth therein). Such Target

Stockholder has had the opportunity to request all of the information it considers necessary or appropriate for deciding whether or not to enter into this Joinder, including all such information about the Target and the Parent necessary to determine whether the Merger Consideration constitutes fair consideration for such Target Stockholder’s interest in the Target. Such Target Stockholder has such knowledge and experience in financial, tax and business matters and in making investments of this type that it is capable of evaluating the merits and risks of entering into this Joinder and making an investment in the Parent, and has not been induced by, and has not relied upon, any representation, warranty, statement or agreement, whether express or implied, and whether made in writing or orally, of the Parent or any of its directors, officers, employees, Affiliates, advisors or representatives, other than those expressly set forth in the Merger Agreement. Such Target Stockholder understands that neither the SEC nor any other federal or state agency has recommended, approved or endorsed the acquisition of Parent Preferred Stock or passed on the accuracy or adequacy of any of the information provided to such Target Stockholder in connection with the issuance of Parent Preferred Stock.

§3.6   Accredited Investor; Qualified Purchaser.  Such Target Stockholder is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) a “qualified purchaser” within the meaning of Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

§3.7   Investment for Own Account.  Such Target Stockholder is acquiring the Merger Consideration (including any and all Parent Preferred Stock issued to such Target Stockholder as part of such Merger Consideration) for such Target Stockholder’s own account, for investment, and not with a view to the distribution or resale of any portion of such Merger Consideration.

§3.8   Restrictions on Parent Preferred Stock.  Such Target Stockholder understands that (i) there are substantial restrictions on the transferability of the Parent Preferred Stock that such Target Stockholder will receive as Merger Consideration; (ii) the Parent Preferred Stock will not be registered pursuant to the Securities Act or the Laws of any state; and (iii) the transferability of Parent Preferred Stock will be limited by applicable Law and by the Stockholders Agreement.

ARTICLE IV

ADDITIONAL COVENANTS

§4.1   Non-Competition.  Each Target Stockholder agrees that, during the Restricted Period, such Target Stockholder and its Controlled Affiliates will not, within the Restricted Territory, directly or indirectly own any interest in, manage, operate, control, be employed by or participate in the ownership, management, operation or control of (in each case, whether as a partner, limited partner, employee, officer, director, stockholder, lender, consultant, advisor or representative of), or in any manner engage in, any Competitive Business (it being understood that for these purposes, ownership of securities of a public company not in excess of 5% of any class of such securities shall not be considered to be ownership of an interest in a Competing Business).

§4.2   Non-Solicitation.  Each Target Stockholder agrees, during the Restricted Period, to, and to cause its Controlled Affiliates to, refrain from:

(a) soliciting or encouraging any individual who is an employee of the Surviving Corporation or any of its Subsidiaries in the position of “branch manager” or higher as of the WCAS Directorship Term End Date to terminate his or her employment relationship with the Surviving Corporation or any such Subsidiary;

(b) soliciting, hiring or retaining any individual who is an employee of the Surviving Corporation or any of its Subsidiaries in the position of “branch manager” or higher as of the WCAS Directorship Term End Date to become an employee of, or provide services to, any Person other than the Surviving Corporation or any such Subsidiary; and

(c) soliciting business for the benefit of any Competitive Business from any Person that is a customer of the Surviving Corporation or any of its Subsidiaries as of the WCAS Directorship Term End Date that accounts for at least $500,000 of the Surviving Corporation’s gross revenues (on a consolidated basis) for the applicable fiscal year.

The parties hereto acknowledge and agree that nothing herein shall preclude (i) generalized searches by such Target Stockholder for employees through the use of advertisement in the media or through engagement of firms to conduct searches that are not targeted or focused on the applicable employees of the Surviving Corporation or any of its Subsidiaries, (ii) any solicitation or hiring of any employee of the Surviving Corporation or any of its Subsidiaries who has been terminated by the Surviving Corporation or any of its Subsidiaries at least six (6) months prior to such solicitation or hiring, and (iii) any hiring of any employee of the Surviving Corporation or any of its Subsidiaries who approaches such Target Stockholder on his or her own volition.

§4.3   Interpretation of Covenants.  It is the desire and intent of each Target Stockholder that the provisions of Sections 4.1 and 4.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of Section 4.1 or 4.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, then such Section shall: (a) be deemed amended in such jurisdiction only by replacing such invalid or unenforceable provision with a valid and enforceable provision that effects, as nearly as possible, the substantive terms of the covenants set forth in Section 4.1 and 4.2 and (b) remain unaltered and in effect in accordance with its terms in all other jurisdictions where such provision is valid and enforceable.

ARTICLE V

MISCELLANEOUS

§5.1   Governing Law.  The interpretation and construction of this Joinder, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

§5.2   Jurisdiction; Agents for Service of Process.  Any judicial proceeding brought against any of the parties hereto on any dispute arising out of this Joinder, the Merger Agreement, any Ancillary Agreement or any matter related hereto or thereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Joinder, the Merger Agreement and the Ancillary Agreements. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth on its signature page shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 5.2.

§5.3   Captions.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

§5.4   Notices.  Any notice or other communication required or permitted under this Joinder or the Merger Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as set forth on the signature page of the applicable Target Stockholder, or such other addresses or number as shall be furnished in writing by such Target Stockholder to the Parent from time to time.

§5.5   Assignment; Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by Parent without the express written consent of WCAS, other than by operation of law. This Agreement may not be transferred, assigned, pledged or hypothecated by any Target Stockholder without the express written consent of Parent, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

§5.6   Counterparts.  This Joinder may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

§5.7   Amendments.  This Joinder may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Parent and each Target Stockholder or, in the case of a waiver, by the party waiving compliance.

§5.8   Severability.  If any term, provision, agreement, covenant or restriction of this Joinder is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Joinder shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Target Stockholders and the Parent shall negotiate in good faith to modify this Joinder so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

§5.9   No Strict Construction.  The Target Stockholders and the Parent have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Joinder shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Joinder.

§5.10   Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Joinder, the Merger Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each of the Parent and each Target Stockholder (i) certifies that no representative, agent or attorney of the Parent or such Target Stockholder, as the case may be, has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that the Parent and such Target Stockholder, as the case may be, has been induced to enter into the Merger Agreement by, among other things, the waivers and certifications of the Parent and such Target Stockholders set forth in this Section 5.10.

§5.11   Termination.  Immediately upon the effectiveness of any termination of the Merger Agreement pursuant to Section 12.1 thereof, this Joinder shall be terminated and there shall be no liability hereunder on the part of Parent, WCAS Management or any Target Stockholder; provided that (in addition to the provisions of the Merger Agreement specified in Section 12.2(a) thereof) the provisions of Section 5.1 (Governing Law), 5.2 (Jurisdiction; Agents for the Service of Process) and this Section 5.11 shall survive any termination of this Joinder. Nothing in this Section 5.11 shall relieve any party of liability for any willful breach of this Joinder or the Merger Agreement.

§5.12  Specific Performance.  The Target Stockholders agree that irreparable damages would occur to Parent if any of the provisions of this Joinder and the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent actual breaches of this Agreement or the Merger Agreement by any Target Stockholder and to enforce specifically the terms and provisions hereof in the courts referenced in Section 5.2 (or, on a preliminary basis in order to preserve the status quo pending a decision of the courts referenced in Section 5.2, or in order to enforce a judgment of the courts referenced in Section 5.2, in any court of competent jurisdiction), in addition to having any other remedies to which Parent is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Target Stockholder has executed and delivered this Joinder on the date set forth below.

WELSH, CARSON, ANDERSON & STOWE X, L.P.

By:	WCAS X Associates LLC, its General Partner

By:	/s/ Sanjay Swani
Name:     Sanjay Swani
Title:       Managing Member

Acknowledged and Accepted as of
the date first written above:

MOBILE MINI, INC.

By:	/s/ Steven G. Bunger
Name:     Steven G. Bunger
Title:       President and Chief Executive Officer

Signature Page to joinder Agreement

IN WITNESS WHEREOF, the undersigned Target Stockholder has executed and delivered this Joinder on the date set forth below.

WCAS CAPITAL PARTNERS IV, L.P.

By: WCAS CP IV Associates LLC, its General Partner

By:	/s/ Sanjay Swani
Name:     Sanjay Swani
Title:       Managing Member

Acknowledged and Accepted as of
the date first written above:

MOBILE MINI, INC.

By:	/s/ Steven G. Bunger
Name:     Steven G. Bunger
Title:       President and Chief Executive Officer

Signature Page to joinder Agreement

IN WITNESS WHEREOF, the undersigned Target Stockholder has executed and delivered this Joinder on the date set forth below.

WCAS MANAGEMENT CORPORATION

By:	/s/ Sanjay Swani
Name:     Sanjay Swani
Title:       Vice President

Acknowledged and Accepted as of
the date first written above:

MOBILE MINI, INC.

By:	/s/ Steven G. Bunger
Name:     Steven G. Bunger
Title:       President and Chief Executive Officer

Signature Page to joinder Agreement

IN WITNESS WHEREOF, the undersigned Target Stockholder has executed and delivered this Joinder on the date set forth below.

DE NICOLA HOLDINGS, LP

By:	/s/ Anthony deNicola
Name:     Anthony deNicola
Title:       General Partner

Acknowledged and Accepted as of
the date first written above:

MOBILE MINI, INC.

By:	/s/ Steven G. Bunger
Name:     Steven G. Bunger
Title:       President and Chief Executive Officer

Signature Page to joinder Agreement

ANNEX A

Schedule of Target Stockholders

Shares of Target
Target Stockholder	Common Stock Owned

Welsh, Carson, Anderson & Stowe X, L.P.	110,097.4500
WCAS Capital Partners IV, L.P.	5,325.000
WCAS Management Corporation	95.5700
De Nicola Holdings, LP	15.9300

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), dated as of [          ], 2008, is entered into by and among [Cactus], a Delaware corporation (“Parent”), [          ], as Target Stockholder Representative (the “Stockholder Representative”, together with Parent, the “Other Parties”), and [          ], as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger dated February [     ], 2008 (the “Merger Agreement”), entered into by and among Parent, [Redwood], a Delaware corporation (“Target”), and the Stockholder Representative, solely for the purposes of representing the Target Stockholders in accordance with the Merger Agreement, that provides for, among other transactions, the merger of Target with and into the Parent, with the Parent continuing as the surviving company, as more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have respective the meanings given to such terms in the Merger Agreement, a copy of which is attached hereto as Exhibit C;

WHEREAS, Section 3.3 of the Merger Agreement provides that the Merger Consideration is subject to certain post-Closing adjustments;

WHEREAS, Article XI of the Merger Agreement provides that the Target Stockholders are obligated to indemnify Parent Indemnitee under certain circumstances;

WHEREAS, pursuant to Section [3.2(d)] of the Merger Agreement, (i) an amount of $[     ] in cash (the “Escrow Amount”, and together with all interest and other amounts from time to time held by the Escrow Agent under this Escrow Agreement, the “Escrow Funds”)) and (ii) [          ] shares of Series A Convertible Redeemable Participating Preferred Stock, par value $0.01 per share, of Parent (the “Shares”, and together with all other shares issued on, in respect of, upon conversion of, or in substitution of the Shares according to Section 4.4, the “Escrowed Shares”))1 are being delivered to the Escrow Agent on the date of this Escrow Agreement;

WHEREAS, the Escrow Funds and the Escrowed Shares, collectively, are referred to herein as the “Escrowed Property”; and

WHEREAS, the Other Parties have requested the Escrow Agent to act in the capacity of escrow agent under this Escrow Agreement, and the Escrow Agent, subject to the terms and conditions hereof, has agreed so to do.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

RECEIPT AND RETENTION OF THE ESCROW PROPERTY

Section 1.1  The Other Parties each hereby appoints the Escrow Agent to act as agent and custodian for the Escrowed Property for their respective benefit pursuant to the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment pursuant to such terms.

Section 1.2  The Escrow Agent hereby acknowledges receipt of the Escrowed Property.

Section 1.3  The Escrowed Property shall be retained, managed and disbursed by the Escrow Agent strictly in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent shall not transfer, assign,

1 NOTE TO DRAFT: If, at the Closing, $15,000,000 is entirely funded in cash, all references to Shares and treatment of the Shares will be excluded from this Escrow Agreement.

loan, convert, reinvest, or otherwise dispose of any Escrowed Property but shall hold the Escrowed Property in accordance with this Escrow Agreement until the disbursement thereof pursuant to Article IV or Section 5.6.

ARTICLE II

INVESTMENT

Section 2.1  At the written direction of the Stockholder Representative, the Escrow Agent will invest (and reinvest) the Escrow Funds in one or more of: (i) direct obligations of and obligations fully guaranteed by the United States of America, or any agency thereof, the principal and interest of which are guaranteed by the United States of America or its agencies; (ii) participation under a revolving repurchase agreement maintained by the Escrow Agent with other entities relative to an agreement for the sale and repurchase of obligations listed in item (i) above; (iii) any time deposit which is fully insured by the Federal Deposit Insurance Corporation; (iv) commercial paper notes which, at the time of investment, are rated in one of the two highest credit ratings by Moody’s Investors Service, Inc. and/or Standard & Poor’s Corporation; (v) certificates of deposit of any bank organized under the laws of the United States; or (vi) any money market fund (including money market funds for which the Escrow Agent serves in an advisory capacity and/or other money market funds with which the Escrow Agent has an existing relationship), the assets of which are any of those obligations listed in items (i) through (vi) above (collectively, the “Permitted Investments”).

Section 2.2  The Escrow Agent is hereby authorized to execute the purchase and sale of Permitted Investments as directed by the Stockholder Representative, in writing, through the facilities of its own trading or capital markets operations or those of any affiliated entity. In the event that the Escrow Agent does not receive investment instructions to invest the Escrow Funds, the Escrow Agent shall invest such funds in direct obligations of and obligations fully guaranteed by the United States of America, or any agency thereof, the principal and interest of which are guaranteed by the United States of America or its agencies. The Escrow Agent can liquidate any investment in order to comply with disbursement instructions without any liability for any resulting loss. Any loss incurred from an investment will be borne by the Escrow Funds.

Section 2.3  All income earned with respect to any Permitted Investment shall be delivered from time to time to the Stockholder Representative for distribution to the Target Stockholders.

ARTICLE III

TAXES

Section 3.1  The Other Parties agree that, for United States federal, state, local and other tax purposes, all taxable interest, dividends and other income, if any, attributable to the Escrowed Property or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement shall be allocable to the Target Stockholders.

Section 3.2  The Escrow Agent shall report to the United States Internal Revenue Service (the “IRS”) and to each Target Stockholder, as of each calendar year-end, all income, if any, attributable to the Escrowed Property or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended on IRS Form 1099 or other applicable form.

Section 3.3  The Escrow Agent shall make payments of income earned on the Escrow Funds as provided for in this Escrow Agreement. Each such payee shall provide to the Escrow Agent an appropriate IRS Form W-9 for tax identification number certification or a Form W-8 for non resident alien certification, as applicable.

Section 3.4  The Other Parties intend that the Target Stockholders shall be treated as the owners of the Escrowed Shares for all United States federal, state and local tax purposes (except to the extent that any such Escrowed Shares are disbursed to Parent pursuant to Article IV), and none of the parties shall take any actions or positions that are inconsistent with such treatment.

ARTICLE IV

DISBURSEMENT OF THE ESCROW PROPERTY; SUBSTITUTION

Section 4.1  The Escrow Agent shall make disbursements of the Escrowed Property upon receipt of and in accordance with (a) a joint written instruction (“Joint Instruction”) signed by authorized signers of both Parent and the Stockholder Representative evidenced in Exhibits B-1 and B-2, respectively, directing delivery of all or a portion of the Escrowed Property, or (b) an order from a court of competent jurisdiction that orders such disbursement, together with an opinion of counsel to the effect that such order is final and not subject to further appeal (collectively, the “Court Order”).

Section 4.2  Notwithstanding anything herein to the contrary:

(a) To the extent the Escrowed Property has not been fully disbursed on or prior to the date that is twelve (12) months from the date of this Escrow Agreement (the “Escrow Release Date”), the Escrow Agent shall disburse within two (2) Business Days after such date to the Stockholder Representative the remaining Escrowed Property minus the Retained Property. The Escrow Agent shall retain the Retained Property and shall only release the Retained Property in accordance with Section 4.1 above.

(b) For purposes of this Article IV, the following terms shall have the following meanings:

“Retained Property” means the amount of cash and/or the number Shares set forth in a certificate of the Chief Financial Officer of Parent delivered to the Escrow Agent and the Target Shareholder Representative at least two (2) Business Days prior to the Escrow Release Date, which certificate shall set forth Parent’s good faith estimate of the aggregate amount of all pending indemnification claims of Parent under the Merger Agreement as of the date of such certificate. Such certificate shall contain Parent’s good faith calculation of the Fair Market Value (as defined in the Merger Agreement) of the Shares as of the date of such certificate.

Section 4.3  Whenever a partial release of the Escrowed Shares is anticipated, Parent shall, upon request by the Escrow Agent, promptly cause the Parent’s Secretary to reissue the stock certificates of the Escrowed Shares in the number of certificates necessary so as to enable such partial release.

ARTICLE V

PROVISIONS RELATING TO THE ESCROW AGENT

Section 5.1  The Escrow Agent shall have no duties or responsibilities whatsoever with respect to the Escrowed Property except as are specifically set forth herein. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith, including without limitation the Merger Agreement. The Escrow Agent may conclusively rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to any written notice, instrument, request, consent, certificate, document, letter, opinion, order, resolution or other writing hereunder that is in a form and manner consistent with the requirements set forth in this Escrow Agreement without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may rely without any liability upon the contents thereof. Concurrently with the execution of this Escrow Agreement, the Other Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 5.2  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent’s own choosing), and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except for its own willful misconduct or gross negligence. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR

CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 5.3  The Other Parties agree, severally but not jointly, to indemnify the Escrow Agent and its employees, directors, officers and agents and hold each harmless against any and all liabilities incurred by it hereunder as a consequence of an action by either of the Other Parties, and each of the Other Parties agree, severally but not jointly, to indemnify the Escrow Agent and hold it harmless against 50% of any and all other claims, costs, payments, and expenses (including the reasonable fees and expenses of counsel) and all other liabilities incurred by it in connection with the acceptance of this Escrow Agreement and the performance of its duties hereunder, except in either case for claims, costs, payments and expenses (including the fees and expenses of counsel) and liabilities incurred by the Escrow Agent resulting from its own willful misconduct or gross negligence. The obligations of the other Parties under this Section 5.3 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent and the disbursement of the Escrowed Property.

Section 5.4  The Escrow Agent may resign as such following the giving of sixty (60) days’ prior written notice to each of the Other Parties. Similarly, the Escrow Agent may be removed and replaced following the giving of sixty (60) days’ prior written notice to the Escrow Agent jointly by the Other Parties. In either event, the duties of the Escrow Agent shall terminate sixty (60) days after the date of such notice (or at such earlier date as may be mutually agreeable), except for its obligations to hold and deliver the Escrowed Property to the successor Escrow Agent; and the Escrow Agent shall then deliver the balance of the Escrowed Property then in its possession to such a successor Escrow Agent as shall be appointed by the Other Parties as evidenced by Joint Instructions delivered to the Escrow Agent. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining Escrowed Property (or the deposit or delivery of the Escrowed Property by the Escrow Agent pursuant to Section 5.6 below), the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

Section 5.5  The Escrow Agent shall be under no duty to institute or defend any arbitration or legal proceeding with respect to the Escrowed Property or under this Escrow Agreement and none of the costs or expenses of any such proceeding shall be borne by the Escrow Agent. The costs and expenses of any such proceeding shall be borne as decided by the arbitrators or court and shall be direct obligations of the Other Parties, as the case may be, and shall not be satisfied in any way by the Escrowed Property.

Section 5.6  Should any controversy arise involving the parties hereto or any of them or any other person with respect to this Escrow Agreement or the Escrowed Property, or should a substitute escrow agent fail to be designated as provided in Section 5.4 hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrowed Property until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) deposit all Escrowed Property into the registry of any court of competent jurisdiction and notify the Other Parties of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties and responsibilities as Escrow Agent under this Escrow Agreement.

ARTICLE VI

NOTICES

Section 6.1 All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by reputable overnight courier or facsimile (upon confirmation of receipt), as follows:

(a)	If to the Escrow Agent: [ ]

(b)	If to Parent: [ ]

with a copy (which shall not constitute notice) to:
               [          ]

(c)	If to the Stockholder Representative: [ ]

with a copy (which shall not constitute notice) to:
               [          ]

or to such other person or address as any party shall specify by notice in writing in accordance with this Section 6.1 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

ARTICLE VII

COMPENSATION; EXPENSES

Section 7.1  The Escrow Agent shall be entitled to payment of customary fees and expenses for all services rendered by it hereunder in accordance with Exhibit A attached hereto (as such schedule may be amended from time to time), payable on the Closing Date. After the Closing Date, the Escrow Agent shall be entitled to annual fees in accordance with Exhibit A. All fees and expenses owed to the Escrow Agent pursuant to this Article VII shall be paid 50% by Parent and 50% by the Stockholder Representative.

ARTICLE VIII

TERM

Section 8.1  This Escrow Agreement shall terminate upon the disbursement, in accordance with Article IV or Section 5.6 hereof, of the Escrowed Property in full; provided, however, that the rights of the Escrow Agent and the obligations of the other parties hereto under Article V and Article VII shall survive the termination thereof and the resignation or removal of the Escrow Agent.

ARTICLE IX

DESIGNEES FOR INSTRUCTIONS

Section 9.1  An Other Party may, by notice to the Escrow Agent and the other Other Party, designate one or more persons who will execute notices and from whom the Escrow Agent may take instructions hereunder. Such designations may be changed from time to time upon written notice to the Escrow Agent from such Other Party. The Escrow Agent will be entitled to rely conclusively on any notices or instructions from any person so designated by an Other Party.

ARTICLE X

MISCELLANEOUS

Section 10.1  No amendment, modification or waiver in respect of this Escrow Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

Section 10.2  This Escrow Agreement and the rights and obligations hereunder shall not be assignable or transferable by a party hereto without the prior written consent of the other parties hereto; provided, however, that any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Any attempted assignment in violation of this Section 10.2 shall be void ab initio.

Section 10.3  If any term, provision, covenant or restriction contained in this Escrow Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Escrow Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Escrow Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 10.4  This Escrow Agreement, including the Exhibits hereto and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto. The Escrow Agent is bound only by the terms of this Escrow Agreement.

Section 10.5  THIS ESCROW AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.6  Each of the parties to this Escrow Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Escrow Agreement or the transactions contemplated hereby.

Section 10.7  This Escrow Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Escrow Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. Nothing herein is intended or shall be construed to give any other person (including, without limitation, any creditors of the Escrow Agent or the Other Parties) any right, remedy or claim under, in or with respect to the Escrowed Property held hereunder.

Section 10.8  This Escrow Agreement may be executed in one or more counterparts (including by facsimile or electronic means), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

Section 10.9  Construction. In this Escrow Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Escrow Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

ESCROW AGENT:

[ ] as Escrow Agent

By:
Name:
Title:

PARENT:

[CACTUS]

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

[REDWOOD]

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT A
Escrow Agent’s Fee Schedule
[To Be Provided]

EXHIBIT B-1
CERTIFICATE AS TO AUTHORIZED SIGNATURES OF PARENT

Account Name:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of [          ] and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of [          ].

Name/Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT B-2
CERTIFICATE AS TO AUTHORIZED SIGNATURES
OF STOCKHOLDER REPRESENTATIVE

Account Name:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of [          ] and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of [          ].

Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C

STOCKHOLDERS AGREEMENT
Dated [          ], 2008
By and Among
[CACTUS]
and
THE STOCKHOLDERS SIGNATORY HERETO

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated [          ], 2008, by and among [CACTUS], a Delaware corporation (the “Company”) and the Persons listed on Schedule I attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, on the date hereof, in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated February [  ], 2008, by and among the Company, [Redwood] and [Target Stockholder Representative] (the “Merger Agreement”), each Stockholder became the record and beneficial owner of that number of shares of Series A Convertible Redeemable Participating Preferred Stock of the Company, par value $0.01 per share (“Preferred Stock”), listed opposite such Stockholder’s name on Schedule I attached hereto;

WHEREAS, [WCAS] has the right in accordance with Section 7.7 of the Merger Agreement to acquire up to an additional 2,000,000 shares of Common Stock;

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that, simultaneously with such consummation, the Company and the Stockholders enter into this Agreement; and

WHEREAS, the Company and the Stockholders each desire to enter into this Agreement to, inter alia, regulate and limit certain rights relating to any Securities which may be held by any of the Stockholders from time to time and to limit the sale, assignment, transfer, encumbrance or other disposition of such Securities and to provide for certain arrangements regarding the management of the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Approved Sale of the Company” shall mean a Sale of the Company that has been approved by the Board and the Board has not withdrawn or modified its recommendation (to the extent it is obligated to recommend the approval of such transaction to the Company’s stockholders under applicable Law) of such Sale of the Company.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in New York City, New York or Tempe, Arizona are authorized or required by Law to close.

“Certificate of Designation” shall mean that certain Certificate of Designation of the Company with respect to Preferred Stock, filed with the Secretary of State of the State of Delaware on the date hereof.

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Competitive Business” shall mean any business of the type and character engaged in and competitive with that conducted by the Company from time to time (which constitutes at least 20% of its gross revenues on a consolidated basis), including, without limitation, the rental, acquisition, refurbishment, renovation, or resale of shipping containers and other similar portable storage solutions.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of December 14, 2007, between Target and Parent.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Controlled Affiliate” shall mean any Affiliate of a Stockholder (other than (x) Affiliates of a portfolio company who are not otherwise an Affiliate of such Stockholder and (y) a portfolio company of such Stockholder, except the following portfolio companies shall be deemed a “Controlled Affiliate”: any portfolio company (i) in which such Stockholder and its other Affiliates (other than another portfolio company of such Stockholder) has the power or right to nominate at least 50% of the board of directors or other similar governing body of such portfolio company or owns at least 50% of the outstanding voting equity securities of such portfolio company, (ii) that has received confidential information concerning the Company and its Subsidiaries (provided that possession or knowledge of such confidential information by any Affiliate of such Stockholder serving on the board of directors or other similar governing body of any entity without more shall not be imputed to such entity), or (iii) has taken any action at the direction of such Stockholder or another Affiliate of such Stockholder that is otherwise prohibited or restricted by the terms of Section 2.3 of this Agreement).

“Debt Securities” shall mean all bonds, debentures, notes and other instruments evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries from time to time (including, without limitation, those certain 9 3/4% Senior Notes of [Redwood Subs] due 2014 and those certain 6 7/8% Senior Notes of [Cactus] due 2015 and any participation in senior secured, second lien, asset-backed or other credit facilities of the Company or any of its Subsidiaries), and any other instruments exchangeable or convertible therefor.

“Demand Notice” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Demand Request” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Equity Securities” shall mean all shares of Common Stock of the Company, all securities, directly or indirectly, convertible into or exchangeable for shares of Common Stock of the Company (including, without limitation, the Preferred Stock) and all options, warrants, and other rights to purchase or otherwise, directly or indirectly, acquire from the Company shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles consistently applied by the Company and its Subsidiaries throughout the periods indicated.

“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Holders’ Counsel” shall have the meaning set forth in the definition of “Registration Expenses”.

“Incidental Registration” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Law” means any statute, law, common law, order, ordinance, rule or regulation of any Governmental Entity.

“Majority Holders” shall mean the holders of Registrable Securities representing at least a majority of the outstanding Registrable Securities from time to time.

“Merger Agreement” shall have the meaning set forth in the first recital to this Agreement.

“NASDAQ” shall mean The Nasdaq Stock Market, Inc.

“Non-Qualified Person” shall mean any Person who is (i) directly or indirectly engaged in any business which the Board determines, in good faith, to be a Competitive Business, (ii) an adverse party in any material legal proceeding or material arbitration proceeding or other significant dispute (as determined in good faith by the Board), or (iii) an Affiliate of any Person described in clauses (i) and (ii).

“Original Stockholder” shall mean each Person that is either (a) a Stockholder as of the date hereof or (b) a Permitted Transferee pursuant to a Transfer effected in accordance with clause (i), (ii) or (iii) of Section 2.2(a) of this Agreement.

“Permitted Transfer” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Permitted Transferee” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or any other entity or organization, including a Governmental Entity.

“Preferred Stock” shall have the meaning set forth in the first recital to this Agreement.

“Qualifying Securities” shall mean the Preferred Stock and any Equity Securities issued upon conversion or exchange for the Preferred Stock pursuant to the Certificate of Designation.

“Registrable Securities” shall mean shares of Common Stock issued upon the conversion of Preferred Stock pursuant to the Certificate of Designation and any Common Stock acquired by €WCAS] as permitted by Section 7.7 of the Merger Agreement to the extent such shares have not been previously registered and sold pursuant to an effective registration statement and any other shares of Common Stock that may be received in respect of any of the foregoing securities; provided, that any Registrable Securities shall cease to be Registrable Securities:

(i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement;

(ii) when such securities shall have been distributed by the holder thereof to the public pursuant to Rule 144 under the Securities Act (or any successor provision); or

(iii) when such securities shall have ceased to be outstanding.

“Registration” shall mean the Shelf Registration, each Required Registration and each Incidental Registration.

“Registration Expenses” shall mean all expenses incident to the Company’s performance of or compliance with Article III including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company, the fees and expenses of one (1) counsel not to exceed $50,000 (the “Holders’ Counsel”) and applicable local counsel for the holders of Registrable Securities to be included in the relevant Registration, selected by the holders of a majority of the Registrable Securities to be included in such Registration; but not including any underwriting fees, discounts or commissions attributable to the sale of securities or fees and expenses of counsel representing the holders of Registrable Securities included in such Registration (other than the Holders’ Counsel and applicable local counsel) incurred in connection with the sale of Registrable Securities.

“Required Registration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Sale of the Company” shall mean

(i) any consolidation or merger of the Company or a Subsidiary of the Company in which the shares of Common Stock are converted into cash, securities or other property;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company and its Subsidiaries; or

(iii) any Person has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of the capital stock of the Company representing greater than 50% of the outstanding voting power of the Company.

“SEC” shall mean, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

“Securities” shall mean, collectively, the Equity Securities and the Debt Securities held by a Stockholder from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selection Date” shall mean the date that is sixty (60) days prior to the date on which the Company distributes to its stockholders the proxy statement relating to each applicable annual meeting.

“Shelf Registration” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“Shelf Registration Lapse Date” shall mean the date, if any, that (x) the Company is not permitted to file or maintain a Form S-3 in connection with the Shelf Registration in accordance with Section 3.1(a), or (y) the Shelf Registration expired in accordance with Section 3.1(a)(i) and not all Registrable Securities registered in such Shelf Registration have been sold.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“Standstill Period” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Standstill Securities” shall mean any Equity Securities of the Company or any of its Subsidiaries (in each case, other than Qualifying Securities), and Debt Securities of the Company or any of its Subsidiaries.

“Stockholder” shall have the meaning set forth in the preamble to this Agreement, subject to Section 2.2 hereof.

“Subject Stockholder” shall mean [WCAS] and each Permitted Transferee of [WCAS] pursuant to a Transfer described in clause (iii) of Section 2.2(a).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Transaction Documents” shall mean, collectively, (i) this Agreement, (ii) the Merger Agreement, (iii) that certain Joinder to the Merger Agreement executed by the Stockholders and WCAS Management Corporation, (iv) that certain Escrow Agreement, dated as of the date hereof, among the Company, [Redwood] and [          ],

as escrow agent, and (v) each other agreement, instrument and document delivered pursuant to or in connection with any of the transactions contemplated by the documents described in clauses (i) through (iv) of this definition.

“Transfer” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“WCAS” shall mean [          ].

“WCAS Directorship Term End Date” shall have the meaning set forth in Section 4.4 of this Agreement.

“WCAS Observer” shall have the meaning set forth in Section 4.3(a) of this Agreement.

“WCAS Permanent Director” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“WCAS Temporary Director” shall have the meaning set forth in Section 4.1(a) of this Agreement.

ARTICLE II

TRANSFER OF EQUITY SECURITIES

Section 2.1  Restrictions.

(a) No Stockholder shall, voluntarily or involuntarily, directly or indirectly, sell, assign, donate, hypothecate, pledge, encumber, grant a security interest in or in any other manner transfer, any Securities, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a transfer to any Person (each such action, a “Transfer”) except pursuant to a Permitted Transfer.

(b) From and after the date hereof, all certificates or other instruments representing Securities held by each Stockholder shall bear a legend which shall state:

“The sale, transfer, hypothecation, assignment, pledge, encumbrance or other disposition of this [note and the obligations of the issuer] [share certificate and the shares of [Preferred] [Common] Stock] represented hereby are restricted by and are subject to all of the terms, conditions and provisions of that certain Stockholders Agreement, dated as of [          ], 2008, as amended from time to time, by and between the Company and the investors party thereto, which agreement is on file at the principal office of the Company.”

(c) In addition to the legend required by Section 2.1(b) above, all certificates representing Equity Securities held by each Stockholder (other than Equity Securities acquired pursuant to Section 7.7 of the Merger Agreement or that have otherwise been previously registered and sold pursuant to an effective registration statement under the Securities Act) shall bear a legend which shall state:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or pursuant to any state securities laws. The securities have been acquired for investment and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption therefrom.”

(d) Any attempt to transfer any Security which is not in accordance with this Agreement shall be null and void and the Company agrees that it will not cause, permit or give any effect to any Transfer of any Securities to be made on its books and records unless such Transfer is permitted by this Agreement and has been made in accordance with the terms hereof.

(e) Each Stockholder agrees that it will not effect any Transfer of Securities unless such Transfer is a Permitted Transfer and is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act or pursuant to Rule 144 or Rule 144A promulgated under the Securities Act and (ii) in accordance with all applicable Laws (including, without limitation, all securities laws).

Section 2.2  Permitted Transfers.

(a) Notwithstanding anything to the contrary contained herein and subject to Sections 2.2(b) and 2.2(c), a Stockholder may at any time effect any of the following Transfers (each a “Permitted Transfer”, and each transferee of such Stockholder in respect of such Transfer, a “Permitted Transferee”):

(i) any Transfer of any or all Securities held by a Stockholder who is a natural Person following such Stockholder’s death by will or intestacy to such Stockholder’s legal representative, heir or legatee;

(ii) any Transfer of any or all Securities held by a Stockholder who is a natural Person as a gift or gifts during such Stockholder’s lifetime to such Stockholder’s spouse, children, grandchildren or a trust or other legal entity for the exclusive benefit of such Stockholder or any one or more of the foregoing;

(iii) any Transfer of any or all Securities held by a Stockholder to any Affiliate of such Stockholder; provided that such Affiliate is a Person who is not a Non-Qualified Person; provided, further that any such Affiliate shall Transfer such Securities to the Stockholder from whom the Securities were originally received or acquired within five (5) calendar days after ceasing to be an Affiliate of such Stockholder;

(iv) any Transfer, occurring on or after the first (1st) anniversary of the date hereof, of any or all Common Stock or Debt Securities or other securities, other than the Preferred Stock held by a Stockholder provided that if any such Transfer is a private sale and not in connection with an underwritten offering or a block trade to a financial intermediary or other public sale (including any Rule 144 sale in a brokered transaction) then such sale may not be made if (A) the transferee (or any group (as defined in Rule 13(d)(3) of the Exchange Act) of transferees) would purchase in that transaction, (or pursuant to all transactions with that Stockholder or group (as defined in Rule 13(d)(3) of the Exchange Act) of Stockholders) more than three percent (3%) of the fully diluted Common Stock (as of the relevant time of determination), which will be provided promptly upon the written request of any Stockholder to the Company’s Secretary or Chief Financial Officer determined either by reference to the Company’s most recently filed Form 10-K or Form 10-Q or upon information provided by the Company, or (B) the transferee with respect to such Transfer is a Non-Qualified Person; and

(v) any Transfer, occurring on or after the first (1st) anniversary of the date hereof, of the Preferred Stock if (A) the transferee with respect to such Transfer is not a Non-Qualified Person, (B) the transferee (or any group (as defined in Rule 13(d)(3) of the Exchange Act) of transferees) would purchase in that transaction, (or pursuant to all transactions with that Stockholder or group (as defined in Rule 13(d)(3) of the Exchange Act) of Stockholders) more than three percent (3%) of the fully diluted Common Stock (as of the relevant time of determination), which will be provided promptly upon the written request of any Stockholder to the Company’s Secretary or Chief Financial Officer determined either by reference to the Company’s most recently filed Form 10-K or Form 10-Q or upon information provided by the Company, and (C) the aggregate number of Permitted Transferees in connection with all Transfers of Equity Securities by (i) any single Stockholder (other than WCAS, Lehman or Calsters) pursuant to this clause (v) does not exceed one (1) person; and (ii) with respect to WCAS, Lehman and Calsters pursuant to this clause (v) does not exceed five (5), two (2) and two (2) Persons, respectively; provided, that prior to effecting any Transfer pursuant to this clause (v), the transferee(s) with respect to a Transfer pursuant to this clause (v) shall agree in writing not to Transfer any of the Preferred Stock to a Non-Qualified Person pursuant to a private sale.

(b) In any Transfer referred to above in clauses (i), (ii) or (iii) of Section 2.2(a), the Permitted Transferee shall agree in writing to be bound by all of the provisions of this Agreement, shall execute and deliver to the Company a counterpart to this Agreement, and shall hold all such Securities as a “Stockholder” hereunder as if such Permitted Transferee was an original signatory hereto and shall be deemed to be a party to this Agreement. In addition, each Permitted Transferee (A) pursuant to a Transfer by a Stockholder other than [WCAS] referred to in clause (i), (ii) or (iii) of Section 2.2(a) shall hold all Equity Securities an “Original Stockholder” hereunder, and (B) pursuant to a Transfer by [WCAS] referred to in clause (iii) of Section 2.2(a) shall hold all Equity Securities as a “Subject Stockholder” and an “Original Stockholder” hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the WCAS Directorship Term End Date, at all times during the Company’s customary black-out periods (i.e., relating to the public release of quarterly or annual financial information) neither [WCAS] nor any of its Controlled Affiliates shall sell any

Securities other than during any period when the directors and officers of the Company and its Subsidiaries are not prohibited from selling Securities pursuant to the written policies and procedures of the Company governing transfers of Securities by such officers and directors during such ordinary black-out periods as may be in effect from time to time; provided, however, that (i) the foregoing limitation shall not apply to [WCAS] or any of its Controlled Affiliates if the black-out period imposed by the Company results from the occurrence of an extraordinary event affecting the Company or any of its Subsidiaries, and (ii) if circumstances exist such that the Company would have the right to take the actions specified in Section 3.1(e) of this Agreement, then (notwithstanding anything to the contrary set forth in clause (i)) the foregoing prohibition may be imposed by the Company under the circumstances described in Section 3.1(e) of this Agreement, for the periods and subject to the limitations set forth in such Section.

Section 2.3  Standstill.

For the period (the “Standstill Period”) commencing on the date hereof and ending on the date on which the Subject Stockholders, in the aggregate, no longer hold Equity Securities constituting (or representing upon the conversion thereof) five percent (5%) or more of the outstanding shares of Common Stock, no Subject Stockholder shall, and each Subject Stockholder shall cause its respective Controlled Affiliates, unless expressly agreed in writing, in advance, by the Company, directly or indirectly, in any manner whatsoever:

(a) acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, or otherwise, record or direct or indirect beneficial ownership interest in any Standstill Securities or any assets (other than purchases of assets in the ordinary course of business) or other securities of the Company or any of its Subsidiaries or any direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of any securities or assets of the Company or any of its Subsidiaries;

(b) make, effect, initiate, cause or participate in any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries;

(c) solicit, make, effect, initiate, cause, or in any way participate in, directly or indirectly, any solicitation of proxies or consents from any holders of any securities of the Company or any of its Subsidiaries or call or seek to have called any meeting of stockholders of the Company or any of its Subsidiaries;

(d) form, join or participate in, or otherwise encourage the formation of, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any of its Subsidiaries that are not Standstill Securities;

(e) arrange, facilitate, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or assets of the Company or any of its Subsidiaries that are not Standstill Securities;

(f) (i) act, directly or indirectly, to seek control or direct the board of directors, stockholders, policies or affairs of the Company or any of its Subsidiaries; (ii) solicit, propose, seek to effect or negotiate with any other Person with respect to any form of business combination transaction involving the Company or any take-over bid, tender, exchange offer, merger, consolidation, recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction involving the Company or any of its Subsidiaries; or (iii) disclose an intent, purpose, plan or proposal with respect to the Company, or any securities or assets of the Company or any of its Subsidiaries that are not Standstill Securities;

(g) take any action that is intended to or reasonably expected to require the Company or any of its Subsidiaries to make a public announcement regarding any of the types of matters set forth in clauses (a) through (f), inclusive, of this Section 2.3;

(h) agree or offer to take, or encourage or propose (publicly or privately) the taking of, or announce an intention to take, or otherwise make any public announcement with respect to, any action referred to in clauses (a) through (g), inclusive, of this Section 2.3; and

(i) request of, or propose to the Company, or any of its representatives that the Company amend or waive or consider the amendment or waiver of any provision of this Section 2.3.

Notwithstanding anything to the contrary in this Section 2.3, (i) any pooled investment vehicle managed or under the control of [WCAS] or any of its Affiliates that primarily invests on a passive basis in debt securities or debt instruments shall be permitted to acquire up to $50 million in the aggregate of all classes or types of Debt Securities that are not convertible into Equity Securities or otherwise have voting features permitting the holders thereof to vote with the holders of any Equity Security on any matter, (ii) this Section 2.3 shall not apply to any indirect interest held by any Controlled Affiliate of a Person if such Controlled Affiliate is an individual or trust or other investment vehicle formed for the benefit of individuals or charitable concerns and such interest is held through another entity that is not controlled by such Controlled Affiliate (e.g. a publicly traded mutual fund, a “blind” trust or investment account or a private equity or other private investment fund with respect to which such Controlled Affiliate is not affiliated) and (iii) nothing herein shall limit in anyway the conduct of any person who is serving on the Board and who is affiliated with WCAS or any of its Controlled Affiliates from taking any actions in his or her capacity as such, nor prohibit any such person or WCAS or any of its Controlled Affiliates from taking any action in furtherance of or in order to assure that any person who may be designated by them to serve on the Board as contemplated by this Agreement is elected to serve on the Board. In addition, notwithstanding anything to the contrary in this Section 2.3, each Subject Stockholder shall be permitted to sell its Equity Securities in any Approved Sale of the Company.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1  Required Registrations.

(a) Shelf Registration Statement.  Subject to each Stockholder’s compliance with Section 3.8, the Company shall use all commercially reasonable efforts to file a registration statement under the Securities Act on or about [          ,     ,          ]1 covering all of the Registrable Securities then held by the Stockholders on Form S-3 or such other available forms (the “Shelf Registration”) and to have such Registration Statement declared effective to enable the resale of such Registrable Securities after the first (1st) anniversary of the date hereof on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) through NASDAQ or such other market as may be the principal market on which the Registrable Securities are then quoted or listed. The Company will use all commercially reasonable efforts to cause the Shelf Registration Statement to remain continuously effective under the Securities Act until the earlier of (i) the date that is two (2) years (or such longer period as may be permitted under applicable Law) after the initial effectiveness thereof and (ii) the earliest date on which all Registrable Securities held by the Stockholders shall have either (A) been sold in accordance with this Section 3.1(a) or (B) ceased to be outstanding.

(b) Required Registrations.  If, at any time after the Shelf Registration Lapse Date, the Company shall be requested in writing, which writing shall specify the Registrable Securities to be sold and the intended method of disposition thereof (a “Demand Request”), by the Majority Holders, to effect a registration under the Securities Act of Registrable Securities held by such Stockholders (each, a “Required Registration”), then the Company shall promptly use all commercially reasonable efforts to effect such Required Registration by filing, at the Company’s option, either a Form S-1 or Form S-3 registration statement (a “Demand Registration Statement”); provided the Company shall not be required to comply with more than one (1) Demand Request during any six (6) month period and shall only be obligated to comply with four (4) Demand Requests in total; provided, that if a Shelf Registration Lapse Date occurs during the period beginning on the date that the Shelf Registration contemplated by Section 3.1(a) is declared effective and ending on the second anniversary of the date thereof, then the limit for Demand Requests shall be increased by one (1). Upon receipt by the Company of a Demand Request, the Company shall deliver a written notice (a “Demand Notice”) to each Stockholder who did not make such Demand Request stating that the Company intends to comply with a Demand Request and informing each such Stockholder of its right to include Registrable Securities in such Required Registration. Within ten (10) Business Days after receipt of a Demand Notice, each Stockholder shall have the right to request in writing that the Company include all or a specific portion of the Registrable Securities held by such Stockholder in such Required Registration. Notwithstanding anything to the contrary set forth herein, the Company shall be obligated to effect any one or more of such

1 Insert date that is 10-month anniversary of the closing date.

Required Registrations pursuant to a Shelf Registration Statement if the Majority Holders so request in connection with any Demand Request.

(c) Selection of Underwriters. In the event that the Registrable Securities to be registered pursuant to a Required Registration are to be disposed of in an underwritten public offering, the underwriters of such public offering shall be one or more underwriting firms of nationally recognized standing selected by the Majority Holders and shall be reasonably acceptable to the Company. In the event the Company elects to file a Demand Registration Statement on Form S-3 and the underwriters, if any, in such public offering or the Majority Holders request that the Company provide disclosures otherwise required in connection with a Form S-1 registration statement, then the Company shall include in such Demand Registration Statement such “long form” disclosures.

(d) Priority on Required Registrations. In the event that, in the case of any Required Registration, the managing underwriter for the public offering contemplated by Section 3.1(b) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting sale) that, in such underwriter’s opinion, the amount of securities requested to be included in such Required Registration would adversely affect the public offering and sale (including pricing) of such Registrable Securities (such writing to state the basis of such opinion and the approximate number of Registrable Securities that may be included in such public offering without such effect), the Company will include in such Required Registration the number of Registrable Securities that the Company is so advised can be sold in such public offering, in the following amounts:

(i) first, all Registrable Securities requested to be sold by holders of Registrable Securities pursuant to Section 3.1(b) pro rata among such holders on the basis of the number of Registrable Securities owned by each such holders; and

(ii) second, securities proposed to be sold by the Company for its own account.

(e) Black Out Period.  Notwithstanding any other provision of this Agreement to the contrary, if the Board reasonably determines that the registration and distribution of Registrable Securities (i) would reasonably be expected to impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization, segment reclassification or discontinuation of operations, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its Subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to adversely affect the Company, the Company shall (x) be entitled to postpone the filing or effectiveness or suspend the effectiveness of a registration statement and/or the use of any prospectus for a period of time not to exceed sixty (60) days and (y) promptly give the Stockholders written notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension); provided, that the Company shall not utilize the right described in Section 3.1(b) more than once in any six (6) month period and provided further that the Company may extend such period to be up to ninety (90) days in the aggregate, but if it elects to do so it shall not be permitted to impose a subsequent black out period until a time that is more than six (6) months after the end of such extended black out period. Notwithstanding anything to the contrary set forth herein, any application of the provisions of Section 2.2(c) of this Agreement that results in a postponement of the effectiveness of a registration statement pursuant to this Section 3.1(e) shall not be included in calculating the 60-day period or 90-day period above.

Section 3.2  Incidental Registration.

(a) Filing of Registration Statement.  If, at any time after the first (1st) anniversary of the date hereof the Company proposes to register, for its own account or for the account of any other Person any of its securities (an “Incidental Registration”) under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S 8 or any successor forms thereto) for sale to the public, it will at each such time give prompt written notice to all Stockholders of its intention to do so, which notice shall be given at least thirty (30) days prior to the date that a registration statement relating to such registration is proposed to be filed with the SEC. Upon the written request of any Stockholder to include Registrable Securities held by it that are not otherwise covered by the Shelf Registration Statement or a Demand Registration Statement in such Incidental Registration statement (which request shall (i) be made within fifteen (15) days after the receipt of any such notice, and (ii) specify the Registrable Securities intended to be included by such holder), the Company will use all commercially reasonable efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by such Stockholder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason to terminate such registration statement and not to register such securities, the Company may, at its election, give written notice of such determination to each such holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities of such Persons in connection with such registration.

(b) Selection and Use of Underwriters.  Underwriters, if any, in connection with any offering pursuant to this Section 3.2 shall be selected at the sole and exclusive discretion of the Company. No Stockholder shall Transfer any Registrable Securities included in the Incidental Registration other than through the underwriter or underwriters so selected by the Company.

(c) Priority on Incidental Registrations.  If the managing underwriter for the offering contemplated by this Section 3.2 shall advise the Company in writing that, in such underwriter’s opinion, the number of securities requested to be included in such Incidental Registration would adversely affect the offering and sale (including pricing) of such securities, the Company shall include in such Incidental Registration the number of securities that the Company is so advised can be sold in such offering, in the following amounts and order of priority:

(i) first, securities proposed to be sold by the Company for its own account or for the account of any other Person not a party hereto; and

(ii) second, the Registrable Securities requested to be registered by Stockholders pro rata among such Stockholders on the basis of the number of Registrable Securities owned by each such Stockholders.

Section 3.3  Registration Procedures.

The Company will use all commercially reasonable efforts to effect the Shelf Registration and Required Registration pursuant to Section 3.1 and each Incidental Registration pursuant to Section 3.2, and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as reasonably practicable, and the Company will as expeditiously as reasonably practicable:

(a) subject, in the case of an Incidental Registration, to the proviso to Section 3.2(a), prepare and file with the SEC the registration statement and use all commercially reasonable efforts to cause the Registration to become effective;

(b) subject, in the case of an Incidental Registration, to the proviso to Section 3.2(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

(c) furnish, upon request, to each holder of Registrable Securities to be included in such Registration and the underwriter or underwriters, without charge, at least one copy of the signed registration statement and any post-effective amendment thereto, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

(d) notify each holder of the Registrable Securities to be included in such Registration and the underwriter or underwriters:

(i) of any stop order or other order suspending the effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all commercially reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at the earliest possible moment if entered;

(ii) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

(iii) of any written request by the SEC for amendments or supplements to such registration statement or prospectus; and

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(e) if requested by the managing underwriter or underwriters, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters reasonably request to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this Section 3.3(e) that would, in the opinion of counsel to the Company, violate applicable Law;

(f) on or prior to the date on which a Registration is declared effective, use all commercially reasonable efforts to register or qualify, and cooperate with the holders of Registrable Securities to be included in such Registration, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by such Registration for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such holder or underwriter reasonably requests in writing; use all commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things reasonably necessary or advisable to enable the disposition of the Registrable Securities in all such jurisdictions reasonably requested to be covered by such Registration; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(g) in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities to be included in such Registration and the managing underwriter or underwriters, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends including, without limitation, those set forth in Section 2.1) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

(h) use all commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company or any Subsidiary as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, as applicable, to consummate the disposition of such securities;

(i) use all commercially reasonable efforts to obtain such legal opinions and auditors’ consents as may be required by applicable Law;

(j) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act no later than ninety (90) days after the end of the twelve (12) month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12) month period; and

(k) use all commercially reasonable efforts to cause its senior executive officers to participate in “road shows” at the request of the underwriters in connection with a Required Registration; provided, that such senior executive officers shall not be required to participate in “road shows” for more than two (2) Required Registrations.

Section 3.4  Registration Expenses.

The Company will pay all Registration Expenses in connection with each registration of Registrable Securities, including, without limitation, any such registration not effected by the Company. [WCAS] shall promptly reimburse the Company for any incremental Registration Expenses incurred by the Company in connection with the registration of any shares of Common Stock acquired by [WCAS] in accordance with Section 7.7 of the Merger Agreement as reasonably agreed by the Company and [WCAS].

Section 3.5  Indemnification; Contribution.

(a) The Company shall indemnify, to the fullest extent permitted by applicable Law, each holder of Registrable Securities, its officers, directors, partners, employees and agents, if any, and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any violation by the Company of the provisions of the Securities Act or any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information concerning any holder of Registrable Securities furnished in writing to the Company by such holder expressly for use therein. No action or failure to act on the part of the underwriters (whether or not such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. In connection with any underwritten offering pursuant to Section 3.2, the Company agrees to enter into an underwriting agreement in customary form with the applicable underwriters, and the Company agrees to indemnify such underwriters, their officers, directors, employees and agents, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as herein before provided with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer, director or employee of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter’s failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

(b) In connection with any registration statement in connection with an offering in which a holder of Registrable Securities is participating, each such holder, severally and not jointly, shall indemnify, to the fullest extent permitted by applicable Law, the Company, each underwriter and their respective officers, directors, employees and agents, if any, and each Person, if any, who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so concerning a holder furnished in writing by such holder expressly for use therein; provided that such holder’s obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

(c) Any Person entitled to indemnification under the provisions of this Section 3.5 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Article III shall so provide. In the event an indemnifying party shall elect not to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim.

(d) If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under Section 3.5(b) were available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 3.5 shall be several and not joint.

(e) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 3.5 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable.

(f) The indemnity and contribution agreements contained in this Section 3.5 shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors, agents or any Person, if any, who controls such holder as aforesaid, and shall survive the Transfer of Equity Securities by such holder and the termination of this Agreement for any reason.

Section 3.6  Holdback Agreements.

Each Stockholder agrees not to sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any securities, other than those Registrable Securities included in such Registration pursuant to Section 3.1 or 3.2(a) for the seven (7) days prior to and the ninety (90) days after the effectiveness of the registration statement pursuant to which such offering shall be made (or such longer periods as may be advised by the underwriter with respect to the applicable offering but in any event not to exceed thirty (30) days prior to and ninety (90) days after the effectiveness of such registration statement). The Company agrees that it and its executive officers will be subject to the holdback period requested by the underwriters of a Required Registration, if any, pursuant to this Section 3.6 to the extent that such underwriters determine such holdback by the Company and its executive officers is reasonably necessary for the successful offering and sale of all Registrable Securities in connection with such registration.

Section 3.7  Availability of Information.

The Company shall cooperate with each Stockholder who is a holder of any Registrable Securities in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of any Registrable Securities.

Section 3.8  Information Concerning Stockholders.

It shall be a condition precedent to the obligations of the Company to include the Registrable Securities of any selling Stockholder in any registration statement or prospectus, as the case may be, that such selling Stockholder shall take the actions described in this Section 3.8:

(a) each selling Stockholder that has requested inclusion of its Registrable Securities in any registration statement shall furnish to the Company in writing all information as may be necessary to make the information previously furnished to the Company by such Stockholder, in light of the circumstances under which it was made, not misleading, any other information regarding such Stockholder and the distribution of such Registrable Securities as may be required to be disclosed in the prospectus or registration statement under applicable Law or pursuant to SEC comments and any information otherwise reasonably requested from time to time by the Company to comply with applicable Law or regulations, including, without limitation, (i) the then current name and address of such Stockholder(s), (ii) the aggregate number of Registrable Securities requested to be registered, (iii) the total number of Registrable Securities then held by such Stockholder(s), (iv) the intended means of distribution, and (v) any other information required to be disclosed with respect to such Stockholder or such Stockholder’s Registrable Securities in the registration statement or related prospectus by the Securities Act;

(b) each selling Stockholder shall promptly (i) following it becoming aware thereof, notify the Company of the occurrence of any event that makes any statement made in a registration statement or prospectus regarding such selling Stockholder untrue in any material respect or that requires the making of any changes in a registration statement or prospectus so that, in such regard, it shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements (in the case of a prospectus, in light of the circumstances under which they were made), not misleading and (ii) in connection with providing such notice, provide the Company with such information in its possession as may be required to enable the Company to prepare a supplement or post-effective amendment to any such registration statement or a supplement to such prospectus;

(c) with respect to any registration statement for an underwritten offering, the inclusion of a Stockholder’s Registrable Securities therein shall be conditioned, at the managing underwriter’s request, upon the execution and delivery by such Stockholder of an underwriting agreement as may be negotiated by the Company;

(d) any sale of any Registrable Securities by any Stockholder shall constitute a representation and warranty by such Stockholder that the prospectus delivered by such Stockholder does not as of the time of such sale contain any untrue statement of a material fact relating to the information expressly provided in writing by such Stockholder for inclusion in such prospectus and that such prospectus does not as of the time of such sale omit to state any material fact relating to the information expressly provided in writing by such Stockholder for inclusion in such prospectus necessary to make the statements in such prospectus, in light of the circumstances under which they were made, not misleading; and

(e) no Stockholder shall use, distribute or otherwise disseminate any “free writing prospectus”, as defined in Rule 405 under the Securities Act, in connection with the sale of Registrable Shares under the Shelf Registration Statement, without the prior written consent of the Company.

ARTICLE IV

BOARD OF DIRECTORS OF THE COMPANY

Section 4.1  Composition.

(a) At the Effective Time (as defined in the Merger Agreement), the Company shall expand the size of the Board so that the number of members on the Board is equal to eight (8) and shall appoint (i) one individual designated by WCAS (the “WCAS Permanent Director”), whose term ends in [2010] [2011] and (ii) another individual designated by WCAS (the “WCAS Temporary Director”), whose term ends in 2009. WCAS hereby designates [          ] as the initial WCAS Permanent Director and [          ] as the initial WCAS Temporary Director.

(b) From and after the date hereof, the Company shall use all commercially reasonable efforts to take all necessary and desirable actions within its control (including calling special board meetings) so that:

(i) the number of members on the Board will not exceed eight (8) or such larger number as may be required to comply with any Laws, rules or regulations including rules and regulations concerning director independence; and

(ii) the WCAS Permanent Director will be elected to a seat as a director of the class whose term ends in [2010] [2011] and the WCAS Temporary Director will be elected to a seat as a director of the class whose term ends in 2009.

(c) At the next annual meeting of the Company, and thereafter each time the applicable class of directors comes up for re-election, until the WCAS Directorship Term End Date, the Board shall recommend that the stockholders of the Company elect to the Board one (1) individual selected by WCAS to fill the seat of the WCAS Permanent Director. WCAS shall, as promptly as practicable (and in any event no later than the Selection Date, provided that the Company shall provide WCAS with written confirmation of the Selection Date 30 days prior to such date), provide the Board with written notice of the name of the individual so selected by it, together with such biographical information regarding such individual as the Nominating and Corporate Governance Committee of the Board may request. Notwithstanding the foregoing provisions of this Section 4.1(b), if the Nominating and Corporate Governance Committee of the Board shall determine in its good faith and reasonable judgment (including, without limitation, any failure of WCAS’s designee to satisfy all legal and regulatory requirements as well as any and all requirements that may be set forth in the Company’s Code of Business Conduct and Ethics or any other governing instruments or policies of the Company) to disqualify any designee of WCAS from service on the Board, then the Board shall not be required to recommend the election of such individual, and WCAS shall promptly designate a different individual. Nothwithstanding anything to the contrary set forth herein, if the individual selected by WCAS in accordance with this Section 4.1(c) is not able to serve on the Board or ceases to be affiliated with WCAS, then WCAS shall have right to select another individual so long as WCAS provides the Company with written notice of the name of the individual so selected by it (together with such biographical information regarding such individual as the Nominating and Corporate Governance Committee of the Board may request) at least 5 days prior to the date on which the Company distributes to its stockholders the proxy statement relating to the applicable annual meeting.

(d) The WCAS Temporary Director shall resign from his or her seat as director of the Company effective as of the close of business on the earlier of the WCAS Directorship Term End Date and December 31, 2009 (it being understood that such seat may be filled by the remaining directors on the Board in accordance with Section 5.4(a) of the By-Laws of the Company). WCAS shall cause the WCAS Temporary Director to comply with this Section 4.1(c).

(e) The WCAS Permanent Director shall resign from his or her seat as director of the Company effective immediately on the WCAS Directorship Term End Date (it being understood that such seat may be filled by the remaining directors on the Board in accordance with Section 5.4(a) of the By-Laws of the Company). WCAS shall cause the WCAS Permanent Director to comply with this Section 4.1(d).

(f) Notwithstanding any other provision of this Section 4.1, the Company shall be entitled to (i) excuse the WCAS Permanent Director and the WCAS Temporary Director from any portion of any meeting of the Board,

(A) when the Board discusses any matters directly relating to the Securities or the Transaction Documents that could, in the Board’s good faith determination, present a conflict for the WCAS Permanent Director or the WCAS Temporary Director; or (B) if participation by the WCAS Permanent Director or the WCAS Temporary Director in such meeting would, in the Board’s good faith determination, reasonably be expected to waive the attorney/client privilege relating to communications between the Company and its legal advisors with respect to such matters and (ii) withhold information from the WCAS Permanent Director and the WCAS Temporary Director delivered to the Board prior to any meeting of the Board if the Company believes there is a reasonable likelihood that the receipt of such information by the WCAS Permanent Director or the WCAS Temporary Director would, in the Board’s good faith determination, create a conflict of interest for the WCAS Permanent Director of the WCAS Temporary Director in respect of the Securities or the Transaction Documents or, if privileged, would, in the Board’s good faith determination, reasonably be expected to effectively waive the attorney/client privilege of the Company with respect thereto.

Section 4.2  Vacancy and Removal.

If, during the period commencing on the date hereof and ending on the WCAS Directorship Term End Date, a vacancy of the Board seat occupied by the WCAS Permanent Director or the WCAS Temporary Director occurs for any reason (including death, resignation or removal) the remaining directors on the Board shall fill such vacancy pursuant to Section 5.4(a) of the By-Laws of the Company with an individual nominated by WCAS who satisfies the requirements of the Nominating and Corporate Governance Committee of the Board, to hold such seat (subject to Section 4.1(d)) until the next annual meeting of the Company at which such seat is up for re-election.

Section 4.3  Board Observation Rights.

(a) From and after January 1, 2010 until the WCAS Directorship Term End Date, WCAS shall be entitled to designate one (1) observer (the “WCAS Observer”) to attend, as a non-voting observer, all meetings (including participation in telephonic meetings) of the Board. The Company shall reimburse the WCAS Observer for his or her reasonable out-of-pocket costs incurred in attending such meetings in person in accordance with the Company’s expense reimbursement policy applicable to directors in effect from time to time.

(b) The Company shall provide the WCAS Observer with (i) notice of all meetings of the Board and (ii) all information delivered to the Directors at the same time such information is distributed to the Board.

(c) Notwithstanding any other provision of this Section 4.3, the Company shall be entitled to (i) excuse the WCAS Observer from any portion of any meeting of the Board, (A) when the Board discusses any matters directly relating to the Securities or the Transaction Documents that could, in the Board’s good faith determination, present a conflict for the WCAS Observer; or (B) if the WCAS Observer’s participation in such meeting would, in the Board’s good faith determination, reasonably be expected to waive the attorney/client privilege related to communications between the Company and its legal advisors and (ii) withhold information from the WCAS Observer delivered to the Board prior to any meeting of the Board if the Company believes there is a reasonable likelihood that the receipt of such information by the WCAS Observer would, in the Board’s good faith determination, create a conflict of interest for the WCAS Observer in respect of the Securities or the Transaction Documents or, if privileged, would, in the Board’s good faith determination, reasonably be expected to effectively waive the attorney/client privilege of the Company with respect thereto.

Section 4.4  Transfer of Preferred Stock by WCAS.

WCAS’s rights under this Article IV (including, without limitation, any right WCAS may have to designate a WCAS Permanent Director, WCAS Temporary Director, or WCAS Observer pursuant to the applicable provisions of this Article IV) shall immediately terminate and expire on the date on which the Original Stockholders cease to hold, in the aggregate, at least two million (2,000,000) shares of Qualifying Securities (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) (the “WCAS Directorship Term End Date”).

ARTICLE V

MISCELLANEOUS

Section 5.1  Entire Agreement.

This Agreement, including the schedules hereto and any other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 5.2  Table of Contents; Captions.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 5.3  Counterparts.

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Section 5.4  Notices.

Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to the Company, to:

[Name]
[Address]
Attention: [               ]
Telephone: [               ]
Facsimile: [               ]

and if to any of the Stockholders, to the addresses or facsimile numbers set forth opposite each of their names on Schedule I attached hereto; or such other addresses or number as shall be furnished in writing by any such party.

Section 5.5  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors and Permitted Transferees. Any or all of the rights of a Stockholder under this Agreement may be assigned or otherwise conveyed by any Stockholder only in connection with a Transfer of Equity Securities which is in compliance with this Agreement; provided, that notwithstanding any Permitted Transfer, the rights of WCAS pursuant to Article IV of this Agreement shall not be assignable to any Person (whether or not a Permitted Transferee).

Section 5.6  Governing Law.

The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 5.7  Submission to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 5.4, such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 5.7(b), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(b) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 5.7(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

(d) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

(e) The prevailing party or parties in any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

Section 5.8  Waiver of Jury Trial.

Each of the Company and each Stockholder hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Company and each Stockholder (i) certifies that no representative, agent or attorney of the Company or such Stockholder has represented, expressly or otherwise that the Company or such Stockholder, as the case may be, would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it, the other Stockholders and the Company have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.8.

Section 5.9  Third Party Beneficiaries.

Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 5.10  Confidentiality.

Each Stockholder hereby agrees that throughout the term of this Agreement it shall keep (and shall use all commercially reasonable efforts to cause its directors, officers, general and limited partners, employees, representatives and outside advisors and its Affiliates to keep) all non-public information received by it relating to the Company (including any such information received prior to the date hereof) confidential except information which (a) becomes known to such Stockholder from a source, other than the Company, its directors, officers, employees, representatives or outside advisors, which source, to the actual knowledge of such Stockholder, is not obligated to the Company to keep such information confidential or (b) is or becomes generally available to the public through no breach of this Agreement by such Stockholder. Each of the Company and each Stockholder agrees that (i) such non-public information may be communicated to the directors, officers, general and limited partners, employees, representatives, outside advisors and Affiliates of such Stockholder and (ii) such Stockholder will use all commercially reasonable to cause its directors, officers, general and limited partners, employees, representatives, outside advisors or Affiliates to keep such non-public information confidential. Notwithstanding the foregoing, a Stockholder may disclose non-public information if required to do so upon request for disclosure pursuant to a federal or state freedom of information statute or by a court of competent jurisdiction or by any governmental agency; provided however, that, to the extent permitted by law, prompt notice of such required disclosure be given to the Company prior to the making of such disclosure so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Stockholder required to disclose the non-public information will disclose only that portion which such party is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information.

Section 5.11  Expenses.

The Company shall reimburse each of the respective members of its Board who are not employees of the Company for their reasonable travel and out-of-pocket expenses incurred in connection with their serving on the Board. Employees of the Company who incur expenses in connection with their attendance of meetings of the Board in the performance of their duties shall also be reimbursed in accordance with the Company’s usual expense reimbursement policies.

Section 5.12  Amendments; Waivers.

No provision of this Agreement may be amended, modified or waived without the prior written consent of the holders of more than fifty percent (50%) of the issued and outstanding [Qualifying] Securities, collectively. Notwithstanding the foregoing, the addition of parties to this Agreement in accordance with its terms shall not be deemed to be an amendment, modification or waiver requiring the consent of any Stockholder.

Section 5.13  No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.14  Specific Performance.

Each of the Company and each Stockholder agrees that irreparable damages would occur to the Company or such Stockholder, as the case may be, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company and each Stockholder shall be entitled to seek an injunction or injunctions to prevent actual breaches of this Agreement by the Company or the Stockholders, as the case may be, and to enforce specifically the terms and provisions hereof in the courts referenced in Section 5.7 (or, on a preliminary basis in order to preserve the status quo pending a decision of the courts referenced in Section 5.7, or in order to enforce a judgment of the courts referenced in Section 5.7, in any court of competent jurisdiction), in addition to having any other remedies to which the Company or such Stockholder is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

[COMPANY]

By:
Name:

Title:

[WCAS]

By:
Name:

Title:

[STOCKHOLDER]

By:
Name:

Title:

Schedule I

STOCKHOLDERS

Name of Stockholder	Number of Shares	Notice Address

EXHIBIT D

CERTIFICATE OF DESIGNATION
OF
[CACTUS]

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

SERIES A CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK

[CACTUS], a Delaware corporation (the “Corporation”), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”):

WHEREAS, pursuant to the amended and restated certificate of incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), the Corporation is authorized to issue up to 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), with such designations, preferences, rights and qualifications, limitations or restrictions as may be determined by the Board from time to time; and

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation, there hereby is created, out of the 20,000,000 shares of Preferred Stock authorized by Article IV of the Amended and Restated Certificate of Incorporation, a series of the Preferred Stock consisting of 8,555,556 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1.  Designation.  This series of Preferred Stock shall be designated as the “Series A Convertible Redeemable Participating Preferred Stock”.

2.  Authorization.  The Corporation shall have the authority to issue 8,555,556 shares of the Series A Convertible Redeemable Participating Preferred Stock, par value $.01 per share, of the Corporation (the “Series A Preferred Stock”).

3.  Rank.  The Series A Preferred Stock shall, with respect to dividend rights, rights upon a Liquidity Event, rights to any other distributions or payments with respect to capital stock, voting rights and all other rights and preferences, rank junior to each other class or series of capital stock of the Corporation (including, without limitation, any class or series of capital stock created after the date hereof which by its terms ranks senior to the Series A Preferred Stock), other than (i) in all respects all classes or series of common stock existing or created after the date hereof, (ii) with respect to any other class or series of capital stock (including, without limitation, each class or series of capital stock created after the date hereof) which by its terms ranks junior to the Series A Preferred Stock, it shall rank senior to each such series of capital stock, (iii) with respect to dividends and voting rights, it shall rank pari passu with the Common Stock, and (iv) with respect to a distribution upon the occurrence of a Liquidity Event it shall rank senior to the Common Stock.

4.  Dividends.

(a) Holders of record of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, cash dividends payable on shares of the Series A Preferred Stock at the same time as cash dividends are paid on shares of Common Stock (and in the same manner and amount as if such shares of the Series A Preferred Stock had been converted at the Conversion Rate then in effect into shares of Common Stock at the time of such cash dividends). All dividends described in this Section 4(a) shall be payable on the date determined by the Board (a “Dividend Payment Date”). Such dividends shall be paid to the holders of record of shares of Series A Preferred Stock at the close of business on the date specified by the Board at the time such dividend is declared; provided, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date.

(b) All dividends paid with respect to the shares of Series A Preferred Stock pursuant to this Section 4 shall be paid pro rata to the holders of Series A Preferred Stock.

(c) The shares of Series A Preferred Stock are subject to the same restrictions on the payment of dividends that are applicable to the shares of Common Stock, as set forth in the Senior Credit Agreement.

5.  Preference Upon a Liquidity Event.

(a) Upon the occurrence of a Liquidity Event, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are stated capital or surplus of any nature, a per share amount (such amount being herein referred to as the “Series A Liquidation Preference”) on such date equal to the greater of (i) the Original Liquidation Preference plus all declared and unpaid dividends per each share of Series A Preferred Stock and (ii) the amount such holder would be entitled to receive if each share of Series A Preferred Stock held by it were converted at the Conversion Rate then in effect into shares of Common Stock immediately prior to the occurrence of such Liquidity Event, before any payment is made to the holders of Common Stock or any other class or series of capital stock of the Corporation ranking on liquidation junior to the Series A Preferred Stock in connection with such Liquidity Event. If, upon the occurrence of any such Liquidity Event, the remaining assets of the Corporation legally available for distribution to its stockholders shall be insufficient to pay such holders the aggregate Series A Liquidation Preference then the entire remaining assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder.

(b) The amount distributed to the holders of the Series A Preferred Stock in connection with a transaction referred to in this Section 5 shall be the cash or the fair market value of the property, rights or other securities distributed to such holders by the Corporation or acquiring Person, as the case may be. The fair market value of property, rights or other securities shall (i) in the case of publicly traded securities, be equal to the value as calculated in accordance with the definitive agreement(s) giving effect to the Liquidity Event and, if the agreement(s) do not prescribe a means for calculating such value the value shall be equal to the volume weighted average of the securities on their principal exchange over the thirty (30) trading days immediately preceding the effective date of the Liquidity Event, or (ii) in all other cases, be determined by and in the good faith discretion of the Board; provided, however, that (x) if the Majority Holders (the “Disputing Party”) dispute in writing the Board’s determination of fair market value within ten (10) days of the Board’s determination of fair market value and the Disputing Party and the Board are unable to reach agreement as to the fair market value within twenty (20) days after the date the Board receives the Disputing Party’s written dispute of the Board’s determination of fair market value, the Corporation and the Disputing Party shall seek an independent appraisal of such fair market value by an independent appraiser experienced in valuing the property, rights or other securities in question and mutually agreeable to the Corporation and the Disputing Party, and the determination of such appraiser shall be final and binding upon the Corporation and the Disputing Party and (y) in connection with such appraisal, the cost and expense of such appraisal shall be borne 50% by the Corporation and 50% by the Disputing Party. Payment of all amounts (including, without limitation the amounts payable pursuant to Section 5(a) hereunder) required to be paid to the holders of the Series A Preferred Stock shall constitute a redemption in full of such Series A Preferred Stock and after the payment of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.

(c) The amounts set forth above and throughout this Section 5 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split or combination involving the Series A Preferred Stock.

6.  Voting.

(a) Holders of record of shares of Series A Preferred Stock shall be entitled to vote, voting together with the holders of Common Stock as a single class, on all matters on which the holders of Common Stock are entitled to vote as if such shares of Series A Preferred Stock had been converted to Common Stock at the time of such vote at the Conversion Rate then in effect as set forth in Section 7(a).

(b) In addition to the rights set forth in Section 6(a) hereof, without the affirmative vote of the Majority Holders, the Corporation may not amend this Certificate of Designation.

7.  Optional Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)  Right to Convert.  Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Liquidation Preference by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be $18.00 and shall be subject to adjustment from time to time as described below.

(b)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. For purposes of determining the number of fractional shares of Common Stock that would be issued upon conversion of Series A Preferred Stock, the following calculation shall be performed: the aggregate number of shares of Series A Preferred Stock that a holder proposes to convert into shares of Common Stock shall be multiplied by the Conversion Rate then in effect. In lieu of issuing any fractional shares to which the holder would otherwise be entitled based on the result of the foregoing calculation, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c)  Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(iii) Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the date that such holder of Series A Preferred Stock becomes the record holder of the shares of Common Stock received upon conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

(d)  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)  Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, to the amount obtained by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (calculated assuming conversion of issued and outstanding shares of Series A Preferred Stock, and the exercise, exchange or conversion of all then outstanding options, warrants, or exchange or subscription rights), and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (calculated assuming conversion of issued and outstanding shares of Series A Preferred Stock, and the exercise, exchange or conversion of all then outstanding options, warrants, or exchange or subscription rights) plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter and the applicable Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, that no such adjustment shall be made if, at the election of the Corporation, the holders of shares of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(f)  Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of Series A Preferred Stock; provided, that no such adjustment shall be made if, at the election of the Corporation, the holders of shares of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(g)  Adjustment for Reclassification, Exchange, or Substitution.  If the shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i)  Certificate as to Adjustments.  Upon the occurrence of each adjustment of the applicable Conversion Price pursuant to this Section 7, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a statement setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar statement setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Series A Preferred Stock.

(j)  Notice of Record Date.  In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its shares of Common Stock payable in shares of Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the shares of Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);

(iv) of the occurrence of a Liquidity Event or the consummation of a Sale of the Company; or

(v) that the Corporation receives a Holder Optional Redemption written election or a Holder Corporation Sale Optional Redemption written election in accordance with Section 8(a) or 8(c),

then the Corporation shall use its commercially reasonable efforts to cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the date specified in (A) below or thirty (30) days before the date specified in (B) below, a notice stating

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined or the date upon which the Holder Optional Redemption is expected to be consummated; or

(B) the date on which such Liquidity Event is expected to occur or the date on which such Sale of the Company is expected to be consummated, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Liquidity Event or Sale of the Company; provided, that the Corporation’s failure to provide any notice required under this Section 7(j) after using commercially reasonable efforts shall not be deemed a default, breach or violation of this Section 7(j).

8.  Holder Optional Redemptions.

(a) At any time after the tenth (10th) anniversary of the Original Issue Date, at the written election of the Majority Holders the Corporation shall redeem (the “Holder Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding on the date specified in the Majority Holders’ written election (which date shall not be earlier than thirty (30) days after the date of such written election or later than ninety (90) days after the date of such written election) (such date, the “Holder Optional Redemption Date”) for an amount per share equal to the Series A Liquidation Preference as of the Holder Optional Redemption Date. If the funds of the Corporation legally available for the redemption of shares of Series A Preferred Stock shall be insufficient to permit the payment of the amounts due to such holders on the Holder Optional Redemption Date, then the holders of Series A Preferred Stock shall share in any legally available funds pro rata based on the number of shares of Series A Preferred Stock held by each such holder. During the Default Period, (i) the Corporation shall use commercially reasonable efforts to obtain the funds and/or make funds legally available as necessary to make the remaining payments required under this Section 8, (ii) the number of directors on the Board shall be increased by one (1) and the Majority Holders shall have the right to appoint the one (1) additional director (with such director holding office until the expiration of the Default Period) and (iii) the amount of the remaining payments required under this Section 8 shall accrue interest at a rate of ten percent (10%) per annum, compounded quarterly, until the remaining payments are paid in full. As soon as practicable after the Corporation has funds legally available therefor, the Corporation shall make the remaining payments required under this Section 8.

(b) The closing of the Corporation’s redemption pursuant to Section 8(a) shall take place at 10:00 a.m. Central Standard time on the Holder Optional Redemption Date at the Corporation’s principal executive office or place of business. At the closing the Corporation shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to Section 8(a) for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the shares of Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(c) If the Corporation enters into a binding agreement in respect of a Sale of the Company (x) on or prior to June [22], 2008, (y) on or prior to the date that is ninety (90) days after the Original Issue Date and the negotiations in connection with such Sale of the Company commenced prior to the Original Issue Date, or (z) after the date which is ninety (90) days after the Original Issue Date, and in any such case the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), then at the written election of the Majority Holders made within ten (10) days of the receipt of the Corporation’s notice pursuant to Section 7(j)(B) the Corporation shall redeem (the “Holder Corporation Sale Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding at a price per share equal to (i) in the case if clauses (x) or (y) above, $21.60 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), and (ii) in the case of clause (z) above, the Original Liquidation Preference plus declared but unpaid dividends (such price, the “Holder Corporation Sale Optional Redemption Price”). If any of the outstanding shares of Common Stock would receive any proceeds in connection with such Sale of the Company, then the aggregate Holder Corporation Sale Optional Redemption Price shall be paid to the holders of Series A Preferred Stock prior to any payment to the holders of Common Stock in connection with such Sale of the Company; provided, that (A) if the assets of the Corporation legally available for distribution shall be insufficient to pay such holders the aggregate Holder Corporation Sale Optional Redemption Price, then (i) the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder and (ii) the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Holder Corporation Sale Optional Redemption Price that remains outstanding after the payment contemplated by the foregoing clause (i) has been made; or (B) if the Holder Corporation Sale Optional Redemption is prohibited by the application of Section 8(e), then the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Holder Corporation Sale Optional Redemption Price that remains outstanding. Payment of the Holder Corporation Sale Optional Redemption Price pursuant to this Section 8(c) shall constitute a redemption in full of such Series A Preferred Stock and after the payment in full of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.

(d) The closing of the Holder Corporation Sale Optional Redemption shall take place at the Corporation’s principal executive office or place of business on the date the Sale of the Company is consummated. At the closing the Corporation (or, if applicable, the acquiring entity in such Sale of the Company) shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to Section 8(c) for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(e) Notwithstanding any of the foregoing, the Corporation shall not redeem any shares of Series A Preferred Stock until after such time as both (i) all obligations under the Senior Credit Agreement shall have been satisfied in full in cash (other than contingent reimbursement obligations and contingent indemnification obligations for which no claim has been made) and (ii) the revolving loan commitments under the Senior Credit Agreement have been terminated.

9.  Corporation Optional Redemption.

(a) Subject to the holders Conversion Rights, in the event the Majority Holders did not exercise their Holder Corporation Sale Optional Redemption right, if applicable, the Corporation may redeem (the “Corporation Optional Redemption”) all of the shares of Series A Preferred Stock then outstanding simultaneously with the consummation of a Sale of the Company in which the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) for an amount per share equal to the Original Liquidation Preference plus declared but unpaid dividends (the “Corporation Optional Redemption Price”). If any of the outstanding shares of Common Stock would receive any proceeds in connection with such Sale of the Company, then the aggregate Corporation Optional Redemption Price shall be paid to the holders of Series A Preferred Stock prior to any payment to the holders of Common Stock in connection with such Sale of the Company; provided, that (A) if the assets of the Corporation legally available for distribution shall be insufficient to pay such holders the aggregate Corporation Optional Redemption Price, then (i) the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock, shall be allocated among, and distributed to, such holders pro rata based on the number of shares of Series A Preferred Stock then held by each such holder and (ii) the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Corporation Optional Redemption Price that remains outstanding after the payment contemplated by the foregoing clause (i) has been made; or (B) if the Corporation Optional Redemption is prohibited by the application of Section 9(c), then the acquiring entity in such Sale of the Company shall pay to the holders of Series A Preferred Stock the aggregate Corporation Optional Redemption Price that remains outstanding. Payment of the Corporation Optional Redemption Price pursuant to this Section 9(a) shall constitute a redemption in full of such Series A Preferred Stock and after the payment in full of such amounts, all such shares of Series A Preferred Stock shall cease to be outstanding for all purposes.

(b) The closing of the Corporation Optional Redemption shall take place at the Corporation’s principal executive office or place of business on the date the Sale of the Company is consummated. At the closing the Corporation (or, if applicable, the acquiring entity in such Sale of the Company) shall pay to each holder of Series A Preferred Stock, against the Corporation’s receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to this Section 9 for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by check made payable to the order of such holder; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. If so required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(c) Notwithstanding any of the foregoing, the Corporation shall not redeem any shares of Series A Preferred Stock until after such time as both (i) all obligations under the Senior Credit Agreement shall have been satisfied in full in cash (other than contingent reimbursement obligations and contingent indemnification obligations for which no claim has been made) and (ii) the revolving loan commitments under the Senior Credit Agreement have been terminated.

10.  Mandatory Conversion.

(a) If (x) at any time after the one (1) year anniversary of the Original Issue Date, the Market Price of the Common Stock exceeds $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), then effective as of the close of business on the last trading day of the thirty (30) day period in which the Market Price so exceeds $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), or (y) the Corporation enters into a binding agreement in respect of a Sale of the Company in which the per-share purchase price of the Common Stock in connection with such Sale of the Company is less than $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and the Majority Holders did not exercise their Holder Corporation Sale Optional Redemption right, if applicable, or the Corporation does not exercise its Corporation Optional Redemption right, then all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate as of the close of business on the last day of such thirty day period or the day immediately preceding the consummation of such Sale of the Company, as the case may be (either of such date, the “Mandatory Conversion Date”). The Corporation shall file a Certificate of Elimination with the Secretary of State of the State of Delaware terminating this Certificate of Designation as soon as practicable after the Mandatory Conversion Date.

(b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the applicable Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 10. Such notice shall be given (x) in the case of Section 10 (a) (x), within five (5) business days after the occurrence of the Market Price exceeding $23.00 per share (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), or (y) in the case of Section 10 (a) (y), thirty (30) days prior to the consummation of such Sale of the Company. Such notice shall be sent by overnight courier or first class or registered mail, postage prepaid, to each record holder of applicable Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of the applicable shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 10; provided, that if any certificate representing the Series A Preferred Stock has been lost, stolen or destroyed, such holder will execute and deliver to the Corporation an affidavit of loss in connection with such lost, stolen or destroyed certificate(s), in a form reasonably acceptable to the Corporation. Upon such holder of Series A Preferred Stock becoming the record holder of the shares of Common Stock received upon conversion, all rights with respect to Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore (or, if applicable, upon delivery to the Corporation of the affidavit of loss), to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon, if any. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the applicable Mandatory Conversion Date and the surrender of the certificate or certificates for the shares of Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 7(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) Such converted Series A Preferred Stock may not be reissued, and the Corporation may (but shall not be obligated to) thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Common Stock by the number of shares of Series A Preferred Stock so converted.

(d) Any Series A Preferred Stock converted pursuant to this Section 10 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may (but shall not be obligated to) from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

11.  Restrictive Legends.  Each certificate representing shares of Series A Preferred Stock (and shares of Common Stock into which such shares of Series A Preferred Stock are converted) shall be stamped or otherwise imprinted with legends in substantially the following form:

“The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of this share certificate and the shares of [Preferred] [Common] Stock represented hereby are restricted by and are subject to all of the terms, conditions and provisions of that certain Preferred Stockholders Agreement, dated [          ], 2008, as amended from time to time, by and between the Company and the investors party thereto, which agreement is on file at the principal office of the Company.”

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or pursuant to any state securities laws. The securities have been acquired for investment and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption therefrom.”

Upon the written request of any holder of Series A Preferred Stock, (i) the Corporation shall remove the portion of such legend that relates to the Stockholders Agreement from the certificates evidencing any shares of Series A Preferred Stock (or shares of Common Stock into which such shares of Series A Preferred Stock are converted) which cease to be bound by the Stockholders Agreement and (ii) the Corporation shall remove the Securities Act portion of such legend from such certificate or certificates (provided, that such shares are eligible (as reasonably determined by the Board) for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act).

12.  Exclusivity.  Except as expressly set forth herein and in the Stockholders Agreement, the holders of Series A Preferred Stock shall have no rights other than those provided by applicable law.

13.  Amendments.  The terms, conditions, rights and preferences contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of the Majority Holders.

14.  Definitions; Gender.  (a) As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Board” shall have the meaning set forth in the preamble.

“Certificate of Designation” shall have the meaning set forth in the recitals.

“Common Stock” shall mean, collectively, the common stock, par value $.01, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 7(c)(i).

“Conversion Price” shall have the meaning set forth in Section 7(a).

“Conversion Rate” means the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, as determined by dividing the Original Liquidation Preference by the Conversion Price in effect at the time of conversion.

“Conversion Rights” shall have the meaning set forth in Section 7.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Optional Redemption” shall have the meaning set forth in Section 9.

“Corporation Optional Redemption Price” shall have the meaning set forth in Section 9.

“Default Period” means the period beginning on the date that the Corporation fails to make any required payment to the holders of Series A Preferred Stock pursuant to Section 8(a) and ending on the date that the amounts required to be paid by the Corporation to the holders of Series A Preferred Stock pursuant to Section 8(a) have been paid in full.

“Disputing Party” shall have the meaning set forth in Section 5(b).

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Holder Corporation Sale Optional Redemption” shall have the meaning set forth in Section 8(c).

“Holder Corporation Sale Optional Redemption Price” shall have the meaning set forth in
Section 8(c).

“Holder Optional Redemption” shall have the meaning set forth in Section 8(a).

“Holder Optional Redemption Date” shall have the meaning set forth in Section 8(a).

“Liquidity Event” shall mean a voluntary or involuntary filing of bankruptcy of the Corporation, any liquidation, dissolution or winding up of the Corporation but shall not include a Sale of the Company.

“Majority Holders” means the holders of Series A Preferred Stock representing at least a majority of the then outstanding shares of the Series A Preferred Stock, voting as a single class.

“Mandatory Conversion Date” shall have the meaning set forth in Section 10(a).

“Market Price” means the average of the closing prices of the Common Stock on the NASDAQ reporting system or on the principal exchange on which the Common Stock is traded (as reported in the Wall Street Journal) over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty nine (29) consecutive trading days prior to such day (including trading days occurring prior to the one year anniversary of the Original Issue Date); provided, that if the Common Stock is not traded on any exchange or the over-the-counter market, then “Market Price” shall be determined in good faith by the Board (provided that the dispute mechanism set forth in Section 5(b) shall apply if the Majority Holders dispute the Board’s determination of “Market Price”).

“Original Issue Date” shall be [          ], 2008.

“Original Liquidation Preference” shall mean $18.00 per share of the Series A Preferred Stock (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences).

“Person” shall mean any individual, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Sale of the Company” shall mean

(i) any consolidation or merger of the Corporation or a subsidiary of the Corporation in which the shares of Common Stock are converted into cash, securities or other property other than any consolidation or merger of the Corporation in which holders of the Corporation’s capital stock immediately prior to the consolidation or merger own greater than 50% of the voting stock and voting power of the surviving corporation immediately after the consolidation or merger;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation and its subsidiaries other than any sale, lease, exchange or other transfer to an entity where the Corporation owns, directly or indirectly, greater than 50% of the outstanding voting securities of such entity after the transfer or series of transfers as the case may be; or

(iii) any Person has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of the Corporation representing greater than 50% of the outstanding voting power of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means that certain Senior Credit Agreement, by and among the Corporation, Deutsche Bank AG New York Branch, as administrative agent, the lenders party from time to time thereto, and the agents named therein providing for up to $1.0 billion of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded or extended in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of [          ], 2008 by and the Corporation and the holders of Series A Preferred Stock party thereto, or the same may be amended, modified or waived from time to time.

“subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other equity interests entitled (without regard to occurrence of any contingency) to vote in the election of directors or other managing authority thereof is at the time owned or controlled, directly or indirectly, by such Person or its subsidiaries.

(b) Words expressed in the masculine shall include the feminine and neuter gender and vice versa.

* * * * *

IN WITNESS WHEREOF the foregoing Certificate of Designation has been duly executed on behalf of the Corporation by the undersigned on this   day of          , 2008.

[CACTUS]

By:
Title:
Name:

[Signature Page for Certificate of Designation]

EXHIBIT E

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MOBILE MINI, INC.

MOBILE MINI, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:  That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation is amended in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifteen million (115,000,000) of which ninety five million (95,000,000) shares shall be common stock of the par value of one cent ($0.01) per share and twenty million (20,000,000) shares shall be preferred stock with the par value of one cent ($0.01) per share.

As to preferred stock, the power to issue any shares of stock of any class or any series of any class and to designate the voting powers, designations, preferences, and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof, shall be vested in the Board of Directors.

Cumulative voting as provided for by Section 214 of Title 8 of the Delaware Code shall not apply to the Corporation. Preemptive rights as provided for by Section 102(b)(3) of Title 8 of the Delaware Code shall not be granted and are hereby expressly denied.”

SECOND:  That thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The Corporation has caused this Certificate to be executed by Steven G. Bunger, its President, and by Lawrence Trachtenberg, its Secretary, as of           2008.

MOBILE MINI, INC.

By:

ATTEST:

Annex B

February 21, 2008
The Board of Directors
Mobile Mini, Inc.
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Mobile Mini, Inc. (“Mobile Mini”) as to the fairness, from a financial point of view, to Mobile Mini of the Aggregate Consideration (as defined below) provided for in an Agreement and Plan of Merger to be entered into among Mobile Mini, its wholly owned subsidiary, Cactus Merger Sub, Inc. (“Merger Sub”), MSG WC Holdings Corp. (“MSG” and, together with its subsidiaries, “Mobile Storage Group”) and the stockholders’ representative named therein (such agreement, the “Agreement”). The Agreement provides for, among other things, the merger of Merger Sub with and into MSG and subsequent mergers of MSG and certain of its subsidiaries with and into Mobile Mini as a result of which Mobile Mini will acquire Mobile Services Group (collectively, the “Merger”). As more fully described in the Agreement, all outstanding shares of the common stock, par value $0.01 per share, of MSG will be converted in the Merger into the right to receive in the aggregate (i) a number of shares of convertible redeemable participating preferred stock, par value $0.01 per share, of Mobile Mini (“Mobile Mini Preferred Stock”) having an aggregate liquidation preference of $154 million (such number of shares of Mobile Mini Preferred Stock issuable in the Merger, the “Preferred Stock Consideration”) and (ii) $12.5 million in cash (the “Cash Consideration” and, together with the Preferred Stock Consideration, the “Aggregate Consideration”), subject to adjustment as more fully specified in the Agreement. A portion of the Aggregate Consideration will be subject to an escrow arrangement as more fully described in the Agreement and related escrow agreement.

In arriving at our Opinion, we:

(a)	reviewed a draft dated February 20, 2008 of the Agreement and certain related documents;

(b)	reviewed audited financial statements of Mobile Services Group, Inc., the principal operating subsidiary of MSG (“Mobile Services”), for fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and draft unaudited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007 prepared by the management of Mobile Storage Group (as adjusted by the management of Mobile Mini in the case of the draft unaudited financial statements of Mobile Services);

(c)	held discussions with the senior managements of Mobile Mini and Mobile Storage Group with respect to the businesses and prospects of Mobile Mini and Mobile Storage Group;

(d)	reviewed estimates prepared by the management of Mobile Mini as to the potential synergies and strategic benefits anticipated by the management of Mobile Mini to result from the Merger;

The Board of Directors
Mobile Mini, Inc.
February 21, 2008

(e)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Mobile Storage Group;

(f)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(g)	reviewed the financial terms of Mobile Mini Preferred Stock, including the conversion and redemption features thereof;

(h)	reviewed historical market prices of the common stock, par value $0.01 per share, of Mobile Mini (“Mobile Mini Common Stock”);

(i)	reviewed certain potential pro forma financial effects of the Merger on Mobile Mini based on financial forecasts and estimates relating to Mobile Mini and Mobile Storage Group on a combined basis for calendar years 2008 through 2010 (including estimates as to the potential synergies and strategic benefits anticipated by the management of Mobile Mini to result from the Merger) prepared by the management of Mobile Mini;

(j)	reviewed other public information concerning Mobile Mini and Mobile Storage Group; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Mobile Mini, Mobile Storage Group and their respective employees, representatives and affiliates or otherwise reviewed by us. As you are aware, Mobile Mini was not provided with financial forecasts for Mobile Services or Mobile Storage Group prepared by the management of Mobile Storage Group beyond calendar year 2008. In addition, based on the assessments of the management of Mobile Mini as to the likelihood of achieving the financial results reflected in the financial forecasts provided by the management of Mobile Storage Group for calendar year 2008, we were directed by the management of Mobile Mini not to rely upon such financial forecasts for purposes of our analyses, and further have been advised by the management of Mobile Mini that financial forecasts for Mobile Services or Mobile Storage Group on a standalone basis have not been prepared by the management of Mobile Mini. Accordingly, with the consent of Mobile Mini, we have not undertaken an analysis of the financial performance of Mobile Storage Group on a standalone basis beyond calendar year 2007. With respect to the draft unaudited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007 prepared by the management of Mobile Storage Group (as adjusted by the management of Mobile Mini in the case of the draft unaudited financial statements of Mobile Services), we have been advised and, at the direction of Mobile Mini, have assumed, without independent verification or investigation, that such financial statements (including adjustments thereto) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Mobile Storage Group and Mobile Mini, as the case may be, and further have assumed that the audited financial statements of Mobile Services and Mobile Storage Group for fiscal year ended December 31, 2007, when completed, will not vary materially from the unaudited financial statements for such fiscal year reviewed by us. With respect to the financial forecasts and estimates relating to Mobile Mini and Mobile Storage Group on a combined basis utilized by us in evaluating certain potential pro forma financial effects of the

The Board of Directors
Mobile Mini, Inc.
February 21, 2008

Merger on Mobile Mini (including estimates prepared by the management of Mobile Mini as to the potential synergies and strategic benefits anticipated by the management of Mobile Mini to result from the Merger), we have assumed, at the direction of Mobile Mini, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Mobile Mini as to the future financial condition and operating results of the combined company and such synergies and strategic benefits. We also have relied, at the direction of Mobile Mini, without independent verification or investigation, on the assessments of the management of Mobile Mini as to the ability of Mobile Mini to integrate the businesses of Mobile Mini and Mobile Storage Group. We have assumed, with the consent of Mobile Mini, that the Merger will be treated as a reorganization for federal income tax purposes. Representatives of Mobile Mini have advised us, and we therefore also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have assumed, with the consent of Mobile Mini, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed, that would have an adverse effect on Mobile Mini, Mobile Storage Group or the Merger (including the contemplated benefits to Mobile Mini of the Merger). We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Mobile Mini or Mobile Storage Group.

We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Mobile Mini or Mobile Storage Group, the actual value of Mobile Mini Preferred Stock (or the shares of Mobile Mini Common Stock into which shares of Mobile Mini Preferred Stock are convertible) when issued or the prices at which Mobile Mini Preferred Stock or Mobile Mini Common Stock will trade or otherwise be transferable at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Aggregate Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the form or structure of the Merger or the Aggregate Consideration, any adjustments to the Aggregate Consideration or the terms of Mobile Mini Preferred Stock. In addition, we express no view as to, and our Opinion does not address, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Consideration. We also express no view as to, and our Opinion does not address, the underlying business decision of Mobile Mini to effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Mobile Mini or the effect of any other transaction in which Mobile Mini might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses

The Board of Directors
Mobile Mini, Inc.
February 21, 2008

and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Mobile Mini in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the assignor of certain investment banking assets of Oppenheimer in the past performed investment banking and other services for Mobile Mini unrelated to the Merger, for which services such assignor received compensation, including having acted as joint bookrunner for an offering of senior notes of Mobile Mini in May 2007 and as joint bookrunner for an offering of Mobile Mini Common Stock in March 2006. In the ordinary course of business, we and our affiliates may actively trade securities of Mobile Mini and debt securities of Mobile Services for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by Mobile Mini pursuant to the Agreement is fair, from a financial point of view, to Mobile Mini. This Opinion is for the use of the Board of Directors of Mobile Mini in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

OPPENHEIMER & CO. INC.

Annex C

ANNEX C

The following has been extracted from Mobile Mini, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 and its Form 10-K/A dated March 18, 2008 and filed that same day with the SEC.

C-i

BUSINESS.

Merger with Mobile Storage Group

On February 22, 2008, we entered into a definitive merger agreement with Mobile Storage Group, Inc. of Glendale, California. Mobile Storage Group will merge into Mobile Mini in a transaction valued at approximately $701.5 million. Pursuant to the merger, we will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock with a liquidation preference of $154.0 million, which will be initially convertible into approximately 8.55 million shares of our common stock, and is redeemable at the holders’ option following the tenth year after the issue date.

The merger is expected to generate cost synergies of at least $25.0 million on an annualized basis, which we expect to be fully realized by the end of fiscal 2009. The cost synergies are a result of the significant overlap in corporate functions and branch infrastructure. We believe that the combination with Mobile Storage Group will add 21 new locations in the U.S. and 14 locations in the U.K.

Closing of the transaction is subject to approval by our stockholders, obtaining required governmental approvals, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions. No closing date has been set at this time. Depending on the timing of various disclosure requirements, the stockholder meeting and regulatory approvals, the transaction is expected to close as early as June 2008. Our discussion of our business, financial conditions and results of operations in this Report does not include the anticipated effects of the combination with Mobile Storage Group.

Mobile Mini, Inc.

We were founded in 1983 and we believe we are one of the largest providers of portable storage solutions in the United States through our total lease fleet of 160,100 portable storage and portable office units at December 31, 2007. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At December 31, 2007, we operated through a network of 56 branches located in the United States, three in Canada, six in the United Kingdom, and one in The Netherlands. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 93,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. During the twelve months ended December 31, 2007, we generated revenues of approximately $318.3 million.

Since 1996, we have followed a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet (determined by unit count) consists of steel portable storage units which:

•	provide predictable, recurring revenues from leases with an average duration of approximately 27 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 34 months;

•	have long useful lives exceeding 25 years, low maintenance and high residual values; and

•	produce incremental leasing operating margins of approximately 54%.

Since 1996, we have increased our total lease fleet from 13,600 units to 160,100 units as of December 31, 2007, for a compound annual growth rate, or CAGR, of 25.1%. As a result of our focus on leasing, we have achieved substantial increases in our revenues, margins and profitability. Our annual leasing revenues have increased from $17.9 million in 1996 to $284.6 million in 2007, representing a CAGR of 28.6%. In addition to our leasing operations, we sell new and used portable storage units and provide delivery, installation and other ancillary products and services.

Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), other steel containers that we manufacture and mobile offices. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy-opening door systems. These assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high-value retention. In 2000, we began adding wood mobile office units to the lease fleet to complement our core steel portable storage products. We maintain our steel containers and mobile offices on a regular basis. This maintenance of our steel products consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance of our wood mobile offices primarily consists of replacing the interior flooring which could be either tile or carpeting. Repair and maintenance expense for our fleet has averaged 4.3% of lease revenues over the past three fiscal years and is expensed as incurred. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high-value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold containers and steel offices from our lease fleet at an average of 148% of original cost from 1997 through 2007. Appraisals on our fleet are conducted on a regular basis by an independent appraiser selected by our banks, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value and orderly liquidation value appraisals were conducted in December 2007. This fair market value appraisal appraised our fleet at a value in excess of net book value. At December 31, 2007, based on these appraisals, the fair market value of our lease fleet was approximately 114.0% of our lease fleet net book value; and the orderly liquidation value appraisal, on which our borrowings under our revolving credit facility are based, appraised our lease fleet at approximately $656.3 million, which equates to 81.7% of the lease fleet net book value.

Industry Overview

The storage industry includes two principal segments, fixed self-storage and portable storage. The fixed self-storage segment consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. We do not participate in the fixed self-storage segment.

The portable storage segment, in which our business operates, differs from the fixed self-storage segment in that it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access to the storage unit. The advantages of portable storage include convenience, immediate accessibility, better security and lower price. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses. This segment of the storage industry is highly fragmented and remains primarily local in nature. We believe the portable storage business in the United States exceeds $1.5 billion in revenue annually. Historically, portable storage solutions included containers, van trailers and roll-off units. We believe portable storage containers are achieving increased market share compared to the other options because of an increasing awareness that only containers provide ground level access and protect against damage caused by wind or water. As a result, containers can meet the needs of a diverse range of customers. Portable storage containers such as ours provide ground level access, higher security and improved aesthetics compared with certain other portable storage alternatives such as van trailers. Although there are no published estimates of the size of the portable storage segment, we believe the size of the segment is expanding due to increasing awareness of the advantages of portable storage.

Our products also serve the mobile office industry. This industry provides mobile offices and other modular structures and is estimated by the Modular Building Institute to be approximately $5 billion in revenue annually in North America. We offer combined storage/office units and mobile offices in varying lengths and widths, with lease terms in North America averaging approximately 13 months.

We also offer portable record storage units and many of our regular storage units are used for document and record storage. The documents and records storage industry is experiencing significant growth as businesses continue to generate substantial paper records that must be kept for extended periods.

Our goal is to continue to be the leading U.S. nationwide provider of portable storage solutions and to successfully continue our operating methods in the United Kingdom. We believe our competitive strengths and business strategy will enable us to achieve these goals.

Competitive Strengths

Our competitive strengths include the following:

Market Leadership.  At December 31, 2007, we maintained a total fleet of approximately 162,800 units, which are held for lease and for sale, and we are the largest provider of portable storage solutions in a majority of our United States markets. At December 31, 2007, our lease fleet was comprised of approximately 160,100 units and our sales fleet was comprised of approximately 2,700 units. We believe we are creating brand awareness and the name “Mobile Mini” is associated with high quality portable storage products, superior customer service and value-added storage solutions. We have achieved significant growth in new and existing markets by capturing market share from competitors and by creating demand among businesses and consumers who were previously unaware of the availability of our products to meet their storage needs.

Superior, Differentiated Products.  We offer the industry’s broadest range of portable storage products, with many customized features that differentiate our products from those of our competition. We design and manufacture our own portable storage units in addition to restoring and modifying used ocean-going containers. These capabilities allow us to offer a wide range of products and proprietary features to better meet our customers’ needs, charge premium lease rates and gain market share from our competitors, who offer more limited product selections. Our portable storage units vary in size from 5 to 48 feet in length and 8 to 10 feet in width. The 10-foot wide units we manufacture provide 40% more usable storage space than the standard eight-foot-wide ocean-going containers offered by our competitors. The vast majority of our products have a proprietary locking system and multiple door options. In addition, we offer portable storage units with electrical wiring, shelving and other customized features.

Geographic and Customer Diversification.  From our 66 branches of which 56 are located in 32 states in the United States, three in Canada, six in the United Kingdom, and one in The Netherlands, we served approximately 93,000 customers from a wide range of industries in 2007. Our customers include large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. militaries, government agencies, hotels, restaurants, entertainment complexes and households. Our diverse customer base demonstrates the broad applications for our products and our opportunity to create future demand through targeted marketing. In 2007, our largest and our second-largest customers accounted for 1.8% and 0.9% of our leasing revenues, respectively, and our twenty largest customers accounted for approximately 4.9% of our leasing revenues. During 2007, approximately 65.3% of our customers rented a single unit. We believe this diversity also reduces our susceptibility to economic downturns in our markets or in any of the industries in which our customers operate. The fact that our business continued to grow during the economic downturn of 2002 and 2003, although at a slower than historic pace, demonstrates a measure of resistance to recession in our business model.

Customer Service Focus.  We believe the portable storage industry is particularly service intensive and essentially local. Our entire organization is focused on providing high levels of customer service, and our salespeople work out of our branch locations to better understand local market needs. We have trained our sales force to focus on all aspects of customer service from the sales call onward. We differentiate ourselves by providing flexible lease terms, security, convenience, product quality, broad product selection and availability, and competitive lease rates. We conduct on-going training programs for our sales force to assure high levels of customer service and awareness of local market competitive conditions. Our customized enterprise resource planning system also increases our responsiveness to customer inquiries and enables us to efficiently monitor our sales force’s performance. Due to our orientation towards customer service, 47.8% of our 2007 leasing revenues was derived from repeat customers.

Sales and Marketing Emphasis.  We target a diverse customer base and, unlike most of our competitors, we have developed sophisticated sales and marketing programs enabling us to expand market awareness of our products and generate strong internal growth. We have over 400 dedicated commissioned salespeople, and we assist them by providing them with our highly customized contact management system and intensive sales training programs. We monitor our salespersons’ effectiveness through our extensive sales monitoring programs. Yellow pages and direct-mail advertising are integral parts of our sales and marketing approach. In 2007, our total advertising costs were $10.1 million, and we mailed approximately 7.4 million product brochures to existing and prospective customers as well as our website, which was enhanced in 2007 to include value added features such as product video tours, online payment capabilities and online real time sales inquiries — enabling customers to chat live with our salespeople.

Customized Enterprise Resource Planning System.  We made significant investments in improving and developing a new (ERP) Enterprise Resource Planning system. In 2006, we underwent a conversion from our then existing ERP system in North America to a more sophisticated and robust technology that enhanced our reporting processes obtained under our previous environment. These investments and the subsequent conversion of our ERP system enable us to further optimize fleet utilization, control pricing, capture detailed customer data, easily control credit approval while approving it quickly, audit by exception reports, gain efficiencies in internal control compliance and support our growth by projecting near-term capital needs. Our ERP system allow us to carefully monitor, on a daily basis, the size, mix, utilization and lease rates of our lease fleet by branch on a real time basis. Our systems also capture relevant customer demographic and usage information, which we use to target new customers within our existing and new markets. Our Tempe, Arizona corporate headquarters and each North America branch are linked through a scaleable Windows-based wide area network that provides real-time transaction processing and detailed reports on a branch-by-branch basis. In 2007, we brought our European operations onto the same ERP system making available to them all the enhancements and reporting capabilities we have in the U.S. We intend to continue this investment during 2008 to further optimize the reporting features of this new system and to further develop our European operations to take advantage of our sophisticated reporting environment.

Business Strategy

Our business strategy consists of the following:

Focus on Core Portable Storage Leasing Business.  We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our portable storage units throughout North America and in Europe. Our leasing revenues have grown from $17.9 million in 1996 to $284.6 million in 2007, reflecting a CAGR of 28.6%.

Generate Strong Internal Growth.  We focus on increasing the number of portable storage units we lease from our existing branches to both new and repeat customers. Our growth rate is dependent in part upon general economic conditions, and during periods of slow economic growth we are more likely to focus on growth by acquisitions in order to leverage our cost structure and to maintain our growth and profitability. Historically, we have been able to generate strong internal growth within our existing markets through sophisticated sales and marketing programs aimed to increase brand recognition, expand market awareness of the uses of portable storage and differentiate our superior products from our competitors. We define internal growth as growth in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. The internal growth rate has remained positive every quarter, but in 2002 and 2003 had fallen to single digits, from over 20% prior to 2002. In 2005, our internal growth rate accelerated to an average of 25.3% for the year, reflecting a continued improvement in both economic and market conditions. During 2007, our internal growth rate averaged 11.8% for the year. In our eight oldest markets, all of which we have operated in for at least twelve years, we achieved an internal growth rate of 4.1% in 2007, demonstrating the growth we believe that we can continue to achieve in our most mature markets.

Branch Expansion.  We believe we have an attractive geographic expansion opportunity, and we have developed a new market entry strategy, which we replicate in each new market in the United States. We typically enter a new market by acquiring the lease fleet assets of a small local portable storage business to minimize start-up costs and then overlay our business model onto the new branch. Our business model consists of significantly expanding the fleet inventory with our differentiated products, introducing our sophisticated sales and marketing program supported by increased advertising and direct marketing expenditures, adding experienced Mobile Mini personnel and implementing our customized ERP system. As a result of implementing our business model, our new branches typically achieve very strong organic growth during their first several years.

We have identified many markets where we believe demand for portable storage units is underdeveloped. Typically, these markets are being served by small, local competitors. We established our eight original branches between our founding in 1983 and 1995. In 1998, we began entering new markets through our expansion strategy as illustrated in the following table:

New Market Expansion

Year Established	Acquisition	Start Up	Total

1998	3	1	4
1999	6	1	7
2000	9	1	10
2001	6	0	6
2002	10	1	11
2003	1	0	1
2004	1	0	1
2005	0	3	3
2006	11	0	11
2007	3	1	4

Total	50	8	58

Our expansion program and other factors can affect our overall lease fleet asset utilization rate. During the last five years, our annual utilization levels averaged 80.8%, and ranged from a low of 78.7% in 2003 to a high of 82.9% in 2005. Our utilization rate averaged 79.6% during 2007.

Continue to Enhance Product Offering.  We continue to enhance our existing products to meet our customers’ needs and requirements. We have historically been able to introduce new products and features that expand the applications and overall market for our storage products. For example, in 1998 we introduced a 10-foot wide storage unit that has proven to be a popular product with our customers. In 1999, we completed the design of a records storage unit, which provides highly secure, on-site, easily accessible storage. We market this unit as a records storage solution for customers who require easy access to archived business records close at hand. In 2000, we added wood mobile offices as a complementary product to better serve our customers. In 2001, we redesigned and improved our security locking system, making it easier to use, especially in colder climates. In 2003, we were issued patents in connection with the new locking system design and other improvements made. One patent application was extended and issued in 2006. In 2006, we applied for several patents for improvements or modifications to our locking systems. These applications, all of which are still pending, were filed in the United States, Europe and China. In 2002, we added a 10-by-30-foot steel combination storage/office unit to complement the various other sizes we have in our fleet. Currently, the 10-foot-wide unit, the record storage unit and the 10-by-30-foot steel combination storage/office unit are exclusively offered by Mobile Mini. We believe our design and manufacturing capabilities increase our ability to service our customers’ needs and expand demand for our portable storage solutions.

Products

We provide a broad range of portable storage products to meet our customers’ varying needs. Our products are managed and our customers are serviced locally by our employee team at each of our branches, including management, sales personnel and yard facility employees. Some features of our different products are listed below:

•	Refurbished and Modified Storage Units. We purchase used ocean-going containers from leasing companies, shipping lines or brokers. These containers are eight feet wide, 8’6” to 9’6” high and 20, 40 or 45 feet long. After acquisition, we refurbish and modify the ocean-going containers. Refurbishment typically involves cleaning, removing rust and dents, repairing floors and sidewalls, painting, adding our signs and installing new doors and our proprietary locking system. Modification typically involves splitting those containers into 5-, 10-, 15-, 20- or 25-foot lengths.

•	Manufactured Storage Units. We manufacture portable steel storage units for our lease fleet and for sale. We do this at our manufacturing facility in Maricopa, Arizona. We can manufacture units up to 12 feet wide and 50 feet long and can add doors, windows, locks and other customized features. We also offer a 10-foot-wide unit, which provides 40% more usable storage space than a standard eight-foot-wide unit. Typically, we manufacture “knock-down” units, which we ship to our branches. These units are then assembled by our branches that have assembly capabilities or by third-party assemblers. This method of shipment is less expensive than shipping fully assembled storage units.

•	Steel Combination Mobile Office and Storage/Office Units. We buy and manufacture steel combination storage/office and mobile office units that range from 10 to 40 feet in length. We offer these units in various configurations, including office and storage combination units that provide a 10- or 15-foot office with the remaining area available for storage. We believe our office units provide the advantage of ground accessibility for ease of access and high security in an all-steel design. Europe also offers canteen units and drying rooms for the construction industry. In Europe, where space is limited, the office/canteen units can also be stacked two high with stairs for access to the top unit. These office units are equipped with electrical wiring, heating and air conditioning, phone jacks, carpet or tile, high security doors and windows with security bars or shutters. In Europe, some of the offices are also equipped with sinks, hot water heaters, cabinets and restrooms.

•	Wood Mobile Office Units. We added wood office units to our product line in 2000. We purchase these units, which range from eight to 24 feet in width and 20 to 60 feet in length, from manufacturers. These units have a wide range of exterior and interior options, including exterior stairs or ramps, awnings and skirting. These units are equipped with electrical wiring, heating and air conditioning, phone jacks, carpet or tile and windows with security bars. Many of these units contain restrooms.

•	Records Storage Units. We market and manufacture proprietary portable records storage units that enable customers to store documents at their location for easy access, or at one of our facilities. Our units are 10.5 feet wide and are available in 12-and 23-foot lengths. The units feature high-security doors and locks, electrical wiring, shelving, folding work tables and air filtration systems. We believe our product is a cost-effective alternative to mass warehouse storage, with a high level of fire and water damage protection.

•	Van Trailers and Other Non-Core Storage Units. Our acquisitions typically entail the purchase of small companies with lease fleets primarily comprised of standard ISO containers. However, many of these companies also have van trailers and other manufactured storage products that are inferior to standard containers. It is our goal to dispose of these sub-standard units from our fleet either as their initial rental period ends or within a few years. We do not refurbish these products. See “Product Lives and Durability — Van Trailers and Other Non-Core Storage Products” below. At December 31, 2007, van trailers comprised less than 0.2% of our fleet, measured by unit count and by book cost basis.

We purchase used ocean-going containers and refurbish and modify them at our manufacturing facility in Arizona and at our other branch locations. At certain branches, we also contract with third parties to refurbish and modify our units. We believe we are able to purchase used ocean-going containers at competitive prices because of our volume purchasing power. The used ocean-going containers we purchase are typically about eight to 12 years old. We believe our steel portable storage units, steel offices, and wood modular offices have estimated useful lives of 25 years, 25 years, and 20 years, respectively, from the date we build or acquire and refurbish them, with residual values of our per-unit investment ranging from 50% for our mobile offices to 62.5% for our core steel products. Van trailers, which comprised less than 0.2% of the gross book value of our lease fleet at December 31, 2007, are depreciated over seven years to a 20% residual value. For the past three fiscal years, our cost to repair and maintain our lease fleet units averaged approximately 4.3% of our lease revenues. Repainting the outside of storage units is the most frequent maintenance item.

Product Lives and Durability

Core Portable Storage Products.  Most of our fleet is comprised of refurbished and customized ISO containers, manufactured steel containers and record storage units, along with our combined storage/office and mobile office units. These products are built to last a long period of time with proper maintenance.

We generally purchase used ISO containers when they are eight to 12 years old, a time at which their useful life as ocean-going shipping containers is over according to the standards promulgated by the International Organization for Standardization. Because we do not have the same stacking and strength requirements that apply in the ocean-going shipping industry, we have no need for these containers to meet ISO standards. We purchase these containers in large quantities, truck them to our locations, refurbish them by removing any rust, paint them with a rust inhibiting paint, and further customize them, typically by adding our proprietary, easy-opening door system and our proprietary locking system.

We maintain our steel containers on a regular basis by painting them on average once every two to three years, removing rust, and occasionally replacing the wooden floor or a rusted panel. This periodic maintenance keeps the container in essentially the same condition as after we initially refurbished it and is designed to maintain the unit’s value and rental rates comparable to new units.

Pursuant to our revolving credit agreement, we have our containers appraised on a periodic basis. Because of the uniform quality of our containers, the appraiser does not differentiate value based upon the age of the container or the length of time it has been in our fleet. Our manufactured containers and steel offices are not built to ISO standards, but are built in a similar manner so that, like the ISO containers, they will maintain their utility and value as long as they are maintained in accordance with our maintenance program. As with our refurbished and customized ISO containers, our lenders’ appraiser does not differentiate the value of manufactured units based upon the age of the unit. Our most recent fair market value appraisal appraised our fleet at a value in excess of net book value. At December 31, 2007, the net book value of our fleet was approximately $802.9 million.

Approximately 9.9% of our 2007 revenue was derived from sales of portable storage and mobile office units. Because the containers in our lease fleet do not significantly depreciate in value, we have no program in place to sell lease fleet containers as they reach a certain age. Instead, most of our U.S. container sales involve either highly customized containers that would be difficult to lease on a recurring basis, or unrefurbished and refurbished containers that we had recently acquired but not yet leased. In addition, due primarily to availability of inventory at various locations at certain times of the year, we sell a certain portion of containers and offices from the lease fleet. Our gross margins increase for containers in the lease fleet for greater lengths of time prior to sale, because although these units have been depreciated based upon a 25 year useful life and 62.5% residual value (1.5% per year), in most cases fair value may not decline by nearly that amount due to the nature of the assets and our stringent maintenance policy.

The following table shows the gross margin on containers and steel offices sold from inventory (which we call our sales fleet) and from our lease fleet from 1998 through 2007 based on the length of time in the lease fleet.

				Sales	Sales
				Revenue as a	Revenue as a
	Number of	Sales	Original	Percentage of	Percentage of
	Units Sold	Revenue	Cost(1)	Original Cost	Net Book Value
	(Dollars in thousands)

Sales fleet(2)	33,679	$108,107	$70,658	153%	153%
Lease fleet, by period held before sale:
Less than 5 years	11,537	$44,875	$30,248	148%	152%
5 to 10 years	3,622	$15,146	$10,278	147%	162%
10 to 15 years	738	$2,438	$1,716	142%	168%
15 to 20 years	109	$374	$264	142%	174%
20+ years	4	$14	$11	123%	175%

(1)	“Original cost” for purposes of this table includes (i) the price we paid for the unit, plus (ii) the cost of our manufacturing, which includes both the cost of customizing units and refurbishment costs incurred, plus (iii) the freight charges to our branch where the unit is first placed in service. For manufactured units, cost includes our manufacturing cost and the freight charges to the branch location.

(2)	Includes sales of unrefurbished ISO containers.

Because steel storage containers keep their value when properly maintained, we are able to lease containers that have been in our lease fleet for various lengths of time at similar rates, without regard to the age of the container. Our lease rates vary by the size and type of unit leased, length of contractual term, custom features and the geographic location of our branch at which the lease is originated. To a degree, competition, market conditions and other factors can influence our leasing rates.

The following chart shows, for containers that have been in our lease fleet for various periods of time, the average monthly lease rate that we currently receive for various types of containers. We have added our 10-foot-wide containers and security offices to the fleet only in the last several years and those types of units are not included in this chart. This chart includes the eight major types of containers in the fleet for at least 10 years (we have been in business for over 23 years), and specific details of such type of unit are not provided due to competitive considerations.

		Age of Containers
		(By Number of Years in Our Lease Fleet)					Total Number/
		0 — 5	6 — 10	11 — 15	16 — 20	Over 21	Average Dollar

Type 1	Number of units	3,843	3,793	1,142	42	3	8,823
	Average rent	$80.75	$81.94	$82.14	$76.71	$77.64	$81.42
Type 2	Number of units	1,192	1,153	388	53	1	2,787
	Average rent	$87.63	$82.68	$83.12	$81.55	$70.41	$84.83
Type 3	Number of units	13,051	4,113	2,253	296	3	19,716
	Average rent	$68.43	$82.18	$81.89	$81.42	$68.61	$73.03
Type 4	Number of units	232	639	255	11	1	1,138
	Average rent	$119.02	$112.95	$103.41	$94.69	$108.33	$111.87
Type 5	Number of units	425	1,394	150	16	—	1,985
	Average rent	$107.71	$121.62	$123.20	$121.53	$—	$118.76
Type 6	Number of units	4,127	5,048	775	51	7	10,008
	Average rent	$122.21	$128.22	$129.62	$125.90	$127.67	$125.84
Type 7	Number of units	15,195	7,397	623	69	8	23,292
	Average rent	$108.95	$114.02	$124.23	$124.26	$123.02	$111.02
Type 8	Number of units	345	507	194	12	3	1,061
	Average rent	$162.46	$158.56	$158.48	$137.85	$216.66	$159.74

We believe fluctuations in rental rates based on container age are primarily a function of the location of the branch from which the container was leased rather than age of the container. Some of the units added to our lease fleet during recent years through our acquisitions program have lower lease rates than the rates we typically obtain because the units remain on lease under terms (including lower rental rates) that were in place when we obtained the units in acquisitions.

We periodically review our depreciation policy against various factors, including the following:

•	results of our lenders’ independent appraisal of our lease fleet;

•	practices of the major competitors in our industry;

•	our experience concerning useful life of the units;

•	profit margins we are achieving on sales of depreciated units; and

•	lease rates we obtain on older units.

Our depreciation policy for our lease fleet uses the straight-line method over the units’ estimated useful life, after the date we put the unit in service, and the units are depreciated down to their estimated residual values.

Wood Mobile Office Units.  We began adding wood mobile office units to the lease fleet in 2000 as a complement to our core portable storage products. These units are manufactured by third parties and are very similar to the units in the lease fleets of other mobile office rental companies. Because of the wood structure of these units, they are more susceptible to wear and tear than steel units. We depreciate these units over 20 years down to a 50% residual value (2.5% per year) which we believe to be consistent with most of our major competitors in this industry. Wood mobile office units lose value over time and we may sell older units from time to time. At the end of 2007, our wood mobile offices were all less than eight years old. These units are also more expensive than our storage units, causing an increase in the average carrying value per unit in the lease fleet over the last seven years.

Although, the operating margins on mobile offices are high, they are lower than the margins on portable storage. However, these mobile offices are rented using our existing infrastructure and therefore provide incremental returns far in excess of our fixed expenses. This adds to our overall profitability and operating margins.

Van Trailers and Other Non-Core Storage Products.  At December 31, 2007, van trailers made up less than 0.2% of the gross book value of our lease fleet. When we acquire businesses in our industry, the acquired businesses often have van trailers and other manufactured storage products that are sub-standard compared to our core steel container storage product. We attempt to purge most of these inferior units from our fleet as they come off rent or within a few years after we acquire them. We do not utilize our resources to refurbish these products and instead resell them.

Van trailers are initially manufactured to be attached to trucks to move merchandise in interstate commerce. The initial cost of these units can be $19,000 or more. They are leased to, or purchased by, cross country truckers and other companies involved in cross country transportation of merchandise. They are made of light weight material in order to make them ideal for transport and have wheels and brakes. They are typically made of aluminum, but have steel base frames to maintain some structural integrity. Because of their light weight, moving parts, the heavy loads they carry and the wear and tear involved in hundreds of thousands of miles of transport, these units depreciate quite rapidly. This business and the cartage business described below are also very economically cyclical.

Once van trailers become too old to use in interstate commerce without frequent maintenance and downtime, they are sold to companies that use them as “cartage trailers.” At this point, they may have a depreciated cost of approximately $5,000. As cartage trailers, they are used to move loads of merchandise much shorter distances and may be used to store goods for some period of time and then to move them from one part of a facility or a city to another part. They continue to depreciate quite rapidly until they reach the point where they are not considered safe or cost effective to move loaded with merchandise.

At this point, near the end of the life cycle of a van trailer, it may be used for storage. Unlike a storage container, however, van trailers are much less secure, can fairly easily be stolen (as they are on wheels) and many customers feel they are unsightly. Most importantly, they are not ground level and, under the Occupational Safety and Health Administration (OSHA) regulations, must be attached to approved stairs or ramps to prevent accidents when they are accessed.

A large part of our leasing effort involves demonstrating to our customers the superiority of our containers to van trailers. Mobile Mini has found that when it markets steel storage containers against storage van trailers, customers recognize the superiority of containers. As a result, we believe that eventually the use of van trailers will primarily be limited to dock height storage and to customers who must frequently move storage units.

The average initial unit value given to the van trailers we have purchased in acquisitions that are remaining in our fleet is approximately $900 (excluding refrigerated units which are valued higher), and we depreciate these units over seven years down to a 20% residual value. As noted above, we sell these units as soon as practicable. During 2006 and 2007, we disposed of approximately 1,000 and 875 van trailers, respectively, representing approximately 32% and 31% of our van trailer fleet, respectively.

Lease Fleet Configuration

Our lease fleet is comprised of over 100 different configurations of units. Throughout the year we add units to our fleet through purchases of used ISO containers and containers obtained through acquisitions, both of which we refurbish and customize. We also purchase new manufactured mobile offices in various configurations and sizes, and manufacture our own custom steel units. Our initial cost basis of an ISO container includes the purchase price from the seller, the cost of refurbishment, which can include removing rust and dents, repairing floors, sidewalls and ceilings, painting, signage, installing new doors, seals and a locking system. Additional modification may involve the splitting of a unit to create several smaller units and adding customized features. The restoring and modification processes do not necessarily occur in the same year the units are purchased or acquired. We procure larger containers, typically 40-foot units, and split them into two 20-foot units or one 25-foot and one 15-foot unit, or other configurations as needed, and then add new doors along with our proprietary locking system and sometimes we add custom features. We also will sell units from our lease fleet to our customers.

The table below outlines those transactions that effectively increased the net asset value of our lease fleet from $697.4 million at December 31, 2006 to $802.9 million at December 31, 2007:

	Dollars	Units
	(In thousands)

Lease fleet at December 31, 2006, net	$697,439	149,615
Purchases:
Container purchases and containers obtained through acquisitions, including freight	15,853	5,295
Non-core units obtained through acquisitions, primarily van trailers	218	540
Manufactured units:
Steel containers, combination storage/office combo units and steel security offices	46,229	4,184
New wood mobile offices	38,832	1,409
Refurbishment and customization:(3)
Refurbishment or customization of units purchased or acquired in the current year	9,471	2,452	(1)
Refurbishment or customization of 3,272 units purchased in a prior year	16,834	1,136	(1)
Refurbishment or customization of 2,808 units obtained through acquisition in a prior year	2,366	381	(2)
Other	(736)	(811)
Cost of sales from lease fleet	(10,621)	(4,085)
Depreciation	(12,962)

Lease fleet at December 31, 2007, net	$802,923	160,116

(1)	These units include the net additional units that were the result of splitting steel containers into one or more shorter units, such as splitting a 40-foot container into two 20-foot units, or one 25-foot unit and one 15-foot unit.

(2)	Includes units moved from finished goods to lease fleet.

(3)	Does not include any routine maintenance, which is expensed as incurred.

The table below outlines the composition of our lease fleet at December 31, 2007:

	Lease Fleet	Number of Units
	(In thousands)

Steel storage containers	$459,665	131,172
Offices	402,640	27,018
Van trailers	2,330	1,926
Other	956

	865,591
Accumulated depreciation	(62,668)

	$802,923	160,116

Branch Operations

We locate our branches in markets with attractive demographics and strong growth prospects. Within each market, we have located our branches in areas that allow for easy delivery of portable storage units to our customers over a wide geographic area. In addition, when cost effective, we seek locations that are visible from high traffic roads in order to advertise our products and our name. Our branches maintain an inventory of portable storage units available for lease, and some of our older branches also provide storage of units under lease at the branch (“on-site storage”). We own our branch locations in Dallas, Texas, Oklahoma City, Oklahoma and a portion of our Phoenix, Arizona location. The rest of our branch locations are leased. The following table shows information about our branches by geographic area (U.S., Canada, U.K. and the Netherlands), sorted by date established.

			Year
Location	Functions/Uses	Approximate Size	Established

United States:
Phoenix, Arizona	Leasing, on-site storage and sales	14 acres	1983
Tucson, Arizona	Leasing, on-site storage and sales	5 acres	1986
Los Angeles, California	Leasing, on-site storage and sales	15 acres	1988
San Diego, California	Leasing, on-site storage and sales	6 acres	1994
Dallas, Texas	Leasing, on-site storage and sales	17 acres	1994
Houston, Texas	Leasing, on-site storage and sales	9 acres	1994
San Antonio, Texas	Leasing, on-site storage and sales	7 acres	1995
Austin, Texas	Leasing, on-site storage and sales	7 acres	1995
Las Vegas, Nevada	Leasing and sales	6 acres	1998
Oklahoma City, Oklahoma	Leasing and sales	6 acres	1998
Albuquerque, New Mexico	Leasing and sales	6 acres	1998
Denver, Colorado	Leasing and sales	6 acres	1998
Tulsa, Oklahoma	Leasing and sales	7 acres	1999
Colorado Springs, Colorado	Leasing and sales	5 acres	1999
New Orleans, Louisiana	Leasing and sales	5 acres	1999
Memphis, Tennessee	Leasing and sales	9 acres	1999
Salt Lake City, Utah	Leasing, on-site storage and sales	3 acres	1999
Chicago, Illinois	Leasing and sales	7 acres	1999
Knoxville, Tennessee	Leasing and sales	5 acres	1999
Seattle, Washington	Leasing and sales	5 acres	2000
El Paso, Texas	Leasing and sales	4 acres	2000
Harlingen, Texas	Leasing and sales	5 acres	2000
Corpus Christi, Texas	Leasing and sales	3 acres	2000
Jacksonville, Florida	Leasing and sales	4 acres	2000
Miami/Ft. Lauderdale, Florida	Leasing and sales	8 acres	2000
Ft. Myers, Florida	Leasing and sales	5 acres	2000
Tampa, Florida	Leasing and sales	8 acres	2000
Orlando, Florida	Leasing and sales	7 acres	2000
Atlanta, Georgia	Leasing and sales	15 acres	2000
Kansas City, Kansas/Missouri	Leasing and sales	5 acres	2001
Milwaukee, Wisconsin	Leasing and sales	5 acres	2001
Charlotte, North Carolina	Leasing and sales	8 acres	2001
Nashville, Tennessee	Leasing and sales	6 acres	2001
San Francisco, California	Leasing and sales	7 acres	2001
Raleigh, North Carolina	Leasing and sales	8 acres	2001
Columbus, Ohio	Leasing and sales	7 acres	2002
Little Rock, Arkansas	Leasing and sales	12 acres	2002
St. Louis, Missouri	Leasing and sales	7 acres	2002
Ft. Worth, Texas	Leasing and sales	5 acres	2002

			Year
Location	Functions/Uses	Approximate Size	Established

Louisville, Kentucky	Leasing and sales	7 acres	2002
Columbia, South Carolina	Leasing and sales	5 acres	2002
Baltimore, Maryland	Leasing and sales	9 acres	2002
Philadelphia, Pennsylvania	Leasing and sales	4 acres	2002
Richmond, Virginia	Leasing and sales	4 acres	2002
Boston, Massachusetts	Leasing and sales	4 acres	2002
Portland, Oregon	Leasing and sales	6 acres	2003
Detroit, Michigan	Leasing and sales	6 acres	2004
Minneapolis, Minnesota	Leasing and sales	5 acres	2005
Indianapolis, Indiana	Leasing and sales	6 acres	2005
Pensacola, Florida	Leasing and sales	5 acres	2005
Oakland, California	Leasing and sales	4 acres	2006
Fresno, California	Leasing and sales	5 acres	2006
Utica, New York	Leasing and sales	5 acres	2006
Wichita, Kansas	Leasing and sales	5 acres	2006
Worcester, Vermont	Leasing and sales	12 acres	2007
Pittsburgh, Pennsylvania	Leasing and sales	6 acres	2007
Canada:
Toronto, Ontario	Leasing and sales	4 acres	2002
Vancouver, British Columbia	Leasing and sales	3 acres	2007
Windsor, Ontario	Leasing and sales	2 acres	2007
United Kingdom:
London	Leasing and sales	5 acres	2006
Bristol	Leasing and sales	2 acres	2006
Birmingham	Leasing and sales	2 acres	2006
Liverpool	Leasing and sales	5 acres	2006
Leeds	Leasing and sales	2 acres	2006
Edinburgh	Leasing and sales	3 acres	2006
The Netherlands:
Rotterdam	Leasing and sales	2 acres	2006

Each branch has a branch manager who has overall supervisory responsibility for all activities of the branch. Branch managers report to one of our fifteen regional managers. Our regional managers, in turn, report to one of our senior or executive vice presidents. Performance based incentive bonuses are a substantial portion of the compensation for these senior vice presidents, regional and branch managers.

In North America, each branch has its own sales force and a transportation department that delivers and picks up portable storage units from customers. Each branch has delivery trucks and forklifts to load, transport and unload units and a storage yard staff responsible for unloading and stacking units. Steel units can be stored by stacking them three high to maximize usable ground area. Our larger branches also have a fleet maintenance department to maintain the branch’s trucks, forklifts and other equipment. Our smaller branches perform preventative maintenance tasks and outsource major repairs. During 2007, we introduced this organizational structure in our U.K. branches and acquired branch properties and transportation equipment.

Sales and Marketing

We have 434 dedicated sales people at our branches and 26 people in sales management at our headquarters and other locations that conduct sales and marketing on a full-time basis. We believe that by locating most of our sales and marketing staff in our branches, we can better understand the portable storage needs of our customers and provide higher levels of customer service. Our sales force handles all of our products and we do not maintain separate sales forces for our various product lines. Our sales and marketing force provides information about our products to prospective customers by handling inbound calls and by initiating cold calls. We have on-going sales and marketing training programs covering all aspects of leasing and customer service. Our branches communicate with one another and with corporate headquarters through our enterprise resource planning system. This enables the sales and marketing team to share leads and other information and permits the staff at headquarters to monitor and review sales and leasing productivity on a branch-by-branch basis. Our sales and marketing employees are compensated primarily on a commission basis.

Our nationwide presence in the United States allows us to offer our products to larger customers who wish to centralize the procurement of portable storage on a multi-regional or national basis. We are well equipped to meet multi-regional customers’ needs through our National Account Program, which simplifies the procurement, rental and billing process for those customers. Approximately 1,100 U.S. customers currently participate in our National Account Program. We also provide our national account customers with service guarantees which assure them they will receive the same high level of customer service from any of our branch locations. This program has helped us succeed in leveraging customer relationships developed at one branch throughout our branch system.

We advertise our products in the yellow pages and use a targeted direct mail program. In 2007, we mailed approximately 7.4 million product brochures to existing and prospective customers. These brochures describe our products and features and highlight the advantages of portable storage. Our total advertising costs were approximately $10.1 million in 2007, $8.6 million in 2006, and $7.6 million in 2005. During 2007, we began to focus an increasing portion of our marketing expenditures on internet-based initiatives with web-based products and services for both existing customers and potential customers.

Customers

During 2007, approximately 93,000 customers leased our portable storage, combination storage/office and mobile office units, compared to approximately 91,000 in 2006. Our customer base is diverse and consists of businesses in a broad range of industries. Our largest single leasing customer accounted for 2.1% and 1.8% of our leasing revenues in 2006 and 2007, respectively. Our next largest customer accounted for approximately 0.5% and 0.9% of our leasing revenues in 2006 and 2007, respectively. Our twenty largest customers combined accounted for approximately 5.3% of our lease revenues in 2006 and approximately 4.9% of our lease revenues in 2007. Approximately 65.3% of our customers rented a single unit during 2007.

We target customers who can benefit from our portable storage solutions either for seasonal, temporary or long-term storage needs. Customers use our portable storage units for a wide range of purposes. The following table provides an overview of our customers and how they use our portable storage, combination storage/office and mobile office units as of December 31, 2007:

	Approximate
	Percentage of	Representative
Business	Units on Lease	Customers	Typical Application

Consumer service and retail businesses	31%	Department, drug, grocery and strip mall stores, hotels, restaurants, dry cleaners and service stations	Inventory storage, record storage and seasonal needs
Construction	43%	General, electrical, plumbing and mechanical contractors, landscapers, residential homebuilders and equipment rental companies	Equipment and materials storage and job offices
Consumers	7%	Homeowners	Backyard storage and storage of household goods during relocation or renovation; storage at our location
Industrial and commercial	7%	Distributors, trucking and utility companies, finance and insurance companies and film production companies	Raw materials, equipment, record storage, in-plant office and seasonal needs
Institutions, government agencies and others	12%	Schools, hospitals, medical centers, military, Native American tribal governments and reservations and national, state, county and local governmental agencies	Athletic equipment, military storage, disaster preparedness, supplier, record storage, security office, supplies, equipment storage, temporary office space and seasonal needs

Manufacturing

We build new steel portable storage units, steel mobile offices and other custom-designed steel structures as well as refurbish used ocean-going containers at our Maricopa, Arizona manufacturing plant. We also refurbish used ocean-going containers at our branch locations. Our manufacturing capabilities allow us to differentiate our products from our competitors and enable us to provide a broader product selection to our customers. Our manufacturing process includes cutting, shaping and welding raw steel, installing customized features and painting the newly constructed units. Typically, we manufacture “knock-down” units, which we ship to our branches. These units are then assembled at our branches that have assembly capabilities or by third-party assemblers. We can ship up to twelve “knock-down” 20-foot containers on a single flat-bed trailer. By comparison, only two or three assembled 20-foot ocean-going containers can be shipped on a flat-bed trailer. This reduces our cost of transporting units to our branches and permits us to economically ship our manufactured units to any city in the continental United States or Canada. At December 31, 2007, we had 144 manufacturing workers at our Maricopa facility, and an additional 363 workers who participate in manufacturing and repair activities in our branch facilities. We believe we can expand the capacity of our Maricopa facility at a relatively low cost, and that numerous third parties have the facilities needed to perform refurbishment and assembly services for us on a contract basis.

We purchase raw materials such as steel, vinyl, wood, glass and paint, which we use in our manufacturing and restoring operations. We typically buy these raw materials on a purchase order basis. We do not have long-term contracts with vendors for the supply of any raw materials.

Our manufacturing capacity protects us to some extent from shortages of and price increases for used ocean-going containers. Used ocean-going containers vary in availability and price from time to time based on market conditions. Should the price of used ocean-going containers increase substantially, or should they become temporarily unavailable, we can increase our manufacturing volume and reduce the number of used steel containers we buy and refurbish.

Vehicles

At December 31, 2007, we had a fleet of 521 delivery trucks, of which 388 were owned and 133 were leased. We use these trucks to deliver and pick up containers at customer locations. We supplement our delivery fleet by outsourcing delivery services to independent haulers when appropriate.

Enterprise Resource Planning System

In 2006, we implemented our new customized ERP system in North America to improve and optimize lease fleet utilization, improve the effectiveness of our sales and marketing programs and to allow international growth using the same ERP system throughout the company. This system consists of a wide-area network that connects our headquarters and all of our North American branches. Our Tempe, Arizona corporate headquarters and each North American branch can enter data into the system and access data on a real-time basis. We generate weekly management reports by branch with leasing volume, fleet utilization, lease rates and fleet movement as well as monthly profit and loss statements on a consolidated and branch basis. These reports allow management to monitor each branch’s performance on a daily, weekly and monthly basis. We track each portable storage unit by its serial number. Lease fleet and sales information are entered in the system daily at the branch level and verified through monthly physical inventories by branch or corporate employees. Branch salespeople also use the system to track customer leads and other sales data, including information about current and prospective customers. In 2007, our European operations were converted from their existing systems onto the same ERP customized platform under which we operate in North America to gain further efficiencies. We have made significant investments to our ERP system during the past three years, and we intend to continue that investment in 2008 to further optimize the features of this new system for both the North American and our European operations.

Lease Terms

Based on the composition of our North America leases at the end of 2007, our North America steel portable storage unit leases initially have an average intended term of approximately 10 months but then provide for the leases to continue on a month-to-month basis until the customer cancels the term. In Europe, our customers historically had leased on a month-to-month basis. Our Europe operations have been transitioning to our business leasing model, and as a result, approximately 40% of our European leases at December 31, 2007 have intended lease terms at lease inception of approximately 7 months for portable storage units. Under either agreement, the lease continues month-to-month until cancelled by the customer. During 2007, the company-wide average duration of all portable storage leases was 27 months and the average monthly rental rate was approximately $100. Most of our steel portable storage units rent for between approximately $50 and $300 per month. Our van trailers normally lease for substantially lower amounts than our portable storage units. Our North America combination storage/office and mobile office units typically have an average intended lease term of approximately 13 months. The initial lease term in Europe has historically been on a month-to-month basis. The average company-wide duration of all mobile office and combo unit leases has been 22 months. Our combination storage/office and mobile office units typically rent for $100 to over $1,100 per month. Our leases provide that the customer is responsible for the cost of delivery and pickup at lease inception. Our leases specify that the customer is liable for any damage done to the unit beyond ordinary wear and tear. However, our customers may purchase a damage waiver from us to avoid some of this liability. This provides us with an additional source of recurring revenue. The customer’s possessions stored within the portable storage unit are typically the responsibility of the customer.

Competition

We face competition from several local and regional companies, as well as from national companies, in all of our current markets. We compete with several large national and international companies in our mobile office product line. Our competitors include lessors of storage units, mobile offices, used van trailers and other structures used for portable storage. We also compete with conventional fixed self-storage facilities. We compete primarily in terms of security, convenience, product quality, broad product selection and availability, lease rates and customer service. In our core portable storage business, we typically compete with Mobile Storage Group, Williams Scotsman, Elliot Hire, Ravenstock, PODS, 1-800-PAC-RAT, LLC., Haulaway Storage Containers, Inc., Speedy Hire, and a number of other national, regional and local competitors. In the mobile office business, we typically compete with ModSpace, Williams Scotsman, McGrath RentCorp and other national, regional and local companies.

Employees

As of December 31, 2007, we employed approximately 2,095 full-time employees in the following major categories:

Management	120
Administrative	364
Sales and marketing	434
Manufacturing	507
Drivers and storage unit handling	670

Access to Information

Our Internet address is www.mobilemini.com. We make available at this address, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. In addition to this Form 10-K, we incorporate by reference certain information from parts of our proxy statement for the 2008 Annual Meeting of Stockholders, which we expect to file with the SEC on or about April 29, 2008, which will also be available free of charge on our website. Reports of our executive officers, directors and any other persons required to file securities ownership reports under Section 16(a) of the Securities Exchange Act of 1934 are also available through our web site. Information contained on our web site is not part of this Report.

RISK FACTORS.

Cautionary Statement about Forward Looking Statements

Our discussion and analysis in this Report, in other reports that we file with the Securities and Exchange Commission, in our press releases and in public statements of our officers and corporate spokespersons contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current events. They include words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with discussion of future operating or financial performance. These include statements relating to future actions, acquisition and growth strategy, synergies and cost savings anticipated from acquisitions and mergers, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We provide the following discussion of risks and uncertainties relevant to our business. These are factors that we think could cause our actual results to differ materially from expected and historical results. Mobile Mini could also be adversely affected by other factors besides those listed here.

A slowdown in the non-residential construction sector of the economy could reduce demand from some of our customers, which could result in lower demand for our products.

At the end of 2006 and 2007, customers in the construction industry, primarily in non-residential construction, accounted for approximately 40% and 43%, respectively, of our leased units. This industry tends to be cyclical. In 2002 and 2003 this industry sector suffered a sustained economic slowdown which resulted in much slower growth in demand for leases and sales of our products. If another sustained economic slowdown in the non-residential construction sector were to occur, it is likely that we would again experience less demand for leases and sales of our products. Also, because most of our cost of leasing is either fixed or semi variable, this would cause our margins to contract and the adverse affect on operating results would be more pronounced. Our internal growth rate slowed to 7.5% in 2002 and 7.4% in 2003 due to a slowdown in the economy, particularly in this sector. During these years, our profitability declined.

We may fail to realize the anticipated benefits of the merger with Mobile Storage Group, and the integration process could adversely impact our ongoing operations.

The Company and the Mobile Storage Group entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, an expanded customer base and ongoing cost savings and operating efficiencies. The success of the merger will depend, in part, on our ability to realize such anticipated benefits from combining the businesses of our company and Mobile Storage Group. The anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues of the combined company.

Mobile Mini and Mobile Storage Group have operated independently and until the completion of the merger will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of the companies during the transition period. The integration may take longer than anticipated and may have unanticipated adverse results relating to Mobile Mini’s or Mobile Storage Group’s existing business.

We will take on substantial additional indebtedness to finance the merger and this additional indebtedness could significantly impact Mobile Mini’s ability to operate its business.

In connection with the merger, Mobile Mini expects to enter into a $1.0 billion asset asset-based revolving loan. The security for the credit facility will include a lien on substantially all of the combined company’s present and future assets. Mobile Mini plans to use a portion of the proceeds from the credit facility to pay a portion of the approximately $535.0 million indebtedness of Mobile Storage Group, $12.5 million cash component of the merger consideration and the $25.0 million estimated amount of transaction costs related to the merger. The indebtedness that we will assume includes $200 million of Mobile Storage Group senior notes. Such increased indebtedness could limit the Mobile Mini’s financial and operating flexibility, including by requiring Mobile Mini to dedicate a substantial portion of its cash flow from operations to the interest on its debt, making it more difficult to obtain additional financing on favorable terms, limiting its ability to capitalize on significant business opportunities and making it more vulnerable to economic downturns. In addition, the significant level of indebtedness could limit Mobile Mini’s flexibility to react to changes in the industry and economic conditions and divert financial resources away from the expansion and improvement of its business.

Our planned growth could strain our management resources, which could disrupt our development of our new branch locations.

Our future performance will depend in large part on our ability to manage our planned growth, which in 2006 included our commencement of operations in the United Kingdom and The Netherlands. On February 22, 2008, we entered into a definitive merger agreement under which Mobile Storage Group will merge into Mobile Mini in a transaction valued at approximately $701.5 million. Our growth could strain our management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve our operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage our employees. If we do not manage our growth effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch in such circumstances would likely result in additional expenses that would cause our operating results to suffer.

Our expansion may divert our resources from other aspects of our business and require that we incur additional debt, and may subject us to additional and different regulations. Failure to manage these economic, financial, business and regulatory risks may adversely impact our growth and results of operations.

We regularly review and evaluate expansion opportunities. Our expansion into markets in the United Kingdom and The Netherlands, which commenced in 2006, requires us to make substantial investments, which could divert resources from other aspects of our business. We may also be required to raise additional debt or equity capital to fund our expansion. In addition, we may incur difficulties in staffing and managing our new operations. In connection with expansion outside of the U.S., we face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in Europe will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks may adversely affect our growth, in Europe and elsewhere, and lead to increased administrative costs.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our 6.875% Senior Notes and, to a lesser extent, our revolving credit facility agreement contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock.

Our revolving credit facility requires us, under certain limited circumstances, to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the Senior Notes, and the revolving credit facility.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the Senior Notes.

The amount we can borrow under our revolving credit facility depends in part on the value of the portable storage units in our lease fleet. If the value of our lease fleet declines, we cannot borrow as much. We are required to satisfy several covenants with our lenders that are affected by changes in the value of our lease fleet. We would breach some of these covenants if the value of our lease fleet drops below specified levels. If this happens, we may not be able to borrow the amounts we need to expand our business, and we may be forced to liquidate a portion of our existing fleet. We anticipate that our new revolving credit facility, which we will enter into in connection with our merger with Mobile Storage Group, will include covenants similar to those in our existing credit agreement.

We operate with a high amount of debt and we may incur significant additional indebtedness.

Our operations are capital intensive, and we operate with a high amount of debt relative to our size. In May 2007, we issued $150.0 million in aggregate principal amount of 6.875% Senior Notes. These notes were issued at 99.548% of par value. In May 2007, we entered into the First Amendment of the Second Amended and Restated Loan and Security Agreement, under which we may borrow up to $425.0 million on a revolving loan basis, which means that amounts repaid may be reborrowed. As of February 22, 2008, we had outstanding borrowings of approximately $234.9 million and letters of credit of approximately $3.3 million under the credit facility, leaving approximately $186.8 million available for further borrowing and immediately available. In connection with our merger with Mobile Storage Group, we anticipate that we will assume approximately $535.0 million of Mobile Storage Group’s indebtedness. Our substantial indebtedness could have consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	make it more difficult for us to satisfy our obligations with respect to our Senior Notes;

•	expose us to the risk of increased interest rates, as certain of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

We may need additional debt or equity to sustain our growth, but we do not have commitments for such funds beyond financing commitments related to our merger with Mobile Storage Group.

We finance our growth through a combination of borrowings, cash flow from operations, and equity financing. Our ability to continue growing at the pace we have historically grown will depend in part on our ability to obtain either additional debt or equity financing. The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may cause the market price of our common stock to decline. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new branch openings, or, under certain circumstances, lease fleet expansion.

Fluctuations between the British pound and U.S. dollar could adversely affect our results of operations.

We derived approximately 8.0% of our total revenues in 2007 from our operations in the U.K. We expect that percentage will increase materially on an annualized basis following the closing of our merger with Mobile Storage Group. The financial position and results of operations of our U.K. subsidiaries are measured using the British pound as the functional currency. As a result, we are exposed to currency fluctuations both in receiving cash from our U.K. operations and in translating our financial results back into U.S. dollars. We believe the impact of currency fluctuations on us from an operations perspective is mitigated by the fact that the majority of our expenses, capital expenditures and revenues in the U.K. are in British pounds. We do, however, have significant currency exposure as a result of translating our financial results from British pounds into U.S. dollars for purposes of financial reporting. Assets and liabilities of our U.K. subsidiary are translated at the period end exchange rate in effect at each balance sheet date. Our income statement accounts are translated at the average rate of exchange prevailing during each month. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated other comprehensive income (loss) in stockholders’ equity. A strengthening of the U.S. dollar against the British pound reduces the amount of income we recognize from our U.K. business. The British pound is currently at or near a multi-year high against the U.S. dollar, and we cannot predict the effects of further exchange rate fluctuations on our future operating results. We are also exposed to additional currency transaction risk when our U.S. operations incur purchase obligations in a currency other than in U.S. dollars and our U.K. operations incur purchase obligations in a currency other than in British pounds. As exchange rates vary, our results of operations and profitability may be harmed. We do not currently hedge our currency transaction or translation exposure, nor do we have any current plans to do so. The risks we face in foreign currency transactions and translation may continue to increase as we further develop and expand our U.K. operations. F Furthermore, to the extent we expand our business into other countries, we anticipate we will face similar market risks related to foreign currency translation caused by exchange rate fluctuations between the U.S. dollar and the currencies of those countries.

The supply and cost of used ocean-going containers fluctuates, and this can affect our pricing and our ability to grow.

We purchase, refurbish and modify used ocean-going containers in order to expand our lease fleet. If used ocean-going container prices increase substantially, we may not be able to manufacture enough new units to grow our fleet. These price increases also could increase our expenses and reduce our earnings, particularly if we are not able (due to competitive reasons or otherwise) to raise our rental rates to absorb this increase cost. Conversely, an oversupply of used ocean-going containers may cause container prices to fall. Our competitors may then lower the lease rates on their storage units. As a result, we may need to lower our lease rates to remain competitive. This would cause our revenues and our earnings to decline.

The supply and cost of raw materials we use in manufacturing fluctuates and could increase our operating costs.

We manufacture portable storage units to add to our lease fleet and for sale. In our manufacturing process, we purchase steel, vinyl, wood, glass and other raw materials from various suppliers. We cannot be sure that an adequate supply of these materials will continue to be available on terms acceptable to us. The raw materials we use are subject to price fluctuations that we cannot control. Changes in the cost of raw materials can have a significant effect on our operations and earnings. Rapid increases in raw material prices are often difficult to pass through to customers, particularly to leasing customers. If we are unable to pass on these higher costs, our profitability could decline. If raw material prices decline significantly, we may have to write down our raw materials inventory values. If this happens, our results of operations and financial condition will decline.

Some zoning laws in the United States and Canada and temporary planning permission regulations in Europe restrict the use of our portable storage and office units and therefore limit our ability to offer our products in all markets.

Most of our customers use our storage units to store their goods on their own properties. Local zoning laws and temporary planning permission regulations in some of our markets do not allow some of our customers to keep portable storage and office units on their properties or do not permit portable storage units unless located out of sight from the street. If local zoning laws or planning permission regulations in one or more of our markets no longer allow our units to be stored on customers’ sites, our business in that market will suffer.

Unionization by some or all of our employees could cause increases in operating costs.

None of our employees are presently covered by collective bargaining agreements. However, from time to time various unions have attempted to organize some of our employees. We cannot predict the outcome of any continuing or future efforts to organize our employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance.

We depend on a few key management persons.

We are substantially dependent on the personal efforts and abilities of Steven G. Bunger, our Chairman, President and Chief Executive Officer, Lawrence Trachtenberg, our Executive Vice President and Chief Financial Officer, and Russ Lemley, our Executive Vice President and Chief Operating Officer. The loss of any of these officers or our other key management persons could harm our business and prospects for growth.

The market price of our common stock has been volatile and may continue to be volatile and the value of your investment may decline.

The market price of our common stock has been volatile and may continue to be volatile. This volatility may cause wide fluctuations in the price of our common stock on the Nasdaq Global Select Market. The market price of our common stock is likely to be affected by:

•	changes in general conditions in the economy, geopolitical events or the financial markets;

•	variations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	other developments affecting us, our industry, customers or competitors;

•	the operating and stock price performance of companies that investors deem comparable to us; and

•	the number of shares available for resale in the public markets under applicable securities laws.

PROPERTIES.

We own our branch locations in Dallas, Texas, Oklahoma City, Oklahoma and a portion of our Phoenix, Arizona location. We lease all of our other branch locations. All of our major leased properties have remaining lease terms of between 1 and 11 years, and we believe that satisfactory alternative properties can be found in all of our markets, if we do not renew these existing leased properties.

Some of the lease properties with lease terms expiring in 2008 are with related persons and we anticipate renewing those leases for terms of approximately five years.

We own our manufacturing facility in Maricopa, Arizona, approximately 30 miles south of Phoenix. This facility is 16 years old and is on approximately 43 acres. The facility includes nine manufacturing buildings, totaling approximately 171,300 square feet. These buildings house our manufacturing, assembly, restoring, painting and vehicle maintenance operations.

We lease our corporate and administrative offices in Tempe, Arizona. These offices have approximately 35,000 square feet of office space. The lease term is through December 2014. Our European headquarters is located in Loudwater, Buckinghamshire, where we lease approximately 4,000 square feet of office space. The term on this lease is through December 2012.

CC-1

LEGAL PROCEEDINGS.

We are party from time to time to various claims and lawsuits which arise in the ordinary course of business. Although the specific allegations in the lawsuits differ, most of them involve claims pertaining to goods allegedly damaged while stored in one of our containers. We do not believe that the ultimate resolution of these claims or lawsuits will have a material adverse effect on our business, financial condition, results of operations or cash flows.

CD-1

SELECTED FINANCIAL DATA.

The following table shows our selected consolidated historical financial data for the stated periods. Amounts include the effect of rounding. You should read this material with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related footnotes included elsewhere in this Report.

On February 22, 2006, our Board of Directors approved a two-for-one stock split in the form of a 100 percent stock dividend effected on March 10, 2006. Per share amounts, share amounts and weighted numbers of shares outstanding give effect for this two-for-one stock split in the Selected Financial Data tables for all periods presented.

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(In thousands, except per share and operating data)

Consolidated Statements of Income Data:
Revenues:
Leasing	$128,482	$149,856	$188,578	$245,105	$284,638
Sales	17,248	17,919	17,499	26,824	31,644
Other	838	566	1,093	1,434	2,020

Total revenues	146,568	168,341	207,170	273,363	318,302

Costs and expenses:
Cost of sales	11,487	11,352	10,845	17,186	21,651
Leasing, selling and general expenses	80,124	90,696	109,257	139,906	166,994
Florida litigation expense	8,502	—	—	—	—
Depreciation and amortization	10,026	11,427	12,854	16,741	21,149

Total costs and expenses	110,139	113,475	132,956	173,833	209,794

Income from operations	36,429	54,866	74,214	99,530	108,508
Other income (expense):
Interest income	2	—	11	437	101
Other income	—	—	3,160	—	—
Interest expense	(16,299)	(20,434)	(23,177)	(23,681)	(24,906)
Debt restructuring/extinguishment expense	(10,440)	—	—	(6,425)	(11,224)
Foreign currency exchange gain	—	—	—	66	107

Income before provision for income taxes	9,692	34,432	54,208	69,927	72,586
Provision for income taxes	3,780	13,773	20,220	27,151	28,410

Net income	$5,912	$20,659	$33,988	$42,776	$44,176

Earnings per share:
Basic	$0.21	$0.71	$1.14	$1.25	$1.24

Diluted	$0.20	$0.70	$1.10	$1.21	$1.22

Weighted average number of common and common share equivalents outstanding:
Basic	28,625	28,974	29,867	34,243	35,489
Diluted	28,925	29,565	30,875	35,425	36,296
Other Data:
EBITDA(1)	$46,457	$66,293	$90,239	$116,774	$129,865
Net cash provided by operating activities	40,690	40,322	69,249	76,884	91,299
Net cash used in investing activities	(55,269)	(80,508)	(113,275)	(192,763)	(138,682)
Net cash provided by financing activities	12,730	40,555	43,282	116,966	48,427
Operating Data:
Number of branches (at year end)	47	48	51	62	66
Lease fleet units (at year end)	89,542	100,727	116,317	149,615	160,116
Lease fleet covenant utilization (annual average)	78.7%	80.7%	82.9%	82.7%	79.6%
Lease revenue growth from prior year	10.6%	16.6%	25.8%	30.0%	16.1%
Operating margin	24.9%	32.6%	35.8%	36.4%	34.1%
Net income margin	4.0%	12.3%	16.4%	15.6%	13.9%

	At December 31,
	2003	2004	2005	2006	2007
	(In thousands)

Consolidated Balance Sheet Data:
Lease fleet, net	$383,672	$454,106	$550,464	$697,439	$802,923
Total assets	515,080	592,146	704,957	900,030	1,028,851
Total debt	240,610	277,044	308,585	302,045	387,989
Stockholders’ equity	189,293	216,369	267,975	442,004	457,890

Reconciliation of EBITDA to net cash provided by operating activities, the most directly comparable GAAP measure:

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(In thousands)

EBITDA(1)	$46,457	$66,293	$90,239	$116,774	$129,865
Senior Note redemption premiums	—	—	—	(4,987)	(8,926)
Interest paid	(8,841)	(19,254)	(21,727)	(24,770)	(27,896)
Income and franchise taxes paid	(298)	(372)	(495)	(733)	(797)
Provision for loss from natural disasters	—	—	1,710	—	—
Share-based compensation expense	—	—	19	3,066	4,028
Gain on sale of lease fleet units	(1,601)	(2,277)	(3,529)	(4,922)	(5,560)
Loss on disposal of property, plant and equipment	44	604	704	454	203
Gain on sale of short-term investments	(59)	—	—	—	—
Change in certain assets and liabilities, net of effect of business acquired:
Receivables	327	(3,309)	(5,371)	(6,580)	(2,119)
Inventories	(1,781)	(2,178)	(4,823)	628	(610)
Deposits and prepaid expenses	(3,132)	(669)	(480)	(1,446)	(1,754)
Other assets and intangibles	(35)	37	(19)	(4)	318
Accounts payable and accrued liabilities	9,609	1,447	13,021	(596)	4,547

Net cash provided by operating activities	$40,690	$40,322	$69,249	$76,884	$91,299

Reconciliation of net income to EBITDA:

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(In thousands except percentages)

Net income	$5,912	$20,659	$33,988	$42,776	$44,176
Interest expense	16,299	20,434	23,177	23,681	24,906
Income taxes	3,780	13,773	20,220	27,151	28,410
Depreciation and amortization	10,026	11,427	12,854	16,741	21,149
Debt restructuring/extinguishment expense	10,440	—	—	6,425	11,224

EBITDA(1)	$46,457	$66,293	$90,239	$116,774	$129,865

EBITDA margin(2)	31.7%	39.4%	43.6%	42.7%	40.8%

(1)	EBITDA, as further discussed below, is defined as net income before interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense. We present EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate in effect at any point in time.

EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. In particular, EBITDA, as defined does not include:

•	Interest expense — because we borrow money to partially finance our capital expenditures, primarily related to the expansion of our lease fleet, interest expense is a necessary element of our cost to secure this financing to continue generating additional revenues.

•	Income taxes — EBITDA, as defined, does not reflect income taxes or the requirements for any tax payments.

•	Depreciation and amortization — because we are a leasing company, our business is very capital intensive and we hold acquired assets for a period of time before they generate revenues, cash flow and earnings; therefore, depreciation and amortization expense is a necessary element of our business.

•	Debt restructuring or extinguishment expense — as defined in our revolving credit facility, debt restructuring and extinguishment expenses are not deducted in our various calculations made under the credit agreement and are treated no differently than interest expense. As discussed above, interest expense is a necessary element of our cost to finance a portion of the capital expenditures needed for the growth of our business.

When evaluating EBITDA as a performance measure, and excluding the above-noted charges, all of which have material limitations, investors should consider, among other factors, the following:

•	increasing or decreasing trends in EBITDA;

•	how EBITDA compares to levels of debt and interest expense; and

•	whether EBITDA historically has remained at positive levels.

Because EBITDA, as defined, excludes some but not all items that affect our cash flow from operating activities, EBITDA may not be comparable to a similarly titled performance measure presented by other companies.

(2)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

Selected Consolidated Quarterly Financial Data (unaudited):

The following table sets forth certain unaudited selected consolidated financial information for each of the four quarters in fiscal 2006 and 2007. Certain amounts include the effects of rounding. You should read this material with the financial statements and related footnotes included elsewhere in this Report. Mobile Mini believes these comparisons of consolidated quarterly selected financial data are not necessarily indicative of future performance.

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)

Revenues:
Leasing	$51,534	$59,331	$65,595	$68,645
Sales	4,528	6,590	8,071	7,635
Other	358	377	323	376

Total revenues	56,420	66,298	73,989	76,656

Costs and expenses:
Cost of sales	2,914	4,152	5,109	5,011
Leasing, selling and general expenses	29,996	33,849	37,310	38,751
Depreciation and amortization	3,588	4,004	4,380	4,769

Total costs and expenses	36,498	42,005	46,799	48,531

Income from operations	19,922	24,293	27,190	28,125
Other income (expense):
Interest income	51	372	9	5
Interest expense	(6,446)	(5,740)	(5,693)	(5,802)
Debt extinguishment expense	—	(6,425)	—	—
Foreign currency exchange	—	(51)	(1)	118

Income before provision for income taxes	13,527	12,449	21,505	22,446
Provision for income tax	5,323	4,791	8,615	8,422

Net income	$8,204	$7,658	$12,890	$14,024

Earnings per share:
Basic	$0.27	$0.22	$0.36	$0.39

Diluted	$0.26	$0.21	$0.35	$0.38

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)

Revenues:
Leasing	$66,053	$70,362	$73,982	$74,241
Sales	6,654	7,538	8,691	8,761
Other	313	350	809	548

Total revenues	73,020	78,250	83,482	83,550

Costs and expenses:
Cost of sales	4,459	5,160	5,975	6,057
Leasing, selling and general expenses	36,838	40,335	44,693	45,128
Depreciation and amortization	4,891	5,113	5,581	5,564

Total costs and expenses	46,188	50,608	56,249	56,749

Income from operations	26,832	27,642	27,233	26,801
Other income (expense):
Interest income	8	29	34	30
Interest expense	(5,953)	(6,100)	(6,241)	(6,612)
Debt extinguishment expense	—	(11,224)	—	—
Foreign currency exchange	—	(1)	54	54

Income before provision for income taxes	20,887	10,346	21,080	20,273
Provision for income taxes	8,190	4,015	8,376	7,829

Net income	$12,697	$6,331	$12,704	$12,444

Earnings per share:
Basic	$0.36	$0.18	$0.35	$0.36

Diluted	$0.35	$0.17	$0.35	$0.36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the accompanying notes included elsewhere in this Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those described under Item 1A,“Risk Factors.”

The following discussion takes into account our acquisition on April 28, 2006, of the Royal Wolf Companies. The operations acquired are included in our operating results for the twelve months ended December 31, 2007 and 2006. Only eight months of results of these acquired operations are included in the operating results for the twelve months ended December 31, 2006. As a result of this acquisition, we added two new locations in California, six locations in the United Kingdom and a branch in The Netherlands. We also consolidated operations at 10 locations in the United States where there was branch overlap as a result of the acquisition. The results of operations for 2007 also include the four acquisitions and one start up location that we completed in 2007.

Overview

General

We derive most of our revenues from the leasing of portable storage containers and portable offices. The average North America intended lease term at lease inception is approximately 10 months for portable storage units and approximately 13 months for portable offices. In Europe, our customers historically had been on a month to month basis. Our European operations have been transitioning to our business leasing model, and as a result, 40% of our European leases at December 31, 2007 have intended lease terms at lease inception of approximately 7 months for portable storage units. In 2007, the company wide over-all lease term averaged 27 months for portable storage units and 22 months for portable offices. As a result of these long average lease terms, our leasing business tends to provide us with a recurring revenue stream and minimizes fluctuations in revenues. However, there is no assurance that we will maintain such lengthy overall lease terms.

In addition to our leasing business, we also sell portable storage containers and occasionally we sell portable office units. Our sales revenues as a percentage of total revenues have represented 9.9% of revenues in 2007. Our European subsidiaries, which in 2007 derived approximately 31.6% of their revenues from container sales, have been transitioned to our leasing business model, but sales continue to be a large part of their revenues for the time being.

Mobile Mini has grown through both internally generated growth and acquisitions, which we use to gain a presence in new markets. Typically, we enter a new market through the acquisition of the business of a smaller local competitor and then apply our business model, which is usually much more customer service and marketing focused than the business we are buying or its competitors in the market. If we cannot find a desirable acquisition opportunity in a market we wish to enter, we establish a new location from the ground up. As a result, a new branch location will typically have fairly low operating margins during its early years, but as our marketing efforts help us penetrate the new market and we increase the number of units on rent at the new branch, we take advantage of operating efficiencies to improve operating margins at the branch and typically reach company average levels after several years. When we enter a new market, we incur certain costs in developing an infrastructure. For example, advertising and marketing costs will be incurred and certain minimum staffing levels and certain minimum levels of delivery equipment will be put in place regardless of the new market’s revenue base. Once we have achieved revenues during any period that are sufficient to cover our fixed expenses, we generate high margins on incremental lease revenues. Therefore, each additional unit rented in excess of the break-even level, contributes significantly to profitability. Conversely, additional fixed expenses that we incur require us to achieve additional revenue as compared to the prior period to cover the additional expense.

From 2003 through 2005, we had not entered into as many new markets as we had in the earlier years or as we did in 2006 and 2007, resulting in less downward pressure on our operating margins. With the entry into eleven new markets in 2006, particularly the seven branches that operate in Europe, we added fixed costs to develop new branch infrastructure in 2006 and 2007. These additional costs include branch office and yard locations, marketing and advertising programs, delivery equipment, Enterprise Resource Planning system and staffing requirements. These expenses put some pressure on our operating margins in the fourth quarter of 2006, and more pressure in 2007. This infrastructure will enable the new branches to complete the transition to our leasing business model, which should lead to more revenue growth and then slowly start increasing operating margins as we start realizing the benefits from incremental lease revenues. We also have to staff our European headquarters that processes and tracks all of their leasing, sales and accounting transactions for consolidation with our North America operations.

Among the external factors we examine to determine the direction of our business is the level of non-residential construction activity, especially in areas of the country where we have a significant presence. Customers in the construction industry represented approximately 43% and 40% of our units on rent at December 31, 2007 and 2006, respectively, and because of the degree of operating leverage we have, increases or declines in non-residential construction activity can have a significant effect on our operating margins and net income. In 2007, after three years of very strong growth in non residential construction activity in the U.S, the growth rate in this sector began to moderate and the level of our construction related business began to slowdown in certain geographic areas, particularly in the southeast and southwest. We were able to offset a portion of these economic effects by continuing to gain market share for certain of our products, particularly our manufactured containers and portable offices, and by rapidly growing our base in Europe and certain geographic areas in the U.S. We believe that the uncertainty and caution that is apparent in the financial markets in the early part of 2008, particularly as market conditions affect the availability of credit to finance construction projects, could continue to exert downward pressure on the levels of non-residential construction activity. In late 2007 and early 2008, we notice a slowdown in the southeast and southwest regions. This could have a material effect upon our results of operations.

In managing our business, we focus on our growth in leasing revenues, particularly in existing markets where we can take advantage of the operating leverage inherent in our business model. Mobile Mini’s goal is to maintain a high growth rate so that revenue growth will exceed inflationary growth in expenses.

We are a capital-intensive business, so in addition to focusing on earnings per share, we focus on adjusted EBITDA to measure our results. We calculate this number by first calculating EBITDA, which we define as net income before interest expense, debt restructuring or extinguishment expense, provision for income taxes, depreciation and amortization. This measure eliminates the effect of financing transactions that we enter into on an irregular basis based on capital needs and market opportunities, and this measure provides us with a means to track internally generated cash from which we can fund our interest expense and our lease fleet growth. In comparing EBITDA from year to year, we typically further adjust EBITDA to ignore the effect of what we consider non-recurring events not related to our core business operations to arrive at what we define as adjusted EBITDA. The non-recurring events reflected in the adjusted EBITDA are the effect in 2003 of our Florida litigation expense, which was concluded in 2003, and, in 2005, for losses incurred related to Hurricane Katrina and the proceeds received from a third party related to a settlement agreement in connection with the Florida litigation. In 2006, with the adoption of SFAS No. 123(R), when we calculated adjusted EBITDA, we also excluded share-based compensation expense in comparing adjusted EBITDA to other periods. Under APB Opinion No. 25, we did not recognize compensation expense in connection with stock option awards in years prior to 2006. Because EBITDA is a non- GAAP financial measure, as defined by the SEC, we include in this Report reconciliations of EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States. These reconciliations are included in Item 6, “Selected Financial Data”.

In managing our business, we routinely compare our adjusted EBITDA margins from year to year and based upon age of branch. We define this margin as adjusted EBITDA divided by our total revenues, expressed as a percentage. We use this comparison, for example, to study internally the effect that increased costs have on our margins. As capital is invested in our established branch locations, we achieve higher adjusted EBITDA margins on that capital than we achieve on capital invested to establish a new branch, because our fixed costs are already in place in connection with the established branches. The fixed costs are those associated with yard and delivery equipment, as well as advertising, sales, marketing and office expenses. With a new market or branch, we must first fund and absorb the startup costs for setting up the new branch facility, hiring and developing the management and sales team and developing our marketing and advertising programs. A new branch will have low adjusted EBITDA margins in its early years until the number of units on rent increases. Because of our high operating margins on incremental lease revenue, which we realize on a branch by branch basis when the branch achieves leasing revenues sufficient to cover the branch’s fixed costs, leasing revenues in excess of the break-even amount produce large increases in profitability. Conversely, absent significant growth in leasing revenues, the adjusted EBITDA margin at a branch will remain relatively flat on a period by period comparative basis.

Accounting and Operating Overview

Our leasing revenues include all rent and ancillary revenues we receive for our portable storage, combination storage/office and mobile office units. Our sales revenues include sales of these units to customers. Our other revenues consist principally of charges for the delivery of the units we sell. Our principal operating expenses are (1) cost of sales; (2) leasing, selling and general expenses; and (3) depreciation and amortization, primarily depreciation of the portable storage units and portable offices in our lease fleet. Cost of sales is the cost of the units that we sold during the reported period and includes both our cost to buy, transport, refurbish and modify used ocean-going containers and our cost to manufacture portable storage units and other structures. Leasing, selling and general expenses include among other expenses, advertising and other marketing expenses, real property lease expenses, commissions, repair and maintenance costs of our lease fleet and transportation equipment and corporate expenses for both our leasing and sales activities. Annual repair and maintenance expenses on our leased units over the last three years have averaged approximately 4.3% of lease revenues and are included in leasing, selling and general expenses. We expense our normal repair and maintenance costs as incurred (including the cost of periodically repainting units).

Our principal asset is our lease fleet, which has historically maintained value close to its original cost. The steel units in our lease fleet (other than van trailers) are depreciated on the straight-line method using an estimated useful life of 25 years, after the date the unit is placed in service, with an estimated residual value of 62.5%. The depreciation policy is supported by our historical lease fleet data which shows that we have been able to obtain comparable rental rates and sales prices irrespective of the age of our container lease fleet. Our wood mobile office units are depreciated over 20 years to 50% of original cost. Van trailers, which constitute a small part of our fleet, are depreciated over 7 years to a 20% residual value. Van trailers, which are only added to the fleet as a result of acquisitions of portable storage businesses, are of much lower quality than storage containers and consequently depreciate more rapidly. See “Item 1. Business — Product Lives and Durability”.

Our expansion program and other factors can affect our overall utilization rate. During the last five years, our annual utilization levels averaged 80.8%, and ranged from a low of 78.7% in 2003 to a high of 82.9% in 2005. Our utilization level averaged 79.6% during 2007. Since 1996, we have increased our total lease fleet from 13,600 units to 160,100 units, representing a CAGR of 25.1%.

Results of Operations

The following table shows the percentage of total revenues represented by the key items that make up our statements of income; certain amounts may not add due to rounding:

	Year Ended December 31,
	2003	2004	2005	2006	2007

Revenues:
Leasing	87.7%	89.0%	91.0%	89.7%	89.4%
Sales	11.8	10.7	8.5	9.8	9.9
Other	0.5	0.3	0.5	0.5	0.7

Total revenues	100.0	100.0	100.0	100.0	100.0

Costs and expenses:
Cost of sales	7.8	6.7	5.2	6.3	6.8
Leasing, selling and general expenses	54.7	53.9	52.8	51.2	52.5
Florida litigation expense	5.8	—	—	—	—
Depreciation and amortization	6.8	6.8	6.2	6.1	6.6

Total costs and expenses	75.1	67.4	64.2	63.6	65.9

Income from operations	24.9	32.6	35.8	36.4	34.1
Other income (expense):
Interest income	—	—	—	0.2	—
Other income	—	—	1.6	—	—
Interest expense	(11.1)	(12.1)	(11.2)	(8.7)	(7.8)
Debt restructuring expense	(7.2)	—	—	(2.4)	(3.5)
Foreign currency exchange gain	—	—	—	—	—

Income before provision for income taxes	6.6	20.5	26.2	25.5	22.8
Provision for income taxes	2.6	8.2	9.8	9.9	8.9

Net income	4.0%	12.3%	16.4%	15.6%	13.9%

Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

Total revenues in 2007 increased $44.9 million, or 16.4%, to $318.3 million from $273.4 million in 2006. Leasing of portable storage units and portable offices accounted for approximately 89.4% of total revenues during 2007. Leasing revenues in 2007 increased $39.5 million, or 16.1%, to $284.6 million from $245.1 million in 2006. This increase resulted from a 5.2% increase in the average rental yield per unit, a 10.4% increase in the average number of units on lease and 0.5% increase due to favorable exchange rates, in each case as compared to the same period in 2006. The increase in yield resulted from an increase in average rental rates over the prior year, an increase in revenue for ancillary rental services, such as delivery charges and continued change in the mix of units being added to our fleet. We have added more premium containers and portable wood offices to the lease fleet in recent periods for which we obtain higher rental rates than basic storage units. The portable offices we have added to our lease fleet in recent quarters have on average been larger units that command high rents. These higher lease rates were partially offset by lower rental rates on units added through acquisitions that continue on lease, including Europe, which on the average are smaller, were not refurbished and were primarily storage containers rather than portable offices. In 2007, our leasing revenue growth rate was 16.1% as compared to 30.0% in 2006. The leasing revenue growth rate during the four quarters of 2007 was 28.2%, 18.6%, 12.8% and 8.2%, respectively. The fourth quarter growth rate was negatively impacted by several factors, including the general slowdown in non-residential construction during the second half of 2007 and a planned significant reduction in our seasonal storage business compared to 2006 levels. We opened four new branches in 2007: two new locations in the United States and two in Canada. We also completed another acquisition in 2007 in which we consolidated the acquired business operations into our existing Pensacola, Florida operations. Our sales of portable storage and office units accounted for 9.9% in 2007 and 9.8% in 2006, of our total revenues. Other revenues, primarily related to our sales business and principally arising from transportation charges for the delivery of units sold and the sale of ancillary products represented 0.7% of total revenues in 2007 and 0.5% in 2006. Our revenues from the sale of portable storage units increased $4.8 million, or 18.0%, to $31.6 million in 2007 from $26.8 million in 2006. This increase is primarily related to the higher level of sales activity at our newer locations both in the United States and especially in Europe which only had eight months reported in 2006. Our leasing business continues to be our primary focus and leasing revenues have become the predominant part of our revenue mix over the past several years. We expect this trend to continue as our European branches scale down their sales activity and trend to our leasing business model.

Cost of sales are the costs related to our sales revenue only. Cost of sales as a percentage of sales revenue increased to 68.4% in 2007 from 64.1% in 2006. The decrease in the 2007 gross margin results in large part from the additional sales associated with our European operations where many of our units are sold at wholesale and sales margins tend to be lower than in the U.S.

Leasing, selling and general expenses increased $27.1 million, or 19.4%, to $167.0 million in 2007 from $139.9 million in 2006. Leasing, selling and general expenses, as a percentage of total revenues, were 52.5% and 51.2% in 2007 and 2006, respectively. In 2007, our margins were affected by the costs associated with developing infrastructure to support our United Kingdom operations, higher delivery and freight costs, employee stock-based compensation expense, higher fleet repair and maintenance expense, and expenses that vary in relation to revenue growth. We generally anticipate that a new branch will first achieve a positive operating margin after approximately 12 months of operations. In the United Kingdom, this ramp up was more pronounced than our historical experience, because the operating model of our predecessor featured outsourced storage yards and third-party delivery equipment. Consequently we needed to acquire properties from which to operate our branches, delivery equipment with which to operate our business, and sales employees to drive demand for our products. During 2007, delivery and freight costs, including fuel, increased by $4.4 million over 2006, as fuel prices increased and we used more third-party vendors for the transportation of our units, particularly our modular office units (increased costs were passed on to customers in the form of higher delivery and pick-up charges). Included in leasing, selling and general expense is approximately $4.0 million and $3.1 million in 2007 and 2006, respectively, of expenses related to share-based compensation in accordance with SFAS No. 123(R), which became effective for us on January 1, 2006. In addition, the other major increases in leasing, selling and general expenses for 2007 were: (1) repairs on our lease fleet, including costs related to our office units, increased by $5.0 million due to costs associated with repairing hurricane damaged units and a larger number of mobile offices maintaining our higher overall utilization and repairs and maintenance of delivery and other equipment increased by $1.3 million principally as a result of our preventative maintenance programs and general repairs associated with servicing a larger lease fleet and (2) payroll and related expenses increased by $10.0 million and included increased commissions paid on increased revenues as well as general wage increases.

EBITDA increased $13.1 million, or 11.2%, to $129.9 million in 2007 from $116.8 million in 2006.

Depreciation and amortization expenses increased $4.4 million, or 26.3%, to $21.1 million in 2007 from $16.7 million in 2006. The higher depreciation expense is primarily due to the growth in our lease fleet over the prior year to meet increased demand of our products and included the depreciation of units acquired through acquisitions in both 2006 and 2007. It also includes the depreciation expenses associated with the portable storage units added to the lease fleet during 2007 and the inclusion in the lease fleet of additional wood modular offices which have a higher depreciation rate than our steel units. Also, in 2006 and 2007, depreciation expense includes the related depreciation on the additions to property, plant and equipment, primarily trucks, forklifts and trailers, to support the lease fleet growth, and the customized enterprise resource planning system to enhance our reporting environment. This increase in our lease fleet enabled us to achieve our higher lease revenues. Since December 31, 2006, our lease fleet cost basis for depreciation increased by $118.5 million. See “Critical Accounting Policies and Estimates” within this Item 7.

Interest expense increased $1.2 million, or 5.2%, to $24.9 million in 2007 from $23.7 million in 2006. Our monthly weighted average debt outstanding during 2007, compared to 2006, increased 14.2% while our average borrowing rate declined slightly in 2007, compared to the prior year level. In 2007, we redeemed $97.5 million of our 9.5% Senior Notes and issued $150.0 million of 6.875% Senior Notes, that were issued at 99.548% of par. In 2006, we paid down $52.5 million of our higher interest rate 9.5% Senior Notes. During 2007, we invested $110.6 million in net additions to our lease fleet and $9.7 million in acquisitions. These additions were funded through cash flow from operations and additional borrowings. The monthly weighted average interest rate on our debt was 7.0% for 2007 compared to 7.6% for 2006, excluding amortization of debt issuance costs. Taking into account the amortization of debt issuance costs, the monthly weighted average interest rate was 7.3% in 2007 and 7.9% in 2006. Our weighted average interest rate is lower, in part, because we redeemed our higher interest rate 9.5% Senior Notes in May 2007. See “Liquidity and Capital Resources” within this Item 7.

Debt extinguishment expense for the 2007 period resulted from the write-off of the remaining unamortized deferred loan costs and the redemption premium on $97.5 million aggregate principal amount of outstanding 9.5% Senior Notes redeemed in the second quarter of 2007. For the 2006 period, this expense represents the portion of deferred loan costs and the redemption premium on $52.5 million aggregate principal amount of the 9.5% Senior Notes redeemed in May 2006.

Provision for income taxes was based on an annual effective tax rate of 39.1% for 2007 as compared to an annual effective tax rate of 38.8% for 2006. Our 2007 consolidated tax provision includes the expected tax rates for our operations in the United States, Canada, United Kingdom and The Netherlands. The 2006 tax provision includes a $0.3 million tax benefit due to the recognition of certain state net operating loss carryforwards that were previously scheduled to expire in 2006. At December 31, 2007, we had a federal net operating loss carryforward of approximately $78.2 million, which expires if unused from 2018 to 2027. In addition, we had net operating loss carryforwards in the various states in which we operate. We believe, based on internal projections, that we will generate sufficient taxable income needed to realize the corresponding federal and state deferred tax assets to the extent they are recorded as deferred tax assets in our balance sheet.

Net income in 2007 was $44.2 million, as compared to $42.8 million in 2006. Our 2007 net income results were primarily achieved by our 16.4% increase in revenues and the operating leverage associated with this growth. These increases were partially offset by the $11.2 million, ($6.9 million after tax), charge for debt extinguishment expense related to the redemption of our outstanding 9.5% Senior Notes. Our 2006 net income was partially offset by the $6.4 million ($3.9 million after tax), tax debt extinguishment expenses related to the partial redemption of our 9.5% Senior Notes and includes a $0.3 million tax benefit due to the expected recognition of certain state net operating loss carryforwards.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

Total revenues in 2006 increased $66.2 million, or 32.0%, to $273.4 million from $207.2 million in 2005. Leasing of portable storage units and portable offices accounted for approximately 89.7% of total revenues during 2006. Leasing revenues in 2006 increased $56.5 million, or 30.0%, to $245.1 million from $188.6 million in 2005. This increase resulted from a 3.2% increase in the average rental yield per unit, a 26.7% increase in the average number of units on lease and 0.1% increase due to favorable exchange rates, in each case as compared to the same period in 2005. The increase in yield resulted from an increase in average rental rates over the prior year and an increase in revenue for ancillary rental services, such as delivery charges. An increase in the mix of premium units having higher rental rates which we added to our fleet was offset by lower rental rates on units added through acquisitions, especially in Europe, which on the average are smaller, were not refurbished and were primarily storage containers rather than portable offices. Excluding our European operations, our average rental yield per unit increased 5.5% in 2006 compared to 2005. In 2006, our lease revenue growth rate was 30.0% as compared to 25.8% in 2005. We opened eleven new branches through acquisitions in 2006: four in the United States, six in the United Kingdom and one in The Netherlands. We also completed another acquisition in 2006 in which we consolidated the acquired business operations into our existing Pensacola, Florida operations. Our sales of portable storage and office units accounted for 9.8% and 8.5% in 2006 and 2005, respectively, of our total revenues. Other revenues, primarily related to our sales business and principally arising from transportation charges for the delivery of units sold and the sale of ancillary products represented 0.5% of total revenues in both 2006 and 2005. Our revenues from the sale of portable storage units increased $9.3 million, or 53.3%, to $26.8 million in 2006 from $17.5 million in 2005. This increase is primarily related to the higher level of sales activity at our newer locations both in the United States and especially in Europe. Our leasing business continues to be our primary focus and leasing revenues have become the predominant part of our revenue mix over the past several years.

Cost of sales are the costs related to our sales revenue only. Cost of sales as a percentage of sales revenue increased to 64.1% in 2006 from 62.0% in 2005. Our gross margin was at a higher-than-typical level during both periods. The slight decrease in the 2006 gross margin results from our European operations where many of our units were sold at wholesale.

Leasing, selling and general expenses increased $30.6 million, or 28.1%, to $139.9 million in 2006 from $109.3 million in 2005. Leasing, selling and general expenses, as a percentage of total revenues, were 51.2% and 52.8% in 2006 and 2005, respectively. Included in this expense for 2006, is approximately $3.1 million of expenses related to share-based compensation in accordance with SFAS No. 123(R), which became effective for us on January 1, 2006. The 2005 expense amount includes $1.7 million related to Hurricane Katrina. Excluding these items, our leasing, selling and general expenses would have increased by $29.3 million, or 27.2%, to $136.8 million in 2006, as compared to $107.5 million in 2005. As the markets we entered in the past few years have continued to mature and as their revenues have increased to cover our fixed expenses at those locations, those markets have produced high margins on incremental lease revenues. Each additional unit on lease in excess of the break-even level contributes significantly to profitability. Over the next year, we anticipate our leasing, selling and general expenses will increase modestly as we add more infrastructure to the seven European and four United States branches acquired in 2006, to support their transformation to our business model. In addition to the share-based compensation expense, the major increase in leasing, selling and general expenses for 2006 were: (1) payroll and related expenses increased by $11.3 million and included the increase in commissions we paid our sales personnel related to the $66.2 million increase in revenues and general wage increases for over 1,900 employees who support the growth of our leasing activities; (2) delivery and freight costs, including fuel, increased by $8.6 million as fuel prices increased and we used more third-party vendors for the transportation of our units, particularly our modular office units (increased costs were passed on to customers in the form of higher delivery and pick-up charges); (3) repairs on our lease fleet, including costs related to our office units, increased by $2.6 million due to our increased maintenance efforts associated with maintaining our higher overall utilization rates and the higher cost associated with maintaining mobile offices; and (4) repairs and maintenance of delivery and other equipment increased by $1.0 million principally as a result of our preventative maintenance programs and general repairs associated with servicing a larger lease fleet.

EBITDA increased $26.6 million, or 29.4%, to $116.8 million in 2006 from $90.2 million in 2005. EBITDA, adjusted to exclude $3.1 million of share-based compensation expense in 2006 and Hurricane Katrina expenses of $1.7 million and $3.2 million of other income in 2005, increased $31.0 million, or 35.0%, to $119.8 million in 2006 as compared to $88.8 million in 2005.

Depreciation and amortization expenses increased $3.8 million, or 30.2%, to $16.7 million in 2006 from $12.9 million in 2005. The higher depreciation expense is primarily due to the growth in our lease fleet over the prior year to meet increased demand of our products and included the depreciation or units acquired through acquisitions in 2006. It also includes the depreciation expenses associated with the refurbishment of portable storage units added to the lease fleet during 2006 and the inclusion in the lease fleet of additional wood modular offices which have a higher depreciation rate than our steel units. Also, in 2006, depreciation expense includes the related depreciation on the additions to property, plant and equipment, primarily trucks, forklifts and trailers, to support the lease fleet growth, and the customized enterprise resource planning system to enhance our reporting environment. This increase in our lease fleet enabled us to achieve our higher lease revenues. Since December 31, 2005, our lease fleet cost basis for depreciation increased by $157.8 million. See “Critical Accounting Policies and Estimates” within this Item 7.

Other income in 2005, represents net proceeds of a settlement agreement pursuant to which a third party reimbursed us for a portion of losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida.

Interest expense increased $0.5 million, or 2.2%, to $23.7 million in 2006 from $23.2 million in 2005. Our monthly weighted average debt outstanding during 2006, compared to 2005, was virtually unchanged due to our equity offering. This slight increase in interest expense in 2006 resulted primarily from higher interest rates on our variable rate line of credit, which was offset by the interest savings resulting from the redemption of $52.5 million of our 9.5% Senior Notes in May 2006. During 2006, we invested $122.6 million in net additions to our lease fleet and $59.5 million in acquisitions. These additions were funded through cash flow from operations, use of a portion of the proceeds of an equity offering, and additional borrowings. The monthly weighted average interest rate on our debt was 7.6% for both 2006 and 2005, excluding amortization of debt issuance costs. Taking into account the amortization of debt issuance costs, the monthly weighted average interest rate was 7.9% to both 2006 and 2005. Our weighted average interest rate is slightly higher in 2006 primarily due to higher LIBOR rates in effect during 2006, partially offset by lower spreads from LIBOR on our line of credit due to our improved leverage ratio. In addition, our weighted average interest rate is reduced as a larger percentage of our borrowing comes from our lower rate revolving line of credit. Interest costs include interest related to our Senior Notes that bear interest at 9.5% per annum, which was higher than the average borrowing rate under our revolving credit facility.

Debt extinguishment expense in the 2006 period represents the portion of deferred loan costs and the redemption premium on 35% of the $150.0 million aggregate principal amount of outstanding Senior Notes that we redeemed in May 2006.

Provision for income taxes was based on an annual effective tax rate of 38.8% for 2006 as compared to an annual effective tax rate of 37.3% for 2005. Our 2006 consolidated tax provision includes the expected tax rates for our operations in the United States, Canada, United Kingdom and The Netherlands. The tax provision rate for 2006 was slightly higher than in 2005, due to permanent differences increasing for the expense relating to incentive stock options as a result of the adoption of SFAS No. 123(R). The 2006 tax provision includes a $0.3 million tax benefit due to the recognition of certain state net operating loss carryforwards that were previously scheduled to expire in 2006, that management expects to recover with 2006 taxable income. The 2005 tax provision includes a $0.7 million tax benefit due to the recognition of certain state net operating loss carryforwards that were previously scheduled to expire in 2005 and 2006. At December 31, 2006, we had a federal net operating loss carryforward of approximately $47.0 million, which expires if unused from 2021 to 2026. In addition, we had net operating loss carryforwards in the various states in which we operate. We believe, based on internal projections, that we will generate sufficient taxable income needed to realize the corresponding federal and state deferred tax assets to the extent they are recorded as deferred tax assets in our balance sheet.

Net income in 2006 was $42.8 million, as compared to $34.0 million in 2005. Our 2006 net income results were primarily achieved by our 32.0% increase in revenues and the operating leverage associated with this growth, and includes a $0.3 million tax benefit discussed above. These increases were partially offset by the $3.1 million, ($2.3 million after tax), charge for share-based compensation and the $6.4 million ($3.9 million after tax) for debt extinguishment expense related to the partial redemption of our Senior Notes. Our 2005 net income includes the proceeds from a settlement agreement of $3.2 million ($1.9 million after tax), $1.7 million ($1.0 million after tax) expenses related to Hurricane Katrina, and a $0.7 million tax benefit due to the expected recognition of certain state net operating loss carryforwards.

Liquidity and Capital Resources

Liquidity Summary

Most of our capital needs are discretionary and are used principally to acquire additional units for our lease fleet. Leasing is a capital-intensive business that requires us to acquire assets before they generate revenues, cash flow and earnings. The assets which we lease have very long useful lives and require relatively little recurrent maintenance expenditures. Most of the capital we deploy into our leasing business has been used to expand our operations geographically, to increase the number of units available for lease at our leasing locations, and to add to the mix of products we offer. During recent years our operations have generated annual cash flow that exceeds our pre-tax earnings, particularly due to the deferral of income taxes caused by accelerated depreciation that is used for tax accounting.

During the second quarter of 2007, we redeemed $97.5 million principal amount of our issued and outstanding 9.5% Senior Notes due 2013. On May 7, 2007, we completed the offering of our $150.0 million principal amount 6.875% Senior Notes due 2015, issued at 99.548% of par value, through a private placement to institutional investors. Subsequently, the private placement notes were exchanged for a like amount of Senior Notes with identical terms pursuant to an exchange offer registered under the Securities Act of 1933. We received net proceeds of approximately $146.3 million, after underwriters’ discounts and commissions, from our issuance of the $150.0 million 6.875% Senior Notes. We used these proceeds to redeem the $97.5 million principal balance of our 9.5% Senior Notes, and paid accrued interest, transaction costs and the redemption premium (approximately $8.8 million) on the 9.5% Senior Notes. We used the remaining net proceeds of approximately $33.2 million to repay borrowings under our revolving line of credit.

On May 7, 2007, we amended our senior secured revolving line of credit to provide a $425.0 million revolving credit facility, which is scheduled to mature in May 2012. We may also, at our option and without lenders’ consent, increase available borrowings under the revolving credit facility by an additional $75.0 million during the term of the agreement.

During the past two years, our capital expenditures and acquisitions have been funded by our operating cash flow, an offering of shares of our common stock in March 2006, which provided us approximately $120.3 million of net proceeds, our May 2007 offering of Senior Notes, and borrowings under our revolving credit facility. Our operating cash flow is, in general, weakest during the first quarter of each fiscal year, when customers who leased containers for holiday storage return the units. At December 31, 2007, we had unused borrowing availability of approximately $183.7 million under our revolving credit facility. Our net borrowings outstanding under our revolving credit facility increased by $34.2 million, from $203.7 million at December 31, 2006 to $237.9 million at December 31, 2007. The net additional borrowings, which were offset by the $33.2 million paydown of our revolving credit agreement in May 2007 utilizing a portion of the proceeds of the Senior Note issuance, were used, in conjunction with cash provided by operating activities, to fund the $126.7 million of additions to our lease fleet, purchase property, plant and equipment of $18.5 million, to fund the purchase price related to acquisitions in 2007 totaling $9.7 million and to repurchase $39.3 million of our common stock. As of February 22, 2008, borrowings outstanding under our revolving credit facility were approximately $234.9 million.

Operating Activities.  Our operations provided net cash flow of $91.3 million in 2007 as compared to $76.9 million in 2006 and $69.2 million in 2005. The $14.4 million increase in 2007 over 2006 in cash provided by operating activities, in addition to increased pre-tax income and the related deferral of the income taxes, included the increase of a non-cash charge of $1.0 million related to share-based compensation expense, and a $0.9 million increase in non-cash debt extinguishment expense relating to the redemption of our 9.5% Senior Notes. In 2007, cash provided by operating activities was negatively affected by the $8.9 million premium paid in connection with redeeming $97.5 million of our 9.5% Senior Notes. In 2006, cash provided by operating activities was negatively affected by the $5.0 million premium paid in connection with redeeming 35% of our 9.5% Senior Notes, while in 2005 cash provided by operating activities was positively influenced by the receipt of $3.2 million of other income. Additionally, in 2007, cash provided by operating activities was negatively impacted by increases in accounts receivable which was due to the general growth in our leasing activities by an increase in our sales activity related to our newly acquired European operations, and by an increase in deposits and prepaid expenses. In 2005, accounts payable increased by $8.6 million, while in 2006, accounts payable decreased $2.1 million primarily due to the timing of vendor payment requirements. Cash provided by operating activities is enhanced by the deferral of most income taxes due to the rapid tax depreciation rate of our assets and our federal and state net operating loss carryforwards. At December 31, 2007, we had a federal net operating loss carryforward of approximately $78.2 million and a net deferred tax liability of $123.5 million.

Investing Activities.  Net cash used in investing activities was $138.7 million in 2007, $192.8 million in 2006 and $113.3 million in 2005. In 2007, $9.7 million of cash was paid for acquisition of businesses, compared to $59.5 million in 2006 and $7.0 million in 2005. Capital expenditures for our lease fleet, net of proceeds from sale of lease fleet units, were $110.6 million in 2007, $122.6 million in 2006 and $100.0 million in 2005. Capital expenditures decreased almost 10% in 2007, with the decrease occurring primarily in the fourth quarter 2007 due to the economic slow down. Additions to the lease fleet included refurbishment of prior acquisition units and our steel and wood offices. During the past several years we have increased the customization of our fleet, enabling us to differentiate our product from our competitors’ product, and we have complimented our lease fleet by adding wood mobile offices. Capital expenditures for property, plant and equipment, net of proceeds from any sale of property, plant and equipment, were $18.4 million in 2007, $10.7 million in 2006 and $6.4 million in 2005. The $12.3 million net increase for property, plant and equipment, of which $7.3 million was spent in Europe, was primarily for new delivery equipment and forklifts at our newer branches and additional hardware and software in conjunction with our upgraded computer information systems. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. Mobile Mini has no contracts or other arrangements pursuant to which we are required to purchase a fixed or minimum amount of goods or services in connection with any portion of our business. Maintenance capital expenditures is the cost to replace old forklifts, trucks and trailers that we use to move and deliver our products to our customers, and for enhancements to our computer information systems. Our maintenance capital expenditures were approximately $0.8 million in 2007, $0.8 million in 2006 and $1.9 million in 2005.

Financing Activities.  Net cash provided by financing activities was $48.4 million in 2007, $117.0 million in 2006 and $43.3 million in 2005. In 2006, we received approximately $120.3 million in net proceeds from the Equity Offering and we redeemed $52.5 million (or 35% of the aggregate outstanding principal balance) of our 9.5% Senior Notes. During 2006, in addition to our Equity Offering, we relied on cash provided by operations as well as our revolving credit facility to provide the additional capital needed to fund the growth of our lease fleet and to complete certain acquisitions. Additionally, we received $5.6 million, $5.2 million and $11.7 million from the exercises of employee stock options and the related tax benefits in 2007, 2006 and 2005, respectively. As of December 31, 2007, we had $237.9 million of borrowings outstanding under our revolving credit facility, and approximately $183.7 million of additional borrowings were available to us under the facility. As of February 22, 2008, our borrowings outstanding under our revolving credit facility were approximately $234.9 million.

Loans under our revolving credit facility bear interest at a rate based, at our option and subject to our leverage ratio, on either (1) the prime rate plus a spread ranging from -0.25% (negative) to 0.25%, or (2) LIBOR, plus a spread ranging from 1.25% to 2.00%. The interest rate spread from the LIBOR rate and prime rate is measured at the end of each quarter. Interest on outstanding borrowings is payable monthly or, with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period (whichever is more frequent). In addition to paying interest on any outstanding principal amount, we pay an unused revolving credit facility fee to the senior lenders equal to a range of 0.25% to 0.375% per annum on the unused daily balance of the revolving credit commitment, payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year. For each letter of credit we issue, we pay (i) a per annum fee equal to the margin over the LIBOR rate from time to time in effect, (ii) a fronting fee on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges.

All of our obligations under the revolving credit facility are guaranteed jointly and severally by each of our subsidiaries. The revolving credit facility and the related guarantees are secured by substantially all of our assets and all assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock or other ownership interest owned by us and each guarantor and (ii) first-priority security interests in all of our tangible and intangible assets and the tangible and intangible assets of each guarantor (in each case, other than certain equipment assets subject to capitalized lease obligations). As of December 31, 2007, we had minor capital lease obligations relating to office equipment.

Our revolving credit agreement imposes some material covenants that restrict us in the conduct of our business, although certain covenants are inapplicable in whole or in part as long as we are not in default under the agreement and we maintain borrowing availability in excess of certain pre-determined levels. If our borrowing availability is below a specified level, the revolving credit facility triggers covenants restricting (or in some cases, further restricting) our ability to, among other things: (i) declare cash dividends, or redeem or repurchase our capital stock in excess of $10.0 million; (ii) prepay, redeem or purchase other debt; (iii) incur liens; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We also must comply with specified financial covenants and affirmative covenants. Should we fall below specified borrowing availability levels, then these financial covenants would set maximum permitted values for our leverage ratio, fixed charge coverage ratio and our minimum required utilization rates. Our compliance with financial covenants is measured as of the last day of each fiscal quarter. Under the terms of the revolving credit facility agreement, we were in compliance with all the covenants at December 31, 2007.

Events of default under the revolving credit facility include, but are not limited to, (i) our failure to timely pay principal or interest under the facility when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) events of bankruptcy, (v) cross default under certain other debt instruments, (vi) certain unsatisfied final judgments over a stated threshold amount, and (vii) a change of control.

At December 31, 2007, we had five interest rate swap agreements for a total of $125.0 million of debt. Two of these agreements (covering a total of $50 million of debt) expire during February 2008. We entered into interest rate swap agreements that effectively fixed the interest rate so that the rate is payable based upon a spread from fixed rates, rather than a spread from the LIBOR rate. At December 31, 2007, $275.1 million of our outstanding indebtedness bears interest at fixed rates (or the rate is effectively fixed due to a swap agreement), and approximately $112.9 million of borrowings under our credit facility are variable rate. Accounting for these swap agreements is covered by Statement of Financial Accounting Standard (SFAS) No. 133.

We believe we have sufficient borrowings available under the $425.0 million revolving credit facility to provide for our normal capital needs for the next 12 to 36 months, with the duration dependent in large part upon the balance between the internal growth rates achieved during 2007 and subsequent periods and the expenses of entering into additional markets during the period, which will be the main determinant of how quickly we use our additional borrowing capacity under the revolving credit facility.

With the closing of the definitive merger agreement announced in February 2008, we will have secured a $1.0 billion asset-based revolving credit facility to allow for increased borrowing capability after paying merger costs and repayment of indebtedness.

Contractual Obligations and Commitments

Our contractual obligations primarily consist of our outstanding balance under our secured revolving credit facility and $97.5 million of Senior Notes, together with other unsecured notes payable obligations and small obligations under capital leases. We also have operating lease commitments for: (1) real estate properties for the majority of our branches with remaining lease terms on our major leased properties ranging from 1 to 11 years; (2) delivery, transportation and yard equipment, typically under a five-year lease with purchase options at the end of the lease term at a stated or fair market value price; and (3) other equipment, primarily office machines.

At December 31, 2007, in connection with the issuance of our insurance policies, we provided certain insurance carriers with approximately $3.4 million in letters of credit and an agreement under which we are contingently responsible for $2.9 million in order to provide credit support for our payment of the deductibles and/or loss limitation reimbursements under the insurance policies.

We currently do not have any obligations under purchase agreements or commitments. Historically, we enter into capitalized lease obligations from time to time to purchase delivery, transportation and yard equipment and currently have small commitments recorded as capital leases relating to some office equipment.

The table below provides a summary of our contractual commitments as of December 31, 2007. The operating lease amounts include certain real estate leases that expire in 2008, but have lease renewal options that we currently anticipate to exercise in 2008 at the end of the initial lease period.

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Revolving credit facility	$237,857	$—	$—	$237,857	$—
Scheduled interest payment obligations under our revolving credit facility(1)	64,299	14,788	29,577	19,934	—
Senior Notes	150,000	—	—	—	150,000
Scheduled interest payment obligations under our Senior Notes(2)	77,344	10,313	20,625	20,625	25,781
Other long-term debt	743	743	—	—	—
Scheduled interest payment obligations under our long-term debt(2)	14	14	—	—	—
Obligations under capital leases	10	8	2	—	—
Scheduled interest payment obligations under capital leases(3)	1	1	—	—	—
Operating leases	48,904	10,325	16,707	9,442	12,430

Total contractual obligations	$579,172	$36,192	$66,911	$287,858	$188,211

(1)	Scheduled interest rate obligations under our revolving credit facility were calculated using our weighted average rate of 6.2% at December 31, 2007. Our revolving credit facility is subject to a variable rate of interest. The weighted average interest rate is inclusive of our fixed rates swap agreements.

(2)	Scheduled interest rate obligations under our Senior Notes and other long-term debt were calculated using stated rates.

(3)	Scheduled interest rate obligations under two capital leases were calculated using imputed rates of 6.5% and 13.6%.

Off-Balance Sheet Transactions

Mobile Mini does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on Mobile Mini’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Seasonality

Demand from some of our customers is somewhat seasonal. Demand for leases of our portable storage units by large retailers is stronger from September through December because these retailers need to store more inventories for the holiday season. Our retail customers usually return these leased units to us early in the following year. This causes lower utilization rates for our lease fleet and a marginal decrease in cash flow during the first quarter of the year. Over the last few years, we have reduced the percentage of our units we reserve for this seasonal business from the levels we allocated in earlier years, decreasing our seasonality.

Critical Accounting Policies, Estimates and Judgments

Our significant accounting policies are disclosed in Note 1 to our consolidated financial statements. The following discussion addresses our most critical accounting policies, some of which require significant judgment.

Mobile Mini’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. These estimates and assumptions are based upon our evaluation of historical results and anticipated future events, and these estimates may change as additional information becomes available. The Securities and Exchange Commission defines critical accounting policies as those that are, in management’s view, most important to our financial condition and results of operations and those that require significant judgments and estimates. Management believes that our most critical accounting policies relate to:

Revenue Recognition.  Lease and leasing ancillary revenues and related expenses generated under portable storage units and office units are recognized on a straight-line basis. Revenues and expenses from portable storage unit delivery and hauling are recognized when these services are earned, in accordance with SAB No. 104. We recognize revenues from sales of containers and mobile office units upon delivery when the risk of loss passes, the price is fixed and determinable and collectibility is reasonably assured. We sell our products pursuant to sales contracts stating the fixed sales price with our customers.

Share-Based Compensation.  Prior to fiscal 2007, we accounted for stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25. Effective January 1, 2006, we adopted the provisions of SFAS 123(R) using the modified-prospective-transition method. SFAS 123(R) requires companies to recognize the fair-value of stock-based compensation transactions in the statement of income. The fair value of our stock-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes valuation calculation requires us to estimate key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. Expected stock price volatility is based on the historical volatility of our stock. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from an analysis of historical exercises and remaining contractual life of stock options, and represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield. If our actual experience differs significantly from the assumptions used to compute our stock-based compensation cost, or if different assumptions had been used, we may have recorded too much or too little stock-based compensation cost. For stock options and nonvested share awards subject solely to service conditions, we recognize expense using the straight-line attribution method. For nonvested share awards subject to service and performance conditions, we are required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, we will recognize the expense using accelerated attribution method. In addition, for both stock options and nonvested share awards, we are required to estimate the expected forfeiture rate of our stock grants and only recognize the expense for those shares expected to vest. If the actual forfeiture rate is materially different from our estimate, our stock-based compensation expense could be materially different. We had approximately $4.7 million of total unrecognized compensation costs related to stock options at December 31, 2007 that are expected to be recognized over a weighted-average period of 1.9 years and $11.5 million of total unrecognized compensation costs related to nonvested share awards at December 31, 2007 that are expected to be recognized over a weighted-average period of 4.0 years. See Note 9 to the Consolidated Financial Statement for a further discussion on stock-based compensation.

Allowance for Doubtful Accounts.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We establish and maintain reserves against estimated losses based upon historical loss experience and evaluation of past due accounts agings. Management reviews the level of the allowances for doubtful accounts on a regular basis and adjusts the level of the allowances as needed. If we were to increase the factors used for our reserve estimates by 25%, it would have the following approximate effect on our net income and diluted earnings per share at December 31, as follows:

	Years Ended December 31,
	2006	2007
	(In thousands except per share data)

As reported:
Net income	$42,776	$44,176
Diluted earnings per share	$1.21	$1.22
As adjusted for hypothetical change in reserve estimates:
Net income	$42,083	$43,893
Diluted earnings per share	$1.19	$1.21

If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of Goodwill  We assess the impairment of goodwill and other identifiable intangibles on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors we consider important which could trigger an impairment review include the following:

•	significant under-performance relative to historical, expected or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	our market capitalization relative to net book value; and

•	significant negative industry or general economic trends.

Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, we operate on one reportable segment, which is comprised of three reporting units with the addition of our European operations. We perform an annual impairment test on goodwill using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. In addition, we will perform impairment tests during any reporting period in which events or changes in circumstances indicate that an impairment may have incurred. We performed the required impairment tests for goodwill as of December 31, 2007 and determined that goodwill is not impaired and it is not necessary to record any impairment losses related to goodwill. We will continue to perform this test in the future as required by SFAS No. 142.

Impairment of Long-Lived Assets.  We review property, plant and equipment and intangibles with finite lives (those assets resulting from acquisitions) for impairment when events or circumstances indicate these assets might be impaired. We test impairment using historical cash flows and other relevant facts and circumstances as the primary basis for its estimates of future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, whether due to new information or other factors, we may be required to record impairment charges for these assets.

Depreciation Policy.  Our depreciation policy for our lease fleet uses the straight-line method over our units’ estimated useful life, after the date that we put the unit in service. Our steel units are depreciated over 25 years with an estimated residual value of 62.5%. Wood offices units are depreciated over 20 years with an estimated residual value of 50%. Van trailers, which are a small part of our fleet, are depreciated over 7 years to a 20% residual value. Van trailers are only added to the fleet as a result of acquisitions of portable storage businesses.

In 2004, we modified our depreciation policy on our steel units to increase the useful life to 25 years (from 20 years), and to decrease the residual value to 62.5% (from 70%), which effectively resulted in continued depreciation on steel units for five additional years at the same annual rate (1.5%). This change was made to reflect that some of our steel units have now been in our lease fleet longer than 20 years and these units continue to be effective income producing assets that do not show signs of reaching the end of their useful life. The depreciation policy is supported by our historical lease fleet data that shows we have been able to retain comparable rental rates and sales prices irrespective of the age of the unit in our container lease fleet.

We periodically review our depreciation policy against various factors, including the results of our lenders’ independent appraisal of our lease fleet, practices of the larger competitors in our industry, profit margins we are achieving on sales of depreciated units and lease rates we obtain on older units. If we were to change our depreciation policy on our steel units from 62.5% residual value and a 25-year life to a lower or higher residual and a shorter or longer useful life, such change could have a positive, negative or neutral effect on our earnings, with the actual effect being determined by the change. For example, a change in our estimates used in our residual values and useful life on our steel units would have the following approximate effect on our net income and diluted earnings per share as reflected in the table below.

		Useful
	Residual	Life in
	Value	Years	2006	2007
	(In thousands except per share data)

As Reported:	62.5%	25
Net income			$42,776	$44,176
Diluted earnings per share			$1.21	$1.22
As adjusted for change in estimates:	70%	20
Net income			$42,776	$44,176
Diluted earnings per share			$1.21	$1.22
As adjusted for change in estimates:	50%	20
Net income			$39,595	$41,380
Diluted earnings per share			$1.12	$1.14
As adjusted for change in estimates:	40%	40
Net income			$42,776	$44,176
Diluted earnings per share			$1.21	$1.22
As adjusted for change in estimates:	30%	25
Net income			$38,641	$40,541
Diluted earnings per share			$1.09	$1.12
As adjusted for change in estimates:	25%	25
Net income			$38,004	$39,982
Diluted earnings per share			$1.07	$1.10

Insurance Reserves.  Our worker’s compensation, auto and general liability insurance are purchased under large deductible programs. Our current per incident deductibles are: worker’s compensation $250,000, auto $250,000 and general liability $100,000. We provide for the estimated expense relating to the deductible portion of the individual claims. However, we generally do not know the full amount of our exposure to a deductible in connection with any particular claim during the fiscal period in which the claim is incurred and for which we must make an accrual for the deductible expense. We make these accruals based on a combination of the claims development experience of our staff and our insurance companies, and, at year end, the accrual is reviewed and adjusted, in part, based on an independent actuarial review of historical loss data and using certain actuarial assumptions followed in the insurance industry. A high degree of judgment is required in developing these estimates of amounts to be accrued, as well as in connection with the underlying assumptions. In addition, our assumptions will change as our loss experience is developed. All of these factors have the potential for significantly impacting the amounts we have previously reserved in respect of anticipated deductible expenses, and we may be required in the future to increase or decrease amounts previously accrued.

Contingencies.  We are a party to various claims and litigation in the normal course of business. Management’s current estimated range of liability related to various claims and pending litigation is based on claims for which our management can determine that it is probable (as that term is defined in SFAS No. 5) that a liability has been incurred and the amount of loss can be reasonably estimated. Because of the uncertainties related to both the probability of incurred and possible range of loss on pending claims and litigation, management must use considerable judgment in making reasonable determination of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation. We do not anticipate the resolution of such matters known at this time will have a material adverse effect on our business or consolidated financial position.

Deferred Taxes.  In preparing our consolidated financial statements, we recognize income taxes in each of the jurisdictions in which we operate. For each jurisdiction, we estimate the actual amount of taxes currently payable or receivable as well as deferred tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred tax assets, we will increase our valuation allowance with a charge to income tax expense or offset goodwill if the deferred tax asset was acquired in a business combination. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced with a credit to income tax expense except if the valuation allowance was created in conjunction with a tax asset in a business combination.

At December 31, 2007, we have a $1.1 million valuation allowance and have $36.7 million of deferred tax assets included within the net deferred tax liability on our balance sheet. The majority of deferred tax asset relates to federal net operating loss carryforwards that have future expiration dates. Management currently believes that adequate future taxable income will be generated through future operations and/or through available tax planning strategies to recover these assets. However, given that these loss carryforwards that give rise to the deferred tax asset expire over 10 years beginning in 2018, there could be changes in management’s judgment in future periods with respect to the recoverability of these assets. As of December 31, 2007, management believes that it is more likely than not that the unreserved portion of these deferred tax assets will be recovered.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted this interpretation as of January 1, 2007. Adoption of FIN 48 did not have a material effect on our results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under this Standard, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133 hedge accounting are not met. SFAS No. 159 is effective for years beginning after November 15, 2007. We are currently evaluating the potential impact of adopting this Standard.

In June 2007, the FASB ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-11, Accounting for Income Tax Benefits on Dividends on Share-based Payment Awards. This EITF indicates tax benefits of dividends on unvested restricted stock are to be recognized in equity as an increase in the pool of excess tax benefits. If the related awards are forfeited or are no longer expected to vest, then the benefits are to be reclassified from equity to the income statement. The EITF is effective for fiscal years beginning after December 15, 2007. We do not expect the adoption of EITF Issue No. 06-11 will have a material effect on our results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-due fair value with limited exceptions. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of the adoption of SFAS No. 141R on our results of operations or financial condition.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin (ARB 51)) (SFAS No. 160). SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 becomes effective beginning January 1, 2009. Presently, there are no non-controlling interests in any of the Company’s consolidated subsidiaries, therefore, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial conditions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Swap Agreement.  We seek to reduce earnings and cash flow volatility associated with changes in interest rates through a financial arrangement intended to provide a hedge against a portion of the risks associated with such volatility. We continue to have exposure to such risks to the extent they are not hedged.

Interest rate swap agreements are the only instruments we use to manage interest rate fluctuations affecting our variable rate debt. At December 31, 2007, we had five interest rate swap agreements under which we pay a fixed rate and receive a variable interest rate on $125.0 million of debt. In 2007, in accordance with SFAS No. 133, comprehensive income included a charge of $1.3 million, net of income tax benefit of $0.8 million, related to the fair value of our interest rate swap agreements. We enter into derivative financial arrangements only to the extent that the arrangement meets the objectives described, and we do not engage in such transactions for speculative purposes.

The following table sets forth the scheduled maturities and the total fair value of our debt portfolio:

							Total at	Total Fair Value
	At December 31,						December 31,	at December 31,
	2008	2009	2010	2011	2012	Thereafter	2007	2007
	(In thousands, except percentages)

Debt:
Fixed rate	$751	$1	$1	$—	$—	$150,000	$150,753	$137,251
Average interest rate							6.87%
Floating rate(1)	$—	$—	$—	$—	$237,857	$—	$237,857	$237,857
Average interest rate							6.22%
Operating leases:	$10,325	$9,407	$7,300	$5,601	$3,841	$12,430	$48,904

(1)	Included in our floating rate line of credit facility are $125.0 million of fixed-rate swap agreements with a weighted average interest rate of 5.41% that mature between 2008 and 2010.

Impact of Foreign Currency Rate Changes.  We currently have branch operations outside the United States and we bill those customers primarily in their local currency which is subject to foreign currency rate changes. Our operations in Canada are billed in the Canadian Dollar, operations in the United Kingdom are billed in Pound Sterling and operations in The Netherlands are billed in the Eurodollar. We are exposed to foreign exchange rate fluctuations as the financial results of our non-United States operations are translated into U.S. Dollars. The impact of foreign currency rate changes has historically been insignificant with our Canadian operations, but we have more exposure to volatility with our European operations. In order to help minimize our exchange rate gain and loss volatility, we finance our European entities through our revolving line of credit which allows us to also borrow those funds in Pound Sterling denominated debt.

CG-1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Management’s Report on Internal Control Over Financial Reporting

To the Shareholders of Mobile Mini, Inc.,

The management of Mobile Mini, Inc., is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, our controls and procedures may not prevent or detect misstatements. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the controls system are met. Because of the inherent limitations in all controls systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

Under the supervision and with the participation of management, with the exception as noted above, we assessed the effectiveness of our internal control over financial reporting based on the criteria in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the criteria in Internal Control — Integrated Framework, we concluded that our internal control over financial reporting was effective as of December 31, 2007.

The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by Ernst & Young LLP, an Independent Registered Public Accounting Firm, as stated in their report which is included herein.

/s/  Steven G. Bunger
Steven G. Bunger
Chief Executive Officer
Mobile Mini, Inc.

/s/  Lawrence Trachtenberg
Lawrence Trachtenberg
Executive Vice President and
Chief Financial Officer
Mobile Mini, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mobile Mini, Inc.

We have audited Mobile Mini, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Mobile Mini, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mobile Mini, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mobile Mini, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Mobile Mini, Inc. and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/  ERNST & YOUNG LLP

Phoenix, Arizona
February 28, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mobile Mini, Inc.

We have audited the accompanying consolidated balance sheets of Mobile Mini, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audit also included the financial statement schedule listed in Item 15(a)(2). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobile Mini, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, Mobile Mini, Inc. changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mobile Mini, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Phoenix, Arizona
February 28, 2008

MOBILE MINI, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)

	December 31,
	2006	2007

ASSETS
Cash	$1,370	$3,703
Receivables, net of allowance for doubtful accounts of $5,008 and $3,993, respectively	34,953	37,221
Inventories	27,863	29,431
Lease fleet, net	697,439	802,923
Property, plant and equipment, net	43,072	55,363
Deposits and prepaid expenses	9,553	11,334
Other assets and intangibles, net	9,324	9,086
Goodwill	76,456	79,790

Total assets	$900,030	$1,028,851

Liabilities:
Accounts payable	$18,928	$20,560
Accrued liabilities	39,546	38,941
Line of credit	203,729	237,857
Notes payable	781	743
Obligations under capital leases	35	10
Senior notes, net of discount of $0 and $621 at December 31, 2006 and December 31, 2007, respectively	97,500	149,379
Deferred income taxes	97,507	123,471

Total liabilities	458,026	570,961

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 95,000 shares authorized, 35,898 and 34,573 issued and outstanding at December 31, 2006 and December 31, 2007, respectively	359	367
Additional paid-in capital	268,456	278,593
Retained earnings	169,718	213,894
Accumulated other comprehensive income	3,471	4,336
Treasury stock, at cost, 2,175 shares	—	(39,300)

Total stockholders’ equity	442,004	457,890

Total liabilities and stockholders’ equity	$900,030	$1,028,851

See accompanying notes.

MOBILE MINI, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2005	2006	2007
	(In thousands except per share data)

Revenues:
Leasing	$188,578	$245,105	$284,638
Sales	17,499	26,824	31,644
Other	1,093	1,434	2,020

Total revenues	207,170	273,363	318,302

Costs and expenses:
Cost of sales	10,845	17,186	21,651
Leasing, selling and general expenses	109,257	139,906	166,994
Depreciation and amortization	12,854	16,741	21,149

Total costs and expenses	132,956	173,833	209,794

Income from operations	74,214	99,530	108,508
Other income (expense):
Interest income	11	437	101
Other income	3,160	—	—
Interest expense	(23,177)	(23,681)	(24,906)
Debt extinguishment expense	—	(6,425)	(11,224)
Foreign currency exchange gains	—	66	107

Income before provision for income taxes	54,208	69,927	72,586
Provision for income taxes	20,220	27,151	28,410

Net income	$33,988	$42,776	$44,176

Earnings per share:
Basic	$1.14	$1.25	$1.24

Diluted	$1.10	$1.21	$1.22

Weighted average number of common and common share equivalents outstanding:
Basic	29,867	34,243	35,489

Diluted	30,875	35,425	36,296

See accompanying notes.

MOBILE MINI, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2005, 2006 and 2007

						Accumulated
	Shares of		Additional	Deferred		Other
	Common	Common	Paid-In	Stock-Based	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Compensation	Earnings	Income (Loss)	Stock	Equity
	(In thousands)

Balance, December 31, 2004	29,366	$294	$122,787	$—	$92,954	$334	$—	$216,369
Net income	—	—	—	—	33,988	—	—	33,988
Market value change in derivatives, (net of income tax expense of $434)	—	—	—	—	—	679	—	679
Foreign currency translation, (net of income tax expense of $75)	—	—	—	—	—	117	—	117

Comprehensive income							—	34,784
Exercise of stock options, (including income tax benefit of $5,061)	1,155	11	16,792	—	—	—	—	16,803
Restricted stock grants	97	1	2,276	(2,277)	—	—	—	—
Amortization of restricted stock	—	—	—	19	—	—	—	19

Balance, December 31, 2005	30,618	306	141,855	(2,258)	126,942	1,130	—	267,975
Net income	—	—	—	—	42,776	—	—	42,776
Market value change in derivatives, (net of income tax benefit of $86)	—	—	—	—	—	(123)	—	(123)
Foreign currency translation, (net of income tax expense of $6)	—	—	—	—	—	2,464	—	2,464

Comprehensive income							—	45,117
Issuance of common stock	4,600	46	120,322	—	—	—	—	120,368
Exercise of stock options	499	5	5,113	—	—	—	—	5,118
Tax benefit shortfall on stock option exercises	—	—	(5)	—	—	—	—	(5)
Reclassification due to the adoption of SFAS No. 123(R)	—	—	(2,258)	2,258	—	—	—	—
Restricted stock grants	181	2	(2)	—			—
Share-based compensation	—	—	3,431	—	—	—	—	3,431

Balance, December 31, 2006	35,898	359	268,456	—	169,718	3,471	—	442,004
Net income	—	—	—	—	44,176	—	—	44,176
Market value change in derivatives, (net of income tax benefit of $816)	—	—	—	—	—	(1,293)	—	(1,293)
Foreign currency translation, (net of income tax expense of $724)	—	—	—	—	—	2,158	—	2,158

Comprehensive income	—	—	—	—	—	—	—	45,041
Exercise of stock options	519	5	5,602	—	—	—	—	5,607
Tax benefit shortfall on stock option exercises	—	—	(46)	—	—	—	—	(46)
Purchase of treasury stock, at cost	(2,175)	—	—	—	—	—	(39,300)	(39,300)
Restricted stock grants	331	3	(3)	—	—	—	—	—
Share-based compensation	—	—	4,584	—	—	—	—	4,584

Balance, December 31, 2007	34,573	$367	$278,593	$—	$213,894	$4,336	$(39,300)	$457,890

See accompanying notes.

MOBILE MINI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2006	2007
	(In thousands)

Cash Flows From Operating Activities:
Net income	$33,988	$42,776	$44,176
Adjustments to reconcile net income to net cash provided by operating activities:
Debt extinguishment expense	—	1,438	2,298
Provision for doubtful accounts	3,036	4,538	1,869
Provision for loss from natural disasters	1,710	—	—
Amortization of deferred financing costs	829	840	985
Share-based compensation expense	19	3,066	4,028
Depreciation and amortization	12,854	16,741	21,149
Gain on sale of lease fleet units	(3,529)	(4,922)	(5,560)
Loss on disposal of property, plant and equipment	704	454	203
Deferred income taxes	20,097	26,407	27,356
Foreign currency exchange gains	—	(66)	(107)
Changes in certain assets and liabilities, net of effect of businesses acquired:
Receivables	(8,407)	(11,118)	(3,988)
Inventories	(4,823)	628	(610)
Deposits and prepaid expenses	(480)	(1,446)	(1,754)
Other assets and intangibles	(19)	(4)	318
Accounts payable	8,581	(2,088)	2,691
Accrued liabilities	4,689	(360)	(1,755)

Net cash provided by operating activities	69,249	76,884	91,299

Cash Flows From Investing Activities:
Cash paid for businesses acquired	(7,021)	(59,475)	(9,734)
Additions to lease fleet, excluding acquisitions	(109,540)	(135,883)	(126,733)
Proceeds from sale of lease fleet units	9,505	13,327	16,181
Additions to property, plant and equipment	(6,433)	(10,882)	(18,522)
Proceeds from sale of property, plant and equipment	57	150	126
Change in other assets	157	—	—

Net cash used in investing activities	(113,275)	(192,763)	(138,682)

Cash Flows From Financing Activities:
Net borrowings under lines of credit	32,026	45,539	34,128
Redemption of 9.5% Senior Notes	—	(52,500)	(97,500)
Proceeds from issuance of 6.875% Senior Notes	—	—	149,322
Deferred financing costs	—	(1,664)	(3,768)
Proceeds from issuance of notes payable	934	1,230	1,216
Principal payments on notes payable	(1,420)	(1,108)	(1,254)
Principal payments on capital lease obligations	—	(17)	(24)
Issuance of common stock, net	11,742	125,486	5,607
Purchase of treasury stock, at cost	—	—	(39,300)

Net cash provided by financing activities	43,282	116,966	48,427

Effect of exchange rate changes on cash	192	76	1,289

Net increase (decrease) in cash	(552)	1,163	2,333
Cash at beginning of year	759	207	1,370

Cash at end of year	$207	$1,370	$3,703

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$21,727	$24,770	$27,896

Cash paid during the year for income and franchise taxes	$495	$733	$797

Interest rate swap changes in value (credited) charged to equity	$(679)	$123	$1,293

See accompanying notes.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Mobile Mini, its Operations and Summary of Significant Accounting Policies:

Organization and Special Considerations

Mobile Mini, Inc., a Delaware corporation, is a leading provider of portable storage solutions. In these notes, the terms “Mobile Mini”, “Company”, “we”, “us”, or “our”, means Mobile Mini, Inc. At December 31, 2007, we have a fleet of portable storage and office units, and operate throughout the United States, in Canada, the United Kingdom and The Netherlands. Our portable storage products offer secure, temporary storage with immediate access. We have a diversified customer base, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the military, hotels, restaurants, entertainment complexes and households. Customers use our products for a wide variety of applications, including the storage of retail and manufacturing inventory, construction materials and equipment, documents and records and other goods.

Principles of Consolidation

The consolidated financial statements include the accounts of Mobile Mini, Inc. and its wholly owned subsidiaries, including our European operations. We do not have any subsidiaries in which we do not own 100% of the outstanding stock. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Lease and leasing ancillary revenues and related expenses generated under portable storage units and office units are recognized on a straight-line basis. Revenues and expenses from portable storage unit delivery and hauling are recognized when these services are earned, in accordance with SAB No. 104, Revenue Recognition. We recognize revenues from sales of containers and mobile office units upon delivery when the risk of loss passes, the price is fixed and determinable and collectibility is reasonably assured. We sell our products pursuant to sales contracts stating the fixed sales price with our customers.

Cost of Sales

Cost of sales in our consolidated statements of income includes only the costs for units we sell. Similar costs associated with the portable storage units that we lease are capitalized on our balance sheet under “Lease fleet”.

Advertising Costs

All non direct-response advertising costs are expensed as incurred. Direct-response advertising costs, principally yellow page advertising, are capitalized when paid and amortized over the period in which the benefit is derived. At December 31, 2006 and 2007, prepaid advertising costs were approximately $3.2 million and $3.8 million, respectively. The amortization period of the prepaid balance never exceeds 12 months. Our direct-response advertising costs are monitored by each branch through call logs and advertising source codes in a contact enterprise resource planning system. Advertising expense was $7.6 million, $8.6 million and $10.1 million in 2005, 2006 and 2007, respectively.

Cash

Our revolving credit agreement includes restrictions on excess cash. There was no restricted cash at December 31, 2006 and 2007.

Receivables and Allowance for Doubtful Accounts

Receivables primarily consist of amounts due from customers from the lease or sale of containers throughout the United States, Canada and Europe. Mobile Mini records an estimated provision for bad debts through a charge to operations in amounts of our estimated losses expected to be incurred in the collection of these accounts. We review

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the provision for adequacy monthly. The estimated losses are based on historical collection experience, and evaluation of past-due account agings. Specific accounts are written off against the allowance when management determines the account is uncollectible. We require a security deposit on most leased office units to cover the cost of damages or unpaid balances, if any.

Concentration of Credit Risk

Financial instruments which potentially expose us to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of receivables. Concentration of credit risk with respect to receivables is limited due to the large number of customers spread over a large geographic area in many industry segments. Receivables related to our sales operations are generally secured by the product sold to the customer. Receivables related to our leasing operations are primarily small month-to-month amounts. We have the right to repossess leased portable storage units, including any customer goods contained in the unit, following non-payment of rent.

Inventories

Inventories are valued at the lower of cost (principally on a standard cost basis which approximates the first-in, first-out (FIFO) method) or market. Market is the lower of replacement cost or net realizable value. Inventories primarily consist of raw materials, supplies, work-in-process and finished goods, all related to the manufacturing, refurbishment and maintenance, primarily for our lease fleet and our units held for sale. Raw materials principally consist of raw steel, wood, glass, paint, vinyl and other assembly components used in manufacturing and refurbishing processes. Work-in-process primarily represents units being built at our manufacturing facility that are either pre-sold or being built to add to our lease fleet upon completion. Finished portable storage units primarily represents ISO (International Organization for Standardization) containers held in inventory until the containers are either sold as is, refurbished and sold, or units in the process of being refurbished to be compliant with our lease fleet standards before transferring the units to our lease fleet. There is no certainty when we purchase the containers whether they will ultimately be sold, refurbished and sold, or refurbished and moved into our lease fleet. Units that are determined to go into our lease fleet undergo an extensive refurbishment process that includes installing our proprietary locking system, signage, painting and sometimes our proprietary security doors.

Inventories at December 31, consist of the following:

	2006	2007
	(In thousands)

Raw materials and supplies	$18,420	$21,801
Work-in-process	3,031	2,819
Finished portable storage units	6,412	4,811

	$27,863	$29,431

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the assets’ estimated useful lives. Residual values are determined when the property is constructed or acquired and range up to 25%, depending on the nature of the asset. In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. Our depreciation expense related to property, plant and equipment for 2005, 2006 and 2007 was $3.2 million, $4.2 million and $5.6 million, respectively. Normal repairs and maintenance to property, plant and equipment are expensed as incurred. When property or equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the retirement of fixed assets.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2006 and 2007, we wrote off certain assets, which for the most part were fully depreciated, that were in the process of being replaced or were no longer required or used in our leasing operations.

Property, plant and equipment at December 31, consist of the following:

	Estimated
	Useful Life in
	Years	2006	2007
	(In thousands)

Land		$772	$772
Vehicles and machinery	5 to 20	45,734	60,490
Buildings and improvements(1)	30	10,645	11,514
Office fixtures and equipment	5	9,552	11,579

		66,703	84,355
Less accumulated depreciation		(23,631)	(28,992)

		$43,072	$55,363

(1)	Improvements made to leased properties are depreciated over the lesser of the estimated remaining life or the remaining term of the respective lease.

Other Assets and Intangibles

Other assets and intangibles primarily represent deferred financing costs and intangible assets from acquisitions of $11.9 million at December 31, 2006 and $12.5 million at December 31, 2007, excluding accumulated amortization of $3.4 million at both December 31, 2006 and 2007. Deferred financing costs are amortized over the term of the agreement, and intangible assets are amortized either on a straight-line basis, typically over a five-year period, or on an accelerated basis for intrinsic values assigned to customer lists and trade names. At December 31, 2006, other assets and intangibles also included $0.9 million for the fair value of our interest rate swap agreements.

Income Taxes

We utilize the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both taxes payable for the period and the change during the period in deferred tax assets and liabilities.

Earnings per Share

Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are determined assuming the potential dilution of the exercise or conversion of options and nonvested share-awards into common stock.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

	2005	2006	2007
	(In thousands except earnings per share)

BASIC:
Common shares outstanding, beginning of year	29,366	30,521	35,640
Effect of weighting shares:
Weighted common shares issued	501	3,722	302
Weighted common shares purchased	—	—	(453)

Weighted average number of common shares outstanding	29,867	34,243	35,489

Net income	$33,988	$42,776	$44,176

Earnings per share	$1.14	$1.25	$1.24

DILUTED:
Common shares outstanding, beginning of year	29,366	30,521	35,640
Effect of weighting shares:
Weighted common shares issued	501	3,722	302
Weighted common shares purchased	—	—	(453)
Employee stock options and nonvested share-awards assumed converted	1,008	1,182	807

Weighted average number of common and common share equivalents outstanding	30,875	35,425	36,296

Net income	$33,988	$42,776	$44,176

Earnings per share	$1.10	$1.21	$1.22

Employee stock options to purchase 0.5 million, 0.6 million and 0.6 million shares were issued or outstanding during 2005, 2006 and 2007, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. The anti-dilutive options could potentially dilute future earnings per share. Basic weighted average number of common shares outstanding in 2006 and 2007 does not include 0.3 million and 0.5 million nonvested share-awards, respectively, as the stock is not vested. During 2006 and 2007, an immaterial amount of nonvested share-awards were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. The nonvested stock could potentially dilute future earnings per share.

Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be fully recoverable. If this review indicates the carrying value of these assets will not be recoverable, as measured based on estimated undiscounted cash flows over their remaining life, the carrying amount would be adjusted to fair value. The cash flow estimates contain management’s best estimates, using appropriate and customary assumptions and projections at the time. We have not recognized any impairment losses during the three year period ended December 31, 2007.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill

Purchase prices of acquired businesses have been allocated to the assets and liabilities acquired based on the estimated fair values on the respective acquisition dates. Based on these values, the excess purchase prices over the fair value of the net assets acquired were allocated to goodwill. In 2006, we entered into a share purchase agreement to acquire three companies of the Royal Wolf Group. All other acquisitions of businesses have been transacted as asset purchases which results in our goodwill relating to business acquisitions executed under asset purchase agreements being deductible for income tax purposes over 15 years even though goodwill is not amortized for financial reporting purposes.

We evaluate goodwill periodically to determine whether events or circumstances have occurred that would indicate goodwill might be impaired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, we operate in one reportable segment, which is comprised of three reporting units with the addition of our European operations. We perform an annual impairment test on goodwill using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. In addition, we will perform impairment tests during any reporting period in which events or changes in circumstances indicate that an impairment may have incurred. We performed the first step of the required impairment tests for goodwill as of December 31, 2007 and determined that goodwill is not impaired. At December 31, 2007, $66.2 million of our goodwill relates to the United States reporting unit, $12.6 million relates to the United Kingdom reporting unit, and $1.0 million relates to The Netherlands reporting unit. Fair value has been determined for each reporting unit in order to determine the recoverability of the recorded goodwill. At December 31, 2007, we used a discounted cash flows approach to determine the fair value of our United Kingdom and The Netherlands reporting units. In the United States, we used an allocation of market capitalization to measure potential impairment. The fair value determined for the United Kingdom and The Netherlands as well as the allocated market capitalization to the U.S. exceeded the net carrying value of the reporting units, therefore, the second step for potential impairment was unnecessary.

The following table shows the activity and balances related to goodwill from January 1, 2006 to December 31, 2007 (in thousands):

Goodwill at January 1, 2006	$56,311
Acquisitions	19,231
Divestitures	—
Adjustments(1)	914

Goodwill at December 31, 2006	76,456
Acquisitions	4,946
Divestitures	—
Adjustments(2)	(1,612)

Goodwill at December 31, 2007	$79,790

(1)	Primarily relates to foreign currency translation adjustments on the Royal Wolf acquisition from the date of the acquisition to the end of December 31, 2006.

(2)	Includes $1.9 million tax related adjustments associated with the acquisition of Royal Wolf in 2006, partially offset by foreign currency translation adjustments.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

We determine the estimated fair value of financial instruments using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts we could realize in a current market exchange.

The carrying amounts of cash, receivables, accounts payable and accrued liabilities approximate fair values based on the liquidity of these financial instruments or based on their short-term nature. The carrying amounts of our borrowings under our credit facility and notes payable approximate fair value. The fair values of our notes payable and credit facility are estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of fixed rate notes payable at December 31, 2006 and 2007, approximated the book values. The fair value of our Senior Notes at December 31, 2006 ($97.5 million) and 2007 ($149.4 million), was approximately $104.1 million and $136.5 million, respectively. The determination for fair value is based on the latest sales price at the end of each fiscal year obtained from a third-party institution.

Deferred Financing Costs

Included in other assets and intangibles are deferred financing costs of approximately $4.2 million and $4.8 million, net of accumulated amortization of $2.3 million and $1.8 million, at December 31, 2006 and 2007, respectively. Costs to obtaining long-term financing, including our amended credit facility, are amortized over the term of the related debt, using the straight-line method. Amortizing the deferred financing costs using the straight-line method approximates such costs using the effective interest method.

Derivatives

In the normal course of business, our operations are exposed to fluctuations in interest rates. We address a portion of these risks through a controlled program of risks management that includes the use of derivative financial instruments. The objective of controlling these risks is to limit the impact of fluctuations in interest rates on earnings.

Our primary interest rate risk exposure results from changes in short-term U.S. dollar interest rates. In an effort to manage interest rate exposures, we may enter into interest rate swaps, which convert our floating rate debt to a fixed-rate and which we designate as cash flow hedges. Interest expense on the borrowings under these agreements is accrued using the fixed rates identified in the swap agreements.

We had interest rate swap agreements totaling $50.0 million at December 31, 2006 and $125.0 million at December 31, 2007. The fixed interest rate on our five swap agreements at December 31, 2007 range from 3.66% to 4.63%, averaging 4.16% plus the spread. Two swap agreements mature in 2008 and three swap agreements mature in 2010.

Derivative transactions resulted in a charge to comprehensive income at December 31, 2006, of $0.1 million, net of income tax benefit of $0.1 million. At December 31, 2007, derivative transactions resulted in a charge to comprehensive income of $1.3 million, net of income tax benefit of $0.8 million. Our outstanding interest rate swaps at December 31, 2006 had a fair-value totaling approximately $0.9 million, and were included in other assets in our consolidated balance sheet. Our outstanding interest rate swaps at December 31, 2007 had a fair-value totaling approximately $1.3 million and are included in other liabilities in our consolidated balance sheet.

Share-Based Compensation

At December 31, 2007, the Company had three active share-based employee compensation plans. Stock option awards under these plans are granted with an exercise price per share equal to the fair market value of our common

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock on the date of grant. Each option must expire no more than 10 years from the date it is granted and historically options are granted with vesting over a 4.5 year period. Prior to January 1, 2006, the Company accounted for share-based employee compensation, including stock options, using the method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB Opinion No. 25). Under APB Opinion No. 25, we did not recognize compensation cost in connection with stock options granted at market price, and we disclosed the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)), which requires companies to measure and recognize compensation expense for all share-based payments at fair value. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, and generally requires that such transactions to be accounted for using prescribed fair-value-based methods. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods: (a) a “modified prospective” method in which compensation costs are recognized beginning with the effective date based on the requirements of SFAS No. 123(R) for all share-based payments granted or modified after the effective date, and based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date, or (b) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits companies to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all periods presented, or prior interim periods of the year of adoption. The Company adopted SFAS No. 123(R) effective January 1, 2006, using the modified prospective method. Other than nonvested share-awards, no share-based employee compensation cost has been reflected in net income prior to the adoption of SFAS No. 123(R). Results for prior periods have not been restated.

SFAS No. 123(R) prohibits the recognition of a deferred tax asset for an excess tax benefit that has not been realized related to stock-based compensation deductions. We adopted the with-and-without approach with respect to the ordering of tax benefits realized. In the with-and-without approach, the excess tax benefit related to stock-based compensation deductions will be recognized in additional paid-in capital only if an incremental tax benefit would be realized after considering all other tax benefits presently available to us. Therefore, our net operating loss carryforward will offset current taxable income prior to the recognition of the tax benefit related to stock-based compensation deductions. In 2006 and 2007, there were $3.6 million and $3.4 million, respectively, of excess tax benefits related to stock-based compensation, which were not realized under this approach. Once our net operating loss carryforward is utilized, these excess tax benefits, totaling $7.0 million, may be recognized in additional paid-in capital.

Foreign Currency Translation and Transactions

For our non-United States operations, the local currency is the functional currency. All assets and liabilities are translated into United States dollars at period-end exchange rates and all income statement amounts are translated at the average exchange rate for each month within the year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and the notes to those statements. Actual results could differ from those estimates. The most significant estimates included within the financial statements are the allowance for doubtful accounts, the estimated useful lives and residual values on the lease fleet and property, plant and equipment and goodwill and other asset impairments.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impact of Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted this interpretation as of January 1, 2007. Adoption of FIN 48 did not have a material effect in our results of operation or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are in the process of determining the effect, if any, that the adoption of SFAS No. 157 will have on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under this Standard, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133 hedge accounting are not met. SFAS No. 159 is effective for years beginning after November 15, 2007. We are currently evaluating the potential impact of adopting this Standard.

In June 2007, the FASB ratified the Emerging Issues Task Force (EITF) consensus on EITF Issue No. 06-11, Accounting for Income Tax Benefits on Dividends on Share-based Payment Awards. This EITF indicates tax benefits of dividends on unvested restricted stock are to be recognized in equity as an increase in the pool of excess tax benefits. If the related awards are forfeited or are no longer expected to vest, then the benefits are to be reclassified from equity to the income statement. The EITF is effective for fiscal years beginning after December 15, 2007. We do not expect the adoption of EITF Issue No. 06-11 will have a material effect on our results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-due fair value with limited exceptions. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of the adoption of SFAS No. 141R on our results of operations or financial condition.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin (ARB 51)) (SFAS No. 160). SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 becomes effective beginning January 1, 2009. Presently, there are no non-controlling interests in any of the Company’s consolidated subsidiaries, therefore, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial conditions.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Lease Fleet:

Our lease fleet primarily consists of refurbished, modified and manufactured portable storage and office units that are leased to customers under short-term operating lease agreements with varying terms. Depreciation is provided using the straight-line method over our units’ estimated useful life, after the date we put the unit in service, and are depreciated down to their estimated residual values. Our depreciation policy on our steel units uses an estimated useful life of 25 years with an estimated residual value of 62.5%. Wood mobile office units are depreciated over 20 years down to a 50% residual value. Van trailers, which are a small part of our fleet, are depreciated over 7 years to a 20% residual value. Van trailers are only added to the fleet in connection with acquisitions of portable storage businesses. In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. We continue to evaluate these depreciation policies as more information becomes available from other comparable sources and our own historical experience. Our depreciation expense related to lease fleet for 2005, 2006 and 2007 was $9.5 million, $12.0 million and $14.5 million, respectively. At December 31, 2006 and 2007, all of our lease fleet units were pledged as collateral under the credit facility (see Note 3). Normal repairs and maintenance to the portable storage and mobile office units are expensed as incurred.

Lease fleet at December 31, consists of the following:

	2006	2007
	(In thousands)

Steel storage containers	$423,766	$459,665
Offices	320,160	402,640
Van trailers	2,702	2,330
Other, primarily chassis	479	956

	747,107	865,591
Accumulated depreciation	(49,668)	(62,668)

	$697,439	$802,923

(3)	Line of Credit:

On May 7, 2007, we amended our revolving credit facility by increasing the facility by $75.0 million to $425.0 million and executed a First Amendment to Second Amended and Restated Loan and Security Agreement with our lenders. Borrowings of up to $425.0 million are available under this revolving facility, based on the value of our lease fleet, property, plant, equipment, and levels of inventories and receivables. Under the amended revolving credit facility we may further increase the maximum borrowing limit to $500.0 million without our lenders’ consent, as long as we are in compliance with the terms of the agreement. The Agreement provides up to $100.0 million may be borrowed in Euros as well as Pounds Sterling. Borrowings under the facility are, at our option, at either a spread from the prime rate or LIBOR rates, as defined. The credit facility is scheduled to expire in May 2012.

Our revolving credit facility has covenants that can restrict the conduct of our business if we go into default under the agreement or if we do not maintain borrowing availability in excess of certain pre-determined levels (generally between $42.0 million and $75.0 million). If our borrowing availability is below a specified level, the revolving credit facility triggers covenants restricting (or in some cases, further restricting) our ability to, among other things: (i) declare cash dividends, or redeem or repurchase our capital stock in excess of $10.0 million; (ii) prepay, redeem or purchase other debt; (iii) incur liens; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We also must comply with specified financial covenants and affirmative covenants. Should we fall below

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified borrowing availability levels, then these financial covenants would set maximum permitted values for our leverage ratio (as defined), fixed charge coverage ratio and our minimum required utilization rates. At December 31, 2006 and December 31, 2007, we were in compliance with those covenants.

Borrowings under this revolving credit facility are secured by a lien on substantially all of our present and future assets. The lease fleet is appraised at least once annually by a third-party appraisal firm and up to 90% of the lesser of cost or appraised orderly liquidation value, as defined, may be included in the borrowing base to determine how much we may borrow under this facility. The interest rate spread from LIBOR and the prime rate can change under the facility, based on a quarterly calculation of our ratio of funded debt to earnings before interest expense, taxes, depreciation and amortization and certain excluded expenses during the prior 12 month. At December 31, 2007, the prime rate was 7.25% and our weighted average LIBOR rate, including the effect of our interest rate swap agreements, was 6.22% on our outstanding balance of $237.9 million. We had approximately $183.7 million of availability at December 31, 2007, under our funded debt to EBITDA covenant.

Our revolving credit facility had outstanding balances of $203.7 million and $237.9 million at December 31, 2006 and 2007, respectively. In 2007, we used proceeds from the issuance of our $150.0 million 6.875% Senior Notes to redeem $97.5 million aggregate principal amount outstanding to our 9.5% Senior Notes plus the redemption premium and accrued and unpaid interest. During 2006, we used proceeds from a common stock offering, in part to redeem 35%, or $52.5 million, of the $150.0 million aggregate principal amount outstanding of our 9.5% Senior Notes plus the redemption premium and accrued and unpaid interest thereon.

The weighted average interest rate under the line of credit, including the effect of applicable interest rate swap agreements, was approximately 6.5% in 2006 and 6.3% in 2007. The average balance outstanding during 2006 and 2007 was approximately $184.2 million and $210.5 million, respectively.

We have interest rate swap agreements under which we effectively fixed the interest rate payable on $125.0 million of borrowings under our credit facility so that the interest rate is based on a spread from a fixed rate rather than a spread from the LIBOR rate. We account for the swap agreements in accordance with SFAS No. 133 and the aggregate change in the fair value of the interest rate swap agreements resulted in a charge to comprehensive income for the year ended December 31, 2007 of $1.3 million, net of applicable income tax benefit of $0.8 million.

(4)	Notes Payable:

Notes payable at December 31, consist of the following:

	2006	2007
	(In thousands)

Notes payable to financial institution, interest at 5.94%, payable in fixed monthly installments, maturing June and July 2008, unsecured	$—	$743
Notes payable to financial institution, interest at 8.25% and 6.3%, payable in fixed monthly installments, matured June and July 2007, unsecured	781	—

	$781	$743

All payments of notes payable are scheduled to mature in 2008.

(5)	Obligations Under Capital Leases

We have two capital lease obligations for office related equipment which had outstanding balances at December 31, 2007 of $10,000, which have terms ending in 2010.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Equity and Debt Issuances:

In May 2007, we received net proceeds of approximately $146.3 million, after underwriters’ discounts and commissions, from our issuance of $150.0 million of 6.875% Senior Notes. The Senior Notes were issued at a discount of $0.7 million which is reflected as a reduction of the balance of Senior Notes on our consolidated balance sheet at December 31, 2007. We also incurred costs of approximately $3.6 million which are included, net of amortization of $0.4 million, in other assets on our consolidated balance sheet at December 31, 2007. Included in the $3.6 million figure is approximately $3.0 million relating to underwriters’ discounts and commissions. We used these proceeds to redeem the aggregate principal amount outstanding of our 9.5% Senior Notes, ($97.5 million), plus we paid accrued interest, transaction costs and the redemption premium on the 9.5% Notes. The additional net proceeds to us of approximately $33.2 million were used to repay borrowings under our revolving line of credit.

In March 2006, pursuant to a public offering, we issued 4.6 million shares of our common stock at approximately $26.22 per share, after underwriting discounts and commissions, but before other expenses. We received net offering proceeds of approximately $120.3 million which we used to redeem 35% of the $150 million aggregate principle amount outstanding of our 9.5% Senior Notes and to pay down our revolving line of credit.

The scheduled maturity for debt obligations under our revolving line of credit, notes payable, obligations under capital leases and Senior Notes for balances outstanding at December 31, 2007 (in thousands) are as follows:

2008	$751
2009	1
2010	1
2011	—
2012	237,857
Thereafter	150,000

$388,610

(7)	Income Taxes

Income (loss) before taxes for the years ended December 31, consisted of the following:

	2005	2006	2007
	(In thousands)

U.S.	$53,992	$69,260	$75,355
Other Nations	216	667	(2,769)

	$54,208	$69,927	$72,586

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes for the years ended December 31, consisted of the following:

	2005	2006	2007
	(In thousands)

Current:
U.S. Federal	$106	$250	$—
State	17	238	413
Other Nations	—	—	—

	123	488	413

Deferred:
U.S. Federal	17,834	22,961	24,845
State	2,179	3,407	3,978
Other Nations	84	295	(826)

	20,097	26,663	27,997

	$20,220	$27,151	$28,410

The components of the net deferred tax liability at December 31, are approximately as follows:

	2006	2007
	(In thousands)

Deferred tax assets:
Net operating loss carryforwards	$17,399	$24,761
Deferred revenue and expenses	5,155	5,845
Accrued compensation and other benefits	2,200	2,423
Allowance for doubtful accounts	1,856	1,392
Other	1,808	2,312

Total deferred tax assets	28,418	36,733
Valuation allowance	(2,326)	(1,126)

Net deferred tax assets	26,092	35,607

Deferred tax liabilities:
Accelerated tax depreciation	(113,929)	(147,042)
Accelerated tax amortization	(8,365)	(11,277)
Other	(1,305)	(759)

Total deferred tax liabilities	(123,599)	(159,078)

Net deferred tax liabilities	$(97,507)	$(123,471)

A deferred U.S. tax liability has not been provided on the undistributed earnings of certain foreign subsidiaries because it is our intent to permanently reinvest such earnings. Undistributed earnings of foreign subsidiaries, which have been, or are intended to be, permanently invested in accordance with APB No. 23, Accounting for Income Taxes — Special Areas, aggregated approximately $0.1 million and $0.1 million as of December 31, 2006 and 2007, respectively. A net deferred tax asset of $1.3 million and a net deferred tax liability of approximately $0.2 million related to our United Kingdom and The Netherlands operations, respectively, have been combined with the net deferred tax liabilities of our United States operations in our consolidated balance sheet at December 31, 2007.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the U.S. federal statutory rate to Mobile Mini’s effective tax rate for the years ended December 31, is as follows:

	2005	2006	2007

U.S. federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.5	3.5	3.5
Nondeductible expenses	—	0.4	0.6
Change in valuation allowance	(1.2)	(0.1)	—

	37.3%	38.8%	39.1%

At December 31, 2007, we had a federal net operating loss carryforward of approximately $78.2 million which expires if unused from 2018 to 2027. At December 31, 2007, we had net operating loss carryforwards in the various states in which we operate totaling $47.9 million. These state net operating losses expire if unused from 2008 to 2027. At December 31, 2006 and 2007, our deferred tax assets do not include $3.6 million and $7.0 million of excess tax benefits from employee stock option exercises that are a component of our net operating loss carryforward. Additional paid in capital will be increased by $7.0 million if and when such excess tax benefits are realized. Management evaluates the ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance if necessary. As a result, in prior years we recorded a valuation allowance relating to state loss carryforwards expected to expire. We subsequently recorded a reduction in the valuation allowance of $0.7 million in 2005 and $0.3 million in 2006 based upon changes in expected taxable income that caused the assessment of recoverability to improve. Additionally, in 2006, management recorded a valuation allowance in the amount of $2.3 million on some of the tax attribute carryforwards acquired as a part of the Royal Wolf acquisition. This allowance relates to a portion of the acquired loss carryforwards that may not be eligible for use depending on certain historic and future events. Should such allowance become recoverable, it would be recorded as a reduction to goodwill relating to the acquisition. In 2007, we determined that an additional $1.2 million of the Royal Wolf loss carryforwards would be available to offset future taxable income. Accordingly, the valuation allowance was reduced from $2.3 million to $1.1 million as an offset to previously recorded goodwill. Accelerated tax amortization primarily relates to amortization of goodwill for income tax purposes.

On January 1, 2007, we adopted the provision of FIN 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

We file U.S. federal tax returns, U.S. state tax returns, and foreign tax returns. We have identified our U.S. Federal tax return as our “major” tax jurisdiction. For the U.S. Federal return, years 2003 through 2006 are subject to tax examination by the U.S. Internal Revenue Service. We do not currently have any ongoing tax examinations with the IRS. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, we do not record a cumulative effect adjustment related to the adoption of FIN 48. We did not anticipate that the total amount of unrecognized tax related to any particular tax benefit position will change significantly within the next 12 months.

Our policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties and associated interest costs are recorded in leasing, selling and general expenses in our consolidated statements of income.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of stock ownership changes during the years presented, it is possible that we have undergone a change in ownership for federal income tax purposes, which can limit the amount of net operating loss currently available as a deduction. Management has determined that even if such an ownership change has occurred, it would not impair the realization of the deferred tax asset resulting from the federal net operating loss carryover.

We paid income taxes of approximately $0.5 million, $0.7 million and $0.8 million in 2005, 2006 and 2007, respectively. These amounts are lower than the recorded expense in the years due to net operating loss carryforwards and general business credit utilization.

(8)	Transactions with Related Persons:

When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger, and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings. Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2001. Annual lease payments under these leases totaled approximately $91,000, $91,000 and $94,000 in 2005, 2006 and 2007, respectively. The term of each of these leases expires on December 31, 2008. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2005, 2006 and 2007 under this lease were approximately $267,000, $277,000 and $282,000 respectively. The Rialto lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties. These related persons lease agreements have been reviewed by the independent directors who comprise a majority of the members of our Board of Directors.

It is Mobile Mini’s intention not to enter into any additional related person transactions other than extensions of lease agreements.

(9)	Share-Based Compensation

Prior to January 1, 2006, we accounted for share-based employee compensation, including stock options, using the method prescribed in APB No. 25. Under APB No. 25, the stock options granted at market price, no compensation cost was recognized, and a disclosure was made regarding the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with SFAS No. 123. Effective January 1, 2006, we adopted SFAS No. 123(R) using the modified prospective method.

The adoption of SFAS No. 123(R) and nonvested share expense reduced income before income tax expense for the period ended December 31, 2007, by approximately $4.0 million and reduced net income by approximately $2.5 million. As a result, basic and diluted earnings per share for December 31, 2007 were reduced by approximately $0.08 and $0.07, respectively. In 2006, we capitalized approximately $0.4 million of compensation costs related to stock options and nonvested share-awards to the lease fleet.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. We have elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the effects of share-based compensation pursuant to FAS 123(R). The alternative transition method includes a simplified method to establish the beginning balance of the additional paid in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123(R).

In 2005, we began awarding nonvested shares under the existing share-based compensation plans. The majority of our nonvested share-awards vest in equal annual installments over a five year period. The total value of these awards is expensed on a straight-line basis over the service period of the employees receiving the grants. The “service period” is the time during which the employees receiving grants must remain employees for the shares granted to fully vest. In December 2007, we granted to certain of our executive officers 71,899 nonvested share-

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awards with vesting subject to a performance condition. Vesting for these share-awards is dependent upon the officers fulfilling the service period requirements, as well as our meeting certain EBITDA targets in each of the next four years. At the date of grant, the EBITDA targets were not known, and as such, the measurement date for the nonvested share-awards had not yet occurred. This target was established by our Board of Directors on February 20, 2008, at which point, the value of each nonvested share-award was $15.85. We are required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, we will recognize the expense using accelerated attribution method. The accelerated attribution method could result in as much as 50% of the total value of the shares being recognized in the first year of the service period if each of the four future targets are assessed as probable of being met. Share-based compensation expense related to nonvested share-awards outstanding during the period ended December 31, 2007, was approximately $1.8 million. As of December 31, 2007, the total amount of unrecognized compensation cost related to nonvested share-awards was approximately $11.5 million, which is expected to be recognized over a weighted-average period of approximately 4.0 years.

The total value of the stock option awards is expensed on a straight-line basis over the service period of the employees receiving the awards. As of December 31, 2007, total unrecognized compensation cost related to stock option awards was approximately $4.7 million and the related weighted-average period over which it is expected to be recognized is approximately 1.9 years.

Prior to the adoption of SFAS No. 123(R), we presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows as a change in deferred income tax in the condensed consolidated statements of cash flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits arising from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. As of December 31, 2007, we had no tax benefits arising from tax deductions in excess of the compensation cost recognized because the benefit has not been “realized” given that we currently have net operating loss carryforwards and follow the with-and-without approach with respect to the ordering of tax benefits realized.

The following table summarizes the activities under our stock option plans for the years ended December 31 (number of shares in thousands):

	2005		2006		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of year	3,732	$11.38	2,964	$14.00	2,609	$15.86
Granted	524	23.97	215	29.99	9	30.47
Canceled/Expired	(137)	(13.01)	(71)	(20.02)	(71)	(21.67)
Exercised	(1,155)	(10.17)	(499)	(10.26)	(519)	(10.80)

Options outstanding, end of year	2,964	$14.00	2,609	$15.87	2,028	$17.02

Options exercisable, end of year	1,457	$12.33	1,425	$13.95	1,344	$15.63

Options and awards available for grant, end of year	361		1,234		958

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of nonvested share-awards activity within our share-based compensation plans and changes is as follows (share amounts in thousands):

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Nonvested at January 1, 2005	—	$—
Awarded	97	23.56
Released	—	—
Forfeited	—	—

Nonvested at December 31, 2005	97	$23.56
Awarded	182	29.59
Released	(19)	23.56
Forfeited	(1)	27.70

Nonvested at December 31, 2006	259	$27.61
Awarded	339	19.47
Released	(58)	27.26
Forfeited	(8)	27.67

Nonvested at December 31, 2007	532	$22.46

The total fair value of share-awards vested in 2007 was $1.6 million. The total fair value of share-awards vested in 2006 was $0.5 million.

Options outstanding and exercisable by price range as of December 31, 2007 are as follows, (number of shares in thousands):

	Options Outstanding
		Weighted		Options Exercisable
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Options	Contractual	Exercise	Options	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$ 5.06 - $ 9.53	159	3.95	$7.63	159	$7.63
9.93 - 9.93	250	5.88	9.93	150	9.93
10.44 - 13.75	64	3.34	11.37	64	11.37
14.11	426	6.82	14.11	188	14.11
15.77	30	3.58	15.77	30	15.77
16.46	533	3.95	16.46	533	16.46
16.82 - 20.55	50	7.55	20.28	47	20.44
24.65	308	7.81	24.65	92	24.65
27.56 - 31.10	162	8.80	28.92	63	29.37
33.98	46	8.34	33.98	18	33.98

	2,028			1,344

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity, as of December 31, 2007, is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number	Exercise	Term	Intrinsic
	of Shares	Price	(In Years)	Value
	(In thousands)			(In thousands)

Outstanding	2,028	$17.02	5.93	$7,430
Vested and expected to vest	1,783	$16.41	5.70	$6,957
Exercisable	1,344	$15.63	5.20	$5,515

The aggregate intrinsic value of options exercised during the period ended December 31, 2005, 2006 and 2007 was $12.4 million, $9.7 million and $10.0 million, respectively.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option pricing model. The following are the weighted average assumptions used for the periods noted:

	December 31,
	2005	2006	2007

Risk-free interest rate	4.40%	4.79%	4.59%
Expected holding period (years)	5.2	3.2	3.0
Expected stock volatility	34.5%	35.3%	33.2%
Expected dividend rate	0.0%	0.0%	0.0%

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of assumptions including expected stock price volatility. The risk-free interest rate is based on the U.S. treasury security rate in effect at the time of the grant. The expected holding period of options and volatility rates are based on our historical data. We do not anticipate paying a dividend, and therefore no expected dividend yield was used.

The weighted average fair value of stock options granted was $9.26, $9.15 and $8.56 for 2005, 2006 and 2007, respectively.

The following table illustrates the effect on net income and earnings per share as if we had applied the fair value recognition provisions of SFAS No. 123 to all outstanding stock option awards prior to our adoption of SFAS No. 123(R) for the year ended December 31:

2005
(In thousand except
per share data)

Net income, as reported	$33,988
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	2,798

Pro-forma net income	$31,190

Earnings per share:
Basic, as reported	$1.14
Basic, pro forma	$1.04
Diluted, as reported	$1.10
Diluted, pro forma	$1.01

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)	Benefit Plans:

Stock Option and Equity Incentive Plans

In August 1994, our Board of Directors adopted the Mobile Mini, Inc. 1994 Stock Option Plan, which was amended in 1998 and expired (with respect to granting additional options) in 2003. At December 31, 2007, there were outstanding options to acquire 89,000 shares under the 1994 Plan. In August 1999, our Board of Directors approved the Mobile Mini, Inc. 1999 Stock Option Plan. As of December 31, 2007, there were outstanding options to acquire 1.9 million shares under the 1999 Plan. Both plans and amendments were approved by the stockholders at annual meetings. Awards granted under the 1999 Plan may be incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code, nonstatutory stock options or shares of restricted stock awards. Incentive stock options may be granted to our officers and other employees. Nonstatutory stock options may be granted to directors and employees, and to non-employee service providers and share-awards may be made to officers and other employees.

In February 2006, our Board of Directors approved the 2006 Equity Incentive Plan that was subsequently approved by the stockholders at our 2006 Annual Meeting. The 2006 Plan is an “omnibus” stock plan permitting a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, nonqualified stock options, nonvested share-awards, restricted stock units, stock appreciation rights, performance stock, performance units and other stock-based awards. Participants in the 2006 Plan may be granted any one of the equity awards or any combination of them, as determined by the Board of Directors or the Compensation Committee. The 2006 Plan has reserved 1.2 million shares of common stock for issuance. As of December 31, 2007, there were outstanding options to acquire 36,250 shares under the 2006 Plan.

The purpose of these plans is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to, and to encourage ownership of stock by, our management and other employees. The Board of Directors believes that stock options and other share-based awards are important to attract and to encourage the continued employment and service of officers and other employees and encourage them to devote their best efforts to our business, thereby advancing the interest of our stockholders.

The option exercise price for all options granted under these plans may not be less than 100% of the fair market value of the common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock) Payment for shares purchased under these plans is made in cash. Options may, if permitted by the particular option agreement, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to us cash or cash equivalents equal to the option exercise price.

The plans are administered by the Compensation Committee of our Board of Directors. The Compensation Committee is comprised of independent directors. They determine whether options will be granted, whether options will be incentive stock options, nonstatutory option, restricted stock, or performance stock which officers, employees and service providers will be granted options, the vesting schedule for options and the number of options to be granted. Each option granted must expire no more than 10 years from the date it is granted and historically they have vested over a 4.5 year period. Each non-employee director serving on our Board of Directors receives an automatic award of 2,500 shares of common stock on August 1 of each year as part of the compensation we provide to such directors.

The Board of Directors may amend the plans at any time, except that approval by our stockholders may be required for an amendment that increases the aggregate number of shares which may be issued pursuant to each plan, changes the class of persons eligible to receive incentive stock options, modifies the period within which options may be granted, modifies the period within which options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under each plan. The Board of

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Directors may terminate or suspend the plans at any time. Unless previously terminated, the 1999 Plan will expire in August 2009 and the 2006 Plan will expire in February 2016. Any option granted under a plan will continue until the option expiration date, notwithstanding earlier termination of the plan under which the option was granted.

In February 2005, the Compensation Committee of our Board of Directors approved the accelerated vesting of a portion of our stock options granted on December 13, 2001, at an exercise price of $16.46 per share. All of the stock options that were scheduled to vest on June 13, 2006, which covered approximately 166,200 shares, were accelerated and vested as of February 23, 2005. At the time of the Committee’s action, the exercise price under the options was less than the market value of the common stock. The acceleration of the vesting allowed awards to vest that would otherwise have been forfeited or become unexercisable and established a new measurement date. At the accelerated vesting date, no compensation expense was recorded in accordance with FIN 44, Accounting for Certain Transactions involving Stock Compensation-an interpretation of APB Opinion No. 25, as the difference in the intrinsic value on the date of the original grant and the date of the modifications was minimal, and the majority of the employees included in the accelerated vesting are expected to continue employment through the original vesting date.

In 2005, we began awarding nonvested shares under the existing share-based compensation plans. These nonvested shares vest in equal annual installments on each of the first four or five annual anniversaries of the award date, unless the person to whom the award was made is not then employed by us (or one of our subsidiaries). In 2006 and 2007, certain officers of the Company received performance based nonvested shares. If employment terminates, the nonvested shares are forfeited by the former employee.

401(k) and Retirement Plans

In 1995, we established a contributory retirement plan in the United States, the 401(k) Plan, covering eligible employees with at least one year of service. The 401(k) Plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code.

The 401(k) Plan provides that each participant may annually contribute a fixed amount or a percentage of his or her salary, not to exceed the statutory limit. Mobile Mini may make a qualified non-elective contribution in an amount it determines. Under the terms of the 401(k) Plan, Mobile Mini may also make discretionary profit sharing contributions. Profit sharing contributions are allocated among participants based on their annual compensation. Each participant has the right to direct the investment of their funds among certain named plans. Mobile Mini contributes 10% of employees’ contributions up to a maximum of $500 per employee. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

In the United Kingdom, the Company’s employees are covered by a defined contribution program. The employees become eligible to participate three months after they begin employment. The plan is designed as a retirement benefit program into which we pay a fixed 7% of the annual employees’ salary into the plan. Each employee has the election to make further contributions if they so elect. The participants have the right to direct the investment of their funds among certain named plans. A charge of 1% is deducted annually from each employee’s fund to cover the administrative costs of this program.

In The Netherlands, the Company’s employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by us and one-third made by the employee. We did not incur any administrative costs for this plan in 2007.

We made contributions to these plans of approximately $0.1 million, $0.2 million and $0.4 million in 2005, 2006 and 2007, respectively. Additionally, we incurred approximately $6,000 in each of those three years for administrative costs for these programs.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Commitments and Contingencies:

Leases

As discussed more fully in Note 8, we are obligated under noncancellable operating leases with related parties. We also lease our corporate offices and other properties and operating equipment from third parties under noncancellable operating leases. Rent expense under these agreements was approximately $6.8 million, $8.6 million and $10.2 million for the years ended December 31, 2005, 2006 and 2007, respectively. Total future commitments under all noncancellable agreements for the years ended December 31, are as follows (in thousands):

2008	$10,325
2009	9,407
2010	7,300
2011	5,601
2012	3,841
Thereafter	12,430

$48,904

The above table includes certain real estate leases that expire in 2008, but have lease renewal options that we currently anticipate to exercise in 2008 at the end of the initial lease period.

Insurance

We maintain insurance coverage for our operations and employees with appropriate aggregate, per occurrence and deductible limits as we reasonably determine is necessary or prudent with current operations and historical experience. The majority of these coverages have large deductible programs which allow for potential improved cash flow benefits based on our loss control efforts.

Our employee group health insurance program is a self-insured program with an aggregate stop loss limit. The insurance provider is responsible for funding all claims in excess of the calculated monthly maximum liability. This calculation is based on a variety of factors including the number of employees enrolled in the plan. This plan allows for some cash flow benefits while guarantying a maximum premium liability. Actual results may vary from estimates based on our actual experience at the end of the plan policy periods based on the carrier’s loss predictions and our historical claims data.

Our worker’s compensation, auto and general liability insurance are purchased under large deductible programs. Our current per incident deductibles are: worker’s compensation $250,000, auto $250,000 and general liability $100,000. We expense the deductible portion of the individual claims. However, we generally do not know the full amount of our exposure to a deductible in connection with any particular claim during the fiscal period in which the claim is incurred and for which we must make an accrual for the deductible expense. We make these accruals based on a combination of the claims development experience of our staff and our insurance companies, and, at year end, the accrual is reviewed and adjusted, in part, based on an independent actuarial review of historical loss data and using certain actuarial assumptions followed in the insurance industry. A high degree of judgment is required in developing these estimates of amounts to be accrued, as well as in connection with the underlying assumptions. In addition, our assumptions will change as our loss experience is developed. All of these factors have the potential for significantly impacting the amounts we have previously reserved in respect of anticipated deductible expenses, and we may be required in the future to increase or decrease amounts previously accrued. Under our various insurance programs, we have collective reserves recorded in accrued liabilities of $6.8 million and $7.5 million at December 31, 2006 and 2007, respectively.

As of December 31, 2007, in connection with the issuance of our insurance policies, we have provided our various insurance carriers approximately $3.4 million in letters of credit and an agreement under which we are

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contingently responsible for $2.9 million to provide credit support for our payment of the deductibles and/or loss limitation reimbursements under the insurance policies.

Florida Litigation

In April 2000, we acquired the portable storage business that was operated in Florida by A-1 Trailer Rental and several affiliated entities (collectively, “A-1 Trailer Rental”). Two lawsuits were filed against us in the State of Florida arising out of that acquisition.

In April 2005, we entered into a settlement agreement pursuant to which a third party partially reimbursed us for losses we sustained in connection with those lawsuits. The net proceeds are included in our Consolidated Statements of Income as “Other income” for the year ended December 31, 2005.

General Litigation

We are a party to routine claims incidental to our business. Most of these routine claims involve alleged damage to customers’ property while stored in units leased from us and damage alleged to have occurred during delivery and pick-up of containers. We carry insurance to protect us against loss from these types of claims, subject to deductibles under the policy. We do not believe that any of these incidental claims, individually or in the aggregate, is likely to have a material adverse effect on our business or results of operations.

(12)	Stockholders’ Equity:

On August 8, 2007, our Board of Directors approved a common stock repurchase program authorizing up to $50.0 million of our outstanding shares to be repurchased over a six-month period. As of December 31, 2007, we had repurchased 2,174,828 shares for approximately $39.3 million under this authorization, and we did not repurchase any additional shares prior to the expiration of this authorization in February 2008.

On February 22, 2006, the Board of Directors approved a two-for-one stock split in the form of a 100 percent stock dividend payable on March 10, 2006, to shareholders of record as of the close of business on March 6, 2006. Per share amounts, share amounts and the weighted average numbers of shares outstanding give effect for this two-for-one stock split for all periods presented.

As discussed in Note 6, in March 2006, we issued 4.6 million shares of our common stock at approximately $26.22 per share, net of underwriting discounts and commissions, but before other expenses. We received net offering proceeds of approximately $120.3 million which we used to redeem 35% of the $150.0 million aggregate principal amount outstanding of our 9.5% Senior Notes and to temporarily pay down our revolving line of credit.

(13)	Acquisitions:

We enter new markets in one of two ways, either by a new branch start up or through acquiring a business consisting of the portable storage assets and related leases of other companies. An acquisition provides us with cash flow which enables us to immediately cover the overhead cost at the new branch. On occasion, we also purchase portable storage businesses in areas where we have existing smaller branches either as part of multi-market acquisitions or in order to increase our operating margins at those branches.

In 2006, we entered into a share purchase agreement to acquire three companies of Royal Wolf Group which, in addition to increasing our operations in the U.S., gave us presence in the United Kingdom and The Netherlands. The acquisition of their businesses collectively did not meet the materiality threshold established by the Securities and Exchange Commission that would otherwise require reporting separate financial information for these companies or performance information for periods prior to the acquisition. In addition, we also acquired three other businesses in 2006, L&L Surplus of Utica, Inc., HOC-Express, Inc. and Affordable LLC through asset purchase agreements.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2007, we acquired the portable storage assets and assumed certain liabilities of four businesses. In January we acquired the portable storage assets of Worcester Leasing Company, Inc., operating in Worcester, Vermont. In May we acquired the portable storage assets of Site Storage and Equipment, Inc. and Ace Container & Equipment Sales, Inc., located in Theodore, Alabama. The acquired assets from the Alabama companies are serviced by our Pensacola branch which conducts business in the Golf coast and surrounding regions. In October we acquired the portable storage assets of Guest Inc., operating in the Pittsburgh, Pennsylvania metropolitan area which also serves eastern Ohio and northern West Virginia. In November we acquired the portable storage and mobile office assets of Centreline Equipment Rentals Ltd., of Windsor, Ontario, which became our third branch in Canada. In May 2007, we also opened our second Canadian branch by commencing operations in the Vancouver metropolitan area by way of a new branch start up. All acquisitions in 2006 and 2007 were for cash.

The accompanying consolidated financial statements include the operations of the acquired businesses from the dates of acquisition. The acquisitions were accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, with the purchased assets and the assumed liabilities recorded at their estimated fair values at the dates of acquisition.

The aggregate purchase price of the assets and operations acquired consists of the following for the years ended December 31:

	2006	2007
	(In thousands)

Cash	$59,411	$9,687
Other acquisition costs	64	47

Total	$59,475	$9,734

The fair value of the assets purchased has been allocated as follows for the years ended December 31:

	2006	2007
	(In thousands)

Tangible assets	$34,169	$4,154
Deferred tax asset	4,400	37
Receivables	3,474	—
Deposits and prepaid expenses	409	—
Intangible assets:
Customer lists	3,960	820
Trade names	180	—
Non-compete agreements	55	125
Goodwill	19,231	4,946
Liabilities and other	(6,403)	(348)

	$59,475	$9,734

The purchase prices for acquisitions have been allocated to the assets acquired and liabilities assumed based upon estimated fair values as of the acquisition dates and are subject to adjustment when additional information concerning asset and liability valuations are finalized. We do not believe any adjustments to the allocation will have any material effect on our results of operations or financial position.

Included in other assets and intangibles are:  (1) non-compete agreements that are amortized typically over 5 years using the straight-line method with no residual value, (2) intrinsic values associated with trade names that are amortized on a straight-line basis from 2 to 15 years with no residual value and (3) intrinsic values associated with customer lists that are amortized on an accelerated basis over 11 years with no residual value. Amortization

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense for intangibles related to acquisitions was approximately $0.1 million, $0.5 million and $1.0 million in 2005, 2006 and 2007, respectively. Based on the carrying value at December 31, 2007, and assuming no subsequent impairment of the underlying assets, the annual amortization expense is expected to be $0.8 million in 2008, $0.7 million in 2009, $0.6 million in 2010, $0.5 million in 2011, $0.5 million in 2012 and $1.0 million thereafter.

(14)	Hurricane Katrina

In the third quarter of 2005, as a result of assessing our damages resulting from Hurricane Katrina, we recorded an expense of approximately $1.7 million. This charge is included in “Leasing, selling and general expenses” in our consolidated statements of income. In 2005, we received a limited reimbursement from our insurance company for certain trucks that were destroyed in the storm. Although we have filed a claim with our insurance companies for other damage to our former New Orleans facility and rental units and equipment located there, the insurance companies have informed us that they do not intend to cover damage caused by flooding rather than by the hurricane. Although we are still pursuing our insurance claims, the insurance companies have filed a reservation of rights regarding flood damages and there is uncertainty as to the timing and extent of any further insurance recovery.

(15)	Other Comprehensive Income:

The components of accumulated other comprehensive income, net of tax, were as follows at December 31:

	2006	2007
	(In thousands)

Accumulated net unrealized holding gain (loss) on derivatives	$523	$(769)
Foreign currency translation adjustment	2,948	5,105

Accumulated other comprehensive income	$3,471	$4,336

(16)	Segment Reporting:

The Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes the standards for companies to report information about operating segments. We have operations in the United States, Canada, the United Kingdom and The Netherlands. All of our branches operate in their local currency and although we are exposed to foreign exchange rate fluctuation in other foreign markets where we lease and sell our products, we do not believe this will be a significant impact on our results of operations. Currently, our branch operations comprise our only segment and these operations concentrate on our core business of leasing. Our branches have similar economic characteristics covering all products leased or sold, including similar customer base, sales personnel, advertising, yard facilities, general and administrative costs and branch management. Management’s allocation of resources, performance evaluations and operating decisions are not dependent on the mix of a branch’s products. We do not attempt to allocate shared revenue nor general, selling and leasing expenses to the different configurations of portable storage and office products for lease and sale. The branch operations include the leasing and sales of portable storage units, portable offices and combination units configured for both storage and office space. We lease to businesses and consumers in the general geographic area around each branch. The operation includes our manufacturing facilities, which is responsible for the purchase, manufacturing and refurbishment of products for leasing and sale, as well as for manufacturing certain delivery equipment.

In managing our business, we focus on earnings per share and on our internal growth rate in leasing revenue, which we define as growth in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of same market acquisitions.

Discrete financial data on each of our products is not available and it would be impractical to collect and maintain financial data in such a manner; therefore, based on the provisions of SFAS No. 131, reportable segment information is the same as contained in our consolidated financial statements.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below represent our revenue and long-lived assets as attributed to geographic locations, at December 31:

Revenue from external customers (in thousands):

	2005	2006	2007

United States	$205,599	$257,485	$290,161
Other Nations	1,571	15,878	28,141

Total revenues	$207,170	$273,363	$318,302

Long-lived assets (in thousands):

	2006	2007

United States	$710,155	$810,573
Other Nations	30,356	47,713

Total long-lived assets	$740,511	$858,286

(17)	Selected Consolidated Quarterly Financial Data (unaudited):

The following table sets forth certain unaudited selected consolidated financial information for each of the four quarters in the years ended December 31, 2006 and 2007. In management’s opinion, this unaudited consolidated quarterly selected information has been prepared on the same basis as the audited consolidated financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation when read in conjunction with the Consolidated Financial Statements and notes. We believe these comparisons of consolidated quarterly selected financial data are not necessarily indicative of future performance.

Quarterly earnings per share may not total to the fiscal year earnings per share due to the weighted average number of shares outstanding at the end of each period reported and rounding.

MOBILE MINI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First Quarter	Second Quarter		Third Quarter	Fourth Quarter
	(In thousands except earnings per share)

2006
Leasing revenues	$51,534	$59,331		$65,595	$68,645
Total revenues	56,420	66,298		73,989	76,656
Gross profit margin on sales	1,614	2,438		2,962	2,624
Income from operations	19,922	24,293		27,190	28,125
Net income	8,204	7,658	(1)	12,890	14,024	(2)
Earnings per share:
Basic	$0.27	$0.22	(1)	$0.36	$0.39	(2)

Diluted	$0.26	$0.21	(1)	$0.35	$0.38	(2)

2007
Leasing revenues	$66,053	$70,362		$73,982	$74,241
Total revenues	73,020	78,250		83,482	83,550
Gross profit margin on sales	2,195	2,378		2,716	2,704
Income from operations	26,832	27,642		27,233	26,801
Net income	12,697	6,331	(3)	12,704	12,444
Earnings per share:
Basic	$0.36	$0.18	(3)	$0.35	$0.36

Diluted	$0.35	$0.17	(3)	$0.35	$0.36

(1)	Includes debt extinguishment expense of $6.4 million ($3.9 million after tax), or $0.11 per diluted share.

(2)	Includes a $0.3 million income tax benefit due to the recognition of certain state net operating loss carryforwards, or $0.01 per diluted share.

(3)	Includes debt extinguishment expense of $11.2 million ($6.9 million after tax), or $0.19 per diluted share.

(18)	Subsequent Event:

On February 22, 2008 we entered into a definitive merger agreement with Mobile Storage Group, Inc. of Glendale, California. Mobile Storage Group will merge into Mobile Mini in a transaction valued at approximately $701.5 million. Pursuant to the merger, we will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock with a liquidation preference of $154.0 million, which following the tenth year after the issue date will be initially convertible into approximately 8.55 million shares of our common stock, and is redeemable at the holders’ option, ten years after the date of issuance.

Closing of the transaction is subject to approval by our stockholders, obtaining required governmental approvals, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions. No closing date has been set at this time, pending receipt of the necessary approvals.

Mobile Mini has received a fully underwritten commitment from Deutsche Bank AG, Bank of America and JP Morgan for a $1.0 billion asset-based revolving line of credit facility to fund the transaction, subject to customary conditions including the execution of definitive documentation.

ITEM 15 (a).

(a) Financial Statements:

(1) The financial statements required to be included in this Report are included in Item 8 of this Report.

(2) The following financial statement schedule for the years ended December 31, 2005, 2006 and 2007 is filed with our annual report on Form 10-K for fiscal year ended December 31, 2007:

Schedule II — Valuation and Qualifying Accounts

All other schedules have been omitted because they are not applicable or not required.

SCHEDULE II

MOBILE MINI, INC.

VALUATION AND QUALIFYING ACCOUNTS

	For the Years Ended December 31,
	2005	2006	2007
	(In thousands)

Allowance for doubtful accounts:
Balance at beginning of year	$2,701	$3,234	$5,008
Provision charged to expense	3,036	4,538	1,869
Provision for Hurricane Katrina	50	—	—
Acquired through business acquisitions	—	462	—
Write-offs	(2,553)	(3,226)	(2,884)

Balance at end of year	$3,234	$5,008	$3,993

CI-1

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2008
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 1-12804

(Exact name of registrant as specific in its charter)

Delaware	86-0748362
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(Address of principal executive offices)

(Registrant’s telephone number, including area code)
(480) 894-6311

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act of 1934).  Yes ☐  No ☑

At May 5, 2008, there were outstanding 34,624,220 shares of the issuer’s common stock.

MOBILE MINI, INC.
INDEX TO FORM 10-Q FILING
FOR THE QUARTER ENDED MARCH 31, 2008

PART I. FINANCIAL INFORMATION

ITEM 1.	CONSOLIDATED FINANCIAL STATEMENTS

MOBILE MINI, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	March 31, 2008
	(Note A)	(Unaudited)
	(In thousands except per share data)

ASSETS
Cash and cash equivalents	$3,703	$7,423
Receivables, net of allowance for doubtful accounts of $3,993 and $3,849 at December 31, 2007 and March 31, 2008, respectively	37,221	34,652
Inventories	29,431	30,011
Lease fleet, net	802,923	815,599
Property, plant and equipment, net	55,363	55,332
Deposits and prepaid expenses	11,334	10,799
Other assets and intangibles, net	9,086	13,007
Goodwill	79,790	79,765

Total assets	$1,028,851	$1,046,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$20,560	$17,019
Accrued liabilities	38,941	44,215
Line of credit	237,857	237,418
Notes payable	743	404
Obligations under capital leases	10	5
Senior notes, net	149,379	149,400
Deferred income taxes	123,471	129,332

Total liabilities	570,961	577,793

Commitments and contingencies
Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 34,573 and 34,625 issued and outstanding at December 31, 2007 and March 31, 2008, respectively	367	368
Additional paid-in capital	278,593	280,358
Retained earnings	213,894	224,552
Accumulated other comprehensive income	4,336	2,817
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	457,890	468,795

Total liabilities and stockholders’ equity	$1,028,851	$1,046,588

See accompanying notes to the condensed consolidated financial statements.

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2007	2008
	(In thousands except per share data)
	(Unaudited)

Revenues:
Leasing	$66,053	$70,036
Sales	6,654	8,098
Other	313	407

Total revenues	73,020	78,541

Costs and expenses:
Cost of sales	4,459	5,633
Leasing, selling and general expenses	36,838	43,470
Depreciation and amortization	4,891	5,669

Total costs and expenses	46,188	54,772

Income from operations	26,832	23,769
Other income (expense):
Interest income	8	33
Interest expense	(5,953)	(6,145)
Foreign currency exchange	—	(11)

Income before provision for income taxes	20,887	17,646
Provision for income taxes	8,190	6,988

Net income	$12,697	$10,658

Earnings per share:
Basic	$0.36	$0.31

Diluted	$0.35	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	35,641	34,086

Diluted	36,633	34,311

See accompanying notes to the condensed consolidated financial statements.

MOBILE MINI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2008
	(In thousands)
	(Unaudited)

Cash Flows From Operating Activities:
Net income	$12,697	$10,658
Adjustments to reconcile income to net cash provided by operating activities:
Provision for doubtful accounts	651	568
Amortization of deferred financing costs	199	218
Share-based compensation expense	940	988
Depreciation and amortization	4,891	5,669
Gain on sale of lease fleet units	(1,294)	(1,491)
Loss on disposal of property, plant and equipment	9	29
Deferred income taxes	8,052	6,988
Foreign currency transaction loss	—	11
Changes in certain assets and liabilities, net of effect of business acquired:
Receivables	1,615	2,065
Inventories	(4,005)	(503)
Deposits and prepaid expenses	(673)	543
Other assets and intangibles	(3)	(4,331)
Accounts payable	(183)	(3,356)
Accrued liabilities	(2,198)	2,874

Net cash provided by operating activities	20,698	20,930

Cash Flows From Investing Activities:
Cash paid for business acquired	(2,397)	(18)
Additions to lease fleet, excluding acquisitions	(27,330)	(19,220)
Proceeds from sale of lease fleet units	3,486	4,416
Additions to property, plant and equipment	(8,368)	(1,675)
Proceeds from sale of property, plant and equipment	64	4

Net cash used in investing activities	(34,545)	(16,493)

Cash Flows From Financing Activities:
Net borrowings (repayments) under lines of credit	15,153	(438)
Principal payments on notes payable	(343)	(339)
Principal payments on capital lease obligations	(4)	(5)
Issuance of common stock, net	65	519

Net cash provided by (used in) financing activities	14,871	(263)

Effect of exchange rate changes on cash	3	(454)

Net increase in cash	1,027	3,720
Cash at beginning of period	1,370	3,703

Cash at end of period	$2,397	$7,423

Supplemental Disclosure of Cash Flow Information:
Interest rate swap changes in value charged to equity	$118	$1,486

See accompanying notes to the condensed consolidated financial statements.

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE A — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles applicable to interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (which include normal and recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. All significant inter-company balances and transactions have been eliminated.

The condensed consolidated balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The results of operations for the three-month period ended March 31, 2008, are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2008. Historically, Mobile Mini experiences some seasonality each year which has caused lower utilization rates for our lease fleet and a marginal decrease in cash flow during the first half of the year. These condensed consolidated financial statements should be read in conjunction with our December 31, 2007, consolidated financial statements and accompanying notes thereto, which are included in our Annual Report on Form 10-K and on Form 10-K/A filed with the Securities and Exchange Commission (SEC) on February 29, 2008 and March 18, 2008, respectively.

NOTE B — Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We adopted SFAS No. 157 on January 1, 2008, with no effect on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under SFAS No. 159, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, applicable to hedge accounting are not met. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008 and did not elect the fair value option on financial assets and liabilities transacted in the three months ended March 31, 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R) which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS No. 141R also states acquisition costs will generally be expensed as

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

incurred and restructuring costs will be expensed in periods after the acquisition date. We will apply SFAB No. 141R prospectively to business combinations with an acquisition date on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin ARB No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 becomes effective beginning January 1, 2009. Presently, there are no non-controlling interests in any of the Company’s consolidated subsidiaries, therefore, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial condition.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts and details of credit-risk-related contingent features in hedged positions. The statement also requires enhanced disclosures regarding how and why entities use derivative instruments, how derivative instruments and related hedged items are accounted and how derivative instruments and related hedged items affect entities’ financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We do not expect the adoption of SFAS No. 161 will have a material effect on our results of operations or financial position.

NOTE C — Fair Value Measurements

As described in Note B, we adopted SFAS No. 157 on January 1, 2008. SFAS No. 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets;
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets measured at fair value on a recurring basis are as follows (in thousands):

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	March 31,	Assets	Inputs	Inputs	Valuation
	2008	(Level 1)	(Level 2)	(Level 3)	Technique

Interest rate swap agreements	$3,674	$—	$3,674	$—	(1)

(1)	Our interest rate swap agreements are not traded on a market exchange; therefore, the fair values are determined using valuation models which include assumptions about the LIBOR yield curve at the reporting dates. The Company has consistently applied these calculation techniques to all periods presented. At

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2008, the fair value of interest rate swap agreements is recorded in accrued liabilities in our condensed consolidated balance sheet.

NOTE D — Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share are determined assuming the potential dilution of the exercise or conversion of options into common stock. The following table shows the computation of earnings per share for the three-month period ended March 31:

	Three Months Ended
	March 31,
	2007	2008
	(In thousands except earnings per share data)

BASIC:
Common shares outstanding, beginning of period	35,640	34,041
Effect of weighting common shares:
Weighted common shares issued during the period ended March 31,	1	45

Weighted average number of common shares outstanding	35,641	34,086

Net income available to common shareholders	$12,697	$10,658

Earnings per share	$0.36	$0.31

DILUTED:
Common shares outstanding, beginning of period	35,640	34,041
Effect of weighting common shares:
Weighted common shares issued during the period ended March 31,	1	45
Employee stock options and nonvested share-awards assumed converted during the period ended March 31,	992	225

Weighted average number of common shares outstanding	36,633	34,311

Net income available to common shareholders	$12,697	$10,658

Earnings per share	$0.35	$0.31

For the three months ended March 31, 2007 and 2008, options to purchase 568,525 and 642,200 shares, respectively, of the Company’s stock were excluded from the calculation of diluted earnings per share because they were anti-dilutive. Basic weighted average number of common shares outstanding as of March 31, 2007 and 2008 does not include 256,730 and 534,031, respectively, of nonvested share-awards because the award has not vested. For the three months ended March 31, 2007 and 2008, 1,333 and 486,314, respectively, nonvested share-awards were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

NOTE E	— Share-Based Compensation

At March 31, 2008, the Company had three active share-based employee compensation plans. Stock option awards under these plans are granted with an exercise price per share equal to the fair market value of our common stock on the date of grant. Each option must expire no more than 10 years from the date it is granted and, historically, options are granted with vesting over a 4.5 year period.

In 2005, we began awarding nonvested shares under the existing share-based compensation plans. These share awards vest over a four year period for awards to an executive officer or over a five year period for awards to employees other than executive officers. The total value of these awards is expensed on a straight-

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

line basis over the service period of the employees receiving the awards. The “service period” is the time during which the employees receiving awards must remain employees for the shares granted to fully vest. Starting in December 2006, we awarded to certain of our executive officers nonvested share-awards with vesting subject to a performance condition. Vesting of these share-awards is dependent upon the officers fulfilling the service period requirements as well as the Company achieving certain EBITDA targets in each of the next four years. At the date of the 2007 awards, the EBITDA targets were not known, and as such, the measurement date for the nonvested share-awards had not yet occurred. This target was established by our Board of Directors on February 20, 2008, at which point, the value of each nonvested share-award was $15.85. We are required to assess the probability that the performance conditions will be met. If the likelihood of the performance conditions being met is deemed probable we will recognize the expense using the accelerated attribution method. The accelerated attribution method could result in as much as 50% of the total value of the shares being recognized in the first year of the service period if each of the four future targets are assessed as probable of being met. For performance based awards granted in 2006 and 2007, the accelerated attribution method has been used to recognize the expense.

As of March 31, 2008, the total amount of unrecognized compensation cost related to nonvested share awards was approximately $12.7 million, which is expected to be recognized over a weighted-average period of approximately 3.8 years.

The total value of the stock option grants is expensed on a straight-line basis over the service period of the employees receiving the grants. As of March 31, 2008, total unrecognized compensation cost related to stock option grants was approximately $4.1 million and the related weighted-average period over which it is expected to be recognized is approximately 1.7 years.

A summary of stock option activity within the Company’s stock-based compensation plans and changes for the three months ended March 31, 2008 is as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
	(In thousands)

Balance at December 31, 2007	2,028	$17.02
Granted	—	—
Exercised	(50)	10.52
Terminated/expired	(16)	21.89

Balance at March 31, 2008	1,962	$17.15

The intrinsic value of options exercised during the three months ended March 31, 2008 was $0.4 million.

A summary of nonvested share-awards activity within our share-based compensation plans and changes is as follows (share amounts in thousands):

		Weighted
		Average Grant
	Shares	Date Fair Value

Nonvested at December 31, 2007	532	$22.46
Awarded	7	16.20
Released	—	—
Forfeited	(5)	20.86

Nonvested at March 31, 2008	534	$22.39

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of fully-vested stock options and stock options expected to vest, as of March 31, 2008, is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(In thousands)			(In thousands)

Outstanding	1,962	$17.15	5.8	$7,658
Vested and expected to vest	1,725	$16.55	5.6	$7,157
Exercisable	1,294	$15.83	5.1	$5,615

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option pricing model. There were no stock option awards granted during the first quarter of 2007 or 2008.

NOTE F — Inventories are valued at the lower of cost (principally on a standard cost basis which approximates the first-in, first-out (FIFO) method) or market. Market is the lower of replacement cost or net realizable value. Inventories primarily consist of raw materials, supplies, work-in-process and finished goods, all related to the manufacturing, refurbishment and maintenance of portable storage units and office units, primarily for our lease fleet and our units held for sale. Raw materials principally consist of raw steel, wood, glass, paint, vinyl and other assembly components used in manufacturing and refurbishing processes. Work-in-process primarily represents units being built at our manufacturing facility that are either pre-sold or being built to add to our lease fleet upon completion. Finished portable storage units primarily represents ISO (the International Organization for Standardization) containers held in inventory until the containers are either sold as is, refurbished and sold, or units in the process of being refurbished to be compliant with our lease fleet standards before transferring the units to our lease fleet. There is no certainty when we purchase the containers whether they will ultimately be sold, refurbished and sold, or refurbished and moved into our lease fleet. Units that we add to our lease fleet undergo an extensive refurbishment process that includes installing our proprietary locking system, signage, painting and sometimes adding our proprietary security doors.

	December 31, 2007	March 31, 2008
	(In thousands)

Raw material and supplies	$21,801	$22,942
Work-in-process	2,819	2,938
Finished portable storage units	4,811	4,131

	$29,431	$30,011

NOTE G — We adopted the provision of FIN 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 on January 1, 2007. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

We file U.S. federal tax returns, U.S. State tax returns, and foreign tax returns. We have identified our U.S. Federal tax return as our “major” tax jurisdiction. For the U.S. Federal return, years 2004 through 2006 are subject to tax examination by the U.S. Internal Revenue Service. We do not currently have any ongoing tax examinations with the IRS. We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, we did not record a cumulative effect adjustment related to the adoption of FIN 48. We do not

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

anticipate that the total amount of unrecognized tax benefit related to any particular tax position will change significantly within the next 12 months.

Our policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties and associated interest costs are recorded in leasing, selling and general expenses in the Condensed Consolidated Statements of Income.

NOTE H — Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the assets’ estimated useful lives. Residual values are determined when the property is constructed or acquired and range up to 25%, depending on the nature of the asset. In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. Normal repairs and maintenance to property, plant and equipment are expensed as incurred. When property or equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the retirement of fixed assets. Property, plant and equipment consist of the following at:

	December 31, 2007	March 31, 2008
	(In thousands)

Land	$772	$772
Vehicles and equipment	60,490	61,322
Buildings and improvements	11,514	11,692
Office fixtures and equipment	11,579	12,252

	84,355	86,038
Less accumulated depreciation	(28,992)	(30,706)

	$55,363	$55,332

NOTE I — Mobile Mini has a lease fleet primarily consisting of refurbished, modified and manufactured portable storage and office units that are leased to customers under short-term operating lease agreements with varying terms. Depreciation is provided using the straight-line method over our units’ estimated useful life, after the date that we put the unit in service, and are depreciated down to their estimated residual values. Our steel units are depreciated over 25 years with an estimated residual value of 62.5%. Wood office units are depreciated over 20 years with an estimated residual value of 50%. Van trailers, which are a small part of our fleet, are depreciated over seven years to a 20% residual value. Van trailers are only added to the fleet in connection with acquisitions of portable storage businesses, and then only when van trailers are a part of the business acquired.

In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. We continue to evaluate these depreciation policies as more information becomes available from other comparable sources and our own historical experience.

Normal repairs and maintenance to the portable storage and mobile office units are expensed as incurred. As of December 31, 2007, the lease fleet totaled $865.6 million as compared to $881.7 million at March 31, 2008, before accumulated depreciation of $62.7 million and $66.1 million, respectively.

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease fleet consists of the following at:

	December 31, 2007	March 31, 2008
	(In thousands)

Steel storage containers	$459,665	$463,163
Offices	402,640	415,577
Van trailers	2,330	1,885
Other	956	1,102

	865,591	881,727
Accumulated depreciation	(62,668)	(66,128)

	$802,923	$815,599

NOTE J — The Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes the standards for companies to report information about operating segments. We have operations in the United States, Canada, the United Kingdom and The Netherlands. All of our branches operate in their local currency and although we are exposed to foreign exchange rate fluctuation in other foreign markets where we lease and sell our products, we do not believe this will have a significant impact on our results of operations. Currently, our branch operation is the only segment that concentrates on our core business of leasing. Each branch has similar economic characteristics covering all products leased or sold, including the same customer base, sales personnel, advertising, yard facilities, general and administrative costs and the branch management. Management’s allocation of resources, performance evaluations and operating decisions are not dependent on the mix of a branch’s products. We do not attempt to allocate shared revenue nor general, selling and leasing expenses to the different configurations of portable storage and office products for lease and sale. The branch operations include the leasing and sales of portable storage units, portable offices and combination units configured for both storage and office space. We lease to businesses and consumers in the general geographic area surrounding each branch. The operation includes our manufacturing facilities, which is responsible for the purchase, manufacturing and refurbishment of products for leasing and sale, as well as for manufacturing certain delivery equipment.

In managing our business, we focus on growing our leasing revenues, particularly in existing markets where we can take advantage of the operating leverage inherent in our business model, adjusted EBITDA and earnings per share. We calculate adjusted EBITDA by first calculating EBITDA, which we define as net income before interest expense, debt restructuring or extinguishment expense, provision for income taxes, depreciation and amortization. This measure eliminates the effect on financing transactions that we enter into on an irregular basis based on capital needs and market opportunities. This measure also provides us with a means to track internally generated cash from which we can fund our interest expense and our lease fleet growth. In comparing EBITDA from year-to-year, we typically further adjust EBITDA to eliminate the effect of what we consider to be non-recurring events not related to our core business operations to arrive at what we define as adjusted EBITDA.

Discrete financial data on each of our products is not available and it would be impractical to collect and maintain financial data in such a manner; therefore, based on the provisions of SFAS No. 131, reportable segment information is the same as contained in our Condensed Consolidated Financial Statements.

MOBILE MINI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below represent our revenue and long-lived assets, consisting of lease fleet and property, plant and equipment, as attributed to geographic locations (in thousands):

Revenue from external customers:

	Three Months Ended
	March 31,
	2007	2008

United States	$67,120	$70,867
Other Nations	5,900	7,674

Total revenues	$73,020	$78,541

Long-lived assets:

	December 31, 2007	March 31, 2008

United States	$810,573	$806,411
Other Nations	47,713	64,520

Total long-lived assets	$858,286	$870,931

NOTE K — Comprehensive income, net of tax, consisted of the following at:

	Three Months Ended
	March 31,
	2007	2008
	(In thousands)

Net income	$12,697	$10,658
Net unrealized holding loss on derivatives	(118)	(1,486)
Foreign currency translation adjustment	91	(33)

Total comprehensive income	$12,670	$9,139

The components of accumulated other comprehensive income, net of tax, were as follows:

	December 31, 2007	March 31, 2008
	(In thousands)

Accumulated net unrealized holding loss on derivatives	$(769)	$(2,255)
Foreign currency translation adjustment	5,105	5,072

Total accumulated other comprehensive income	$4,336	$2,817

NOTE L — Pending Merger

On February 22, 2008, we entered into a definitive merger agreement with Mobile Storage Group, Inc., of Glendale, California, whereby Mobile Storage Group will merge into Mobile Mini. Pursuant to the merger, we will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for approximately $12.5 million in cash and 8.55 million shares of newly issued Mobile Mini convertible preferred stock, which, if not already converted into the same number of shares of Mobile Mini common stock, will be redeemable at the holders’ option following the tenth year after the issue date. Closing of the transaction is subject to approval by our stockholders, our entry into a new $1.0 billion asset-based revolving credit facility and customary closing conditions.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our December 31, 2007 consolidated financial statements and the accompanying notes thereto which are included in our Annual Report on Form 10-K and Form 10-K/A, filed with the Securities and Exchange Commission on February 29, 2008 and March 18, 2008, respectively. This discussion contains forward-looking statements. Forward-looking statements are based on current expectations and assumptions that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements

On February 22, 2008, we entered into a definitive merger agreement with Mobile Storage Group, Inc. of Glendale, California whereby Mobile Storage Group will merge into Mobile Mini. Pursuant to the merger, we will assume approximately $535.0 million of Mobile Storage group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for approximately $12.5 million in cash and 8.55 million shares of newly issued Mobile Mini convertible preferred stock, which, if not already converted into the same number of shares of Mobile Mini common stock, will be redeemable at the holders’ option following the tenth year after the issue date. Closing of the transaction is subject to approval by our stockholders, our entry into a new $1.0 billion asset-based revolving credit facility and customary closing conditions. No closing date has been set at this time, depending on the timing of various disclosure requirements and the approval by our shareholders. Our discussion of our business, financial conditions and results of operations in this report does not include the anticipated effects of the combination with Mobile Storage Group.

Overview

General

We derive most of our revenues from the leasing of portable storage containers and portable offices. With respect to our North America customers, the average intended lease term at lease inception is approximately 10 months for portable storage units and approximately 13 months for portable offices. In Europe, our customers have historically leased on a month-to-month basis. Our European operations are being transitioned to our long-term leasing model, and as a result, 40% of our European leases at December 31, 2007 have initial lease terms at lease inception of approximately 7 months for portable storage units. In 2007, the company-wide over-all lease term averaged 27 months for portable storage units and 22 months for portable offices. As a result of these long average lease terms, our leasing business tends to provide us with a recurring revenue stream and minimizes fluctuations in revenues. However, there is no assurance that we will maintain such lengthy overall lease terms.

In addition to our leasing business, we also sell portable storage containers and occasionally we sell portable office units. Our sales revenues as a percentage of total revenues have represented 9.9% of revenues in 2007. Our European subsidiaries, which in 2007 derived approximately 31.6% of their revenues from container sales, are being transitioned to our leasing business model. Sales continue to be a large part of their revenues, representing approximately 28.1% of their revenues for the three months ended March 31, 2008.

We have grown through both internally generated growth and acquisitions, which we use to gain a presence in new markets. Typically, we enter a new market through the acquisition of the business of a smaller local competitor and then apply our business model, which is usually much more customer service and marketing focused than the business we are buying or its competitors in the market. If we cannot find a desirable acquisition opportunity in a market we wish to enter, we establish a new location from the ground up. As a result, a new branch location will typically have fairly low operating margins during its early years, but as our marketing efforts help us penetrate the new market and we increase the number of units on rent at the new branch, we take advantage of operating efficiencies to improve operating margins at the branch and typically reach company average levels after several years. When we enter a new market, we incur certain costs in developing an infrastructure. For example, advertising and marketing costs will be incurred and certain minimum staffing levels and certain minimum levels of delivery equipment will be put in place regardless of the new market’s revenue base. Once we have achieved revenues during any period that are sufficient to cover our fixed expenses, we generate high margins on incremental lease revenues. Therefore, each additional unit rented in excess of the break-even level, contributes significantly to profitability. Conversely, additional fixed expenses that we incur require us to achieve additional revenue as compared to the prior period to cover the additional expense.

Among the external factors we examine to determine the direction of our business is the level of non-residential construction activity, especially in areas of the country where we have a significant presence. Customers in the construction industry represented approximately 43% and 40% of our units on rent at December 31, 2007 and 2006, respectively, and because of the degree of operating leverage we have, increases or declines in non-residential construction activity can have a significant effect on our operating margins and net income. In 2007, after three years of very strong growth in non-residential construction activity in the U.S., the growth rate in this sector began to moderate and the level of our construction related business began to slow down in certain geographic areas, particularly in the southeast and southwest. We were able to offset a portion of these economic effects by continuing to gain market share for certain of our products, particularly our manufactured containers and portable offices, and by rapidly growing our base in Europe and certain geographic areas in the U.S. We believe that the loss of liquidity that is apparent in the financial markets in the early part of 2008 could continue to adversely affect the availability of credit to finance construction projects, which could exert downward pressure on our growth rate. To date, we have noted economic weakness primarily in our California, Arizona and Florida markets.

In managing our business, we focus on our growth in leasing revenues, particularly in existing markets where we can take advantage of the operating leverage inherent in our business model. Mobile Mini’s goal is to maintain a high growth rate so that revenue growth will exceed inflationary growth in expenses.

We are a capital-intensive business, so in addition to focusing on earnings per share, we focus on adjusted EBITDA to measure our results. We calculate this number by first calculating EBITDA, which we define as net income before interest expense, debt restructuring or extinguishment expense, provision for income taxes, depreciation and amortization. This measure eliminates the effect of financing transactions that we enter into on an irregular basis based on capital needs and market opportunities, and this measure provides us with a means to track internally generated cash from which we can fund our interest expense and our lease fleet growth. In comparing EBITDA from year to year, we typically further adjust EBITDA to eliminate the effect of what we consider non-recurring events not related to our core business operations to arrive at what we define as adjusted EBITDA. Because EBITDA is a non-GAAP financial measure, as defined by the SEC, we include below in this report reconciliations of EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

We present EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing capacity and the interest rate in effect at any point in time.

EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. In particular, EBITDA, as defined does not include:

•	Interest expense — because we borrow money to partially finance our capital expenditures, primarily related to the expansion of our lease fleet, interest expense is a necessary element of our cost to secure this financing to continue generating additional revenues.

•	Debt restructuring or extinguishment expense — as defined in our revolving credit facility, debt restructuring or debt extinguishment expenses are not deducted in our various calculations made under the credit agreement and are treated no differently than interest expense. As discussed above, interest expense is a necessary element of our cost to finance a portion of the capital expenditures needed for the growth of our business.

•	Income taxes — EBITDA, as defined, does not reflect income taxes or the requirements for any tax payments.

•	Depreciation and amortization — because we are a leasing company, our business is very capital intensive and we hold acquired assets for a period of time before they generate revenues, cash flow and earnings; therefore, depreciation and amortization expense is a necessary element of our business.

When evaluating EBITDA as a performance measure, and excluding the above-noted charges, all of which have material limitations, investors should consider, among other factors, the following:

•	increasing or decreasing trends in EBITDA;

•	how EBITDA compares to levels of debt and interest expense; and

•	whether EBITDA historically has remained at positive levels.

Because EBITDA, as defined, excludes some but not all items that affect our cash flow from operating activities, EBITDA may not be comparable to a similarly titled performance measure presented by other companies.

The table below is a reconciliation of EBITDA to net cash provided by operating activities for the periods ended March 31:

	Three Months Ended
	March 31,
	2007	2008
	(In thousands)

EBITDA	$31,731	$29,460
Interest paid	(7,976)	(3,278)
Income and franchise taxes paid	(115)	(102)
Share-based compensation expense	940	988
Gain on sale of lease fleet units	(1,294)	(1,491)
Loss on disposal of property, plant and equipment	9	29
Changes in certain assets and liabilities, net of effect of business acquired:
Receivables	2,266	2,633
Inventories	(4,005)	(503)
Deposits and prepaid expenses	(673)	543
Other assets and intangibles	(3)	(4,331)
Accounts payable and accrued liabilities	(182)	(3,018)

Net cash provided by operating activities	$20,698	$20,930

EBITDA is calculated as follows, without further adjustment, for the periods ended March 31:

	Three Months Ended
	March 31,
	2007	2008
	(In thousands except percentages)

Net income	$12,697	$10,658
Interest expense	5,953	6,145
Provision for income taxes	8,190	6,988
Depreciation and amortization	4,891	5,669

EBITDA	$31,731	$29,460

EBITDA margin(1)	43.5%	37.5%

(1)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

In managing our business, we routinely compare our EBITDA margins from year to year and based upon age of branch. We define this margin as EBITDA divided by our total revenues, expressed as a percentage. We use this comparison, for example, to study internally the effect that increased costs have on our margins. As capital is invested in our established branch locations, we achieve higher EBITDA margins on that capital than we achieve on capital invested to establish a new branch, because our fixed costs are already in place in connection with the established branches. The fixed costs are those associated with yard and delivery equipment, as well as advertising, sales, marketing and office expenses. With a new market or branch, we must first fund and absorb the startup costs for setting up the new branch facility, hiring and developing the management and sales team and developing our marketing and advertising programs. A new branch will have low EBITDA margins in its early years until the number of units on rent increases. Because of our high operating margins on incremental lease revenue, which we realize on a branch-by-branch basis when the branch achieves leasing revenues sufficient to cover the branch’s fixed costs, leasing revenues in excess of the break-even amount produce large increases in profitability. Conversely, absent significant growth in leasing revenues, the EBITDA margin at a branch will remain relatively flat on a period-by-period comparative basis.

Accounting and Operating Overview

Our leasing revenues include all rent and ancillary revenues we receive for our portable storage, combination storage/office and mobile office units. Our sales revenues include sales of these units to customers. Our other revenues consist principally of charges for the delivery of the units we sell. Our principal operating expenses are (1) cost of sales; (2) leasing, selling and general expenses; and (3) depreciation and amortization, primarily depreciation of the portable storage units and portable offices in our lease fleet. Cost of sales is the cost of the units that we sold during the reported period and includes both our cost to buy, transport, refurbish and modify used ocean-going containers and our cost to manufacture portable storage units and other structures. Leasing, selling and general expenses include among other expenses, advertising and other marketing expenses, real property lease expenses, commissions, repair and maintenance costs of our lease fleet and transportation equipment and corporate expenses for both our leasing and sales activities. Annual repair and maintenance expenses on our leased units over the last three fiscal years have averaged approximately 4.3% of lease revenues and are included in leasing, selling and general expenses. We expense our normal repair and maintenance costs as incurred (including the cost of periodically repainting units).

Our principal asset is our lease fleet, which has historically maintained value close to its original cost. The steel units in our lease fleet (other than van trailers) are depreciated on the straight-line method over our units’ estimated useful life of 25 years after the date the unit is placed in service, with an estimated residual value of 62.5%. The depreciation policy is supported by our historical lease fleet data which shows that we have been able to obtain comparable rental rates and sales prices irrespective of the age of our container lease fleet. Our wood mobile office units are depreciated over 20 years to 50% of original cost. Van trailers, which constitute a small part of our fleet, are depreciated over seven years to a 20% residual value.

The table below summarizes those transactions that increased the net value of our lease fleet from $802.9 million at December 31, 2007, to $815.6 million at March 31, 2008:

	Dollars	Units
	(In thousands)

Lease fleet at December 31, 2007, net	$802,923	160,116
Purchases:
Container purchases	3,516	735
Manufactured units:
Steel storage containers, combination office units and steel security offices	8,481	613
Wood mobile offices	4,545	151
Refurbishment and customization(3):
Refurbishment or customization of units purchased or acquired in the current year	595	187	(1)
Refurbishment or customization of 1,121 units purchased in a prior year	2,784	240	(2)
Refurbishment or customization of 178 units obtained through acquisition in a prior year	444	53	(3)
Other	(1,307)	(175)
Cost of sales from lease fleet	(2,925)	(1,003)
Depreciation	(3,457)	—

Lease fleet at March 31, 2008, net	$815,599	160,917

(1)	These units represent the net additional units that were the result of splitting steel containers into one or more shorter units, such as splitting a 40-foot container into two 20-foot units, or one 25-foot unit and one 15-foot unit.

(2)	Includes units moved from finished goods to lease fleet.

(3)	Does not include any routine maintenance.

The table below outlines the composition of our lease fleet at March 31, 2008:

		Number of
	Lease Fleet	Units
	(In thousands)

Steel storage containers	$463,163	131,467
Offices	415,577	27,695
Van trailers	1,885	1,755
Other	1,102

	881,727
Accumulated depreciation	(66,128)

	$815,599	160,917

Our most recent fair market value and orderly liquidation value appraisals were conducted in December 2007. At March 31, 2008, based on these appraisal values, the fair market value of our lease fleet was approximately 113.7% of our lease fleet net book value, and the orderly liquidation value appraisal, on which our borrowings under our revolving credit facility are based, was approximately $665.0 million, which equates to 81.5% of the lease fleet net book value. These are an independent third-party appraiser’s estimation of value under two sets of assumptions, and there is no certainty that such values could in fact be achieved if any assumption were to prove incorrect at the time of an actual sale or liquidation.

Our expansion program and other factors can affect our overall lease fleet asset utilization rate. During the last five fiscal years, our annual utilization levels averaged 80.8%, and ranged from a low of 78.7% in 2003 to a high of 82.9% in 2005. Our utilization is somewhat seasonal, with the low realized in the first quarter and the high realized in the fourth quarter.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2008, Compared to
Three Months Ended March 31, 2007

Total revenues for the quarter ended March 31, 2008, increased by $5.5 million, or 7.6%, to $78.5 million from $73.0 million for the same period in 2007. Leasing revenues for the quarter increased by $4.0 million, or 6.0%, to $70.0 million from $66.0 million for the same period in 2007. This increase resulted from a 3.5% increase in the average rental yield per unit, a 2.2% increase in the average number of units on lease and a 0.3% increase due to exchange rates as compared to the 2007 first quarter. The increase in yield resulted from an increase in average rental rates in North America over the last year. An increase in the mix of premium units having higher rental rates being added to our fleet was offset by an increase in the portion of our business conducted in Europe, where units are smaller and rates are lower. Our sales of portable storage and office units for the three months ended March 31, 2008, increased by 21.7% to $8.1 million from $6.7 million during the same period in 2007, with the increase primarily related to sales at our locations in the United States where more customized units were sold during the quarter. As a percentage of total revenues, leasing revenues for the quarter ended March 31, 2008, represented 89.2% as compared to 90.5% for the same period in 2007. Our leasing business continues to be our primary focus and leasing revenues have been the predominant part of our revenue mix for several years. We expect slower growth in sales revenues versus lease revenues as we continue to transform our acquired European branches to our leasing business model.

Cost of sales are the costs related to our sales revenues only. Cost of sales for the quarter ended March 31, 2008, increased to 69.6% of sales revenues from 67.0% of sales revenues in the same period in 2007. This increase was partially due to the sale of custom units and units sold from prior acquisitions at lower than typical margins. For both periods, our gross margin remained relatively high at 30.4% and 33.0% for the 2008 and 2007 quarters, respectively.

Leasing, selling and general expenses increased $6.6 million, or 18.0%, to $43.4 million for the quarter ended March 31, 2008, from $36.8 million for the same period in 2007. Leasing, selling and general expenses, as a percentage of total revenues, increased to 55.3% for the quarter ended March 31, 2008, from 50.4% for the same period in 2007. As the markets we entered in the past few years continue to mature and as their revenues increase to cover our fixed expenses at those locations, those markets will begin to contribute to higher margins on incremental lease revenues. Each additional unit on lease in excess of the break-even level contributes significantly to profitability. The major increases in leasing, selling and general expenses for the quarter ended March 31, 2008, were primarily fixed costs for payroll and related expenses to support our leasing activities, delivery and freight costs, including fuel. Between the first and third quarters of 2007, we increased staffing levels at our European branches, increased advertising, secured additional transportation equipment and completed the move to our own rental locations. These expense increases are in part responsible for the increase in leasing, selling and general expenses during the three months ended March 31, 2008 as compared with the prior year period. In addition, results for the three months ended March 31, 2007 had benefited from lower professional fees and bad debt expenses. These expenses increased by $1.0 million during the three months ended March 31, 2008. In addition, during the three months ended March 31, 2008, we incurred $0.7 million of additional expenses related to picking up containers due to higher fuel costs.

EBITDA decreased by $2.2 million, or 7.2%, to $29.5 million for the quarter ended March 31, 2008, compared to $31.7 million for the same period in 2007.

Depreciation and amortization expenses increased $0.8 million, or 15.9%, to $5.7 million in the quarter ended March 31, 2008, from $4.9 million during the same period in 2007. The increase is primarily due to the growth in lease fleet and related delivery equipment over the last year in order to meet increased demand and market expansion. Since March 31, 2007, our lease fleet cost basis for depreciation increased by approximately $107.1 million.

Interest expense increased $0.1 million, or 3.2%, to $6.1 million for the quarter ended March 31, 2008 as compared to $6.0 million for the same period in 2007. Our average debt outstanding for the three months ended March 31, 2008, compared to the same period in 2007, increased by 23.0%. Our average borrowing rate decreased during the first quarter of 2008 from the prior year level in part because of the lower LIBOR rates in effect during the 2008 period and in part due to the redemption of certain higher interest rate fixed debt and issuance of our 6.875% notes in May 2007. The weighted average interest rate on our debt for the three months ended March 31, 2008 was 6.1% compared to 7.3% for the three months ended March 31, 2007, excluding amortization of debt issuance costs. Taking into account the amortization of debt issuance costs, the weighted average interest rate was 6.4% in the 2008 quarter and 7.6% in the 2007 quarter.

Provision for income taxes was based on our annual effective tax rate of approximately 39.6% in the quarter ended March 31, 2008, as compared to 39.2% during the same period in 2007. Our consolidated tax provision includes the expected tax rates for our operations in the United States, Canada, United Kingdom and The Netherlands.

Net income for the three months ended March 31, 2008, was $10.7 million compared to net income of $12.7 million for the same period in 2007. Our 2008 first quarter net income results were primarily achieved through our 7.6% increase in revenues and the operating leverage associated with this growth, offset with increases in fixed costs and other variable cost increases associated with leasing.

LIQUIDITY AND CAPITAL RESOURCES

Over the past several years, we have financed an increasing portion of our capital needs, most of which are discretionary and are used principally to acquire additional units for the lease fleet, through working capital and funds generated from operations. Leasing is a capital-intensive business that requires us to acquire assets before they generate revenues, cash flow and earnings. The assets which we lease have very long useful lives and require relatively little recurrent maintenance expenditures. Most of the capital we deploy into our leasing business has been used to expand our operations geographically, to increase the number of units available for lease at our leasing locations, and to add to the mix of products we offer. During recent years, our operations have generated annual cash flow that exceeds our pre-tax earnings, particularly due to the deferral of income taxes caused by accelerated depreciation that is used for tax accounting.

During the past three years, our capital expenditures and acquisitions have been funded by our operating cash flow, a public offering of shares of our common stock in March 2006, our May 2007 offering of Senior Notes and through borrowings under our revolving credit facility. Our operating cash flow is, in general, weakest during the first quarter of each fiscal year, when customers who leased containers for holiday storage return the units. In addition to cash flow generated by operations, our principal current source of liquidity is our revolving credit facility.

During the three months ended March 31, 2008, we cut back significantly on our capital expenditures and were able to fund the growth of our lease fleet and fixed assets with cash provided by operating activities. As of May 5, 2008, borrowings outstanding under our credit facility were approximately $237.3 million, as compared to $237.4 million at March 31, 2008 and $237.9 million at December 31, 2007.

Operating Activities.  Our operations provided net cash flow of $20.9 million for the three months ended March 31, 2008, compared to $20.7 million during the same period in 2007. The $0.2 million increase in cash generated by operations in 2008 includes a $2.0 million decrease in net income and a corresponding $1.1 million decrease of deferred income taxes. In both years, cash generated by operations benefited from a decrease in receivables. In 2008, net cash provided by operating activities was negatively impacted by an increase in other assets and intangibles of $4.3 million, primarily for costs related to our pending merger, and a decrease in accounts payable of $3.4 million, which were partially offset with an increase in accrued liabilities of $2.9 million. In 2007, net cash provided by operating activities was negatively impacted by an increase in inventory levels of $4.0 million and a decrease in accrued liabilities of $2.2 million

Investing Activities.  Net cash used in investing activities was $16.5 million for the three months ended March 31, 2008, compared to $34.5 million for the same period in 2007. Capital expenditures for acquisition of businesses were $2.4 million for the three months ended March 31, 2007. Capital expenditures for our lease fleet, net of proceeds from sale of lease fleet units, were $14.8 million for the three months ended March 31, 2008, compared to $23.8 million for the same period in 2007. The capital expenditures for our lease fleet are primarily due to demand for certain of our products, requiring us to purchase and refurbish more containers and offices with the growth of our business. During the past several years, we have increased the customization of our fleet, enabling us to differentiate our product from our competitors’ product. Capital expenditures for property, plant and equipment, net of proceeds from sales of property, plant and equipment, were $1.7 million for the three months ended March 31, 2008 compared to the $8.3 million for the same period in 2007. The majority of the 2007 expenditures were for additions of delivery equipment, primarily trucks, trailers and forklifts, at our acquired locations, primarily our European branches. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. We have no contracts or other arrangements pursuant to which we are required to purchase a fixed or minimum amount of goods or services in connection with any portion of our business.

Financing Activities.  Net cash used in financing activities was $0.3 million during the three months ended March 31, 2008, as compared to $14.9 million of net cash provided by financing activities for the same period in 2007. In 2008, we reduced our revolving line of credit by $0.4 million along with other debt and received $0.5 million from exercises of employee stock options. During the three months ended March 31, 2007, we increased borrowings under our revolving credit facility by $15.2 million which were used, together with cash flow generated from operations, to fund expansion of the lease fleet and purchase of delivery equipment.

The interest rate under our $425.0 million revolving credit facility is based on our ratio of funded debt to earnings before interest expenses, taxes, depreciation and amortization, debt restructuring and extinguishment expenses, as defined, and any extraordinary gains or non-cash extraordinary losses. The borrowing rate under the credit facility at December 31, 2007 was LIBOR plus 1.25% per annum or the prime rate less 0.25% per annum, whichever we elect. The interest rate spread from LIBOR and prime rate can change based on our debt ratio measured at the end of each quarter, as defined in our credit agreement. The interest rate spread, based on our March 31, 2008 quarterly results remained unchanged.

We have interest rate swap agreements under which we effectively fixed the interest rate payable on $75.0 million of borrowings under our credit facility so that the rate is based upon a spread from a fixed rate, rather than a spread from the LIBOR rate. We account for the swap agreements in accordance with SFAS No. 133 which resulted in a charge to comprehensive income for the three months ended March 31, 2008, of $1.5 million, net of applicable income tax benefit of $0.9 million.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Our contractual obligations primarily consist of our outstanding balance under our revolving credit facility and our unsecured Senior Notes, together with other unsecured notes payable obligations. We also have operating lease commitments for: 1) real estate properties for the majority of our branches, 2) delivery, transportation and yard equipment, typically under a five-year lease with purchase options at the end of the lease term at a stated or fair market value price; and 3) other equipment, primarily office machines.

In connection with the issuance of our insurance policies, we have provided our various insurance carriers approximately $3.3 million in letters of credit and an agreement under which we are contingently responsible for $2.9 million to provide credit support for our payment of the deductibles and/or loss limitation reimbursements under the insurance policies.

We currently do not have any obligations under purchase agreements or commitments. Historically, we enter into capitalized lease obligations from time to time to purchase delivery, transportation and yard equipment. Currently, we have small capital lease commitments related to office equipment.

OFF-BALANCE SHEET TRANSACTIONS

We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SEASONALITY

Demand from some of our customers is somewhat seasonal. Demand for leases of our portable storage units by large retailers is stronger from September through December because these retailers need to store more inventories for the holiday season. Our retail customers usually return these leased units to us early in the following year. This causes lower utilization rates for our lease fleet and a marginal decrease in cash flow during the first quarter of the year. Over the last few years, we have reduced the percentage of our units we reserve for this seasonal business from the levels we allocated in earlier years, decreasing our seasonality.

EFFECTS OF INFLATION

Our results of operations for the periods discussed in this report have not been significantly affected by inflation.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS

The following discussion addresses our most critical accounting policies, some of which require significant judgment.

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. These estimates and assumptions are based upon our evaluation of historical results and anticipated future events, and these estimates may change as additional information becomes available. The Securities and Exchange Commission defines critical accounting policies as those that are, in management’s view, most important to our financial condition and results of operations and those that require significant judgments and estimates. Management believes our most critical accounting policies relate to:

Revenue Recognition.  Lease and leasing ancillary revenues and related expenses generated under portable storage units and office units are recognized on a straight-line basis. Revenues and expenses from portable storage unit delivery and hauling are recognized when these services are earned, in accordance with SAB No. 104. We recognize revenues from sales of containers and mobile office units upon delivery when the risk of loss passes, the price is fixed and determinable and collectibility is reasonably assured. We sell our products pursuant to sales contracts stating the fixed sales price with our customers.

Share-Based Compensation.  SFAS 123(R) requires companies to recognize the fair-value of stock-based compensation transactions in the statement of income. The fair value of our stock-based awards is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes valuation calculation requires us to estimate key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. Expected stock price volatility is based on the historical volatility of our stock. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from an analysis of historical exercises and remaining contractual life of stock options, and represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield. If our actual experience differs significantly from the assumptions used to compute our stock-based compensation cost, or if different assumptions had been used, we may have recorded too much or too little stock-based compensation cost. For stock options and nonvested share awards subject solely to service conditions, we recognize expense using the straight-line attribution method. For nonvested share awards subject to service and performance conditions, we are required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, we will recognize the expense using accelerated attribution method. For performance based awards granted in 2006 and 2007, the accelerated attribution model was used to determine the expense of these awards. In addition, for both stock options and nonvested share awards, we are required to estimate the expected forfeiture rate of our stock grants and only recognize the expense for those shares expected to vest. If the actual forfeiture rate is materially different from our estimate, our stock-based compensation expense could be materially different. We had approximately $4.1 million of total unrecognized compensation costs related to stock options at March 31, 2008 that are expected to be recognized over a weight-average period of 1.7 years. See Note E to the Condensed Consolidated Financial Statements for a further discussion on stock-based compensation.

Allowance for Doubtful Accounts.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We establish and maintain reserves against estimated losses based upon historical loss experience and evaluation of past-due accounts agings. Management reviews the level of allowances for doubtful accounts on a regular basis and adjusts the level of the allowances as needed.

If we were to increase the factors used for our reserve estimates by 25%, it would have the following approximate effect on our net income and diluted earnings per share as follows:

	Three Months Ended
	March 31,
	2007	2008
	(In thousands)

As Reported:
Net income	$12,697	$10,658
Diluted earnings per share	$0.35	$0.31
As adjusted for change in estimates:
Net income	$12,599	$10,572
Diluted earnings per share	$0.34	$0.31

If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of Goodwill.  We assess the impairment of goodwill and other identifiable intangibles on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors we consider important which could trigger an impairment review include the following:

•	Significant under-performance relative to historical, expected or projected future operating results;

•	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	Our market capitalization relative to net book value; and

•	Significant negative industry or general economic trends.

Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, we operate on one reportable segment, which is comprised of three reporting units. We perform an annual impairment test on goodwill using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. In addition, we will perform impairment tests during any reporting period in which events or changes in circumstances indicate that an impairment may have incurred. We performed the required impairment tests for goodwill as of December 31, 2007 and determined that goodwill is not impaired and it is not necessary to record any impairment losses related to goodwill. We will continue to perform this test in the future as required by SFAS No. 142.

Impairment Long-Lived Assets.  We review property, plant and equipment and intangibles with finite lives (those assets resulting from acquisitions) for impairment when events or circumstances indicate these assets might be impaired. We test impairment using historical cash flows and other relevant facts and circumstances as the primary basis for its estimates of future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, whether due to new information or other factors, we may be required to record impairment charges for these assets.

Depreciation Policy.  Our depreciation policy for our lease fleet uses the straight-line method over our units’ estimated useful life, after the date that we put the unit in service. Our steel units are depreciated over 25 years with an estimated residual value of 62.5%. Wood offices units are depreciated over 20 years with an estimated residual value of 50%. Van trailers, which are a small part of our fleet, are depreciated over seven years to a 20% residual value. Van trailers are only added to the fleet as a result of acquisitions of portable storage businesses.

We periodically review our depreciation policy against various factors, including the results of our lenders’ independent appraisal of our lease fleet, practices of the larger competitors in our industry, profit margins we are achieving on sales of depreciated units and lease rates we obtain on older units. If we were to change our depreciation policy on our steel units from 62.5% residual value and a 25-year life to a lower or higher residual and a shorter or longer useful life, such change could have a positive, negative or neutral effect on our earnings, with the actual effect being determined by the change. For example, a change in our estimates used in our residual values and useful life would have the following approximate effect on our net income and diluted earnings per share as reflected in the table below.

		Useful	Three Months Ended
	Salvage	Life In	March 31,
	Value	Years	2007	2008
			(In thousands except per share data)

As Reported:	62.5%	25
Net income			$12,697	$10,658
Diluted earnings per share			$0.35	$0.31
As adjusted for change in estimates:	70%	20
Net income			$12,697	$10,658
Diluted earnings per share			$0.35	$0.31
As adjusted for change in estimates:	50%	20
Net income			$11,814	$9,664
Diluted earnings per share			$0.32	$0.28
As adjusted for change in estimates:	40%	40
Net income			$12,697	$10,658
Diluted earnings per share			$0.35	$0.31
As adjusted for change in estimates:	30%	25
Net income			$11,549	$9,366
Diluted earnings per share			$0.32	$0.27
As adjusted for change in estimates:	25%	25
Net income			$11,372	$9,167
Diluted earnings per share			$0.31	$0.27

Insurance Reserves.  Our worker’s compensation, auto and general liability insurance are purchased under large deductible programs. Our current per incident deductibles are: worker’s compensation $250,000, auto $250,000 and general liability $100,000. We provide for the estimated expense relating to the deductible portion of the individual claims. However, we generally do not know the full amount of our exposure to a deductible in connection with any particular claim during the fiscal period in which the claim is incurred and for which we must make an accrual for the deductible expense. We make these accruals based on a combination of the claims development experience of our staff and our insurance companies, and, at year end, the accrual is reviewed and adjusted, in part, based on an independent actuarial review of historical loss data and using certain actuarial assumptions followed in the insurance industry. A high degree of judgment is required in developing these estimates of amounts to be accrued, as well as in connection with the underlying assumptions. In addition, our assumptions will change as our loss experience is developed. All of these factors have the potential for significantly impacting the amounts we have previously reserved in respect of anticipated deductible expenses, and we may be required in the future to increase or decrease amounts previously accrued.

Our health benefit programs are considered to be self insured products, however, we buy excess insurance coverage that limits our medical liability exposure. Additionally, our medical program includes a total aggregate claim exposure and we are currently accruing and reserving to the total projected losses.

Contingencies.  We are a party to various claims and litigations in the normal course of business. We do not anticipate that the resolution of such matters, known at this time, will have a material adverse effect on our business or consolidate financial position.

Deferred Taxes.  In preparing our consolidated financial statements, we recognize income taxes in each of the jurisdictions in which we operate. For each jurisdiction, we estimate the actual amount of taxes currently payable or receivable as well as deferred tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred tax assets, we will increase our valuation allowance with a charge to income tax expense or offset goodwill if the deferred tax asset was acquired in a business combination. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced with a credit to income tax expense except if the valuation allowance was created in conjunction with a tax asset in a business combination. We adopted FASB Interpretation 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.

There have been no other significant changes in our critical accounting policies, estimates and judgments during the three month period ended March 31, 2008.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We adopted SFAS No. 157 on January 1, 2008, with no effect on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). Under SFAS No. 159, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, applicable to hedge accounting are not met. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008 and did not elect the fair value option on financial assets and liabilities transacted in the three months ended March 31, 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141R) which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS No. 141R also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. We will apply SFAB No. 141R prospectively to business combinations with an acquisition date on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin ARB No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 becomes effective beginning January 1, 2009. Presently, there are no non-controlling interests in any of the Company’s consolidated subsidiaries, therefore, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial condition.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts and details of credit-risk-related contingent features in hedged positions. The statement also requires enhanced disclosures regarding how and why entities use derivative instruments, how derivative instruments and related hedged items are accounted and how derivative instruments and related hedged items affect entities’ financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We do not expect the adoption of SAFS No. 161 will have a material effect on our results of operations or financial position.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This section as well as other sections of this report contains forward-looking information about our financial results and estimates and our business prospects that involve substantial risks and uncertainties. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements are expressions of our current expectations or forecasts of future events. You can identify these statements buy the fact that they do not relate strictly to historic or current facts. They include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, “will”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, synergies and other expected results relating to our pending merger with Mobile Storage Group, future performance or results, expenses, the outcome of contingencies, such as legal proceedings and financial results. Among the factors that could cause actual results to differ materially are the following:

•	economic slowdown that affects any significant portion of our customer base, including economic slowdown in areas of limited geographic scope if markets in which we have significant operations are impacted by such slowdown

•	our ability to timely and efficiently integrate the new branches and employees that we will acquire as a result of our pending merger and business combination with Mobile Storage Group

•	our ability to manage our planned growth, both internally and at new branches

•	our European expansion may divert our resources from other aspects of our business

•	our ability to obtain additional debt or equity financing on acceptable terms

•	changes in the supply and price of used ocean-going containers

•	changes in the supply and cost of the raw materials we use in manufacturing storage units, including steel

•	competitive developments affecting our industry, including pricing pressures in newer markets

•	the timing and number of new branches that we open or acquire

•	our ability to protect our patents and other intellectual property

•	interest rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas

•	increases in costs and expenses, including cost of raw materials and employment costs

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. Our Form 10-K filing for the fiscal year ended December 31, 2007, listed various important factors that could cause actual results to differ materially from expected and historic results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. Readers can find them in Item 1A of that filing under the heading “Risk Factors”. You may obtain a copy of our Form 10-K by requesting it from the Company’s Investor Relations Department at (480) 894-6311 or by mail to Mobile Mini, Inc., 7420 S. Kyrene Rd., Suite 101, Tempe, Arizona 85283. Our filings with the SEC, including the Form 10-K, may be accessed through Mobile Mini’s website at www.mobilemini.com, and at the SEC’s website at http:/www.sec.gov. Material on our website is not incorporated in this report, except by express incorporation by reference herein.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Swap Agreement.  We seek to reduce earnings and cash flow volatility associated with changes in interest rates through a financial arrangement intended to provide a hedge against a portion of the risks associated with such volatility. We continue to have exposure to such risks to the extent they are not hedged.

Interest rate swap agreements are the only instruments we use to manage interest rate fluctuations affecting our variable rate debt. At March 31, 2008, we had interest rate swap agreements under which we pay a fixed rate and receive a variable interest rate on $75.0 million of debt. For the three months ended March 31, 2008, in accordance with SFAS No. 133, comprehensive income included a $1.5 million charge, net of applicable income tax benefit of $0.9 million, related to the fair value of our interest rate swap agreements.

Impact of Foreign Currency Rate Changes.  We currently have branch operations outside the United States and we bill those customers primarily in their local currency which is subject to foreign currency rate changes. Our operations in Canada are billed in the Canadian Dollar, operations in the United Kingdom are billed in Pound Sterling and operations in The Netherlands are billed in the Euro. We are exposed to foreign exchange rate fluctuations as the financial results of our non-United States operations are translated into U.S. Dollars. The impact of foreign currency rate changes has historically been insignificant with our Canadian operations, but we have more exposure to volatility with our European operations. In order to help minimize our exchange rate gain and loss volatility, we finance our European entities through our revolving line of credit which allows us to also borrow those funds in Pound Sterling denominated debt.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures, subject to the limitations as noted below, were effective during the period and as of the end of the period covered by this report.

Because of inherent limitations, our disclosure controls and procedures may not prevent or detect misstatements. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the controls system are met. Because of the inherent limitations in all controls systems, no evaluation of controls can provide absolute assurance that all controls issues and instances of fraud, if any, have been detected.

Changes in Internal Controls.

There were no changes in our internal controls over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 6.	EXHIBITS

Exhibits (filed herewith):

Number	Description

31.1	Certification of Chief Executive Officer pursuant to Item 601(b)(31) of Regulation S-K. (Filed herewith).
31.2	Certification of Chief Financial Officer pursuant to Item 601(b)(31) of Regulation S-K. (Filed herewith).
32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to item 601(b)(32) of Regulation S-K. (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILE MINI, INC.

/s/ Lawrence Trachtenberg
Lawrence Trachtenberg
Chief Financial Officer &
Executive Vice President

Date: May 9, 2008

SPECIAL MEETING OF STOCKHOLDERS JUNE 26, 2008 proxy PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2008 The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at a special meeting of stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 26, 2008, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on May 19, 2008. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK #C#C#C EASY #C#C#C IMMEDIATE Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 25, 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — www.eproxy.com/mini — QUICK #C#C#C EASY #C#C#C IMMEDIATE Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 25, 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Mobile Mini, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card Please Mark Your Votes In The Following Manner, Using Dark Ink Only: 6 Please detach here The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, 4, 5 and 6. 1. Approval of the Merger Agreement and the Merger For Against Abstain 2. Approval of Amendment to Mobile Mini’s Certificate of Incorporation to Authorize Additional For Against Abstain Shares of Preferred Stock 3. Approval of Amendment to Mobile Mini’s Certificate of Incorporation to Authorize Designation of For Against Abstain Series A Convertible Redeemable Participating Preferred Stock 4. Approval of Issuance of Series A Convertible Redeemable Participating Preferred Stock For Against Abstain 5. Approval of Adjournments or Postponements of the Special Meeting For Against Abstain 6. Approval of Amendment to Mobile Mini’s Certificate of Incorporation to Authorize the Board of For Against Abstain Directors of Mobile Mini to Determine Terms of Preferred Stock At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, 3, 4, 5 AND 6. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.